As filed with the Securities and Exchange Commission on January 7, 2022.
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NORTH MOUNTAIN MERGER CORP.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	6770	85-1960216
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
767 Fifth Avenue, 9th Floor
New York, NY 10153
Telephone: (646) 446-2700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Charles B. Bernicker
Chief Executive Officer
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, NY 10153
Telephone: (646) 446-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey D. Marell Raphael M. Russo Michael Vogel Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Tamar Donikyan Abigail Raish Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Telephone: (212) 446-4800
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Class A common stock, par value $0.0001 per share	94,307,448(2)	$6.60(3)	$502,429,157(3)	$46,576
(1)
Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“North Mountain Class A Common Stock”), of the registrant (“North Mountain”) to be issued in connection with the business combination described herein (the “Business Combination”). This number is based on the sum of (a) the 89,307,448 shares of North Mountain Class A Common Stock issuable on the consummation of the Business Combination and (b) up to 5,000,000 shares of North Mountain Class A Common Stock that may be issued after such date pursuant to the earnout provisions of the Merger Agreement described herein.

(3)
Corcentric is a private company and no market exists for its securities. In accordance with Rule 457(f)(2) and (3), the registration fee payable is calculated on the basis of the book value of the Corcentric equity securities of $6.60 as of September 30, 2021, less $120,000,000 cash payable in connection with the Transaction. Accordingly, the Proposed Maximum Aggregate Offering Price with respect to the shares acquired by North Mountain in exchange for the Class A Common Stock that is the basis of the registration fee calculation is $502,429,157.

(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) .0000927.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 7, 2022
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, NY 10153
Dear North Mountain Merger Corp. Stockholders:
On December 9, 2021, North Mountain Merger Corp., a Delaware corporation (“North Mountain”), North Mountain Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of North Mountain (“Merger Sub I”), North Mountain Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of North Mountain (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Corcentric, Inc., a Delaware corporation (“Corcentric”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into Corcentric (the “Initial Merger”), with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain (the “Initial Surviving Company”) and immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of North Mountain. We refer to the Mergers and the other transactions described in the Merger Agreement collectively hereafter as the “Business Combination”.
Each share of Corcentric common stock, par value $0.001 per share (the “Corcentric Common Stock”) that is issued and outstanding immediately prior to the effective time of the Initial Merger (other than shares owned by Corcentric as treasury stock, dissenting shares and shares of Corcentric restricted stock) will be converted into the right to receive (i) the Per Share Stock Consideration (as defined below in “Frequently Used Terms”), (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of shares of North Mountain Class A Common Stock, par value $0.0001 per share (“North Mountain Class A Common Stock”), following the closing of the Business Combination (the “Closing”) (such shares, the “Earnout Shares”) in accordance with the terms of the Merger Agreement.
Each share of Corcentric Series A preferred stock, par value $0.001 per share (the “Corcentric Preferred Stock”) that is issued and outstanding immediately prior to the effective time of the Initial Merger (other than shares owned by Corcentric as treasury stock, dissenting shares and the Cash Consideration Shares (as defined below)) will be converted into the right to receive (i) a number of newly issued shares of North Mountain Class A Common Stock equal to the product of (A) the Per Share Stock Consideration, multiplied by (B) the number of shares of Corcentric Common Stock that such share of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of Corcentric’s certificate of incorporation immediately prior to the effective time of the Initial Merger, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement.
Each share of Corcentric Preferred Stock expressly identified as receiving merger consideration in the form of cash pursuant to the terms of the Merger Agreement (each such share of Corcentric Preferred Stock, a “Cash Consideration Share”) will be converted into the right to receive an amount of cash, without interest, equal to the product of (i) the Per Share Merger Consideration Value (as defined below in “Frequently Used Terms”), multiplied by (ii) the number of shares of Corcentric Common Stock that such share of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of Corcentric’s certificate of incorporation immediately prior to the effective time of the Initial Merger with the aggregate amount of cash payable in respect of the Cash Consideration Shares not to exceed $120,000,000 (the “Total Cash Consideration Amount”).
See the section entitled “Proposal No. 2—The Business Combination Proposal” on page 86 of the attached proxy statement/prospectus for further information on the consideration payable to stockholders of Corcentric.
In connection with the execution of the Merger Agreement, North Mountain entered into separate subscription agreements (the “Subscription Agreements”) with several investors (the “PIPE Investors”), pursuant to which (i) the PIPE Investors have agreed to purchase, and North Mountain has agreed to sell to the PIPE Investors, an aggregate of 5,000,000 shares of North Mountain Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $50,000,000 and (ii) North Mountain has agreed to transfer to the PIPE Investors one-half of one warrant for each share of North Mountain Class A Common Stock purchased (the “PIPE Financing”).
North Mountain, North Mountain LLC (our “Sponsor”) and Corcentric have agreed pursuant to the terms of the Share Vesting and Warrant Surrender Agreement (as defined below in “Frequently Used Terms”) that, in connection with and effective immediately prior to the consummation of the Business Combination, (i) our Sponsor will surrender to North Mountain 4,145,000 private placement warrants to purchase shares of North Mountain Class A Common Stock sold in a private placement to our Sponsor that occurred simultaneously with the completion of the IPO (the “Private Placement Warrants”), a portion of which will be transferred and delivered to the PIPE Investors in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date of the Share Vesting and Warrant Surrender Agreement) and the remainder of which will be cancelled by North Mountain upon the Closing, in exchange for 1,400,000 newly issued shares of North Mountain Class A Common Stock (the “Warrant Shares”) and (ii) at the Closing, all shares of North Mountain Class B common stock, par value $0.0001 per share (“North Mountain Class B Common Stock”) held by the Sponsor (or shares of North Mountain Class A Common Stock issued or issuable upon conversion thereof) and all Warrant Shares will become unvested. An aggregate of 2,603,126 of the shares of North Mountain Class B Common Stock and Warrant Shares will vest immediately following the Closing. The remaining shares of North Mountain Class B Common Stock and Warrant Shares will vest in two equal tranches of 1,051,562 shares if the stock price level is greater than or equal to $12.50 per share (the “$12.50 Share Price Milestone”) or $15.00 per share (the “$15.00 Share Price Milestone”), in each case for 20 trading days within any consecutive 30-trading day period within five years of the Closing, subject to equitable adjustment to reflect any subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction with respect to the North Mountain Common Stock. In addition, the shares subject to the $12.50 Share Price Milestone or the $15.00 Share Price Milestone will accelerate vesting upon certain acceleration events, including a change of control of New Corcentric (as defined below in “Frequently Used Terms”). Any shares subject to vesting pursuant to the Share Vesting and Warrant Surrender Agreement will be surrendered to the extent such shares remain unvested following the five year anniversary of the Closing.
North Mountain units, North Mountain Class A Common Stock and public warrants are currently listed on the Nasdaq Capital Market, under the symbols “NMMCU,” “NMMC,” and “NMMCW,” respectively. North Mountain has applied to continue the listing of North Mountain Class A Common Stock and public warrants on the Nasdaq Capital Market under the symbols “  ” and “  ,” respectively, upon the Closing. At the Closing, each unit will separate into its components consisting of one share of North Mountain Class A Common Stock and one half of one redeemable warrant and, as a result, will no longer trade as a separate security. Following the Closing, North Mountain intends to change its name to “Corcentric, Inc.”
North Mountain cordially invites you to attend a special meeting of stockholders (the “special meeting”) to consider matters related to the proposed Business Combination. North Mountain and Corcentric cannot complete the Business Combination unless North Mountain’s stockholders consent to the approval of the Merger Agreement, the Business Combination and the transactions contemplated thereby, including the issuance of North Mountain Class A Common Stock to be issued as the merger consideration. North Mountain is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus in order to obtain stockholder approvals of the proposals necessary to complete the Business Combination, and these proposals are described in this proxy statement/prospectus.
The special meeting will be held on       , 2022, at 10 a.m., Eastern time, via a virtual meeting. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of North Mountain’s stockholders and partners, the special meeting will be completely virtual. You may attend the special meeting and vote your shares electronically during the special meeting via live webcast by visiting    . You will need the 16-digit meeting control number that is printed on your proxy card to enter the special meeting. North Mountain recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.
As described in this proxy statement/prospectus, certain stockholders of Corcentric are parties to a support agreement with North Mountain whereby such stockholders agreed to vote all of their shares of Corcentric Common Stock and/or Corcentric Preferred Stock, as applicable, in favor of approving the Business Combination.
The Corcentric board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that Corcentric stockholders consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.
After careful consideration, the North Mountain Board has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus, and the North Mountain Board has determined that it is advisable to consummate the Business Combination. The North Mountain Board recommends that you vote “FOR” the proposals described in this proxy statement/prospectus (including each of the sub-proposals).
North Mountain is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.
More information about North Mountain, Corcentric and the Business Combination is contained in this proxy statement/prospectus. North Mountain and Corcentric urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 39 of this proxy statement/prospectus.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE NORTH MOUNTAIN REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO NORTH MOUNTAIN’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
, 2022	Sincerely,

Charles B. Bernicker
Chief Executive Officer and Chairman of the Board of Directors
This proxy statement/prospectus is dated    , 2022 and is first being mailed to the stockholders of North Mountain on or about    , 2022.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, NY 10153
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON    , 2022
To the Stockholders of North Mountain Merger Corp.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of North Mountain Merger Corp., a Delaware corporation (“North Mountain,” “we,” “our” or “us”), will be held on      , 2022, at 10:00 a.m., Eastern time, via live webcast at the following address      . You will need the 16-digit meeting control number that is printed on your proxy card to enter the special meeting. North Mountain recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person. You are cordially invited to attend the special meeting for the following purposes:
•
Proposal No. 1 – The “Pre-Mergers Charter Amendment Proposal” – to consider and vote upon a proposal to adopt an amendment (the “Charter Amendment”) to North Mountain’s amended and restated certificate of incorporation currently in effect (the “Existing Charter”) to amend the authorized capital stock of North Mountain to    shares, consisting of (i)    shares of common stock, including    shares of North Mountain Class A Common Stock, par value $0.0001 per share (“North Mountain Class A Common Stock”) and 3,306,250 shares of North Mountain Class B Common Stock, par value $0.0001 per share (“North Mountain Class B Common Stock”), and (ii)    shares of preferred stock. The full text of the Charter Amendment is attached hereto as Annex B;

•
Proposal No. 2 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of December 9, 2021 (the “Merger Agreement”), by and among North Mountain, North Mountain Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of North Mountain (“Merger Sub I”), North Mountain Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of North Mountain (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Corcentric, Inc., a Delaware corporation (“Corcentric”) and the transactions contemplated thereby, pursuant to which Merger Sub I will merge with and into Corcentric (the “Initial Merger”), with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain (the “Initial Surviving Company”) and immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of North Mountain. We refer to the Mergers and the other transactions described in the Merger Agreement collectively hereafter as the “Business Combination” (the “Business Combination”);

•
Proposal No. 3 – The “Post-Mergers Charter Approval Proposal” – to consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex C;

•
Proposal No. 4 – The “Advisory Charter Proposals” – to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (Proposals No. 4.A through 4.E, referred to as the “Advisory Charter Proposals”):

•
Proposal No. 4.A: to reclassify the Company’s capital stock and to increase the total number of authorized shares and classes of stock to shares, consisting of (a)    shares of Common Stock, par value $0.0001 per share and (b)     shares of preferred stock, par value $0.0001 per share (we refer to this as “Advisory Charter Proposal A”);

•	Proposal No. 4.B: to provide with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then
i

outstanding) requires the affirmative vote of the holders of all the then-outstanding shares of capital stock of New Corcentric entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (we refer to this as “Advisory Charter Proposal B”);
•
Proposal No. 4.C: to provide that any amendment to New Corcentric’s bylaws will require the approval of either New Corcentric’s board of directors or the holders of at least two-thirds (2/3) of the voting power of the voting power of New Corcentric’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; provided, however, that if the New Corcentric Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of New Corcentric's capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Proposed Bylaws (we refer to this as “Advisory Charter Proposal C”);

•
Proposal No. 4.D: to provide that exclusive jurisdiction of the Delaware Court of Chancery shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, and to provide further that unless New Corcentric consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be adopted as the sole and exclusive forum for the resolution of claims arising under the Securities Act, or the rules and regulations promulgated thereunder (we refer to this as “Advisory Charter Proposal D”); and

•
Proposal No. 4.E: to provide certain additional changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “North Mountain Merger Corp.” to “Corcentric, Inc.” and removing certain provisions relating to North Mountain’s prior status as a blank check company and North Mountain Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect (we refer to this as “Advisory Charter Proposal E”);

•
Proposal No. 5 — The “Nasdaq Proposal” — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, (i) the issuance of shares of North Mountain Class A Common Stock (including the Earnout Shares) pursuant to the Merger Agreement, (ii) the issuance of Warrant Shares pursuant to the Share Vesting and Warrant Surrender Agreement and (iii) the issuance of PIPE Shares, the delivery of PIPE Warrants and the issuance of PIPE Warrant Shares issuable upon exercise of the PIPE Warrants to the PIPE Investors in the PIPE Financing; and

•
Proposal No. 6 — The “Adjournment Proposal” — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders.

Only holders of record of shares of North Mountain Class A Common Stock and North Mountain Class B Common Stock at the close of business on        , 2022 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Pursuant to our Existing Charter, we are providing the holders of shares of North Mountain Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination (the “Closing”), shares of North Mountain Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to North Mountain to pay its regulatory compliance costs and its taxes) from the IPO and a concurrent private placement of warrants to North Mountain LLC (our “Sponsor”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of       of approximately $     million, the estimated per share redemption price would have been approximately $     . Public Stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of North Mountain Class A Common Stock sold in the IPO. Holders of North Mountain’s outstanding warrants sold in the IPO, which are exercisable for shares of North Mountain Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of North Mountain Class A Common Stock they may hold. Shares of North Mountain Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20% of our outstanding issued and outstanding shares of North Mountain Common Stock, including all of the shares of North Mountain Class B Common Stock. Pursuant to that certain Letter Agreement, dated as of September 17, 2020 (the “Letter Agreement”), by and among North Mountain, our Sponsor and our officers and directors, our Sponsor and our officers and directors have agreed to vote any shares of North Mountain Class A Common Stock and North Mountain Class B Common Stock owned by them in favor of any proposed Business Combination (as such term is defined in the Letter Agreement) involving North Mountain.
We may not consummate the Business Combination unless the Pre-Mergers Charter Amendment Proposal, the Business Combination Proposal, the Post-Mergers Charter Approval Proposal and the Nasdaq Proposal are approved at the special meeting. Each of the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal).
The North Mountain Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Pre-Mergers Charter Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Post-Mergers Charter Approval Proposal, “FOR” each of the separate Advisory Charter Proposals, and “FOR” the Nasdaq Proposal.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at (877) 750-5836; banks and brokers can call collect at (212) 750-5833.
By Order of the Board of Directors,

, 2022
Charles B. Bernicker
Chief Executive Officer and Chairman of the Board of Directors

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by North Mountain (the “Registration Statement”), constitutes a prospectus of North Mountain under Section 5 of the Securities Act, with respect to the shares of North Mountain Class A Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting at which North Mountain stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.
North Mountain files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read North Mountain’s SEC filings, including this proxy statement/prospectus as well as the Annual Report on Form 10-K/A for the year ended December 31, 2020, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
Attention: Nicholas Dermatas, Chief Financial Officer and Secretary
E-mail: ndermatas@smmergercorp.com
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-5836
Banks and Brokers may call collect: (212) 750-5833
If you are a stockholder of North Mountain and would like to request documents, please do so by     to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

FREQUENTLY USED TERMS
In this document:
“Adjournment Proposal” means a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders.
“Aggregate Cash Consideration” means the aggregate Per Share Cash Consideration payable for all Cash Consideration Shares pursuant to the Merger Agreement.
“broker non-vote” means the failure of a North Mountain stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the Mergers and the other transactions described in the Merger Agreement.
“Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement and the Business Combination.
“Cash Consideration Shares” mean the shares of Corcentric Preferred Stock expressly identified as receiving merger consideration in the form of cash pursuant to the terms of the Merger Agreement.
“Charter Amendment” means the amendment to the Existing Charter to be adopted in the Pre-Mergers Charter Amendment Proposal, which is attached to this proxy statement/prospectus as Annex B.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Requisite Approval” means the written consent or affirmative vote of (i) holders of a majority of the voting power of the outstanding shares of Corcentric Common Stock and Corcentric Preferred Stock (voting together as a single class on an “as-converted” to Corcentric Common Stock basis) and (ii) holders of a majority of the outstanding shares of Corcentric Preferred Stock (voting together as a single class on an “as-converted” to Corcentric Common Stock basis).
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 26, 2021, between North Mountain and Corcentric.
“Corcentric” means Corcentric, Inc., a Delaware corporation.
“Corcentric board of directors” means the board of directors of Corcentric.
“Corcentric Board Recommendation” means the recommendation of the Corcentric board of directors to the Corcentric stockholders that they approve and adopt the Merger Agreement and all other transactions contemplated thereby and approve the Business Combination.
“Corcentric Business Combination Proposal” means the proposal to the Corcentric stockholders to consider and vote upon the Business Combination Proposal to approve and adopt the Merger Agreement and the Business Combination, among other proposals.
“Corcentric Capital Stock” means Corcentric Common Stock and Corcentric Preferred Stock.
“Corcentric Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Corcentric, filed with the Secretary of State of the State of Delaware on May 1, 2020.
“Corcentric Common Stock” means the shares of common stock of Corcentric, par value $0.001 per share.
“Corcentric Outstanding Shares” means the total number of shares of Corcentric Common Stock and Corcentric Preferred Stock (on an “as-converted” to Corcentric Common Stock basis as if such shares of Corcentric Preferred Stock were converted into shares of Corcentric Common Stock in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the effective time of the Initial Merger) on a fully diluted basis outstanding as of the Closing Date using the treasury method of accounting, including, without duplication, (a) the number of shares of Corcentric Common Stock issued or issuable upon the exercise of all vested Company stock options, (b) the shares of Corcentric Common Stock underlying all vested Corcentric restricted stock, and (c) any other vested Equity Equivalents (as defined in the Merger Agreement), but excluding, in all such cases, (i) unvested Corcentric stock options, (ii) shares of Corcentric Common Stock underlying Corcentric restricted stock that remain unvested as of the effective time of the Initial Merger, and (iii) Equity Equivalents that remain unvested as of the effective time of the Initial Merger.
“Corcentric Preferred Stock” means the shares of Corcentric Series A Preferred Stock, par value $0.001 per share.
“Corcentric Stockholder Support Agreements” means those Stockholder Support Agreements, dated as of December 9, 2021, by and among North Mountain, Corcentric and certain of Corcentric’s stockholders.
“Corcentric Supporting Stockholders” means those certain Corcentric stockholders that have entered into Corcentric Stockholder Support Agreements.
“DGCL” means the Delaware General Corporation Law, as amended.
“Effective Time” means the time of filing of a certificate of merger with the Secretary of State of the State of Delaware upon consummation of the Initial Merger or such later time as may be agreed by the parties to the Merger Agreement in writing and specified in such certificate of merger.
“Equity Value” means one billion thirteen million dollars seventy-four thousand four hundred eighty-four dollars ($1,013,074,484).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing Charter” means North Mountain’s Amended and Restated Certificate of Incorporation, dated as of September 21, 2020.
“GAAP” means U.S. generally accepted accounting principles.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Initial Merger” means the merger of Merger Sub I with and into Corcentric.
“Initial Surviving Company” means the corporation which survives the Initial Merger as a wholly owned subsidiary of North Mountain, which shall be Corcentric.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means North Mountain’s initial public offering of units, consummated on September 22, 2020.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Letter Agreement” means the Letter Agreement, dated as of September 17, 2020, by and among North Mountain, the Sponsor and North Mountain’s officers and directors.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 9, 2021, by and among North Mountain, Merger Sub I, Merger Sub II and Corcentric.
“Merger Sub I” means North Mountain Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of North Mountain.
“Merger Sub II” means North Mountain Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of North Mountain.
“Mergers” means, collectively, the Initial Merger and the Subsequent Merger.
“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Proposal” means the proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, (i) the issuance of shares of North Mountain Class A Common Stock (including any Earnout Shares) pursuant to the Merger Agreement, (ii) the issuance of Warrant Shares pursuant to the Share Vesting and Warrant Surrender Agreement and (iii) the issuance of PIPE Shares, the delivery of PIPE Warrants and the issuance of PIPE Warrant Shares issuable upon exercise of the PIPE Warrants to the PIPE Investors in the PIPE Financing.

“New Corcentric” means North Mountain immediately following the consummation of the Business Combination.
“New Corcentric Board” means New Corcentric’s board of directors following the consummation of the Business Combination.
“New Corcentric Common Stock” means, following the consummation of the Business Combination and approval of the Proposed Charter, New Corcentric’s common stock, par value $0.0001 per share, as authorized under the Proposed Charter.
“North Mountain” means North Mountain Merger Corp., a Delaware corporation.
“North Mountain Board” means North Mountain’s board of directors prior to the Business Combination.
“North Mountain Class A Common Stock” means North Mountain’s Class A common stock, par value $0.0001 per share.
“North Mountain Class B Common Stock” means North Mountain’s Class B common stock, par value $0.0001 per share.
“North Mountain Common Stock” means North Mountain Class A Common Stock and North Mountain Class B Common Stock, collectively.
“North Mountain Proposals” means the proposals to be voted on at the special meeting.
“North Mountain Record Date” means        , 2022, the record date for the special meeting.
“North Mountain Unit” means one share of North Mountain Class A Common Stock and one half of one redeemable Public Warrant.
“North Mountain Warrant Agreement” means the warrant agreement, dated as of September 17, 2020, by and between North Mountain and Continental Stock Transfer & Trust Company, governing the outstanding North Mountain Warrants.
“North Mountain Warrants” means the Private Placement Warrants and the Public Warrants issued under the North Mountain Warrant Agreement, with each whole warrant exercisable for one share of North Mountain Class A Common Stock at an exercise price of $11.50.
“Per Share Cash Consideration” means an amount of cash, without interest, equal to the Per Share Merger Consideration Value.
“Per Share Merger Consideration Value” means (i) the Equity Value divided by (ii) the Corcentric Outstanding Shares.
“Per Share Stock Consideration” means a number of shares of North Mountain Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) 10.
“Permitted Withdrawals” means amounts that may be withdrawn from the Trust Account to fund North Mountain’s regulatory compliance costs and to pay its taxes.
“PIPE Financing” means (i) the sale of PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 and (ii) the transfer of PIPE Warrants to the PIPE Investors, in each case, in a private placement.
“PIPE Investors” means (i) investment funds managed by Wellington Management Company LLP, (ii) Millais Limited, an affiliate of the Sponsor and an affiliate of North Mountain and (iii) SMMC Sponsor Interests, LLC, an affiliate of North Mountain and an entity controlled by Charles Bernicker, the Chief Executive Officer and a director of North Mountain.
“PIPE Shares” means an aggregate of 5,000,000 shares of North Mountain Class A Common Stock to be issued to PIPE Investors in the PIPE Financing.

“PIPE Warrants” means an aggregate of 2,500,000 warrants to be delivered to PIPE Investors in the PIPE Financing, which warrants are currently Private Placement Warrants that will be transferred other than to a “Permitted Transferee” pursuant to Section 2.6 of the North Mountain Warrant Agreement and therefore will become Public Warrants upon transfer to the PIPE Investors.
“PIPE Warrant Shares” means the shares of North Mountain Class A Common Stock issuable upon exercise of the PIPE Warrants.
“Post-Mergers Charter Approval Proposal” means the proposal to adopt the Proposed Charter.
“Pre-Mergers Charter Amendment Proposal” means the proposal to adopt the Charter Amendment to increase the authorized shares of North Mountain Class A Common Stock and shares of preferred stock.
“Private Placement” means the sale of the Private Placement Warrants that occurred simultaneously with the completion of the IPO.
“Private Placement Warrants” means the warrants to purchase shares of North Mountain Class A Common Stock sold in the Private Placement to our Sponsor that occurred simultaneously with the completion of the IPO.
“Proposed Bylaws” means the proposed Amended and Restated Bylaws of North Mountain, the full text of which is attached to this proxy statement/prospectus as Annex D.
“Proposed Charter” means the proposed Second Amended and Restated Certificate of Incorporation of North Mountain, the full text of which is attached to this proxy statement/prospectus as Annex C.
“Public Shares” means shares of North Mountain Class A Common Stock issued as part of the units sold in the IPO.
“Public Stockholders” means the holders of shares of North Mountain Class A Common Stock.
“Public Warrants” means the redeemable warrants included in the North Mountain Units sold in the IPO, each whole warrant of which is exercisable for one share of North Mountain Class A Common Stock, in accordance with its terms.
“Redemption Amount” means the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of North Mountain Class A Common Stock pursuant to the redemption rights of the North Mountain stockholders described in this proxy statement/prospectus (to the extent not already paid).
“Redemption Offer” means the redemption offer to be made pursuant to the terms of the Existing Charter in respect of the redemption rights of the North Mountain stockholders described in this proxy statement/prospectus.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Share Vesting and Warrant Surrender Agreement” means that Share Vesting and Warrant Surrender Agreement, dated as of December 9, 2021, by and among North Mountain, Sponsor and Corcentric.
“Sponsor” means North Mountain LLC, a Delaware limited liability company.
“Subscription Agreements” means the separate subscription agreements by and between North Mountain and the PIPE Investors, each effective December 9, 2021, which are in all material respects similar to the Form of Subscription Agreement attached to the Merger Agreement as Exhibit A.
“Subsequent Merger” means the merger of Merger Sub II with and into the Initial Surviving Company.
“Total Cash Consideration Amount” means one hundred twenty million dollars ($120,000,000).
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

TRADEMARKS
This proxy statement/prospectus includes the trademarks and service marks of Corcentric such as “Corcentric®” and others, which are protected under applicable intellectual property laws and are the property of Corcentric or its subsidiaries. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Corcentric’s and Corcentric’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•	our ability to consummate the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;
•	New Corcentric’s capitalization after giving effect to the Business Combination and the expected benefits of the Business Combination; and
•	future opportunities for New Corcentric.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that may be instituted against North Mountain following announcement of the proposed Business Combination and transactions contemplated thereby;
•	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of North Mountain or to satisfy other conditions to the Closing in the Merger Agreement;
•	the ability to obtain or maintain the listing of New Corcentric Common Stock on Nasdaq following the Business Combination;
•	the risk that the proposed Business Combination disrupts current plans and operations of Corcentric as a result of the announcement and consummation of the transactions described herein;
•	costs related to the Business Combination; and
•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to North Mountain stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Questions and Answers about the Special Meeting and the Related Proposals
Q.	Why am I receiving this proxy statement/prospectus?
A.
North Mountain has entered into the Merger Agreement with Corcentric and the other parties thereto, pursuant to which (i) Merger Sub I will merge with and into Corcentric, with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain and (ii) immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of North Mountain. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. North Mountain stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Merger Agreement and the Business Combination, among other proposals.

North Mountain Units, North Mountain Class A Common Stock and the Public Warrants are currently listed on Nasdaq, under the symbols “NMMCU,” “NMMC” and “NMMCW,” respectively. North Mountain has applied to continue the listing of New Corcentric Common Stock and Public Warrants on Nasdaq under the symbols “  ” and “  ,” respectively, upon the Closing. At the Closing, each North Mountain Unit will separate into its components consisting of one share of North Mountain Class A Common Stock and one half of one redeemable Public Warrant, and therefore there will be no Nasdaq listing of the North Mountain Units following the consummation of the Business Combination. Following the consummation of the Business Combination, all outstanding shares of North Mountain Class A Common Stock will be reclassified as shares of New Corcentric Common Stock on a one-to-one basis.
At Closing, as a result of the Business Combination:
a)
each share of Corcentric Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and shares of Corcentric restricted stock) will be converted into the right to receive (i) the Per Share Stock Consideration, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of shares of North Mountain Class A Common Stock, following the Closing (such shares, the “Earnout Shares”) in accordance with the terms of the Merger Agreement;

b)
each share of Corcentric Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and the Cash Consideration Shares) will be converted into the right to receive (i) a number of newly issued shares of North Mountain Class A Common Stock, equal to the product of (A) the Per Share Stock Consideration, multiplied by (B) the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement; and

c)
each Cash Consideration Share will be converted into the right to receive an amount of cash, without interest, equal to the product of (A) the Per Share Merger Consideration Value, multiplied by (B) the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time (with the aggregate amount of cash payable in respect of the Cash Consideration Shares not to exceed the Total Cash Consideration Amount).

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of North Mountain with respect to the North Mountain Class A Common Stock issuable in connection with the Business Combination.
Q.	What matters will stockholders consider at the special meeting?
A.
The Pre-Mergers Charter Amendment Proposal—a proposal to adopt an amendment to North Mountain’s Existing Charter to increase the authorized shares of North Mountain Class A Common Stock and shares of preferred stock.

The Business Combination Proposal—a proposal to approve and adopt the Merger Agreement and the Business Combination.
The Post-Mergers Charter Approval Proposal—a proposal to approve the adoption of the Proposed Charter.
The Advisory Charter Proposals—proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements.
The Nasdaq Proposal—a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, (i) the issuance of shares of North Mountain Class A Common Stock (including any Earnout Shares) pursuant to the Merger Agreement, (ii) the issuance of Warrant Shares pursuant to the Share Vesting and Warrant Surrender Agreement and (iii) the issuance of PIPE Shares and the delivery of PIPE Warrants and PIPE Warrant Shares issuable upon exercise of the PIPE Warrants to the PIPE Investors in the PIPE Financing.
The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders.
Consummation of the Business Combination is conditioned on approval of each of the Pre-Mergers Charter Amendment Proposal, the Business Combination Proposal, the Post-Mergers Charter Approval Proposal and the Nasdaq Proposal, subject to the terms of the Merger Agreement.
Q.	What will happen upon the consummation of the Business Combination?
A.
On the Closing Date, (i) Merger Sub I will be merged with and into Corcentric, with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of North Mountain. The Mergers will have the effects specified under Delaware law.

At Closing, as a result of the Business Combination:
a)
each share of Corcentric Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and shares of Corcentric restricted stock) will be converted into the right to receive (i) the Per Share Stock Consideration, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement;

b)
each share of Corcentric Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and the Cash Consideration Shares) will be converted into the right to receive (i) a number of newly issued shares of North Mountain Class A Common Stock, equal to the product of (A) the Per Share Stock Consideration, multiplied by (B) the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement; and
c)
each share of Corcentric Preferred Stock identified as receiving merger consideration in the form of cash pursuant to the terms of the Merger Agreement (each such share of Corcentric Preferred Stock, a “Cash Consideration Share”) will be converted into the right to receive an amount of cash, without interest, equal to the product of (A) the Per Share Merger Consideration Value, multiplied by (B) the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time (with the aggregate amount of cash payable in respect of the Cash Consideration Shares not to exceed the Total Cash Consideration Amount).

Following the consummation of the Business Combination, all outstanding shares of North Mountain Class A Common Stock will be reclassified as shares of New Corcentric Common Stock on a one-to-one basis.
Q.	Why is North Mountain proposing the Business Combination Proposal?
A.
North Mountain was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. North Mountain is not limited to any particular industry or sector.

North Mountain received $132,250,000 from its IPO (including net proceeds from the full exercise by the underwriters of their over-allotment option) and the sale of the Private Placement Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”
There currently are 13,225,000 shares of North Mountain Class A Common Stock issued and outstanding and 3,306,250 shares of North Mountain Class B Common Stock issued and outstanding. In addition, there currently are 10,757,500 North Mountain Warrants issued and outstanding, consisting of 6,612,500 Public Warrants and 4,145,000 Private Placement Warrants. Each whole North Mountain Warrant entitles the holder thereof to purchase one share of North Mountain Class A Common Stock at a price of $11.50 per share. The Public Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. After giving effect to the provisions of the Share Vesting and Warrant Surrender Agreement in connection with the Business Combination, there will be no Private Placement Warrants outstanding.
Under the Existing Charter, North Mountain must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of North Mountain’s initial business combination in conjunction with a stockholder vote.
Q.	Who is Corcentric?
A.
Corcentric’s mission is to transform how businesses purchase, pay, and get paid. Corcentric is a leading provider of B2B commerce solutions for enterprise and middle-market businesses. Corcentric offers a comprehensive, end-to-end software and technology-enabled suite of Source-to-Pay (“S2P”) and Order-to-Cash (“O2C”) solutions that, together with its proprietary B2B Payments Network, empowers its customers to enable growth, optimize working capital, enhance visibility, and minimize risk. Corcentric’s solutions are delivered through a powerful combination of cloud-based software, payments, and advisory services. Corcentric’s solutions are used by more than 2,500 customers globally across numerous industry verticals, and it has processed over $100 billion in transaction volume on its end-to-end platform during the twelve months ended December 31, 2020. With more than 450,000 buyers and 1.4 million suppliers on its global network, Corcentric is building a preeminent hub for B2B commerce with significant barriers to entry.

Q.	What equity stake will current North Mountain stockholders and Corcentric stockholders have in New Corcentric?
A.	It is anticipated that, upon the completion of the Business Combination, the ownership of New Corcentric will be as follows:
•
current Corcentric stockholders will own 89,307,448 shares of New Corcentric Common Stock, representing 79.6% of the total shares outstanding under the no redemption scenario and 80.8% of the total shares outstanding under the maximum redemption scenario;

•
current North Mountain public stockholders will own 13,225,000 shares of New Corcentric Common Stock, representing 11.8% of the total shares outstanding under the no redemption scenario, and 11,500,000 shares of New Corcentric Common Stock), representing 10.4% of the total shares outstanding under the maximum redemption scenario;

•
the PIPE Investors will own 5,000,000 shares of New Corcentric Common Stock acquired as PIPE Shares, representing 4.4% of the total shares outstanding under the no redemption scenario and 4.5% of the total shares outstanding under the maximum redemption scenario; and

•
the Sponsor will own 4,706,250 shares of New Corcentric Common Stock, representing 4.2% of the total shares outstanding under the no redemption scenario and 4.3% of the total shares outstanding under the maximum redemption scenario

The numbers of shares and percentage interests set forth above reflect two different redemption scenarios laid out below.
•	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
•
Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,250,000 plus a pro rata portion of interest accrued on the Trust Account of $1,000. This maximum redemption scenario is based on a minimum cash condition of $150,000,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000,001.

The presentation set forth above does not give effect to any performance vesting provisions applicable to any shares of North Mountain Common Stock and assumes (i) that there are no exercises of any North Mountain Warrants outstanding as of immediately prior to the Closing and (ii) no Earnout Shares have been issued. The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Corcentric’s share ownership will be had the Business Combination occurred on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Q.	Who will be the officers and directors of New Corcentric if the Business Combination is consummated?
A.
The Merger Agreement provides that, immediately following the consummation of the Business Combination, the New Corcentric Board will be comprised of seven members, six of which will be designated by Corcentric and one of which will be designated by North Mountain. Immediately following the consummation of the Business Combination, we expect that the following will be the executive officers of New Corcentric: Douglas Clark, as Chief Executive Officer and Chairman of the New Corcentric Board; Matthew Clark, as President and Chief Operating Officer; Thomas Sabol, as Chief Financial Officer; and Mark Joyce, as Executive Vice President and Chief Accounting Officer.

Q.	What conditions must be satisfied to complete the Business Combination?
A.
There are a number of closing conditions in the Merger Agreement, including that North Mountain’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 2—The Business Combination Proposal—Conditions to Closing; Termination.”

Q.	What happens if I sell my shares of North Mountain Class A Common Stock before the special meeting?
A.
The North Mountain Record Date for the special meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of North Mountain Class A Common Stock after the North Mountain Record Date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting.

Q.	What vote is required to approve the proposals presented at the special meeting?
A.
The approval of the Pre-Mergers Charter Amendment Proposal requires the affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class and (ii) the holders of a majority of the outstanding shares of North Mountain Class A Common Stock, voting separately as a single class. Accordingly, a North Mountain stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against the Pre-Mergers Charter Amendment Proposal.

The approval of the Post-Mergers Charter Approval Proposal requires the affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class and (ii) the holders of a majority of the outstanding shares of North Mountain Class B Common Stock, voting separately as a single class. Accordingly, a North Mountain stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against the Post-Mergers Charter Approval Proposal.
The approval of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal require the affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting. The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of North Mountain Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Accordingly, a North Mountain stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on these Proposals.
Holders of all of the North Mountain Class B Common Stock (or 20% of the outstanding shares of North Mountain Common Stock) have agreed to vote in favor of the Business Combination Proposal.
Q.	Do Corcentric’s stockholders need to approve the Business Combination?
A.
Yes. Following the execution of the Merger Agreement, Corcentric and certain holders of Corcentric Capital Stock entered into the Corcentric Stockholder Support Agreements, pursuant to which, among other things and subject to the terms and conditions therein, such Corcentric stockholders agreed to vote or provide their written consent with respect to all Corcentric Capital Stock beneficially owned by such stockholders in favor of adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Business Combination, and not to (a) transfer any of their Corcentric Common Stock and/or Corcentric Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Corcentric Stockholder Support Agreements. Collectively, as of December 31, 2021, the Corcentric stockholders who have entered into Corcentric Stockholder Support Agreements held approximately 48.2% of the outstanding shares of Corcentric Capital Stock and approximately 100% of the outstanding shares of Corcentric Preferred Stock.

The adoption and approval of the Merger Agreement and the transactions contemplated thereby is subject to the approval (given in writing or by vote at a meeting) of (i) holders of a majority of the voting power of the outstanding shares of Corcentric Common Stock and Corcentric Preferred Stock (voting together as a single class on an “as-converted” to Corcentric Common Stock basis) and (ii) holders of a majority of the outstanding shares of Corcentric Preferred Stock (voting together as a single class on an “as-converted” to Corcentric Common Stock basis). For further information, please see the section entitled “Agreements Related to The Business Combination—Corcentric Stockholder Support Agreements.”
Q.	May North Mountain, the Sponsor, Corcentric or their respective, directors, officers or affiliates purchase shares in connection with the Business Combination?
A.
Prior to or following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, North Mountain, the Sponsor, Corcentric and their respective directors, officers or affiliates may privately negotiate transactions or make open market purchases of shares of North Mountain Class A Common Stock or Public Warrants, although they are under no obligation to do so. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase North Mountain Class A Common Stock or Public Warrants in such transactions. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the pro rata portion of the Trust Account. The purpose of such purchases of shares of North Mountain Class A Common Stock could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding. Any such purchases of securities may result in the consummation of the Business Combination, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public float of North Mountain Class A Common Stock or Public Warrants and the number of beneficial holders of securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of these securities on a national securities exchange.

Q.	How many votes do I have at the special meeting?
A.
North Mountain’s stockholders are entitled to one vote at the special meeting for each share of North Mountain Class A Common Stock or North Mountain Class B Common Stock held of record as of the North Mountain Record Date. As of the close of business on the North Mountain Record Date, there were 13,225,000 shares of North Mountain Class A Common Stock outstanding and 3,306,250 shares of North Mountain Class B Common Stock outstanding.

Q.	What interests do North Mountain’s current officers and directors and their affiliates have in the Business Combination and the PIPE Financing?
A.
The North Mountain Board and executive officers and their respective affiliates may have interests in the Business Combination and the PIPE Financing that are different from, in addition to or in conflict with, yours. The North Mountain Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by the North Mountain Board when it approved the Business Combination. For further information, please see the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of North Mountain Directors and Officers in the Business Combination.”

Q.	Did the North Mountain Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.
The North Mountain Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The North Mountain Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The North Mountain Board also determined, without seeking a valuation from a financial advisor, that Corcentric’s fair market value was equal to at least 80% of the net assets held in the Trust Account (net of amounts withdrawn to fund regulatory compliance costs and to pay taxes and excluding the amount of any deferred underwriting discount). Accordingly, investors will be relying on the judgment of the North Mountain Board as described above in valuing Corcentric’s business and assuming the risk that the North Mountain Board may not have properly valued such business.
Q.	What happens if the Business Combination Proposal is not approved?
A.
If the Business Combination Proposal is not approved and North Mountain does not consummate a business combination by September 22, 2022, or amend its Existing Charter to extend the date by which North Mountain must consummate an initial business combination, North Mountain will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?
A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to North Mountain to pay its regulatory compliance costs and its taxes and for working capital purposes, upon the consummation of the Business Combination. The per share amount North Mountain will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions North Mountain will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Our Sponsor has agreed to waive its redemption rights with respect to their shares of North Mountain Class B Common Stock and any Public Shares that it may have acquired during or after the IPO in connection with the completion of North Mountain’s initial business combination. The shares of North Mountain Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $     million on     , the estimated per share redemption price would have been approximately $    . Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of Permitted Withdrawals) in connection with the liquidation of the Trust Account. If the Business Combination is not consummated, North Mountain may enter into an alternative business combination and close such transaction by September 22, 2022 (subject to the requirements of law) unless extended.

Q.	Is there a limit on the number of shares I may redeem?
A.
A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?
A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?
A.
In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on     , 2022 (two business days before the special meeting), (i) submit a written request to North Mountain’s transfer agent that North Mountain redeem your Public Shares for cash and (ii) deliver your stock to North Mountain’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, North Mountain’s transfer agent, is listed under the question “Who can help answer my questions?” below. North Mountain requests that any requests for redemption include the identity of the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to North Mountain’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and North Mountain’s transfer agent will need to act to facilitate the request. It is North Mountain’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because North Mountain does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter until the Closing, with North Mountain’s consent. If you delivered your shares for redemption to North Mountain’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that North Mountain’s transfer agent return the shares (physically or electronically). You may make such request by contacting North Mountain’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”
Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of their redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination and the Redemption.” The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q.	If I hold North Mountain Warrants, can I exercise redemption rights with respect to my warrants?
A.	No. There are no redemption rights with respect to the North Mountain Warrants.
Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.
No. Neither North Mountain stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “Special Meeting of North Mountain Stockholders—Appraisal or Dissenters’ Rights.”

Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) North Mountain stockholders who properly exercise their redemption rights, (ii) the Aggregate Cash Consideration and (iii) expenses incurred by Corcentric and North Mountain in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Corcentric following the Business Combination.

Q.	What happens if the Business Combination is not consummated?
A.
There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 2—The Business Combination Proposal—Conditions to Closing; Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, North Mountain is unable to complete a business combination by September 22, 2022 or obtain the approval of North Mountain stockholders to extend the deadline for North Mountain to consummate an initial business combination, the Existing Charter provides that North Mountain will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to North Mountain to pay regulatory compliance costs and taxes (net of Permitted Withdrawals and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the North Mountain Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors—Risks Related to North Mountain and the Business Combination—North Mountain may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.” and “—North Mountain stockholders may be held liable for claims by third parties against North Mountain to the extent of distributions received by them upon redemption of their shares.” Our Sponsor has waived any right to any liquidation distribution with respect to the North Mountain Class B Common Stock.
In the event of liquidation, there will be no distribution with respect to outstanding North Mountain Warrants. Accordingly, the North Mountain Warrants will expire worthless.
Q.	When is the Business Combination expected to be completed?
A.
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 2—The Business Combination Proposal—Conditions to Closing; Termination.”
Q.	What do I need to do now?
A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?
A.
If you were a holder of record of North Mountain Common Stock on the North Mountain Record Date, you may vote with respect to the applicable proposals in person online at the special meeting, by internet, by phone, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to vote by internet, visit http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on     , 2022 (have your proxy card in hand when you visit the website). If you choose to vote by phone, call toll-free (within the U.S. or Canada) 1-800-690-6903 (have your proxy card in hand when you call). If you choose to participate in the special meeting, you can vote your shares electronically during the special meeting via live webcast by visiting        . You will need the 16-digit meeting control number that is printed on your proxy card to enter the special meeting. North Mountain recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.

If on the North Mountain Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Alternatively, you may vote by telephone or over the internet as instructed by your broker, banker or other nominee. “Street name” stockholders who wish to vote at the special meeting will need the 16-digit meeting control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.
Q.	What will happen if I abstain from voting or fail to vote at the special meeting?
A.
At the special meeting, North Mountain will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal, and will have no effect on any of the other proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.	Signed and dated proxies received by North Mountain without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.
Q.	How can I attend the special meeting?
A.
You may attend the special meeting and vote your shares in person online during the special meeting via live webcast by visiting       . You will need the 16-digit meeting control number that is printed on your proxy card to enter the special meeting. If you are a beneficial owner and do not have your 16-digit meeting control number, contact your banker, broker or other nominee. Please note that you will not be able to physically attend the special meeting in person, but may attend the special meeting in person online.

Q.	Do I need to attend the special meeting in person online to vote my shares?
A.
No. You are invited to attend the special meeting in person online to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting in person online to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. North Mountain encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting in person online, should I return my proxy card instead?
A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the North Mountain Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination unless the holder of these shares properly follows the procedures for redemption described in this proxy statement/prospectus with respect to these shares.

Q.	May I change my vote after I have mailed my signed proxy card?
A.
Yes. You may change your vote by sending a later-dated, signed proxy card to North Mountain’s Secretary at the address listed below prior to the vote at the special meeting, or attend the special meeting and vote in person online. You also may revoke your proxy by sending a notice of revocation to North Mountain’s Secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?
A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting?
A.
A quorum will be present at the special meeting if a majority of the North Mountain Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. As of the North Mountain Record Date, 8,265,626 shares of North Mountain Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person online at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present in person online at the special meeting or by proxy may authorize adjournment of the special meeting to another date.
Q.	What happens to the North Mountain Warrants I hold if I vote my shares of North Mountain Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?
A.
Properly exercising your redemption rights as a North Mountain stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your North Mountain Warrants, and if North Mountain does not otherwise consummate an initial business combination by September 22, 2022 or obtain the approval of North Mountain stockholders to extend the deadline for North Mountain to consummate an initial business combination, North Mountain will be required to dissolve and liquidate, and your North Mountain Warrants will expire worthless.

Q.	Following the Business Combination, will North Mountain securities continue to trade on a stock exchange?
A.
Yes. We anticipate that, following the Business Combination, New Corcentric Common Stock and Public Warrants will continue trading on Nasdaq under the new symbols “  ” and “  ,” respectively. The North Mountain Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Q.	How does the Sponsor intend to vote on the proposals?
A.
Our Sponsor, directors and officers have agreed to vote any shares of North Mountain Common Stock owned by them in favor of the Business Combination, including their shares of North Mountain Class B Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the North Mountain Record Date, our Sponsor, officers and directors beneficially own an aggregate of approximately 20% of the outstanding shares of North Mountain Common Stock.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.
North Mountain will pay the cost of soliciting proxies for the special meeting. North Mountain has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting. North Mountain has agreed to pay Innisfree a fee of up to $20,000 in connection with the Business Combination. North Mountain will reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. North Mountain will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. North Mountain’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?
A.
If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 750-5836
Banks and Brokers may call collect: (212) 750-5833
You may also contact North Mountain at:
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
Attention: Nicholas Dermatas, Chief Financial Officer and Secretary
E-mail: ndermatas@smmergercorp.com
To obtain timely delivery, North Mountain’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about North Mountain from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to North Mountain’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
North Mountain Merger Corp.
North Mountain is a Delaware blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The North Mountain Units, North Mountain Class A Common Stock and the Public Warrants are currently listed on Nasdaq under the symbols “NMMCU,” “NMMC” and “NMMCW,” respectively. The mailing address of North Mountain’s principal executive office is 767 Fifth Avenue, 9th Floor, New York, NY 10153 and the telephone number of North Mountain’s principal executive office is (646) 446-2700.
North Mountain’s sponsor is North Mountain LLC, a Delaware limited liability company. The Sponsor currently holds 3,306,250 shares of North Mountain Class B Common Stock and 4,145,000 Private Placement Warrants, acquired for an aggregate investment of $4,145,000 at the time of the IPO. Harbour Reach Holdings, LLC is the managing member of the Sponsor and Mr. Michael Platt is the indirect controlling member of Harbour Reach Holdings, LLC. Messrs. Bernicker, Dermatas, Metzger, O’Callaghan and Pauls are non-managing members of the Sponsor.
Corcentric
Corcentric, Inc. is a Delaware corporation and a leading provider of B2B commerce solutions for enterprise and middle-market businesses. Corcentric offers a comprehensive, end-to-end software and technology-enabled suite of Source-to-Pay (“S2P”) and Order-to-Cash (“O2C”) solutions that, together with its proprietary B2B Payments Network, empowers its customers to enable growth, optimize working capital, enhance visibility, and minimize risk. Corcentric’s solutions are delivered through a powerful combination of cloud-based software, payments, and advisory services.
Corcentric’s principal executive offices are located at 200 Lake Drive East, Cherry Hill, NJ 08002 and its telephone number is (800) 608-0809.
The Business Combination
The Merger Agreement
The following summary provides an overview of key aspects of the Merger Agreement. For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “Proposal No. 2—The Business Combination Proposal.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
At the Effective Time, by virtue of the Initial Merger and without any action on the part of North Mountain, Merger Sub I, Merger Sub II, Corcentric or the Corcentric stockholders:
•
each share of Corcentric Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and shares of Corcentric restricted stock) will be converted into the right to receive (i) the Per Share Stock Consideration, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below;

•
each share of Corcentric Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and the Cash Consideration Shares) will be converted into the right to receive (i) a number of newly issued shares of North Mountain Class A Common Stock, equal to the product of (A) the Per Share Stock Consideration, multiplied by (B) the number of shares of Corcentric Common Stock that such share of

Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below;
•
each share of Corcentric Preferred Stock expressly identified as a Cash Consideration Share in accordance with the Merger Agreement (each such share of Corcentric Preferred Stock, a “Cash Consideration Share”) will be converted into the right to receive the Per Share Cash Consideration multiplied by the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time. In no event will the Aggregate Cash Consideration exceed the Total Cash Consideration Amount);

•
each share of Corcentric Common Stock and Corcentric Preferred Stock held in the treasury of Corcentric immediately prior to the Effective Time will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•
each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Initial Surviving Company and all such shares will constitute the only outstanding shares of capital stock of the Initial Surviving Company as of immediately following the Effective Time;

•
each vested Corcentric stock option, to the extent then outstanding and unexercised, will automatically, without any action on the part of the holder thereof, be cancelled, and the holder will be entitled to receive in respect of such cancelled vested Corcentric stock option (i) a number of shares of North Mountain Class A Common Stock (any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement) equal to the quotient obtained by dividing (A) the result of (1) the product of (x) the number of shares of Corcentric Common Stock subject to such vested Corcentric stock option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of (a) the Per Share Merger Consideration Value, over (b) the per share exercise price for the shares of Corcentric Common Stock subject to such vested Corcentric stock option immediately prior to the Effective Time, minus (2) the applicable withholding taxes payable in respect of such cancelled vested Corcentric stock option, by (B) ten dollars ($10) and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below;

•
each unvested Corcentric stock option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire, on the same terms and conditions as were applicable to such unvested Corcentric stock option immediately prior to the Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes (after such conversion, each a “Rollover Option”) the number of shares of North Mountain Class A Common Stock determined by multiplying the number of shares of Corcentric Common Stock subject to the unvested Corcentric stock option immediately prior to the Effective Time by the Per Share Stock Consideration and rounding the resulting number down to the nearest whole number of shares of North Mountain Class A Common Stock, and the per share exercise price for the North Mountain Class A Common Stock issuable upon exercise of such Rollover Option will be determined by dividing the per share exercise price for the shares of Corcentric Common Stock subject to the unvested Corcentric stock option, as in effect immediately prior to the Effective Time, by the Per Share Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. The Rollover Options will also be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below; and

•
each share of Corcentric restricted stock, to the extent then unvested and outstanding, will automatically be converted into the number of shares of restricted North Mountain Class A Common Stock, subject to the same terms and conditions as were applicable to such Corcentric restricted stock immediately prior to the Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes (after such conversion, “Rollover Restricted Stock”), determined by multiplying (i) the number of shares of Corcentric Common Stock subject to such Corcentric restricted stock award immediately prior to the Effective Time by (ii) the Per Share Stock Consideration. The shares of Rollover Restricted Stock will be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below.
At the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time will no longer be outstanding and will thereupon be converted into membership interests of the Surviving Company and all such membership interests will constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.
No fractional shares of North Mountain Class A Common Stock will be issued upon the conversion of Corcentric securities. In lieu of the issuance of any such fractional shares, North Mountain has agreed to pay to each holder of Corcentric Stock or vested Corcentric stock options who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of North Mountain Class A Common Stock to which such holder otherwise would have been entitled multiplied by (ii) an amount equal to the VWAP of shares of North Mountain Class A Common Stock for the twenty trading days prior to the date that is three business days prior to the Closing.
Earnout
Following the Closing, pursuant to the terms of the Merger Agreement, holders of (i) shares of Corcentric Common Stock and Corcentric Preferred Stock (excluding the Cash Consideration Shares) outstanding immediately prior to the Effective Time, (ii) vested Corcentric stock options outstanding and unexercised immediately prior to the Effective Time, (iii) Rollover Options, (iv) Rollover Restricted Stock and (v) without duplication of clauses (iii) and (iv), holders of North Mountain Common Stock received in respect of Rollover Options and/or Rollover Restricted Stock that vested and were exercised, as applicable, between the Effective Time and the relevant earn-out achievement date, will have the contingent right to receive in the aggregate, up to 5,000,000 shares of North Mountain Class A Common Stock if, from the Closing until the fifth anniversary thereof, (x) the dollar volume-weighted average price of North Mountain Class A Common Stock is greater than or equal to $12.50 or $15.00 per share, as applicable and in each case, for 20 trading days within any consecutive 30-trading day period or (y) a sale or change of control of North Mountain occurs (as further described in the Merger Agreement) (such shares, the “Earnout Shares”).

Structure of the Business Combination
The following diagrams illustrate in simplified terms the current structure of North Mountain and Corcentric and the expected structure of New Corcentric (formerly North Mountain) upon the Closing:
Simplified Pre-Business Combination Structure

Simplified Structure Following Initial Merger

Sponsor
Public Stockholders
Corcentric Stockholders
PIPE Investors
North Mountain
Corcentric
Merger Sub II

Simplified Structure Following Subsequent Merger

Sponsor
Public Stockholders
Corcentric Stockholders
PIPE Investors
(formerly North Mountain)
Merger Sub II

Representations, Warranties and Covenants
The Merger Agreement contains customary representations, warranties and covenants of (i) Corcentric and (ii) North Mountain, Merger Sub I and Merger Sub II, in each case relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization.
Conditions to Closing
The consummation of the Business Combination is subject to certain conditions, including: (i) approval by North Mountain’s stockholders and Corcentric’s stockholders, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) the completion of the Redemption Offer, (vi) North Mountain having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Redemption Offer, (vii) the receipt of the approval for listing by Nasdaq of the North Mountain Class A Common Stock (including the Earnout Shares), PIPE Warrants and the shares of North Mountain Class A Common Stock issuable upon the exercise of the PIPE Warrants to be issued or delivered in connection with the Business Combination and the transactions contemplated by the Subscription Agreements, (viii) the amendment of the Existing Charter in the form of the Charter Amendment, (ix) the amount of Closing Acquiror Cash (as defined in the Merger Agreement) being equal to or exceeding $150,000,000; provided, that if the Closing Acquiror Cash is less than $125,000,001, Corcentric will have no right or ability to waive such condition without North Mountain’s prior written consent, and (x) customary bringdown conditions.
The Merger Agreement may be terminated under certain customary and limited circumstances prior to the consummation of the Business Combination, including
(i)	by mutual written consent of North Mountain and Corcentric;
(ii)	by either North Mountain or Corcentric if the Closing has not occurred on or before August 9, 2022 (the “Termination Date”);
(iii)	by either North Mountain or Corcentric if the Business Combination has been permanently enjoined or prohibited by the terms of a final and non-appealable governmental order or law;
(iv)	by either North Mountain or Corcentric if North Mountain’s stockholder approval is not obtained at the special meeting (subject to any adjournment or recess of the meeting);
(v)
by Corcentric upon a breach by North Mountain, Merger Sub I or Merger Sub II, if such breach or failure gives rise to a failure of a closing condition and cannot be cured or has not been cured within the earlier of 30 days following notice by Corcentric or the Termination Date;

(vi)
by North Mountain upon a breach by Corcentric, if such breach or failure gives rise to a failure of a closing condition and cannot be cured or has not been cured within the earlier of 30 days following notice by North Mountain or the Termination Date;

(vii)	by written notice from North Mountain if the Company Requisite Approval has not been obtained within four business days following the date that the Registration Statement becomes effective; or
(viii)	by written notice from North Mountain if Corcentric fails to deliver executed copies of the Corcentric Stockholder Support Agreements within twenty-four hours from the date of the Merger Agreement.
Expense Reimbursement
In the event that the Merger Agreement is terminated by North Mountain, in accordance with its termination rights, as a result of (i) the Company Requisite Approval not being obtained within four business days following the date that the Registration Statement becomes effective or (ii) Corcentric failing to deliver executed copies of the Corcentric Stockholder Support Agreements within twenty-four hours from the date of the Merger Agreement, then Corcentric must pay North Mountain (as promptly as reasonably practicable and, in any event, within two business days following such termination) an expense reimbursement amount equal to the actual reasonable and documented out-of-pocket fees and expenses incurred by North Mountain or the Sponsor in connection with the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement, but excluding any underwriting fees and discounts.
Ownership of New Corcentric After the Closing
It is anticipated that, upon the completion of the Business Combination, the ownership of New Corcentric will be as follows:
•
current Corcentric stockholders will own 89,307,448 shares of New Corcentric Common Stock, representing 79.6% of the total shares outstanding under the no redemption scenario and 80.8% of the total shares outstanding under the maximum redemption scenario;

•
current North Mountain public stockholders will own 13,225,000 shares of New Corcentric Common Stock, representing 11.8% of the total shares outstanding under the no redemption scenario, and 11,500,000 shares of New Corcentric Common Stock), representing 10.4% of the total shares outstanding under the maximum redemption scenario;

•
the PIPE Investors will own 5,000,000 shares of New Corcentric Common Stock acquired as PIPE Shares, representing 4.4% of the total shares outstanding under the no redemption scenario and 4.5% of the total shares outstanding under the maximum redemption scenario; and

•
the Sponsor will own 4,706,250 shares of New Corcentric Common Stock, representing 4.2% of the total shares outstanding under the no redemption scenario and 4.3% of the total shares outstanding under the maximum redemption scenario.

The numbers of shares and percentage interests set forth above reflect two different redemption scenarios laid out below.
•	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
•
Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,250,000 plus a pro rata portion of interest accrued on the Trust Account of $1,000. The maximum redemption scenario is based on a minimum cash consideration of $150,000,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents of North Mountain less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000,001.

The presentation set forth above does not give effect to any performance vesting provisions applicable to any shares of North Mountain Common Stock and assumes (i) that there are no exercises of any North Mountain Warrants outstanding as of immediately prior to the Closing and (ii) no Earnout Shares have been issued.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Corcentric’s share ownership will be had the Business Combination occurred on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Other Agreements Related to the Merger Agreement
Corcentric Stockholder Support Agreements
In connection with the execution of the Merger Agreement, the Corcentric Supporting Stockholders executed and delivered to North Mountain support agreements, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. As of December 31, 2021, the Corcentric Supporting Stockholders who had entered into Corcentric Stockholder Support Agreements collectively held approximately 48.2% of the outstanding voting power of Corcentric Capital Stock.
For more information about the Corcentric Stockholder Support Agreements, see the section entitled “Agreements Related to the Business Combination—Corcentric Stockholder Support Agreements.”
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, North Mountain entered into the Subscription Agreements with the PIPE Investors, pursuant to which (i) the PIPE Investors agreed to purchase, and North Mountain agreed to sell to the PIPE Investors, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 and (ii) North Mountain agreed to transfer to each PIPE Investor one-half of one PIPE Warrant for each PIPE Share purchased, which warrants will be “Public Warrants” under the North Mountain Warrant Agreement, in each case, in a private placement.
The Subscription Agreements are in all material respects similar to the Form of Subscription Agreement attached to the Merger Agreement as Exhibit A. The Subscription Agreement contains customary representations and warranties of North Mountain, on the one hand, and each PIPE Investor, on the other hand.
The closing of the PIPE Financing is expected to occur substantially concurrently with the Closing and is contingent upon, among other things, (i) at least 5,000,000 shares of North Mountain Class A Common Stock remaining outstanding immediately prior to the consummation of the Business Combination after giving effect to the completion of the Redemption Offer, and with respect to which North Mountain has not entered into a forward purchase agreement that would obligate North Mountain to purchase the shares at a future date and (ii) customary closing conditions and the consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by New Corcentric following the Closing.
Pursuant to the Subscription Agreements, North Mountain agreed that, within 30 calendar days after the Closing, New Corcentric will file with the SEC (at New Corcentric’s sole cost and expense) a registration statement (the “PIPE Resale Registration Statement”) registering the resale of the PIPE Shares, the PIPE Warrants and the PIPE Warrant Shares (collectively, the “Registrable Securities”), and New Corcentric will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day (or 100th calendar day if the SEC notifies New Corcentric that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date New Corcentric is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review. Until the earliest of (i) the date on which the Registrable Securities may be resold without volume or manner of sale restrictions (including as may be applicable to affiliates) pursuant to Rule 144 and without the requirement for New Corcentric to be in compliance with the current public information requirements under Rule 144(c)(1), (ii) the date on which such Registrable Securities have actually been sold and (iii) the date which is two years after the closing of the PIPE Financing, except for such times New Corcentric is permitted under the Subscription Agreements to suspend the use of the prospectus forming part of the PIPE Resale Registration Statement, New Corcentric must use commercially reasonable efforts to keep such PIPE Resale Registration

Statement effective. North Mountain also agreed that New Corcentric will file all reports and other documents required of New Corcentric to enable the PIPE Investors to resell the Registrable Securities pursuant to Rule 144.
For more information about the Subscription Agreements, see the section entitled “Agreements Related to the Business Combination—PIPE Subscription Agreements.”
Share Vesting and Warrant Surrender Agreement
In connection with the execution of the Merger Agreement, North Mountain entered into a Share Vesting and Warrant Surrender Agreement with the Sponsor, which provides that immediately prior to, and contingent upon, the consummation of the Closing (the “Surrender Effective Time”) (i) the Sponsor will surrender to North Mountain 4,145,000 Private Placement Warrants held by the Sponsor prior to the Closing, a portion of which will be transferred and delivered to the PIPE Investors in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date of the Share Vesting and Warrant Surrender Agreement) and the remainder of which will be cancelled by North Mountain upon the Surrender Effective Time, in exchange for 1,400,000 newly issued shares of North Mountain Class A Common Stock (the “Warrant Shares”), subject to certain vesting conditions set forth in the Share Vesting and Warrant Surrender Agreement, (ii) at the Closing, all shares of North Mountain Class B Common Stock held by the Sponsor (or shares of North Mountain Class A Common Stock issued or issuable upon conversion thereof) and all Warrant Shares will become unvested, (iii) an aggregate of 2,603,126 of the shares of North Mountain Class B Common Stock and Warrant Shares will vest immediately following Closing and (iv) the remainder of the Sponsor’s shares of North Mountain Class B Common Stock and Warrant Shares will, at the Surrender Effective Time, be subject to the vesting and surrender provisions set forth in the Share Vesting and Warrant Surrender Agreement, whereby 1,051,562 shares will vest upon the occurrence of the $12.50 Share Price Milestone and 1,051,562 shares will vest upon the occurrence of the $15.00 Share Price Milestone, in each case for 20 trading days within any consecutive 30-trading day period within five years of Closing, subject to equitable adjustment to reflect any subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction with respect to the North Mountain Common Stock. In addition, the shares subject to the $12.50 Share Price Milestone or the $15.00 Share Price Milestone will accelerate vesting upon certain acceleration events, including a change of control of New Corcentric that occurs within five years of Closing. Any shares subject to vesting pursuant to the Share Vesting and Warrant Surrender Agreement will be surrendered to the extent such shares remain unvested following the five year anniversary of the Closing.
For more information about the Share Vesting and Warrant Surrender Agreement, see the section entitled “Agreements Related to the Business Combination—Share Vesting and Warrant Surrender Agreement.”
Amended and Restated Registration Rights Agreement
In connection with the execution of the Merger Agreement, North Mountain, the Sponsor and certain stockholders of Corcentric entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination. Pursuant to the Registration Rights Agreement, North Mountain agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 30 days of the closing of the Business Combination. Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of North Mountain Common Stock held by Sponsor Holders (as defined therein) immediately following Closing. Such restrictions begin at Closing and end on the earlier of the earlier to occur of (A) the date that is one year following the date of the Closing and (B) subsequent to the Closing, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing (as such term is defined in the Merger Agreement) or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Up to twice in any 12-month period, certain legacy North Mountain and Corcentric stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30,000,000 or all of such holders’ remaining registrable securities. North Mountain also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that North Mountain will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

For more information about the Registration Rights Agreement, see the section entitled “Agreements Related to the Business Combination—Amended and Restated Registration Rights Agreement.”
Lock-up Agreements
In connection with the execution of the Merger Agreement, North Mountain and certain Corcentric stockholders entered into Lock-up Agreements (the “Lock-up Agreements”), in the form attached to the Merger Agreement as Exhibit D. Pursuant to the Lock-up Agreements, such Corcentric stockholders have agreed that they will not, during the period beginning as of the effective time of the Business Combination and continuing to and including the date that is one hundred eighty (180) days after the Closing Date, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of New Corcentric Common Stock, or any options or warrants to purchase any shares of New Corcentric Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Corcentric Common Stock, or any interest in any of the foregoing whether owned at the time of entry into the Lock-up Agreements or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-up Agreements). The Lock-up Agreements will become effective upon the consummation of the Business Combination.
For more information about the Lock-up Agreements, see the section entitled “Agreements Related to the Business Combination—Lock-up Agreements.”
Board of New Corcentric following the Business Combination
Upon the Closing, we anticipate that the New Corcentric Board will consist of seven members, classified into three separate classes, with each class serving a three-year term; except that the Class I directors will be appointed to an initial one-year term (and three-year terms subsequently), the Class II directors will be appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors will be appointed to an initial three-year term (and three-year terms subsequently).
Our board of directors has appointed the following individuals to the New Corcentric Board:
•	Class I Directors: ;
•	Class II Directors: ; and
•	Class III Directors: .
For additional details, see “Management After the Business Combination.”
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization because Corcentric has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:
•	The pre-combination equity holders of Corcentric will hold the majority of voting rights in New Corcentric;
•	Corcentric has the right to appoint a majority of directors to the Board of Directors of New Corcentric;
•	Senior management of Corcentric will comprise the senior management of New Corcentric; and
•	The operations of Corcentric will comprise the only ongoing operations of New Corcentric.
Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Corcentric issuing stock for the net assets of North Mountain, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
For more information, see the section entitled “Proposal No. 2—The Business Combination Proposal—Accounting Treatment of the Business Combination.”
Appraisal or Dissenters’ Rights
No appraisal or dissenter’s rights are available to holders of shares of North Mountain Common Stock or North Mountain Warrants in connection with the Business Combination.

North Mountain Proposals for Stockholder Approval
At the special meeting, the North Mountain’s stockholders will be asked to separately approve the following proposals:
•
The Pre-Mergers Charter Amendment Proposal—a proposal to adopt an amendment to North Mountain’s Existing Charter to increase the authorized shares of North Mountain Class A Common Stock and shares of preferred stock.

•	The Business Combination Proposal—a proposal to approve and adopt the Merger Agreement and the Business Combination.
•	The Post-Mergers Charter Approval Proposal—a proposal to approve the adoption of the Proposed Charter.
•
The Advisory Charter Proposals—proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the SEC requirements:

•
Advisory Charter Proposal A: to reclassify the Company’s capital stock and to increase the total number of authorized shares and classes of stock to     shares, consisting of (a)     shares of Common Stock, par value $0.0001 per share and (b)     shares of preferred stock, par value $0.0001 per share (we refer to this as “Advisory Charter Proposal A”);

•
Advisory Charter Proposal B: to provide with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of all the then-outstanding shares of capital stock of New Corcentric entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL;

•
Advisory Charter Proposal C: to provide that any amendment to New Corcentric’s bylaws will require the approval of either New Corcentric’s board of directors or the holders of at least two-thirds (2/3) of the voting power of the voting power of New Corcentric’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; provided, however, that if the New Corcentric Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of New Corcentric's capital stock entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provision of the Proposed Bylaws;

•
Advisory Charter Proposal D: to provide that exclusive jurisdiction of the Delaware Court of Chancery shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, and to provide further that unless New Corcentric consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be adopted as the sole and exclusive forum for the resolution of claims arising under the Securities Act, or the rules and regulations promulgated thereunder; and

•
Advisory Charter Proposal E: to provide certain additional changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “North Mountain Merger Corp.” to “Corcentric, Inc.” and removing certain provisions relating to North Mountain’s prior status as a blank check company and North Mountain Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.

•
The Nasdaq Proposal— a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, (i) the issuance of shares of North Mountain Class A Common Stock (including the Earnout Shares) pursuant to the Merger Agreement, (ii) the issuance of Warrant Shares pursuant to the Share Vesting and Warrant Surrender Agreement and (iii) the issuance of PIPE Shares, the delivery of PIPE Warrants and the issuance of PIPE Warrant Shares issuable upon exercise of the PIPE Warrants to the PIPE Investors in the PIPE Financing.

•
The Adjournment Proposal— a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Proposal No. 1—The Pre-Mergers Charter Amendment Proposal,” “Proposal No. 2—The Business Combination Proposal,” “Proposal No. 3—The Post-Mergers Charter Approval Proposal,” “Proposal No. 4—The Advisory Charter Proposals,” “Proposal No. 5—The Nasdaq Proposal” and “Proposal No. 6—The Adjournment Proposal.”
Date, Time and Place of Special Meeting
The special meeting will be held on    , 2022, at 10:00 a.m., Eastern time, conducted via live webcast at the following address    . You will need the 16-digit meeting control number that is printed on your proxy card to enter the special meeting. North Mountain recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.
Record Date and Voting
North Mountain’s stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of North Mountain Class A Common Stock or North Mountain Class B Common Stock at the North Mountain Record Date. North Mountain’s stockholders are entitled to one vote for each share of North Mountain Class A Common Stock or North Mountain Class B Common Stock that they owned as of the close of business on the North Mountain Record Date. If North Mountain’s stockholders’ shares are held in “street name” or are in a margin or similar account, such stockholder should contact their broker, bank or other nominee to ensure that votes related to the shares beneficially own by such stockholder are properly counted. On the North Mountain Record Date, there were 13,225,000 shares of North Mountain Class A Common Stock outstanding and 3,306,250 shares of North Mountain Class B Common Stock outstanding and held by our Sponsor.
Our Sponsor has agreed to vote all of their shares of North Mountain Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. North Mountain’s issued and outstanding North Mountain Warrants do not have voting rights at the special meeting.
Quorum and Vote Required for the North Mountain Proposals
A quorum will be present at the special meeting if a majority of the North Mountain Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy.
The approval of the Pre-Mergers Charter Amendment Proposal requires the affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of North Mountain Class A Common Stock, voting separately as a single class.
The approval of the Post-Mergers Charter Approval Proposal requires the affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class and (ii) the holders of a majority of the outstanding shares of North Mountain Class B Common Stock, voting separately as a single class.
The approval of the Business Combination Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal and the Adjournment Proposal require the affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting.
Holders of all of the North Mountain Class B Common Stock (or 20% of the outstanding shares of North Mountain Common Stock) have agreed to vote in favor of the Business Combination Proposal.
For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Special Meeting of North Mountain Stockholders—Quorum and Vote Required for the North Mountain Proposals.”

Recommendation to North Mountain Stockholders
The North Mountain Board believes that each of the Pre-Mergers Charter Amendment Proposal, the Business Combination Proposal, the Post-Mergers Charter Approval Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of North Mountain and its stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.
North Mountain Board’s Reasons for the Approval of the Business Combination
After careful consideration, the North Mountain Board recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. For a description of the North Mountain Board’s reasons for the approval of the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal No. 2—The Business Combination Proposal—Recommendation of the North Mountain Board and Reasons for the Business Combination.”
Interests of North Mountain Directors and Officers in the Business Combination
When considering the North Mountain Board’s recommendation that North Mountain’s stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals presented for stockholder approval in this proxy statement/prospectus, North Mountain’s stockholders should be aware that certain of North Mountain’s Sponsor, executive officers and directors have interests in the Business Combination and the PIPE Financing that may be different from, or in addition to, the interests of North Mountain’s stockholders. These interests may influence North Mountain’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby. These interests were considered by the North Mountain Board when it approved the Business Combination. For further information, please see the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of North Mountain Directors and Officers in the Business Combination.”
Redemption Rights
Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $    million on    , the estimated per share redemption price would have been approximately $   . If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of North Mountain Class A Common Stock for cash and will no longer own shares of North Mountain. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in the Trust Account, which holds approximately $    million on     (net of Permitted Withdrawals). See the section entitled “Special Meeting of North Mountain Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.
Risk Factors
In evaluating the Business Combination and the proposals to be considered and voted on at the special meeting, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 39 of this proxy statement/prospectus. Among these important risks are the following:
Risks Related to Corcentric’s Business and Industry:
•	Corcentric may not sustain its current rate of growth in the future.
•	Corcentric earns a substantial portion of its revenue from payment transactions and Corcentric’s growth is dependent upon the continued acceptance, security and adoption of its payment solutions.
•
Because Corcentric recognizes subscription revenues over the term of the contract, fluctuations in new sales and customer cancellations may not be immediately reflected in Corcentric’s operating results and may be difficult to discern.

•
Corcentric’s business depends substantially on its customers renewing their contracts and subscriptions and purchasing additional subscriptions from Corcentric. Corcentric’s business could be adversely affected if its customers are not satisfied with the services provided by Corcentric and do not renew their contracts or subscriptions.

•
A limited number of customer relationships are responsible for a significant portion of Corcentric’s revenue and cash flow. In addition, Corcentric is subject to credit risk resulting from its managed accounts receivable solutions. A decrease in sales to these customers or a change in these customers’ financial condition could materially harm Corcentric’s business and operating results.

•
If Corcentric fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and payment methods, demand for product enhancements, new product features, and changing business needs, requirements or preferences, its products may become less competitive.

•	The markets in which Corcentric participates are competitive, and if Corcentric does not compete effectively, its operating results could be harmed.
•	Corcentric may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.
•
Corcentric’s business depends, in part, on Corcentric’s relationships with third parties, including partnerships with financial institutions, third party service providers, processing providers and other financial services suppliers. If any of Corcentric’s agreements with such financial institutions, third party service providers, processing providers, or financial services providers are terminated, Corcentric could experience service interruptions.

•
Acquisitions, strategic investments, partnerships, collaborations or alliances could be difficult to identify and integrate, divert the attention of management, disrupt Corcentric’s business, dilute New Corcentric stockholder value, and adversely affect Corcentric’s operating results and financial condition.

•
If Corcentric fails to manage its growth effectively, Corcentric may be unable to execute on its plans and strategies, maintain and grow customer adoption and use of its products and services, or adequately address competitive challenges.

•	If Corcentric fails to offer high-quality customer support, or if its support is more expensive than anticipated, its business and reputation could suffer.
•
Corcentric’s private commerce network solutions strategy is in part dependent upon its ability to provide value to both buyers and suppliers within the network. Failure to do so could have a material adverse effect on Corcentric’s business and results of operations.

•
Corcentric relies on fees and rebates that it receives from its private commerce network solutions suppliers. The failure to maintain contracts with these private commerce network solutions suppliers could adversely affect Corcentric’s business, financial condition and results of operations.

Risks Related to Information Technology, Cybersecurity and Intellectual Property:
•
Corcentric facilitates the transfer of customer funds daily, and is subject to the risk of errors, which could result in financial losses, damage to its reputation, or loss of trust in its brand, which would harm its business and financial results.

•
If Corcentric’s security measures are breached or unauthorized access to customer data is otherwise obtained, Corcentric’s platform or products may be perceived as not being secure, customers may reduce the use of or stop using Corcentric’s products and platform and Corcentric may incur significant liabilities.

•
Corcentric’s risk management efforts may not be effective to prevent fraudulent activities by its customers, employees or other third parties, which could expose Corcentric to material financial losses and liability and otherwise harm its business.

•
If Corcentric fails to adequately protect its proprietary rights, its competitive position could be impaired and it may lose valuable assets, generate less revenue and incur costly litigation to protect its rights.

•	Corcentric may be sued by third parties for various claims including alleged infringement of its proprietary rights, which could be costly and time-consuming to defend.
•	Indemnity and liability provisions in various agreements potentially expose Corcentric to substantial liability for intellectual property infringement, data protection, and other losses.
Risks Related to Regulation:
•	Corcentric relies on various exemptions from licensing, and regulators may find that it has violated applicable laws or regulations.
•	The regulatory environment Corcentric operates in is subject to constant change, and new regulations could make aspects of its business as currently conducted no longer possible.
•	Changes to payment card networks fees or rules, or associated laws or regulations, could harm Corcentric’s business.
Risks Related to North Mountain and the Business Combination
•	There can be no assurance that New Corcentric Common Stock will be approved for listing on Nasdaq or that New Corcentric will be able to comply with the continued listing standards of Nasdaq.
•
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of North Mountain’s securities or, following the Closing, New Corcentric’s securities, may decline. A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

•
Following the consummation of the Business Combination, New Corcentric will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•
The North Mountain Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

•
North Mountain’s Sponsor, officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)
The following summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined statements of operations for nine months ended September 30, 2021 and the year ended December 31, 2020 combine the historical statement of operations of North Mountain and the historical consolidated statement of operations of Corcentric, giving effect to the Business Combination as if it had occurred on January 1, 2020. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of North Mountain and the historical consolidated balance sheet of Corcentric, giving effect to the Business Combination as if it had occurred on September 30, 2021.
The summary unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of North Mountain Class A Common Stock for cash:
•	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
•
Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,251 including a pro rata portion of interest accrued on the Trust Account of $1. The maximum redemption scenario is based on a minimum cash consideration of $150,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents of North Mountain less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000.

	Historical		Pro forma
	North Mountain	Corcentric	No redemption scenario	Maximum redemption scenario
Statement of Operations Data - For the Nine Months Ended September 30, 2021
Total revenue	$—	$114,136	$114,136	$114,136
Total direct costs of revenue	—	57,821	57,821	57,821
Operating loss	(692)	(3,004)	(4,219)	(4,219)
Comprehensive income (loss)	4,289	(11,917)	(9,979)	(9,979)
Basic and diluted net income (loss) per share(1)	0.26	(2.09)	(0.09)	(0.09)
Basic and diluted net income per share, Class B common stock	0.26	n/a	n/a	n/a

	Historical		Pro forma
	North Mountain	Corcentric	No redemption scenario	Maximum redemption scenario
Statement of Operations Data - For the Year Ended December 31, 2020
Total revenue	$—	$174,676	$174,676	$174,676
Total direct costs of revenue	—	105,157	105,157	105,157
Operating income (loss)	(238)	4,362	(571)	(571)
Comprehensive income (loss)	(4,563)	3,124	(6,381)	(6,381)
Basic and diluted net loss per share(1)	(0.42)	(0.82)	(0.06)	(0.06)
Basic and diluted net loss per share, Class B common stock	(0.42)	n/a	n/a	n/a
	Historical		Pro forma
	North Mountain	Corcentric	No redemption scenario	Maximum redemption scenario
Balance Sheet Data - As of September 30, 2021
Total assets	$133,015	$482,514	$509,318	492,067
Total liabilities	14,527	365,130	437,406	437,406
Redeemable preferred stock	—	104,074	—	—
Redeemable common stock	—	5,419	—	—
Class A common stock subject to possible redemption	132,250	—	—	—
Total stockholders' (deficit) equity	(13,762)	7,891	71,912	54,661
(1)	Net income (loss) per share is based on:
•
North Mountain — weighted average number of shares of North Mountain Class A Common Stock outstanding for the nine months ended September 30, 2021 and for the period from July 14, 2020 (date of inception) through December 31, 2020;

•	Corcentric — weighted average number of shares of Corcentric Common Stock outstanding for the nine months ended September 30, 2021 and for the year ended December 31, 2020; and
•	Pro forma — number of shares of Common Stock of New Corcentric expected to be outstanding after the Closing of the Business Combination.

COMPARATIVE PER SHARE DATA

(in thousands, except share and per share amounts)
The following tables set forth:
•	historical per share information of North Mountain for the nine months ended September 30, 2021 and for the period from July 14, 2020 (inception) through December 31, 2020;
•	historical per share information of Corcentric for the nine months ended September 30, 2021 and for the year ended December 31, 2020; and
•
unaudited pro forma per share information of New Corcentric for the nine months ended September 30, 2021 and for the year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

○	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
○
Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,251 including a pro rata portion of interest accrued on the Trust Account of $1. The maximum redemption scenario is based on a minimum cash consideration of $150,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents of North Mountain less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of North Mountain and Corcentric and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of North Mountain and Corcentric is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net income per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of North Mountain and Corcentric would have been had the companies been combined during the periods presented.
	Historical		Pro forma
	North Mountain	Corcentric	No redemption scenario	Maximum redemption scenario
As of and for the Nine Months Ended September 30, 2021
Book value per share – basic and diluted(1)	$(0.83)	$0.61	$0.64	$0.49
Net income (loss) per share – basic and diluted(2)	$0.26	$(2.09)	$(0.09)	$(0.09)
Net income per share, Class B common stock – basic and diluted	$0.26	n/a	n/a	n/a

	Historical		Pro forma
	North Mountain	Corcentric	No redemption scenario	Maximum redemption scenario
For the Year Ended December 31, 2020
Net loss per share – basic and diluted(2)	$(0.42)	$(0.82)	$(0.06)	$(0.06)
Net loss per share, Class B common stock – basic and diluted	$(0.42)	n/a	n/a	n/a
(1)	Book value per share is calculated as total permanent equity divided by:
•	North Mountain — Class A Common Stock and Class B Common Stock outstanding as of September 30, 2021;
•	Corcentric — Common Stock outstanding as of September 30, 2021; and
•	Pro forma — Common Stock of New Corcentric expected to be outstanding after the Closing of the Business Combination.
(2)	Net income (loss) per share is based on:
•
North Mountain — weighted average number of shares of North Mountain Class A Common Stock outstanding for the nine months ended September 30, 2021 and for the period from July 14, 2020 (date of inception) through December 31, 2020;

•	Corcentric — weighted average number of shares of Corcentric Common Stock outstanding for the nine months ended September 30, 2021 and for the year ended December 31, 2020; and
•	Pro forma — number of shares of Common Stock of New Corcentric expected to be outstanding after the Closing of the Business Combination.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
North Mountain Units, North Mountain Class A Common Stock and the Public Warrants are currently listed on Nasdaq under the symbols “NMMCU,” “NMMC,” and “NMMCW,” respectively. The closing price of the North Mountain Units, North Mountain Class A Common Stock and the Public Warrants on December 8, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.29, $9.88 and $0.90, respectively. As of    , 2022, the North Mountain Record Date, the closing price of the North Mountain Units, North Mountain Class A Common Stock and the Public Warrants was $   , $   , and $   , respectively.
There is no public market for Corcentric Common Stock or Corcentric Preferred Stock.
Dividend Policy
We have not paid any cash dividends on our shares of North Mountain Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Corcentric’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of the New Corcentric Board. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Pursuant to the terms of that certain Loan and Security Agreement dated as of November 15, 2018 (“Loan Agreement”) and that certain Amended and Restated Loan and Security Agreement, dated November 15, 2018 (“Revolving Facility”) as amended from time to time, neither Corcentric nor any of its subsidiaries is permitted to declare or pay any dividends or make other payments to purchase, redeem, retire or otherwise acquire any equity interest other than pursuant to customary exceptions including, dividends on account of equity interests pursuant to a cashless exchange and dividends subject to maximum limitations set forth in the Loan Agreement so long as the conditions set forth in the Loan Agreement are satisfied.

RISK FACTORS
The following risk factors will apply to the business and operations of New Corcentric following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Corcentric and New Corcentric’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of North Mountain Common Stock. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. We and Corcentric may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair New Corcentric’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of Corcentric and financial statements of North Mountain and notes thereto included elsewhere in this proxy statement/prospectus.
Risks Related to Corcentric’s Business and Industry
Corcentric may not sustain its current rate of growth in the future.
Corcentric’s recent growth may not be indicative of its future growth, and if Corcentric continues to grow at the current pace, it may not be able to manage its growth effectively. Corcentric’s growth also makes it difficult to evaluate its future prospects and may increase the risk that it will not be successful.
Corcentric’s revenue was approximately $174,700,000, $144,600,000 and $103,000,000 for fiscal years 2020, 2019 and 2018, respectively. Even if Corcentric’s revenue continues to increase, its growth rate may decline in the future as a result of a variety of factors, including the increasing scale of its business. Overall growth of Corcentric’s revenue depends on a number of factors, including Corcentric’s ability to:
•	attract new customers and increase sales to Corcentric’s existing customers;
•	increase adoption and usage of Corcentric’s products and services;
•	manage the effects of the COVID-19 pandemic on Corcentric’s business and operations;
•	expand the functionality and scope of the products Corcentric offers;
•	increase the rates at which customers subscribe to and continue to use Corcentric’s products;
•	increase the volume of payments processed by successfully monetizing the payment opportunity in Corcentric’s current and prospective customer base;
•	increase awareness of Corcentric’s brand and successfully compete with other companies;
•	provide Corcentric’s customers with high-quality customer support that meets their needs; and
•	successfully identify and acquire or invest in businesses, products, or technologies that Corcentric believes could complement or expand its products and services.
Corcentric cannot guarantee that it will successfully accomplish these objectives, which makes it difficult for Corcentric to forecast its future growth and operating results. If the assumptions that Corcentric uses to plan its business are incorrect or change in reaction to changes in Corcentric’s markets, or if Corcentric is unable to maintain consistent revenue or revenue growth, New Corcentric’s stock price could be volatile. Corcentric’s revenue from any prior quarterly or annual periods should not be relied upon as an indication of Corcentric’s future revenue or revenue growth or growth in its volume of payments processed.
In addition, Corcentric expects to continue to expend substantial financial and other resources on:
•	sales, marketing and customer success, including an expansion of Corcentric’s sales organization and new customer success initiatives;
•	Corcentric’s technology infrastructure, including systems architecture, scalability, availability, performance, and security;

•	product development, including investments in Corcentric’s product development team and the development of new products and new functionality;
•	acquisitions or strategic investments;
•	regulatory compliance and risk management; and
•	general administration, including increased legal and accounting expenses associated with being a public company.
These investments may not result in increased revenue growth in Corcentric’s business. If Corcentric is unable to increase its revenue at a rate sufficient to offset the expected increase in its costs, its business, financial position and operating results will be harmed, and Corcentric may not be able to sustain Corcentric’s current rate of growth over the long term.
Corcentric earns a substantial portion of its revenue from payment transactions and Corcentric’s growth is dependent upon the continued acceptance, security and adoption of its payment solutions.
Corcentric earns a substantial portion of its revenue from payment transactions paid to suppliers in its networks and its growth is dependent upon the continued acceptance, security, and adoption of its payment solutions. During the fiscal year ended December 31, 2020, Corcentric earned approximately $49,600,000 in revenue from payment transactions paid through its networks.
Although Corcentric expects businesses to continue to accept and adopt electronic forms of payment, the adoption rates of its payment solutions could erode or grow more slowly than expected. Participants in Corcentric’s payment networks select their preferred method of payment based on their internal business rules, preferences, or perceived value, which may change at any time. Participants may, with or without advance notice, prohibit or impose restrictions on the methods Corcentric uses to provide or deliver electronic payments that Corcentric may not be aware of or be able to comply with, seek to negotiate reduced pricing, or charge fees in order to accept electronic payments. Certain industries and verticals are also less inclined to accept electronic forms of payment which may limit Corcentric’s ability to successfully expand into new industries or verticals. Corcentric has experienced, and may in the future experience, fluctuations in quarterly revenue resulting from participants changing their preferred method of payment to reduce their interchange rates.
The revenue Corcentric receives from payment transactions is also dependent upon a number of factors, many of which Corcentric does not control, including the continued acceptance and adoption by businesses of electronic payments, transaction fees which Corcentric expects may decline over time, fees charged by suppliers to accept electronic payments, buyer incentives, and the terms of Corcentric’s commercial agreements with third-party service providers that are involved in the payment process. Widespread adoption of new forms of electronic payments, such as real time payments, could also negatively impact the revenue Corcentric receives from electronic payment transactions.
Because Corcentric recognizes subscription revenues over the term of the contract, fluctuations in new sales and customer cancellations may not be immediately reflected in Corcentric’s operating results and may be difficult to discern.
Corcentric generally recognizes subscription revenues from customers ratably over the terms of their software contracts. Most of Corcentric’s subscription revenues in any quarter are derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new subscriptions or an increase in customer cancellations in any single quarter would likely have only a small impact on Corcentric’s revenues for that quarter. However, such a decline or increase would negatively affect Corcentric’s revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of Corcentric’s platform, and potential changes in Corcentric's pricing policies or rate of customer cancellations, may not be fully apparent from Corcentric's reported results of operations until future periods.
Corcentric may be unable to adjust its cost structure to reflect the changes in revenues. In addition, a significant majority of Corcentric’s costs are expensed as incurred, while subscription revenues are recognized over the life of the customer agreement. As a result, increased growth in the number of Corcentric’s customers could result in Corcentric’s recognition of more costs than revenues in the earlier periods of the terms of Corcentric’s agreements. Corcentric’s subscription model also makes it difficult for Corcentric to rapidly increase Corcentric’s revenues through additional sales in any period, as revenues from new software customers must be recognized over the applicable subscription term.
Corcentric’s business depends substantially on its customers renewing their contracts and subscriptions and purchasing additional subscriptions from Corcentric. Corcentric’s business could be adversely affected if its customers are not satisfied with the services provided by Corcentric and do not renew their contracts or subscriptions.
Corcentric’s business depends on its ability to satisfy its customers with respect to its products and platform as well as the services that are performed to help its customers use features and functions of its products. In order for Corcentric to maintain or improve its operating results and grow its revenue, it is important that Corcentric’s customers renew their subscriptions when the initial contract term expires and add additional authorized users and additional products and services to their subscriptions. Corcentric’s customers have no obligation to renew their subscriptions, and there can be no assurance that Corcentric’s customers will renew subscriptions with a similar contract period or with the same or a greater number of authorized users and products and services. Some of Corcentric’s customers in the past have elected not to renew their subscription agreements with Corcentric, and Corcentric may not be able to accurately predict renewal rates.
Corcentric’s renewal rates, including its dollar-based net revenue retention rate, may decline or fluctuate as a result of a number of factors, including Corcentric’s customers’ satisfaction with its products, its services, its customer support, its prices and contract length, the prices of competing solutions, the results of any customer security audit of Corcentric’s platform or any other customer audit of Corcentric, mergers and acquisitions affecting its customer base, the effects of global economic conditions or reductions in its customers’ spending levels. Corcentric’s future success also depends in part on Corcentric’s ability to increase the adoption rate of its products and services for its current customers. If Corcentric’s customers do not renew their subscriptions, renew on less favorable terms or fail to add more authorized users or additional products and services, Corcentric’s revenues may decline, and Corcentric may not realize improved operating results from Corcentric’s customer base. In addition, negative publicity related to Corcentric's customer relationships, regardless of its accuracy, may further damage its business by affecting its ability to compete for new business with current and prospective customers.
A limited number of customer relationships are responsible for a significant portion of Corcentric’s revenue and cash flow. In addition, Corcentric is subject to credit risk resulting from its managed accounts receivable solutions. A decrease in sales to these customers or a change in these customers’ financial condition could materially harm Corcentric’s business and operating results.
To date, a substantial portion of Corcentric’s business has been dependent on a limited group of relationships. For example, Corcentric’s largest customer relationship represents 10.9% of its total revenue during the year ended December 31, 2020. As a result, there may be variability in Corcentric’s results if its relationship with this customer were to change or be lost completely. Additionally, most of Corcentric’s customers may generally terminate their respective agreements with it in each case for cause upon written notice of certain uncured material breaches of contract by Corcentric, upon the bankruptcy or insolvency of the other party or under certain other circumstances.
Corcentric expects that a limited number of customers and relationships will continue to account for a substantial portion of its revenue in future periods. A decrease in sales to these customers or a loss of one or more could harm Corcentric’s results of operations and financial condition.
In addition, because Corcentric relies on a limited number of customers for a significant portion of its revenue, delayed payments by a few of its largest customers could result in a reduction in, and greater volatility of, its cash flow and available cash. If customers fail to pay Corcentric under the terms of its agreements, Corcentric may be adversely affected from both the inability to collect amounts due and the cost of enforcing the terms of its contracts, including litigation.

Corcentric also depends on the creditworthiness of its customers. If Corcentric’s customers dispute transactions, seek bankruptcy protection or pursue other similar relief and fail to pay amounts due to Corcentric, or pay those amounts more slowly, that could increase Corcentric’s credit risk and adversely affect Corcentric’s operating results, financial position and cash flow. The recent and ongoing global COVID-19 pandemic may also increase the likelihood of these risks.
If Corcentric fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and payment methods, demand for product enhancements, new product features, and changing business needs, requirements or preferences, its products may become less competitive.
The market for Corcentric’s payments and software solutions are subject to ongoing technological change, evolving industry standards, changing regulations and payment methods, and changing customer needs, requirements and preferences. The success of Corcentric’s business will depend, in part, on its ability to adapt and respond effectively to these changes on a timely basis, including launching new products and services. The success of any new product and service, or any enhancements, features, or modifications to existing products and services, depends on several factors, including the timely completion, introduction, and market acceptance of such products and services, enhancements, modifications and new product features. If Corcentric is unable to enhance its platform and products, add new payment methods or develop new products that keep pace with technological and regulatory change and changes in customer preferences and achieve market acceptance, or if new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently, or more securely than Corcentric’s products, its business, operating results and financial condition would be adversely affected. Furthermore, modifications to Corcentric’s existing platform, products, or technology will increase its research and development expenses. Any failure of Corcentric’s products and services to operate effectively with existing or future customer systems for their billing and payment systems and third-party technologies could reduce the demand for its services, result in customer dissatisfaction and adversely affect its business.
The markets in which Corcentric participates are competitive, and if Corcentric does not compete effectively, its operating results could be harmed.
The market for Corcentric’s software and payments solutions is fragmented, competitive, and constantly evolving. Corcentric’s competitors range from large entities to smaller suppliers of solutions that focus on billing, invoicing solutions and/or electronic bill presentment and payment. With the introduction of new technologies and market entrants, Corcentric expects that the competitive environment will remain intense going forward. Accounting software providers, as well as the financial institutions with which Corcentric partners, may internally develop products, acquire existing, third-party products, or may enter into partnerships or other strategic relationships that would enable them to expand their product offerings to compete with Corcentric’s platform or provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than Corcentric. These software providers and financial institutions may have the operating flexibility to bundle competing solutions with other offerings, including offering them at a lower price or for no additional cost to customers as part of a larger sale. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships, or strategic relationships. As Corcentric looks to market and sell its products and services to potential customers or partners with existing solutions, it must convince their internal stakeholders that its products and services are superior to their current solutions.
Corcentric competes on several factors, including:
•	product features, quality, and functionality;
•	data asset size and ability to leverage artificial intelligence to scale with its customers' business needs;
•	ease of deployment along with ease of integration with customers’ and partners’ application programming interfaces (API) for their billing and payment systems as well as third-party technologies;
•	ability to automate processes;
•	cloud-based delivery architecture;
•	advanced security and control features;

•	brand recognition; and
•	pricing and total cost of ownership.
Corcentric’s competitors vary in size, breadth, and scope of the products and services offered. Many of Corcentric’s competitors and potential competitors have greater name recognition, more established customer relationships, larger research and development and marketing budgets, a larger global footprint and greater resources than Corcentric. Corcentric’s competitors may be able to respond more quickly and effectively than it can to new or changing opportunities, technologies, standards and customer requirements. For example, an existing competitor or new entrant could introduce new technology that reduces demand for Corcentric’s products or services.
For these reasons, Corcentric may not be able to compete successfully against its current or future competitors, and this competition could result in the failure of its products and services to continue to achieve or maintain market acceptance, any of which would harm its business, operating results and financial condition.
Corcentric may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.
Corcentric has funded its capital requirements since inception primarily through equity financings, credit facilities, and cash flows from operations. Corcentric’s managed accounts receivable solution is a key driver of its future growth. This solution may require substantial amounts of working capital as new customers are onboarded. In addition to the capital requirements from growing Corcentric’s managed accounts receivable solution, Corcentric intends to continue to make investments to support its business, which may require it to engage in equity or debt financings in addition to the funds it receives in connection with the Business Combination and the PIPE Financing to secure additional funds. However, additional financing may not be available on terms favorable to Corcentric, if at all.
If Corcentric’s lenders reduce or terminate its access to amounts under its credit facilities, Corcentric may not have sufficient capital to fund its working capital and other needs, and it may need to secure additional capital or financing to fund its operations or to repay outstanding debt under its credit facilities. Corcentric cannot provide assurance that it will be successful in ensuring the availability of amounts under its credit facilities or in raising additional capital, or that any amount, if raised, will be sufficient to meet its cash needs or will be on terms as favorable as those which have been available to it historically. If Corcentric is not able to raise additional capital when needed or if adequate funds are not available on acceptable terms, Corcentric may be unable to invest in future growth opportunities, which could harm its business, operating results and financial condition. In addition, a recession, depression, an increase in interest rates or other sustained adverse market event could materially and adversely affect Corcentric’s business.
Corcentric’s business depends, in part, on Corcentric’s relationships with third parties, including partnerships with financial institutions, third party service providers, processing providers and other financial services suppliers. If any of Corcentric’s agreements with such financial institutions, third party service providers, processing providers, or financial services providers are terminated, Corcentric could experience service interruptions.
Corcentric’s business requires Corcentric to enter into contracts and relationships with a number of third parties, including financial institutions, processors, other financial services suppliers, technology and cloud-based hosting providers, and others. To grow its business, Corcentric will seek to expand its relationships with its financial institution partners, processors and other financial services suppliers, and to partner with additional banks and financial institutions, processors, financial services providers and suppliers. These partners and suppliers have contractual and regulatory requirements and conditions that Corcentric must satisfy and continue to comply with in order to continue and grow the relationships. For example, Corcentric’s financial institution partners, processors and financial services suppliers may require Corcentric to submit to an exhaustive security audit, given the sensitivity and importance of storing their customer billing and payment data on Corcentric’s platform.
Corcentric also provides print and mail services as part of its billing and invoicing solutions and depends on postage and delivery through the respective countries postal service. Postage and delivery is a significant cost incurred in connection with Corcentric’s print and mail billing and invoicing solutions. As a result of this dependence, Corcentric may be subject to shipping delays or disruptions caused by inclement weather, natural disasters, system interruptions and technology failures, labor activism, health epidemics, government shutdowns or bioterrorism.
Corcentric also depends on banks to process transactions, including Automated Clearing House (“ACH”) and network branded third party payment card transactions, for its customers. Corcentric has entered into agreements with banks for payment processing and related services. These agreements include significant security, compliance, and operational obligations. If Corcentric is not able to comply with those obligations or Corcentric’s agreements with the processing banks or its credit card transaction processor are terminated for any reason, Corcentric could experience service interruptions as well as delays and additional expenses in arranging new services, potentially interfering with Corcentric's existing customer relationships or making Corcentric less attractive to potential new customers.
If Corcentric is unsuccessful in establishing, growing, or maintaining its relationships with partners, Corcentric’s ability to compete in the marketplace or to grow its revenue could be impaired, and Corcentric’s results of operations may suffer. Even if Corcentric is successful in its strategic relationships, Corcentric cannot assure you that these relationships will result in increased customer usage of its platform or increased revenues.
Acquisitions, strategic investments, partnerships, collaborations or alliances could be difficult to identify and integrate, divert the attention of management, disrupt Corcentric’s business, dilute New Corcentric stockholder value, and adversely affect Corcentric’s operating results and financial condition.
Corcentric has in the past acquired and may in the future seek to acquire or invest in businesses, products or technologies that it believes could complement or expand its business, enhance its technical capabilities or otherwise offer growth opportunities. Acquisitions may disrupt Corcentric’s business, divert its resources and require significant management attention that would otherwise be available for development of its existing business.
Corcentric may incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not such acquisitions are completed. In addition, Corcentric may not successfully identify desirable acquisition targets, or if it acquires additional businesses, it may not be able to integrate them effectively following the acquisition or effectively manage the combined business following the acquisition. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, as well as unfavorable accounting treatment and exposure to claims and disputes by third parties, including intellectual property claims. A significant portion of the purchase price of companies Corcentric acquires may be allocated to acquired goodwill and other intangible assets. If Corcentric’s acquisitions do not yield expected returns, Corcentric may be required to take charges to its operating results based on the annual or interim impairment assessment process for goodwill and intangible assets, which could adversely affect Corcentric’s results of operations. Corcentric also may not generate sufficient financial returns to offset the costs and expenses related to any acquisitions. In addition, if an acquired business fails to meet Corcentric’s expectations, its business, operating results and financial condition may suffer.
Any of the foregoing obstacles, or a combination of them, could decrease operating margins and increase selling, general and administrative expenses in absolute terms and/or as a percentage of net sales, which could in turn negatively impact Corcentric’s financial condition and results of operations. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with Corcentric’s assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact Corcentric’s business, financial condition and results of operations.
If Corcentric fails to manage its growth effectively, Corcentric may be unable to execute on its plans and strategies, maintain and grow customer adoption and use of its products and services, or adequately address competitive challenges.
Corcentric has experienced growth in its business, headcount and operations in recent years. Corcentric anticipates that it will continue to expand its operations and headcount in the near future. This growth has placed, and future growth will place, a significant strain and demands on Corcentric’s management and administrative, operational and financial infrastructure. Corcentric’s success will depend in part on its ability to manage this growth effectively. Although Corcentric’s business has experienced significant growth, it cannot provide any assurance that its business will continue to grow at the same rate or at all. As Corcentric continues to grow, it must effectively integrate, develop and motivate a large number of new employees, while maintaining the effectiveness of its business execution and the beneficial aspects of its corporate culture. In particular, Corcentric intends to continue to make directed and substantial investments to expand its research and development, sales and marketing, and general and administrative organizations.
To effectively manage growth, Corcentric must continue to improve its operational, financial and management controls, and its reporting systems and procedures by, among other things:
•	improving Corcentric’s key business applications, processes and IT infrastructure to support its business needs;
•
enhancing information and communication systems to ensure that Corcentric’s employees and offices are well-coordinated and can effectively communicate with each other and Corcentric’s growing base of customers and partners;

•	enhancing Corcentric’s internal controls to ensure timely and accurate reporting of all of its operations and financial results and the added complexities of public company reporting; and
•	appropriately documenting Corcentric’s IT systems and its business processes.
The systems enhancements and improvements necessary to support Corcentric’s business as it continues to scale will require significant capital expenditures and allocation of valuable management and employee resources. If Corcentric fails to implement these improvements effectively, its ability to manage its expected growth, ensure uninterrupted operation of its platform and comply with the rules and regulations that are applicable to public reporting companies will be impaired. Additionally, failure to effectively manage growth could result in difficulty or delays in increasing Corcentric’s customer base, increasing use by Corcentric’s customers of Corcentric’s products and services, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features and/or other operational difficulties, any of which could adversely affect Corcentric’s business performance and results of operations.
If Corcentric fails to offer high-quality customer support, or if its support is more expensive than anticipated, its business and reputation could suffer.
Corcentric’s customers rely on its customer support services, which it refers to as customer success, to resolve issues and realize the full benefits provided by its platform. High-quality support is also important for the renewal and expansion of Corcentric’s subscriptions with existing customers. Corcentric primarily provides customer support over chat and email, with limited phone-based support. If Corcentric does not help its customers quickly resolve issues and provide effective ongoing support, or if its support personnel or methods of providing support are insufficient to meet the needs of its customers, its ability to retain customers, increase adoption by its existing customers and acquire new customers could suffer, and its reputation with existing or potential customers could be harmed. If Corcentric is not able to meet the customer support needs of its customers by chat and email during the hours that it currently provides support, it may need to increase its support coverage and provide additional phone-based support, which may reduce its profitability.
Corcentric’s private commerce network solutions strategy is in part dependent upon its ability to provide value to both buyers and suppliers within the network. Failure to do so could have a material adverse effect on Corcentric’s business and results of operations.
Buyers receive value from Corcentric’s solution by purchasing goods and services at prices that are below what they could negotiate individually. Corcentric receives fees from its suppliers that are based on the total volume purchased by its buyers through its solution. In order to maintain and develop new relationships with buyers in its private commerce network solutions, Corcentric looks for ways to reduce the prices that they pay for products and services. However, success in serving such purchasers by reducing the prices they pay suppliers for products and services reduces the fees that Corcentric receives for processing such transactions. Moreover, since Corcentric’s fees are often based upon the percentage of dollar volume processed through its solution, Corcentric is exposed to commodity price changes. For example, if the price of tires declines, then the amount that Corcentric earns on a fixed number of tire purchases would correspondingly decline.

In order to maintain or increase Corcentric’s revenues and margins while implementing these strategies, Corcentric would have to increase sales volumes of existing products and services or introduce and sell new products and services in amounts sufficient to compensate for the reduced revenue effect of price reductions. If Corcentric’s competitors in these lines of business similarly reduce or obtain lower prices for their private commerce network purchasers, it may face further challenges. A failure to successfully implement Corcentric’s price reduction strategy could have a material adverse effect on its business, financial condition and results of operations.
Suppliers participate in Corcentric’s private commerce network solutions by offering discounts on aggregated purchases. However, suppliers also sell directly to customers outside of Corcentric’s private commerce network solutions program, typically at higher prices. Thus, Corcentric’s suppliers have an incentive to limit sales through its private commerce network solutions program if they can make the same sales outside of its program at higher prices.
In some cases, suppliers must approve each customer before it is allowed to participate in Corcentric’s private commerce network solutions program. Similarly, some suppliers impose size limitations on which customers may participate in Corcentric’s private commerce network solutions program. If suppliers do not authorize new customers to participate in Corcentric’s private commerce network program, or increase the requirements under which new customers may join, Corcentric’s business and operating results may be harmed.
Corcentric relies on fees and rebates that it receives from its private commerce network solutions suppliers. The failure to maintain contracts with these private commerce network solutions suppliers could adversely affect Corcentric’s business, financial condition and results of operations.
Corcentric relies heavily on its relationships with its private commerce network solutions suppliers, which provide products and services to Corcentric’s private commerce network solutions purchasers at reduced prices. These suppliers pay Corcentric rebates calculated either as a percentage of the transaction value under specific preferred private commerce network programs or as a pre-determined fee per transaction or item. Supplier commitment to Corcentric’s private commerce network solutions has been, and will continue to be, a crucial element of Corcentric’s business model. There can be no assurances that Corcentric’s relationships with its suppliers will continue on existing terms or at all. A termination of any relationship or agreement with a supplier would result in the loss of fees and rebates pursuant to Corcentric’s arrangement with that supplier, which could adversely affect Corcentric’s business, financial condition and results of operations. Moreover, since some suppliers pay Corcentric rebates calculated as a percentage of the transaction value, Corcentric is exposed to commodity price changes.
If Corcentric cannot demonstrate to its private commerce network solutions suppliers the ability to increase their market share or access to purchasers through Corcentric’s private commerce network solutions or other products and services, Corcentric may lose negotiating leverage with its contracted suppliers which may result in its inability to maintain its agreements with purchasers or win new business. In addition, if Corcentric loses a relationship with a supplier, it may not be able to negotiate similar arrangements for its private commerce network solutions purchasers with other suppliers on the same terms and conditions or at all, which could damage Corcentric’s reputation with its private commerce network purchasers and, in turn, have a material adverse effect on Corcentric’s business, financial condition and results of operations.
If Corcentric fails to maintain and enhance its brand, its ability to expand its customer base will be impaired and its business, operating results and financial condition may suffer.
Corcentric believes that developing and maintaining widespread awareness of its brand in a cost-effective manner is critical to achieving widespread acceptance of its products and attracting new customers. Successfully maintaining and enhancing Corcentric’s brand will depend largely on the effectiveness of its marketing and demand generation efforts, its ability to provide reliable products that continue to meet the needs of its customers at competitive prices, its ability to maintain its customers’ trust, its ability to continue to develop new functionality and products, and its ability to successfully differentiate its platform and products from competitive products and services. Corcentric’s brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses Corcentric incurs in building its brand. If Corcentric fails to successfully promote and maintain its brand, its business could suffer.

Corcentric’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which Corcentric competes achieves the forecasted growth, Corcentric’s business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts, including those Corcentric has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of Corcentric’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by its market opportunity estimates will purchase Corcentric’s products at all or generate any particular level of revenue for Corcentric. Any expansion in Corcentric’s market depends on a number of factors, including the cost, performance, and perceived value associated with its platform and products and those of its competitors. Even if the market in which Corcentric competes meets the size estimates and growth forecasted, Corcentric’s business could fail to grow at similar rates, if at all. Corcentric’s growth is subject to many factors, including its success in implementing its growth strategies, which are subject to many risks and uncertainties. Accordingly, Corcentric’s forecasts of market growth should not be taken as indicative of its future growth.
Corcentric will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with its public company responsibilities and corporate governance practices.
If Corcentric completes the Business Combination and becomes a public company, Corcentric will incur significant legal, accounting and other expenses. For example, Corcentric will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), as well as rules and regulations subsequently implemented by the SEC and the listing requirements of Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements will increase Corcentric’s legal, financial compliance and insurance costs and will make some activities more time consuming and costly. In addition, Corcentric’s management and other personnel will divert attention from operational and other business matters to devote substantial time to these public company requirements. Corcentric cannot predict or estimate the amount of additional costs it may incur as a result of being a public company.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Corcentric intends to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Corcentric’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against Corcentric and its business may be adversely affected.
The rules and regulations applicable to public companies make it more expensive for Corcentric to obtain and maintain director and officer liability insurance, and Corcentric may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for Corcentric to attract and retain qualified members of its board of directors, particularly to serve on Corcentric’s audit committee and compensation committee, and qualified executive officers.
Financial projections relating to New Corcentric after the Business Combination may not be achieved.
In connection with the Business Combination, Corcentric prepared and considered, among other things, internal financial forecasts and analyses for New Corcentric. These financial projections include assumptions regarding the volume of transactions on the Corcentric platform, the number of new customers added, revenue growth and profitability assumptions from recent acquisitions, future operating costs and other assumptions regarding future performance. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry, regulatory and other uncertainties and may not be achieved in full, at all, or within projected timeframes. The failure of New Corcentric to achieve the projected results could have a material adverse effect on the price of shares of New Corcentric Common Stock. Due to a variety of factors, including following the announcement of the Business Combination changes in market conditions and the effects of COVID-19, the financial projections prepared in connection with the Business Combination may not reflect Corcentric’s management’s best expectations of Corcentric’s future financial performance as of the closing of the Business Combination.
Corcentric’s quarterly results may fluctuate significantly and may not fully reflect the underlying performance of Corcentric’s business.
Corcentric’s results of operations and key metrics discussed elsewhere in this proxy statement/prospectus, Monetized Transaction Volume and Dollar Based Net Revenue Retention, may vary significantly in the future and period-to-period comparisons of Corcentric’s operating results and key metrics may not provide a full picture of Corcentric’s performance. Accordingly, the results of any one quarter or year should not be relied upon as an indication of future performance. Corcentric’s quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of Corcentric’s control, as a result they may not fully reflect the underlying performance of Corcentric’s business. These quarterly fluctuations may negatively affect the value of New Corcentric Common Stock. Factors that may cause these fluctuations include, without limitation:
•	Corcentric’s ability to attract new customers;
•	the addition or loss of one or more of Corcentric’s larger customers, including as the result of acquisitions or consolidations;
•
the timing of recognition of revenues, including a significant portion of Corcentric’s revenues that are transaction-based and highly recurring in nature and vary based on the number of invoices processed, payments made and payment volume;

•	the amount and timing of operating expenses;
•	general economic, industry and market conditions, both domestically and internationally, including any economic downturns and adverse impacts resulting from the COVID-19 pandemic;
•	the timing of Corcentric’s billing and collections;
•	customer renewal, expansion, and adoption rates;
•	security breaches or, technical difficulties with, or interruptions to the delivery and use of Corcentric’s products and services on its platform;
•	the amount and timing of completion of professional services engagements;
•	increases or decreases in the number of users for Corcentric’s products, services and platform, or pricing changes upon any renewals of customer agreements;
•	changes in Corcentric’s pricing policies or those of its competitors;
•
the timing and success of new product introductions by Corcentric or its competitors or any other change in the competitive dynamics of Corcentric’s industry, including consolidation among competitors, customers or partners;

•	extraordinary expenses such as litigation or other dispute-related expenses or settlement payments;
•	sales tax and other tax determinations by authorities in the jurisdictions in which Corcentric conducts business;
•	the impact of new accounting pronouncements and the adoption thereof;
•	fluctuations in stock-based compensation expense;
•	expenses in connection with mergers, acquisitions or other strategic transactions;
•	the amount and timing of expenses related to Corcentric’s expansion to markets outside the United States; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.
Further, in future periods, Corcentric’s revenue growth could slow or Corcentric’s revenues could decline for a number of reasons, including slowing demand for Corcentric’s products and services, increasing competition, a decrease in the growth of Corcentric’s overall market, or Corcentric’s failure, for any reason, to continue to capitalize on growth opportunities. In addition, Corcentric’s growth rate may slow in the future as its market penetration rates increase. As a result, Corcentric’s revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and Corcentric may not be able to achieve or sustain profitability in future periods, which could harm its business and cause the market price of New Corcentric Common Stock to decline.
Certain end markets that Corcentric serves are cyclical, which can cause significant fluctuations in Corcentric’s results of operations and cash flows.
The cyclical nature of the supply and demand balance of certain end markets that Corcentric serves, such as transportation, poses risks to Corcentric that are beyond its control and can affect its operating results. These markets are highly competitive; are driven to a large extent by end-use markets; and may experience overcapacity, all of which may affect demand for and pricing of Corcentric’s products and solutions, and may result in volatile operating results and cash flows over Corcentric’s business cycle. Corcentric’s operations and earnings may also be significantly affected by changes in economic activity, which depend on local, regional and global events and conditions. Additionally, the cyclical nature of these end markets could be further exaggerated or interrupted by the effects of the COVID-19 pandemic, which in turn could significantly affect demand for Corcentric’s products and solutions.
Because Corcentric’s platform is sold to businesses with complex operating environments, Corcentric may encounter long and unpredictable sales cycles, which could adversely affect its operating results in a given period.
Corcentric’s ability to increase revenues and achieve profitability depends, in large part, on its ability to continue to attract mid-market and large enterprises to its platform and grow this segment of its customer base. Corcentric expects to continue to focus most of its sales efforts on these customers in the near future. Accordingly, Corcentric will continue to face greater costs, longer sales cycles and less predictability in completing some of its sales, than would be expected from selling to a predominantly small business target customer base. A delay in or failure to close a large sale to one or more prospective new customers could cause harm to Corcentric’s business and financial results and cause its financial results to vary significantly from period to period.
Corcentric’s typical sales cycle ranges from three to nine months. The wide range reflects that a number of timing factors can vary significantly between prospective customers, many of which Corcentric cannot control, including:
•	customers’ budgetary constraints and priorities;
•	the timing of customers’ budget cycles;
•	the need by some customers for lengthy evaluations; and
•	the length and timing of customers’ approval processes.
In addition, as a result of the recent COVID-19 pandemic, many enterprises have limited travel and in person meetings and implemented other restrictions that could make the sales process more lengthy and difficult.
Mid-market and large enterprises tend to have more complex operating environments than smaller businesses, making it often more difficult and time-consuming for Corcentric to demonstrate the value of its platform to these prospective customers. The customer’s decision to use Corcentric’s platform may also be an enterprise-wide decision, and these types of sales require Corcentric to provide greater levels of education regarding the use and benefits of its platform, which causes Corcentric to expend substantial time, effort and money educating the prospective customer as to the value of its platform. In addition, Corcentric has no assurance that a prospective customer will ultimately purchase any services from it at all, regardless of the amount of time or resources Corcentric has spent on the opportunity. For example, Corcentric’s target customer may decide in the end to purchase software from one of its larger, more established competitors because they are unsure about moving forward with a newer and less well-known brand such as Corcentric’s. As a result of the variability and length of the sales cycle, Corcentric has only a limited ability to forecast the timing of sales, and its results of operations may differ from expectations.
Corcentric buys and sells commercial trucks and trailers, and there is no guarantee that Corcentric’s activities will be profitable.
While Corcentric typically acts as a broker for sellers of capital equipment, in certain circumstances, Corcentric may purchase the asset outright from a customer, make necessary repairs or improvements and subsequently sell the asset. As such, Corcentric is exposed to price movements in the market for commercial trucks and trailers. Moreover, Corcentric may have to spend money to repair or improve the asset, and there is no guarantee that it can recover such investments upon resale or earn a profit on its activities. While Corcentric has not generally carried more than $6,500,000 of assets held for sale at a given time during prior years (with an average monthly carrying value of approximately $2,500,000 during the last three fiscal years) nor held assets in inventory for longer than 120 days, if there is a downturn in the market for capital equipment, particularly commercial trucks and trailers, or if Corcentric makes an unusually large purchase of assets which it is unable to sell quickly, Corcentric may be forced to hold its assets longer than anticipated or sell such assets at a loss.
Risks Related to Information Technology, Cybersecurity and Intellectual Property
Corcentric facilitates the transfer of customer funds daily, and is subject to the risk of errors, which could result in financial losses, damage to its reputation, or loss of trust in its brand, which would harm its business and financial results.
For the nine months ended September 30, 2021, Corcentric processed approximately $2.0 billion in payments on its platform, compared to $1.9 billion in calendar year 2020 and $1.4 billion for the nine months ended September 30, 2020. Corcentric has grown and seeks to continue to grow, and although it maintains a multi-faceted risk management process, Corcentric’s business is always subject to the risk of financial losses as a result of credit losses, fraud, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors. As a provider of invoicing, billing, cash cycle management, and payment solutions, Corcentric collects and facilitates the transfers of funds on behalf of its customers that are subject to losses, disruptions, and errors.
Moreover, Corcentric’s trustworthiness and reputation are fundamental to its business. As a provider of cloudbased software for complex financial operations, the occurrence of any credit losses, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on Corcentric’s platform could result in financial losses to Corcentric’s business and its customers, loss of trust, damage to its reputation, or termination of its agreements with customers or partners, each of which could result in:
•	loss of customers;
•	lost or delayed market acceptance and sales of Corcentric’s products and services and decreased use of Corcentric’s platform;
•	legal claims against Corcentric, including warranty and service level agreement claims;
•	regulatory enforcement action;
•	diversion of Corcentric’s resources; and
•	increased insurance costs.
Although Corcentric maintains insurance to cover losses resulting from Corcentric’s errors and omissions, there can be no assurance that Corcentric’s insurance will cover all losses or Corcentric’s coverage will be sufficient to cover Corcentric’s losses. If Corcentric suffers significant losses or reputational harm as a result, Corcentric’s business, operating results and financial condition could be adversely affected.

If Corcentric’s security measures are breached or unauthorized access to customer data is otherwise obtained, Corcentric’s platform or products may be perceived as not being secure, customers may reduce the use of or stop using Corcentric’s products and platform and Corcentric may incur significant liabilities.
Corcentric, its customers, its partners and third-party vendors and data centers that Corcentric uses obtain and process large amounts of sensitive data, including data related to Corcentric’s customers and their transactions, as well as other data of the customers of Corcentric’s customers related to their spending, payments, invoices, billing, and transactions. Corcentric faces risks, including to its reputation as a trusted brand, in the handling and protection of this data, and these risks will increase as Corcentric’s business continues to expand to include new products and technologies.
Cybersecurity incidents and malicious internet-based activity continue to increase generally, and providers of cloud-based services have frequently been targeted by such attacks. These cybersecurity challenges, including threats to Corcentric’s own information technology infrastructure or those of Corcentric’s customers or third-party providers, may take a variety of forms ranging from stolen bank accounts, business email compromise, customer or employee fraud, account takeover, check fraud or cybersecurity attacks, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data. Corcentric may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems because they change frequently and often are not detected until after an incident has occurred. As Corcentric increases its customer base and its brand becomes more widely known and recognized, third parties may increasingly seek to compromise Corcentric’s security controls or gain unauthorized access to its customers’ data or its sensitive corporate information.
Corcentric has administrative, technical, and physical security measures in place, and it has policies and procedures in place to contractually require service providers to whom Corcentric discloses data or who access data from Corcentric or its partners to implement and maintain reasonable privacy, data protection, and information security measures. However, if Corcentric’s privacy protection, data protection, or information security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee or contractor error, malfeasance, malware, phishing, hacking attacks, system error, software bugs or defects in Corcentric’s products, trickery, process failure or otherwise, and, as a result, there is improper disclosure of, or someone obtains unauthorized access to or exfiltrates funds or sensitive information, including personally identifiable information, on Corcentric’s systems, its service providers’ systems or its partners’ systems, or if Corcentric suffers a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, Corcentric’s reputation and business could be damaged. Recent high-profile security breaches and related disclosures of sensitive data by large institutions suggest that the risk of such events is significant, even if privacy, data protection, and information security measures are implemented and enforced. If Corcentric experiences security breaches and sensitive information is lost or improperly disclosed or threatened to be disclosed, Corcentric could incur production downtime and significant costs associated with remediation and the implementation of additional security measures, may incur significant liability and financial loss, and be subject to regulatory scrutiny, investigations, proceedings, lawsuits and penalties.
Under Corcentric’s terms of service and Corcentric’s contracts with customers and partners, if there is a breach of sensitive data that Corcentric stores, Corcentric could be liable to the customer or partner for their losses and related expenses. Additionally, if Corcentric’s own confidential business information were improperly disclosed, its business could be materially and adversely affected. A core aspect of Corcentric’s business is the reliability and security of its platform. Any perceived or actual breach of security, regardless of how it occurs or the extent of the breach, could have a significant impact on Corcentric’s reputation as a trusted brand, cause it to lose existing customers or partners, prevent it from obtaining new customers or partners, require it to expend significant funds to remedy problems caused by breaches and implement measures to prevent further breaches, such as forensics and fraud monitoring, cause production downtimes, and expose it to legal risk and potential liability including those resulting from governmental or regulatory investigations and class action litigation. Any actual or perceived security breach at a company providing services to Corcentric or its customers could have similar effects. Further, as the current COVID-19 pandemic continues to result in a significant number of people working from home, these cybersecurity risks may be heightened by an increased attack surface across

Corcentric’s business and those of Corcentric’s partners and service providers. Corcentric has heightened monitoring in the face of such risks, but cannot guarantee that its efforts, or the efforts of those upon whom Corcentric relies and partners with, will be successful in preventing any such information security incidents.
Corcentric cannot assure that any limitations of liability provisions in its contracts would be enforceable or adequate or would otherwise protect it from any liabilities or damages with respect to any particular claim relating to a security lapse or breach. While Corcentric maintains cybersecurity insurance, its insurance may be insufficient or may not cover all liabilities incurred by such attacks. Corcentric also cannot be certain that its insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to Corcentric on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against Corcentric that exceeds available insurance coverage, or the occurrence of changes in Corcentric’s insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on Corcentric’s business, including its financial condition, operating results and reputation.
Corcentric’s risk management efforts may not be effective to prevent fraudulent activities by its customers, employees or other third parties, which could expose Corcentric to material financial losses and liability and otherwise harm its business.
Corcentric offers cloud based billing, invoicing and payment facilitation solutions for a large number of customers. Corcentric is responsible for verifying the identity of its customers and their users, and monitoring certain transactions for fraud. Corcentric may be targeted by parties who seek to commit acts of financial fraud using techniques such as stolen identities and bank accounts, compromised business email accounts, employee or insider fraud, account takeover, false applications, and check fraud. Corcentric may suffer losses from acts of financial fraud committed by its customers and their users, Corcentric’s employees or third parties.
The techniques used to perpetrate fraud are continually evolving and Corcentric may not be able to identify all risks created by new products or functionality. Corcentric’s risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which it is exposed, to enable it to prevent or mitigate the risks it has identified, or to identify additional risks to which it may become subject in the future. Furthermore, Corcentric’s risk management policies, procedures, techniques, and processes may contain errors or Corcentric’s employees or agents may commit mistakes or errors in judgment as a result of which Corcentric may suffer large financial losses. The software-driven and highly automated nature of Corcentric’s solutions could enable criminals and those committing fraud to steal significant amounts of money accessing Corcentric’s platform. As greater numbers of customers use Corcentric’s platform, its exposure to material risk losses from a single customer, or from a small number of customers, will increase.
Corcentric’s current business and anticipated growth will continue to place significant demands on Corcentric’s risk management efforts, and it will need to continue developing and improving its existing risk management infrastructure, policies, procedures, techniques, and processes. As techniques used to perpetrate fraud on Corcentric’s platform evolve, Corcentric may need to modify its products or services to mitigate fraud risks. As Corcentric’s business grows and becomes more complex, Corcentric may be less able to forecast and less able to manage fraud related risks. Further, these types of fraudulent activities on Corcentric’s platform can also expose Corcentric to civil and criminal liability, governmental and regulatory sanctions as well as potentially cause Corcentric to be in breach of its contractual obligations to its customers and partners.
Interruptions or delays in the services provided by third-party data centers or internet service providers could impair the delivery of Corcentric’s platform, and Corcentric’s business could suffer.
Corcentric hosts its platform using third-party cloud infrastructure services. Corcentric also uses public cloud hosting primarily with Amazon Web Services (“AWS”). All of Corcentric’s products utilize resources operated by it through these providers. Corcentric therefore depends on its third-party cloud providers' ability to protect their data centers against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. Corcentric’s operations depend on protecting the cloud infrastructure hosted by such providers by maintaining their respective configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and transmitted by third-party internet service providers. Corcentric has periodically experienced service disruptions in the past, and it cannot assure you that it will not experience interruptions or delays in its services in the future. Corcentric may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data storage services it uses. Although Corcentric has disaster recovery plans that utilize various data storage locations, any incident affecting Corcentric’s data storage or internet service providers’ infrastructure that may be caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, military actions, terrorist attacks, negligence, and other similar events beyond Corcentric’s control could negatively affect its platform. Any prolonged service disruption affecting Corcentric’s platform for any of the foregoing reasons could damage its reputation with current and potential customers, expose it to liability, cause it to lose customers, or otherwise harm its business. Also, in the event of damage or interruption, Corcentric’s insurance policies may not adequately compensate it for any losses that it may incur. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise Corcentric’s ability to provide its products and services in a timely manner, which could harm its ability to conduct business or delay its financial reporting. Such failures could adversely affect Corcentric’s operating results and financial condition.
Corcentric’s products and platform are accessed by many customers, often at the same time. As Corcentric continues to expand the number of its customers and products available to its customers, it may not be able to scale its technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of data centers, internet service providers, or other third-party service providers to meet Corcentric’s capacity requirements could result in interruptions or delays in access to its platform or impede its ability to grow its business and scale its operations. If Corcentric’s third-party infrastructure service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to data centers, Corcentric could experience interruptions in access to its platform as well as delays and additional expense in arranging new facilities and services.
If Corcentric fails to adequately protect its proprietary rights, its competitive position could be impaired and it may lose valuable assets, generate less revenue and incur costly litigation to protect its rights.
Corcentric’s success and ability to compete depend in part upon its intellectual property. Corcentric primarily relies on copyright, trade secret and trademark laws, trade secret protection and confidentiality or contractual agreements with its employees, customers, partners and others to protect its intellectual property rights. However, the steps Corcentric takes to protect its intellectual property rights may be inadequate.
In order to protect its intellectual property rights, Corcentric may be required to expend significant resources to monitor and protect such rights. Litigation brought to protect and enforce its intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of Corcentric’s intellectual property. Furthermore, Corcentric’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. Corcentric’s failure to secure, protect and enforce its intellectual property rights could seriously adversely affect its brand and its business.
Corcentric may be sued by third parties for various claims including alleged infringement of its proprietary rights, which could be costly and time-consuming to defend.
Corcentric has in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by its customers in connection with commercial disputes, employment claims made by its current or former employees, and other types of claims. These may also include claims, suits, and other proceedings involving alleged infringement of third-party patents and other intellectual property rights. Corcentric’s competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to its industry, and third parties may claim that Corcentric is infringing upon their intellectual property rights.
Corcentric may experience future claims that its platform and underlying technology infringe or violate others’ intellectual property rights, and it is possible Corcentric may be found to be infringing upon such rights. Corcentric may be unaware of the intellectual property rights that others may claim cover some or all of its technology, products or services. Any claims or litigation could divert management’s attention and resources, could cause Corcentric to incur significant expenses and, if successfully asserted against it, could require that

Corcentric pay substantial damages or ongoing royalty payments, prevent Corcentric from offering its products or services or require that it comply with other unfavorable terms.
Corcentric may also be obligated to indemnify its customers and partners or to pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify its platform or refund fees, which could be costly. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to Corcentric. A claim brought against Corcentric that is uninsured or underinsured could result in unanticipated costs and adversely impact Corcentric’s operating results. Even if Corcentric was to prevail in a dispute, any litigation regarding intellectual property could be costly, distracting and time-consuming and could harm its brand, business, results of operations and financial condition.
Indemnity and liability provisions in various agreements potentially expose Corcentric to substantial liability for intellectual property infringement, data protection, and other losses.
Corcentric’s agreements with customers typically includes indemnification provisions under which Corcentric agrees to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection, damages caused by Corcentric to property or persons, or other liabilities relating to or arising from its contractual obligations. Some of Corcentric’s contracts provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity or liability payments could harm Corcentric’s business, operating results and financial condition. Although Corcentric normally limits its liability with respect to such obligations in its contracts with customers, it may still incur substantial liability, and it may be required to cease use of certain functions of its platform or products, as a result of intellectual property-related claims. Any dispute with a customer with respect to these obligations could have adverse effects on Corcentric’s relationship with that customer and harm its business and operating results. In addition, although Corcentric carries insurance, its insurance may not be adequate to protect it from liabilities or damages with respect to claims alleging compromises of customer data, and any such coverage may not continue to be available to Corcentric on acceptable terms or at all.
Corcentric uses open source software in its products, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business or subject it to litigation.
Portions of Corcentric’s platform and products utilize software governed by open source licenses. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate it into their products. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Corcentric’s ability to market its products or platform. By the terms of certain open source licenses, if Corcentric combines its proprietary software with open source software in a certain manner, Corcentric could be required to release the source code of its proprietary software and make it available under open source licenses. In the event that portions of Corcentric’s proprietary software are determined to be subject to an open source license, it could be required to publicly release the affected portions of its source code, or to re-engineer all or a portion of its technologies or otherwise be limited in the licensing of its technologies, each of which could reduce or eliminate the value of its products, technologies and services.
Risks Related to Regulation
Corcentric relies on various exemptions from licensing, and regulators may find that it has violated applicable laws or regulations.
Corcentric is not licensed at the state or federal level as a money transmitter, and believes that it has valid exemptions from licensure based on its business model. In the past, certain competitors have been found to violate laws and regulations related to money transmission, and they have been subject to fines and other penalties by regulatory authorities. Regulators and third-party auditors have also identified gaps in how similar businesses have implemented anti-money laundering program. Should any state or federal regulators make a determination that Corcentric has operated as an unlicensed money services business or money transmitter, Corcentric could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences.
The adoption of new money transmitter or money services business statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations could subject Corcentric to new registration or licensing requirements. Such changes could also limit business activities until Corcentric is appropriately licensed. There can be no assurance that Corcentric will be able to obtain or maintain any such licenses, and, even if Corcentric were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on Corcentric’s business.
The regulatory environment Corcentric operates in is subject to constant change, and new regulations could make aspects of its business as currently conducted no longer possible.
Corcentric is subject to a wide variety of local, state, federal, and international laws, rules, regulations and industry standards where it operates, which are enforced by multiple authorities and governing bodies in the United States, including the Department of the Treasury, the Federal Deposit Insurance Corporation, the SEC, self-regulatory organizations, and numerous state and local agencies. The laws, rules, regulations, and standards applicable to Corcentric’s business are subject to changes and evolving interpretations and application, including by means of legislative changes and/or executive orders, and it can be difficult to predict how they may be applied to Corcentric’s business and the way it conducts its operations, particularly as it introduces new products and services and expands into new jurisdictions. Corcentric may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair its ability to offer its existing or planned features, products, and services and/or increase its cost of doing business. Corcentric could also be subject to investigations and resulting liability, including governmental fines, restrictions on its business, or other sanctions. Although Corcentric has a compliance program focused on the laws, rules, regulations and industry standards that it has assessed are applicable to its business, there can be no assurance that its employees or contractors will not violate such laws, rules, regulations, and industry standards. Any failure or perceived failure to comply with existing or new laws, rules, regulations, industry standards or orders of any governmental authority (including changes to or expansion of the interpretation of those laws, rules, regulations, standards or orders), may:
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subject Corcentric to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, audits, inquiries, whistleblower complaints, adverse media coverage, investigations, and enforcement actions in one or more jurisdictions levied by federal, state, local or foreign regulators, state attorneys general and private plaintiffs who may be acting as private attorneys general pursuant to various applicable federal, state, and local laws;

•	result in licensure and additional compliance requirements;
•	increase regulatory scrutiny of Corcentric’s business; and
•	restrict Corcentric’s operations and force it to change its business practices or compliance program, make product or operational changes, or delay planned product launches or improvements.
Government agencies may also impose new or additional rules on money transmission, including regulations that:
•	prohibit, restrict, and/or impose taxes or fees on transactions in, to or from certain countries or with certain governments, individuals, and entities;
•	impose additional customer identification and customer due diligence requirements;
•	impose additional reporting or recordkeeping requirements, or require enhanced transaction monitoring;
•	limit the types of entities capable of providing money transmission services, or impose additional licensing or registration requirements;
•	impose minimum capital or other financial requirements;
•	limit or restrict the revenue that may be generated from money transmission, including revenue from interest earned on customer funds, transaction fees, and revenue derived from foreign exchange;
•	require enhanced disclosures to Corcentric’s money transmission customers;
•	require the principal amount of money transmission originated in a country to be invested in that country or held in trust until paid;

•	limit the number or principal amount of transactions that may be sent to or from a jurisdiction, whether by an individual or in the aggregate; and
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restrict or limit Corcentric’s ability to process transactions using centralized databases, for example, by requiring that transactions be processed using a database maintained in a particular country or region.

Changing regulatory requirements might render Corcentric’s products and services obsolete or might block Corcentric from developing new products and services. This might in turn impose additional costs upon Corcentric to comply or to further develop its products and services. In addition, as Corcentric’s business and products continue to develop and expand, it may become subject to additional laws, rules, regulations, licensing schemes, and standards. Corcentric may not always be able to accurately predict the scope or applicability of certain laws, rules, regulations, licensing schemes, or standards to its business, particularly as it expands into new areas of operations, which could have a significant negative effect on its existing business and its ability to introduce new products and services and pursue future plans.
If Corcentric fails to predict how a state, federal or international regulator might apply a law or regulation potentially applicable to it, Corcentric could be subject to obligations and restrictions with respect to the investment of customer funds, reporting requirements, bonding requirements, minimum capital requirements, and inspection by state, federal or international regulatory agencies concerning various aspects of its business. This could also require changes to the manner in which Corcentric conducts some aspects of its business and cause Corcentric to be unable to obtain or maintain any such licenses or regulatory approvals. Even if Corcentric were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on its business. In addition, there are substantial costs and potential product changes involved in obtaining and maintaining licenses, certifications, and approvals, and Corcentric could be subject to fines or other enforcement actions, and cease and desist orders if Corcentric is found to violate antimoney laundering, corporate governance, or license requirements. These factors could impose substantial additional costs, involve considerable delay to the development or provision of Corcentric’s products or services, require significant and costly operational changes, or prevent Corcentric from providing its products or services in any given market.
Changes to payment card networks fees or rules, or associated laws or regulations, could harm Corcentric’s business.
Corcentric is required to comply with Visa, Mastercard, American Express and related payment card network operating rules in connection with its card payments services, and it acts as a Payment Facilitator under the rules of the various payment card networks, including Visa, Mastercard and American Express. Corcentric has agreed to reimburse its service providers for any fines they are assessed by payment card networks as a result of any rule violations by Corcentric. Corcentric may also be directly liable to the payment card networks for rule violations. The payment card networks set and interpret the card operating rules. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules that Corcentric or its processors might find difficult or even impossible to follow, or costly to implement. Corcentric also may seek to introduce other products in the future, which could entail additional operating rules. In addition, Corcentric is subject to compliance with the Payment Card Industry Data Security Standard, a set of requirements designed to ensure that all companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data. Corcentric does not directly collect or store payment card information; instead, it relies on a third-party payment processor to do so.
As a result of any violations of rules, regulations, new rules being implemented, or increased fees, Corcentric could lose its ability to make payments using cards, or such payments could become prohibitively expensive for Corcentric or for its customers. If Corcentric is unable to facilitate payments using cards, its business could be adversely affected.
Corcentric is subject to governmental regulations related to privacy, data protection and information security, and its actual or perceived failure to comply with such obligations could harm its business by resulting in litigation, fines, penalties or adverse publicity and reputational damage that may negatively affect the value of its business and decrease the price of New Corcentric Common Stock.
Corcentric’s customers can use its platform and products to collect, use and store certain types of personal or identifying information regarding their employees, customers and their customers’ employees. Federal, state and foreign government bodies and agencies have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals, such as compliance with the Health Insurance Portability and Accountability Act and the now in question EU-U.S. and Swiss-U.S. Privacy Shield protections. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of Corcentric’s customers may limit the use and adoption of Corcentric’s platform and reduce overall demand or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause Corcentric’s customers’ employees to resist providing the personal data necessary to allow its customers to use its platform effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of Corcentric’s platform in certain industries.
All of these domestic and international legislative and regulatory initiatives may adversely affect Corcentric’s ability, and Corcentric’s customers’ ability to process, handle, store, use and transmit demographic and personal information from their employees and customers, which could reduce demand for its platform. The European Union (“EU”) and many countries in Europe have stringent privacy laws and regulations, which may affect Corcentric's handling of EU subject data. While Corcentric’s business is primarily focused on domestic United States customers, it does have numerous customers that are multi-national in scope. In particular, the EU has adopted the General Data Protection Regulation (“GDPR”) which went into effect on May 25, 2018 and contains numerous requirements and changes, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Specifically, the GDPR introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Complying with the GDPR may cause Corcentric to incur substantial operational costs or require it to change its business practices. Non-compliance could result in proceedings against Corcentric by governmental entities, customers, data subjects or others. Corcentric may find it necessary to establish systems in the EU to maintain personal data originating from the EU, which may involve substantial expense and distraction from other aspects of its business. In the meantime, there could be uncertainty as to how to comply with EU privacy law.
Further, on July 16, 2020, Europe’s top court, the Court of Justice of the European Union, ruled in Schrems II (C-311/18) that the Privacy Shield, used by thousands of companies to transfer data between the European Union and United States, was invalid and could no longer be used due to the strength of United States surveillance laws. On September 8, 2020 the Federal Data Protection and Information Commissioner of Switzerland issued an opinion concluding that the Swiss-U.S. Privacy Shield Framework does not provide an adequate level of protection for data transfers from Switzerland to the United States pursuant to Switzerland’s Federal Act on Data Protection. Corcentric continues to use alternative transfer mechanisms including the standard contractual clauses (“SCCs”) while the authorities interpret the decisions and scope of the invalidated Privacy Shield and the alternative permitted data transfer mechanisms. The SCCs, though approved by the European Commission, have faced challenges in European courts (including being called into question in Schrems II), and may be challenged, suspended or invalidated. At present, there are few if any viable alternatives to the Privacy Shield and the SCCs, so such developments may necessitate further expenditures on local infrastructure, changes to internal business processes, changes to customer facing products, or may otherwise affect or restrict sales and operations.
In addition, California enacted the California Consumer Privacy Act of 2018 (“CCPA”), which took effect on January 1, 2020, and broadly defines personal information. The CCPA has been dubbed the first “GDPR-like” law in the United States since it creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new private right of action for data breaches.
Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with Corcentric’s existing data management practices or the features of its products and platform capabilities. If so, in addition to the possibility of fines, lawsuits, and other claims and penalties,

Corcentric could be required to fundamentally change its business activities and practices or modify its products and platform capabilities, which could have an adverse effect on its business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to Corcentric, governmental investigations and enforcement actions, litigation, fines and penalties, or adverse publicity, and could cause Corcentric’s customers and partners to lose trust in it, which could have an adverse effect on its reputation and business.
Corcentric expects that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, information security, marketing, and consumer communications, and it cannot determine the impact such future laws, regulations, and standards may have on its business. Future laws, regulations, standards, and other obligations or any changed interpretation of existing laws or regulations could impair Corcentric's ability to develop and market new functionality and maintain and grow its customer base and increase revenue. Future restrictions on the collection, use, sharing, or disclosure of data, or additional requirements for express or implied consent of Corcentric’s customers, partners, or its customers’ customers for the use and disclosure of such information could require it to incur additional costs or modify its platform, possibly in a material manner, and could limit its ability to develop new functionality.
Corcentric is subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering, and counter-terror financing that could impair its ability to compete in its markets or subject it to criminal or civil liability if it violates them.
Although Corcentric primarily currently only operates in North America and Europe, in the future it will likely seek to further expand internationally and will become subject to additional laws and regulations, and will need to implement new regulatory controls to comply with applicable laws. Corcentric is currently required to comply with U.S. economic and trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), and it has processes in place to comply with applicable sanctions. Corcentric is also subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, its involvement in transferring the proceeds of criminal activities. Corcentric’s services are also subject to anti-money laundering laws and regulations and similar laws and regulations requiring a risk-based anti-money laundering program. Corcentric is also subject to similar contractual requirements imposed by its financial institution and payment processor partners. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require Corcentric to further revise or expand its compliance program.
In addition, third-parties may periodically audit Corcentric’s anti-money laundering program. In the future, as a result of the regulations that could be deemed to apply to Corcentric’s business, Corcentric could be subject to investigations and resulting liability, including fines, restrictions on its business, or other sanctions.
Corcentric is subject to anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business.
Corcentric is subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, things of value to corruptly influence the recipient. Corcentric may engage with partners and third-party intermediaries to market its services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, Corcentric or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Corcentric can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of its employees, representatives, contractors, partners, and agents, even if Corcentric does not explicitly authorize such activities. Corcentric cannot assure you that all of its employees and agents will not take actions in violation of its policies and applicable law, for which Corcentric may be ultimately held responsible. Additionally, the U.S. Foreign Corrupt Practices Act requires U.S. Issuers to maintain internal accounting controls adequate to prevent corruption and to keep and maintain accurate books and records. Corcentric will incur costs in terms of finances and resources in order to enhance its compliance program to meet standards applicable to U.S. Issuers, as well as to maintain and test them periodically.
Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws, including the U.S. Foreign Corrupt Practices Act’s books and records or internal controls provisions, could subject Corcentric to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.
Corcentric could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs its customers would have to pay for its products and adversely affect its operating results.
The vast majority of states have considered or adopted laws that impose sales tax collection obligations on out-of-state companies. States where Corcentric has a sales tax nexus may require it to calculate, collect, and remit taxes on sales in their jurisdictions. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al. (“Wayfair”) that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may enforce laws requiring Corcentric to calculate, collect, and remit taxes on sales in their jurisdictions. While Corcentric does not believe that it has any material unrecorded liability as it relates to Wayfair, Corcentric may be obligated to collect and remit sales and use tax in states in which it has not historically collected and remitted sales and use tax. A successful assertion by one or more states requiring Corcentric to collect sales taxes where it historically has not or presently does not do so could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for Corcentric, put Corcentric at a perceived competitive disadvantage if state governments or local governments do not impose similar obligations on its competitors, and decrease Corcentric’s future sales, which could adversely affect its business and operating results.
General Risk Factors
The COVID-19 pandemic could worsen and have a material impact on the United States, global economies and Corcentric’s employees, customers and partners, which could adversely impact Corcentric’s business, financial condition and results of operations.
The World Health Organization has declared the outbreak of the novel coronavirus COVID-19 a pandemic and public health emergency of international concern. In March 2020, the President of the United States declared a State of National Emergency due to the COVID-19 pandemic. In addition, many jurisdictions in the United States limited social mobility and gathering. Many business establishments closed due to restrictions imposed by the government and many governmental authorities have closed or limited the number of persons who can attend or use most public establishments, including schools, restaurants and shopping malls. Corcentric’s customers could be negatively impacted by a return to shelter-in-place and other similar state and local orders, the closure of manufacturing sites and country borders. A return to these conditions would have negative implications on demand for goods, the supply chain, production of goods and transportation. If the COVID-19 pandemic persists, governments (at national, state and local levels), companies and other authorities may implement restrictions or policies that could adversely impact business to business spending, consumer spending, global capital markets, the global economy and New Corcentric’s stock price. Although Corcentric has not experienced significant business disruptions thus far from the COVID-19 pandemic, Corcentric saw its revenues, particularly those related to volume of gross billings, decrease year over year for certain customers.
The COVID-19 pandemic has caused Corcentric to modify its business practices (including employee travel and cancellation of physical participation in meetings, events and conferences). The COVID-19 pandemic may also adversely impact the operations of Corcentric’s customers and partners. This direct impact of the virus, and the disruption on Corcentric’s employees and operations, may negatively impact both Corcentric's ability to meet customer demand and its revenue and margins. Corcentric may experience delays or changes in customer demand, particularly if customer funding priorities change.
Both the health and economic aspects of the COVID-19 virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the COVID-19 pandemic and associated protective or preventative measures expand, Corcentric may experience a material adverse impact on its business operations, revenues and financial condition as well as some of its underlying business drivers such as customer growth and payment and transaction volumes; however, the ultimate impact of the COVID-19 pandemic on Corcentric and its business operations, revenues and financial condition is highly uncertain and subject to change. To the extent the COVID-19 pandemic adversely affects Corcentric’s business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors—Risks Related to Corcentric’s Business and Industry” section.
Corcentric’s debt obligations, or its incurrence of additional debt obligations, could limit its flexibility in managing its business and could materially and adversely affect its financial performance.
In the past, Corcentric has relied on its existing credit facilities to provide it with adequate liquidity to operate its business. As of September 30, 2021, Corcentric had approximately $146,800,000 of long-term indebtedness (including current portion) outstanding. In addition, Corcentric is permitted under its credit agreement to incur additional indebtedness, subject to specified limitations. Corcentric’s indebtedness could have important consequences, including the following:
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under certain of Corcentric’s existing credit facilities it must maintain certain financial covenants, which require Corcentric to maintain a minimum cumulative adjusted EBITDA and a fixed charge coverage ratio; and Corcentric’s failure to comply with these financial covenants could result in an acceleration of its outstanding indebtedness under its credit facilities and limit Corcentric’s ability to borrow additional amounts under such credit facilities for future requirements;

•	Corcentric may have difficulty satisfying its obligations under its debt facilities and, if Corcentric fails to satisfy these obligations, an event of default could result;
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covenants relating to Corcentric’s debt may limit its ability to enter into certain contracts or to obtain additional financing for acquisitions, investments, working capital, capital expenditures and other general corporate activities;

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covenants relating to Corcentric’s debt may limit its flexibility in planning for, or reacting to, changes in Corcentric’s business and the industry in which it operates, including by restricting Corcentric’s ability to make strategic acquisitions, dispose of certain assets or consolidate, merge or transfer all or substantially all of its assets;

•	covenants relating to Corcentric’s debt may limit its ability to incur additional indebtedness or create or permit liens;
•	Corcentric may be more vulnerable than its competitors to the impact of economic downturns and adverse developments in the industry in which it operates;
•	Corcentric is exposed to the risk of increased interest rates because certain of its borrowings are subject to variable rates of interest;
•	one of Corcentric’s credit facilities may require annual prepayments of principle based upon the amount of “excess cash flow” (as defined in the agreement) generated by the business;
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although Corcentric has no current intention to pay any dividends, it may be unable to pay dividends or make other distributions with respect to your investment either due to cash constraints or limitations imposed by its debt facilities; and

•	Corcentric may be placed at a competitive disadvantage against less leveraged competitors, some of which are well-funded, and shifts in the credit market may adversely affect its business.
The occurrence of one or more of these potential consequences could have a material adverse effect on Corcentric’s business, financial condition, operating results, cash flows, and ability to satisfy its obligations under its indebtedness. In addition, Corcentric may be unable to incur substantial additional indebtedness in the future to support or grow its business. Although Corcentric’s credit agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of additional indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to Corcentric’s existing debt levels, the related risks that it will face would increase.
In addition, Corcentric’s obligations under its senior credit facility are secured by substantially all of Corcentric’s property. In the event of a default, Corcentric’s lenders may unilaterally exercise their rights under such security interests to the detriment of Corcentric’s business and its stockholders.

Corcentric depends on its senior management team, and the loss of its chief executive officer, president and chief operating officer or one or more key employees, or the inability to attract and retain highly skilled employees, could adversely affect its business.
Corcentric’s success depends largely upon the continued services of its key executive officers. In particular, Corcentric’s chief executive officer, Doug Clark, has led the company since its inception in 1996 and is critical to its vision, strategic direction, culture and overall business success. Corcentric also relies on its leadership team in the areas of research and development, marketing, sales, services, security and compliance and general and administrative functions, and on mission-critical individual contributors in research and development. From time to time, there may be changes in Corcentric’s executive management team resulting from the hiring or departure of executives, which could disrupt its business. Corcentric has employment agreements with some of its executive officers but the terms allow for termination by either party at any time. The loss of one or more of Corcentric’s executive officers or key employees could have a serious adverse effect on its business.
To execute Corcentric’s growth plan, it must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for designing and developing products and software for Corcentric’s platform. Corcentric has from time to time experienced, and it expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which Corcentric competes for experienced personnel have greater resources than it has. If Corcentric hires employees from competitors or other companies, their former employers may attempt to assert that these employees or Corcentric have breached their legal obligations, resulting in a diversion of Corcentric’s time and resources. Certain of Corcentric’s key employees have been with it for a long period of time and have fully vested stock options that may become valuable if they become publicly tradable. Corcentric cannot ensure that it will be able to retain the services of any members of its senior management or other key employees or that it would be able to timely replace members of its senior management or other key employees should any of them depart. If Corcentric fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be adversely affected.
New Corcentric’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.
Corcentric is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Corcentric will be required to provide management's attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Corcentric as a privately-held company. Corcentric expects to incur significant expenses and devote substantial management effort toward ensuring ongoing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Corcentric will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.
Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Corcentric is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
If Corcentric’s estimates or judgments relating to its critical accounting policies prove to be incorrect, or if there are changes in accounting principles, its operating results could be adversely affected.
U.S. generally accepted accounting principles (“GAAP”), is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Corcentric’s reported operating results and financial condition and could affect the reporting of transactions already completed before the announcement of a change.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Corcentric bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “Corcentric’s Management’s Discussion and Analysis of Financial Condition Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Corcentric’s operating results may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions.
Changes in Corcentric’s effective tax rate or tax liability may adversely affect its net income and cash flow.
Corcentric’s effective tax rate could increase due to several factors, including:
•	changes in the relative amounts of income before taxes in the various jurisdictions in which Corcentric operates due to differing statutory tax rates in various jurisdictions;
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changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Cuts and Jobs Act enacted in 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act enacted in 2020 (“CARES Act”);

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changes to Corcentric’s assessment about its ability to realize its deferred tax assets that are based on estimates of its future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which it does business;

•	the outcome of current and future tax audits, examinations, or administrative appeals; and
•	limitations or adverse findings regarding Corcentric’s ability to do business in some jurisdictions.
Any of these developments could adversely affect Corcentric’s net income and cash flow.
Corcentric’s business could be severely harmed by natural disasters or other catastrophes.
Significant catastrophic events such as war, acts of terrorism, natural disasters, such as earthquakes, fire or floods, loss of power, telecommunications failures, power or water shortages, extreme weather conditions (whether as a result of climate change or otherwise), computer viruses, or global threats, including, but not limited to, medical epidemics or pandemics (such as the COVID-19 pandemic) and other natural or manmade disasters or catastrophic events , could disrupt Corcentric’s operations and impair deployment of its solutions by its customers, interrupt critical functions, cause Corcentric’s suppliers to be unable to meet its demand for parts and equipment, reduce demand for Corcentric’s products, prevent its customers from honoring their contractual obligations, adversely affect Corcentric’s competitive position, increase Corcentric’s costs and expenses, require substantial expenditures and recovery time in order to fully resume operations, or otherwise harm Corcentric’s business. To the extent that such disruptions or uncertainties result in delays or cancellations of the deployment of Corcentric’s products and solutions, Corcentric’s reputation, business and operations and operating results could be harmed. In addition, global climate change may result in certain natural disasters occurring more frequently or with greater intensity, such as earthquakes, tsunamis, cyclones, drought, wildfires, sea-level rise, heavy rains and flooding, and any such disaster or series of disasters in areas where Corcentric has a concentration of employees could significantly disrupt Corcentric’s operations and have a material adverse effect on its business, results of operations and financial condition.
Corcentric’s operations could also be disrupted as a result of technological failures, such as electricity or infrastructure breakdowns, including damage to telecommunications cables, computer glitches and electronic viruses, or human-caused events such as protests, riots, labor unrest and cyberattacks. Such events, or any natural or weather-related disaster, could lead to the disruption of information systems and telecommunication services for sustained periods. Damage or destruction that interrupts Corcentric’s provision of services could adversely affect Corcentric’s reputation, its relationships with its clients, Corcentric’s leadership team’s ability to administer and supervise its business or it may cause Corcentric to incur substantial additional expenditure to repair or replace damaged equipment or delivery centers. Corcentric’s operations and those of its significant suppliers and distributors could be adversely affected if manufacturing, logistics or other operations in these locations are disrupted for any reason, such as those listed above. Even if Corcentric’s operations are unaffected or recover quickly from any such events, if Corcentric’s clients cannot timely resume their own operations due to a catastrophic event, they may reduce or terminate Corcentric’s services, which may adversely affect its results of operations. Corcentric may also be liable to its clients for disruption in service resulting from such damage or destruction.
Corcentric’s business continuity and disaster recovery plans may not be effective at preventing or mitigating the effects of any of the foregoing business disruptions, particularly in the case of a catastrophic event. Prolonged disruption of Corcentric’s services would also entitle its clients to terminate their contracts with Corcentric. While Corcentric currently has commercial liability insurance, its insurance coverage may not be sufficient. Furthermore, Corcentric may be unable to secure such insurance coverage at premiums acceptable to it in the future or at all. Any of the above factors may have a material adverse effect on Corcentric’s business, results of operations and financial condition.
Risks Related to North Mountain and the Business Combination
Unless the context otherwise requires, all references in this “— Risks Related to North Mountain and the Business Combination” section to “we,” “us,” or “our” refer to North Mountain.
There can be no assurance that New Corcentric Common Stock will be approved for listing on Nasdaq or that New Corcentric will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing of the Business Combination, we intend to list New Corcentric Common Stock and warrants on Nasdaq under the symbols “  ” and “  ,” respectively. New Corcentric’s continued eligibility for listing may depend on the number of North Mountain’s Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists New Corcentric’s shares from trading on its exchange for failure to meet the listing standards, New Corcentric and its stockholders could face significant material adverse consequences including:
•	a limited availability of market quotations for New Corcentric’s securities;
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a determination that New Corcentric Common Stock is a “penny stock” which will require brokers trading in New Corcentric Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Corcentric Common Stock;

•	a limited amount of analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of North Mountain’s securities or, following the Closing, New Corcentric’s securities, may decline. A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of North Mountain’s securities prior to the Closing may decline. The market values of New Corcentric’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which North Mountain’s stockholders vote on the Business Combination.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, following the Business Combination, fluctuations in the price of New Corcentric’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Corcentric’s capital stock. Accordingly, the valuation ascribed to Corcentric may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Corcentric’s securities develops and continues, the trading price of New Corcentric’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Corcentric’s control. Any of the factors listed below could have a material adverse effect on your investment in New Corcentric’s securities and New Corcentric’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Corcentric’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New Corcentric’s securities may include:
•	actual or anticipated fluctuations in New Corcentric’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	changes in the market’s expectations about New Corcentric’s operating results;
•	success of competitors;
•	New Corcentric’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning New Corcentric or the transportation industry in general;
•	failure to meet or exceed the financial projections of New Corcentric;
•	operating and share price performance of other companies that investors deem comparable to New Corcentric;
•	New Corcentric’s ability to market new and enhanced products and technologies on a timely basis;
•	changes in laws and regulations affecting New Corcentric’s business;
•	New Corcentric’s ability to meet compliance requirements;
•	commencement of, or involvement in, litigation involving New Corcentric;
•	changes in New Corcentric’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of New Corcentric Common Stock available for public sale;
•	any major change in the New Corcentric Board or New Corcentric’s management;
•	sales of substantial amounts of New Corcentric Common Stock by New Corcentric’s directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of New Corcentric’s securities irrespective of New Corcentric’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Corcentric’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Corcentric could depress New Corcentric’s share price regardless of New Corcentric’s business, prospects, financial conditions or results of operations. A decline in the market price of New Corcentric’s securities also could adversely affect New Corcentric’s ability to issue additional securities and New Corcentric’s ability to obtain additional financing in the future.
Following the consummation of the Business Combination, New Corcentric will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, New Corcentric will face increased legal, accounting, administrative and other costs and expenses as a public company that Corcentric does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Corcentric to carry out activities Corcentric has not done previously. For example, New Corcentric will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Corcentric could incur additional costs remediating those issues, and the existence of those issues could adversely affect New Corcentric’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Corcentric’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Corcentric Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Corcentric to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Activist efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
New Corcentric’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.
Corcentric is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Corcentric will be required to provide management’s attestation on internal controls commencing with New Corcentric’s annual report for the year ending December 31, 2022 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Corcentric as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Corcentric is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
In connection with the recent restatements of North Mountain's financial statements, its management has concluded that its disclosure controls and procedures were not effective as of September 30, 2021 due to a material weakness in internal control over financial reporting solely related to its accounting for complex financial instruments. If North Mountain is unable to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in North Mountain and materially and adversely affect its business and financial results.
After consultation with its independent registered public accounting firm and its management team, North Mountain's audit committee concluded that it was appropriate to restate its previously issued financial statements as described in Note 2 to North Mountain's financial statements included elsewhere in this proxy statement/prospectus. As part of such process, it identified a material weakness in its internal control over financial reporting, solely related to its accounting for complex financial instruments.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of North Mountain's annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for North Mountain to provide reliable financial reports and prevent fraud. North Mountain expects to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.
If North Mountain identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. North Mountain cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
New Corcentric expects to qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Corcentric’s securities less attractive to investors and may make it more difficult to compare New Corcentric’s performance to the performance of other public companies.
New Corcentric expects to qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. If New Corcentric qualifies as an emerging growth company, it will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in New Corcentric’s periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Corcentric’s stockholders may not have access to certain information they may deem important. If New Corcentric qualifies as an emerging growth company, it will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Corcentric Common Stock that are held by non-affiliates exceeds $700,000,000 as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of North Mountain Class A Common Stock in the IPO. North Mountain cannot predict whether investors will find New Corcentric’s securities less attractive because New Corcentric expects to rely on these exemptions. If some investors find New Corcentric’s securities less attractive as a result of New Corcentric’s reliance on these exemptions, the trading prices of New Corcentric’s securities may be lower than they otherwise would be, there may be a less active trading market for New Corcentric’s securities and the trading prices of New Corcentric’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Corcentric’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The unaudited pro forma financial information included herein may not be indicative of what New Corcentric’s actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Corcentric’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
Our Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the sponsor, officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, North Mountain’s Sponsor, officers and directors have agreed to vote any shares of North Mountain Common Stock owned by them in favor of the Business Combination, including their shares of North Mountain Class B Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the North Mountain Record Date, our Sponsor, officers and directors beneficially owned an aggregate of approximately 20% of the outstanding shares of North Mountain Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of North Mountain Common Stock in accordance with the majority of the votes cast by the Public Stockholders.
North Mountain may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.
The Existing Charter provides that North Mountain must complete an initial business combination by September 22, 2022. North Mountain may not be able to complete an initial business combination by such date. If North Mountain has not completed an initial business combination prior to September 22, 2022 (or successfully obtained stockholder approval of an extension prior to such date) it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to North Mountain to pay taxes (net of Permitted Withdrawals and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of North Mountain’s remaining stockholders and the North Mountain Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and the Public Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.
If the funds not being held in the Trust Account are insufficient to allow North Mountain to operate at least until September 22, 2022, the completion window, it may be unable to complete an initial business combination.
The funds available to North Mountain outside of the Trust Account may not be sufficient to allow it to operate for at least the completion window, assuming that an initial business combination is not completed during that time. North Mountain expects to incur significant costs in pursuit of its acquisition plans. However, its affiliates are not obligated to make loans to it in the future, and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses. Any such event in the future may negatively impact the analysis regarding its ability to continue as a going concern at such time.
North Mountain believes that the funds available to it outside of the Trust Account will be sufficient to allow it to operate for at least the completion window; however, it cannot assure you that its estimate is accurate. If North Mountain is unable to complete its initial business combination, its Public Stockholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of its Trust Account and the North Mountain Warrants will expire worthless.
Our Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of North Mountain Class A Common Stock.
Our Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions.
Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of North Mountain shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that North Mountain’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding. Any such purchases of North Mountain securities may result in the completion the Business Combination, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of North Mountain Class A Common Stock or Public Warrants and the number of beneficial holders of North Mountain securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of North Mountain securities on a national securities exchange.
If a stockholder fails to receive notice of North Mountain’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
North Mountain will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite North Mountain’s compliance with these rules, if a stockholder fails to receive North Mountain’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials that North Mountain will furnish to holders of the Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, North Mountain may require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to tender their certificates to North Mountain’s transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.
The future exercise of registration rights may adversely affect the market price of our common stock.
Certain of our stockholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of North Mountain Class B Common Stock held by our Sponsor, shares of North Mountain Class A Common Stock received by certain significant Corcentric stockholders as part of the Business Combination and the PIPE Shares. We are obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of New Corcentric Common Stock into which they may be exercised following the consummation of the Business Combination) within 30 days after the Closing and (ii) use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of New Corcentric Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Corcentric Common Stock.
Warrants will become exercisable for New Corcentric Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding Public Warrants to purchase an aggregate of 6,612,500 shares of New Corcentric Common Stock will become exercisable on the date that is 30 days after the completion of the Business Combination. Each whole warrant, following the Business Combination, entitles the holder thereof to purchase one share of New Corcentric Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of New Corcentric Common Stock. To the extent such warrants are exercised, additional shares of New Corcentric Common Stock will be issued, which will result in dilution to the then existing holders of New Corcentric Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Corcentric Common Stock.

Because the market price of shares of North Mountain Class A Common Stock will fluctuate, Corcentric’s stockholders cannot be sure of the value of the merger consideration they will receive.
The aggregate stock portion of the merger consideration that Corcentric stockholders will receive is a fixed number of shares of North Mountain Class A Common Stock; it is not a number of shares with a particular fixed market value. See “Proposal No. 2—The Business Combination Proposal—Consideration to be Received in the Business Combination.” The market value of North Mountain Class A Common Stock and Corcentric Capital Stock at Closing may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates, including the date on which Corcentric stockholders provide written consent to the adoption of the Merger Agreement and the transactions contemplated thereby. Because the merger consideration is fixed and will not be adjusted to reflect any changes in the market value of shares of North Mountain Class A Common Stock or Corcentric Capital Stock, the market value of the shares of North Mountain Class A Common Stock issued in connection with the Business Combination and the Corcentric Capital Stock converted in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Accordingly, at the time of providing written consent to the Corcentric Business Combination Proposal, Corcentric stockholders will not know or be able to calculate the market value of the shares of North Mountain Class A Common Stock they would receive as merger consideration upon the completion of the Business Combination. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of North Mountain or Corcentric, regulatory considerations and general business, market, industry or economic conditions. Many of these factors are outside of the control of North Mountain and Corcentric.
Our Public Stockholders will experience immediate dilution due to the issuance of shares of North Mountain Class A Common Stock to Corcentric stockholders in the Business Combination and may experience additional dilution as a consequence of certain transactions, including the issuance of shares of North Mountain Class A Common Stock in the PIPE Financing. Having a minority share position may reduce the influence that our current stockholders have on the management of New Corcentric.
It is anticipated that, following the completion of the Business Combination and assuming, for illustrative purposes, North Mountain’s existing stockholders, including our Sponsor, will retain an ownership interest in the range of 14.7% to 16.0% of New Corcentric under the no redemption and maximum redemption scenarios, respectively, Corcentric stockholders will own an amount in the range between 79.6% and 80.8% of the shares of New Corcentric Common Stock outstanding under the no redemption and maximum redemption scenarios, respectively, and the PIPE Investors will own an amount in the range between 4.4% and 4.5% of the shares of New Corcentric Common Stock outstanding under the no redemption and maximum redemption scenarios, respectively. These relative percentages assume that (i) that there are no exercises of any North Mountain Warrants outstanding as of immediately prior to the Closing and (ii) no Earnout Shares have been issued. In addition, to the extent that any of the North Mountain Warrants are converted into New Corcentric Common Stock, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of New Corcentric through the election of directors following the Business Combination.
Neither North Mountain nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Corcentric in the Merger Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Corcentric and North Mountain to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, North Mountain and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Corcentric in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, North Mountain would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of Corcentric’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.
North Mountain’s ability to successfully effect the Business Combination and New Corcentric’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Corcentric, all of whom North Mountain expects to stay with New Corcentric following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
North Mountain’s ability to successfully effect the Business Combination and New Corcentric’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Corcentric. Although North Mountain expects key personnel to remain with New Corcentric following the Business Combination, there can be no assurance that they will do so. It is possible that Corcentric or New Corcentric will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Corcentric. Furthermore, following the Closing, certain of the key personnel of Corcentric who will become the management of New Corcentric may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Corcentric to have to expend time and resources helping them become familiar with such requirements.
The North Mountain Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.
In analyzing the Business Combination, the North Mountain Board conducted significant due diligence on Corcentric. For a complete discussion of the factors utilized by the North Mountain Board in approving the Business Combination, see the section entitled, “Proposal No. 2—The Business Combination Proposal—Recommendation of the North Mountain Board and Reasons for the Business Combination.” The North Mountain Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Corcentric’s fair market value was equal to at least 80% of the net assets held in the Trust Account (net of amounts withdrawn to fund regulatory compliance costs and to pay taxes and excluding the amount of any deferred underwriting discount).
Notwithstanding the foregoing, the North Mountain Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the North Mountain Board may be incorrect in its assessment of the Business Combination.
North Mountain does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for North Mountain to complete the Business Combination with which a substantial majority of North Mountain’s stockholders do not agree.
The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will North Mountain redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination and after payment of underwriters’ fees and commissions (such that North Mountain is not subject to the SEC’s “penny stock” rules). As a result, North Mountain may be able to complete the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. In the event the aggregate cash consideration North Mountain would be required to pay for all shares of North Mountain Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to North Mountain, North Mountain will not complete the Business Combination or redeem any shares, all shares of North Mountain Class A Common Stock submitted for redemption will be returned to the holders thereof, and North Mountain instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.
Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) North Mountain’s completion of an initial business combination, and then only in connection with those shares of North Mountain Class A Common Stock that such Public Stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter (A) to modify the substance or timing of North Mountain’s obligation to redeem 100% of the Public Shares if North Mountain does not complete an initial business combination by September 22, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if North Mountain is unable to complete an initial business combination by September 22, 2022, subject to applicable law and as further described herein. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate their investment, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of North Mountain Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of North Mountain Class A Common Stock.
The Existing Charter provides that a Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of North Mountain Class A Common Stock sold in the IPO without North Mountain’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of North Mountain Class A Common Stock sold in the IPO will reduce its influence over North Mountain’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in North Mountain if it sells such excess shares in open market transactions.
If third parties bring claims against North Mountain, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.
North Mountain’s placing of funds in the Trust Account may not protect those funds from third-party claims against North Mountain. Although North Mountain has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with North Mountain waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against North Mountain’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, North Mountain’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to North Mountain than any alternative. North Mountain is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its IPO and North Mountain’s independent registered public accounting firm.
Examples of possible instances where North Mountain may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with North Mountain and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if North Mountain is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, North Mountain will be required to provide for payment of claims of creditors that were not waived that may be brought against North Mountain within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, our Sponsor has agreed that it will be liable to North Mountain if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which North Mountain has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under North Mountain’s indemnity of the underwriters of North Mountain’s IPO against certain liabilities, including liabilities under the Securities Act. However, North Mountain has not asked the Sponsor to reserve for such indemnification obligations, nor has North Mountain independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of North Mountain. Therefore, North Mountain cannot assure you that the Sponsor would be able to satisfy those obligations. None of North Mountain’s officers or directors will indemnify North Mountain for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
North Mountain’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, North Mountain’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While North Mountain currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to North Mountain, it is possible that North Mountain’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If North Mountain’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per share.
North Mountain may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.
North Mountain has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, North Mountain’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by North Mountain only if (i) North Mountain has sufficient funds outside of the Trust Account or (ii) North Mountain consummates an initial business combination. North Mountain’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against North Mountain’s officers and directors, even though such an action, if successful, might otherwise benefit North Mountain and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent North Mountain pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after North Mountain distributes the proceeds in the Trust Account to the Public Stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against North Mountain that is not dismissed, a bankruptcy court may seek to recover such proceeds, and North Mountain and its board may be exposed to claims of punitive damages.
If, after North Mountain distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against North Mountain that is not dismissed, any distributions received by North Mountain’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by North Mountain’s stockholders. In addition, the North Mountain Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and North Mountain to claims of punitive damages, by paying North Mountain’s stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to the Public Stockholders, North Mountain files a bankruptcy petition or an involuntary bankruptcy petition is filed against North Mountain that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of North Mountain’s stockholders and the per-share amount that would otherwise be received by North Mountain’s stockholders in connection with North Mountain’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Stockholders, North Mountain files a bankruptcy petition or an involuntary bankruptcy petition is filed against North Mountain that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in North Mountain’s bankruptcy estate and subject to the claims of third parties with priority over the claims of North Mountain’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by North Mountain’s stockholders in connection with North Mountain’s liquidation may be reduced.
North Mountain stockholders may be held liable for claims by third parties against North Mountain to the extent of distributions received by them upon redemption of their shares.
Under the Delaware General Corporation Law (the “DGCL”), stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event North Mountain does not complete an initial business combination by September 22, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is North Mountain’s intention to redeem the Public Shares as soon as reasonably possible following September 22, 2022 in the event it does not complete its initial business combination and, therefore, North Mountain does not intend to comply with the foregoing procedures.
Because North Mountain will not be complying with Section 280, Section 281(b) of the DGCL requires North Mountain to adopt a plan, based on facts known to North Mountain at such time that will provide for North Mountain’s payment of all existing and pending claims or claims that may be potentially brought against North Mountain within the 10 years following its dissolution. However, because North Mountain is a blank check company, rather than an operating company, and North Mountain’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from North Mountain’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If North Mountain’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. North Mountain cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, North Mountain’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of North Mountain’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event North Mountain does not complete an initial business combination by September 22, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
North Mountain’s Sponsor, officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering the North Mountain Board’s recommendation that North Mountain’s stockholders vote in favor of the approval of the Business Combination Proposal, North Mountain’s stockholders should be aware that certain of North Mountain’s Sponsor, executive officers and directors have interests in the Business Combination and the PIPE Financing that may be different from or in addition to (and which may conflict with) the interests of North Mountain’s stockholders. These interests include:
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the beneficial ownership of the Sponsor and certain members of the North Mountain Board and officers of an aggregate of 3,306,250 shares of North Mountain Class B Common Stock and 4,145,000 Private Placement Warrants, which shares and warrants were acquired for an aggregate investment of $4,145,000 at the time of the IPO and would become worthless if North Mountain does not complete a business combination by September 22, 2022, as such stockholders have waived any redemption right with respect to these shares. After giving effect to the provisions of the Share Vesting and Warrant Surrender Agreement, the Sponsor would own up to an aggregate of 4,706,250 shares of North Mountain Class A Common Stock (under the no redemption scenario and including shares subject to vesting) and no Private Placement Warrants. Such shares have an aggregate market value of approximately $    , based on the closing price of North Mountain Class A Common Stock of $    on    , 2022, the North Mountain Record Date. Each of our officers and directors is a member of the Sponsor. Harbour Reach Holdings, LLC is the managing member of the Sponsor and Mr. Michael Platt is the indirect controlling member of Harbour Reach Holdings, LLC;

•	Millais Limited, an affiliate of the Sponsor and an affiliate of North Mountain, agreed to purchase 2,000,000 PIPE Shares and 1,000,000 PIPE Warrants in the PIPE Financing;
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SMMC Sponsor Interests, LLC, an affiliate of North Mountain and an entity controlled by Charles Bernicker (Chief Executive Officer and a director of North Mountain) and of which Douglas J. Pauls (a director of North Mountain) is a non-managing member, agreed to purchase 1,500,000 PIPE Shares and 750,000 PIPE Warrants in the PIPE Financing;

•	the continued indemnification of current directors and officers of North Mountain and the continuation of directors’ and officers’ liability insurance after the Business Combination;
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the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.
These interests may influence North Mountain’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the North Mountain Board when it approved the Business Combination.
Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.
It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) redemptions of the maximum possible percentage of our outstanding Public Shares and

$120,000,000.00 in cash being used as consideration in the Business Combination to purchase shares of Corcentric stockholders, such that North Mountain will have a minimum of $150,000,000 cash at Closing, North Mountain’s initial stockholders, including our Sponsor, will retain an ownership interest of 4.3% of New Corcentric, Corcentric stockholders will own 80.8% of New Corcentric and the PIPE Investors will own approximately 4.5% of New Corcentric. As a result, Corcentric stockholders may have the ability to determine the outcome of corporate actions of New Corcentric requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of New Corcentric Common Stock. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
We may not be able to complete the PIPE Financing in connection with the Business Combination.
We may not be able to complete the PIPE Financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Financing, we may not be able to complete the Business Combination. The terms of any alternative financing may be more onerous to New Corcentric than the PIPE Financing, and we may be unable to obtain alternative financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Financing, and do not obtain alternative financing, we may not be able to complete the Business Combination. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New Corcentric. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Business Combination.
North Mountain may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of the North Mountain Warrants could be increased, the exercise period could be shortened and the number of shares of New Corcentric Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.
The Public Warrants were issued in registered form under the North Mountain Warrant Agreement between Continental Stock Transfer & Trust Company, N.A. as warrant agent, and North Mountain. The North Mountain Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, North Mountain may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding North Mountain Warrants approve of such amendment. Although North Mountain’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the North Mountain Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of New Corcentric Common Stock purchasable upon exercise of a Public Warrant.
North Mountain may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.
North Mountain has the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Corcentric Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which North Mountain gives proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable by North Mountain, North Mountain may not exercise its redemption right if the issuance of shares of New Corcentric Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or North Mountain is unable to effect such registration or qualification. North Mountain will use its best efforts to register or qualify such shares of New Corcentric Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by North Mountain in its IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public

Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Placement Warrants will be redeemable by North Mountain so long as they are held by the Sponsor or its permitted transferees, and, after giving effect to the forfeiture, cancellation and vesting provisions of the proposed Business Combination, there will be no Private Placement Warrants outstanding.
Following the Business Combination, a significant portion of New Corcentric’s total outstanding shares will be restricted from immediate resale, but may be sold into the market shortly thereafter. This could cause the market price of New Corcentric’s Class A Common Stock to drop significantly, even if New Corcentric’s business is doing well.
Sales of a substantial number of shares of New Corcentric Common Stock in the public market could occur at any time. If New Corcentric’s stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of New Corcentric Common Stock in the public market following the Business Combination, the market price of New Corcentric Common Stock could decline significantly.
Following the Business Combination, and without giving effect to any performance vesting provisions applicable to any shares of North Mountain Common Stock, assuming that (i) none of the Public Stockholders exercise their redemption rights, (ii) there are no exercises of any North Mountain Warrants outstanding as of immediately prior to the Closing and (iii) no Earnout Shares have been issued, there will be 112,238,698 shares of New Corcentric Common Stock outstanding. Of these shares, the majority will be available for sale in the public market beginning 180 days after the date of the Closing, following the expiration of lock-up agreements entered into by certain of Corcentric’s stockholders, directors and officers in connection with the Business Combination. North Mountain may agree to release these stockholders from their lock-up agreements at any time and without notice, which would allow for earlier sales of shares in the public market. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of restrictions in the lock-up agreements, could cause the market price of New Corcentric Common Stock to fall or make it more difficult for you to sell your New Corcentric Common Stock at a time and price that you deem appropriate.
In addition, promptly following the completion of the Business Combination, New Corcentric intends to file one or more registration statements registering the issuance of additional shares of New Corcentric Common Stock subject to options or other equity awards issued or reserved for future issuance under New Corcentric’s equity incentive plans. Shares registered under these registration statements will be available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreements described above and, in the case of New Corcentric’s affiliates, the restrictions of Rule 144 under the Securities Act.
Additionally, certain stockholders, the PIPE Investors and holders of Public Warrants, or their transferees, will have rights, subject to some conditions, to require New Corcentric to file one or more registration statements covering their shares or to include their shares in registration statements that New Corcentric may file for itself or other shareholders. If New Corcentric were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of New Corcentric Common Stock could decline.
The Existing Charter and the Proposed Charter require, to the fullest extent permitted by law, that derivative actions brought in North Mountain’s or New Corcentric’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against North Mountain’s or New Corcentric’s directors, officers, other employees or stockholders, as applicable.
The Existing Charter and the Proposed Charter require, to the fullest extent permitted by law, that derivative actions brought in North Mountain’s or New Corcentric’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with North Mountain or New Corcentric, as applicable, or any of their respective directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although their respective stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter and the Proposed Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, North Mountain or New Corcentric, as applicable, may incur additional costs associated with resolving such action in other jurisdictions, which could harm their business, operating results and financial condition.
The Existing Charter and the Proposed Charter provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. The Proposed Charter also provides that (A) the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (B) unless New Corcentric consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Corcentric, its business, or its market, or if they change their recommendations regarding New Corcentric’s securities adversely, the price and trading volume of New Corcentric’s securities could decline.
The trading market for New Corcentric’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Corcentric, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Corcentric. If no securities or industry analysts commence coverage of New Corcentric, New Corcentric’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Corcentric change their recommendation regarding New Corcentric Common Stock adversely, or provide more favorable relative recommendations about New Corcentric’s competitors, the price of shares of New Corcentric Common Stock would likely decline. If any analyst who may cover New Corcentric were to cease coverage of New Corcentric or fail to regularly publish reports on it, New Corcentric could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
Anti-takeover provisions contained in the Proposed Charter and the Proposed Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Proposed Charter and the Proposed Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•
the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•
the requirement that a special meeting of stockholders may be called only by the chairperson of the board of directors, the chief executive officer or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	controlling the procedures for the conduct and scheduling of stockholder meetings;
•
providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•
requiring the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of capital stock of New Corcentric entitled to vote generally in the election of directors, voting together as a single class, to amend the Proposed Bylaws; provided, however, that if the New Corcentric Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of New Corcentric's capital stock entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provision of the Proposed Bylaws; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to the New Corcentric Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Corcentric.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Corcentric or changes in the New Corcentric Board and New Corcentric’s management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of New Corcentric Common Stock. Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New Corcentric Common Stock and could also affect the price that some investors are willing to pay for New Corcentric Common Stock.

SPECIAL MEETING OF NORTH MOUNTAIN STOCKHOLDERS
The North Mountain Special Meeting
We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on      , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about      , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.
Date, Time and Place of the Special Meeting
The special meeting will be held on      , 2022, at 10:00 a.m., Eastern time, conducted via live webcast at the following address       . You will need the control number that is printed on your proxy card to enter the special meeting. North Mountain recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.
Purpose of the Special Meeting
At the special meeting North Mountain will ask the North Mountain stockholders to vote in favor of the following proposals:
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The Pre-Mergers Charter Amendment Proposal—a proposal to adopt an amendment to North Mountain’s Existing Charter to increase the authorized shares of North Mountain Class A Common Stock and shares of preferred stock.

•	The Business Combination Proposal—a proposal to approve and adopt the Merger Agreement and the Business Combination.
•	The Post-Mergers Charter Approval Proposal—a proposal to approve the adoption of the Proposed Charter.
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The Advisory Charter Proposals—proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the SEC requirements.

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The Nasdaq Proposal—a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, (i) the issuance of shares of North Mountain Class A Common Stock (including the Earnout Shares) pursuant to the Merger Agreement, (ii) the issuance of Warrant Shares pursuant to the Share Vesting and Warrant Surrender Agreement and (iii) the issuance of PIPE Shares, the delivery of PIPE Warrants and the issuance of PIPE Warrant Shares issuable upon exercise of the PIPE Warrants to the PIPE Investors in the PIPE Financing.

•
The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders.

Recommendation to North Mountain Stockholders
Our board of directors believes that each of the Pre-Mergers Charter Amendment Proposal, the Business Combination Proposal, the Post-Mergers Charter Approval Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of North Mountain and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination and the PIPE Financing that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:
•
the beneficial ownership of the Sponsor and certain members of the North Mountain Board and officers of an aggregate of 3,306,250 shares of North Mountain Class B Common Stock and 4,145,000 Private Placement Warrants, which shares and warrants were acquired for an aggregate investment of $4,145,000 at the time of the IPO and would become worthless if North Mountain does not complete a business combination by September 22, 2022, as such stockholders have waived any redemption right with respect to these shares. After giving effect to the provisions of the Share Vesting and Warrant Cancellation Agreement, the Sponsor would own up to an aggregate of 4,706,250 shares of North Mountain Class A Common Stock (including shares subject to vesting) and no Private Placement Warrants. Such shares have an aggregate market value of approximately $    , based on the closing price of North Mountain Class A Common Stock of $     on     , 2022, the North Mountain Record Date. Each of our officers and directors is a member of the Sponsor. Harbour Reach Holdings, LLC is the managing member of the Sponsor and Mr. Michael Platt is the indirect controlling member of Harbour Reach Holdings, LLC;

•
North Mountain’s sponsor is North Mountain LLC, a Delaware limited liability company. The Sponsor currently holds 3,306,250 shares of North Mountain Class B Common Stock and 4,145,000 Private Placement Warrants, acquired for an aggregate investment of $4,145,000 at the time of the IPO. Harbour Reach Holdings, LLC is the managing member of the Sponsor and Mr. Michael Platt is the indirect controlling member of Harbour Reach Holdings, LLC. Messrs. Bernicker, Dermatas, Metzger, O’Callaghan and Pauls are non-managing members of the Sponsor;

•	Millais Limited, an affiliate of the Sponsor and an affiliate of North Mountain, agreed to purchase 2,000,000 PIPE Shares and 1,000,000 PIPE Warrants in the PIPE Financing;
•
SMMC Sponsor Interests, LLC, an affiliate of North Mountain and an entity controlled by Charles Bernicker (Chief Executive Officer and a director of North Mountain) and of which Douglas J. Pauls (a director of North Mountain) is a non-managing member, agreed to purchase 1,500,000 PIPE Shares and 750,000 PIPE Warrants in the PIPE Financing;

•	the continued indemnification of current directors and officers of North Mountain and the continuation of directors’ and officers’ liability insurance after the Business Combination;
•
the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.
These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by the North Mountain Board when the North Mountain Board approved the Business Combination.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of North Mountain Class A Common Stock or North Mountain Class B Common Stock at the close of business on       , 2022, which is the North Mountain Record Date for the special meeting. You are entitled to one vote for each share of North Mountain Class A Common Stock or North Mountain Class B Common Stock that you owned as of the close of business on the North Mountain Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the North Mountain Record Date, there were 13,225,000 shares of North Mountain Class A Common Stock outstanding and 3,306,250 shares of North Mountain Class B Common Stock outstanding, which are held by our Sponsor.

Our Sponsor has agreed to vote all of their shares of North Mountain Common Stock in favor of the Business Combination Proposal. North Mountain’s issued and outstanding North Mountain Warrants do not have voting rights at the special meeting.
Voting Your Shares
Each share of North Mountain Class A Common Stock or North Mountain Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of North Mountain Common Stock that you own.
If you are a holder of record, there are two ways to vote your shares of North Mountain Common Stock at the special meeting:
•
You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of North Mountain Common Stock will be voted as recommended by the North Mountain Board. With respect to proposals for the special meeting, that means: “FOR” each of these proposals.

•
You can attend the special meeting and vote in person online. However, if your shares of North Mountain Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of North Mountain Common Stock.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of North Mountain Common Stock, you may call Innisfree, our proxy solicitor, at (877) 750-5836; banks and brokers can call collect at (212) 750-5833.
Quorum and Vote Required for the North Mountain Proposals
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the North Mountain Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.
The approval of the Pre-Mergers Charter Amendment Proposal requires the affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class and (ii) the holders of a majority of the outstanding shares of North Mountain Class A Common Stock, voting separately as a single class. Accordingly, a North Mountain stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.
The approval of the Post-Mergers Charter Approval Proposal requires the affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class and (ii) the holders of a majority of the outstanding shares of North Mountain Class B Common Stock, voting separately as a single class. Accordingly, a North Mountain stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.
The approval of the Business Combination Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal and the Adjournment Proposal require the affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting. Accordingly, a North Mountain stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on these proposals.

Holders of all of the North Mountain Class B Common Stock (or 20% of the outstanding shares of North Mountain Common Stock) have agreed to vote in favor of the Business Combination Proposal.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. North Mountain believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal, and will have no effect on any of the other proposals.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Innisfree before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy and vote in person online, as indicated above.
Redemption Rights
Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less Permitted Withdrawals, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, net of amounts withdrawn to fund North Mountain’s regulatory compliance costs and any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $      million on      , the estimated per share redemption price would have been approximately $     .
Redemption rights are not available to holders of North Mountain Warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on       , 2022 (two business days before the special meeting), both:
•	Submit a request in writing that North Mountain redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, North Mountain’s transfer agent, at the following address:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
•
Deliver your Public Shares either physically or electronically through DTC to North Mountain’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is North

Mountain’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, North Mountain does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter until the Closing, with North Mountain’s consent. If you delivered your shares for redemption to North Mountain’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that North Mountain’s transfer agent return the shares (physically or electronically). You may make such request by contacting North Mountain’s transfer agent at the phone number or address listed above.
Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will North Mountain redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
Prior to exercising redemption rights, stockholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. North Mountain cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Public Shares when you wish to sell your shares.
If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less amounts withdrawn to fund North Mountain’s regulatory compliance costs and taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
If the Business Combination Proposal is not approved and North Mountain does not consummate an initial business combination by September 22, 2022 or obtain the approval of North Mountain stockholders to extend the deadline for North Mountain to consummate an initial business combination, it will be required to dissolve and liquidate and the North Mountain Warrants will expire worthless.
Holders of outstanding North Mountain Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.
If you hold North Mountain Units registered in your own name, you must deliver the certificate for such North Mountain Units to Continental Stock Transfer & Trust Company with written instructions to separate such North Mountain Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Share from the North Mountain Units.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of North Mountain Common Stock or North Mountain Warrants in connection with the Business Combination.
Solicitation of Proxies
North Mountain will pay the cost of soliciting proxies for the special meeting. North Mountain has engaged Innisfree to assist in the solicitation of proxies for the special meeting. North Mountain has agreed to pay Innisfree a fee of up to $20,000 in connection with the Business Combination. North Mountain will reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. North Mountain also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Public Shares for their expenses in forwarding soliciting materials to beneficial owners Public Shares and in obtaining voting instructions from those owners. North Mountain’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the North Mountain Record Date, our Sponsor beneficially owns an aggregate of approximately 20% of the outstanding shares of North Mountain Common Stock. Our Sponsor has agreed to vote all of their shares of North Mountain Common Stock in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, our Sponsor has not acquired any shares of North Mountain Class A Common Stock.

PROPOSAL NO. 1—THE PRE-MERGERS CHARTER AMENDMENT PROPOSAL
Overview
Holders of North Mountain Common Stock are being asked to adopt the Charter Amendment in the form attached as Annex B to this proxy statement/prospectus. The Charter Amendment increases the number of authorized shares of North Mountain Class A Common Stock from 200,000,000 to   .
Reasons for the Amendment to North Mountain’s Existing Charter
North Mountain’s Existing Charter authorizes 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of North Mountain Class A Common Stock and 20,000,000 shares of North Mountain Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Charter Amendment authorizes North Mountain to issue    shares, consisting of (i)    shares of common stock, including    shares of North Mountain Class A Common Stock and 3,306,250 shares of North Mountain Class B Common Stock and (ii)    shares of preferred stock.
The Charter Amendment was negotiated as part of the Business Combination. The North Mountain Board believes the Charter Amendment may be necessary in order for North Mountain to have sufficient authorized capital stock to issue pursuant to the Merger Agreement (including the Earnout Shares) and the transactions contemplated thereby, including pursuant to the Share Vesting and Warrant Cancellation Agreement and the Subscription Agreements. The North Mountain Board also believes that it is important for New Corcentric to have available for issuance a number of authorized shares sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares will be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and may be issued for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
The North Mountain Board believes that these additional authorized shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Vote Required for Approval
The affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class and (ii) the holders of a majority of the outstanding shares of North Mountain Class A Common Stock, voting separately as a single class, is required to approve the Pre-Mergers Charter Amendment Proposal. Broker non-votes, abstentions or the failure to vote on the Pre-Mergers Charter Amendment Proposal will have the same effect as a vote “AGAINST” the Pre-Mergers Charter Amendment Proposal.
The Business Combination is conditioned upon the approval of the Pre-Mergers Charter Amendment Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Pre-Mergers Charter Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Pre-Mergers Charter Amendment Proposal will not be effected and by approval of the Pre-Mergers Charter Amendment Proposal, North Mountain stockholders are authorizing the North Mountain Board to abandon the Pre-Mergers Charter Amendment Proposal in the event the Business Combination is not consummated.
Recommendation of the North Mountain Board
THE NORTH MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PRE-MERGERS CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 2—THE BUSINESS COMBINATION PROPOSAL
Overview
Holders of North Mountain Common Stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. North Mountain stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about North Mountain, Merger Sub I, Merger Sub II or Corcentric. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that North Mountain, Merger Sub I and Merger Sub II, on the one hand, and Corcentric, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While North Mountain and Corcentric do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about North Mountain or Corcentric, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between North Mountain, Merger Sub I, Merger Sub II and Corcentric, and are modified by the disclosure schedules.
General; Structure of the Business Combination
On December 9, 2021, North Mountain, Merger Sub I, Merger Sub II and Corcentric entered into the Merger Agreement, pursuant to which: (i) Merger Sub I will merge with and into Corcentric (the “Initial Merger”), with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain (Corcentric, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to as the “Initial Surviving Company”) and (ii) immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Subsequent Merger as a wholly owned subsidiary of North Mountain (Merger Sub II, in its capacity as the surviving entity of the Subsequent Merger, is sometimes referred to herein as the “Surviving Company”).
Unless the parties otherwise mutually agree, the closing of the Business Combination (the “Closing”) will take place on the date which is three business days after the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Business Combination) (such date, the “Closing Date”). See ”—Conditions to Closing; Termination—Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.
On the Closing Date, the Initial Merger is to be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon the Effective Time. The Subsequent Merger is to be consummated immediately following the consummation of the Initial Merger by filing of a certificate of merger with the Secretary of State of the State of Delaware following the Effective Time and will be effective immediately upon such filing (such time, the “Second Effective Time”).
If the Business Combination is not completed by August 9, 2022 (the “Termination Date”), the Merger Agreement may be terminated by either North Mountain or Corcentric. A party may not terminate the Merger

Agreement pursuant to the provision described in this paragraph if the party seeking to terminate the Merger Agreement is in material breach of its obligations set forth in the Merger Agreement on the Termination Date. See “—Conditions to Closing; Termination—Termination.”
Consideration to be Received in the Business Combination
At the Effective Time, by virtue of the Initial Merger and without any action on the part of North Mountain, Merger Sub I, Merger Sub II, Corcentric or the Corcentric stockholders:
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each share of Corcentric Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and shares of Corcentric restricted stock) will be converted into the right to receive (i) the Per Share Stock Consideration, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below;

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each share of Corcentric Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and the Cash Consideration Shares) will be converted into the right to receive (i) a number of newly issued shares of North Mountain Class A Common Stock, equal to the product of (A) the Per Share Stock Consideration, multiplied by (B) the number of shares of Corcentric Common Stock that such share of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below;

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each share of Corcentric Preferred Stock expressly identified as a Cash Consideration Share in accordance with the Merger Agreement (each such share of Corcentric Preferred Stock, a “Cash Consideration Share”) will be converted into the right to receive the Per Share Cash Consideration multiplied by the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time. In no event will the Aggregate Cash Consideration exceed the Total Cash Consideration Amount;

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each share of Corcentric Common Stock and Corcentric Preferred Stock held in the treasury of Corcentric immediately prior to the Effective Time will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

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each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Initial Surviving Company and all such shares will constitute the only outstanding shares of capital stock of the Initial Surviving Company as of immediately following the Effective Time;

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each vested Corcentric stock option, to the extent then outstanding and unexercised, will automatically, without any action on the part of the holder thereof, be cancelled, and the holder will be entitled to receive in respect of such cancelled vested Corcentric stock option (i) a number of shares of North Mountain Class A Common Stock (any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement) equal to the quotient obtained by dividing (A) the result of (1) product of (x) the number of shares of Corcentric Common Stock subject to such vested Corcentric stock option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of (a) the Per Share Merger Consideration Value, over (b) the per share exercise price for the shares of Corcentric Common Stock subject to such vested Corcentric stock option immediately prior to the Effective Time, minus (2) the applicable withholding taxes payable in respect of such cancelled vested Corcentric stock option, by (B) ten dollars ($10) and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below;

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each unvested Corcentric stock option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire, on the same terms and conditions as were applicable to such unvested Corcentric stock option immediately prior to the Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes (after such conversion, each a “Rollover Option”) the number of shares of North Mountain Class A Common Stock determined by multiplying the number of shares of Corcentric Common Stock subject to the unvested Corcentric stock option immediately prior to the Effective Time by the Per Share Stock Consideration and rounding the resulting number down to the nearest whole number of shares of North Mountain Class A Common Stock, and the per share exercise price for the North Mountain Class A Common Stock issuable upon exercise of such Rollover Option will be determined by dividing the per share exercise price for the shares of Corcentric Common Stock subject to the unvested Corcentric stock option, as in effect immediately prior to the Effective Time, by the Per Share Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. The Rollover Options will be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below; and

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each share of Corcentric restricted stock, to the extent then unvested and outstanding, will automatically be converted into the number of shares of restricted North Mountain Class A Common Stock, subject to the same terms and conditions as were applicable to such Corcentric restricted stock immediately prior to the Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes (after such conversion, “Rollover Restricted Stock”), determined by multiplying (i) the number of shares of Corcentric Common Stock subject to such Corcentric restricted stock award immediately prior to the Effective Time by (ii) the Per Share Stock Consideration. The shares of Rollover Restricted Stock will be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement, as further detailed below.

At the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time will no longer be outstanding and will thereupon be converted into and become one hundred membership interests of the Surviving Company and all such membership interests will constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.
No fractional shares of North Mountain Class A Common Stock will be issued upon the conversion of Corcentric securities. In lieu of the issuance of any such fractional shares, North Mountain has agreed to pay to each holder of Corcentric Stock or vested Corcentric stock options who otherwise would be entitled to receive such fractional share of North Mountain Class A Common Stock (after aggregating all fractional shares that would otherwise be received by such holders into whole shares) an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of North Mountain Class A Common Stock to which such holder otherwise would have been entitled multiplied by (ii) an amount equal to the VWAP of shares of North Mountain Class A Common Stock for the twenty trading days prior to the date that is three business days prior to the Closing.
Earnout
Following the Closing, pursuant to the terms of the Merger Agreement, holders of (i) shares of Corcentric Common Stock and Corcentric Preferred Stock (excluding the Cash Consideration Shares) outstanding immediately prior to the Effective Time, (ii) vested Corcentric stock options outstanding and unexercised immediately prior to the Effective Time, (iii) Rollover Options, (iv) Rollover Restricted Stock and (v) without duplication of clauses (iii) and (iv), holders of North Mountain Class A Common Stock received in respect of Rollover Options and/or Rollover Restricted Stock that vested and were exercised, as applicable, between the Effective Time and the relevant earn-out achievement date, will have the contingent right to receive in the aggregate, up to 5,000,000 shares of North Mountain Common Stock if, from the Closing until the fifth anniversary thereof, (x) the dollar volume-weighted average price of North Mountain Class A Common Stock is greater than or equal to $12.50 or $15.00 per share, as applicable, for 20 trading days within any consecutive 30-trading day period or (y) a sale or change of control of North Mountain occurs (as further described in the Merger Agreement) (the “Earnout Shares”).

The following terms shall have the respective meanings ascribed to them below:
“Aggregate Cash Consideration” means the aggregate Per Share Cash Consideration payable for all Cash Consideration Shares pursuant to the Merger Agreement.
“Corcentric Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Corcentric, filed with the Secretary of State of the State of Delaware on May 1, 2020.
“Corcentric Outstanding Shares” means the total number of shares of Corcentric Common Stock and Corcentric Preferred Stock (on an “as-converted” to Corcentric Common Stock basis as if such shares of Corcentric Preferred Stock were converted into shares of Corcentric Common Stock in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time) on a fully diluted basis outstanding as of the Closing Date using the treasury method of accounting, including, without duplication, (a) the number of shares of Corcentric Common Stock issued or issuable upon the exercise of all vested Company stock options, (b) the shares of Corcentric Common Stock underlying vested Corcentric restricted stock, and (c) any other vested Equity Equivalents, but excluding, in all such cases, (i) unvested Corcentric stock options, (ii) shares of Corcentric Common Stock underlying Corcentric restricted stock that remain unvested as of the Effective Time, and (iii) Equity Equivalents that remain unvested as of the Effective Time.
“Equity Equivalents” means options, warrants, preemptive rights, calls, convertible securities, conversion rights or other equity securities or rights relating to the issued or unissued share capital of Corcentric or any phantom stock ownership interests, stock appreciation rights or similar rights in Corcentric.
“Equity Value” means one billion thirteen million dollars seventy four thousand four hundred eighty four dollars ($1,013,074,484).
“Per Share Cash Consideration” means an amount of cash, without interest, equal to the Per Share Merger Consideration Value.
“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the Corcentric Outstanding Shares.
“Per Share Stock Consideration” means a number of shares of North Mountain Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) 10.
“Total Cash Consideration Amount” mean one hundred twenty million dollars ($120,000,000).
Corcentric Stockholder Appraisal Rights
Shares of Corcentric Capital Stock held by Corcentric stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, and such Corcentric stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Corcentric stockholder withdraws or loses his, her or its appraisal rights under Section 262 of the DGCL, the shares of Corcentric Capital Stock held by such Corcentric stockholder will be deemed to be converted, as of the effective time, into the right to receive the merger consideration.
See Section 262 of the DGCL.
Representations, Warranties and Covenants
Representations and Warranties
The Merger Agreement contains customary representations, warranties and covenants of (i) Corcentric and (ii) North Mountain, Merger Sub I and Merger Sub II, in each case relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization.
The Merger Agreement contains representations and warranties made by Corcentric to North Mountain, Merger Sub I and Merger Sub II relating to a number of matters, including the following:
•	corporate organization, qualification to do business and good standing;
•	subsidiaries;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;
•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;
•	required governmental and regulatory consents necessary in connection with the Business Combination;
•	capitalization;
•	financial statements;
•	absence of undisclosed liabilities;
•	legal proceedings and absence of governmental orders;
•	compliance with applicable law;
•	intellectual property and information technology systems;
•	material contracts;
•	employee compensation and benefits matters;
•	labor matters;
•	tax matters;
•	broker’s and finder’s fees related to the Business Combination;
•	insurance;
•	real property and title to assets;
•	environmental matters;
•	absence of a material adverse effect since December 31, 2020 and absence of certain other changes;
•	affiliate agreements;
•	internal controls;
•	permits; and
•	accuracy of Corcentric’s information provided in this proxy statement/prospectus.
Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect”. For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to Corcentric means any event, change, circumstance, effect or development (each an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with any one or more other Effects, (a) has or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of Corcentric and its subsidiaries, taken as a whole or (b) has a material adverse effect on the ability of Corcentric to consummate the Initial Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that with respect to clause (a) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Material Adverse Effect: (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industries in which Corcentric operates, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Mergers or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties described in the third bullet above and, to the extent related thereto, the condition in respect of the bring-down of Corcentric’s representations and warranties), (d) any change generally affecting any of the industries or markets in which

Corcentric or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement (other than with respect to the provision summarized in the first sentence under the heading “—Conduct of Business Pending the Merger” (the “conduct of business provisions”)) or the taking of any action, or failure to take action, required or contemplated by the Merger Agreement (other than the conduct of business provisions) or with the prior written consent of North Mountain (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties described in the third bullet above and, to the extent related thereto, the condition in respect of the bring-down of Corcentric’s representations and warranties), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease, outbreak pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Corcentric operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of Corcentric and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the cases of clauses (a), (b), (d), (f) and (g), in each case, to the extent that Corcentric and its subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other similarly situated participants in the industries in which Corcentric and its subsidiaries operate.
The Merger Agreement also contains representations and warranties made by North Mountain, Merger Sub I and Merger Sub II to Corcentric relating to a number of matters, including the following:
•	corporate organization, qualification to do business, good standing and corporate power;
•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;
•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummate the Business Combination;
•	litigation and proceedings;
•	compliance with laws;
•	employee benefit plans;
•	required governmental and regulatory consents necessary in connection with the Business Combination;
•	financial ability and the trust account;
•	tax matters;
•	broker’s and finder’s fees related to the Business Combination;
•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;
•	historical business activities and absence of certain changes related thereto;
•	accuracy of North Mountain’s information provided in this proxy statement/prospectus;
•	capitalization;
•	North Mountain’s Nasdaq stock market quotation;
•	contracts;
•	title to property;

•	investment company act;
•	affiliate agreements;
•	business combination restrictions; and
•	the Subscription Agreements.
Conduct of Business Pending the Merger
Corcentric has agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, it will, and will cause its subsidiaries to, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of Corcentric and its subsidiaries and maintain the existing relations and goodwill of Corcentric and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Corcentric and its subsidiaries, (iii) use commercially reasonable efforts to keep available the services of their present officers and (iv) use commercially reasonable efforts to maintain all insurance policies of Corcentric and its subsidiaries or substitutes therefore; provided, that, in the case of each of the preceding clauses (i)-(iv), during any period of full or partial suspension of operations reasonably necessary to address the coronavirus (COVID-19) pandemic, Corcentric may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of Corcentric’s or its subsidiaries’ employees and other individuals having business dealings with Corcentric or its subsidiaries or (B) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, including, but not limited to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental authority or industry group in connection with or in response to coronavirus (COVID-19) pandemic, including, the CARES Act, and any such actions taken (or not taken) as a result of or in response to the coronavirus (COVID-19) pandemic shall be deemed to be taken in the “ordinary course of business” for all purposes of the provisions of the Merger Agreement summarized in the first sentence under this heading “—Conduct of Business Pending the Merger” (the “conduct of business provisions”) and not be considered a breach of the conduct of business provisions, in each case, if following any such suspension, to the extent that Corcentric or any of its subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, Corcentric and its subsidiaries resume conducting their business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable.
In addition to the general covenants above, Corcentric has agreed that through the Closing, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of North Mountain (which may not be unreasonably withheld, conditioned or delayed):
•	change or amend its certificate of incorporation, bylaws or other organizational documents;
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(i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to any of the stockholders of Corcentric in their capacities as stockholders, except dividends and distributions by a wholly-owned subsidiary of Corcentric to Corcentric or another wholly-owned subsidiary of Corcentric, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except in connection with the exercise or settlement of any Corcentric equity award, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, or (iv) except as required pursuant to the Corcentric stock plans or any award agreement thereunder as in effect on the date of the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

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enter into, or amend or modify any material term of (in any manner adverse to Corcentric and its subsidiaries), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under certain listed material contracts, any lease or other occupancy agreement related to real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Corcentric or its subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;
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sell, transfer, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any of its or its subsidiaries assets, properties or business (including Corcentric intellectual property and Corcentric software), except for (i) with respect to registered intellectual property, where Corcentric has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such registered intellectual property that Corcentric determined in good faith to no longer be useful to and not material to the Company’s business, (ii) transactions solely among Corcentric and its wholly-owned subsidiaries or among the wholly-owned subsidiaries of Corcentric, (iii) dispositions of obsolete or worthless assets, (iv) sales of inventory in the ordinary course of business consistent with past practice and (iv) sales, abandonment, lapses of assets or items or materials (in each case other than Corcentric intellectual property and Corcentric software) in excess of a specified aggregate amount, other than as permitted by the Merger Agreement and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to Corcentric and its subsidiaries, taken as a whole;

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except as otherwise required pursuant to the terms of Corcentric’s benefit plans, policies or agreements in effect on the date of the Merger Agreement or applicable law, (i) grant any increase in compensation, benefits or severance to any director, employee or independent contractor of Corcentric or its subsidiaries with an annual base salary in excess of a specified amount, (ii) adopt, enter into, materially amend or terminate any Corcentric benefit plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Corcentric or any of its subsidiaries are a party or by which they are bound, (iii) grant or provide any severance or termination payments or benefits to any director, employee or independent contractor of Corcentric or its subsidiaries with an annual base salary in excess of a specified amount, (iv) hire any employee or independent contractor of Corcentric or its subsidiaries other than any employee or independent contractor with an annual base salary of less than a specified amount, or terminate any employee of Corcentric or its subsidiaries with an annual base salary in excess of a specified amount (other than for cause), or (v) take any action that will result in the acceleration or vesting of any payment or benefit of any director, officer, employee or independent contractor of Corcentric or its subsidiaries under any of the Corcentric benefit plans, policies or agreements;

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(i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

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make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed a specified amount, other than (i) any capital expenditure (or series of related capital expenditures) consistent with Corcentric’s annual capital expenditure budget for periods following the date of the Merger Agreement, with respect to any such expenditures made in 2022, made available and reasonably acceptable to North Mountain following the date of the Merger Agreement or (ii) in connection with buying any assets purchased for lease or resale in the ordinary course of business;

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make any loans, advances or capital contributions to, or investments in, any other person or entity, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, except advances to employees or officers of Corcentric and its subsidiaries in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;

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make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any material tax return inconsistent with past practice in any material respect, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a taxing authority relating to any material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes, defer the payment of any material taxes pursuant to Section 2303 of the CARES Act (or similar successor provision) or any other law or executive order or executive memo intended to address the consequences of COVID-19, or enter into any material tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to taxes);

•	take any action, or knowingly fail to take any action, which would prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;
•	acquire or dispose of any fee interest in real property;
•	enter into, renew or amend in any material respect any Corcentric affiliate agreement;
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waive, release, compromise, settle or satisfy any pending or threatened material claim (including any pending or threatened action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that involves monetary damages that do not exceed a specified amount in the aggregate;

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incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of a specified amount, other than (i) solely between Corcentric and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or (ii) in connection with borrowings or extensions of credit in the ordinary course of business under (A) that certain Amended and Restated Loan and Security Agreement, dated as of November 15, 2018 (as amended, restated, amended and restated, modified and supplemented from time to time prior to the date hereof), by and among Corcentric, Corcentric, LLC and Corcentric Capital Equipment Solutions, LLC, as borrowers thereunder, the other obligors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as agent or (B) that certain Loan and Security Agreement, dated as of November 15, 2018 (as amended, restated, amended and restated, modified and supplemented from time to time prior to the date hereof), by and among Corcentric, Corcentric, LLC and Corcentric Capital Equipment Solutions, LLC, as borrowers thereunder, the other obligors party thereto from time to time, the lenders party thereto from time to time, and TCW Asset Management Company LLC, as agent for the lenders, in each case, subject to certain limitations;

•	enter into any material new line of business outside of the business currently conducted by Corcentric and its subsidiaries as of the date of the Merger Agreement;
•
make any material change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to Corcentric or any of its subsidiaries, any insurance policy maintained with respect to Corcentric and its subsidiaries and their assets and properties; or

•	enter into any agreement or undertaking to do any action prohibited by the foregoing.
North Mountain has agreed to a more limited set of restrictions on its business prior to the Closing. Specifically, North Mountain has agreed that through the Closing, except as expressly contemplated or permitted by the Merger Agreement or as required by law and subject to certain specified exceptions, it will not, and will cause its subsidiaries not to without the written consent of Corcentric (which may not be unreasonably withheld, conditioned or delayed):
•
change, modify or amend the trust agreement, the North Mountain organizational documents or the organizational documents of Merger Sub I or Merger Sub II, other than to effectuate the Charter Amendment, the Proposed Charter and the Proposed Bylaws;

•
make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or, other than the redemption of any shares of North Mountain Class A Common Stock or as otherwise required by North Mountain’s organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, North Mountain;

•
make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any material tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to taxes);

•
take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

•
enter into, renew or amend in any material respect, any North Mountain affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a North Mountain affiliate agreement);

•
enter into, or amend or modify any material term of (in a manner adverse to North Mountain or any of its subsidiaries (including Corcentric and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any contract to which North Mountain or any of its subsidiaries is a party or by which any of their assets is bound (or any contract, that if existing on the date of the Merger Agreement, would have constituted such a contract) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which North Mountain or its subsidiaries is a party or by which it is bound;

•
waive, release, compromise, settle or satisfy any pending or threatened claim (including any pending or threatened action) or compromise or settle other than claims, compromises or settlements that do not exceed a specified aggregate amount;

•	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;
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(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, North Mountain or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, equity, equity-based or phantom interests, other than (i) in connection with the exercise of any North Mountain warrants outstanding on the date of the Merger Agreement, (ii) in connection with the conversion of the North Mountain Class B Common Stock pursuant to North Mountain’s organizational documents, (iii) the transactions contemplated by the Merger Agreement (including transactions contemplated by the Subscription Agreements) or (iv) the transactions contemplated by any Subscription Agreement executed after the date of the Merger Agreement with certain persons in accordance with the terms of the Merger Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any North Mountain warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Subscription Agreements and the Share Vesting and Warrant Surrender Agreement;

•	subject to certain exceptions, (i) adopt or amend any North Mountain benefit plan, or enter into any employment contract or collective bargaining agreement or (ii) hire or retain the services of any employee or any other individual to provide services to North Mountain or its subsidiaries following the closing;
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fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

•	make any capital expenditures;
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make any loans, advances or capital contributions to, or investments in, any other person, make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•	enter into any new line of business outside of the business currently conducted by North Mountain and its subsidiaries as of the date of the Merger Agreement;
•
make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent to the insurance coverage currently maintained with respect to North Mountain and its subsidiaries and their assets and properties; or

•	enter into any agreement or undertaking to do any action prohibited by the foregoing.
Additional Agreements
HSR Act and Regulatory Approvals
Corcentric and North Mountain have agreed to (i) comply promptly but in no event later than ten business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act, (ii) use their reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any applicable law relating to antitrust and to furnish to each other as promptly as reasonably practicable all information required for any application or other filing required to be made by the other pursuant to any applicable law relating to antitrust and (iii) substantially comply with any information or document requests from the Antitrust Division and FTC.
Corcentric and North Mountain have agreed to promptly notify the other of any substantive communication with, and furnish to the other copies of any notices or written communications received by, them or any of their respective affiliates and any third party or governmental authority with respect to the transactions contemplated by the Merger Agreement, and Corcentric and North Mountain have agreed to permit counsel to the other an opportunity to review in advance, and Corcentric and North Mountain (respectively) have agreed to consider in good faith the views of such counsel in connection with, any proposed communications by Corcentric and North Mountain (respectively) or their respective affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement; provided, that neither party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority to delay the consummation of the transactions contemplated by the Merger Agreement without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). Corcentric and North Mountain have agreed to provide the other and their respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Corcentric and North Mountain (respectively) or any of their respective affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated by the Merger Agreement.
North Mountain has agreed to exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable laws relating to antitrust, (ii) prevent the entry in any action brought by the Antitrust Division or FTC or any other person or entity of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement, and (iii) if any such governmental order is issued in any such action, cause such governmental order to be lifted.
North Mountain has agreed to cooperate in good faith with the Antitrust Division and the FTC and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under any applicable law relating to antitrust or the actual or threatened commencement of any proceeding in any forum by or on behalf of the Antitrust Division and the FTC or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination, including selling, divesting or otherwise disposing of, licensing, holding separate or taking or committing to take any action that limits in any respect North Mountain’s or Corcentric’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Corcentric and its subsidiaries.
Notwithstanding anything in the Merger Agreement to the contrary, nothing in the above covenant or any other provision of the Merger Agreement shall require or obligate North Mountain or any other person or entity to take any actions with respect to North Mountain’s affiliates, the Sponsor, the PIPE Investors, their respective affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, North Mountain’s affiliates, the Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of North Mountain’s affiliates, Sponsor, the PIPE Investors or of any such investment fund or investment vehicle.
Further, notwithstanding any other provision of the Merger Agreement, nothing in the Merger Agreement shall require or obligate Corcentric or any of its subsidiaries or affiliates to, and North Mountain and its subsidiaries and affiliates shall not, without the prior written consent of Corcentric, agree or otherwise be required to, take any action with respect to Corcentric or any of its subsidiaries or affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Corcentric or any of its subsidiaries or affiliates, or any interest therein.
Corcentric and North Mountain have agreed to each pay 50% of all filing fees payable to the Antitrust Division and FTC in connection with the transactions contemplated by the Merger Agreement.
North Mountain has agreed that it will not, and shall cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of the Antitrust Division or FTC or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transaction contemplated by the Merger Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.
Notwithstanding anything in the Merger Agreement to the contrary, the restrictions and obligations described in the above paragraph shall not apply to or be binding upon North Mountain’s affiliates, the Sponsor, the PIPE Investors, their respective affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, North Mountain’s affiliates, the Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of North Mountain’s affiliates, the Sponsor, the PIPE Investors or of any such investment fund or investment vehicle.
Proxy Solicitation
North Mountain has agreed to use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Corcentric) for, duly call, give notice of, convene and hold the special meeting in accordance with the DGCL, (ii) after the registration statement is declared effective under the Securities Act, cause this proxy statement/prospectus to be disseminated to North Mountain’s stockholders in compliance with applicable law, and (iii) after the registration statement is declared effective under the Securities Act, solicit proxies from the holders of North Mountain Common Stock to vote in accordance with the recommendation of the North Mountain Board with respect to each of the proposals contained in this proxy statement/prospectus. North Mountain has agreed, through the North Mountain board of directors, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “North Mountain Board recommendation”) and shall include the North Mountain Board recommendation in this proxy statement/prospectus, unless the North Mountain Board shall have changed the recommendation in accordance with the terms of the Merger Agreement. The North Mountain Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the North Mountain Board recommendation (a “North Mountain change in recommendation”); provided, that, at any time prior to obtaining the approval of North Mountain stockholders, the North Mountain Board may make a North Mountain change in recommendation and include such North Mountain change in recommendation in this proxy statement/prospectus if it determines in good faith, after consultation with its outside legal counsel, that the failure to make a North Mountain change in recommendation would be inconsistent with its fiduciary duties to its stockholders under applicable law; provided further, North Mountain will not be entitled to make, or agree or resolve to make, a North Mountain change in recommendation unless (A) North Mountain delivers to Corcentric a written notice (a “North Mountain change in recommendation notice”) advising Corcentric that the North Mountain Board proposes to take such action and containing the material facts underlying the North Mountain Board’s determination that a North Mountain intervening event has occurred, including all material details and terms and conditions related thereto (which North Mountain change in recommendation notice shall not itself constitute a breach of the Merger Agreement), and (B) at or after 5:00 p.m., New York City time, on the fifth business day immediately following the day on which North Mountain delivered the North Mountain change in recommendation notice (such period from the time the North Mountain change in recommendation notice is provided until 5:00 p.m., New York City time, on the fifth business day immediately following the day on which North Mountain delivered the North Mountain change in recommendation notice (it being understood that any material development with respect to a North Mountain intervening event (which shall not include an offer from Corcentric with respect to any revisions to the terms of the Merger Agreement) shall require a new notice but with an additional four business day (instead of five business day) period from the date of such notice), the “North Mountain change in recommendation notice period”), the North Mountain Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a North Mountain change in recommendation would be inconsistent with its fiduciary duties under applicable law.
If requested by Corcentric, North Mountain has agreed to, and will use its reasonable best efforts to cause its representatives to, during the North Mountain change in recommendation notice period, engage in good faith negotiations with Corcentric and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a North Mountain change in recommendation.
Notwithstanding the foregoing, if on a date for which the special meeting is scheduled, North Mountain has not received proxies representing a sufficient number of shares of North Mountain Common Stock to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus, whether or not a quorum is present, North Mountain shall have the right to make one or more successive postponements or adjournments of the special meeting; provided, that the special meeting, without the prior written consent of Corcentric (which consent shall not be unreasonably withheld, conditioned or delayed), (x) may not be adjourned to a date that is more than 20 business days after the date for which the special meeting was originally scheduled or the most recently adjourned special meeting (excluding any adjournments required by applicable law) and (y) is held no later than four business days prior to the Termination Date.
As used in the Merger Agreement, “North Mountain intervening event” means any material event, fact, development, circumstance or occurrence (i) that was not known and was not reasonably foreseeable to the North Mountain Board as of the date of the Merger Agreement, and that becomes known to the North Mountain Board after the date of the Merger Agreement and (ii) does not relate to clearance of the Business Combination by the Antitrust Division and FTC or any other applicable statute, law, ordinance, rule, regulation or governmental order; provided, however, that (1) any change in the price or trading volume of North Mountain Class A Common Stock or (2) Corcentric meeting, failing to meet or exceeding financial or other projections or predictions (but not the cause(s) underlying Corcentric meeting, failing to meet or exceeding such financial or other projections or predictions, any of which may be taken into account for purposes of determining whether a North Mountain intervening event has occurred) shall not be taken into account for purposes of determining whether an North Mountain intervening event has occurred.
Corcentric has agreed to solicit the written consent or affirmative vote of (i) (a) holders of a majority of the voting power of the outstanding shares of Corcentric Common Stock and Corcentric Preferred Stock (voting together as a single class on an “as-converted” to Corcentric Common Stock basis) and (ii) holders of a majority of the outstanding shares of Corcentric Preferred Stock (voting together as a single class on an “as-converted” to Corcentric Common Stock basis) in favor of the approval and adoption of the Corcentric Business Combination Proposal (the “Corcentric Stockholder Approval”) within two business days after the Registration Statement becomes effective. In connection therewith, Corcentric has agreed to use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with North Mountain) for determining the Corcentric stockholders entitled to provide such written consent, (ii) cause the consent solicitation statement with respect to the solicitation by Corcentric of the Corcentric Stockholder Approval (the “consent solicitation statement”) to be disseminated to the Corcentric stockholders in compliance with applicable law and (iii) unless a Corcentric change in recommendation (as defined below) has been made, solicit written consents from Corcentric stockholders to give the Corcentric Stockholder Approval. Corcentric has agreed, through the Corcentric board of directors, to provide the recommendation of the Corcentric board of directors to the Corcentric stockholders that they approve and adopt the Merger Agreement and all other transactions contemplated thereby and approve the Business Combination (the “Corcentric Board Recommendation”) and include the Corcentric Board Recommendation in the consent solicitation statement, subject to the obligations described in this paragraph. The Corcentric board of directors shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Corcentric Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any acquisition proposal (any action described in clause (i) or (ii), a “Corcentric change in recommendation”); provided, that if, at any time prior to obtaining the Corcentric Stockholder Approval, the Corcentric board of directors determines in good faith, in response to a Corcentric intervening event, after consultation with its outside legal counsel, that the failure to make a Corcentric change in recommendation would be a breach of its fiduciary duties to its stockholders under applicable law, the Corcentric Board of directors may, prior to obtaining the Corcentric Stockholder Approval, make a Corcentric change in recommendation; provided further, Corcentric will not be entitled to make, or agree or resolve to make, a Corcentric change in recommendation unless (x) Corcentric delivers to North Mountain a written notice (a “Corcentric change in recommendation notice”) advising North Mountain that the Corcentric board of directors proposes to take such action and containing the material facts underlying the Corcentric board of director’s determination that a Corcentric intervening event has occurred, including all material details and terms and conditions related thereto (in each case, it being acknowledged that such Corcentric change in recommendation notice shall not itself constitute a breach of the Merger Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth business day immediately following the day on which Corcentric delivered the Corcentric change in recommendation notice (such period from the time the Corcentric change in recommendation notice is provided until 5:00 p.m. New York City time on the fifth business day immediately following the day on which Corcentric delivered the Corcentric change in recommendation notice (it being understood that any material development with respect to a Corcentric intervening event, in each case, shall require a new notice but with an additional four business days (instead of five business days) period from the date of such notice), the “Corcentric change in recommendation notice period”), the Corcentric board of directors reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Corcentric change in recommendation would be a breach of its fiduciary duties under applicable law.
If requested by North Mountain, Corcentric has agreed to, and will use its reasonable best efforts to cause its representatives to, during the Corcentric change in recommendation notice period, engage in good faith negotiations with North Mountain and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Corcentric change in recommendation.
As used in the Merger Agreement, “Corcentric intervening event” means an event, fact, development, circumstance or occurrence (but specifically excluding any acquisition proposal (as such terms are described under the heading “—Exclusivity”) (or any transaction contemplated thereby or described in the definition thereof), any changes in capital markets, any declines or improvements in financial markets, the timing of any approval or clearance of any governmental authority required for the consummation of the Business

Combination, or the fact that, in and of itself, Corcentric exceeds internal or published projections or North Mountain does not achieve internal or published projections) that was not known and was not reasonably foreseeable to Corcentric or the Corcentric board of directors as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Corcentric board of directors as of the date of the Merger Agreement), and that becomes known to the Company or the Corcentric board of directors after the date of the Merger Agreement but prior to obtaining the Corcentric Stockholder Approval.
Corcentric has agreed to provide North Mountain with copies of all stockholder consents it receives within one business day of receipt. If the Corcentric Stockholder Approval is obtained, then promptly following the receipt of the required written consents, Corcentric has agreed to prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. Unless the Merger Agreement has been terminated in accordance with its terms, Corcentric’s obligation to solicit written consents from the Corcentric stockholders to give the Corcentric Stockholder Approval in accordance with the obligations described in this paragraph shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any acquisition proposal (as such terms are described under the heading “—Exclusivity”), or by any Corcentric change in recommendation.
Exclusivity
Corcentric Exclusivity. Through the Closing or earlier valid termination of the Merger Agreement, Corcentric has agreed not to, nor permit any of its affiliates or representatives to, directly or indirectly, (i) encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding an acquisition proposal; (ii) enter into discussions or negotiations with, or provide any non-public information to, any person concerning a possible acquisition proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an acquisition proposal. Corcentric has agreed to immediately cease and cause to be terminated, and shall cause its affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to result in or lead to, an acquisition proposal. For purposes hereof, “acquisition proposal” shall mean any inquiry, proposal or offer from any person (other than North Mountain or any of its affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Corcentric; (ii) the issuance or acquisition of all or a material portion of the outstanding shares of capital stock or other equity securities of Corcentric; or (iii) the sale, lease, exchange or other disposition of all or substantially all of Corcentric’s properties or assets. Corcentric has agreed to promptly (and in any event within 48 hours after receipt thereof by Corcentric or its representatives) advise North Mountain orally and in writing of receipt of any acquisition proposal by Corcentric, any request for information with respect to any acquisition proposal, or any inquiry with respect to or which could reasonably be expected to result in an acquisition proposal, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person making the same. Nothing contained in the foregoing will prohibit Corcentric, any of its affiliates or any of its representatives from taking any actions in the ordinary course of business that are not in violation of the restrictions described in this paragraph (such as answering phone calls) or informing any person inquiring about a possible acquisition proposal, as applicable, of the existence of the covenants and agreements contained in this paragraph.
North Mountain Exclusivity. Through the Closing or earlier valid termination of the Merger Agreement, but only to the extent not inconsistent with the fiduciary duties of the North Mountain Board (as determined by the North Mountain in good faith), North Mountain has agreed not to, nor permit any of its affiliates or representatives to (i) take, whether directly or indirectly, any action to solicit, initiate, continue encourage, knowingly facilitate, continue inquiries regarding or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Corcentric, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “business combination proposal”) other than with Corcentric, its stockholders and their respective affiliates and representatives, (ii) enter into discussions or negotiations with, or provide any non-public information to any person concerning a possible business combination proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding a business combination proposal. North Mountain has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal. North Mountain has agreed to promptly (and in any event within 48 hours after receipt thereof by North Mountain or its representatives) advise Corcentric orally and in writing of receipt of any business combination proposal by North Mountain, any request for information with respect to any business combination proposal, or any inquiry with respect to or which could reasonably be expected to result in an business combination proposal, the material terms and conditions of such request, business combination proposal or inquiry, and the identity of the person making the same. Nothing contained in the foregoing will prohibit North Mountain, any of its affiliates or any of its representatives from taking any actions in the ordinary course of business that are not in violation of the restrictions described in this paragraph (such as answering phone calls) or informing any person inquiring about a possible business combination proposal, as applicable, of the existence of the covenants and agreements contained in this paragraph.
Support Agreements
Within twenty-four hours from the execution of the Merger Agreement, Corcentric has agreed to deliver, or cause to be delivered, to North Mountain executed copies of the Corcentric Stockholder Support Agreements.
Corcentric Lender Approvals
Prior to the execution of the Merger Agreement, Corcentric delivered to North Mountain the consents, approval, authorizations or other documents of Corcentric’s requisite lenders (the “Corcentric Lender Approvals”). Through the Closing, Corcentric has agreed to take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to maintain in full force and effect the Corcentric Lender Approvals. Corcentric has agreed not to replace, terminate, amend, alter or waive, or agree to replace, terminate, amend, alter or waive (in any case whether by action or inaction), any provision or remedy under the Corcentric Lender Approvals without the prior written consent of North Mountain. Corcentric will promptly (and in any event within one business day) notify North Mountain of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Corcentric Lender Approvals, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Corcentric Lender Approvals or (iii) receipt of any written notice or other written communication from any person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Corcentric Lender Approvals or (y) material dispute or disagreement between or among any parties to the Corcentric Lender Approvals.
Corcentric Insider Loans
At or prior to the Closing, Corcentric has agreed to (i) cause certain specified persons (including all persons that will become directors or executive officers of New Corcentric at the Closing) to (A) repay in full to Corcentric any loan or advance made by Corcentric or any of its subsidiaries to such persons and any other amount owed by such persons to Corcentric or any of its subsidiaries and (B) terminate any agreement or arrangement providing for such loan, advance or other owed amount and (ii) terminate any guaranty or similar arrangement pursuant to which Corcentric or any of its subsidiaries has guaranteed the payment or performance of any obligations of any officer or director to a third party.
The Nasdaq Listing
Through the Closing, North Mountain has agreed to use reasonable best efforts to ensure North Mountain remains listed as a public company on, and for shares of North Mountain Class A Common Stock to be listed on, Nasdaq. North Mountain has agreed to use reasonable best efforts to cause the North Mountain Class A Common Stock (including Earnout Shares) to be issued in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.
Indemnification and Directors’ and Officers’ Insurance
From and after the Effective Time, North Mountain and the Surviving Company have agreed to indemnify and hold harmless each present and former director and officer of Corcentric and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Corcentric or its subsidiaries, as the case may be, would have been permitted under applicable law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, North Mountain has agreed to, and agreed to cause the Surviving Company and its subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpatory (including provisions relating to expense advancement) of officers and directors that are no less favorable to those persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of the Merger Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. North Mountain has agreed to assume, and be liable for, and shall cause Corcentric and their respective subsidiaries to honor, each of the covenants described in this paragraph.
For a period of six years from the Effective Time, North Mountain has agreed to, or will cause one or more of its subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Corcentric’s or its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall North Mountain or its subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Corcentric and its subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) North Mountain may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under the obligations described in this paragraph shall be continued in respect of such claim until the final disposition thereof.
Financing
North Mountain, Merger Sub I and Merger Sub II have agreed to take, or cause to be taken, as promptly as practicable after the execution of the Merger Agreement, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) North Mountain the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.
In the event that the North Mountain Board determines that it is reasonably necessary, solely to satisfy the condition described in the fourth bullet point under the heading “—Conditions to Closing; Corcentric”, to enter into additional Subscription Agreements with third parties following the date of the Merger Agreement, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of North Mountain Common Stock at $10.00 per share in a private placement or placements and, as applicable, receive PIPE Warrants with such purchase(s), to be consummated immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the investments contemplated by any such Subscription Agreements, the “additional financing”), Corcentric has agreed to, subject to its prior written consent (which consent shall deemed to be provided with respect to North Mountain’s entry into any Subscription Agreement with certain persons in accordance with the terms of the Merger Agreement), reasonably cooperate with North Mountain with respect to the arrangement of any such additional financing.
Equity Plans
Prior to the Closing, North Mountain has agreed to, subject to obtaining the requisite North Mountain stockholder approval, adopt (i) an omnibus incentive plan (the “Omnibus Incentive Plan”) in a form and substance to be mutually and reasonably agreed by Corcentric and North Mountain following the date of the

Merger Agreement (as further described in the Merger Agreement)), and (ii) an employee stock purchase plan (together with the Omnibus Incentive Plan, the “Equity Plans”) in a form and substance to be mutually and reasonably agreed by Corcentric and North Mountain following the date of the Merger Agreement (as further described in the Merger Agreement)..
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
•
Corcentric and North Mountain providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Corcentric’s and North Mountain’s (as applicable) and their respective subsidiaries’ properties, records, systems, contracts and commitments;

•	Corcentric, its subsidiaries and stockholders agreeing not to engage in transactions involving securities of North Mountain without North Mountain’s prior consent;
•	Corcentric waiving claims to the Trust Account;
•	Corcentric and North Mountain cooperating on the preparation and efforts to make effective this proxy statement/prospectus;
•	North Mountain making certain disbursements from the Trust Account;
•
North Mountain keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	Corcentric taking all actions necessary to cause certain agreements to be terminated and/or modified or amended in accordance with the terms of the Merger Agreement;
•	North Mountain taking steps to exempt the acquisition of North Mountain Class A Common Stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;
•	North Mountain obtaining directors’ and officers’ liability insurance prior to the closing;
•	cooperation between Corcentric and North Mountain in obtaining any necessary third-party consents required to consummate the Business Combination;
•	agreement relating to the intended tax treatment of the transactions contemplated by the Merger Agreement;
•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby; and
•
Corcentric and North Mountain agreeing not to amend, supplement or modify any of the Subscription Agreements, the Corcentric Stockholder Support Agreements, the Registration Rights Agreement, the Lock-up Agreements, the Share Vesting and Warrant Surrender Agreement or the Confidentiality Agreement, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to Closing; Termination
Conditions to Closing
Mutual
The obligations of Corcentric, North Mountain, Merger Sub I and Merger Sub II to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) of the following conditions:
•	all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;
•
there shall not have been entered, enacted or promulgated any governmental order, statute, rule, regulation or governmental order enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	the redemption offer in relation to the Public Shares shall have been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;
•
the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	North Mountain shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
•
the approval by North Mountain stockholders of the Business Combination Proposal, the Pre-Mergers Charter Amendment Proposal, the Post-Mergers Charter Approval Proposal, the Nasdaq Proposal and the Equity Plans shall have been obtained;

•	the Corcentric Stockholder Approval shall have been obtained;
•
the North Mountain Class A Common Stock, the PIPE Warrants and the shares of North Mountain Class A Common Stock issuable upon the exercise of the PIPE Warrants to be issued or delivered in connection with the transactions contemplated by the Merger Agreement (including the Earnout Shares), including the transactions contemplated by the Subscription Agreements, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; and

•	the Existing Charter will have been amended by the Charter Amendment.
North Mountain, Merger Sub I and Merger Sub II
The obligations of North Mountain, Merger Sub I and Merger Sub II to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following conditions:
•
the accuracy of the representations and warranties of Corcentric as of the date of the Merger Agreement and as of the Closing Date of the Business Combination, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on Corcentric;

•	each of the covenants of Corcentric to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; and
•	the receipt of a certificate signed by an officer of Corcentric certifying that the two preceding conditions have been satisfied.
Corcentric
The obligations of Corcentric to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following conditions:
•
the accuracy of the representations and warranties of North Mountain, Merger Sub I and Merger Sub II as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, those failures to be true and correct that would not reasonably be likely to cause an event, change, circumstance, effect or development (collectively, “Effects”) that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent, materially delay or materially impair North Mountain, Merger Sub I or Merger Sub II from consummating the Mergers on or before the Termination Date;
•	each of the covenants of North Mountain to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;
•	the receipt of a certificate signed by an executive officer of North Mountain certifying that the two preceding conditions have been satisfied; and
•
(a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other cash and cash equivalents of North Mountain; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of North Mountain Class A Common Stock pursuant to the redemption offer (to the extent not already paid); minus (d) the amount of the Outstanding Acquiror Expenses (as defined in the Merger Agreement) plus (e) the aggregate amount of cash committed to acquire North Mountain Class A Common Stock pursuant to the Subscription Agreements (including any Subscription Agreements that have been entered into after the date hereof as permitted by the terms of the Merger Agreement or as otherwise agreed by North Mountain and Corcentric) (and that has been funded to the escrow account in accordance with the Subscription Agreements solely to the extent such Subscription Agreement expressly contemplates the funding of such committed cash into an escrow account prior to the Closing), shall equal or exceed $150,000,000, provided, that, Corcentric shall have no right or ability to waive this condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less $125,000,001.

Termination
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
•	by written consent of Corcentric and North Mountain; or
•
by written notice from either Corcentric or North Mountain to the other if the approval of North Mountain stockholders to the Business Combination Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Equity Plans are not obtained at the North Mountain special meeting (subject to any adjournment or recess of the North Mountain special meeting).

Corcentric Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned prior to the Closing, by written notice to New Mountain from Corcentric if (i) there is any breach of any representation, warranty, covenant or agreement on the part of North Mountain set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “—Conditions to Closing; Corcentric” would not be satisfied at the Closing (a “terminating North Mountain breach”), except that, if any such terminating North Mountain breach is curable by North Mountain through the exercise of its commercially reasonable efforts, then, for a period of 30 days after receipt by North Mountain of notice from Corcentric of such breach, but only as long as North Mountain continues to exercise such commercially reasonable efforts to cure such terminating North Mountain breach (the “North Mountain cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating North Mountain breach is not cured within the North Mountain cure period, (ii) the Closing has not occurred on or before Termination Date or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, that the right to terminate the Merger Agreement under this paragraph shall not be available if Corcentric’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate under clause (ii) of this paragraph shall not be available if Corcentric is in material breach of its obligations under the Merger Agreement on such date.

North Mountain Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
•
prior to the closing, by written notice to Corcentric from North Mountain if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Corcentric set forth in the Merger Agreement such that the conditions described in the first two bullet points under the heading “—Conditions to Closing; North Mountain, Merger Sub I and Merger Sub II” above would not be satisfied at the Closing (a “terminating Corcentric breach”), except that, if such terminating Corcentric breach is curable by Corcentric through the exercise of its commercially reasonable efforts, then, for a period of 30 days after receipt by Corcentric of notice from North Mountain of such breach, but only as long as Corcentric continues to use its commercially reasonable efforts to cure such terminating Corcentric breach (the “Corcentric cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating Corcentric breach is not cured within the Corcentric cure period, (ii) the Closing has not occurred on or before the Termination Date or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, that the right to terminate the Merger Agreement under this paragraph shall not be available if North Mountain’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate under clause (ii) of this paragraph shall not be available if North Mountain is in material breach of its obligations under the Merger Agreement on such date;

•
by written notice from North Mountain if the Corcentric Stockholder Approval has not been obtained within four business days following the date that the registration statement of which this proxy statement/prospectus forms a part becomes effective; or

•
by written notice from North Mountain if Corcentric shall not have delivered executed copies of the Corcentric Stockholder Support Agreements within twenty-four hours from the date of the Merger Agreement.

Effect of Termination
If the Merger Agreement is validly terminated, the agreement will become void and have no effect, without any liability on the part of any of the parties, other than (i) liability of any party for any willful breach of the Merger Agreement or fraud by such party occurring prior to termination or (ii) liability under a Subscription Agreement, the Confidentiality Agreement, Corcentric Stockholder Support Agreements or the Share Vesting and Warrant Surrender Agreement to which such person is a party, and to the extent arising from a claim against such person by another person party to such agreement, in each case, subject to the terms and conditions thereof. However, the confidentiality, Trust Account claims waiver, termination fee and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.
Expense Reimbursement
In the event that the Merger Agreement is terminated by North Mountain, in accordance with its termination rights, as a result of (i) the Corcentric Stockholder Approval not being obtained within four business days following the date that the registration statement of which this proxy statement/prospectus forms a part becomes effective or (ii) Corcentric failing to deliver executed copies of the Corcentric Stockholder Support Agreements within twenty-four hours from the date of the Merger Agreement, then Corcentric must pay North Mountain (as promptly as reasonably practicable and, in any event, within two business days following such termination) an expense reimbursement amount equal to the actual reasonable and documented out-of-pocket fees and expenses incurred by North Mountain or the Sponsor in connection with the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement, but excluding any underwriting fees and discounts.
Amendment
The Merger Agreement may, to the fullest extent permitted by law, be amended, modified or supplemented by a duly authorized agreement in writing executed by the parties to the Merger Agreement. The approval of the

Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with its terms or, to the fullest extent permitted by law, to cause such party to enter into an amendment to the Merger Agreement in accordance with its terms.
Specific Performance
The parties to the Merger Agreement agree that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.
Fees and Expenses
Except with respect to all filing fees in connection with any filing under the HSR Act, 50% of which shall be borne by Corcentric and 50% of which will be borne by North Mountain, and certain other specified fees and expenses, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. Upon Closing, North Mountain will pay (i) all fees, expenses and disbursements incurred by or on behalf of or otherwise payable by North Mountain, Merger Sub I, Merger Sub II or the Sponsor in connection with the negotiation, preparation or execution of the Merger Agreement or any ancillary agreement, the performance of its covenants or agreements in the Merger Agreement or any ancillary Agreement or the consummation of the transactions contemplated by the Merger Agreement, in each case, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the closing of business on the business day immediately preceding the Closing Date, in an aggregate amount not to exceed $18,000,000 without Corcentric’s prior written consent and (ii) certain transaction related fees and expenses incurred by or on behalf of Corcentric in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, in each case, solely to the extent such fees and expenses are incurred and expected to remain outstanding as of the close of business on the business day immediately preceding the Closing Date.
The Business Combination
Background of the Business Combination
North Mountain is a blank check company originally incorporated on July 14, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving North Mountain and one or more businesses. The Business Combination with Corcentric is a result of an extensive search for a potential transaction utilizing the robust network and investing and transaction experience of North Mountain’s management team and the North Mountain Board. The terms of the Merger Agreement are the result of an arm’s length negotiation between representatives of North Mountain and Corcentric.
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of North Mountain, Corcentric and other parties.
On September 22, 2020, North Mountain consummated the IPO. Prior to the consummation of the IPO, neither North Mountain, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with North Mountain.
From the date of the IPO through the signing of the LOI (as defined below), members of the North Mountain Board and North Mountain’s management contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of North Mountain considered and evaluated more than 30 potential acquisition targets in a wide variety of industry sectors and entered into non-disclosure agreements with 17 of such potential acquisition targets (including Corcentric). North Mountain conducted additional due diligence and/or held detailed discussions with the management teams of nine out of the 17 potential acquisition targets that entered into non-disclosure agreements with North Mountain and submitted valuation presentations to five of those potential acquisition targets. North Mountain entered into letters of intent and transaction negotiations with two of those five potential acquisition targets (including Corcentric). North Mountain did not proceed with a potential transaction with potential acquisition targets other than Corcentric for a variety of factors (including likelihood of execution) and decided to pursue an acquisition of Corcentric because it determined that Corcentric represented a compelling opportunity based on certain of the factors summarized under the heading “—Recommendation of the North Mountain Board and Reasons for the Business Combination”. Compared to Corcentric, North Mountain did not consider the other alternative acquisition targets that North Mountain evaluated to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.
On February 18, 2021, Chuck Bernicker, North Mountain’s Chief Executive Officer, was introduced to Doug Clark, Corcentric’s Chief Executive Officer, via email. The introduction was facilitated by a mutual business connection in Mr. Bernicker’s and Mr. Clark’s metropolitan area given their professional backgrounds and experiences in the financial technology sector.
On February 23, 2021, Mr. Bernicker and Mr. Clark held a virtual introductory meeting to discuss their professional backgrounds and experiences.
On March 16, 2021, Mr. Bernicker and Matt Clark, Corcentric’s President and Chief Operating Officer, held a virtual meeting to discuss their professional backgrounds and experiences, as well as general capital markets conditions.
On March 31, 2021, Mr. Bernicker, Mr. Doug Clark, and Mr. Matt Clark, held a virtual meeting to discuss general capital markets conditions and the special purpose acquisition company (“SPAC”) market.
On May 4, 2021, Mr. Bernicker, Mr. Doug Clark, Mr. Matt Clark, and Nicholas Dermatas, North Mountain’s Chief Financial Officer, held a virtual meeting to discuss market conditions and Corcentric’s business. Mr. Doug Clark and Mr. Matt Clark provided Mr. Bernicker and Mr. Dermatas with an update with respect to Corcentric’s business and all parties agreed to remain engaged in discussions with respect to a potential business combination transaction between Corcentric and North Mountain.
On June 14, 2021, Mr. Bernicker and Mr. Doug Clark met in person to further discuss a potential business combination transaction between Corcentric and North Mountain.
On June 25, 2021, representatives of J.P. Morgan Securities LLC’s (“J.P. Morgan”) M&A Advisory group, Corcentric’s financial advisor, provided Mr. Bernicker and Mr. Dermatas with a non-disclosure agreement (“NDA”) to be entered into by North Mountain and Corcentric. J.P. Morgan also provided Mr. Bernicker and Mr. Dermatas with materials relating to Corcentric that included a summary of certain financial and operational metrics.
On June 25, 2021, representatives of J.P. Morgan’s M&A Advisory group, Mr. Bernicker, and Mr. Dermatas held a telephonic meeting to discuss a potential business combination between North Mountain and Corcentric.
After exchanging several drafts of the NDA, North Mountain and Corcentric entered into the NDA on June 26, 2021, and Corcentric began to share additional information regarding its business with North Mountain pursuant to the terms of the NDA.
On July 6, 2021, J.P. Morgan’s M&A Advisory Group provided Mr. Bernicker and Mr. Dermatas with a Corcentric presentation that outlined certain of Corcentric’s business and financial projections.
On July 7, 2021, Mr. Bernicker, Mr. Dermatas, Mr. Doug Clark, Mr. Matt Clark, Fritz Smith, Corcentric’s Chief Revenue Officer, representatives of J.P. Morgan’s M&A Advisory group, representatives of William Blair & Company L.L.C. (“William Blair”), financial advisor to Corcentric and co-placement agent to North Mountain, and representatives of Citigroup Global Markets Inc. (“Citigroup”), co-placement agent and capital markets advisor to North Mountain, held a virtual meeting to further discuss Corcentric’s business and a potential business combination between North Mountain and Corcentric, which included a discussion of competition in the markets in which Corcentric operates, Corcentric’s total addressable market, Corcentric’s customer base and sales process, representative Corcentric customer case studies, Corcentric’s historic financial performance, and Corcentric’s financial projections.
On July 14, 2021, Mr. Bernicker, Mr. Dermatas, Mark Joyce, Corcentric’s Executive Vice President and Chief Financial Officer, and Nick Speers, Corcentric’s Senior Vice President and Corporate Controller, held a virtual meeting to further discuss Corcentric’s historic financial performance, Corcentric’s financial projections, and Corcentric’s financial statements. Later, on the same day, Mr. Bernicker, Mr. Dermatas, Doug Clark, and Matt Clark held a virtual meeting to further discuss Corcentric’s business.
On July 19, 2021, Mr. Bernicker, Mr. Dermatas, Sunil Padiyar, Corcentric’s Chief Technology Officer, and Manish Jaiswal, Corcentric’s Chief Product Officer held a virtual meeting to discuss Corcentric’s technology and product offering. During the virtual meeting, Mr. Padiyar and Mr. Jaiswal provided a product demonstration of Corcentric’s products and solutions. Later, on the same day, Mr. Bernicker, Mr. Dermatas, Mr. Doug Clark, and Mr. Matt Clark held a virtual meeting to further discuss Corcentric’s material customers.
On July 20, 2021, representatives of J.P. Morgan’s M&A Advisory group, Mr. Bernicker, and Mr. Dermatas held a telephonic conference to discuss the transaction process for a business combination transaction between North Mountain and Corcentric.
Later on July 20, 2021, representatives of Citigroup, Mr. Bernicker, and Mr. Dermatas held a telephonic conference to discuss a potential business combination between North Mountain and Corcentric.
On July 21, 2021, representatives of Citigroup, Mr. Bernicker, and Mr. Dermatas held a telephonic conference to discuss a potential business combination between North Mountain and Corcentric as well as the equity financing market.
On July 22, 2021, the North Mountain Board held a telephonic meeting which was attended by Mr. Dermatas. At the meeting, the North Mountain Board discussed a potential business combination between North Mountain and Corcentric and was provided with materials relevant to the potential transaction, a comparable company analysis and Corcentric’s investor presentation.
On July 26, 2021, Mr. Dermatas provided the North Mountain Board with a draft non-binding letter of intent and term sheet (“LOI”) which set forth a summary of the material terms of a potential business combination between North Mountain and Corcentric for the North Mountain Board’s review.
On July 27, 2021, Mr. Bernicker submitted a non-binding LOI to representatives of J.P. Morgan’s M&A Advisory group which set forth a summary of the material terms of a potential business combination between North Mountain and Corcentric for aggregate consideration that would be based on an equity value of Corcentric of approximately $1 billion (without taking into account the PIPE Financing, the funds held in the Trust Account to be utilized in the transaction, the shares of North Mountain Common Stock owned by the Sponsor, and the net indebtedness of Corcentric). The LOI also provided for an enterprise value of Corcentric of approximately $1.2 billion (taking into account the PIPE Financing, the funds held in the Trust Account to be utilized in the transaction, the shares of North Mountain Common Stock owned by the Sponsor, and the net indebtedness of Corcentric).
From July 27, 2021, through August 13, 2021, Mr. Bernicker and Mr. Dermatas held several telephonic conferences with representatives of Corcentric and J.P. Morgan’s M&A Advisory group, and representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to North Mountain, held several telephonic conferences with representatives of Kirkland & Ellis LLP (“Kirkland”), counsel to Corcentric, in each case, to negotiate the terms of the LOI based on feedback to the LOI from members of the North Mountain Board and members of North Mountain’s management and the Corcentric board of directors and members of Corcentric’s management. In particular, the representatives of North Mountain and Corcentric discussed and negotiated, among other things, (i) a condition to the closing of the Business Combination providing for the minimum amount of cash that North Mountain would have at closing (after giving effect to the redemption offer in relation to the Public Shares and the payment of North Mountain’s transaction expenses), (ii) the number of Private Placement Warrants and North Mountain Class B Common Stock to be surrendered or subjected to certain vesting requirements pursuant to a share vesting and warrant surrender agreement to be entered into by North Mountain, Sponsor and Corcentric concurrently with the execution of the Merger Agreement and (iii) the terms of a period of mutual exclusivity during which time both North Mountain and Corcentric would agree not to pursue transactions with other parties.
On August 11, 2021, at the request of J.P. Morgan’s M&A Advisory group acting on behalf of the Corcentric board of directors, Mr. Bernicker and Mr. Dermatas attended a virtual meeting with the Corcentric board of directors to discuss a potential business combination between North Mountain and Corcentric. The discussion included North Mountain’s experience with SPAC transactions, North Mountain’s experience in the financial technology sector, and the ability of North Mountain and Corcentric to successfully consummate a business combination in 2021.
On August 12, 2021, Mr. Bernicker and Mr. Dermatas held a telephonic conference with representatives of J.P. Morgan’s M&A Advisory group to discuss feedback to the LOI from the Corcentric board of directors and members of Corcentric’s management.
On August 12, 2021, the North Mountain Board held a telephonic meeting. During the meeting, members of the North Mountain Board discussed the terms of the revised draft of the LOI and approved North Mountain’s entry into the draft LOI.
Later on August 12, 2021, Mr. Bernicker submitted the revised draft of the LOI to Corcentric.
On August 12, 2021, with feedback from members of the Corcentric board of directors and management, Corcentric approved the draft of the LOI submitted by Mr. Bernicker.
From August 12, 2021 to August 13, 2021, representatives of North Mountain and Corcentric finalized and executed the LOI, which set forth a summary of the material terms of a potential business combination between North Mountain and Corcentric for aggregate consideration that would be based on an equity valuation of Corcentric of approximately $1,018,074,484 and provided for, among other things, (i) a private placement transaction of North Mountain Class A Common Stock in an amount of $125,000,000, (ii) the appointment by the Sponsor of one independent director to the board of directors of the post-closing company, (iii) a condition to the closing of the Business Combination in favor of Corcentric providing that North Mountain’s cash at closing (after giving effect to the redemption offer in relation to the Public Shares and the payment of North Mountain’s transaction expenses) would equal or exceed $150,000,000, which condition cannot be waived without North Mountain’s prior consent if North Mountain’s cash at closing is less than or equal to $125,000,001, (iv) that the entry into definitive agreements with respect to the proposed business combination would be subject to the completion of due diligence and (v) a period of mutual exclusivity ending on the later of (a) 45-days from the signing of the LOI and (b) the time either North Mountain and Corcentric provides notice of the termination of such exclusivity, during which time both North Mountain and Corcentric agreed not to pursue transactions with other parties. In determining and agreeing to an equity valuation of $1,018,074,484 of Corcentric, the North Mountain Board considered certain internal, unaudited prospective financial information provided by Corcentric to North Mountain (see “—Comparable Public Companies”), a benchmarking analysis of Corcentric to existing publicly traded companies in analogous markets and a valuation framework that was comprised of a revenue multiple analysis, a growth adjusted revenue multiple analysis, an EBITDA multiple analysis and a growth adjusted EBITDA multiple analysis (comparing metrics of existing publicly traded companies in analogous markets to certain projected future financial metrics based on certain internal and unaudited prospective financial information provided by Corcentric to North Mountain).
Later on August 13, 2021, representatives of Paul Weiss, and Kirkland held a telephonic meeting to discuss timing and process with respect to transaction documentation.
On August 16, 2021, representatives of North Mountain and J.P. Morgan’s M&A Advisory group held a telephonic meeting to discuss transaction process with respect to the potential business combination transaction between North Mountain and Corcentric.
Later on August 16, 2021, Corcentric provided representatives of North Mountain with access to a digital data room containing certain detailed financial and legal materials of Corcentric. From August 16, 2021, through December 9, 2021 (the date on which the Merger Agreement was signed), various representatives of each of North Mountain and Paul Weiss conducted due diligence of Corcentric through document review and telephonic conferences with representatives of Corcentric, covering various areas, including, but not limited to, commercial operations, executive compensation and employment benefits, capitalization, finance arrangements, litigation and legal compliance, intellectual property, data privacy, real estate, environmental and general corporate matters.
On August 18, 2021, representatives of North Mountain, Corcentric, J.P. Morgan’s M&A Advisory group, J.P. Morgan’s Equity Capital Markets group , Citigroup, William Blair (William Blair, J.P. Morgan’s Equity Capital Markets group and Citigroup, collectively North Mountain’s co-placement agents for the PIPE Financing, the “co-placement agents”)), Paul Weiss, Kirkland and Mayer Brown LLP (“Mayer Brown”), counsel to the co-placement agents, held a virtual conference to discuss the organization of the transaction process and the transaction timeline. The virtual conference included a discussion of the PIPE Financing to be arranged, negotiated and documented alongside the negotiation and documentation of the potential business combination transaction between North Mountain and Corcentric.
On August 20, 2021, Mayer Brown, delivered an initial draft of the form subscription agreement for the PIPE Financing to Paul Weiss and Kirkland. Between August 20, 2021 and October 5, 2021, representatives of Paul Weiss, Kirkland and Mayer Brown finalized a form of subscription agreement for the PIPE Financing. The form of subscription agreement was made available to potential investors in the PIPE Financing through a digital data room on October 5, 2021.
On August 23, 2021, Paul Weiss delivered an initial draft of the Merger Agreement to Kirkland. The initial draft of the Merger Agreement provided for, among other things: (i) a transaction structure which required soliciting and obtaining the approval of Corcentric stockholders after the execution of the Merger Agreement, (ii) merger consideration consisting of North Mountain Class A Common Stock to be issued pursuant to a registration statement and an amount of cash consideration equal to $120,000,000 in the aggregate, (iii) representations and warranties and interim operating covenants in favor of North Mountain, (iv) certain conditions to the closing of the Business Combination customary for transactions of the type contemplated by the Merger Agreement, (v) a condition to the closing of the Business Combination in favor of Corcentric providing that North Mountain’s cash at closing (after giving effect to the redemption offer in relation to the Public Shares and the payment of North Mountain’s transaction expenses) would equal or exceed $150,000,000 (which condition cannot be waived without North Mountain’s prior consent if North Mountain’s cash at closing is less than or equal to $125,000,001), consistent with the terms of the LOI, (vi) a termination fee to be paid by Corcentric to North Mountain following the termination of the Merger Agreement in certain specified circumstances and (vii) an expense reimbursement to be paid by Corcentric to North Mountain following the termination of the Merger Agreement in certain specified circumstances.
From August 23, 2021 through December 8, 2021, representatives of North Mountain, Corcentric, Paul Weiss and Kirkland conducted various telephonic conferences and exchanged drafts of various ancillary agreements related to the transactions, including a share vesting and warrant surrender agreement (the “Share Vesting and Warrant Surrender Agreement”), the form of support agreement to be entered into by certain stockholders of Corcentric, a registration rights agreement and a form of lock-up agreement, and negotiated and resolved all open items for consideration.
Beginning on September 1, 2021, representatives of J.P. Morgan’s Equity Capital Markets group, Citigroup, and William Blair contacted potential institutional investors who have a track record of long-term investments and an interest in investing in transactions similar to the Business Combination on a “wall cross” basis to arrange for investor meetings with North Mountain and Corcentric. From September 1, 2021 through November 4, 2021, representatives of North Mountain and Corcentric, together with representatives of J.P. Morgan’s Equity Capital Markets group, Citigroup and William Blair, held 41 investor meetings with 39 potential investors in the PIPE Financing (including certain of the PIPE Investors). One or more of Mr. Bernicker and Mr. Dermatas attended various investor meetings on behalf of North Mountain and one or more of Mr. Doug Clark, Mr. Matt Clark and Mr. Joyce, attended various investor meetings on behalf of Corcentric. Corcentric arranged for a digital data room to be established to provide certain financial and commercial materials of Corcentric to prospective PIPE Financing investors who agreed to be brought “over the wall”.
On September 3, 2021, Kirkland delivered a revised draft of the Merger Agreement to Paul Weiss. The revised draft of the Merger Agreement included, among other things: (i) certain revised closing conditions in favor of Corcentric, (ii) a limitation of approximately $15,000,000 on the aggregate amount of expenses to be incurred by North Mountain in connection with the transactions contemplated by the Merger Agreement and all other North Mountain expenses, (iii) the removal of the termination fee to be paid by Corcentric to North Mountain following the termination of the Merger Agreement in specified circumstances, (iv) the removal of the expense reimbursement to be paid by Corcentric to North Mountain in the event that the Merger Agreement is terminated under certain specified circumstances and (v) revised representations and warranties and interim operating covenants.
On September 11, 2021, Paul Weiss delivered a revised draft of the Merger Agreement to Kirkland. The revised draft of the Merger Agreement included, among other things: (i) certain revised closing conditions in favor of North Mountain, (ii) the removal of the limitation on the aggregate amount of expenses incurred by North Mountain in connection with the transactions contemplated by the Merger Agreement and all other North Mountain expenses, (iii) the addition of a termination fee to be paid by Corcentric to North Mountain following the termination of the Merger Agreement in specified circumstances, (iv) the addition of an expense reimbursement to be paid by Corcentric to North Mountain in the event that the Merger Agreement is terminated under certain specified circumstances and (v) certain expanded representations and warranties and interim operating covenants in favor of North Mountain.
On September 15, 2021 and September 20, 2021, representatives of Paul Weiss and Kirkland held telephonic meetings to discuss issues related to the draft Merger Agreement, including (i) the proposed equity incentive plans to be approved by North Mountain’s stockholders prior to Closing, (ii) Corcentric’s proposed limitation on the aggregate amount of expenses incurred by North Mountain in connection with the transactions contemplated by the Merger Agreement and (iii) North Mountain’s proposed termination fee and expense reimbursement in the event that the Merger Agreement is terminated under certain specified circumstances.
On September 23, 2021, Kirkland delivered a revised draft of the Merger Agreement to Paul Weiss. The revised draft of the Merger Agreement included, among other things: (i) certain revised closing conditions in favor of Corcentric, (ii) a limitation on the aggregate amount of expenses incurred by North Mountain in connection with the transactions contemplated by the Merger Agreement and all other North Mountain expenses, (iii) the removal of the termination fee to be paid by Corcentric to North Mountain following the termination of the Merger Agreement in specified circumstances, (iv) an expense reimbursement to be paid by Corcentric to North Mountain in the event that the Merger Agreement is terminated under certain specified circumstances and (v) certain revised representations and warranties and interim operating covenants in favor of Corcentric.
On September 25, 2021, North Mountain and Corcentric entered into a letter agreement extending the exclusivity period set forth in the LOI to October 27, 2021.
On October 5, 2021, Paul Weiss delivered a revised draft of the Merger Agreement to Kirkland. The revised draft of the Merger Agreement included, among other things: (i) a limitation of $18,000,000 with respect to the aggregate amount of expenses incurred by North Mountain in connection with the transactions contemplated by the Merger Agreement and all other North Mountain expenses, (ii) certain expanded representations and warranties and interim operating covenants in favor of North Mountain and (iii) a requirement that Corcentric deliver at signing the consent of its existing lenders to the transaction.
From October 13, 2021 through November 4, 2021, Paul Weiss and Kirkland negotiated and exchanged several drafts of the Merger Agreement which included further revisions to the representations and warranties of North Mountain and Corcentric, the conditions to the closing of the Business Combination, and the interim operating covenants of Corcentric.
On October 26, 2021, North Mountain and Corcentric entered into a letter agreement extending the exclusivity period set forth in the LOI to November 15, 2021.
From November 5, 2021 through November 24, 2021, representatives of North Mountain, Corcentric and J.P. Morgan’s M&A Advisory group held several telephonic conferences to discuss the terms of the potential business combination between North Mountain and Corcentric based on feedback received from potential investors in the PIPE Financing. In particular, the representatives of North Mountain, Corcentric, and J.P. Morgan’s M&A Advisory group discussed and negotiated revised PIPE Financing economic terms for the potential investors in the PIPE Financing (including the addition of one-half of one warrant for each share of North Mountain Class A Common Stock purchased by such investors), an increased number of shares of North Mountain Class A Common Stock to be received by the Sponsor in exchange for Sponsor’s surrender of its Private Placement Warrants pursuant to the Share Vesting and Warrant Surrender Agreement, a contingent right for Corcentric equityholders to receive Earnout Shares and a reduction to the previously agreed equity valuation of Corcentric from $1,018,074,484 to $1,013,074,484. From November 5, 2021 through December 9, 2021, representatives of North Mountain, Corcentric, J.P. Morgan’s Equity Capital Markets group, Citigroup and William Blair held follow-up phone calls with certain prospective investors in the PIPE Financing (which calls included a discussion of revised PIPE Financing economic terms, updates on the potential business combination process and market conditions) and received indications of interest.

On November 20, 2021, Paul Weiss delivered a revised draft of the Merger Agreement to Kirkland. The revised draft of the Merger Agreement included, among other things: (i) that the equityholders of Corcentric would receive a contingent right to receive up to 2,000,000 Earnout Shares in the aggregate as part of the merger consideration payable by North Mountain pursuant to the terms of the Merger Agreement, (ii) a reduction to the previously agreed equity valuation of Corcentric from $1,018,074,484 to $1,013,074,484, (iii) that the securities sold in the PIPE Financing would consist of shares of North Mountain Class A Common Stock and one-half of one warrant for each share of North Mountain Class A Common Stock purchased, (iv) that the Termination Date would be the date that is eight months following the date of the Merger Agreement, (v) covenants requiring Corcentric to (a) deliver audited consolidated financial statements for the fiscal year ending December 31, 2021 as soon as practicable following the fiscal year end and (b) repay any existing loans to, and terminate any related loan agreements or arrangement with, certain officers and directors of Corcentric prior to Closing and (vi) the removal of any obligation of North Mountain to deliver a non-redemption agreement in connection with the Business Combination as had been contemplated by the LOI.
On November 22, 2021, Mr. Bernicker, Mr. Dermatas, representatives of Corcentric, representatives of J.P. Morgan’s M&A Advisory Group and representatives of each of Paul Weiss and Kirkland met telephonically to discuss the revised draft Merger Agreement, in particular the inclusion of Earnout Shares as a component of the merger consideration and the terms thereof, the proposed revised equity value of $1,013,074,484, the securities to be issued in the PIPE Financing and the removal of any obligation of North Mountain to enter into or deliver a non-redemption agreement concurrently with the execution of the Merger Agreement.
On November 23, 2021, representatives of Paul Weiss and Kirkland met telephonically to discuss the revised draft of the Merger Agreement, in particular the inclusion of Earnout Shares as a component of the merger consideration and the terms thereof.
On December 2, 2021, representatives of North Mountain and J.P. Morgan’s M&A Advisory group held a telephonic conference to discuss the terms of the Merger Agreement. Specifically, members of J.P. Morgan’s M&A Advisory group relayed to the representatives of North Mountain certain requests from representatives of Corcentric: (i) that North Mountain would deliver a non-redemption agreement in connection with the Business Combination, (ii) that North Mountain and the Sponsor would agree to certain modifications to the terms of the shares of North Mountain Class B Common Stock and Warrant Shares to be held by the Sponsor at the closing of the Business Combination and (iii) that the aggregate number of Earnout Shares to be received by Corcentric equityholders pursuant to the Merger Agreement would be increased up to 5,000,000.
Later on December 2, 2021, representatives of North Mountain communicated to members of J.P. Morgan’s M&A Advisory group that North Mountain (i) would not agree to deliver a non-redemption agreement in connection with the Business Combination, (ii) would not agree to modifications to the terms of the shares of North Mountain Class B Common Stock and Warrant Shares to be held by the Sponsor at the closing of the Business Combination and (iii) would agree to increase the aggregate number of Earnout Shares up to 5,000,000.
On December 3, 2021, members of J.P. Morgan’s M&A Advisory group communicated to representatives of North Mountain that Corcentric would agree to the terms proposed by North Mountain on December 2, 2021.
On December 4, 2021, Kirkland delivered a revised draft of the Merger Agreement to Paul Weiss. The revised draft included, among other things, that equityholders would receive a contingent right to receive up to 5,000,000 Earnout Shares in the aggregate. From December 4, 2021 through December 8, 2021, representatives of Paul Weiss and Kirkland exchanged drafts of the Merger Agreement and met telephonically to discuss and finalize the Merger Agreement.
On December 5, 2021, Paul Weiss delivered a revised draft of the Share Vesting and Warrant Surrender Agreement to Kirkland. The revised draft included, among other things, that a portion of the Private Placement Warrants surrendered by the Sponsor would be transferred and delivered to the investors in the PIPE Financing pursuant to the terms of the subscription agreements. From December 5, 2021 through December 8, 2021, representatives of Paul Weiss and Kirkland exchanged drafts and finalized the Share Vesting and Warrant Agreement.
On December 7, 2021, representatives of J.P. Morgan’s Equity Capital Markets group, Citigroup, and William Blair delivered a revised draft of the subscription agreement to those prospective investors in the PIPE Financing that had expressed interest in participating in the PIPE Financing on the revised economic terms previously communicated by representatives of North Mountain, Corcentric, J.P. Morgan's Equity Capital Markets group, Citigroup and William Blair. The revised draft of the subscription agreement, included, among other things, that the securities sold in the PIPE Financing would consist of shares of North Mountain Class A Common Stock and one-half of one warrant for each share of North Mountain Class A Common Stock purchased.
On December 8, 2021, the Corcentric board of directors held a telephonic meeting, which was attended by representatives from Corcentric’s management, Kirkland and J.P. Morgan’s M&A Advisory Group. Representatives of Kirkland reviewed in detail the provisions of the proposed Merger Agreement and other agreements and documents to be approved by the Corcentric board of directors in connection with the proposed transaction. Representatives of J.P. Morgan’s M&A Advisory Group discussed the financial terms concerning the proposed transaction, including terms applicable to comparable companies in the market and the impact of different redemption scenarios on the cash available to the Company, and representatives of Kirkland discussed the legal terms concerning the proposed transaction. During the course of the meeting the Corcentric board of directors discussed and considered the terms of the proposed transaction. Following such discussion, the Corcentric board of directors unanimously (i) determined, among other things, that the Merger Agreement, the Business Combination and the related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of Corcentric and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Business Combination, and the related transaction documentation and other transactions contemplated thereby, including the PIPE Financing and other matters required to be submitted to votes of the stockholders, (iii) authorized Corcentric to enter into the Merger Agreement and the other transaction documents and perform each of its obligations thereunder, including the Business Combination and the PIPE Financing and (iv) resolved to recommend to the Corcentric stockholders that they vote to approve the proposals to be submitted to the Corcentric stockholders with respect to the transactions contemplated by the Merger Agreement and the PIPE Financing, among other things.
On December 8, 2021, the North Mountain Board held a telephonic meeting, which was attended by representatives from North Mountain’s management and Paul Weiss. Representatives of Paul Weiss reviewed with the North Mountain Board their fiduciary duties under applicable law and reviewed in detail the provisions of the proposed Merger Agreement and other agreements and documents to be approved by the North Mountain Board in connection with the proposed business combination. During the course of the meeting the North Mountain Board discussed and considered the terms of the proposed transaction. Following such discussion, the North Mountain Board (i) unanimously determined, among other things, that the Merger Agreement, the Business Combination and the related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of North Mountain and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Business Combination, and the related transaction documentation and other transactions contemplated thereby, including the PIPE Financing, (iii) authorized North Mountain to enter into the Merger Agreement and the other transaction documents and perform each of its obligations thereunder, including the Business Combination and the PIPE Financing and (iv) resolved to recommend to the North Mountain stockholders that they vote to approve the proposals to be submitted to the North Mountain stockholders with respect to the transactions contemplated by the Merger Agreement and the PIPE Financing, among other things. In addition, consistent with the provisions of North Mountain’s audit committee charter and related person transactions policy regarding related person transactions, prior to the foregoing approvals of the North Mountain Board, the members of North Mountain’s audit committee (all of which are independent directors (pursuant to the listing standards of the Nasdaq)) approved each of the following agreements (and the transactions contemplated thereby) to be entered into by North Mountain in connection with the Business Combination (with certain members abstaining from voting on certain matters due to related person considerations, as required): the Share Vesting and Warrant Surrender Agreement, the Registration Rights Agreement and the Subscription Agreements.
Following the meeting of the North Mountain Board and the meeting of the Corcentric board of directors and until the evening of December 9, 2021, representatives of each of Paul Weiss, Kirkland and Mayer Brown, with the assistance of J.P. Morgan’s Equity Capital Markets group, Citigroup and William Blair, negotiated and finalized the terms of the subscription agreements and finalized proposed allocations with the PIPE Investors (which were the only prospective investors contacted by representatives of North Mountain, Corcentric, J.P. Morgan's Equity Capital Markets group, Citigroup and William Blair that were prepared to participate in the

PIPE Financing on the terms set forth in the final subscription agreements at the time of the execution of the Merger Agreement). During this time representatives of Paul Weiss and Kirkland finalized execution versions of the Merger Agreement and the various ancillary agreements related to the transactions.
During the evening of December 9, 2021, following the closing of trading of the shares of North Mountain Class A Common Stock on the Nasdaq, the parties executed the Merger Agreement and the related transaction documentation (including the transaction documentation related to the PIPE Financing).
On December 10, 2021, prior to the commencement of trading of the shares of North Mountain Class A Common Stock on the Nasdaq, the parties issued a press release announcing the Business Combination.
Recommendation of the North Mountain Board and Reasons for the Business Combination
The North Mountain Board, in evaluating the Business Combination, consulted with North Mountain’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of North Mountain and its stockholders and (ii) to recommend that the North Mountain stockholders approve and adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the North Mountain Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the North Mountain Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The North Mountain Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of North Mountain’s reasons for the Business Combination and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors set forth in the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, the North Mountain Board determined not to obtain a fairness opinion. The officers and directors of North Mountain have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of North Mountain’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, North Mountain’s officers and directors and North Mountain’s advisors have substantial experience with mergers and acquisitions.
Based on its review of the industry data and the operational, financial and other relevant information related to Corcentric’s business provided by Corcentric to North Mountain, the factors considered by the North Mountain Board included, but were not limited to, the following:
•
Large Market with Secular Shift to Digital Channels. According to Visa’s 2019 annual report, there is over $120 trillion of global B2B payment volume. The North Mountain Board considered Corcentric management’s belief that conventional B2B procurement, AP, and AR processes are inefficient and primed for disruption, with Visa estimating that more than 40% of B2B payments volume is still being processed through paper checks. In addition, businesses have been transitioning to digital channels with the development of superior technology and the increased focus on automation after the COVID-19 pandemic. Based on its review of the industry data and information related to Corcentric’s business provided by Corcentric to North Mountain, the North Mountain Board expects these trends to continue as businesses adopt Corcentric’s comprehensive end-to-end suite of solutions and allows Corcentric to capitalize on management’s estimated revenue opportunity of $140 billion;

•
Recurring Revenue Model. Corcentric has a highly attractive B2B commerce platform yielding differentiated growth and margin expansion driven by software and payments revenue. Based on its review of the industry data and information provided by Corcentric to North Mountain related to Corcentric’s business, the North Mountain Board believes that Corcentric’s ability to combine software and payments in a manner that optimizes its customers’ operations differentiates Corcentric’s platform from other B2B commerce platforms. Corcentric has also been successful in driving revenue by cross-selling different services and solutions to its customers, including advisory services that utilize in-house consultants to identify issues across customers’ S2P and O2C activities as well as payment and software solutions that have resulted in recurring revenue streams;
•
Platform Supports Further Growth Strategies. Corcentric’s platform supports actionable opportunities to cross-sell its solutions into the Corcentric customer base. Corcentric’s platform offers robust solutions for both S2P and O2C processes which allows it to sell S2P solutions for customers only utilizing O2C and to sell O2C solutions for customers only utilizing S2P. In addition, the Corcentric platform facilitates just over $100 billion in transaction volume annually, and Corcentric monetizes less than 3% of those payments;

•
Deep Relationships with a Significant Customer Base across Diverse Industry Verticals. Corcentric has a growing and loyal customer base of over 2,500 customers across the enterprise and middle-market segments, with demonstrated customer demand across diverse industry verticals. Corcentric’s solutions serve all verticals and include various levels of customization for each industry. Corcentric’s organization has developed domain expertise across several verticals and Corcentric’s sales teams have been structured to serve these end markets;

•
Due Diligence. Due diligence examinations of Corcentric prior to North Mountain’s entry into the Merger Agreement with Corcentric, which included discussions and meetings with Corcentric’s management team regarding Corcentric’s business and business plan, operations, prospects and forecasts (including the assumptions and key variable underlying the Corcentric financial model), valuation analyses with respect to the Business Combination and other material matters, as well as a due diligence examination of Corcentric conducted by North Mountain’s advisors;

•
Stockholder Liquidity. The obligation in the Merger Agreement to have North Mountain Class A Common Stock issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which the North Mountain Board believes has the potential to offer North Mountain stockholders enhanced liquidity;

•
Financial Condition. The North Mountain Board also considered factors such as Corcentric’s historical financial results, outlook, financial plan, customer-level metrics (both operational and financial) and debt structure as well as mergers and acquisitions activity for companies in the B2B commerce industry. In considering these factors, the North Mountain Board reviewed Corcentric’s historical growth and its current prospects for growth if Corcentric achieves its business plan and various historical and current financial statements of Corcentric. In reviewing these factors, the North Mountain Board noted that Corcentric is well-positioned for strong future growth;

•
Experienced and Proven Management Team. Corcentric has a strong management team with significant experience in the B2B commerce and financial industries. Corcentric’s management team is led by its founder and Chief Executive Officer, Doug Clark, and the senior management of Corcentric intends to remain with Corcentric, providing helpful continuity in advancing Corcentric’s strategic and growth goals;

•
Lock-Up. Certain stockholders of Corcentric have agreed to be subject to a 180 day lockup in respect of their North Mountain Class A Common Stock, subject to certain customary exceptions, which will provide important stability to the leadership and governance of Corcentric;

•
PIPE Financing. Third-party investor interest, including top-tier institutional investors’ interest, in the PIPE Financing served as validation of the valuation and opportunity represented by a transaction with Corcentric;

•
Role of Independent Directors. North Mountain’s independent directors, Robert L. Metzger, Douglas J. Pauls and Scott O’Callaghan, evaluated the proposed terms of the Business Combination, including the Merger Agreement and unanimously approved, as members of the North Mountain Board, the Merger Agreement and the Business Combination;

•
Other Alternatives. The North Mountain Board believes, after a thorough review of other business combination opportunities reasonably available to North Mountain, that the proposed Business Combination represents the best potential business combination for North Mountain and the most attractive opportunity for North Mountain’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the North Mountain Board believes that such process has not presented a better alternative;
•
Continued Ownership by Sellers. Corcentric’s existing stockholders would be receiving a significant amount of New Corcentric Common Stock in the proposed Business Combination and are “rolling over” the majority of their existing equity interests of Corcentric into equity interests in New Corcentric reflecting such stockholders’ confidence in the Corcentric business and the continued growth prospects of the Corcentric business going forward;

•
Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between North Mountain and Corcentric; and

•	Considerations Relating to the Merger Agreement. The North Mountain Board also considered the following aspects of the Merger Agreement:
○
the nature of the conditions to the completion of the Business Combination included in the Merger Agreement, including the exceptions to the events that would constitute a material adverse effect on Corcentric for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to the completion of the transactions;

○
the representations and warranties of North Mountain and Corcentric, as well as that the interim operating covenants requiring Corcentric to use its commercially reasonable efforts to conduct its business prior to completion of the Business Combination in the ordinary course of business consistent with past practice and restricting North Mountain and Corcentric from taking certain actions, subject to specified limitations;

○	the requirement that each party use its commercially reasonable efforts to obtain material consents and approvals of third parties in connection with the Business Combination;
○	the restrictions in the Merger Agreement on Corcentric’s ability to respond to and negotiate certain acquisition proposals from third parties; and
○
the right of the North Mountain Board to change its recommendation to North Mountain stockholders to vote “FOR” the North Mountain Proposals described in this proxy statement/ prospectus if, subject to certain conditions, the North Mountain Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to its stockholders under applicable law.

The North Mountain Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the post-Business Combination company’s revenues;
•
Business Plan and Projections May Not Be Achieved. The risk that Corcentric may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections, in each case, presented to management of North Mountain;

•
Exclusivity Restrictions. The fact that the Merger Agreement includes exclusivity provisions that prohibit North Mountain and its affiliates from soliciting other business combination proposals on behalf of North Mountain, and which restrict North Mountain’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination;

•
No Survival of Remedies for Breach of Representations, Warranties or Covenants of Corcentric. The fact that the Merger Agreement provides that North Mountain will not have any surviving remedies against Corcentric or its stockholders after the Closing as a result of any inaccuracies or breaches of the representations, warranties, covenants, obligations or agreements of Corcentric set forth in the Merger Agreement. As a result, North Mountain stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Corcentric prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for any amount of any damages. The North Mountain Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Corcentric will be, collectively, the majority stockholders in New Corcentric;
•
Redemption Risk. The potential that a significant number of North Mountain stockholders elect to redeem their shares of North Mountain Class A Common Stock prior to the consummation of the Business Combination and pursuant to the Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•	Stockholder Vote. The risk that North Mountain’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within North Mountain’s control;
•
Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•
Listing Risks. The challenges associated with preparing Corcentric, a private entity, for the applicable disclosure and listing requirements to which New Corcentric will be subject as a publicly traded company on the Nasdaq;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;
•
Liquidation of North Mountain. The risks and costs to North Mountain if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in North Mountain being unable to effect a business combination by September 22, 2022;

•	Growth Initiatives May Not be Achieved. The risk that Corcentric’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;
•	No Third-Party Valuation. The risk that North Mountain did not obtain a third-party valuation or fairness opinion in connection with the Business Combination; and
•	Fees and Expenses. The fees and expenses associated with completing the Business Combination, and the costs and compliance burden associated with being a publicly traded, public reporting company.
In addition to considering the factors described above, the North Mountain Board also considered other factors including, without limitation:
•
Interests of Certain Persons. The Sponsor and certain members of the North Mountain Board and officers of North Mountain may have interests in the Business Combination and related transactions. (see the section entitled “—Interests of North Mountain Directors and Officers in the Business Combination”); and

•	Other Risk Factors. Various other risk factors associated with the business of Corcentric, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
The North Mountain Board concluded that the potential benefits that it expected North Mountain and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The North Mountain Board also noted that the North Mountain stockholders would have an economic interest in the post-Business Combination company (the size of which would depend on the level of Public Stockholders that sought redemption of their shares of North Mountain Class A Common Stock into cash). Accordingly, the North Mountain Board unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of North Mountain and its stockholders.

Comparable Public Companies
In considering the valuation of Corcentric, the North Mountain Board reviewed (i) a benchmarking analysis of Corcentric to existing publicly traded companies in the B2B Software and Payments, High-Growth FinTech, and Financial SaaSmarkets (each further described below and together, the “Publicly Traded Benchmark Companies”) and (ii) a valuation framework that was comprised of a revenue multiple analysis, a growth adjusted revenue multiple analysis, an EBITDA multiple analysis and a growth adjusted EBITDA multiple analysis.
The benchmarking analysis considered by the North Mountain Board was comprised of three groups of public companies. The Publicly Traded Benchmark Companies can be summarized as follows:
B2B Software and Payments: these selected companies, while some are larger-scale players than Corcentric, have B2B software and payments offerings and their revenue models are dependent on bill and/or transaction volume and/or subscription fees from accounts payable and/or accounts receivable solutions. These companies are generally expected to have revenue growth similar to Corcentric and different margin profiles from Corcentric.
High-Growth FinTech: these selected companies offer integrated software and payments and are industry disruptors with critical solutions for their customers. While their revenue models differ from Corcentric, components of their revenue are dependent on transaction volume and software subscriptions. These companies are generally expected to have revenue growth similar to Corcentric and different margin profiles from Corcentric.
Financial SaaS: these selected companies are integrated payments and vertical software providers with subscription-based revenue models. A subset of these companies provide cloud-based accounts payable or accounts receivable automation and services. These companies are generally expected to have revenue growth below Corcentric and different margin profiles from Corcentric.
The 2022 estimated revenue, 2022 estimated EBITDA, 2022 and 2023 estimated revenue growth rates, 2022 estimated gross margin, and 2022 estimated EBITDA margin for the Publicly Traded Benchmark Companies are summarized in the table below. The North Mountain Board reviewed and considered information from FactSet, public company filings, and wall street research as of July 19, 2021.
$ in millions	2022E	2022E	Revenue Growth		2022E Margin
	Revenue	EBITDA	2022E	2023E	Gross	EBITDA
B2B Software and Payments
Bill.com	$350	$1	34%	37%	77%	NM
Coupa	$838	$129	25%	27%	69%	17%
Billtrust	$150	$(8)	18%	24%	71%	-6%
average	$446	$41	26%	29%	72%	6%

High-Growth FinTech
Adyen	$1,620	$995	44%	37%	NA	NA
Square	$6,440	$ 1,245	31%	29%	85%	19%
Shift4	$614	$231	25%	17%	63%	38%
average	$2,891	$824	33%	28%	74%	29%

Financial SaaS
Avalara	$805	$18	23%	22%	74%	NA
Blackline	$504	$66	21%	24%	80%	NA
Anaplan	$688	$2	25%	28%	78%	NA
Q2 Holdings	$600	$52	21%	NA	54%	NA
average	$649	$35	23%	25%	72%	NA

In addition, the North Mountain Board compared the 2022 estimated revenue, 2022 estimated EBITDA, 2022 and 2023 estimated revenue growth rates, 2022 estimated gross margin, and 2022 estimated EBITDA margin for Corcentric to the averages for B2B Software and Payments, High-Growth FinTech, and Financial SaaS companies.
$ in million	2022E	2022E	Revenue Growth		2022E Margin
	Revenue	EBITDA	2022E	2023E	Gross	EBITDA
Corcentric	$149	$42	27%	28%	69%	28%

B2B Software and Payments	$446	$41	26%	29%	72%	6%
High-Growth FinTech	$ 2,891	$ 824	33%	28%	74%	29%
Financial SaaS	$649	$35	23%	25%	72%	NA
average	$ 1,329	$ 300	27%	27%	73%	17%
The North Mountain board concluded that Corcentric’s 2022 and 2023 estimated revenue growth rates and estimated 2022 gross margin and 2022 EBITDA margin were similar or above the average for the Publicly Traded Benchmark Companies. Specifically, Corcentric metrics and business model compares most closely to those of the B2B Software and Payments companies.
The valuation framework considered by the North Mountain Board was comprised of four analysis and can be summarized as follows:
Revenue Multiple Analysis: this analysis inferred value from the Publicly Traded Benchmark Companies’ revenue multiples. The revenue multiple was defined as enterprise value divided by 2022E revenue.
Growth Adjusted Revenue Multiple Analysis: this analysis inferred value from the Publicly Traded Benchmark Companies’ revenue multiples, adjusted for growth. The growth adjusted revenue multiple was defined as enterprise value divided by 2022E revenue divided by 2022E revenue growth.
EBITDA Multiple Analysis: this analysis inferred value from the Publicly Traded Benchmark Companies’ EBITDA multiples. The EBITDA multiple was defined as enterprise value divided by 2022E EBITDA.
Growth Adjusted EBITDA Multiple Analysis: this analysis inferred value from the Publicly Traded Benchmark Companies’ EBITDA multiples, adjusted for growth. The growth adjusted EBITDA multiple was defined as enterprise value divided by 2022E EBITDA divided by 2022E revenue growth.
The 2022 and 2023 revenue multiples, growth adjusted revenue multiples, EBITDA multiples, and growth adjusted EBITDA multiples for the Publicly Traded Benchmark Companies are summarized in the table below. The North Mountain Board reviewed and considered information from FactSet, public company filings, and wall street research as of July 19, 2021.
	FV / Revenue		FV / Revenue / Growth		FV / EBITDA		FV / EBITDA / Growth
	2022E	2023E	2022E	2023E	2022E	2023E	2022E	2023E
B2B Software and Payments
Bill.com	46.8x	34.2x	1.4x	0.9x	NM	NM	NM	NM
Coupa	22.7x	17.8x	0.9x	0.7x	NM	NM	NM	NM
Billtrust	11.0x	8.9x	0.6x	0.4x	NM	NM	NM	NM
median(1)	22.7x	17.8x	0.9x	0.7x	NM	NM	NM	NM

High-Growth FinTech
Adyen	46.1x	33.6x	1.1x	0.9x	75.0x	54.2x	1.7x	1.5x
Square	17.3x	13.4x	0.6x	0.5x	89.6x	63.3x	2.9x	2.2x
Shift4	13.1x	11.2x	0.5x	0.7x	34.8x	28.6x	1.4x	1.7x
median(1)	17.3x	13.4x	0.6x	0.7x	66.5x	48.7x	2.0x	1.8x

	FV / Revenue		FV / Revenue / Growth		FV / EBITDA		FV / EBITDA / Growth
	2022E	2023E	2022E	2023E	2022E	2023E	2022E	2023E
Financial SaaS
Avalara	16.0x	13.2x	0.7x	0.6x	NM	NM	NM	6.2x
Blackline	12.7x	10.3x	0.6x	0.4x	97.5x	61.2x	4.7x	2.6x
Anaplan	11.7x	9.1x	0.5x	0.3x	NM	NM	NM	5.3x
Q2 Holdings	9.9x	8.4x	0.5x	0.4x	NM	84.7x	5.6x	4.5x
median(1)	12.2x	9.7x	0.6x	0.4x	97.5x	73.0x	5.2x	4.9x

median(1)	17.3x	13.4x	0.6x	0.7x	82.0x	60.8x	3.6x	3.4x
(1)	FV / EBITDA and FV / EBITDA / Growth multiples calculated using the average of the companies.
The valuation framework considered by the North Mountain Board resulted in enterprise values for each of the four analyses. The enterprise values and the associated multiples for Corcentric are summarized for each of the valuation analysis in the table below.
$ in millions	2022E Multiples				Enterprise Value
Valuation Methodology	B2B Soft. and Pay.	High-Growth FinTech	Financial SaaS	Median	B2B Soft. and Pay.	High-Growth FinTech	Financial SaaS	Median
Revenue Multiple Analysis	22.7x	17.3x	12.2x	17.3x	$3,373	$2,570	$1,813	$2,570
Growth Adjusted Revenue Multiple Analysis	0.9x	0.6x	0.6x	0.6x	$3,607	$2,405	$2,204	$2,405
EBITDA Multiple Analysis	NM	66.5x	97.5x	82.0x	NM	$2,795	$4,100	$3,448
Growth Adjusted EBITDA Multiple Analysis	NM	2.0x	5.2x	3.6x	NM	$2,269	$5,842	$4,055
The North Mountain Board compared the enterprise value for Corcentric to the medians of the four valuation analysis used in the valuation framework. The summary of this comparison is as follows:
$ in millions	Corcentric		Publicly Traded Benchmark Companies
Valuation Methodology	Enterprise Value	2022E Multiple	B2B Soft. and Pay.	High-Growth FinTech	Financial SaaS	Median
Revenue Multiple Analysis	$ 1,200	8.1x	22.7x	17.3x	12.2x	17.3x
Growth Adjusted Revenue Multiple Analysis	$ 1,200	0.3x	0.9x	0.6x	0.6x	0.6x
EBITDA Multiple Analysis	$ 1,200	28.5x	NM	66.5x	97.5x	82.0x
Growth Adjusted EBITDA Multiple Analysis	$ 1,200	1.1x	NM	2.0x	5.2x	3.6x
Using the aforementioned benchmarking data in conjunction with the valuation framework and Corcentric’s financial forecast, the North Mountain Board was able to determine that the terms of the Business Combination were fair to and in the best interests of North Mountain and its shareholders.
Interests of North Mountain Directors and Officers in the Business Combination
When you consider the recommendation of the North Mountain Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of North Mountain’s Board and officers have interests in the Business Combination and the PIPE Financing that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:
•
the beneficial ownership of the Sponsor and certain members of the North Mountain Board and officers of an aggregate of 3,306,250 shares of North Mountain Class B Common Stock and 4,145,000 Private Placement Warrants, which shares and warrants were acquired for an aggregate investment of $4,145,000 at the time of the IPO and would become worthless if North Mountain does not complete a business combination by September 22, 2022, as such stockholders have waived any redemption right with respect to these shares. After giving effect to the provisions of the Share Vesting and Warrant Cancellation Agreement, the Sponsor would own up to an aggregate of 4,706,250 shares of North Mountain Class A Common Stock (including shares subject to vesting) and no Private Placement

Warrants. Such shares have an aggregate market value of approximately $   , based on the closing price of North Mountain Class A Common Stock of $    on     , 2022, the North Mountain Record Date. Each of our officers and directors is a member of the Sponsor. Harbour Reach Holdings, LLC is the managing member of the Sponsor and Mr. Michael Platt is the indirect controlling member of Harbour Reach Holdings, LLC;
•	Millais Limited, an affiliate of the Sponsor and an affiliate of North Mountain, agreed to purchase 2,000,000 PIPE Shares and 1,000,000 PIPE Warrants in the PIPE Financing;
•
SMMC Sponsor Interests, LLC, an affiliate of North Mountain and an entity controlled by Charles Bernicker (Chief Executive Officer and a director of North Mountain) and of which Douglas J. Pauls (a director of North Mountain) is a non-managing member, agreed to purchase 1,500,000 PIPE Shares and 750,000 PIPE Warrants in the PIPE Financing;

•	the continued indemnification of current directors and officers of North Mountain and the continuation of directors’ and officers’ liability insurance after the Business Combination;
•
the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.
Potential Purchases of Public Shares and/or Warrants
In connection with the stockholder vote to approve the Business Combination, the Sponsor and North Mountain’s Board, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of North Mountain Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or North Mountain’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of North Mountain Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or North Mountain’s Board, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to North Mountain for use in the Business Combination.
Regulatory Approvals Required for the Business Combination
Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. The parties submitted their respective filings under the HSR Act on December 22, 2021. The 30-day waiting period under the HSR Act will expire at 11:59 p.m. on January 21, 2022, unless it is extended otherwise.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances.

There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. North Mountain and Corcentric are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization because Corcentric has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:
•	The pre-combination equity holders of Corcentric will hold the majority of voting rights in the combined company;
•	Corcentric has the right to appoint a majority of directors to the Board of Directors of New Corcentric;
•	Senior management of Corcentric will comprise the senior management of New Corcentric; and
•	The operations of Corcentric will comprise the only ongoing operations of New Corcentric.
Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Corcentric issuing stock for the net assets of North Mountain, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Satisfaction of 80% Test
Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The North Mountain Board has determined that the fair market value of the Business Combination meets this test.
Name; Headquarters of New Corcentric
The name of the combined company after the Business Combination will be Corcentric, Inc., its headquarters will be located at 200 Lake Drive East, Cherry Hill, NJ 08002 and its phone number will be (800) 608-0809.
Board of New Corcentric following the Business Combination
Upon the Closing, we anticipate that the New Corcentric Board will consist of seven members, reclassified into three separate classes, with each class serving a three-year term, except that the Class I directors will be appointed to an initial one-year term (and three-year terms subsequently), the Class II directors will be appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors will be appointed to an initial three-year term (and three-year terms subsequently).
Our board of directors has appointed the following individuals to the New Corcentric Board:
•	Class I Directors: ;
•	Class II Directors: ; and
•	Class III Directors: .
For additional details, see “Management After the Business Combination.”
Redemption Rights
Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $    million on    , the estimated per share redemption price would have been approximately $   . If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of North Mountain Class A

Common Stock for cash and will no longer own shares of North Mountain. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in the Trust Account, which held approximately $    million on     (net of Permitted Withdrawals). See the section entitled “Special Meeting of North Mountain Stockholders—Redemption Rights” for more information, including the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
There are no appraisal rights available to holders of North Mountain Common Stock or North Mountain Warrants in connection with the Business Combination.
Shares of Corcentric Capital Stock held by Corcentric stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, and such Corcentric stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Corcentric stockholder withdraws or loses his, her or its appraisal rights under Section 262 of the DGCL, the shares of Corcentric Capital Stock held by such Corcentric stockholder will be deemed to be converted, as of the effective time, into the right to receive the merger consideration. See Section 262 of the DGCL.
Ownership of New Corcentric After the Closing
It is anticipated that, upon the completion of the Business Combination, the ownership of New Corcentric will be as follows:
	Assuming No Redemption		Assuming Maximum Redemption
	Number of shares of New Corcentric Common Stock	%	Number of shares of New Corcentric Common Stock	%
Current Corcentric Stockholders	89,307,448	79.6%	89,307,448	80.8%
Current North Mountain Public Stockholders	13,225,000	11.8%	11,500,000	10.4%
PIPE Investors	5,000,000	4.4%	5,000,000	4.5%
Sponsor	4,706,250	4.2%	4,706,250	4.3%
Total	112,238,698	100%	110,513,698	100%
The numbers of shares and percentage interests set forth above reflect two different redemption scenarios laid out below.
•	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
•
Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,250,000 plus a pro rata portion of interest accrued on the Trust Account of $1,000. The maximum redemption scenario is based on a minimum cash consideration of $150,000,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents of North Mountain less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000,001.

The presentation set forth above does not give effect to any performance vesting provisions applicable to any shares of North Mountain Common Stock and assumes (i) that there are no exercises of any North Mountain Warrants outstanding as of immediately prior to the Closing and (ii) no Earnout Shares have been issued.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Corcentric’s share ownership will be had the Business Combination occurred on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Vote Required for Approval
The affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting, is required to approve the Business Combination Proposal. Broker non-votes, abstentions or the failure to vote on the Business Combination Proposal will have no effect on the outcome of the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to North Mountain stockholders for a vote.
Recommendation of the North Mountain Board
THE NORTH MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3—THE POST-MERGERS CHARTER APPROVAL PROPOSAL
Overview
Holders of North Mountain Common Stock are being asked to approve and adopt, assuming the Business Combination Proposal is approved, the Proposed Charter, which, if approved, would take effect upon the Closing. If the Business Combination Proposal is approved and the Business Combination is to be consummated, we will amend and restate the Existing Charter with the Proposed Charter under the DGCL.
Comparison of Existing Charter to Proposed Charter
The following table summarizes the principal proposed changes and the differences between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C.
	Existing Charter	Proposed Charter
Number of Authorized Shares
The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, par value of $0.0001 per share, consisting of (a) 220,000,000 shares of North Mountain Common Stock, including (i) 200,000,000 shares of North Mountain Class A Common Stock and (ii) 20,000,000 shares of North Mountain Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Proposed Charter increases the total number of authorized shares of all classes of capital stock, following the automatic conversion of all Class B common stock into Class A common stock immediately prior to the Closing of the Business Combination, to     shares, par value of $0.0001 per share, consisting of (a)      shares of Common Stock and (b)     shares of preferred stock. New Corcentric will not have Class B common stock.

No Class Vote on Changes in Authorized Number of Shares of Stock	The Existing Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock.
The Proposed Charter provides that, any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of all the then-outstanding shares of capital stock of New Corcentric entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Required Vote to Amend the Bylaws
The Existing Charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of bylaws.

The Proposed Charter requires an affirmative vote of the New Corcentric Board or the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, or repeal of any provision of the bylaws (in addition to any vote of the holders

	Existing Charter	Proposed Charter

of any class or series of stock if required by applicable law); provided, however, that if the New Corcentric Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of New Corcentric's capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Proposed Bylaws.

Limitation of Exclusive Forum Provision
The Existing Charter adopts the Court of Chancery of the State of Delaware (the “Chancery Court”) as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have concurrent jurisdiction. The Existing Charter further provides that such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter modifies the current exclusive forum provision to clarify that the exclusive jurisdiction of the Chancery Court shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Charter adopts, unless New Corcentric consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of claims arising under the Securities Act, or the rules and regulations promulgated thereunder.

Other Changes, Including Removal of Blank Check Company Provisions	The Existing Charter contains various provisions applicable only to blank check companies and relating to North Mountain's relationship with its directors, officers and the Sponsor.
The Proposed Charter provides for certain additional changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “North Mountain Merger Corp.” to “Corcentric, Inc.” and removing

Existing Charter	Proposed Charter

certain provisions relating to North Mountain’s prior status as a blank check company and North Mountain Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.

Reasons for the Amendments
For a discussion of the reasons for the approval of certain provisions in the Proposed Charter, see “Proposal No. 4—The Advisory Charter Proposals” below.
Vote Required for Approval
The affirmative vote (in person online or by proxy) of (i) the holders of a majority of the outstanding shares of North Mountain Common Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of North Mountain Class B Common Stock, voting separately as a single class, is required to approve the Post-Mergers Charter Approval Proposal. Broker non-votes, abstentions or the failure to vote on the Post-Mergers Charter Approval Proposal will have the same effect as a vote “AGAINST” the Post-Mergers Charter Approval Proposal.
The Business Combination is conditioned upon the approval of the Post-Mergers Charter Approval Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Post-Mergers Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Post-Mergers Charter Approval Proposal will not be effected and by approval of the Post-Mergers Charter Approval Proposal, North Mountain stockholders are authorizing the North Mountain Board to abandon the Post-Mergers Charter Approval Proposal in the event the Business Combination is not consummated.
Recommendation of the North Mountain Board
THE NORTH MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE POST-MERGERS CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 4—THE ADVISORY CHARTER PROPOSALS
Overview
North Mountain’s stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Post-Mergers Charter Approval Proposal, but pursuant to SEC guidance, North Mountain is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is advisory in nature, and is not binding on North Mountain or the North Mountain Board (separate and apart from the approval of the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, North Mountain intends that the Proposed Charter will take effect at the Closing (assuming approval of the Post-Mergers Charter Approval Proposal).
The table set forth above in “Proposal No. 3 —The Post-Mergers Charter Approval Proposal” summarizes the principal proposed changes and the differences between the Existing Charter and the Proposed Charter. Such summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Proposal 4A -- Number of Authorized Shares
The      authorized shares of capital stock in the Proposed Charter, consisting of      shares of common stock and      shares of preferred stock, represents an increase from the existing authorization of 221,000,000 shares of capital stock, consisting of 220,000,000 shares of common stock (of which 200,000,000 are authorized shares of Class A common stock and 20,000,000 are authorized shares of Class B common stock) and 1,000,000 shares of preferred stock in the Existing Charter. Following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to Closing of the Business Combination, each share of Class B common stock outstanding immediately prior to the filing of the Proposed Charter will automatically be converted into one share of Class A common stock of North Mountain and concurrently with such conversion, the number of authorized shares of Class B common stock will be reduced to zero.
Although, following the Pre-Mergers Charter Amendment Proposal, North Mountain will have a sufficient number of authorized but unissued shares of common stock to complete the Business Combination and the other issuances described in this proxy statement/prospectus, the North Mountain Board has determined that the increase in the number of shares of authorized common stock is desirable and in the best interests of stockholders because it will enhance New Corcentric's flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the Closing, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement or the PIPE Financing, or otherwise in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. New Corcentric’s authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.
If approved, the additional shares of common stock will have rights as described in “Description of Securities”. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing holders of common stock. New Corcentric could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of New Corcentric.
Proposal 4B -- No Class Vote on Changes in Authorized Number of Stock
At present, the Existing Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock. Proposal No. 4B provides that any vote with respect to the increase or decrease of the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of a majority of the holders of all the then-outstanding shares of capital stock of New Corcentric entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
North Mountain believes that vesting the power to authorize changes in the authorized number of shares in the holders of stock entitled to vote in the election of directors will give New Corcentric greater flexibility to use its share capital.
Proposal 4C -- Required Vote to Amend the Bylaws
At present, the Existing Charter provides that North Mountain’s bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the North Mountain Board or the holders of at least a majority of the voting power of all then-outstanding shares of North Mountain’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Proposal No. 4C provides that an affirmative vote by either a majority of the New Corcentric Board or by the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend, or repeal the bylaws; provided, however, that if the New Corcentric Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of New Corcentric’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of New Corcentric’s bylaws. The ability of the majority of the New Corcentric Board to amend the bylaws remains unchanged. North Mountain believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the North Mountain Board was cognizant of the potential for certain stockholders to hold substantial beneficial ownership of our common stock following the Business Combination. North Mountain further believes that going forward, a supermajority voting requirement encourages any person seeking control of New Corcentric to negotiate with the New Corcentric Board to reach terms that are appropriate for all stockholders.
Proposal 4D -- Limitation on Exclusive Forum Provision
The Existing Charter adopts the Court of Chancery of the State of Delaware (the “Chancery Court”) as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have exclusive jurisdiction. The Existing Charter further provides that such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The proposed charter seeks to clarify that the current exclusive forum provision adopting the Chancery Court as the exclusive forum for certain stockholder litigation is also not applicable to any suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Charter adopts, unless New Corcentric consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder.

These exclusive forum provisions are not intended to apply to actions arising under the Exchange Act or the Securities Act. Delaware courts have held that a Delaware corporation can only use its constitutive documents to bind a plaintiff to a particular forum where the claim involves rights or relationships that were established by or under Delaware’s corporate law. As a result, to the extent our exclusive forum provisions could be construed to apply to actions arising under the Exchange Act or the Securities Act, there is uncertainty as to whether a court would enforce the forum selection provisions with respect to such claims, and in any event, our stockholders would not be deemed to have waived compliance with federal securities laws and the rules and regulations thereunder.
The North Mountain Board believes that clarifying in the proposed charter that the current exclusive forum provision does not apply to actions asserted to enforce any duty or liability created by the Securities Act or the Exchange Act, or, in each case, the rules or regulations promulgated thereunder, will permit New Corcentric to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to New Corcentric’s stockholders, in conformity with recent SEC guidance regarding such limitations. In addition, the North Mountain Board believes that adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist New Corcentric in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
Proposal 4E -- Update of Other Provisions
Approval of each of the Governance Proposals, assuming the approval of each of the other condition precedent proposals, will result, upon the Closing, in the wholesale replacement of the Existing Charter with the Proposed Charter. While certain material changes between the Existing Charter and the Proposed Charter have been unbundled into distinct proposals, there are other differences between the Existing Charter and the Proposed Charter arising from, among other things, (i) the Closing, including (a) changing the post-business combination corporate name from “North Mountain Merger Corp.” to “Corcentric, Inc.” and (b) removing (1) certain obsolete provisions relating to North Mountain’s status as a blank check company, such as its purpose of effecting a business combination, the establishment of a Trust Account, stockholder redemption rights and North Mountain’s Class B Common Stock, such as conversion and voting rights related thereto, that will no longer apply upon the Closing, (2) exclusions from the corporate opportunities doctrine for North Mountain directors and officers and (3) the opt out of Section 203 of the DGCL and the substantially similar provision excluding North Mountain's sponsor from the definition of “interested stockholder,” (ii) administrative or clarifying revisions, including (a) providing that a majority of the votes cast may increase or decrease (but not below the current number) the number of shares of any class or classes of stock, (b) providing that the business to be transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notices of such meeting, and (c) the removal of language without substantive effect. The North Mountain Board believes that all such changes are necessary to adequately address the needs of New Corcentric after the Business Combination and are appropriate for a public operating company.
These changes will be implemented (subject to the approval of the aforementioned related proposals and Closing) if the North Mountain stockholders approve this Proposal No. 4E. We encourage stockholders to carefully review the terms of the Proposed Charter, attached hereto as Annex C.
Vote Required for Approval
The affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting, is required to approve each of the Advisory Charter Proposals, each of which is a non-binding advisory vote. Broker non-votes, abstentions or the failure to vote on any of the Advisory Charter Proposals will have no effect on the outcome of the Advisory Charter Proposals.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on us or the North Mountain Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Pre-Mergers Charter Amendment Proposal and the Post-Mergers Charter Approval Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, we intend that the Proposed Charter will take effect upon the Closing (assuming approval of the Post-Mergers Charter Approval Proposal).
Recommendation of the North Mountain Board
THE NORTH MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of the Nasdaq Stock Market:
•
the issuance, pursuant to the Merger Agreement, of up to 94,307,448 shares of North Mountain Class A Common Stock to the Corcentric stockholders (including up to 5,000,000 Earnout Shares following the Closing);

•	the issuance, pursuant to the Share Vesting and Warrant Surrender Agreement, of 1,400,000 shares of North Mountain Class A Common Stock upon the Closing;
•	the issuance, pursuant to the terms of the Subscription Agreements, of 5,000,000 PIPE Shares to the PIPE Investors in the PIPE Financing, which will be consummated concurrently with the Closing;
•	the delivery, pursuant to the terms of the Subscription Agreements, of 2,500,000 PIPE Warrants to the PIPE Investors in the PIPE Financing, which will be consummated concurrently with the Closing; and
•	the issuance, pursuant to the terms of the North Mountain Warrant Agreement, of 2,500,000 PIPE Warrant Shares upon exercise of the PIPE Warrants.
For further information, please see the section entitled “Proposal No. 2—The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.
Why North Mountain Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d), as applicable.
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, we will issue up to 94,307,448 shares of North Mountain Class A Common Stock to the Corcentric stockholders pursuant to the Merger Agreement (including up to 5,000,000 Earnout Shares following the Closing). We will also issue 1,400,000 shares of North Mountain Class A Common Stock upon the Closing in connection with the Share Vesting and Warrant Surrender Agreement. We will also issue 5,000,000 shares of North Mountain Class A Common Stock, transfer 2,500,000 PIPE Warrants to the PIPE Investors upon the consummation of the PIPE Financing and issue up to 2,500,000 shares of North Mountain Class A Common Stock upon exercise of the PIPE Warrants.

The issuance of the shares of North Mountain Class A Common Stock described above would result in significant dilution to North Mountain stockholders and result in North Mountain stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of North Mountain.
Vote Required for Approval
The affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting, is required to approve the Nasdaq Proposal. Broker non-votes, abstentions or the failure to vote on the Nasdaq Proposal will have no effect on the outcome of the Nasdaq Proposal.
The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.
Recommendation of the North Mountain Board
THE NORTH MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6—THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
The Adjournment Proposal, if adopted, will allow the North Mountain Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to North Mountain’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will the North Mountain Board adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by North Mountain’s stockholders, the North Mountain Board may not be able to adjourn the special meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting.
Vote Required for Approval
The affirmative vote (in person online or by proxy) of a majority of the votes cast by the holders of shares of North Mountain Common Stock, voting together as a single class, that are present or represented by proxy at the special meeting, is required to approve the Adjournment Proposal. Broker non-votes, abstentions or the failure to vote on the Adjournment Proposal will have no effect on the outcome of the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Recommendation of the North Mountain Board
THE NORTH MOUNTAIN BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet of New Corcentric as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations of New Corcentric for the nine months ended September 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of North Mountain and Corcentric after giving effect to the Business Combination and related adjustments described in the accompanying notes. North Mountain and Corcentric are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as New Corcentric.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it was completed on September 30, 2021.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of North Mountain and Corcentric and the notes thereto, as well as the disclosures contained in the sections titled “North Mountain Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Corcentric’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Corcentric’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Corcentric. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined information contained herein assumes that the North Mountain’s stockholders approve the proposed Business Combination. Public Stockholders may elect to redeem their shares of North Mountain Class A Common Stock for cash even if they approve the proposed Business Combination. North Mountain cannot predict how many of its Public Stockholders will exercise their right to have their Class A Common Stock redeemed for cash. As a result, we have elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Corcentric equity between holders of common stock. As described in greater detail in Note 2 Basis of Presentation of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of the Public Stockholders will exercise their right to have their Public Shares redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of Public Shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their Public Shares redeemed for cash. The actual results will be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Corcentric is considered the accounting acquirer, as further discussed in Note 2 Basis of Presentation of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
The Business Combination and Related Transactions
On December 9, 2021, North Mountain entered into the Merger Agreement with Corcentric, Merger Sub I, a direct, wholly owned subsidiary of North Mountain, and Merger Sub II, a direct, wholly owned subsidiary of North Mountain pursuant to which Merger Sub I will merge with and into Corcentric (the “Initial Merger”), with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain and immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of

North Mountain. After giving effect to the Business Combination, North Mountain will directly own all of the issued and outstanding equity interests of Corcentric, and the pre-Business Combination stockholders of Corcentric will hold a portion of the North Mountain Class A Common Stock.
In accordance with the terms of the Merger Agreement, At the effective time of the Initial Merger (the “Effective Time”):
(a)
each share of Corcentric Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and shares of Corcentric restricted stock) will be converted into the right to receive (i) the Per Share Stock Consideration, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement;

(b)
each share of Corcentric Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by Corcentric as treasury stock, dissenting shares and the Cash Consideration Shares) will be converted into the right to receive (i) a number of newly issued shares of North Mountain Class A Common Stock, equal to the product of (A) the Per Share Stock Consideration, multiplied by (B) the number of shares of Corcentric Common Stock that such share of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time, (ii) any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement and (iii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement;

(c)
each share of Corcentric Preferred Stock expressly identified as a Cash Consideration Share in accordance with the Merger Agreement (each such share of Corcentric Preferred Stock, a “Cash Consideration Share”) will be converted into the right to receive the Per Share Cash Consideration multiplied by the number of shares of Corcentric Common Stock that such shares of Corcentric Preferred Stock would be converted into if converted in accordance with the terms of the Corcentric Certificate of Incorporation immediately prior to the Effective Time. In no event will the Aggregate Cash Consideration exceed the Total Cash Consideration Amount);

(d)
each share of Corcentric Common Stock and Corcentric Preferred Stock held in the treasury of Corcentric immediately prior to the Effective Time will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

(e)
each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Initial Surviving Company and all such shares will constitute the only outstanding shares of capital stock of the Initial Surviving Company as of immediately following the Effective Time;

(f)
each vested Corcentric stock option, to the extent then outstanding and unexercised, will automatically be cancelled, and the holder will be entitled to receive in respect of such cancelled vested Corcentric stock option (i) a number of shares of North Mountain Class A Common Stock (any cash payable in lieu of fractional shares pursuant to the terms of the Merger Agreement) equal to the quotient obtained by dividing (A) the result of (1) the product of (x) the number of shares of Corcentric Common Stock subject to such vested Corcentric stock option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of (a) the Per Share Merger Consideration Value, over (b) the per share exercise price for the shares of Corcentric Common Stock subject to such vested Corcentric stock option immediately prior to the Effective Time, minus (2) the applicable withholding taxes payable in respect of such cancelled vested Corcentric stock option, by (B) ten dollars ($10) and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement;

(g)	each unvested Corcentric stock option, to the extent then outstanding and unexercised, will automatically be converted into an option to acquire, on the same terms and conditions as were applicable to such unvested Corcentric stock option immediately prior to the Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes (after such conversion, each a “Rollover Option”) the number of shares of North Mountain Class A Common Stock determined by multiplying the number of shares of Corcentric Common Stock subject to the unvested Corcentric stock option immediately prior to the Effective Time by the Per Share Stock Consideration and rounding the resulting number down to the nearest whole number of shares of North Mountain Class A Common Stock, and the per share exercise price for the North Mountain Class A Common Stock issuable upon exercise of such Rollover Option will be determined by dividing the per share exercise price for the shares of Corcentric Common Stock subject to the unvested Corcentric stock option, as in effect immediately prior to the Effective Time, by the Per Share Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. The Rollover Options will be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement; and
(h)
each share of Corcentric restricted stock, to the extent then unvested and outstanding, will automatically be converted into the number of shares of restricted North Mountain Class A Common Stock, subject to the same terms and conditions as were applicable to such Corcentric restricted stock immediately prior to the Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes (after such conversion, “Rollover Restricted Stock”), determined by multiplying (i) the number of shares of Corcentric Common Stock subject to such Corcentric restricted stock award immediately prior to the Effective Time by (ii) the Per Share Stock Consideration. The shares of Rollover Restricted Stock will be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with the terms of the Merger Agreement.

At the effective time of the Subsequent Merger (the “Second Effective Time”), by virtue of the Subsequent Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time will no longer be outstanding and will thereupon be converted into membership interests of the Surviving Company and all such membership interests will constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.
Following the Closing, pursuant to the terms of the Merger Agreement, holders of (i) shares of Corcentric Common Stock and Corcentric Preferred Stock (excluding the Cash Consideration Shares) outstanding immediately prior to the Effective Time, (ii) vested Corcentric stock options outstanding and unexercised immediately prior to the Effective Time, (iii) Rollover Options, (iv) Rollover Restricted Stock and (v) without duplication of clauses (iii) and (iv), holders of North Mountain Common Stock received in respect of Rollover Options and/or Rollover Restricted Stock that vested and were exercised, as applicable, between the Effective Time and the relevant earn-out achievement date, will have the contingent right to receive in the aggregate, up to 5,000,000 shares of North Mountain Common Stock (the “Earnout Shares”) if, from the Closing until the fifth anniversary thereof, (x) the dollar volume-weighted average price of North Mountain Common Stock is greater than or equal to $12.50 or $15.00 per share, in each case, for 20 trading days within any consecutive 30-trading day period, as applicable, or (y) a sale or change of control of North Mountain occurs (as further described in the Merger Agreement).
In connection with the execution of the Merger Agreement, North Mountain entered into subscription agreements (the “Subscription Agreements”) with investment funds managed by Wellington Management Company LLP (“Wellington”), Millais Limited, an affiliate of the Sponsor and an affiliate of North Mountain (“Millais”) and SMMC Sponsor Interests, LLC, an affiliate of North Mountain and an entity controlled by Charles Bernicker, the Chief Executive Officer and a director of North Mountain (such entity, “Sponsor Interests”, and together with Wellington and Millais, the “PIPE Investors”), pursuant to which (i) the PIPE Investors have agreed to purchase, and North Mountain has agreed to sell the PIPE Investors, an aggregate of 5,000,000 shares of North Mountain Class A Common Stock for a purchase price of $10.00 per share and at an aggregate purchase price of $50,000,000 and (ii) North Mountain has agreed to transfer to each PIPE Investor one-half of one warrant for each share of North Mountain Class A Common Stock purchased, which warrants will be “Public Warrants” under the North Mountain Warrant Agreement, in each case, in a private placement (collectively, the “PIPE Financing”). The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, (i) at least 5,000,000 shares of North Mountain Class A Common Stock remaining outstanding immediately prior to the consummation of the Business Combination after giving effect to the completion of the Redemption Offer, and with respect to which North Mountain has not entered into a forward purchase agreement that would obligate North Mountain to purchase the shares at a future date and (ii) customary closing conditions and the consummation of the Business Combination. The Subscription Agreements provide that North Mountain will grant the PIPE Investors certain customary registration rights.
In connection with the execution of the Merger Agreement, North Mountain entered into a share and warrant surrender agreement (the “Share Vesting and Warrant Surrender Agreement”) with the North Mountain LLC (the “Sponsor”), which provides that immediately prior to, and contingent upon, the consummation of the Closing (the “Surrender Effective Time”) (i) the Sponsor will surrender 4,145,000 Private Placement Warrants of North Mountain held by the Sponsor prior to the Closing, a portion of which will be transferred and delivered to the PIPE Investors in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date of the Share Vesting and Warrant Surrender Agreement) and the remainder of which will be cancelled by North Mountain upon the Surrender Effective Time in exchange for 1,400,000 newly issued shares of North Mountain Common Stock (the “Warrant Shares”), subject to certain vesting conditions set forth in the Share Vesting and Warrant Surrender Agreement, (ii) at the Closing, all shares of North Mountain’s Class B common stock, par value $0.0001 per share (“North Mountain Class B Common Stock”) held by the Sponsor (or shares of North Mountain Common Stock issued or issuable upon conversion thereof) and all Warrant Shares will become unvested, (iii) an aggregate of 2,603,126 of the shares of North Mountain Class B Common Stock and Warrant Shares will vest immediately following Closing and (iv) the remainder of the Sponsor’s shares of North Mountain Class B Common Stock and Warrant Shares will, at the Surrender Effective Time, be subject to the vesting and surrender provisions set forth in the Share Vesting and Warrant Surrender Agreement, pursuant to which such shares will vest in two equal tranches of 1,051,562 shares if the stock price level is greater than or equal to $12.50 per share (the “$12.50 Share Price Milestone”) or $15.00 per share (the “$15.00 Share Price Milestone”), in each case for 20 trading days within any consecutive 30-trading day period within five years of Closing, subject to equitable adjustment to reflect any subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction with respect to the North Mountain Common Stock. In addition, the shares subject to the $12.50 Share Price Milestone or the $15.00 Share Price Milestone will accelerate vesting upon certain acceleration events, including a change of control transaction that occurs within five years of Closing. Any shares subject to vesting pursuant to the Share Vesting and Warrant Surrender Agreement will be surrendered to the extent such shares remain unvested following the five year anniversary of the Closing.

NEW CORCENTRIC
UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
(in thousands)
			No redemption scenario			Maximum redemption scenario
	North Mountain (Historical)	Corcentric (Historical)	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$576	$14,792	$27,259	(a), (b)	$42,627	$10,008	(a), (b)	$25,376
Accounts receivables, net	—	251,275	—		251,275	—		251,275
Rebates, fees, and other receivables	—	9,511	—		9,511	—		9,511
Inventories, prepaid expenses, and other current assets	180	20,999	—		21,179	—		21,179
Total current assets	756	296,577	27,259		324,592	10,008		307,341
Property and equipment, net	—	25,597	—		25,597	—		25,597
Goodwill	—	114,452	—		114,452	—		114,452
Other intangible assets, net	—	40,284	—		40,284	—		40,284
Other assets	—	5,604	(1,211)	(b)	4,393	(1,211)	(b)	4,393
Marketable securities held in Trust Account	132,259	—	(132,259)	(c)	—	(132,259)	(c)	—
Total assets	$133,015	$482,514	$(106,211)		$509,318	$(123,462)		$492,067
Liabilities, commitments and contingencies, mezzanine equity and stockholders' equity
Current liabilities:
Current portion of long-term debt, net	$—	$751	$—		$751	$—		$751
Accounts payables	—	186,876	—		186,876	—		186,876
Rebates payable	—	5,218	—		5,218	—		5,218
Accrued expenses and other current liabilities	273	23,213	14,750	(b), (d)	38,236	14,750	(b), (d)	38,236
Total current liabilities	273	216,058	14,750		231,081	14,750		231,081
Long-term debt, net	—	146,029	—		146,029	—		146,029
Deferred income taxes	—	2,056	(111)	(e)	1,945	(111)	(e)	1,945
Other liabilities	—	987	—		987	—		987
Deferred underwriting fee payable	4,629	—	(4,629)	(b)	—	(4,629)	(b)	—
Warrant liabilities - Private Warrants	3,740	—	(3,740)	(f)	—	(3,740)	(f)	—
Warrant liabilities - Public Warrants	5,885	—	2,175	(g)	8,060	2,175	(g)	8,060
Sponsor Vesting Shares liability	—	—	15,815	(h)	15,815	15,815	(h)	15,815
Earnout Shares liability	—	—	33,489	(i)	33,489	33,489	(i)	33,489
Total liabilities	14,527	365,130	57,749		437,406	57,749		437,406
Commitments and contingencies and mezzanine equity:
Redeemable preferred stock	—	104,074	(104,074)	(j)	—	(104,074)	(j)	—
Redeemable common stock	—	5,419	(5,419)	(j)	—	(5,419)	(j)	—
Class A common stock subject to possible redemption	132,250	—	(132,250)	(j)	—	(132,250)	(j)	—
Stockholders' (deficit) equity:
Common stock	—	12	(12)	(j)	—	(12)	(j)	—
Class A common stock	—	—	11	(j)	11	11	(j)	11
Class B common stock	—	—	—	(j)	—	—	(j)	—
Preferred stock	—	—	—	(j)	—	—	(j)	—
Additional paid in capital	—	38,310	46,939	(j)	85,249	29,688	(j)	67,998
Cumulative translation adjustments	—	536	—	(j)	536	—	(j)	536
Accumulated deficit	(13,762)	(12,064)	11,942	(j)	(13,884)	11,942	(j)	(13,884)
Treasury stock at cost	—	(18,903)	18,903	(j)	—	18,903	(j)	—
Total stockholders' (deficit) equity	(13,762)	7,891	77,783		71,912	60,532		54,661
Total liabilities, commitments and contingencies, mezzanine equity and stockholders' (deficit) equity	$133,015	$482,514	$(106,211)		$509,318	$(123,462)		$492,067
See accompanying notes to unaudited pro forma condensed combined financial information

NEW CORCENTRIC
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)
			No redemption scenario			Maximum redemption scenario
	North Mountain (Historical)	Corcentric (Historical)	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Revenue:
Payments, software and advisory revenue	$—	$80,002	$—		$80,002	$—		$80,002
Equipment sales	—	34,134	—		34,134	—		34,134
Total revenues	—	114,136	—		114,136	—		114,136
Direct cost of revenues (excluding depreciation and amortization shown separately below):
Direct costs of payments, software and advisory revenue	—	26,543	—		26,543	—		26,543
Direct costs of equipment sales	—	31,278	—		31,278	—		31,278
Total direct costs of revenue	—	57,821	—		57,821	—		57,821
Operating expenses:
Research and development	—	1,989	—		1,989	—		1,989
Sales and marketing	—	19,855	—		19,855	—		19,855
General and administrative	—	20,085	523	(m)	20,608	523	(m)	20,608
Depreciation and amortization	—	17,390	—		17,390	—		17,390
Operating costs	692	—	—		692	—		692
Total operating expenses	692	59,319	523		60,534	523		60,534
Operating loss	(692)	(3,004)	(523)		(4,219)	(523)		(4,219)
Interest expense	—	(7,046)	—		(7,046)	—		(7,046)
Interest income	—	58	—		58	—		58
Foreign exchange gain (loss)	—	382	—		382	—		382
Interest earned on marketable securities held in Trust Account	6	—	(6)	(o)	—	(6)	(o)	—
Change in fair value of warrant liability	4,975	—	(1,933)	(n)	3,042	(1,933)	(n)	3,042
Income (loss) before income taxes and equity in income of affiliate	4,289	(9,610)	(2,462)		(7,783)	(2,462)		(7,783)
Provision (benefit) for income taxes	—	2,027	(111)	(p)	1,916	(111)	(p)	1,916
Equity in loss of affiliate	—	(37)	—		(37)	—		(37)
Net income (loss)	$4,289	$(11,600)	$(2,351)		$(9,662)	$(2,351)		$(9,662)
Other comprehensive income (loss):
Cumulative translation adjustment	—	(317)	—		(317)	—		(317)
Comprehensive income (loss)	$4,289	$(11,917)	$(2,351)		$(9,979)	$(2,351)		$(9,979)
Net income (loss) per share
Basic and diluted weighted average shares outstanding	13,225,000	13,131,553		(q)	112,238,698		(q)	110,513,698
Basic and diluted net income (loss) per share(1)	$0.26	$(2.09)		(q)	$(0.09)		(q)	$(0.09)
Basic and diluted weighted average shares outstanding, Class B common stock	3,306,250	n/a			n/a			n/a
Basic and diluted net income per share, Class B common stock	$0.26	n/a			n/a			n/a
(1)	Net income (loss) per share is based on:
•	North Mountain — weighted average number of shares of North Mountain Class A Common Stock outstanding for the nine months ended September 30, 2021;
•	Corcentric — weighted average number of shares of Corcentric Common Stock outstanding for the nine months ended September 30, 2021; and
•	Pro forma — number of shares of Common Stock of New Corcentric expected to be outstanding after the Closing of the Business Combination.
See accompanying notes to unaudited pro forma condensed combined financial information

NEW CORCENTRIC
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)
			No redemption scenario			Maximum redemption scenario
	North Mountain (Historical)	Corcentric (Historical)	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Revenue:
Payments, software and advisory revenue	$—	$101,231	$—		$101,231	$—		$101,231
Equipment sales	—	73,445	—		73,445	—		73,445
Total revenues	—	174,676	—		174,676	—		174,676
Direct cost of revenues (excluding depreciation and amortization shown separately below):
Direct costs of payments, software and advisory revenue	—	34,145	—		34,145	—		34,145
Direct costs of equipment sales	—	71,012	—		71,012	—		71,012
Total direct costs of revenue	—	105,157	—		105,157	—		105,157
Operating expenses:
Research and development	—	1,678	—		1,678	—		1,678
Sales and marketing	—	27,064	—		27,064	—		27,064
General and administrative	—	17,751	4,695	(k), (l), (m)	22,446	4,695	(k), (l), (m)	22,446
Depreciation and amortization	—	18,664	—		18,664	—		18,664
Formation and operating costs	238	—	—		238	—		238
Total operating expenses	238	65,157	4,695		70,090	4,695		70,090
Operating income (loss)	(238)	4,362	(4,695)		(571)	(4,695)		(571)
Interest expense	—	(6,930)	—		(6,930)	—		(6,930)
Interest income	—	111	—		111	—		111
Foreign exchange gain (loss)	—	(34)	—		(34)	—		(34)
Change in fair value of warrant liabilities	(3,918)	—	1,473	(n)	(2,445)	1,473	(n)	(2,445)
Transaction costs allocable to warrant liabilities	(356)	—	—		(356)	—		(356)
Other offering expense related to warrant liabilities	(54)	—	—		(54)	—		(54)
Interest earned on marketable securities held in Trust Account	3	—	(3)	(o)	—	(3)	(o)	—
Loss from continuing operations before income taxes and equity in loss of affiliate	(4,563)	(2,491)	(3,225)		(10,279)	(3,225)		(10,279)
Provision (benefit) for income taxes	—	(5,193)	1,717	(p)	(3,476)	1,717	(p)	(3,476)
Equity in loss of affiliate	—	(72)	—		(72)	—		(72)
Net income (loss)	$(4,563)	$2,774	$(4,942)		$(6,731)	$(4,942)		$(6,731)
Other comprehensive income (loss):
Cumulative translation adjustment	—	350	—		350	—		350
Comprehensive income (loss)	$(4,563)	$3,124	$(4,942)		$(6,381)	$(4,942)		$(6,381)
Net loss per share
Basic and diluted weighted average shares outstanding	7,779,412	12,523,827		(q)	112,238,698		(q)	110,513,698
Basic and diluted net loss per share (1)	$(0.42)	$(0.82)		(q)	$(0.06)		(q)	$(0.06)
Basic and diluted weighted average shares outstanding, Class B common stock	3,128,676	n/a			n/a			n/a
Basic and diluted net loss per share, Class B common stock	$(0.42)	n/a			n/a			n/a
(1)	Net loss per share is based on:
•	North Mountain — weighted average number of shares of North Mountain Class A Common Stock outstanding for the period from July 14, 2020 (date of inception) through December 31, 2020;
•	Corcentric — weighted average number of shares of Corcentric Common Stock outstanding for the year ended December 31, 2020; and
•	Pro forma — number of shares of Common Stock of New Corcentric expected to be outstanding after the Closing of the Business Combination.
See accompanying notes to unaudited pro forma condensed combined financial information

NEW CORCENTRIC
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)
Note 1 — Description of the Business Combination
On December 9, 2021, North Mountain entered into the Merger Agreement with Corcentric, Merger Sub I, a direct, wholly owned subsidiary of North Mountain, and Merger Sub II, a direct, wholly owned subsidiary of North Mountain pursuant to which Merger Sub I will merge with and into Corcentric (the “Initial Merger”), with Corcentric surviving the Initial Merger as a wholly owned subsidiary of North Mountain and immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of North Mountain. After giving effect to the Business Combination, North Mountain will directly own all of the issued and outstanding equity interests of Corcentric, and the pre-Business Combination stockholders of Corcentric will hold a portion of the North Mountain Class A Common Stock.
Subject to the terms and conditions set forth in the Merger Agreement and under the no redemption and maximum redemption scenarios, Corcentric’s stockholders will receive aggregate consideration with a value equal to $1,013,074, which consists of (i) $120,000 in cash at the Closing of the Business Combination and (ii) $893,074 in shares of Class A Common Stock of New Corcentric at the Closing of the Business Combination, or 89,307,448 shares based on an assumed stock price of $10 per share.
In connection with the Business Combination, North Mountain entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, and North Mountain has agreed to sell the PIPE Investors, an aggregate 5,000,000 shares of North Mountain Class A Common Stock for a purchase price of $10 per share and at an aggregate purchase price of $50,000. Additionally, North Mountain will transfer to each PIPE Investor one-half of one warrant for each purchased share of North Mountain Class A Common Stock purchased, from the Private Placement Warrants surrendered by the Sponsor. Upon transfer from North Mountain to each PIPE Investor, such warrants will be Public Warrants and are determined to be liability classified and recognized at fair value at the Closing of the Business Combination (see Note 3(g) Public warrant liabilities).
In connection with the Business Combination, up to an additional 5,000,000 shares of North Mountain Class A Common Stock (“Earnout Shares”) will be issued to Corcentric stockholders and holders of equity awards (as described below) contingent upon achieving certain market share price milestones within a period of five years post-Business Combination. The Earnout Shares will be immediately issued in the event of a change of control, as defined in the Merger Agreement.
•
The portion of Earnout Shares allocated to holders of Corcentric Common Stock and Corcentric Preferred Stock (4,453,318 Earnout Shares) falls within the scope of ASC 815, according to which it is determined to be liability classified and recognized at fair value at the Closing of the Business Combination (see Note 3(i) Earnout Shares liability). Post-Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in New Corcentric’s statement of operations within other income/expense.

•
The portion of Earnout Shares allocated to holders of vested equity awards (109,636 Earnout Shares) falls within the scope of ASC 718, according to which it is determined to be equity classified and the respective fair value is to be recognized as a compensation expense at the Closing of the Business Combination (see Note 3(l) Nonrecurring compensation expense related to Earnout Shares allocated to holders of vested equity awards).

•
The portion of Earnout Shares allocated to holders of unvested equity awards (437,046 Earnout Shares) falls within the scope of ASC 718, according to which it is determined to be equity classified and the respective fair value is to be recognized as compensation expense over the derived service period (see Note 3(m) Compensation expense related to Earnout Shares allocated to holders of unvested equity awards).

In connection with the Business Combination, Sponsor will receive 4,706,250 shares of Class A Common Stock (“Sponsor Shares”) as follows:
•	Sponsor will surrender 4,145,000 Private Placements Warrants in exchange for 1,400,000 shares of North Mountain Class A Common Stock (the “Warrant Shares”); and
•	3,306,250 shares of North Mountain Class B Common Stock will be converted to 3,306,250 shares of North Mountain Class A Common Stock.
2,103,124 Sponsor Shares will be subject to certain vesting conditions (“Sponsor Vesting Shares”), which entail achieving certain market share price milestones within a period of five years post-Business Combination. These shares will be forfeited if the set milestones are not reached. The Sponsor Vesting Shares will be immediately vested upon certain acceleration events, including a change of control (as defined in the Share Vesting and Warrant Surrender Agreement) that occurs within five years of Closing. These shares are determined to be classified as a liability measured at fair value at the Closing of the Business Combination (see Note 3(j) Impact on equity). Post-Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in New Corcentric’s statement of operations within other income/expense.
The following table summarizes the pro forma shares of New Corcentric Common Stock outstanding under the two scenarios (as described in greater detail in Note 2 Basis of Presentation), excluding the potential dilutive effect of outstanding options, Earnout Shares, and the exercise of warrants:
	No redemption scenario		Maximum redemption scenario
	Shares	Voting rights, %	Shares	Voting rights, %
Corcentric stockholders(1)	89,307,448	79.58%	89,307,448	80.81%
North Mountain Public Stockholders	13,225,000	11.78%	11,500,000	10.41%
Sponsor(2)	4,706,250	4.19%	4,706,250	4.26%
PIPE Investors	5,000,000	4.45%	5,000,000	4.52%
Total	112,238,698	100%	110,513,698	100%
(1)	Excludes 5,000,000 Earnout Shares as the earnout contingencies have not yet been met.
(2)	Includes 2,103,124 Sponsor Vesting Shares.
Note 2 — Basis of Presentation
The historical financial information of North Mountain and Corcentric has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with GAAP. The transaction accounting adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.
The Business Combination will be accounted for as a reverse recapitalization because Corcentric has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:
•	The pre-combination equity holders of Corcentric will hold the majority of voting rights in New Corcentric;
•	Corcentric has the right to appoint a majority of directors to the board of directors of New Corcentric;
•	Senior management of Corcentric will comprise the senior management of New Corcentric; and
•	The operations of Corcentric will comprise the only ongoing operations of New Corcentric.
Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Corcentric issuing stock for the net assets of North Mountain, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Business Combination costs that are determined to be directly attributable and incremental to the Business Combination will be deferred and recorded as other assets in the balance sheet leading up until the Business Combination closes. For the pro forma purposes, such costs will be recorded as a reduction in cash with a corresponding reduction of additional paid-in capital.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of North Mountain Class A Common Stock for cash:
•	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
•
Assuming maximum redemption scenario: This presentation assumes that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,251 including a pro rata portion of interest accrued on the Trust Account of $1. The maximum redemption scenario is based on a minimum cash consideration of $150,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents of North Mountain less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000.

Note 3 — Transaction Accounting Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
3(a) Cash and cash equivalents. Represents the impact of the Business Combination on the cash and cash equivalents balance of New Corcentric.
The table below represents the sources and uses of funds as it relates to the Business Combination:
	Note	No redemption scenario	Maximum redemption scenario
North Mountain cash and cash equivalents as of September 30, 2021 - pre Business Combination		576	576
Corcentric cash and cash equivalents as of September 30, 2021 - pre Business Combination		14,792	14,792
Total pre Business Combination		15,368	15,368
Transaction accounting adjustments:
North Mountain cash held in Trust Account	(1)	132,259	132,259
PIPE Financing	(2)	50,000	50,000
Payment to redeeming North Mountain Public Stockholders	(3)	—	(17,251)
Cash to existing Corcentric stockholders at the Business Combination	(4)	(120,000)	(120,000)
Payment of deferred underwriting fees	(5)	(4,629)	(4,629)
Payment of transaction costs incurred by Corcentric	(6)	(1,189)	(1,189)
Payment of other estimated transaction costs of North Mountain	(7)	(10,371)	(10,371)
Payment of other estimated transaction costs of Corcentric	(8)	(18,811)	(18,811)
Total Transaction accounting adjustments		27,259	10,008
Post-Business Combination cash and cash equivalents balance		$42,627	$25,376
(1)	Represents the amount of the restricted investments, and cash and cash equivalents held in the Trust Account at the Closing of the Business Combination (see Note 3(c) Trust Account).

(2)
Represents the issuance, in a private placement consummated concurrently with the Closing of the Business Combination, to PIPE Investors of 5,000,000 shares of North Mountain Class A Common Stock at the purchase price of $10 per share and 2,500,000 Public Warrants (see Note 3(j) Impact on equity).

(3)
Represents the amount paid to Public Stockholders who exercised redemption rights under the maximum redemption scenario, including a pro rata portion of interest accrued on the Trust Account of $1 (see Note 3(j) Impact on equity).

(4)	Represents the amount of cash consideration paid to existing Corcentric stockholders at the Closing of the Business Combination (see Note 3(j) Impact on equity).
(5)	Represents the payment of deferred underwriting fees incurred as part of North Mountain’s IPO committed to be paid upon the consummation of a Business Combination (see Note 3(b)(1) Transaction costs).
(6)	Represents payment of accrued Corcentric transaction cost (see Note 3(b)(2) Transaction costs).
(7)	Represents payment of other estimated transaction costs of North Mountain (see Note 3(b)(4) Transaction costs).
(8)	Represents payment of other estimated transaction costs of Corcentric (see Note 3(b)(5) Transaction costs).
3(b) Transaction costs.
(1)
Payment of deferred underwriting fee payable incurred by North Mountain in the amount of $4,629 (see Note 3(a)(5) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

(2)
Payment of accrued transaction costs specific to Corcentric related to the Business Combination in the amount of $1,189. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accrued expenses and other current liabilities (see Note 3(a)(6) Cash and cash equivalents).

(3)
Recognition of Corcentric’s capitalized transaction costs related to the Business Combination in the amount of $1,211 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in other assets, with a corresponding decrease in additional paid-in capital (see Note 3(j) Impact on equity).

(4)
Payment of other estimated transaction costs of North Mountain that are incremental and directly attributable to the Business Combination in the amount of $10,371 (see Note 3(a)(7) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital (see Note 3(j) Impact on equity). Costs considered to be directly attributable to the Business Combination include certain legal, banking, advisory, accounting and other fees.

(5)
Payment of other estimated transaction costs of Corcentric that are incremental and directly attributable to the Business Combination in the amount of $18,811 (see Note 3(a)(8) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital (see Note 3(j) Impact on equity). Costs considered to be directly attributable to the Business Combination include certain legal, banking, advisory, accounting and other fees.

3(c) Trust Account. Represents release of the restricted investments and marketable securities held in the Trust Account upon consummation of the Business Combination to fund the Closing of the Business Combination (see Note 3(a)(1) Cash and cash equivalents).
3(d) Withholding tax liability. Represents employee withholding tax which is due upon net settlement of vested options into Class A Common Stock at the Closing of the Business Combination. This liability is expected to be paid after the Closing of the Business Combination.
3(e) Tax effect of pro forma adjustments. Following the Business Combination, New Corcentric will be subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the unaudited pro forma condensed combined balance sheet reflects an adjustment to deferred taxes assuming the federal rates currently in effect and the current statutory rates apportioned to each state and local jurisdiction. Under ASC 740, a tax position must be more likely than not to be sustained upon examination by taxing authorities in order to recognize the benefit of the tax position on our financial statements. Recognized tax benefits are measured as the largest amount of benefit greater than fifty percent likely of being realized. Utilization of the NOLs and general business tax credits carryforwards may be subject to a substantial limitation under Sections 382 and 383 of the

Code, if changes in ownership of the company have occurred previously or occur in the future. The unaudited pro forma condensed combined balance sheet reflects this adjustment as a decrease in deferred income taxes with a corresponding decrease in accumulated deficit (see Note 3(j) Impact on equity).
3(f) Private warrant liabilities. Represents surrender of North Mountain’s Private Placement Warrants at the Closing of the Business Combination (see Note 1 Description of the Business Combination). The unaudited pro forma condensed combined balance sheet reflects the elimination of the related liability with a corresponding increase in additional paid-in capital (see Note 3(j) Impact on equity).
3(g) Public warrant liabilities. Reflects recognition of the Public Warrants liability attributable to PIPE Investors (as described in more detail in Note 1 Description of the Business Combination) with a corresponding decrease in additional paid-in capital (see Note 3(j) Impact on equity).
3(h) Sponsor Vesting Shares liability. Represents recognition of Sponsor Vesting Shares liability (as described in more detail in Note 1 Description of the Business Combination) with a corresponding decrease in additional paid-in capital (see Note 3(j) Impact on equity).
3(i) Earnout Shares liability. Represents recognition of Earnout Shares liability (as described in more detail in Note 1 Description of the Business Combination) with a corresponding decrease in additional paid-in capital (see Note 3(j) Impact on equity).

3(j) Impact on equity. The following table represents the impact of the Business Combination on the number of shares of New Corcentric Common Stock and represents the total equity section assuming no redemption by Public Stockholders:
		North Mountain / New Corcentric common stock				Sponsor Vesting Shares	Corcentric Common stock		Corcentric Treasury stock		Additional paid-in capital	Cumulative translation adjustments	Accumulated deficit	Total stockholder’s (deficit) equity	North Mountain Temporary equity		Corcentric Temporary equity
		Class A		Class B											Class A common stock subject to possible redemption		Redeemable preferred stock		Redeemable common stock
	Note	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
North Mountain equity as of September 30, 2021 - pre Business Combination		—	$—	3,306,250	$—	—	—	$—	—	$—	$—	$—	$(13,762)	$(13,762)	13,225,000	$132,250	—	$—	—	$—
Corcentric equity as of September 30, 2021 - pre Business Combination		—	—	—	—	—	12,835,928	12	1,988,980	(18,903)	38,310	536	(12,064)	7,891	—	—	2,700,967	104,074	3,502,268	5,419
Total equity as of September 30, 2021 - Pre Business Combination		—	—	3,306,250	—	—	12,835,928	12	1,988,980	(18,903)	38,310	536	(25,826)	(5,871)	13,225,000	132,250	2,700,967	104,074	3,502,268	5,419

Transaction Accounting Adjustments:
Reclassification of North Mountain's Common stock shares subject to possible redemption		13,225,000	1	—	—	—	—	—	—	—	132,249	—	—	132,250	(13,225,000)	(132,250)	—	—	—	—
Reclassification of Sponsor-held Class B stock		3,306,250	—	(3,306,250)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
PIPE Investors	3(a)(2)	5,000,000	1	—	—	—	—	—	—	—	49,999	—	—	50,000	—	—	—	—	—	—
Shares issued to the Sponsor as consideration for forfeiture of warrants		1,400,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Sponsor Vesting Shares		(2,103,124)	—	—	—	2,103,124	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares issued to Corcentric stockholders as consideration		89,307,448	9	—	—	—	—	—	—	—	(9)	—	—	—	—	—	—	—	—	—
Cash to existing Corcentric stockholders at Business Combination	3(a)(4)	—	—	—	—	—	—	—	—	—	(120,000)	—	—	(120,000)	—	—	—	—	—	—
Corcentric's capitalized expenses relateed to the Business Combination	3(b)(3)	—	—	—	—	—	—	—	—	—	(1,211)	—	—	(1,211)	—	—	—	—	—	—
Other estimated transaction costs of North Mountain	3(b)(4)	—	—	—	—	—	—	—	—	—	(10,371)	—	—	(10,371)	—	—	—	—	—	—
Other estimated transaction costs of Corcentric	3(b)(5)	—	—	—	—	—	—	—	—	—	(18,811)	—	—	(18,811)	—	—	—	—	—	—
Sponsor Vesting Shares liability	3(h)	—	—	—	—	—	—	—	—	—	(15,815)	—	—	(15,815)	—	—	—	—	—	—
Earnout Shares liability	3(i)	—	—	—	—	—	—	—	—	—	(33,489)	—	—	(33,489)	—	—	—	—	—	—
Elimination of historical Corcentric redeemable preferred stock		—	—	—	—	—	—	—	—	—	104,074	—	—	104,074	—	—	(2,700,967)	(104,074)	—	—
Elimination of historical Corcentric redeemable common stock		—	—	—	—	—	—	—	—	—	5,419	—	—	5,419	—	—	—	—	(3,502,268)	(5,419)
Elimination of Private Placement Warrants of the Sponsor	3(f)	—	—	—	—	—	—	—	—	—	3,740	—	—	3,740	—	—	—	—	—	—
Recognition of Public Warrants liability attributable to PIPE Investors	3(g)	—	—	—	—	—	—	—	—	—	(2,175)	—	—	(2,175)	—	—	—	—	—	—
Elimination of historical Corcentric common stock		—	—	—	—	—	(12,835,928)	(12)	—	—	12	—	—	—	—	—	—	—	—	—
Elimination of historical accumulated deficit of North Mountain		—	—	—	—	—	—	—	—	—	(13,762)	—	13,762	—	—	—	—	—	—	—
Elimination of historical Corcentric treasury stock		—	—	—	—	—	—	—	(1,988,980)	18,903	(18,903)	—	—	—	—	—	—	—	—	—
Vesting of equity awards at the Closing of the Business Combination	3(k)	—	—	—	—	—	—	—	—	—	1,107	—	(1,107)	—	—	—	—	—	—	—
Compensation expense related to earnout for vested equity awards holders	3(l)	—	—	—	—	—	—	—	—	—	824	—	(824)	—	—	—	—	—	—	—
Tax liability related to net settlement of vested options	3(d)	—	—	—	—	—	—	—	—	—	(15,939)	—	—	(15,939)	—	—	—	—	—	—
Tax effect of pro forma adjustments	3(e)	—	—	—	—	—	—	—	—	—	—	—	111	111	—	—	—	—	—	—
Total Transaction Accounting Adjustments		110,135,574	11	(3,306,250)	—	2,103,124	(12,835,928)	(12)	(1,988,980)	18,903	46,939	—	11,942	77,783	(13,225,000)	(132,250)	(2,700,967)	(104,074)	(3,502,268)	(5,419)

Post-Business Combination equity balance		110,135,574	$11	—	$—	2,103,124	—	$—	—	$—	$85,249	$536	$(13,884)	$71,912	—	$—	—	$—	—	$—

In case of maximum redemption by holders of North Mountain Class A Common Stock, the following table represents the impact of the Business Combination on the number of shares of New Corcentric Common Stock and represents the total equity section:
		North Mountain / New Corcentric common stock				Sponsor Vesting Shares	Corcentric Common stock		Corcentric Treasury stock		Additional paid-in capital	Cumulative translation adjustments	Accumulated deficit	Total stockholder’s (deficit) equity	North Mountain Temporary equity		Corcentric Temporary equity
		Class A		Class B											Class A common stock subject to possible redemption		Redeemable preferred stock		Redeemable common stock
	Note	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
North Mountain equity as of September 30, 2021 - pre Business Combination		—	$—	3,306,250	$—	—	—	$—	—	$—	$—	$—	$(13,762)	$(13,762)	13,225,000	$132,250	—	$—	—	$—
Corcentric equity as of September 30, 2021 - pre Business Combination		—	—	—	—	—	12,835,928	12	1,988,980	(18,903)	38,310	536	(12,064)	7,891	—	—	2,700,967	104,074	3,502,268	5,419
Total equity as of September 30, 2021 - Pre Business Combination		—	—	3,306,250	—	—	12,835,928	12	1,988,980	(18,903)	38,310	536	(25,826)	(5,871)	13,225,000	132,250	2,700,967	104,074	3,502,268	5,419

Transaction Accounting Adjustments:
Reclassification of North Mountain's Common stock shares subject to possible redemption		13,225,000	1	—	—	—	—	—	—	—	132,249	—	—	132,250	(13,225,000)	(132,250)	—	—	—	—
Reclassification of Sponsor-held Class B stock		3,306,250	—	(3,306,250)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Redemption of redeemable stock	3(a)(3)	(1,725,000)	—	—	—	—	—	—	—	—	(17,251)	—	—	(17,251)	—	—	—	—	—	—
PIPE Investors	3(a)(2)	5,000,000	1	—	—	—	—	—	—	—	49,999	—	—	50,000	—	—	—	—	—	—
Shares issued to the Sponsor as consideration for forfeiture of warrants		1,400,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Sponsor Vesting Shares		(2,103,124)	—	—	—	2,103,124	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares issued to Corcentric stockholders as consideration		89,307,448	9	—	—	—	—	—	—	—	(9)	—	—	—	—	—	—	—	—	—
Cash to existing Corcentric stockholders at Business Combination	3(a)(4)	—	—	—	—	—	—	—	—	—	(120,000)	—	—	(120,000)	—	—	—	—	—	—
Corcentric's capitalized expenses relateed to the Business Combination	3(b)(3)	—	—	—	—	—	—	—	—	—	(1,211)	—	—	(1,211)	—	—	—	—	—	—
Other estimated transaction costs of North Mountain	3(b)(4)	—	—	—	—	—	—	—	—	—	(10,371)	—	—	(10,371)	—	—	—	—	—	—
Other estimated transaction costs of Corcentric	3(b)(5)	—	—	—	—	—	—	—	—	—	(18,811)	—	—	(18,811)	—	—	—	—	—	—
Sponsor Vesting Shares liability	3(h)	—	—	—	—	—	—	—	—	—	(15,815)	—	—	(15,815)	—	—	—	—	—	—
Earnout Shares liability	3(i)	—	—	—	—	—	—	—	—	—	(33,489)	—	—	(33,489)	—	—	—	—	—	—
Elimination of historical Corcentric redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	104,074	—	—	104,074	—	—	(2,700,967)	(104,074)	—	—
Elimination of historical Corcentric redeemable common stock	—	—	—	—	—	—	—	—	—	—	5,419	—	—	5,419	—	—	—	—	(3,502,268)	(5,419)
Elimination of Private Placement Warrants of the Sponsor	3(f)	—	—	—	—	—	—	—	—	—	3,740	—	—	3,740	—	—	—	—	—	—
Recognition of Public Warrants liability attributable to PIPE Investors	3(g)	—	—	—	—	—	—	—	—	—	(2,175)	—	—	(2,175)	—	—	—	—	—	—
Elimination of historical Corcentric common stock	—	—	—	—	—	—	(12,835,928)	(12)	—	—	12	—	—	—	—	—	—	—	—	—
Elimination of historical accumulated deficit of North Mountain	—	—	—	—	—	—	—	—	—	—	(13,762)	—	13,762	—	—	—	—	—	—	—
Elimination of historical Corcentric treasury stock	—	—	—	—	—	—	—	—	(1,988,980)	18,903	(18,903)	—	—	—	—	—	—	—	—	—
Vesting of equity awards at the Closing of the Business Combination	3(k)	—	—	—	—	—	—	—	—	—	1,107	—	(1,107)	—	—	—	—	—	—	—
Compensation expense related to earnout for vested equity awards holders	3(l)	—	—	—	—	—	—	—	—	—	824	—	(824)	—	—	—	—	—	—	—
Tax liability related to net settlement of vested options	3(d)	—	—	—	—	—	—	—	—	—	(15,939)	—	—	(15,939)	—	—	—	—	—	—
Tax effect of pro forma adjustments	3(e)	—	—	—	—	—	—	—	—	—	—	—	111	111	—	—	—	—	—	—
Total Transaction Accounting Adjustments		108,410,574	11	(3,306,250)	—	2,103,124	(12,835,928)	(12)	(1,988,980)	18,903	29,688	—	11,942	60,532	(13,225,000)	(132,250)	(2,700,967)	(104,074)	(3,502,268)	(5,419)

Post-Business Combination equity balance		108,410,574	$11	—	$—	2,103,124	—	$—	—	$—	$67,998	$536	$(13,884)	$54,661	—	$—	—	$—	—	$—

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2021 and the year ended December 31, 2020
The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:
3(k) Nonrecurring equity awards compensations expenses. Reflects compensation expense in the amount of $1,107 related to the accelerated vesting of certain equity awards concurrently with the Closing of the Business Combination. This compensation expense is not expected to have a continuing impact on the combined results (see Note 3(j) Impact on equity).
3(l) Nonrecurring compensation expense related to Earnout Shares allocated to holders of vested equity awards. Reflects compensation expense in the amount of $824 related to Earnout Shares allocated to holders of vested equity awards (see Note 1 Description of the Business Combination for further details). This compensation expense is not expected to have a continuing impact on the combined results (see Note 3(j) Impact on equity).
3(m) Compensation expense related to Earnout Shares allocated to holders of unvested equity awards. Reflects compensation expense in the amount of $523 and $2,764 for the nine months ended September 30, 2021 and for the year ended December 31, 2020, respectively, related to Earnout Shares allocated to holders of unvested equity awards (see Note 1 Description of the Business Combination for further details).
3(n) Change in fair value of private warrant liabilities. Represents the elimination of the change in fair value of the private warrant liabilities as a result of the surrender of the North Mountain Private Placement Warrants upon consummation of the Business Combination (see Note 3(f) Private warrant liabilities).
3(o) Exclusion of interest income. Represents elimination of interest earned on marketable securities held in Trust Account.
3(p) Pro forma tax effect. Reflects the impact of U.S. federal, state and local income taxes on the income of New Corcentric. Pro forma tax effect is different than an amount that would result from applying the applicable statutory tax rates to such income or loss in each period, primarily due to limitations on the recognition of tax benefits as a result of full valuation allowance maintained in the United States.
3(q) Net loss per share. Represents pro forma net loss per share based on pro forma net loss and 110,135,574 and 108,410,574 total shares outstanding upon consummation of the Business Combination for no redemption and maximum redemption scenario, respectively (see Note 3(j) Impact on equity). For each period presented, there is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Common Stock of New Corcentric outstanding would have been anti-dilutive.

INFORMATION ABOUT NORTH MOUNTAIN
General
We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We have reviewed a number of opportunities to enter into a business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Our executive offices are located at 767 Fifth Avenue, 9th Floor, New York, NY 10153 and our telephone number is (646) 446-2700. Our corporate website address is www.northmountainmerger.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. You should not rely on any such information in deciding how to vote on with respect to the proposals.
Company History
In July 2020, our Sponsor purchased an aggregate of 3,306,250 shares of North Mountain Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.008 per share. North Mountain Class B Common Stock will automatically convert into shares of North Mountain Class A Common Stock, on a one-for-one basis, upon the completion of a business combination. The foregoing issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of North Mountain Class B Common Stock issued was determined based on the expectation that the North Mountain Class B Common Stock would represent 20% of the outstanding shares of North Mountain Common Stock upon completion of the IPO.
On September 22, 2020, we consummated the IPO of 13,225,000 North Mountain Units, which includes a full exercise by the underwriter of the over-allotment option to purchase an additional 1,725,000 North Mountain Units. The North Mountain Units sold in the IPO were sold at an offering price of $10.00 per North Mountain Unit, generating total gross proceeds of $132,250,000. Each North Mountain Unit consists of one share of North Mountain Class A Common Stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of North Mountain Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.
Simultaneous with the consummation of the IPO, we consummated the Private Placement of an aggregate of 4,145,000 Private Placement Warrants, each exercisable to purchase one share of the North Mountain Class A Common Stock for $11.50 per share, to the Sponsor at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,145,000. Of the gross proceeds received from the IPO and the Private Placement Warrants, $132,250,000 was placed in the Trust Account. Each Private Placement Warrant entitles the holder thereof to purchase one share of North Mountain Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.
On November 6, 2020, we announced that, commencing November 9, 2020, holders of the 13,225,000 North Mountain Units sold in the IPO may elect to separately trade the shares of North Mountain Class A Common Stock and the Public Warrants included in the North Mountain Units. Those North Mountain Units not separated continued to trade on Nasdaq under the symbol “NMMCU” and the shares of North Mountain Class A Common Stock and the Public Warrants that were separated trade under the symbols “NMMC” and “NMMCW,” respectively.
We intend to effectuate the Business Combination using cash from the proceeds of the IPO, the sale of the Private Placement Warrants and funds from the PIPE Financing and through the issuance of shares of North Mountain Class A Common Stock.
Permitted Purchases of Our Securities
Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase Public Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares or warrants such persons may purchase. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event our Sponsor, directors, officers, advisors or any of their respective affiliates determine to make any such purchases at the time of a stockholder vote relating to the Business Combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We have adopted an insider trading policy which requires insiders to (1) refrain from purchasing securities during certain blackout periods and when they are in possession of any material non-public information and (2) to clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a written plan to purchase North Mountain’s securities pursuant to Rule 10b5-1 of the Exchange Act (“Rule 10b5-1 plan”), as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.
In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Merger Agreement that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of North Mountain Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors, advisors and/or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with the Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will purchase shares only if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by our Sponsor, officers, directors and/or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or any of their respective affiliates will be restricted from making purchases of North Mountain Class A Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Redemption Rights for Public Stockholders Upon Completion of the Business Combination
Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less Permitted Withdrawals, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of amounts withdrawn to fund North Mountain’s regulatory compliance costs and any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $     million on     , the estimated per share redemption price would have been approximately $   . Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any shares of North Mountain Common Stock and held by them in connection with the completion of the Business Combination (the “letter agreement”).
Limitation on Redemption Upon Completion of the Business Combination
Notwithstanding the foregoing, our Existing Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO, without our prior consent, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our Sponsor or its affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our Sponsor or its affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in the IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete the Business Combination, particularly since a closing condition of the Business Combination is that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.
Redemption of Public Shares and Liquidation if No Initial Business Combination
Our Existing Charter provides that we will have until September 22, 2022, the date that is 24 months from the closing of the IPO, to complete our initial business combination (the period from the closing of the IPO until September 22, 2022, the “completion window”). If we are unable to complete our initial business combination within such period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the North Mountain Warrants, which will expire worthless if we fail to complete our initial business combination within the completion window.

Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any shares of North Mountain Class B Common Stock held by them if we fail to complete our initial business combination within the completion window. However, if our Sponsor or any of our officers and directors acquires Public Shares after the IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the completion window.
Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window, unless we provide our Public Stockholders with the opportunity to redeem their shares of North Mountain Class A Common Stock upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals), divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,500,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business, including Corcentric, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of Permitted Withdrawals, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses, including Corcentric.
In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of Permitted Withdrawals, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,500,000 from the proceeds of the IPO and the sale of the Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by September 22, 2022 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by September 22, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by September 22, 2022, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following September 22, 2022 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in the underwriting agreement entered into in the IPO, we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.
As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.
Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (1) $10.00 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of Permitted Withdrawals and will not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our Public Stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of our Public Shares if we do not complete our initial business combination by September 22, 2022 or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.
Facilities
We currently maintain our executive offices at 767 Fifth Avenue, 9th Floor, New York, NY 10153. The cost for this space is included in the $10,000 per month fee that we pay an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Employees
We currently have two officers and do not intend to have any other full-time employees prior to the completion of our initial business combination. Although they expect to devote substantially all of their business time to our business combination process, members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on the current stage of the business combination process.
Periodic Reporting and Financial Information
North Mountain Units, North Mountain Class A Common Stock and Public Warrants are registered under the Exchange Act and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accounting firm.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Directors and Executive Officers
The following table sets forth the name, age and position of each of our current directors and executive officers.
Name	Age	Title
Charles B. Bernicker	56	Chief Executive Officer, President and Director
Nicholas Dermatas	37	Chief Financial Officer and Secretary
Robert L. Metzger	53	Director
Scott O’Callaghan	58	Director
Douglas J. Pauls	63	Director
Charles B. Bernicker has been our Chief Executive Officer and a member of our board of directors since July 2020. Mr. Bernicker was also the Chief Executive Officer and a director of South Mountain Merger Corp. and now serves as a director of Billtrust (NASDAQ: BTRS) following its business combination with South Mountain Merger Corp. Mr. Bernicker most recently has acted as a consultant to Repay Holdings Corp (NASDAQ: RPAY) management team on their merger with Thunder Bridge Acquisition, Ltd. in July 2019 and the International Money Express, Inc. (NASDAQ: IMXI) management team in connection with their merger with FinTech Acquisition Corp. II in July 2018. From 2012 until it was acquired by First Data Corp. (NYSE: FDC) in July 2017, Mr. Bernicker was the Chief Financial Officer of CardConnect, which merged with FinTech Acquisition Corp., a former special purpose acquisition company (“SPAC”), in July 2016. From 2010 until 2012, Mr. Bernicker was an Executive Director of Heartland Payment Systems, a merchant acquirer and payment processor. From 2008 until 2010, Mr. Bernicker was a Senior Vice President of Fraud Strategy for Bank of

America and, prior to that, Mr. Bernicker held several leadership positions with Commerce Bancorp, prior to its acquisition by TD Bank NA in March 2008. Prior to joining Commerce Bancorp, from 2000 until 2004, Mr. Bernicker was the Chief Financial Officer of C/Base Inc., dba eCount, a stored-value card issuer. Mr. Bernicker was also a member of the Card Operations Risk Executive Council for Visa/USA. Prior to that, Mr. Bernicker was a member of the audit group in the Philadelphia office of Ernst & Young, LLP. Mr. Bernicker holds a bachelor’s degree in accounting from the University of Delaware. Mr. Bernicker was selected to serve on our board of directors due to his significant experience leading and growing companies as an executive in financial services, financial technology and retail banking.
Nicholas Dermatas is our Chief Financial Officer and Secretary since July 2020. Mr. Dermatas was also the Chief Financial Officer and Secretary of South Mountain Merger Corp. until its initial business combination. Mr. Dermatas most recently served as a Vice President of Finance at First Data Corp. (NYSE: FDC). From 2012 until it was acquired by First Data Corp. (NYSE: FDC) in July 2017, Mr. Dermatas was the Senior Vice President of Finance of CardConnect, which merged with FinTech Acquisition Corp., a former SPAC, in July 2016. From 2009 until 2011, Mr. Dermatas was an Associate of Carousel Capital Partners, a private equity investment firm that invests in companies headquartered in the Southeastern United States. From 2007 until 2009, Mr. Dermatas was an Analyst at Edgeview Partners, now Piper Jaffray (NYSE: PJC), a middle-market advisory firm specializing in mergers and acquisitions. Mr. Dermatas holds a bachelor’s degree in Electrical Engineering from the Georgia Institute of Technology.
Robert L. Metzger has been a member of our board of directors since the IPO. Since 2016, Mr. Metzger has served as a senior advisor at MissionOG, a venture capital firm. Mr. Metzger was also a director of South Mountain Merger Corp. until its initial business combination. Mr. Metzger is a Clinical Assistant Professor at the University of Illinois at Urbana-Champaign Gies College of Business and has served as the Director of the Investment Banking Academy since August 2015 and is also the Faculty Director of Gies Business Honors Programs. Since May 2019 he has served as a director of Payroc, LLC, a privately held payments processing company; and since June 2020 has served as a National Director of CareerSpring, a not-for-profit organization focused on helping first generation college graduates gain meaningful employment. Previously, he served as a member of the Audit Committee and the Board of Directors of WageWorks, Inc. (NYSE: WAGE) from February 2016 until their acquisition by HealthEquity (NASDAQ: HQY) in August 2019; as a member of the Audit Committee and Board of Directors of USA Technologies, Inc. (NASDAQ: USAT) from December 2016 to April 2020; as a member of the Audit Committee and Board of Directors of Millennium Trust, a privately held provider of specialized custody solutions, from February 2016 until April 2019; and as a member of the Audit Committee and Board of Directors of JetPay Corporation since November 2017, prior to their acquisition by NCR (NYSE: NCR) in December 2018. Mr. Metzger was a Partner at William Blair & Company, L.L.C. from January 2005 to December 2015 after joining the firm in 1999, and since January 2016, he has been employed as a Senior Director at the firm. He served as the head of the Technology group between January 2011 and January 2015 and of the Financial Services Investment Banking Group between April 2007 and December 2015. He also acted as Chairman of the firm’s Audit Committee from January 2013 to December 2015. Prior to joining William Blair & Company, L.L.C., he worked in the Investment Banking Division of ABN AMRO Incorporated from 1997 to 1999, in the Financial Institutions Group at A.T. Kearney, Inc. from 1995 to 1997, and in Audit and Audit Advisory Services at Price Waterhouse from 1990 to 1994. Mr. Metzger graduated with a Master’s in Business Administration with concentrations in Finance and Strategy in 1995 from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Accountancy in 1989 from the University of Illinois at Urbana-Champaign. Mr. Metzger was selected to serve on our board of directors due to his significant financial and leadership experience.
Scott O’Callaghan has been a member of our board of directors since the IPO. Mr. O’Callaghan is currently a Managing Director of Onex Credit and focuses on Onex Credit’s fundraising efforts. Mr. O’Callaghan has 34 years of experience in the leveraged credit markets, including business development roles for alternative credit investment firms. Before joining Onex Credit in 2019, Mr. O’Callaghan was a partner and managed business development for Rotation Capital Management and MidOcean Credit Partners. Previously he was global head of leverage finance sales at Bank of America, and held various positions at Deutsche Bank, Bankers Trust, Drexel Burnham Lambert and Manufacturers Hanover Trust. Mr. O’Callaghan was also a member of the Board of Directors of South Mountain Merger Corp. until its initial business combination. Mr. O’Callaghan earned a B.A. from Brown University in 1986. Mr. O’Callaghan was selected to serve on our board of directors due to his extensive experience in the financial services industry and his leadership experience.

Douglas J. Pauls has been a member of our board of directors since the IPO. Mr. Pauls has over 30 years of experience in the areas of finance, accounting, internal controls, and financial reporting for public companies, including most recently senior roles with financial institutions. Mr. Pauls served as Chief Financial Officer of BankUnited, Inc., a bank holding company, from 2009 until his retirement in 2013. From 2008 until 2009, Mr. Pauls served as Executive Vice President of finance for TD Bank, NA following TD Bank’s acquisition of Commerce Bancorp, Inc. in March 2008. Prior to that, Mr. Pauls held several positions with Commerce, including serving as its Chief Financial Officer from 2002 until its acquisition by TD Bank and its Chief Accounting Officer from 1995 to 2002. Earlier in his career, Mr. Pauls was a senior manager in the audit department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. He is currently a director of BankUnited, Inc. (NYSE: BKU), where he serves as the Chairman of the Risk Committee, Essent Group Ltd. (NYSE:ESNT), where he serves as Chairman of the Audit Committee, and Global Atlantic Financial Group Limited, where he also serves as Chairman of the Audit Committee. Mr. Pauls was also a member of the Board of Directors of South Mountain Merger Corp. until its initial business combination. Mr. Pauls holds a BA in Economics from Dickinson College and serves on Dickinson’s Board of Trustees. Mr. Pauls was selected to serve on our board of directors due to his extensive experience in the financial services industry and his leadership roles at various public companies.
Number and Terms of Office of Officers and Directors
Our board of directors consists of four members. Holders of North Mountain Class B Common Stock will have the right to elect all of our directors prior to consummation of our initial business combination and Public Stockholders will not have the right to vote on the election of directors during such time. These provisions of our Existing Charter may only be amended if approved by a majority of at least 90% of North Mountain Common Stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of our board of directors.
Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. O’Callaghan, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Metzger, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Bernicker and Mr. Pauls, will expire at the third annual meeting of stockholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws will provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the board of directors.
Director Independence
The rules of Nasdaq require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board has determined that each of Mr. Metzger, Mr. O’Callaghan and Mr. Pauls is an independent director under applicable SEC and Nasdaq rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee
The members of our audit committee are Robert L. Metzger, Scott O’Callaghan and Douglas J. Pauls. Each member of the audit committee is financially literate and our board of directors has determined that each of Robert L. Metzger and Douglas J. Pauls qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
•
pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent auditors;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “North Mountain Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

The audit committee is governed by a charter that complies with the rules of Nasdaq.
Compensation Committee
The members of our Compensation Committee are Robert L. Metzger, Scott O’Callaghan, and Douglas J. Pauls.
We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. The charter complies with the rules of Nasdaq.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Robert L. Metzger, Scott O’Callaghan, and Douglas J. Pauls.
We adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms. The charter complies with the rules of Nasdaq.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.
Advisory Committee
We have established an advisory committee formed for the purpose of assisting the board of directors and management with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire. Our advisory committee is comprised of former senior executives from leading global companies with experience in a wide range of sub-sectors and functional areas, who are not members of the board of directors and who provide us with access to their expertise and extensive industry networks from which we intend to source and evaluate targets.

Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.
Code of Ethics
We have adopted a code of ethics applicable to our directors, officers and employees (the “Code of Ethics”).
You are able to review these documents on our website at www.northmountainmerger.com. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

NORTH MOUNTAIN MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “North Mountain Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding North Mountain’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, North Mountain’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “North Mountain” refer to North Mountain Merger Corp.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Overview
We are a blank check company formed under the laws of the State of Delaware on July 14, 2020 for the purpose of effecting a capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of the IPO, the sale of the Private Placement Warrants and funds from the PIPE Financing and through the issuance of shares of North Mountain Class A Common Stock.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through September 30, 2021 were organizational activities and those necessary to prepare for the IPO, described below, and, after our IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the nine months ended September 30, 2021, we had net income of $4,288,586, which consisted of a change in fair value of warrant liabilities of $4,974,875 and interest earned on marketable securities held in the Trust Account of $5,926, offset by operating costs of $692,215.
For the period from July 14, 2020 (inception) through December 31, 2020, we had a net loss of $4,563,349, which consists of operating costs of $648,442 and a change in the fair value of warrant liabilities of $3,918,000, offset by interest earned on marketable securities held in the Trust Account of $3,093.
Liquidity and Capital Resources
On September 22, 2020, we consummated the IPO of 13,225,000 North Mountain Units, which includes a full exercise by the underwriter of the over-allotment option to purchase an additional 1,725,000 North Mountain Units, at $10.00 per North Mountain Unit, generating gross proceeds of $132,250,000. Simultaneously with the closing of the IPO, we consummated the sale of 4,145,000 Private Placement Warrants, at $1.00 per Private Placement Warrant, to our Sponsor, generating gross proceeds of $4,145,000.
As of September 30, 2021, we had cash and marketable securities held in the Trust Account of $132,259,019. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. We may withdraw interest to pay franchise and income taxes. During the period ended September 30, 2021, we did not withdraw any interest earned on the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2021, we had cash of $576,437 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
For the nine months ending September 30, 2021 cash used in operating activities was $395,032. Net income of $4,288,586 was affected by interest earned on marketable securities held in the Trust Account of $5,926 and a change in fair value of warrant liability of $4,974,875. Changes in operating assets and liabilities provided $297,183 of cash for operating activities.
In connection with our assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that it will need to obtain additional capital in order to have adequate liquidity to sustain operations, which consists of pursuing an initial business combination. While we expect to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about our ability to continue as a going concern for a period of time through at least one year from the date the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
For the period from July 14, 2020 (inception) through December 31, 2020, cash used in operating activities was $441,479. Net loss of $4,563,349 was affected by interest earned on marketable securities held in the Trust Account of $3,093, a change in the fair value of warrant liabilities of $3,918,000, transaction costs allocable to warrant liabilities of $355,812, compensation expense related to warrant liabilities of $55,000 and changes in operating assets and liabilities, which used $203,849 of cash from operating activities.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) North Mountain stockholders who properly exercise their redemption rights and (ii) expenses incurred by Corcentric and North Mountain in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Corcentric following the Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination the Sponsor, an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services to North Mountain. We began incurring these fees on September 22, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriter is entitled to a deferred fee of $4,628,750 in the aggregate. The deferred fee will be forfeited by the underwriter solely in the event that we fail to complete a business combination, subject to the terms of the underwriting agreement. The underwriter did not receive any underwriting discount or commissions on Units purchased by Millais Limited, the indirect majority owner of our Sponsor.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liability
We account for the warrants issued in connection with our IPO in accordance as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the private warrants was estimated using a Modified Black-Scholes Model. The fair value of the public warrants was initially measured using the Modified Black-Scholes model, and then subsequently measured at the public trading price. The key inputs and assumptions used for the Modified Black-Scholes model were the common stock price, expected term in years, expected volatility derived using a Monte Carlo Simulation, exercise price, and risk-free interest rate.
Class A Common Stock Subject to Possible Redemption
We account for shares of North Mountain Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of North Mountain Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the North Mountain Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our unaudited condensed balance sheets.
Net Income per Common Stock
We calculate earnings per share to allocate net income (loss) evenly to Class A and Class B common shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT CORCENTRIC
Our Mission
Our mission is to transform how businesses purchase, pay, and get paid.
Business Overview
We are a leading provider of B2B commerce solutions for enterprise and middle-market businesses. We offer a comprehensive, end-to-end software and technology-enabled suite of Source-to-Pay (“S2P”) and Order-to-Cash (“O2C”) solutions that, together with our proprietary B2B Payments Network, empower our customers to enable growth, optimize working capital, enhance visibility, and minimize risk. Our solutions are delivered through a powerful combination of cloud-based software, payments, and advisory services. Our solutions are used by more than 2,500 customers globally across numerous industry verticals, and we have processed over $100 billion in transaction volume on our end-to-end platform during the twelve months ended December 31, 2020. With more than 450,000 buyers and 1.4 million suppliers on our global network, we are building a preeminent hub for B2B commerce with significant barriers to entry.
Our decades of experience in B2B commerce have shown us that enterprise and middle-market businesses are burdened by legacy systems and processes that are complex, manual, and expensive, which result in operational inefficiencies and poor cash flow management. The proliferation of homegrown or third-party point solutions across procurement, accounts payable, and accounts receivable functions comes with high costs, complex integration challenges, and a lack of true end-to-end visibility to our customers in the office of the CFO. The diverse B2B commerce ecosystem across both buyer and supplier relationships span a mix of industry participants, including Enterprise Resource Planning (ERP) systems, point solution providers, and homegrown solutions, and this depth of complexity has created a tremendous opportunity for our solutions to solve the unique challenges these businesses face, including streamlining purchasing, digitizing and automating invoicing and payment processing, managing credit risk, improving payment collection, and optimizing cash flow.
Our approach is unique because we serve both buyers and suppliers with our software and advisory services, and we have cutting edge payment capabilities to improve the efficiency of transactions between parties. The breadth and depth of our solutions, combined with our proprietary B2B Payments Network, is a key competitive advantage in the market we serve.
The B2B commerce market we serve is large, fragmented, and fast-growing. We estimate our software and advisory solutions address a $140 billion revenue opportunity across S2P and O2C processes, and our integrated payments capabilities are addressing an even larger opportunity. It is estimated by Visa that more than $120 trillion of total B2B payment transaction volume was processed last year and over 40% of that volume was still being processed through paper checks. These payment processes, particularly those where checks are involved, remain highly manual, expensive, and prone to error. On our platform alone, we see over $100 billion of annual B2B transaction volume, which represents a tremendous monetization opportunity as these payments migrate to electronic methods over time. While there are numerous solution providers attempting to solve these challenges, we believe the majority of our market is still heavily fragmented with a combination of homegrown and point solutions, which creates tremendous opportunities for us to grow sustainably into the future.
Our end-to-end solutions for S2P and O2C address the lifecycle of B2B buying and selling decisioning and workflows. We have built our solutions to be modular, extensible and flexible to easily integrate into our customer’s workflows, which minimizes the cost of switching to us from a competitor. Our core solutions are each discussed below:
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Source-to-Pay solutions: Through our suite of S2P solutions, we offer customers the ability to identify their suppliers, run procurement processes, diligence potential suppliers, manage contract lifecycles, initiate purchase orders, automate invoicing receipt, enhance reconciliation and approval processes, and initiate payment, all through our highly automated and intuitive software and advisory services. Our customers also leverage our analytics software to consolidate and cleanse data that resides in our customers’ systems. In addition, we offer payments and financing capabilities to power multimodal payment disbursement.

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Order-to-Cash solutions: Through our suite of O2C solutions, we offer powerful lifecycle software that enables our customers to gain new customers, receive purchase orders, automate invoicing and eBilling, manage disputes and collections, simplify cash application processes and outsource and optimize accounts receivables. Customers also leverage our analytics software for customer or transaction-level analysis. Our proprietary B2B Payments Network gives us unique insight into both sides of the transaction, thereby enabling us to offer highly differentiated supply chain financing services and thoughtfully extend credit to some of our customers. These solutions allow us to deliver certainty of payment to our customers, which in turn, allows them to reduce days sales outstanding (“DSO”), unlock working capital, and drive tangible business outcomes.
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B2B Payments Network: As we gain more customers through our S2P and O2C solutions, we create powerful network effects, as more and more buyers and suppliers leverage our solutions and join our network. We are building network density within our core customer verticals, which provides enhanced value to existing customers and strengthens our market position relative to our competitive set. These network effects drive more transaction volume and makes us uniquely positioned to monetize this volume with multimodal payment solutions. Today, we have over $100 billion in transaction volume flowing through our network, and we believe this will grow significantly over time as businesses invest in digital procurement and payment solutions.

Our suite of software and payments solutions are powered by our integrated, modern technology stack, which has been designed from day one to serve as a B2B commerce hub. Our Corcentric Platform is a cloud-native, multi-tenant architecture with a single code base that is highly scalable. We have a robust extension framework that enables new best-of-breed technologies to be seamlessly integrated into our technology stack. Our technology framework provides us with a competitive advantage that is not easily replicated.
We have also established a highly experienced executive team to operate our business and execute our strategy. As it relates to our go-to-market strategy, our sales and customer success teams work hand-in-hand to deliver a seamless customer experience across the sales lifecycle. Following an initial sale to a customer, we focus on continuous engagement to unlock cross-sell opportunities and expand share of wallet. We have a tremendous opportunity to grow revenue and have identified more than $2 billion of cross-sell opportunities across software, payments and advisory services inside our existing customer base. We also have an indirect sales channel, leveraging a mix of referrals, partners, and resellers to reach new markets.
Our revenue model has three components across software, payments, and advisory services. Within software, our revenue is primarily subscription-based, with multi-year contracts that automatically renew upon reaching maturity. This revenue is highly predictable and repeatable in nature. Our payments revenue is predominantly derived as a percentage of the dollar volume of the transactions that we process, which allows us to grow alongside our customers. Advisory revenue is generated on a project-based fee or hourly billing basis. Advisory services enable us to provide critical advice to our customers that can create future software and payment revenue opportunities in addition to ensuring success for customers using our solutions.
Our success in providing best-in-class software, payments, and advisory solutions to our customers has translated to strong financial performance for us. Our total revenues were $174.7 million, $144.6 million, and $103.0 million for the fiscal years ended December 31, 2020, 2019, and 2018, respectively, and $114.1 million and $118.8 million for the nine months ended September 30, 2021 and 2020, respectively. Our adjusted revenue was $100.5 million, $100.7 million, and $77.6 million for the fiscal years ended December 31, 2020, 2019, and 2018, respectively, and $82.9 million and $70.5 million for the nine months ended September 30, 2021 and 2020, respectively. Our net income (loss) was $2.8 million, ($3.8) million, and $8.5 million for the fiscal years ended December 31, 2020, 2019, and 2018, respectively, and ($11.6) million and ($3.3) million for the nine months ended September 30, 2021 and 2020, respectively. See “Corcentric’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Metrics” for a definition of Adjusted Revenue, information regarding our use of Adjusted Revenue and a reconciliation of total revenues to Adjusted Revenue.
Industry Overview
Huge market across B2B software, payments and services: According to Visa, B2B commerce comprises nearly two thirds of global GDP with over $120 trillion in transaction volume generated globally. Conventional B2B procurement, AP, and AR processes are antiquated, disjointed, and primed for disruption, as more than 40% of B2B transaction volume is still being processed through paper checks. These processes are manual, expensive, and prone to human error, which present an attractive market opportunity for digital transformation. While there is no shortage of legacy solutions or next-generation disruptors addressing narrow segments of our market, we believe we are the only scaled player offering an end-to-end suite of enterprise-grade solutions spanning both S2P and O2C in the B2B commerce market. We believe our competitive strength relative to our competition will allow us to capitalize on what we estimate to be a revenue opportunity in excess of $140 billion in our total addressable market of global S2P and O2C software and services.
Highly complex ecosystem of legacy solutions: Businesses today utilize a myriad of S2P and O2C systems that are plagued by manual processes, point solutions, complex integrations, and high costs. CFOs of both enterprise and middle-market businesses are viewing these workflows as a strategic priority for transformation as they face real costs of legacy systems. The consequences of inefficient processes can range from high transaction and operating costs, to inefficiencies across inventory, days sales outstanding, days payable outstanding, and supplier relationships. Ultimately, this results in lower cash flow for businesses.
Secular shift to digital channels: Businesses have been migrating to digital channels with the emergence of superior technology. The COVID-19 pandemic has further accelerated this migration and the desire for digital payments and automation in their B2B commerce workflows. We expect these trends to continue as businesses adopt software and payment solutions to execute on digital transformation plans that will enhance operational efficiency, provide superior customer experiences, and more recently, cater to a distributed workforce. Our comprehensive end-to-end suite of S2P and O2C solutions address many of these challenges, and we are poised to benefit from these industry tailwinds.
What Sets Us Apart
We believe we have a compelling value proposition in the market that is differentiated by the following factors.
Track record of innovation and market leadership: We have been solving critical issues in B2B commerce for more than 20 years. From our inception, we have leveraged technology to transform inefficient and manual processes experienced by our customers. We were early adopters of emerging technologies, and we have invested organically and inorganically to build our platform. With our deep domain expertise, we have evolved from our origins as a Group Purchasing Organization (“GPO”) in transportation into an end-to-end suite of B2B commerce solutions focused on serving the fragmented universe of buyers and suppliers. We have a history of innovation, and through our newly formed Business Innovation Lab, we will continue to deliver new and best-in-class experiences for our customers.
Comprehensive, end-to-end suite of S2P and O2C software solutions: We are differentiated through our solutions that span the entire spectrum of S2P and O2C operations for enterprise and middle-market businesses. While many competitors have focused on one side of the network, we have focused on serving both buyers and suppliers. By offering comprehensive B2B commerce solutions, we have a singular view of the entire transaction lifecycle, from sourcing, purchase order exchange, and invoicing, to payments and reconciliation. We sit in the financial payment flow, and we are able to prudently extend credit to our O2C customers given our visibility into their invoice approval process. By doing so, we can guarantee a reduction in day sales outstanding for our customers and unlock significant cash flow. Our differentiated solutions enable us to drive growth, optimize working capital, enhance visibility, and minimize risk. Finally, by bringing together both S2P and O2C, we are serving a meaningfully larger addressable market.
Powerful combination of cloud-based software, payments and advisory services: From day one, our services have been designed with an integrated approach across software, payments, and advisory. We believe existing solutions rarely combine payments and software in a way that truly removes inefficiencies and transforms customer operations. Many competitors provide strong foundational technology, but lack the payment capabilities, or vice versa. We combine all three of our services in a seamless package for a best-in-class customer experience. We initiate the customer journey with our advisory services using in-house expert consultants to identify pain points and inefficiencies across S2P or O2C. We then recommend and implement our combined payments and software solutions that are transformational to our customers.
Proprietary B2B payments network of buyers and suppliers: We are becoming a global hub for B2B commerce with a highly differentiated asset that has powerful network effects. One buyer can bring many suppliers to our platform, and similarly one supplier can bring many buyers. This has enabled our platform to grow exponentially to more than 450,000 and 1.4 million active buyers and suppliers, respectively. To power our network and monetize these transactions, we centralize and manage various payment modalities including ACH, virtual cards, checks, wire, among others. Our network has processed over $100 billion in transaction volume during the twelve months ended December 31, 2020.
Our End-to-End Solutions
Our end-to-end solutions for S2P and O2C address the lifecycle of buying and selling decisioning and workflows. From sourcing, purchase order exchange, and invoicing, to payments and reconciliation, our solutions help customers at every stage of the process. Our unique combination of software, payments and advisory services allows us to generate high customer ROI, drive operational improvements and optimize working capital and cash flow for over 2,500 customers.
As our customer base has grown, we have developed a deep B2B commerce network of more than 450,000 buyers and 1.4 million suppliers that transact with our customers.

Our end-to-end solutions span both S2P and O2C. By unifying both functions on our platform, we are able to offer our B2B Payment Network, which is a private commerce network that our customers can leverage.
Our Source-to-Pay solutions:
We offer a cutting-edge set of modules that encompasses all of the activities required for an organization to obtain and pay for goods and services from sellers, covering procurement and accounts payable functions. These activities start with the development of specific sourcing strategies to best obtain the goods and services an organization needs. They continue with the selection of specific suppliers, contracting with those suppliers, the placement of orders, the verification that appropriate goods and services have been delivered, and finally the authorization and release of payment. In addition to these core processes, we support the activities necessary to manage the end-to-end process, such as vendor and master-data management.

We have designed our offering in an extensible way with modules we offer to customers, which can be purchased in isolation to complement existing solutions. Customers can equally purchase our entire solution set to fully automate their S2P workflows.

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Sourcing: Our Sourcing solution provides collection and analysis capabilities to optimize supplier selection that meets business requirements, lowers costs, reduces cycle time, leverages best practices, and ensures participation and visibility. The solution supports auctions of many types, bid analysis, and awards. We also offer a variety of advisory and managed services to fully run sourcing events on behalf of a client to drive efficiencies and outcomes.

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Supplier Management: Our supplier management solution provides end-to-end workflows that helps clients establish and maintain stronger supplier relationships, ensure compliance, and mitigate risk. It supports supplier registration, profile information and certificate management, internal and external performance management, action planning, and collaboration to ensure performance against contracted procurement goals and business outcomes.

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Contract Lifecycle Management (CLM): Our CLM solution offers an efficient and self-service model to request, author, collaborate, approve, sign, store, search, renew, amend, and terminate contracts. It provides all users, from procurement to legal to sales, the visibility and insights to turn every contract into a powerful decision-making tool. It offers powerful features such as contract extraction and import, hierarchy assignments, task management, template and clause library, and eSignatures.

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Procurement: Our procurement solution simplifies the entire requisition-to-Purchase Order (PO) workflow, driving better user adoption to gain greater control over maverick spend, risk and compliance. It features robust catalog management – locally hosted, punch-out or federated via API; requisition management via an intuitive shopping experience and an automated approval workflow; PO automation that helps error free electronic PO submission with suppliers; and integration of purchasing with contracts, receipt and dispute management. We can also offer pre-negotiated GPO programs as well as a host of managed services.

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Invoice Management: Our invoice management solution improves accuracy, eliminates manual processes, and vastly increases productivity of AP staff. The solution includes features such as fully managed mailroom operations and data capture; automatic and manual matching; approval workflow with straight through processing; compliant eInvoice validation and archiving; and re-invoicing.

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Financial Management: Our financial management solution allows stakeholders to make informed decisions about budget and spend management forecasting. Budget management includes budget allocation, real-time monitoring, support for multi-level budgets and OpEx, CapEx, project-based and contract-based budgets. We use open API integration with budget planning, and ERP systems. We additionally provide tax management software that allow for accurate management of tax obligations, exemptions, reconciliations, and reporting.

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Payments and Financing: Our payment solution allows a client to efficiently manage the last mile payment execution, resulting in more advantageous payment cycles, a significant reduction in fraud, and improved relationships with suppliers. Our payment solutions can handle a multitude of payment methods, including ACH, virtual cards, checks, wire, among others. We can also offer accelerated payment options to suppliers that are funded by Corcentric or by the Buyer. Our solution also includes robust system capabilities as well as managed services around supplier enrollment into various payment programs

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Analytics: Our Analytics solution empowers clients to collect, consolidate and cleanse spend data across their organization. With a holistic view of all spend-related activities via KPIs, reports and dashboards, stakeholders can influence spend behavior, deliver savings, lower risk, and improve compliance. Our advisory team can also perform spend analyses for clients to identify and prioritize savings opportunities and execute on them to help realize such savings.

Our Order-to-Cash solutions:
We offer highly differentiated O2C solutions. We address all O2C business processes that manage and automate everything from sales orders to customer payments. Improving the efficiency of the overall O2C process results in faster collections, stronger working capital turns, and superior customer experience. As with our S2P solutions, customers can either purchase singular modules or our comprehensive solution offering.

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Credit Management: Credit management solution provides the technology and business process to fully handle a client’s credit management needs. Whether making bulk credit checks, or ongoing credit verification and monitoring, Our solution has the ability to integrate with leading credit bureaus and apply advanced credit decisioning criteria to offer a seamless credit qualification and onboarding process. Credit management solutions can be accessed via APIs from point-of-sale systems for instantaneous decisions on credit check / issuance. Our managed service also continuously monitors and adjusts credit limits based on the customer’s payments and transaction history, as well as addresses any specific requests from clients.
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Invoicing / eBilling: Our Invoicing and eBilling solution enables clients to accurately and efficiently deliver invoices to their customers, regardless of the invoice formats and protocols like email, or even paper. Beyond saving time and cost, it provides a risk-free and seamless shift to electronic invoicing and online payments. It drastically reduces invoicing errors, guarantees delivery and offers one centralized, automated and highly resilient process with real-time end-to-end visibility. It enhances the end customer experience with electronic document delivery, access to historical invoices / statements, easy online payments, as well as the ability to amend contact details and preferences.

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Dispute Management: Dispute management solution capabilities simplify the management of disputed invoices. Dispute management solution allows buyers to initiate a dispute with a few simple clicks from within a transaction. It offers extensive support for notifications, notes, attachments, and history, allowing robust self-service capabilities. Our highly experienced managed services team acts as the single point of contact to resolve disputes. A full audit of all activities is captured and available for reporting and analysis.

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Collections Management: With our Credit and Collections managed service, AR teams spend less time prioritizing accounts, researching information, and chasing customer payments. They can now focus on strategic business activities. We have an established system for following up on late payments. We take early actions on outstanding invoices to prevent problems that can cause rifts in customer relationships. The methods we use are: Reminder calls - contacting customers shortly after certain due dates. Dunning letters - automate dunning via email, fax, print, and email correspondence. Follow up phone calls - assigned collection managers who follow up with customers by phone.

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Cash Application: Cash application solution lifts the burden of cash application from the client’s team, managing payment information, centralized receipt, remittance, invoice matching, deduction management, and reconciliation across the payment process. Our portal offers a full range of reports to help sellers and buyers keep track of payments and invoice status. Aging details and open balance reports are available for different aging buckets. Remittance Advice reports can be delivered for automatic processing and reconciliation.

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Supply Chain Financing: We offer flexible, non-recourse financing options that ensure guaranteed on-time payments for sellers, leading to DSO reduction, improving cash-flow, and offering greater control over working capital. We can offer fixed payment terms or acceleration on top of existing payment terms between seller and buyer. We eliminate credit risk and bad debt expense with no more unpaid invoices. We can also offer term extensions to buyers as desired.

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Managed AR Services: From enrollment support to program marketing and customer success management, we offer a whole suite of managed services that is key to ensuring a client’s financial and operational success. Our managed AR services complement our credit management, discrepancy management, disputes management, and collections management teams.

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Analytics: Our Analytics solution offers business insights into the entire O2C process from sales patterns to dispute metrics and collection efficiency. Using our solution, users can drill down into individual cohorts or transactions, which provides for a rich decisioning process.

Our B2B Payments Network:
We have developed a proprietary B2B Payments Network of buyers and suppliers that offer and derive value from participation in the network. We have more than 450,000 buyers and 1.4 million suppliers active on our network today. We have been able to significantly scale our network due to the powerful network effects it delivers. As we add new customers to our platform, they bring with them a long tail of buyers or suppliers that meaningfully increases the number of participants, and therefore the transaction volume that we process.
Our buyers and suppliers generated more than $100 billion of transaction volume across our platform during the twelve months ended December 31, 2020. We have a tremendous opportunity to grow our revenue by monetizing this volume. We are expected to generate revenue from approximately $3 billion of this total volume for the twelve months ended December 31, 2021. We are unlocking this opportunity by offering customers multiple ways to pay across various payment modalities, including ACH, virtual cards, checks, wire, among others. As suppliers in our network generate more sales, we earn volume-rebates, calculated as a percentage of the transaction value.

By processing transactions on our platform, customers are able to recognize a number of immediate and long-term benefits, including operational improvements and access to an expanded pool of buyers and suppliers.
For suppliers who subscribe to our B2B Payments Network, each applicant enrolls on the platform and agrees to accept payments from all buyers. Suppliers are able to manage their payment preferences along with their company profile, and any changes are fully validated via an anti-fraud layer. When new buyers sign up for our payment solution, a portion of their vendor spend is already “in network”. That is, Corcentric already has a relationship with the supplier allowing them to get paid, obtain remittance or get trade financing in their preferred manner. This also helps achieve density in key verticals, wherein more suppliers and buyers in a particular vertical participate in our network.
We expect to continue to invest in and expand our payments network to become a leading hub for B2B commerce.
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Multiple Payment Modalities: Once customers are part of our B2B payments network, they are offered many ways to pay including, among others, ACH, virtual cards, checks, wire. Corcentric monetizes a percentage of each transaction and our take rate varies depending on the specific payment modality and on whether we also offer auxiliary services (e.g., extending credit).

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Indirect GPO: Corcentric Indirect GPO increases savings on customer indirect spend through the collective buying power of Corcentric’s fast, streamlined marketplace. For organizations that lack a sufficient scale of buying power, one of the most efficient paths to procure-to-pay savings is the management of indirect spend through a GPO. The Corcentric Indirect GPO is a turnkey purchasing solution that quickly boosts customer spend under management by sidestepping resource constraints, giving customers instant expertise in key categories, and eliminating unnecessary spend. By replacing the cost of supplier and pricing inconsistencies with the simplicity of leveraged buying power, Corcentric customers can optimize indirect spend management and procure confidently.

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Fleet GPO: Corcentric Fleet GPO is a solution that specifically caters to our customers who need to leverage the buying power of Corcentric for fleet parts procurement. From tires to parts to lubricants to supplies, we connect buyers to industry leading suppliers. Through the marketplace, Corcentric connects buyers to latest products, negotiates pricing and terms on behalf of customers, and provides flexible credit and payment services.

Our Technology Platform
Our technology platform is a best-in-class, multi-tenant, cloud-based system built using open-source and proprietary frameworks, workflows and a powerful business process management engine, which enables us to innovate much faster. Our platform is differentiated through our 360 degree view across business data, process life cycles, data and native integrations.
We have built our technology platform to be extensible, scalable, and easily integrated. Particularly at the enterprise level, many customers have a complex web of ERP systems by geography or inherited through acquisitions. Our ability to deeply integrate across the entire ecosystem allows us to remain agnostic to legacy or incumbent systems while providing a single “pane of glass” across the entire sourcing, AP and AR process in the office of the CFO.
Our technology underpins our end-to-end solutions of S2P, O2C and the B2B Payments Network. We are in the process of integrating our O2C apps into our primary technology stack, which powers our S2P solutions. Following this integration, we will have a unified technology stack under a single code base.

TECHNOLOGY SOLUTIONS

Source-to-Pay (S2P)	Proprietary B2B payments network	Order-to-Cash (O2C)

TECHNOLOGY ARCHITECTURE

Cloud native	Multi-tenant	Single code base

PERCONA, redis, elasticsearch, mongoDB, php, graylog, python, docker, Linux, HTML 5, CSS 3, JS, MySQL, node JS, amazon web services, Sc, ZABBIX

Integration Partners

ERPs

ORACLE, NETSUITE, SAP, QAD, Microsoft Dynamics, LAWSON, sage

Ability to serve as a single pane of glass over multiple ERP solutions

3rd Party networks

numen (OPÉRATEUR DE CONFIANCE), READSOFT, SAP Ariba, coupa, BEROE, TRADESHIFT, salesforce, ecovadis, dun & bradstreet

Network of networks created via integrations with suppliers and buyers

Core tenets of our technology platform
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Cloud-native infrastructure: Our stack uses Amazon Web Services for Infrastructure-as-a-Service. We use virtual private clouds in different regions of the world to host customers based on their region of preference. Individual services in each virtual private cloud are distributed among availability zones for reliability and scalability.

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Single code base: Our primary tech stack that powers our S2P solutions is built with a single code base, which enables us to innovate faster and deliver high quality software. We are able to qualify our releases more efficiently, with faster deployment of code. Our platform is a fully redundant deployment stack with real-time database replication, using Percona. Our platform is hosted in Amazon Web Services and leverages best practices for scalability and redundancy. Our platform provides a self-service deployment tool called Online Builder that enables our customers to deploy and manage different versions of products using minimal configurations. Our Online Builder tool also enables us to roll out new releases in a sandbox environment for a customer to test and validate before moving to production.

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Business Process Management engine: We offer rich, customizable and easily integrated business process management. Our proprietary business process management engine allows for integrated workflow, data management and interface construction. We provide several out-of-the-box business process management templates that can be used to satisfy the needs of a wide variety of customer-specific workflows.

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Robust extension framework: Our platform provides a robust extension framework, which enables us to natively integrate new technologies within our existing stack. This enables our customers to customize our base product offerings to cater to their specific business requirements. Customers can tailor standardized functions to their own requirements in a simple and powerful way.

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Network of Networks: As opposed to many competitors, who treat connectivity between any two entities as a “walled garden”, we have pioneered open connectivity within our network. For instance, when a supplier joins our network, their trading relationship is available to every buyer within our network. This is unlike other competitor networks, in which a supplier is often required to forge a unique connection with each buyer, which is a costly, expensive, and time-consuming process. This is due to the unique way in which we have enabled a high degree of configurability.

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Seamless integrations: Our tech platform provides a wide variety of integration options to customers. We are agnostic to third-party software and technology vendors used by our customers. We support numerous industry standard transport protocols such as HTTPS, AS2, and sFTP along with rest-based and soap-based APIs. Our platform also supports a diverse range of file formats and custom mappings for customers. We have standardized connections to third-party business networks like Ariba Network, Coupa and other partners like ReadSoft, Numen, Dun & Bradstreet, CreditSafe, Beroe, etc., to enhance the network of networks effect of our platform. We also provide integration to some of the most common ERP systems, including SAP, Oracle, Netsuite, Sage, and Microsoft Dynamics. Our technology platform has standardized integrations with third-party providers like Beroe, Readsoft, Numen, and more to extend and enrich our standard product functionality so that customers have a seamless and unified experience.

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Business Innovation Lab: We have a team of highly dedicated, industry-leading professionals who are engaged in developing a variety of technologies with breakthrough innovative features and functions. These technologies include the use of machine learning, natural language processing and artificial intelligence in the areas of invoice/data extraction and interpretation, predictive analytics, business process mining, business intelligence capability, and intelligent digital assistants. Our lab is also engaged in researching the use of blockchain as a key platform technology to allow for immutable transactions, full transparency, enhanced security, and fraud prevention.

Our Customers
We serve over 2,500 customers across the enterprise and middle-market segments, optimizing how they purchase, pay, and get paid. We digitize and automate B2B commerce for enterprises in the Fortune 1000 and other middle-market companies across the countries we serve. We began by focusing on the transportation industry, which has some of the most strenuous demands on buyer and supplier relationships. Our experiences have enabled us to build a platform that is easily integrated, globally deployable, and agnostic to existing systems and workflows. By solving the complexity of S2P and O2C for the transportation industry, we have replicated our success in other verticals, including consumer & retail, healthcare, distribution, transportation, food & beverage and finance, among others. Our solutions serve all verticals, and we offer various levels of customization for each industry. We have developed deep domain expertise across each vertical we serve, and we have organized our sales team around these end markets. Our diversified business across our industries helps to mitigate volatility through economic cycles.
We leverage our differentiated payments and advisory services as the tip of the spear to engage customers. We identify the key pain points across S2P or O2C, before selling our software and payments solutions that tackle the key issues potential customers face. We generally provide one or two modules and expand our services as we demonstrate our ROI. Through our combination of payments and software solutions, we have developed a highly sticky solution that is deeply embedded in our customer’s business processes and workflows. We have a track record of deepening our relationships over time, as customers process more volume on our platform, and consume more of our software. We have achieved 106.4% dollar-based net retention for the nine months ended September 30, 2021, and we have historically experienced low customer churn.
Three recent examples highlighting typical customer use cases are below:
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Fortune 500 global chemical and ingredients manufacturer - S2P customer: We began working with a Fortune 500 global chemical and ingredients distributor in March 2020. The customer operated a lean sourcing, and procurement team that had limited expertise, and the customer had fragmented procurement activities across its group. We were able to differentiate ourselves in the RFP process by offering true, end-to-end capabilities. The customer leveraged all of our S2P software, payments, and advisory services capabilities to drive significant savings and optimize its lean procurement process. We have delivered more than $6.5 million in realized savings, processed over $300 million in spend, and generated more than a 4x ROI for our customer. All of our customer’s supplier invoices are now processed through our platform.

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One of the world’s largest tire and rubber companies - O2C customer: One of the world’s largest tire and rubber companies added Corcentric as a solution in August 2018. The customer was confronted by complex integration requirements with key strategic customers. Challenged with enrollment delays, slow response times, poor customer experiences, and decreasing sales, our customer engaged us to analyze supplier and credit data, while improving billing management and O2C services. By deploying all of our software, payments and advisory services capabilities, our customer experienced a 10% increase in sales, significant decrease in DSO, working capital improvements, and increased customer engagement.

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Daimler - B2B Payments Network customer: Corcentric has worked with Daimler, a leading global supplier of premium and luxury cars and commercial vehicles, since February 2012. Daimler has implemented both S2P and O2C solutions to create a personalized private commerce network, which consists of its dealer and distributor relationships. Daimler has highly complex integration requirements because of the 17,600 unique system connections between ERP, point-of-sale and S2P systems, among other point solutions. We have helped Daimler enable eBilling, digitize its payment system and radically improve its support services. By implementing our solutions, Daimler has experienced a 59% decrease in DSO, 86% reduction in disputes, and significant revenue expansion since 2012.

Our Go-to-Market Strategy
We target enterprise and middle-market companies that interact with dense networks of buyers and suppliers who transact frequently and have complicated S2P and O2C requirements. We are principally a direct sales organization and work in collaboration with a variety of channel partners.
Our direct sales force of over 50 individuals targets strategic accounts with platform-based sales. We leverage channel partners to broaden our account coverage, where a mix of payment, integration, and technology partners help us serve new verticals or geographies. Our partners are a cost-effective channel for us to grow our revenue. Our direct sales channel accounted for approximately 80% of our YTD bookings as of September 30, 2021, while our indirect sales channel accounted for the outstanding 20% of bookings.
We collaborate with channel partners for indirect sales to increase our speed and time to market by having their direct sales organization certified to sell our product offering. As of the date of this prospectus, our channel partners are primarily focused on selling into the mid-market and small enterprise. We look to align with channel partners who have a geographic focus by industry and empower them to take their industry expertise to sell Corcentric offering to their customers. From time to time, we work with channel partners to develop joint go-to-market plans, conduct sales training, and analyze account mapping and targeting. We have a stringent vetting process to determine which channel partners to work with.
We have revitalized our go-to-market strategy to better capture our large market opportunity. Through our direct sales force, we deploy our Sell, Deliver, Delight, Support strategy, which allows us to unify our new sales and customer success objectives using platform-based sales. We have organized our sales team around specific industry verticals to maximize our potential to cross-sell and up-sell accounts.
The breadth of our platform enables us to sell modules for digital transformation across the entire S2P and O2C spectrum, enabling us to uncover inefficiencies in our customers’ cash conversion cycle. This includes functional areas of strategic sourcing, contract lifecycle management, accounts payable workflow, procure to pay, credit, order, invoicing, payments, cash application, and collection. In most cases, our new customers purchase one to three modules, including integrated payments. This creates a significant land and expand opportunity, which is a key underlying objective and value driver in our business. We calibrate our sales and marketing activities based upon the size of the customer and whether the customer is an existing customer or a new logo opportunity.
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New Customer Acquisition. Our direct sales team consists of sales representatives that have designated portfolios of accounts. We use account-based selling and marketing. This includes personal identification such as individual influencers, gatekeepers, and decision makers. We also take a classic funnel approach to marketing based on a large number of targets that drives activity to the top of our sales funnel. Our business development team quickly manages this activity to qualify leads and transition opportunities to our sales executives.

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Existing Customer Expansion. We follow a land and expand strategy and regularly seek to grow our business by expanding within our existing customer base. We accomplish this in collaboration with our customer success organization synchronized with renewal cycles, customer delight metrics, and quarterly business reviews to keep pulse on delight and opportunity. This provides a natural mechanism to sell new capabilities into our customer base, penetrating additional divisions or related parties, thereby identifying incremental processing activity. Our respective teams identify the expansion opportunity within each account based on capability purchased and proclivity to purchase additional solutions based on industry and company dynamics. This enables disciplined account planning, targeting, execution, and success measurement.

Our Growth Strategies
Cross-sell our leading software solutions: With our expansive reach and capabilities, we have real opportunities to cross-sell our solutions into our existing customer base. For example, for customers that are currently utilizing only our O2C solutions, we have the opportunity to sell them S2P solutions. Likewise, for customers that are currently utilizing only our S2P solutions, we have the opportunity to sell them O2C solutions. Relatedly, for many of our customers, payments serves as the tip of the spear and enables us to cross-sell our S2P and O2C solutions.
Monetize $100 billion of payments flow on our platform: The B2B payments industry is ripe for disruption and transformation. With over 40% of B2B transaction volume still being processed through paper checks, there is significant opportunity for us to monetize the transition from paper checks to electronic payments. Visa estimates that there is over $120 trillion in B2B transaction volume each year globally. Our platform currently facilitates just over $100 billion in transaction volume annually, and we monetize less than 3% of those payments.
Platform-based sales with new customers: Our platform and solutions target enterprise and middle-market customers. Today, we serve over 2,500 customers across diverse industries and geographies. As we dedicate more resources to sales and marketing, we expect to acquire more customers. We target customers using our direct sales force and also leverage our channel partners to reach new markets and broaden our account coverage. As more customers join our platform, we find word-of-mouth an effective tool that has further helped us acquire additional customers.
Develop new, innovative products: We strive to be a one-stop shop for B2B software and payments. Since our founding, we have continuously innovated and rolled out new products that have met the evolving needs of our customers. Within each of S2P and O2C, we regularly conduct gap analyses to determine what our customers might be missing. For many of our customers, we actively work with them to identify and improve on product offerings. At the same time, we have a Business Innovation Lab that is dedicated to developing disruptive technologies that include artificial intelligence, machine learning, robotic process automation, and blockchain. Our comprehensive set of solutions makes our platform sticky and helps fuel the virtuous cycle of cross-selling and upselling our customers.
International expansion: Our platform and solutions are scalable across geographies. Today, we already operate in North America and Europe. As we further penetrate various markets within and outside of these regions, we expect to win more customers. For many of our customers, we help them expand into new regions.

Pursue strategic M&A: As we pursue growth organically, we continue to opportunistically evaluate opportunities to grow through acquisitions to increase market share, create a more comprehensive platform, acquire talent, and access new markets. We have a demonstrated track record of acquisitions of varying sizes. In the past three years, we have made three acquisitions—Determine (2019), Netsend (2019), and Vendorin (2020). Our successful track record of M&A gives us confidence to pursue opportunities to further bolster our offerings.
Competition
We operate in the evolving B2B commerce industry, serving our customers with a comprehensive platform of S2P and O2C solutions. We believe we are the only scaled provider of both S2P and O2C solutions, as we build a powerful network of buyers and suppliers.
We aim to address the following pain points in the market:
•	Complexity in B2B payments resulting in poor cash flow management
•	Inefficient legacy systems and processes
•	Proliferation of point solutions driving high costs
•	Multitude of accounting and reporting systems posing integration challenges
The B2B commerce ecosystem is highly fragmented, with a long tail of providers that offer either S2P or O2C solutions, as well as a limited number of scaled players. In addition, we believe the majority of solutions in the market today are manual with a lack of automation, or based on legacy technology with limited integration capabilities, and we consider these providers as our main competition.
On the S2P side, we compete against a mix of small and scaled players. These include a diverse range of FinTechs, point solution providers, enterprise resource planning software, financial institutions, payment processors, and other service providers. Scaled providers of spend management solutions include Coupa, SAP Ariba, and AvidXchange. We often find that new customers’ prior solutions are a set of fragmented products and homegrown solutions, which are expensive and have complex integration requirements. We expect our market to continue to evolve over time as businesses choose to digitize and automate their S2P workflows.
Many O2C solutions are antiquated, with manual processes and limited ERP customization. Conventional solutions, as well as disparate AR solutions with limited payment integrations, represent the significant majority of competition in the market. Players in the O2C market include FinTechs, point solution providers, accounting software, financial institutions, payment processors and other service providers. The smaller suppliers of solutions tend to focus on billing, invoicing solutions and/or electronic bill presentment and payment. Larger players also compete in this market with more sophisticated and automated O2C solutions and cover a wider set of processes, such as Billtrust and HighRadius. We expect competition to increase over time as new solution providers emerge or enter the B2B commerce space.
Given the lack of scaled players across both S2P and O2C, there are few players that compete directly with our B2B Payments Network. We believe our biggest competition is inertia, whereby suppliers and buyers continue to expend unnecessary resources and fail to adopt more efficient third-party solutions.
However, with S2P and O2C solutions, we expect to see new entrants in the market and see competition intensify over time. Billtrust, for example, partners with Visa to deliver its Business Payments Network. Coupa and AvidXchange also recently announced similar partnerships.
We believe we have a differentiated, end-to-end platform across S2P and O2C platform that is well positioned to retain and win market share as businesses increase their digital adoption and evolve past legacy solutions. Moreover, we are building a powerful network of buyers and suppliers that will deliver the greatest choice to both sides. We have a demonstrable track record of innovating for our clients and delivering market-leading solutions and compelling returns on investment. Payments is a core competency and helps our clients unlock cash flow by optimizing our customers' working capital cycles. We believe these factors are critical in our continued success.

CORCENTRIC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Business Overview
We are a leading provider of B2B commerce solutions for enterprise and middle-market businesses. We offer a comprehensive, end-to-end software and technology-enabled suite of Source-to-Pay (“S2P”) and Order-to-Cash (“O2C”) solutions that, together with our proprietary B2B Payments Network, empower our customers to enable growth, optimize working capital, enhance visibility, and minimize risk. Our solutions are delivered through a powerful combination of cloud-based software, payments, and advisory services. Our solutions are used by more than 2,500 customers globally across numerous industry verticals, and we have processed over $100 billion in transaction volume on our end-to-end platform during the twelve months ended December 31, 2020. With more than 450,000 buyers and 1.4 million suppliers on our global network, we are building a preeminent hub for B2B commerce with significant barriers to entry.
Our decades of experience in B2B commerce have shown us that enterprise and middle-market businesses are burdened by legacy systems and processes that are complex, manual, and expensive, which result in operational inefficiencies and poor cash flow management. The proliferation of homegrown or third-party point solutions across procurement, accounts payable, and accounts receivable functions comes with high costs, complex integration challenges, and a lack of true end-to-end visibility to our customers in the office of the CFO. The diverse B2B commerce ecosystem across both buyer and supplier relationships span a mix of industry participants, including Enterprise Resource Planning (ERP) systems, point solution providers, and homegrown solutions, and this depth of complexity has created a tremendous opportunity for our solutions to solve the unique challenges these businesses face, including streamlining purchasing, digitizing and automating invoicing and payment processing, managing credit risk, improving payment collection, and optimizing cash flow.
Our approach is unique because we serve both buyers and suppliers with our software and advisory services, and we have cutting edge payment capabilities to improve the efficiency of transactions between parties. The breadth and depth of our solutions, combined with our proprietary B2B Payments Network, is a key competitive advantage in the market we serve.
The B2B commerce market we serve is large, fragmented, and fast-growing. We estimate our software and advisory solutions address a $140 billion revenue opportunity across S2P and O2C processes, and our integrated payments capabilities are addressing an even larger opportunity. It is estimated by Visa that more than $120 trillion of total B2B payment transaction volume was processed last year and over 40% of that volume was still being processed through paper checks. These payment processes, particularly those where checks are involved, remain highly manual, expensive, and prone to error. On our platform alone, we see over $100 billion of annual B2B transaction volume, which represents a tremendous monetization opportunity as these payments migrate to electronic methods over time. While there are numerous solution providers attempting to solve these challenges, we believe the majority of our market is still heavily fragmented with a combination of homegrown and point solutions, which creates tremendous opportunities for us to grow sustainably into the future.
We have invested heavily in our platform, our go-to-market strategy, and our team, which has resulted in tremendous success. Looking forward, we intend to continue to invest in our platform, deepen existing customer relationships and increase new customer growth, expand internationally, and pursue strategic acquisitions to drive continued growth and enhance our ability to deliver value to our customers.
Business Model
Our business model is focused on transforming how businesses purchase, pay, and get paid. We leverage a powerful combination of cloud-based software, payments technology, and advisory solutions to remove friction for our customers and automate their procurement, AP, and AR processes. As a result, we generate revenue from a mix of software, transaction, and advisory fees, as well as equipment sales.

Payments revenue
We generate transaction fees for facilitating payments between buyers and suppliers on our platform, using multiple methods including supply chain financing, group purchasing, and electronic payment disbursement. Such revenue includes:
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Transaction fees - We generate fees from transaction processing which are based upon either a fixed amount per transaction or a percentage of the underlying transaction value. Such fees are recognized at the time that the transaction is processed and validated in our system.

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Rebates - We receive volume-based rebates from certain suppliers within our payment network, a portion of which is shared with the customer and a portion of which we retain as compensation. Rebate revenue is recognized net of expected payouts to customers and is based upon the actual volume achieved in a period.

Software revenue
Subscription fees are generated when we host and provide software to customers to facilitate efficient transaction processing.
•	The subscription model provides for a fixed monthly fee that covers a certain allotment of transactions to be processed through our system.
•	Fixed fees are recognized on a monthly basis when we provide service under the terms of a contractual agreement.
•	Overage fees for transactions processed in excess of a customer’s allotment are recognized as they occur.
Advisory revenue
Primarily generated through consulting, implementation and training, and lease brokerage fees, charged on either a project by project basis or hourly.
•	Consulting fees are typically the result of cost-savings or software development engagements and are generated on a (1) contingent, (2) fixed or (3) time & materials basis.
•	Implementation and training fees are based on the amount of work required to configure systems and solutions specific to customers’ needs and provide subsequent trainings to customers.
•	We receive fees for brokering leases between our customers and members of our lending network which are recognized when the underlying lease is consummated.
Equipment sales
Though not a core product offering, we purchase equipment (primarily commercial trucks) for resale in support of certain of our advisory solutions. Equipment sales can lead to large fluctuations in our revenue with limited impact to profitability, so are excluded from the non-GAAP measures we use to monitor our business (see the section entitled “Non-GAAP Financial Measures”).
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Revenue on equipment sales is recognized when (1) an agreement of sale has been reached, (2) the customer has secured a funding source, and (3) the customer has taken title and possession of the equipment.

•	Our model for such transactions generally limits the amount of time inventory is held to 1-3 business days, resulting in high rates of inventory turnover and low inventory risk.
The majority of our revenue is derived from software and payments, which are highly predictable in nature. Our advisory solutions represent a smaller component of our revenue but enable us to provide critical advice to our customers that can lead to cross-sell and upsell opportunities as well as drive greater transaction volume through our platform. In 2020, our payments, software and advisory solutions represented 28%, 18% and 12% of total revenues, respectively. Through the nine-month period ended September 30, 2021, our payments, software and advisory solutions represented 39%, 22% and 9% of total revenue, respectively. Equipment sales made up the remainder of our total revenues in calendar 2020 and for the nine-month period ended September 30, 2021. We expect software and payments revenues to continue to grow as a percentage of total revenue as we monetize a greater portion of the payments volume flowing through our network and deepen product penetration across our existing customer base.
Key Factors Affecting Our Performance
We believe that our future performance and growth depends on a number of factors that present significant opportunities. The most significant factors affecting our business results include, but are not limited to:
New Customer Acquisition – We target middle market and enterprise companies that serve a wide variety of customers and industries internationally and that have complicated AR, AP, and payment processing requirements. We employ our Sell, Deliver, Delight, and Support strategy to address all aspects of the customer lifecycle from the initial sale through implementation and customer support. Our ability to acquire and retain new customers is a key factor impacting our ability to drive continued growth.
We leverage a combination of direct and indirect sales strategies to acquire new customers. Direct sales account for the majority of new customer bookings and consist of an internal sales force organized by industry vertical and customer size. Indirect sales account for the remainder of our new customer bookings and consist of a network of payment partners, integration partners, and technology partners that provide referrals or resell our solutions. We continue to make investments to enhance our direct sales efforts, improve our marketing efforts, and add additional channel partners in order to drive new logo growth across our current markets and expand into new markets.
Monetize Existing Customer Base – We serve a customer base of over 2,500 customers spanning a variety of industries, including manufacturing, consumer & retail, healthcare, distribution, transportation, food & beverage, finance, and others. We generally establish relationships with one or two modules of our solution suite, creating a significant opportunity to cross-sell additional software and payments modules over time. We follow a land and expand strategy and regularly seek to grow our business by expanding within our existing customer base. We accomplish this by focusing our customer success organization on customer renewal cycles, analyzing customer delight metrics, and conducting quarterly business reviews to identify opportunities for upsell or cross-sell. Our strategy has been highly successful, and for the nine months ended September 30, 2021, we achieved a dollar-based net revenue retention rate of 106.4%. We believe there is significant whitespace opportunity remaining within our existing customers and our ability to capture that opportunity is a core tenet of our overall growth strategy.
Payments Monetization – We have over $100 billion in total transaction volume flowing through our platform on an annualized basis across a growing network of over 450,000 buyers and over 1.4 million suppliers. Presently, we are monetizing less than 3% of our platform’s annualized transaction volume, creating a significant growth opportunity within our existing customer base. Our proprietary buyer and supplier network and ability to automate and improve visibility across the procurement, AP, and AR processes make us the ideal partner to manage and streamline the last mile of payment execution. Through our end-to-end Source-to-Pay and Order-to-Cash solutions, we are able to monetize transactions through a variety of methods, including supply chain financing, group purchasing, virtual cards and ACH processing. Our ability to monetize a greater portion of the volume flowing through our platform will have a direct impact on our ability to deepen our existing customer relationships and drive revenue growth.
Software Cross-Sell – Software cross-sell represents an additional opportunity for us to further penetrate our existing customer base. We believe there is significant opportunity to sell our S2P solutions to our existing O2C customers, and vice versa, as well as drive greater module adoption within both our S2P and O2C suites. Greater software product adoption drives greater platform stickiness while also leading to greater transaction volume, providing additional opportunity for payments monetization.
Investment in Technology – We are focused on transforming how businesses purchase, pay and get paid. We continue to invest in technology to expand and enhance our suite of B2B commerce solutions. We strive to provide increased digital capabilities and drive greater efficiencies for our customers across their procurement, AP, and AR processes. We believe that continued investment in our product suite deepens our competitive moat and is crucial to our ability to land new customers and expand existing customer relationships. Additionally, we continue to invest in initiatives focused on improving platform efficiency, platform security and overall scalability. Continued investment in platform architecture and in the improvement of internal processes will enable us to continue to achieve greater scale.
Impact of COVID-19
On January 30, 2020, the World Health Organization announced a global health emergency because of COVID-19, a new strain of coronavirus. On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. As a result of COVID-19, shelter-in-place and social distancing measures, restrictions on travel, and forced closures of certain types of businesses were enacted globally, resulting in a broader global economic decline. In response to these events, we took precautionary measures to ensure the health and safety of our employees and to mitigate the impact on our operations and financial position. We moved all employees to fully remote working and implemented frequent, regular communications and processes for employees and managers to ask questions and report issues. A vast majority of employees continue to work remotely. Additionally, we instituted a temporary hiring freeze and paused all business travel; these restrictions were gradually lifted by early 2021.
The spread of COVID-19 and the related shutdowns and restrictions drove supply chain constraints that negatively impacted some of our customers and resulted in a decline in transaction volume through our platform. Moreover, the pandemic also saw significant budget constraints for transformation business upgrades, such as those that we provide. For the nine months ended September 30, 2020, our transaction volume and payments, software and advisory revenue declined 7% and 2% over the same period from the prior year, respectively.
However, we have demonstrated strong resilience due to our focus on digital solutions, our diverse customer base, and our limited concentration in highly impacted end markets, like travel, hospitality, and brick-and-mortar retail. For the nine months ended September 30, 2021, transaction volume and payments, software and advisory revenue have recovered significantly, having increased by 43% and 11% over the same period from the prior year, respectively.
We believe that the long-term impact has resulted in a sustainable tailwind for the industry. The pandemic has served to accelerate the need for digitization and automation across the procurement, AP, and AR processes, which positions us to capitalize on new customer acquisition and drive growth as the broader economic environment continues to recover.
We continue to monitor the extent of the impact of COVID-19 and any broader business implications. While it is very difficult to accurately predict the future direction of the effects of the COVID-19 pandemic, we expect continued recovery in line with the broader macroeconomic environment.
Acquisitions
We pursue a disciplined acquisition strategy focused on enhancing our value proposition to customers and expanding our addressable market. Our business has evolved from a North America-focused GPO for the transportation industry to a global provider of end-to-end Source-to-Pay and Order-to-Cash solutions across multiple verticals with significant transaction volume flowing through our proprietary B2B Payments Network. This transformation has been accelerated by our ability to acquire and integrate point solution technology providers that are core to our strategy to offer a global, all-in-one B2B commerce platform. We regularly conduct product gap analysis and have made acquisitions on both the S2P and O2C sides of our platform to meet our customers’ needs. The acquisitions of Source One (2018) and Determine (2019) expanded our S2P offering further upstream with enhanced sourcing and contract lifecycle management capabilities, while the acquisition of Netsend (2019) added enhanced e-billing capabilities to our O2C offering, expanding its applicability to a broader addressable market. Most recently, we turned to payment execution with the acquisition of Vendorin (2020), seeking to enhance our ability to monetize the billions of dollars of transaction volume flowing through our network. Vendorin’s virtual card capabilities and payment automation platform is now a core component of our payments monetization strategy. In addition to product expansion, these recent acquisitions have provided access to additional international markets and have advanced our technological infrastructure with greater cloud platform capabilities. We will continue to pursue strategic acquisitions in a disciplined and methodical manner as we seek to execute on our core strategy.

Since 2018, we have acquired the following four companies:
Vendorin (2020) – On December 24, 2020, we closed on the acquisition of Vendorin L.L.C. (“Vendorin”), a U.S. based provider of B2B payments automation and supplier enablement solutions that enable customers to manage and pay their suppliers electronically. The acquisition bolstered our payments execution and virtual card capabilities, which will enable us to monetize a greater portion of the volume flowing through our platform.
Determine (2019) – On April 10, 2019, we closed on the acquisition of Determine, Inc. (“Determine”), a global provider of SaaS source-to-pay and enterprise contract lifecycle management solutions. The acquisition bolstered our existing Source-to-Pay offering, augmented our cloud platform capabilities, and accelerated access into the continental European market.
Netsend (2019) – On February 11, 2019, we closed on the acquisition of Netsend Ltd. (“Netsend”), a U.K. based provider of electronic billing, invoicing, and document distribution solutions to customers in over 50 countries. The acquisition expanded our global footprint and bolstered our e-billing capabilities.
Source One (2018) – On March 16, 2018, we closed on the acquisition of Source One Management Services, L.L.C. (“Source One”), a U.S. based provider of technology enabled procurement solutions that deliver cost reduction and savings through strategic sourcing and procurement transformation. Source One’s strategic sourcing capabilities expanded our existing procurement offerings, delivering enhanced spend visibility and improved cash flow management capabilities to our customers.
Key Performance Metrics
Corcentric monitors the following key metrics to help it evaluate the health of its business, identify trends affecting its growth, formulate goals and objectives and make strategic decisions.
Monetized Transaction Volume
Monetized Transaction Volume (“MTV”) is the dollar value of customer payment transactions that we process through our payment network and is a key driver of our payments revenue. We believe this metric is helpful for investors in evaluating our ability to grow payments revenue. To grow payments revenue, we must deliver a software platform that streamlines and simplifies the process of granting credit, accepting payments, and reconciling remittance data. As more customers use our software platform to settle their transactions, MTV and the related payments revenue should grow. We use this metric in evaluating performance of the Corcentric platform and for forecasting future performance.
MTV was $2,012.4 million for the nine months ended September 30, 2021 compared to $1,408.5 million for the nine months ended September 30, 2020, an increase of $603.9 million or 43%. $351.5 million of this increase was attributable to MTV related to Vendorin (acquisition closed December 2020). Refer to Note 2 in our annual consolidated financial statements for more information about the Vendorin acquisition. In addition, MTV increased as we began to experience a recovery from the COVID-19 pandemic which caused a significant decrease in MTV during 2020.
MTV was $1,901.5 million for the year ended December 31, 2020 compared to $2,020.8 million for the year ended December 31, 2019, a decrease of $119.3 million or 6%. This was primarily driven by the economic impact of the COVID-19 pandemic.
MTV was $2,020.8 million for the year ended December 31, 2019 compared to $1,870.0 million for the year ended December 31, 2018, an increase of $150.8 million or 8%. This was driven by growth in existing business and in new business.
Dollar Based Net Revenue Retention
Dollar Based Net Revenue Retention (“DBNRR”) is a measure of customer retention. DBNRR is an important indicator of customer satisfaction and usage of our platform, as well as an indicator of potential revenue for future periods. This metric is helpful for investors in evaluating our growth. We use this metric in evaluating performance of the Corcentric platform and for forecasting future performance. We calculate DBNRR at the end of each period by dividing the current period revenue from customers that existed during the prior year period by the revenue generated from the identical customer set during the prior period. Customers obtained through acquisition are not included in the calculation until revenues generated from them are comparable in both the current and prior periods. This calculation includes only our payments and software revenues as our advisory and equipment sale revenues are non-recurring in nature.
	Nine months ended September 30,		Year ended December 31,
	2021	2020	2020	2019	2018
DBNRR	106.4%	95.8%	100.8%	108.0%	104.6%
Description of Certain Components of Financial Data
Significant revenue sources and the related recognition policies are as follows:
Payments Revenue:
We generate revenue when we manage payment flows on behalf of our customers. Such revenue includes:
Transaction fees – We generate fees from transaction processing which are based upon either a fixed amount per transaction or a percentage of the underlying transaction value. Such fees are recognized at the time that the transaction is processed and validated in our system.
Rebates – We receive volume-based rebates from certain suppliers within our payment network, a portion of which are shared with the customer and a portion of which are retained by us as compensation. Rebate revenue is recognized, net of expected payouts to customers and is based upon the actual volume achieved in a period.
Software revenue:
We charge subscription fees when we host and provide software to our customers to facilitate efficient transaction processing. The subscription models provide for a fixed monthly fee that covers a certain allotment of transactions to be processed through the system. Fixed fees are recognized on a monthly basis when we provide service under the terms of a contractual agreement. Overage fees for transactions processed in excess of a customer’s allotment are recognized as they occur.
Advisory revenue:
We generate revenue from advisory services provided to customers. Such revenue includes:
Implementation and training fees – We have contracts that often require customers to pay implementation or contract set up fees which are deferred and recognized over the estimated period that the contract or customer relationship is expected to generate revenue. These fees are charged at the beginning of the customer relationship as compensation for our efforts to configure the system to specific customer's needs and provide training to the customer. These fees are evaluated at the onset of the customer relationship to determine whether they have stand-alone value apart from the broader transaction processing contract. If the service is determined to have stand-alone value, then the revenue is recognized upon completion of the underlying service. If the service is determined to lack stand-alone value, the fees received are recognized on a straight-line basis over 3-5 years, the estimated life of the customer relationship.
Consulting fees – We perform sourcing consulting services. Fees can be generated in one of three ways:
•
Contingency fees – We perform cost savings projects on a contingent basis. Under these arrangements we are entitled to a percentage of the savings generated through the engagement. The billings for such projects can occur over a period of up to 24 months following the completion of a project, as the actual savings are realized by the customers. Revenue for these projects is recorded once all performance obligations have been completed, based upon an estimate of the future savings to be achieved. The customer’s historical usage patterns are used to estimate the savings. The estimates are updated each reporting period based upon actual savings realized. The unbilled receivables and work in progress related to these projects is recorded in other current assets.

•
Fixed fees – We perform cost savings projects at a fixed rate. Revenue for such projects is recognized on the proportional performance of our obligations under the contract. Fixed fee contracts are generally less than 1 year in duration.

•	Time and materials – We perform cost savings and client requested software development projects that are recognized as hours are incurred on a project.
Lease brokerage fees – We receive fees for brokering leases (primarily commercial trucks) between our customers and members of our lending network. Such fees are recognized when the underlying lease is consummated.
Equipment sales:
We purchase equipment (primarily commercial trucks) for resale. Revenue from equipment sales is recognized when (1) an agreement of sale has been reached, (2) the customer has secured a funding source, and (3) the customer has taken title and possession of the equipment.
Direct costs of revenues (excluding depreciation and amortization)
We record direct costs of revenues as follows:
Direct costs of payments, software and advisory revenue primarily consists of direct support personnel costs, technology-related expenses such as hosting and support costs related to delivery of solutions, bad debt expense related to uncollectible accounts receivable and related-facilities rent.
Direct costs of equipment sales consist of costs that we incur to facilitate sales of equipment, including the direct cost of asset purchases that we incur in equipment sales offerings.
Operating expenses
Research and development
Research and development expenses consist primarily of personnel-related expenses, including benefits and stock-based compensation expenses, for employees who design product enhancements.
Sales and marketing
Sales and marketing expenses consist primarily of personnel-related expenses, including employee benefits and stock-based compensation expenses, sales commissions, marketing program expenses, travel-related expenses and costs to market and promote our platform through advertisements, marketing events, partnership arrangements, direct customer acquisition and allocated overhead costs. Sales commissions that are incremental to obtaining new customer contracts are deferred and amortized ratably over the estimated period of our relationship with the customers, which is generally three years.
Our sales and marketing efforts are focused on increasing revenue from the acquisition of new customers, the expansion of revenue from existing customers and from facilitating increased electronic adoption, which drives more volume through our platform. Sales and marketing spend may fluctuate from period to period based on a variety of factors including changes in the broader economic environment and our return on this spend.
General and administrative
General and administrative expenses consist of personnel-related expenses, including employee benefits and stock-based compensation expenses, associated with our executive team, human resources, finance, legal and compliance, facilities and other administrative functions. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for director and officer insurance, investor relations, and professional services. We also expect to increase the size of our general and administrative functions to support the growth in our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenues from period to period.
Depreciation and amortization
Our depreciation expense is primarily attributable to our depreciation of computer hardware and software, equipment, furniture and fixtures, and leasehold improvements.

Our amortization expense is primarily attributable to the amortization of our internally developed software and intangible assets acquired through business combinations, primarily consisting of customer and vendor relationships and developed software. Internally developed software is amortized over 3 years, while acquired intangible assets are amortized over their estimated useful lives which range from 1 to 15 years.
We currently expect depreciation costs and amortization costs related to internally developed software to remain generally consistent on a dollar basis and to decline as a percentage of revenue as our business grows. However, these costs may increase in the future as we make additional capital investments to support the business. We currently expect amortization expense related to acquired intangible assets to decrease on a dollar basis and as a percentage of revenue as time elapses and certain assets reach the end of their useful lives.
Results of Operations
The Company operates as a single reporting segment. The following table sets forth consolidated statements of operations for the periods indicated:
	Nine months ended September 30,
(in thousands)	2021	2020
Revenue:
Payments, software and advisory revenue	$80,002	$72,039
Equipment sales	34,134	46,772
Total revenues	114,136	118,811
Direct costs of revenues (excluding depreciation and amortization shown separately below):
Direct costs of payments, software and advisory revenue	26,543	26,835
Direct costs of equipment sales	31,278	45,776
Total direct costs of revenue	57,821	72,611
Operating expenses:
Research and development	1,989	1,251
Sales and marketing	19,855	19,948
General and administrative	20,085	12,714
Depreciation and amortization	17,390	14,024
Total operating expenses	59,319	47,937
Operating loss	(3,004)	(1,737)
Interest expense	(7,046)	(5,074)
Interest income	58	92
Foreign exchange gain (loss)	382	(487)
Loss before income taxes and equity in income of affiliate	(9,610)	(7,206)
(Provision) benefit for income taxes	(2,027)	3,817
Equity in income of affiliate	37	54
Net loss	$(11,600)	$(3,335)
Total Revenues
	Nine months ended September 30,		Change from Prior Period
(in thousands)	2021	2020	$	%
Payments	$44,946	$36,356	8,590	24%
Software	24,876	22,754	2,122	9%
Advisory	10,180	12,929	(2,749)	-21%
Equipment sales	34,134	46,772	(12,638)	-27%
Total revenues	$114,136	$118,811	$(4,675)	-4%

Payments revenues increased by 24%. The largest component of the increase was $4.1 million in revenues related to the acquisition of Vendorin (acquisition closed December 2020). Refer to Note 2 in our annual consolidated financial statements for more information about the Vendorin acquisition. The remaining increase was driven by higher MTV in our managed receivables and private commerce networks due to strong macro economic activity in 2021.
Software revenues increased by 9%, primarily driven by a higher number of transactions processed on our platforms.
Advisory revenues decreased by 21% which was primarily attributable to fewer consulting engagements in our strategic sourcing offering.
Equipment sales decreased by $12.6 million or 27%. We experienced a decline in equipment sales volumes due to an agreement we had with a key customer starting in the fourth quarter of 2019 to assist them in the divestiture of their commercial truck fleet. This was a nonrecurring transaction that resulted in $29.8 million of incremental equipment sales in the first nine months of 2020 compared to 2021. This was partially offset by higher transaction volumes due to a strong used commercial truck market for the first nine months of 2021 compared to 2020.
Direct Costs of Revenues (excluding depreciation and amortization)
	Nine months ended September 30,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2021	2020	$	%	2021	2020
Direct costs of payments, software and advisory revenue	$26,543	$26,835	$(292)	-1%	23%	23%
Direct costs of equipment sales	31,278	45,776	(14,498)	-32%	27%	39%
Total direct costs of revenue	$57,821	$72,611	$(14,790)	-20%	51%	61%
Direct costs of payments, software and advisory revenue decreased 1%. This was largely attributable to a decrease in personnel costs resulting from reduced hiring during the second half of 2020 as a result of the COVID-19 pandemic, which resulted in lower headcount costs during the first half of 2021. This was partially offset by an increase in incentive compensation expense in 2021. There was no related incentive compensation expense in 2020. In addition, there was an increase of $2.3 million related to direct costs associated with Vendorin in 2021 (acquisition closed December 2020), an increase of $0.5 million in bad debt expense due to increased MTV, and an increase of $0.4 million related to data processing costs due to higher transaction volumes in 2021 compared to 2020.
Direct costs of equipment sales decreased 32% primarily due to an agreement we had with a key customer starting in the fourth quarter of 2019 to assist them in the divestiture of their fleet. This was a nonrecurring transaction that resulted in $27.7 million in incremental direct costs of equipment sales in the first nine months of 2020 compared to 2021. This was partially offset by higher costs due to a strong used commercial truck market for the first nine months of 2021 compared to 2020.
Operating Expense
Research and Development
	Nine months ended September 30,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2021	2020	$	%	2021	2020
Research and Development	$1,989	$1,251	$738	59%	2%	1%
The increase was largely due to higher personnel costs because of hiring additional employees in the third quarter 2021 and incentive compensation expense in 2021. There was no related incentive compensation expense in 2020.

Sales and marketing
	Nine months ended September 30,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2021	2020	$	%	2021	2020
Sales and marketing	$19,855	$19,948	$(93)	0%	17%	17%
The decrease was driven by a $1.4 million decrease in travel costs due to lower attendance at tradeshows as a result of the COVID-19 pandemic and a $0.2 million decrease in corporate marketing and advertising due to lower spending on promotional products. This was offset by $1.2 million in sales and marketing costs associated with Vendorin (acquisition closed December 2020) and higher incentive compensation expense in 2021 compared to 2020.
General and administrative
	Nine months ended September 30,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2021	2020	$	%	2021	2020
General and administrative	$20,085	$12,714	$7,371	58%	18%	11%
This increase was primarily due to a $5.7 million increase in personnel costs including salaries and related benefits and taxes, incentive compensation expense, and stock compensation expense. The increase in personnel costs was largely attributable to stock compensation and the hiring of certain key executives in 2021 including a Chief Product Officer, a Chief Customer Officer, and a Chief Revenue Officer. In addition, an increase of $1.1 million related to general and administrative costs associated with Vendorin (acquisition closed December 2020) and an increase of $0.7 million related to special projects including recruitment costs of key executives, tax restructuring, professional fees related to the Business Combination, and consolidation of our customer relationship management system. This was partially offset by a $0.4 million decrease in facilities costs due to the consolidation of some of our offices and reduced office supplies as more employees are working remotely due to the COVID-19 pandemic.
Depreciation and amortization
	Nine months ended September 30,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2021	2020	$	%	2021	2020
Depreciation and amortization	$17,390	$14,024	$3,366	24%	15%	12%
The increase was primarily driven by a $1.9 million increase in amortization on acquired intangibles which was comprised of $2.3 million related to the Vendorin acquisition (acquisition closed December 2020) partially offset by a $0.4 million decrease in acquired intangibles related to prior acquisitions as certain assets have reached the end of their useful life. In addition, there was a $1.2 million increase in amortization of our internally developed software, which was driven by an increase in software development projects that were placed in service during recent periods.
Non-operating income and expenses
	Nine months ended September 30,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2021	2020	$	%	2021	2020
Interest expense	$(7,046)	$(5,074)	$(1,972)	39%	6%	4%
Interest income	$58	$92	$(34)	-37%	0%	0%
Foreign exchange gain (loss)	$382	$(487)	$869	-178%	0%	0%
(Provision) benefit for income taxes	$(2,027)	$3,817	$(5,844)	-153%	2%	3%
The increase in interest expense was primarily due to increased interest on the Term Loan. In December 2020, we modified the terms of the loan resulting in additional borrowings of $20 million which resulted in an additional $1.5 million in interest expense in 2021. Refer to Note 12 of our annual consolidated financial statements. In addition, an increase of $0.4 million in 2021 was due to interest expense on the Vendorin seller note which we entered into in December 2020 in connection with the acquisition.

Foreign exchange gain (loss) is primarily driven by the effect of remeasurement of the assets and liabilities of foreign currency denominated transactions into U.S. dollars. For the nine months ended September 30, 2021, we had foreign currency gains because the Canadian dollar strengthened compared to the U.S. dollar on a weighted average basis. For the nine months ended September 30, 2020, we had foreign currency losses because the U.S. dollar strengthened compared to the Canadian dollar on a weighted average basis.
Provision for income taxes was $2.0 million or 21.1% of pretax net loss for the nine months ended September 30, 2021. The effective tax rate during this period differs from the U.S. statutory rate primarily due to the recording of a valuation allowance in 2021 against the Company's deferred tax asset which contributed $5.4 million to tax expense during the period. Refer to Note 10 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the valuation allowance we recorded in 2021.
Benefit for income taxes was $3.8 million or 53.0% of pretax loss from continuing operations for the nine months ended September 30, 2020. The effective tax rate during this period differs from the statutory rate primarily due to a windfall benefit of $1.4 million related to stock option exercises.
The following table sets forth consolidated statements of operations and comprehensive income data for the periods indicated:
	Year ended December 31
(in thousands)	2020	2019	2018
Revenue:
Payments, software and advisory revenue	$101,231	$102,830	$79,620
Equipment sales	73,445	41,755	23,335
Total revenues	174,676	144,585	102,955
Direct costs of revenues (excluding depreciation and amortization shown separately below):
Direct costs of payments, software and advisory revenue	34,145	34,521	19,591
Direct costs of equipment sales	71,012	38,911	20,881
Total direct costs of revenue	105,157	73,432	40,472
Operating expenses:
Research and Development	1,678	1,594	533
Sales and marketing	27,064	29,333	23,036
General and administrative	17,751	17,904	10,861
Depreciation and amortization	18,664	16,850	9,519
Change in fair value of contingent consideration	—	1,655	1,675
Total operating expenses	65,157	67,336	45,624
Operating income	4,362	3,817	16,859
Interest expense	(6,930)	(9,076)	(3,329)
Interest income	111	175	145
Foreign exchange (loss) gain	(34)	461	(727)
Income (loss) from continuing operations before income taxes and equity in loss (income) of affiliate	(2,491)	(4,623)	12,948
(Provision) benefit for income taxes	5,193	926	(3,411)
Equity in income (loss) of affiliate	72	(46)	(65)
Income (loss) from continuing operations	2,774	(3,743)	9,472
Loss from discontinued operations, net of income taxes	—	(35)	(961)
Net income (loss)	$2,774	$(3,778)	$8,511

Comparison of the Years Ended December 31, 2020 and 2019
Total Revenues
	Year ended December 31,		Change from Prior Period
(in thousands)	2020	2019	$	%
Payments	$49,575	$51,054	$(1,479)	-3%
Software	30,709	21,639	9,070	42%
Advisory	20,947	30,137	(9,190)	-30%
Equipment sales	73,445	41,755	31,690	76%
Total revenues	$174,676	$144,585	$30,091	21%
Payments revenues decreased 3% due to lower MTV as a result of reduced macro economic activity due to COVID-19 related restrictions.
Software revenues increased by $9.0 million or 42%. The increase was primarily driven by a $8.5 million increase in revenues related to Determine, which was acquired in April of 2019 and thus had only 8 months of activity in 2019 compared to 12 months in 2020. Excluding the impact of Determine, software revenue was relatively flat due to the impact of the COVID-19 pandemic.
Advisory revenues decreased by $9.2 million or 30%. This decrease was primarily driven by a $4.7 million decrease in our lease brokerage revenue, where COVID-19 related supply chain issues caused delays in the delivery schedules of leased equipment (primarily commercial trucks). Additionally, a decrease of $3.9 million relates to our strategic sourcing consulting offering resulting from an inability to deploy our consultants to client sites due to COVID-19 restrictions.
Equipment sales increased by $31.7 million or 76%. The increase was largely attributable to sales related to an agreement we had with a key customer starting in the fourth quarter of 2019 and ending in 2020 to assist them in the divestiture of their commercial truck fleet. This was a nonrecurring transaction that resulted in $38.1 million of incremental equipment sales in 2020 compared to 2019. This was partially offset by lower transaction volumes in 2020 compared to 2019 due to the impact of the COVID-19 pandemic.
Direct Costs of Revenues (excluding depreciation and amortization)
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
Direct costs of payments, software and advisory revenue	$34,145	$34,521	$(376)	-1%	20%	24%
Direct costs of equipment sales	71,012	38,911	32,101	82%	41%	27%
Total direct costs of revenue	$105,157	$73,432	$31,725	43%	60%	51%
Direct costs of payments, software and advisory revenue remained relatively consistent in total. Personnel costs increased by $2.3 million, partially offset by a $1.2 million decrease in incentive compensation expense and a $1.0 million decrease in bad debt expense driven by favorable collection experience in 2020.
Direct costs of equipment sales increased $32.1 million or 82%. This was primarily attributable to costs related to an agreement we had with a key customer starting in the fourth quarter of 2019 and ending in 2020 to assist them in the divestiture of their commercial truck fleet. This was a nonrecurring transaction that resulted in $35.7 million of incremental costs in 2020 compared to 2019. This was partially offset by a decrease in costs in 2020 compared to 2019 due to the impact of the COVID-19 pandemic.
Operating Expense
Research and Development
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
Research and Development	$1,678	$1,594	$84	5%	1%	1%

Research and development expense remained relatively consistent for the year ended December 31, 2020 compared to the year ended December 31, 2019. The slight increase was primarily due to personnel costs resulting from higher average headcount as employees of Determine (acquisition closed April 2019) and Netsend (acquisition closed February 2019) were employed for twelve months in 2020 compared to eight months and ten months, respectively, in 2019. This was partially offset by a decrease in incentive compensation expense as there was no incentive compensation in 2020.
Sales and marketing
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
Sales and marketing	$27,064	$29,333	$(2,269)	-8%	15%	20%
The decrease was primarily due to a $2.6 million decrease in travel expense due to reduced travel costs and lower attendance at tradeshows as a result of the COVID-19 pandemic. This was partially offset by other net increases of $0.4 million, largely due to higher average headcount as employees of Determine (acquisition closed April 2019) and Netsend (acquisition closed February 2019) were employed for twelve months in 2020 compared to eight months and ten months, respectively, in 2019.
General and administrative
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
General and administrative	$17,751	$17,904	$(153)	-1%	10%	12%
General and administrative expense remained relatively consistent for the year ended December 31, 2020 compared to the year ended December 31, 2019. Consulting fees decreased by $2.4 million in 2020 as we had significant levels of spending in 2019 related to our acquisitions of Determine and Netsend. This was essentially offset by a $2.0 million increase in personnel costs resulting from higher average headcount as employees of Determine (acquisition closed April 2019) and Netsend (acquisition closed February 2019) were employed for twelve months in 2020 compared to eight months and ten months, respectively, in 2019.
Depreciation and amortization
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
Depreciation and amortization	$18,664	$16,850	$1,814	11%	11%	12%
The increase was primarily driven by $1.1 million of amortization of our internally developed software, which was driven by an increase in software development projects that were placed in service during recent periods. In addition, an increase of $0.7 million relates to amortization on acquired intangibles primarily related to the Determine (acquisition closed April 2019) and Netsend (acquisition closed February 2019) acquisitions which resulted in a full year of amortization expense in 2020 but only a partial period in 2019.
Change in fair value of contingent consideration
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
Change in fair value of contingent consideration	$-	$1,655	$(1,655)	-100%	0%	1%
The change in fair value of contingent consideration was $1.7 million for the year ended December 31, 2019. This amount was contingent consideration paid to the seller of Source One Management Services, a business acquired in 2018. The final payment of contingent consideration was made in March 2020.

Non-operating income and expenses
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2020	2019	$	%	2020	2019
Interest expense	$(6,930)	$(9,076)	$2,146	-24%	4%	6%
Interest income	$111	$175	$(64)	-37%	0%	0%
Foreign exchange (loss) gain	$(34)	$461	$(495)	-107%	0%	0%
Benefit for income taxes	$5,193	$926	$4,267	461%	3%	1%
The decrease in interest expense was primarily due to a $1.3 million decrease related to the Revolving Line of Credit due to lower outstanding balances, as we used the capital raised from our May 2020 preferred stock issuance to pay down the Revolving Line of Credit in May 2020, and a lower average interest rate in 2020 compared to the same period in 2019. In addition, a $1.2 million decrease was driven by lower interest on the Term Loan due to lower market interest rates in 2020 as compared to 2019.
Foreign exchange (loss) gain is primarily driven by the effect of remeasurement of the assets and liabilities of foreign currency denominated transactions into U.S. dollars. Foreign exchange (loss) gain changed due to the strengthening of the U.S. dollar compared to the Canadian dollar.
Benefit for income taxes was $5.2 million or 208.5% of pretax net loss for the year ended December 31, 2020. The effective tax rate during this period differs from the U.S. statutory rate primarily due to a rate differential on a tax loss carryback of $2.4 million, a tax benefit for stock option exercise of $1.1 million, and a change in deferred tax assets and liabilities due to state and foreign tax rate changes of $0.5 million.
Benefit for income taxes was $0.9 million or 20.0% of pretax loss from continuing operations for the year ended December 31, 2019. The effective tax rate during this period differs from the U.S. statutory rate primarily due to a foreign tax rate differential of $(0.3) million and a benefit for tax credits of $0.4 million.
Comparison of the Years Ended December 31, 2019 and 2018
Total Revenues
	Year ended December 31,		Change from Prior Period
(in thousands)	2019	2018	$	%
Payments	$51,054	$44,814	$6,240	14%
Software	21,639	9,432	12,207	129%
Advisory	30,137	25,374	4,763	19%
Equipment sales	41,755	23,335	18,420	79%
Total revenues	$144,585	$102,955	$41,630	40%
Payments revenues increased by $6.2 million or 14%, primarily driven by higher MTV in our managed accounts receivable offering, where we expanded our relationship with several key accounts in 2019.
Software revenues increased by $12.2 million or 129%. The increase was primarily attributable to $8.2 million of revenues related to Determine (acquisition closed April 2019) and $3.6 million of revenues related to Netsend (acquisition closed February 2019).
Advisory revenues increased by $4.8 million or 19%. The increase was attributable to $2.2 million of implementation and consulting revenues related to Determine (acquisition closed April 2019) and a $2.8 million increase in strategic sourcing consulting revenue related to our acquisition of Source One (acquisition closed March 2018), which had only nine months of activity during 2018, but twelve months in 2019.
Equipment sales increased by $18.4 million or 79%. The increase was primarily attributable to sales related to an agreement we had with a key customer starting in the fourth quarter of 2019 to assist them in the divestiture of their commercial truck fleet. This was a nonrecurring transaction that resulted in $16.5 million of equipment sales in 2019. In addition, we had higher transaction volumes in 2019 compared to 2018.

Direct Costs of Revenues (excluding depreciation and amortization)
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2019	2018	$	%	2019	2018
Direct costs of payments, software and advisory revenue	$34,521	$19,591	$14,930	76%	24%	19%
Direct costs of equipment sales	38,911	20,881	18,030	86%	27%	20%
Total direct costs of revenue	$73,432	$40,472	$32,960	81%	51%	39%
Direct costs of payments, software and advisory revenue increased $14.9 million or 76%. This was driven by a $3.2 million increase in personnel costs and incentive compensation expense as we expanded our development team to drive product and an increase of $1.7 million in bad debt expense due to higher write offs. In addition, we had increases of $3.0 million, $1.8 million, and $2.9 million related to the Determine (acquisition closed April 2019), Netsend (acquisition closed February 2019), and Source One (acquisition closed March 2018) acquisitions, respectively.
Direct costs of equipment sales increased $18.0 million or 86%. This was primarily attributable to costs related to an agreement we had with a key customer starting in the fourth quarter of 2019 to assist them in the divestiture of their commercial truck fleet. This was a nonrecurring transaction that resulted in $15.4 million of incremental costs in 2019. In addition, we had higher costs in 2019 compared to 2018.
Operating Expense
Research and Development
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2019	2018	$	%	2019	2018
Research and Development	$1,594	$533	$1,061	199%	1%	1%
The increase was primarily due to a $1.0 million in research and development costs related to the Determine (acquisition closed April 2019) acquisition.
Sales and marketing
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2019	2018	$	%	2019	2018
Sales and marketing	$29,333	$23,036	$6,297	27%	20%	22%
The increase was primarily due to $5.2 million in sales and marketing costs related to the Determine acquisition (acquisition closed April 2019). In addition, a $0.4 million increase was due to higher advertising expense for trade shows and brand promotions and a $0.5 million increase related to higher personnel costs.
General and administrative
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
	2019	2018	$	%	2019	2018
General and administrative	$17,904	$10,861	$7,043	65%	12%	11%
The increase was primarily attributable to $4.5 million and $0.4 million in general and administrative costs related to the Determine (acquisition closed April 2019) and Netsend (acquisition closed February 2019) acquisitions, respectively. Professional fees also increased by $2.7 million primarily due to advisory fees incurred in connection with the closing of the aforementioned acquisitions. This increase was partially offset by a $1.4 million decrease in incentive compensation expense in 2019 as compared to 2018.

Depreciation and amortization
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2019	2018	$	%	2019	2018
Depreciation and amortization	$16,850	$9,519	$7,331	77%	12%	9%
The increase was primarily driven by $5.7 million in amortization on acquired intangibles primarily related to the Determine and Netsend acquisitions in 2019. An increase of $1.5 million was due to amortization of our internally developed software, which was driven by an increase in software development projects that were placed in service during recent periods.
Change in fair value of contingent consideration
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2019	2018	$	%	2019	2018
Change in fair value of contingent consideration	$1,655	$1,675	$(20)	-1%	1%	2%
The change in fair value of contingent consideration was $1.7 million for both years ended December 31, 2019 and 2018. The contingent consideration related to the Source One acquisition (acquisition closed March 2018) was adjusted to its fair value at the end of each reporting period resulting in these charges. The final payment of contingent consideration was made in March 2020.
Non-operating income and expenses
	Year ended December 31,		Change from Prior Period		Percentage of Total Revenue
(in thousands)	2019	2018	$	%	2019	2018
Interest expense	$(9,076)	$(3,329)	$(5,747)	173%	6%	3%
Interest income	$175	$145	$30	21%	0%	0%
Foreign exchange gain (loss)	$461	$(727)	$1,188	-163%	0%	1%
(Provision) benefit for income taxes	$926	$(3,411)	$4,337	-127%	1%	3%
The increase in interest expense was primarily due to $5.5 million of interest expense and $0.5 million in amortization of debt issuance costs related to the Term Loan. We entered into the Term Loan in November 2018 to provide growth capital for investments in our products as well as acquisitions, so there were approximately two months of interest and amortization of debt issuance costs in 2018 compared to twelve months in 2019. These were partially offset by a $0.4 million decrease in interest expense on the Revolving Line of Credit due to lower interest rates in 2019 compared to 2018.
Foreign exchange gain (loss) is primarily driven by the effect of remeasurement of the assets and liabilities of foreign currency denominated transactions into U.S. dollars. Foreign exchange gain (loss) changed due to the strengthening of the U.S. dollar compared to the Canadian dollar.
Benefit for income taxes was $0.9 million or 20.0% of pretax loss from continuing operations for the year ended December 31, 2019. The effective tax rate during this period differs from the U.S. statutory rate primarily due to a foreign tax rate differential of $(0.3) million and a benefit for tax credits of $0.4 million.
Income tax expense was $3.4 million or 26.3% of pretax income from continuing operations for the year ended December 31, 2018. The effective tax rate during this period differs from the U.S. statutory rate primarily due to a state benefit, net of federal benefit, of $0.9 million.
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we have used adjusted revenue, adjusted gross profit, adjusted gross margin and adjusted EBITDA, all of which are non-GAAP measures, within this proxy statement/prospectus.
We have included these non-GAAP measures in this proxy statement/prospectus because they are measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In addition, we believe that the exclusion of the items eliminated in calculating adjusted revenue, adjusted gross profit, adjusted gross margin, and adjusted EBITDA can provide useful measures for period-to-period comparisons of our core business. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. These non-GAAP measures are subject to limitations, including those described in this section. As such, you should consider adjusted revenue, adjusted gross profit, adjusted gross margin and adjusted EBITDA alongside other GAAP-based financial performance measures, including revenue, gross profit, and net income, and our other GAAP financial results. Management addresses the inherent limitations associated with using these measures through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of the non-GAAP measures to the most directly comparable GAAP measure in each case. A reconciliation of each non-GAAP measure to the most directly comparable GAAP based measure along with material limitations of such measure are included in this section.
Adjusted revenue (non-GAAP)
We define adjusted revenue (non-GAAP) as total revenues adjusted for the direct cost of equipment sales and excluding gross to net contract adjustments. Adjusted revenue excludes the effects of the gross presentation in revenue of our sales of equipment. Although we sell equipment in support of certain of our advisory services, it is not our primary source of profitability and often results in very large shifts in revenue with very little impact to our overall profitability. As such, we use adjusted revenue to include only the net profit on sales of equipment. Adjusted revenue also includes an adjustment for a contract in which revenue had historically been recorded gross but starting in 2021 is now recorded net as a result of the renegotiation of that contract, allowing for a consistent presentation.
Although adjusted revenue measures are frequently used by investors and securities analysts in their evaluations of companies, adjusted revenue measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:
•	adjusted revenue (non-GAAP) does not reflect the full value of the equipment sold for which we took risk of loss while in inventory; and
•	other companies, including companies in our industry, may calculate adjusted revenue or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider adjusted revenue (non-GAAP) alongside other GAAP-based financial performance measures, including total revenue and our other GAAP financial results.
Adjusted Gross Profit (non-GAAP) and Adjusted Gross Margin (Non-GAAP)
We define adjusted gross profit as total revenues less total cost of revenues, excluding depreciation and amortization, plus stock-based compensation expense included in total cost of revenues. Adjusted gross margin is defined as our adjusted gross profit divided by total revenues less direct cost of equipment sales and gross to net contract adjustments or adjusted revenue (non-GAAP). We believe adjusted gross profit (non-GAAP) and adjusted gross margin (non-GAAP) can provide a useful measure of our core performance over time as they eliminate the impact of non-cash expenses and allow a direct comparison of our cash operations and ongoing operating performance between periods.

The following table presents a reconciliation of adjusted revenue (non-GAAP), adjusted gross profit (non-GAAP), and adjusted gross margin (non-GAAP) to their most directly comparable GAAP financial measures, for each of the periods identified:
	Nine months ended September 30,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Total revenues	$114,136	$118,811	$174,676	$144,585	$102,955
Less: direct cost of equipment sales	31,278	45,776	71,012	38,911	20,881
Less: gross to net contract adjustments	—	2,521	3,185	4,937	4,445
Adjusted revenue (Non-GAAP)	$82,858	$70,514	$100,479	$100,737	$77,629

Total revenues	$114,136	$118,811	$174,676	$144,585	$102,955
Less: Cost of revenues, excluding depreciation and amortization	57,821	72,611	105,157	73,432	40,472
Gross profit, excluding depreciation and amortization	56,315	46,200	69,519	71,153	62,483
Add: Stock-based compensation expense included in cost of revenues	230	166	240	103	43
Adjusted Gross Profit (Non-GAAP)	$56,545	$46,366	$69,759	$71,256	$62,526

Gross margin, excluding depreciation and amortization	49.3%	38.9%	39.8%	49.2%	60.7%
Adjusted gross margin (Non-GAAP)	68.2%	65.8%	69.4%	70.7%	80.5%
Adjusted EBITDA (non-GAAP)
We define adjusted EBITDA (non-GAAP) as net income (loss) from continuing operations adjusted for (i) Interest expense, net; (ii) Provision (benefit) for income taxes; (iii) Depreciation and amortization; (iv) Stock-based compensation ; (vi) Foreign exchange gain (loss); (vii) Equity in loss (income) of affiliate; (viii) Acquisition costs; (ix) Change in fair value of contingent consideration; (x) Acquisition accounting adjustments; and (xi) Restructuring and strategic project expenses which qualify as adjustments to EBITDA as defined in our credit agreements.
We use adjusted EBITDA (non-GAAP) to measure cash flow and our ability to repay our debt obligations. In addition, adjusted EBITDA (non-GAAP) is the primary metric that determines compliance with covenants under our debt obligations. Although adjusted EBITDA (non-GAAP) measures are frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA (non-GAAP) measures each have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA (non-GAAP) does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted EBITDA (non-GAAP) does not reflect interest income or expense;
•	adjusted EBITDA (non-GAAP) does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA (non-GAAP) does not reflect the potentially dilutive impact of stock-based compensation;
•	adjusted EBITDA (non-GAAP) does not reflect income tax expense that may represent a reduction in cash available to us; and
•	other companies, including companies in our industry, may calculate adjusted EBITDA (non-GAAP) or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider adjusted EBITDA (non-GAAP) alongside other GAAP-based financial performance measures, including various cash flow metrics, net income and our other GAAP financial results. Management addresses the inherent limitations associated with using adjusted EBITDA (non-GAAP) through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of adjusted EBITDA (non-GAAP) to the most directly comparable GAAP measure, net income. Further, management also reviews GAAP measures, and evaluates individual measures that are not included in adjusted EBITDA (non-GAAP) such as our level of capital expenditures and interest expense, among other items.
The following table presents a reconciliation of adjusted EBITDA (non-GAAP) to net income (loss) from continuing operations, the most comparable GAAP measure, for each of the periods identified.
	Nine months ended September 30,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net income (loss) from continuing operations	$(11,600)	$(3,335)	$2,774	$(3,743)	$9,472
Adjustments:
Interest expense, net	6,988	4,982	6,819	8,901	3,184
Provision (benefit) for income taxes	2,027	(3,817)	(5,193)	(926)	3,411
Depreciation and amortization	17,390	14,024	18,664	16,850	9,519
Earnings Before Interest Taxes Depreciation and Amortization	$14,805	$11,854	$23,064	$21,082	$25,586

Adjustments:
Stock-based compensation expense	$3,205	$1,641	$2,228	$1,058	$834
Foreign currency (gain) loss	(382)	487	34	(461)	727
Equity in (income) loss of affiliate	(37)	(54)	(72)	46	65
Change in Contingent Consideration	—	—	0	1,655	1,675
Acquisition costs(1)	89	158	1,250	2,964	399
Acquisition Accounting Adjustments(2)	—	—	(886)	4,932	—
Restructuring and strategic project expenses(3)	2,107	854	1,431	330	1,098
Adjusted EBITDA (Non-GAAP)	$19,787	$14,940	$27,049	$31,606	$30,384
(1)	Represents legal, accounting and other professional fees incurred in connection with the acquisitions of Source One (2018), Determine (2019), Netsend Ltd (2019) and Vendorin LLC (2020).
(2)
For the year ended December 31, 2019, represents purchase accounting adjustments for the Determine acquisition related to the step down of deferred revenue on the opening balance sheet. For the year ended December 31, 2020, represents a benefit related to reduction in contingent liabilities recorded on the opening balance sheet of the Determine acquisition.

(3)
Represents costs associated with special projects, including the company's legal reorganization and brand consolidation, as well as non-recurring charges associated with severance and employer taxes due upon the exercise of stock options.

Liquidity and Capital Resources
Our principal sources of liquidity are cash, cash equivalents, cash flows from operations, private sales of common and preferred equity, as well as debt borrowings and availability pursuant to our Revolving Line of Credit (described below). Our primary uses of liquidity are for operating expenses, capital expenditures and acquiring businesses. We do not enter into investments for trading or speculative purposes. As of September 30, 2021, we had cash and cash equivalents of $14.8 million. We believe cash, cash equivalents, and the availability under the Revolving Line of Credit, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. Cash from operations could be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic.

Cash Flows
The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:
	Nine months ended September 30,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net cash provided by (used in) operating activities	$4,949	$8,405	$19,444	$31,623	$(87)
Net cash used in investing activities	(12,379)	(10,583)	(93,035)	(63,260)	(6,102)
Net cash provided by (used in) financing activities	11,236	(358)	72,775	34,119	95
Increase (decrease) in cash and cash equivalents	$3,806	$(2,536)	$(816)	$2,482	$(6,094)
Operating Activities
Net cash provided by (used in) operating activities consisted of net loss (income) adjusted for certain non-cash items including depreciation and amortization, bad debt expense, stock-based compensation, and deferred income taxes, as well as the effect of changes in working capital and other activities. Net cash provided by (used in) operating activities is significantly influenced by the amount of cash we require to support the recent growth of our payment solutions, where we may take credit risk and often make payments on our customer’s behalf to suppliers and other vendors before the customer would be required to pay us. As a result, as our revenue in those areas grows, we may use more cash than we collect due to acceleration of payments to suppliers and other vendors. This working capital need is supported by our Revolving Line of Credit.
Net cash provided by operating activities was $4.9 million for the nine months ended September 30, 2021, which was driven by a net loss of $11.6 million, adjusted for non-cash expenses primarily driven by depreciation and amortization of $17.4 million. Also, an increase in accounts payable, largely due to timing of payments, contributed an additional $51.2 million in net cash provided by operations. This was offset by an increase in accounts receivable of $56.3 million which was driven by increases in our MTV.
Net cash provided by operating activities was $8.4 million for the nine months ended September 30, 2020, which was driven by a net loss of $3.3 million, adjusted for non-cash expenses primarily driven by depreciation and amortization of $14.0 million. Also, an increase in accounts payable, largely due to timing of payments, contributed an additional $26.0 million in net cash provided by operations. This was offset by an increase in accounts receivable of $5.9 million which was driven by increases in our MTV and a decrease in accrued expenses and other current liabilities of $19.7 million due to timing of accruals and payments.
Net cash provided by operating activities was $19.4 million for the year ended December 31, 2020, which was driven by net income of $2.8 million, adjusted for non-cash expenses primarily driven by depreciation and amortization of $18.7 million. An increase in accounts payable of $17.8 million was largely due to timing of payments, partially offset by a decrease in accrued expenses and other current liabilities of $17.0 million also related to timing of accruals and payments and an increase in other current assets of $5.8 million due to income tax refunds to be received resulting from the carryback of losses during 2020.
Net cash provided by operating activities was $31.6 million for the year ended December 31, 2019, which was driven by net loss of $3.8 million adjusted for non-cash expenses primarily driven by depreciation and amortization of $16.9 million. Increases in accounts payable of $8.6 million and accrued expenses of $18.0 million was largely due to timing of payments, partially offset by increases in accounts receivable and other current assets of $4.8 million and $6.0 million which was driven by increases in our MTV.
Net cash used in operating activities was $0.1 million for the year ended December 31, 2018, which was driven by net income of $8.5 million adjusted for non-cash expenses primarily driven by depreciation and amortization of $9.5 million. An increase in accounts payable of $13.3 million was largely due to timing of payments offset by a $33.3 million increase in accounts receivable primarily due to increases in our MTV. In addition, $5.1 million of the overall decrease in operating cash flow was due to the disposal of AmeriQuest Leasing and Maintenance, Inc.

Investing Activities
Our investing activities have consisted primarily of purchases of equipment and software developed for internal use, short-term investments, and business acquisitions. We expect our capital expenditures and our investment activity to continue to increase as our business grows.
Net cash used in investing activities was $12.4 million for the nine months ended September 30, 2021. This amount was largely driven by a $11.7 million investment in capitalized software to support our customer facing platforms and $0.7 million in purchases of property and equipment.
Net cash used in investing activities was $10.6 million for the nine months ended September 30, 2020. This amount was largely driven by a $8.3 million investment in capitalized software to support our customer facing platforms, a $2.2 million investment in implementing a new enterprise resource planning system, and $0.1 million in purchases of property and equipment.
Net cash used in investing activities was $93.0 million for the year ended December 31, 2020. This amount was largely driven by a payment of $79.0 million related to the Vendorin acquisition (acquisition closed December 2020), a $11.3 million investment in capitalized software to support our platforms, and $2.7 million in purchases of property and equipment.
Net cash used in investing activities was $63.3 million for the year ended December 31, 2019. This amount was largely driven by payments of $31.8 million and $20.1 million related to the Determine (acquisition closed April 2019) and Netsend (acquisition closed February 2019) acquisitions, respectively. In addition, $10.0 million related to investments in capitalized software to support our platforms and we made purchases of $1.4 million in property and equipment.
Net cash used in investing activities was $6.1 million for the year ended December 31, 2018. This amount was largely driven by a payment of $11.1 million related to the Source One acquisition (acquisition closed March 2018), $7.8 million in investments in capitalized software to support our payment solutions platforms, and $0.4 million in purchases of property and equipment. In addition, $1.0 million was attributable to the acquisition of a 30% interest in Canxxus, an equity method investment, in August 2018. This amount was partially offset by $14.2 million which represents proceeds from the sale of assets in connection with the exit in August 2018 of AmeriQuest Leasing and Maintenance, Inc., a discontinued operation.
Financing Activities
Net cash provided by financing activities was $11.2 million for the nine months ended September 30, 2021. This was primarily due to the net proceeds and payments on our Revolving Line of Credit, which resulted in a net increase of $12.5 million of cash to support growth in our MTV. In addition, a $0.4 million increase related to proceeds from the issuance of common stock. These amounts were partially offset by the repayments on our Term Loan of $1.1 million and the repurchase of common stock of $0.6 million.
Net cash used in financing activities was $0.4 million for the nine months ended September 30, 2020. This was primarily due to the proceeds from the issuance of preferred stock of $79.6 million offset by the net proceeds and payments on our Revolving Line of Credit which resulted in a net decrease in our Revolving Line of Credit of $66.1 million. The preferred stock issuance and paydown of the Revolving Credit line occurred in May 2020, as we entered into a preferred stock purchase agreement with a private equity sponsor to provide the Company with growth capital primarily for acquisitions. In addition, we paid $7.5 million for the repurchase of common stock, preferred stock issuance costs of $4.3 million in connection with the preferred stock purchase agreement, $1.3 million in contingent consideration related to the Source One acquisition, and $0.8 million in repayments on our Term Loan.
Net cash provided by financing activities was $72.8 million for the year ended December 31, 2020. This change was largely driven by proceeds from the above noted May issuance of preferred stock of $79.6 million and proceeds from the Term Loan of $19.7 million. In December 2020, we modified the Term Loan to provide an additional $20 million of principal. This was offset by the net proceeds and payments on our Revolving Line of Credit, which resulted in a net decrease of $12.4 million. In addition, a $7.5 million decrease related to the repurchase of common stock, a $4.3 million decrease related to preferred stock issuance costs in connection with the preferred stock purchase agreement, and a $1.3 million decrease related to the payment for contingent consideration related to the Source One acquisition.

Net cash provided by financing activities was $34.1 million during the year ended December 31, 2019. This was primarily influenced by the net proceeds and payments on our Revolving Line of Credit, which resulted in a net increase of $38.6 million of cash to support growth in our MTV. This was offset by a $1.1 million decrease related to the repayment of the Term Loan and the payment of $2.4 million in contingent consideration related to the Determine acquisition.
Net cash provided by financing activities was $0.1 million during the year ended December 31, 2018. This was largely influenced by $49.0 million in proceeds from the Term Loan we entered into in November 2018. This was offset by a net decrease of $24.9 million related to the net proceeds and payments on our Revolving Line of Credit, a $4.7 million decrease related to the payment of debt issuance costs, a $2.0 million decrease related to a payment for contingent consideration related to the InfoAccess.net, LLC acquisition (acquisition closed October 2016), and a $1.1 million decrease related to the repurchase of common stock. In addition, a $16.3 million decrease was attributable to the repayment of loans in connection with the exit of AmeriQuest Leasing and Maintenance, Inc., a discontinued operation.
Debt and Redeemable Equity
Revolving Line of Credit
We have a revolving line of credit (the “Revolving Line of Credit”) under which we are permitted to borrow up to 85% of eligible receivables up to a maximum commitment amount of $150 million. We primarily use this line of credit to support the working capital needs of our payment solutions. Often, our solutions require us to pay invoices on behalf of our customers faster than we collect those amounts from customers. As a result, during periods of increasing MTV, our cash used in the operations from our solutions may exceed our cash flows from those operations.
The Revolving Line of Credit expires in November 2023. Interest on borrowings under the Revolving Line of Credit accrues at the option of the Company at either (1) Base Rate plus 0.50%, (2) LIBOR plus 1.50%, (3) Canadian Prime Rate plus 0.50%, or (4) CDOR Rate plus 1.50%. Interest payments are due monthly.
The amount of available borrowings as of September 30, 2021 was approximately $150.0 million of which approximately $71.2 million was outstanding, all of which is classified as long-term in our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
Term Loan
In November 2018, we entered into a $50 million term loan agreement (the “Term Loan”) to provide growth capital for investments in our products as well as acquisitions. In December 2020, we modified the terms of the loan to provide an additional $20 million of principal and amended certain restrictive covenants to allow for the acquisition of Vendorin. There were no other material changes in the terms of the loan. The Term Loan matures on November 15, 2023 and, at the option of the Company, bears interest at either the Prime Rate plus 5% or LIBOR plus 6%. The interest rate is subject to adjustment based on the Company’s senior leverage ratio. Interest payments are due quarterly.
Principal payments equal to 0.50% of the original principal amount, currently $0.4 million, are due quarterly. In addition to the scheduled principal payments, the Term Loan is also subject to excess cash flow sweep provisions whereby if the senior leverage ratio is within certain levels at the end of a given fiscal year, the Company must prepay the Term Loan in an amount equal to 50% of the excess cash flow, as defined in the agreement. To date there have been no required excess cash flow sweep payments. The outstanding balance on the Term Loan is $67.0 million as of September 30, 2021.
Covenants
The Revolving Line of Credit and Term Loan contain customary conditions to borrowing, events of default and covenants, including covenants that restrict our ability to dispose of assets, merge with or acquire other entities, incur indebtedness, grant liens, make distributions to holders of our equity interests and make investments. In addition, the Revolving Line of Credit and Term Loan contain certain financial covenants and cross defaults. The target levels for these covenants vary over the term of the Revolving Line of Credit and Term Loan.

As of September 30, 2021, the financial covenants included:
•	Maximum Senior Leverage Ratio of 6.50:1.00
•	Fixed Charge Coverage Ratio of 1.00:1.00
•	Minimum EBITDA of $25 million
The Company was in compliance with such covenants as of September 30, 2021.
Vendorin Seller Note
In connection with the acquisition of Vendorin, we issued a note payable to the seller in the amount of $10.0 million. This note bears interest at a rate of 5% and matures February 15, 2024. Interest on the note accrues annually and is capitalized and paid in kind to the seller by adding all such accrued and unpaid interest to the outstanding principal amount of the note. The principal amount and all accrued but unpaid interest are due upon maturity. The total amount due on the note is $10.4 million as of September 30, 2021, which includes $0.4 million of accrued interest.
Redeemable Preferred Stock
On May 1, 2020, we entered into a stock purchase agreement with a private equity sponsor (the Sponsor) to provide growth capital and fund acquisitions in which the Company issued 2,700,967 shares of Series A redeemable Preferred Stock for an aggregate purchase price of $80.0 million. The preferred stock accrues cumulative dividends compounded quarterly based on an annual rate of 13.25%. Accumulated unpaid dividends were approximately $16.2 million as of September 30, 2021.
The preferred stock is convertible into 3,442,633 shares of common stock, at the option of the holder, or upon the occurrence of certain events. As a result of the transaction described in Note 14 of our annual 2020 consolidated financial statements and Note 11 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus, the redeemable preferred stock will be converted.
Accumulated accretion on the preferred stock redemption preference and issuance costs was approximately $12.7 million as of September 30, 2021.
Redeemable Common Stock
As described in Note 14 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus, under certain circumstances we may be required to repurchase common stock from our shareholders. The aggregate amount of such repurchases has been approximately $2.6 million during the last three years.
Cash requirements
We early adopted the amendments enacted by the SEC to modernize, simplify, and enhance certain financial disclosure requirements in Regulation S-K. Specifically, the requirement for tabular disclosure of contractual obligations has been eliminated. See Note 17 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional detail related to our contractual obligations.
As of September 30, 2021, we have cash requirements for the following:
•
Principal payments on our Term loan, Revolving Line of Credit, and Vendorin seller note of $148.2 million are expected to be paid out as follows: $0.4 million for the remainder of 2021, $137.8 million in 2022 and 2023, and $10.0 million in 2024.

•
Interest payments related to our Term loan, Revolving Line of Credit, and Vendorin seller note of $16.1 million are expected to be paid out as follows: $1.7 million for the remainder of 2021, $12.7 million in 2022 and 2023, and $1.7 million in 2024.

•	Lease payments as described in Note 14 of the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
•	Payments under a software service agreement to be paid as follows: $0.1 million for the remainder of 2021 and $1.1 million in 2022 and 2023.

•
Capital expenditures to improve and maintain our technology platforms. We expect this to be consistent with our historical spending on an annual basis during the last three years which has ranged from $7.7 million to $11.3 million related to investments in internally developed software and $0.4 million to $2.8 million related to purchases of property and equipment. We currently expect the level of capital spending to increase in whole dollar terms but remain consistent as a percentage of our revenue.

Off-Balance Sheet Arrangements
Other than operating leases which remain off-balance sheet as we have not yet adopted ASU 2016-02, off-balance sheet arrangements are not a significant source of our financing strategy. Refer to Note 17 of our annual consolidated financial statements included in this proxy statement/prospectus for additional information with respect to leases and other contractual commitments.
In addition to the items referenced above, we periodically enter into agreements in the normal course of business to repurchase assets from third-party leasing companies at a pre-determined residual price at the end of a third-party lease. The purpose of these arrangements is to provide a source of inventory for our used commercial truck sales operations. Inventory procured under such arrangements are considered to be conditional purchase obligations as the agreements are subject to quality inspections, maintenance requirements, and other typical industry conditions. Over the next five years, the maximum committed inventory purchases are $36.7 million with the maximum annual commitment of $13.2 million in 2022. The committed purchase levels generally represent less than 20% of our expected future inventory needs.
We are not aware of any event, demand, commitment, trend, or uncertainty that will result in or is likely to result in the termination, or material reduction in availability to our off-balance-sheet arrangements.
Critical Accounting Policies and Estimates
Our financial statements and the related notes included elsewhere in this proxy statement/prospectus statement are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. These estimates are based on historical data and experience, as well as various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily determined from other sources. We engaged third-party valuation specialists to assist with estimates related to the valuation of the Company’s common stock, and the valuation of assets and liabilities acquired in business combinations. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.
Although we believe the estimates and assumptions used in determining the recorded amounts in the accompanying consolidated financial statements are reasonable, actual results may differ from those estimates under different assumptions or circumstances.
We believe the assumptions and estimates associated with the following accounting policies have the greatest potential impact on our consolidated financial statements.
Revenue Recognition
On January 1, 2018, Corcentric adopted ASC 606, Revenue from Contracts with Customers and all the related amendments (“the revenue standard”) using the modified retrospective method. We elected to apply the revenue standard only to contracts that were not completed as of the adoption date. We recognized the cumulative effect of initially applying the revenue standard as an adjustment to the January 1, 2018 opening balance of retained earnings.
Significant revenue sources include payments revenue, software revenue and advisory revenue as well as equipment sales.
Payments revenue
Payments revenue includes transaction fees and rebates. We generate fees from transaction processing which are based upon either a fixed amount per transaction or a percentage of the underlying transaction value. Such fees are recognized at the time that the transaction is processed and validated in our system. Rebate revenue is recognized as transactions occur based upon the estimated rebate rate to be paid. Rebate payments to customers are accounted for as consideration payable to a customer and recorded as a reduction to revenue in accordance with ASC 606. Expected payouts are estimated based on historical data.
Software revenue
Software revenue includes subscription fees for hosting and providing software to our customers to facilitate efficient transaction processing. The subscription models provide for a fixed monthly fee recognized on a monthly basis when we provide services under the terms of a contractual agreement. Overage fees for transactions processed in excess of a customer's allotment are recognized as they occur.
Advisory revenue
Advisory revenue includes implementation and training fees, consulting fees and lease brokerage fees.
Implementation and training fees: We have contracts that often require customers to pay implementation or contract set up fees which are deferred and recognized over the estimated period that the contract or customer relationship is expected to generate revenue. These fees are charged at the beginning of the customer relationship as compensation for our efforts to configure the system to specific customer's needs and provide training to the customer. These fees are evaluated at the onset of the customer relationship to determine whether they have stand-alone value apart from the broader transaction processing contract. If the service is determined to have stand-alone value, then the revenue is recognized upon completion of the underlying service. If the service is determined to lack stand-alone value, the fees received are recognized on a straight-line basis over the estimated life of the customer relationship which ranges from 3-5 years.
Consulting fees: We perform sourcing consulting services. Fees can be generated in one of three ways:
•
Contingency fees – We perform cost savings projects on a contingent basis. Under these arrangements we are entitled to a percentage of the savings generated through the engagement. The billings for such projects can occur over a period of up to 24 months following the completion of a project, as the actual savings are realized by the customers. Revenue for these projects is recorded once all performance obligations have been completed and is accounted for as variable consideration under ASC 606. Revenue recorded is based upon an estimate of the future savings to be achieved. The customer’s historical usage patterns are used to estimate the savings. The savings estimates are updated each reporting period based upon actual savings realized.

•
Fixed fees – We perform cost savings projects at a fixed rate. Revenue for such projects is recognized on the proportional performance of our obligations under the contract. Fixed fee contracts are generally less than 1 year in duration.

•	Time and materials – We perform cost savings and client requested software development projects that are recognized as hours are incurred on a project.
Lease brokerage fees: We receive fees for brokering leases (primarily commercial trucks) between our customers and members of our lending network. Such fees are recognized when the underlying lease is consummated.
Equipment sales
Equipment revenue is generated when we purchase equipment (primarily commercial trucks) for resale. Revenue on equipment sales is recognized when (1) an agreement of sale has been reached, (2) the customer has secured a funding source, and (3) the customer has taken title and possession of the equipment.
Allowance for Doubtful Accounts
We develop the allowance for doubtful accounts receivable based upon its historical write off experience as well as a specific review of significant past due customer accounts. Each significant past due customer account is reviewed monthly and assigned a reserve based upon the amount of the past due balance, the customer’s financial strength, payment history, collateral, and any known actions, such as liquidation or bankruptcy. A non-specific reserve is also established at the portfolio level, based upon an average of historical write offs in relation to total monetized transaction volume. We believe our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods. While we do not currently foresee any significant changes in our ability to collect receivables, deterioration in the financial strength of our customers could cause a significant increase in our historical level of write offs and the related bad debt expenses. For additional information refer to Note 6 to our annual consolidated financial statements and Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
We may assess finance charges when accounts are past due. Finance charge revenue is recognized when cash is received, as we do not believe collectability will be reasonably assured until that point.
Software Development Costs
We capitalize certain development costs incurred to acquire or create the Company's internal-use software. These capitalized costs are primarily related to applications hosted by the Company and accessed by the Company's customers. We follow internal use software guidance for product related costs as customers cannot take possession of the underlying software. Costs incurred in the preliminary stages of development are expensed as incurred. Once the application development stage is reached, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ends when all substantial testing is complete. Our internal capitalized costs consist primarily of direct labor and fringe benefits. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized costs are included in the internally developed software class in property and equipment. These costs are amortized on a straight-line basis over their estimated useful life which is typically three years. Maintenance and training costs are expensed as incurred. We evaluate the remaining useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Goodwill and Other Indefinite-Lived Intangible Assets
Goodwill and intangible assets deemed to have indefinite lives are tested at least annually for impairment, or when circumstances indicate that the carrying amount of the asset may not be recoverable. Our impairment test is performed on October 1 on an annual basis. Goodwill is tested for impairment as a single reporting unit. Goodwill is tested for impairment by either performing a qualitative evaluation or a quantitative test. The qualitative evaluation is an assessment of factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. We may elect not to perform the qualitative assessment and perform a quantitative impairment test. For purposes of performing the quantitative test, fair value is determined based on discounted cash flow analysis, or the use of market multiples applied to earnings. Both valuation methods include significant management assumptions such as revenue growth rates, operating margins, weighted average cost of capital, the selection of comparable companies, and future economic and market conditions. If the carrying value of the reporting unit exceeds fair value, goodwill is considered impaired. The impairment charge recognized is equal to the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill.
Indefinite-lived intangible assets consist of trademarks and are tested for impairment by comparing the fair value of the asset to the carrying value. Fair value is determined based on discounted cash flow analyses that include significant management assumptions such as revenue growth rates, weighted average cost of capital, and assumed royalty rates. If the fair value is less than the carrying value, the asset is reduced to fair value.
Definite-lived intangible assets consist primarily of customer relationships and acquired software. Customer relationships are primarily amortized over 9 to 15 years utilizing an accelerated method of amortization. Acquired software is amortized over 3 to 9 years utilizing the straight-line method of amortization.
Income Taxes
We account for deferred income taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in tax rates and other provisions of the tax law in the period in which such changes are enacted. Deferred tax assets are recognized unless it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Significant management judgment is required to determine the amount of benefit to be recognized in relation to an uncertain tax position. We use a two-step process to evaluate tax positions. The first step requires us to determine whether it is more likely than not (greater than 50% chance) that the tax position will be sustained. The second step requires us to recognize in the financial statements the benefit of a tax position that meets the more likely than not recognition criterion. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements in future periods.
Recent Accounting Pronouncements
See Note 5 to our annual consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.
Emerging Growth Company Status
In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. North Mountain initially elected, and now Corcentric has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Corcentric will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Corcentric’s financials to those of other public companies more difficult.
Corcentric also intends to take advantage of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.
Additionally, New Concentric will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.
Quantitative and Qualitative Disclosures about Market Risk
In the normal course of business, we are subject to a variety of risks which can affect our operations and profitability. These risks primarily include interest rate and foreign exchange. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits. We cannot be assured that we will not experience losses on these deposits.
Interest rate risk
We are exposed to market risk related to changes in interest rates relating to existing and future borrowings under our Revolving Line of Credit and Term Loan. These facilities will increase if market interest rates rise as all rates are variable based upon LIBOR or other market rates. Also, in July 2017, the United Kingdom's Financial Conduct Authority (FCA), which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. We are evaluating the potential impact of the eventual replacement of the LIBOR benchmark interest rate. We are not able to predict what the impact of a replacement interest rate benchmark may be on our financial position or results of operations, but we do not believe it will be material at this time. As of the most recent period end, we estimate that a twenty-five basis point change in LIBOR interest rates would impact annual interest expense by $0.3 million.
Foreign exchange risk
While we operate across many currencies including the British pound, the EURO, the Canadian dollar, and the Australian dollar, our primary economic risk related to foreign exchange is driven by the United States dollar to the Canadian dollar exchange rate. A portion of the transactions processed through our solutions are denominated in foreign currencies (primarily the Canadian dollar). In processing these transactions, we are exposed to risk associated with changes in the valuation of the U.S. dollar relative to other currencies. In general, we pay the transactions that we process in advance of collecting the underlying cash from our customers. As a result, we will experience gains during times that the U.S. dollar is weakening and losses during times that the U.S. dollar is strengthening. However, given the overall level of exposure that we have to foreign currency in recent periods, we believe that a 10% change in applicable foreign exchange rates would not have a significant effect on our financial position or results of operations.
Facilities
Our headquarters is an approximately 16,830 square foot facility that we lease in Cherry Hill, New Jersey. Our lease for this facility expires in August 2029. We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.
Intellectual Property
Certain of our products and services are based on proprietary software and related solutions. We rely on a combination of copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality, and other contractual arrangements to establish, maintain, and enforce our intellectual property rights in our technology, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties that is integrated into some of our solutions.
We own a number of registered service marks, including CORCENTRIC, CORCONNECT, COR360 and other pending applications. We also own a number of domain names, including www.corcentric.com.
Employees and Human Capital Resources
As of September 30, 2021, we had 484 employees, consisting of 204 employees in operations and support, 86 employees in research and development, 78 employees in general and administrative and 116 employees in sales and marketing, with a majority of our employees currently working remotely.
We are an Equal Employment Opportunity and Affirmative Action employer. All aspects of employment including the decision to hire, promote, discipline, or discharge, are based on merit, competence, performance, and business needs. We do not discriminate on the basis of race, color, religion, marital status, age, national origin, ancestry, physical or mental disability, medical condition, pregnancy, genetic information, gender, sexual orientation, gender identity or expression, veteran status, or any other status protected under federal, state, or local law.
Many of our employees are highly skilled in technical areas specific to software and product development as well as mission critical SaaS operations related to billing and payments, accounts receivable and payment systems. From time to time, we supplement our workforce with consultants or independent contractors, primarily in the information technology area, through contracted service arrangements.
Our employees are key to our success as a company, and we are committed to attracting, developing, and retaining the best talent. We leverage formal and informal programs to identify and attract top talent including social media, job boards, employee referrals and professional associations and industry groups. We develop and retain the best talent through various means including performance evaluation and goal setting as well as a robust training and development curriculum. Our online training platform provides a variety of tools and application resources for all team members to build learning experiences and skills.
We provide employees with competitive compensation and benefits consistent with positions, skill levels, experience, knowledge, and geographic location. All full-time employees are eligible for health insurance, paid and unpaid leave, a retirement plan, and life/disability coverage. We also offer a variety of voluntary benefits that allow employees to select the options that meet their needs, including critical illness and accident coverage, medical and dependent care flexible spending accounts, health saving accounts, paid parental leave, and an employee assistance program.
Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees.
The success of our business is connected to the well-being of our team members. Accordingly, we are committed to the health, safety and wellness of our team members worldwide. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our team members, our customers and partners, and the communities in which we operate. Because of investments in our operating environments and technology that support day-to-day execution, we were able to transition 100% of our employees to a remote work environment in a timely and seamless manner. While some of our office locations have been reopened for voluntary onsite work, the vast majority of our workforce continues to work remotely. We continue to monitor health statistics and guidance published by governmental agencies as well as regulatory updates related to the pandemic and keep our employees informed and supported through regular communication on this topic.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors after the Business Combination
Upon the consummation of the Business Combination, the business and affairs of New Corcentric will be managed by or under the direction of the New Corcentric Board. The following table sets forth the name, age and position of each of the expected directors and executive officers of New Corcentric upon consummation of the Business Combination:
Name	Age	Position
Executive Officers
Douglas Clark	79	Chief Executive Officer and Chairman of the New Corcentric Board
Matthew Clark	42	President and Chief Operating Officer
Thomas Sabol	62	Chief Financial Officer
Mark Joyce	51	Executive Vice President and Chief Accounting Officer

Non-Employee Directors
		Director
		Director
		Director
		Director
		Director
		Director
(1)	Member of the New Corcentric audit committee, effective upon the consummation of the Business Combination.
(2)	Member of the New Corcentric compensation committee, effective upon the consummation of the Business Combination.
(3)	Member of the New Corcentric nominating and corporate governance committee, effective upon the consummation of the Business Combination.
Executive Officers
Douglas Clark. Upon consummation of the Business Combination, Mr. Clark will serve as New Corcentric’s Chief Executive Officer and as the chairman of the New Corcentric Board. Mr. Clark has served as a member of the board of directors of Corcentric since December 1996, as the President and the Chief Executive Officer of Corcentric since January 1997 and chairman of the board of directors of Corcentric since December 2015. Mr. Clark received a bachelor of arts degree in accounting from the University of Miami and a master of business administration degree from Drexel University. We believe Mr. Clark is qualified to serve as a member of New Corcentric’s board of directors because of his extensive background in business management, his role as founder, President and Chief Executive Officer of Corcentric, and his years of service on the Corcentric board of directors.
Matthew Clark. Upon consummation of the Business Combination, Mr. Clark will serve as the President and Chief Operating Officer of New Corcentric. Since the beginning of 2018, Mr. Clark has guided Corcentric through three acquisitions that positioned Corcentric as a global leader in Source-to-Pay and Order-to-Cash solutions. Mr. Clark is an adviser and guest lecturer for the University of Maryland’s Entrepreneurship and Innovation Program, and is an active member of Vistage Chief Executive Group, which provides peer-to-peer mentoring for DC area business leaders. He holds a Bachelor of Arts Degree in Journalism from the University of Maryland.
Thomas Sabol. Upon consummation of the Business Combination, Mr. Sabol will serve as the Chief Financial Officer of New Corcentric. Mr. Sabol has served as the Chief Financial Officer of Corcentric since October 2021. Mr. Sabol provided management consulting services to various companies from January 2021 to September 2021. Mr. Sabol served as Chief Financial Officer and Senior Vice President of Operations of Transact Campus Inc., a privately held software and payments company in the higher education industry, from November 2019 to December 2020. Previously, Mr. Sabol served as the Senior Vice President and Chief Financial Officer of Rimini Street, Inc. a publicly-traded IT services company from November 2016 to November 2019. Mr. Sabol provided management consulting services from May 2015 to November 2016. He served as Chief Financial Officer of Comverse, Inc. (now Mavenir Systems, Inc.), a global software service provider, from July 2012 to April 2015. From April 2009 to August 2011, Mr. Sabol served as Chief Financial Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services. From February 2006 to April 2009, he served as Chief Financial Officer of Suntron Corporation, a publicly-traded provider of electronic manufacturing services that was taken private by its majority shareholder in December 2007. Prior thereto, Mr. Sabol served as Chief Financial Officer of Wolverine Tube, Inc. and in senior executive positions at Plexus Corp., including as its Chief Operating Officer and Chief Financial Officer. Mr. Sabol was also the General Auditor at Kemper Corporation and practiced public accounting with Coopers & Lybrand. Mr. Sabol formerly served as a director of Suntron Corporation from July 2004 to April 2009. Mr. Sabol is a Certified Public Accountant and holds a B.S. in Accounting from Marquette University.
Mark Joyce. Upon consummation of the Business Combination, Mr. Joyce will serve as the Executive Vice President and Chief Accounting Officer of New Corcentric. Mr. Joyce has served as the Executive Vice President and Chief Accounting Officer since October 2021. Mr. Joyce served as Executive Vice President and Chief Financial Officer of Corcentric from December 2006 through October 2021. He previously served in various financial roles, including chief financial officer, at NationaLease Purchasing Corporation from 2001 to 2006. Mr. Joyce received a bachelor of science degree in business administration from John Carroll University and a master of business administration degree from DePaul University. Mr. Joyce is a licensed certified public accountant in the State of Illinois and is a member of the American Institute of Certified Public Accountants.
Board Composition
New Corcentric’s business and affairs will be organized under the direction of the New Corcentric Board. We anticipate that the New Corcentric Board will consist of seven members upon the consummation of the Business Combination. Douglas Clark will serve as Chairman of the New Corcentric Board. The primary responsibilities of the New Corcentric Board will be to provide oversight, strategic guidance, counseling and direction to New Corcentric’s management. The New Corcentric Board will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the New Corcentric Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that the Class I directors will be appointed to an initial one-year term (and three-year terms subsequently), the Class II directors will be appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors will be appointed to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
The New Corcentric Board will be divided into the following classes:
•
Class I, which Corcentric and North Mountain anticipate will consist of    , whose terms will expire at New Corcentric’s first annual meeting of stockholders to be held after the completion of the Business Combination;

•
Class II, which Corcentric and North Mountain anticipate will consist of    , whose terms will expire at New Corcentric’s second annual meeting of stockholders to be held after the completion of the Business Combination; and

•
Class III, which Corcentric and North Mountain anticipate will consist of    , whose terms will expire at New Corcentric’s third annual meeting of stockholders to be held after the completion of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New Corcentric Board may have the effect of delaying or preventing changes in New Corcentric’s control or management.

Director Independence
Upon the consummation of the Business Combination, the New Corcentric Board is expected to determine that each of the directors on the New Corcentric Board other than     will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the New Corcentric Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Corcentric will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Board Committees
Effective upon the consummation of the Business Combination, the New Corcentric Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New Corcentric Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New Corcentric intends to comply with future requirements to the extent they will be applicable to New Corcentric. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Corcentric’s website.
Audit Committee
New Corcentric’s audit committee will consist of     . The New Corcentric Board has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the New Corcentric Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
     will serve as the chair of the audit committee. The New Corcentric Board determined that qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the New Corcentric Board considered     ’s formal education and previous experience in financial roles. Both New Corcentric’s independent registered public accounting firm and management periodically will meet privately with New Corcentric’s audit committee.
The functions of this committee will include, among other things:
•
evaluating the performance, independence and qualifications of New Corcentric’s independent auditors and determining whether to retain New Corcentric’s existing independent auditors or engage new independent auditors;

•	helping ensure the independence and performance of New Corcentric’s independent auditors;
•	helping to maintain and foster an open avenue of communication between management and New Corcentric’s independent auditors;
•	discussing the scope and results of the audit with New Corcentric’s independent auditors, and reviewing, with management, New Corcentric’s interim and year-end operating results;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	administering risk oversight of New Corcentric’s risk management process, reviewing New Corcentric’s policies on risk assessment and risk management;
•	reviewing related party transactions;
•
obtaining and reviewing a report by New Corcentric’s independent auditors at least annually, that describes New Corcentric’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by New Corcentric’s independent auditors.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Corcentric will to comply with future requirements to the extent they become applicable to New Corcentric.
Compensation Committee
New Corcentric’s compensation committee will consist of     .      will serve as the chair of the compensation committee. The New Corcentric Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq.
The functions of the committee will include, among other things:
•	approving the retention of compensation consultants and outside service providers and advisors;
•
reviewing and approving, or recommending that the New Corcentric Board approve, the compensation, individual and corporate performance goals and objectives and other terms of employments of New Corcentric’s executive officers, including evaluating the performance of New Corcentric’s chief executive officer, and, with his assistance, that of New Corcentric’s other executive officers;

•	reviewing and recommending to the New Corcentric Board the compensation of New Corcentric’s directors;
•	administering New Corcentric’s equity and non-equity incentive plans;
•	reviewing New Corcentric’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•	reviewing and evaluating succession plans for the executive officers;
•	reviewing and approving, or recommending that the New Corcentric Board approve, incentive compensation and equity plans;
•	helping the New Corcentric Board oversee New Corcentric’s human capital management policies, plans and strategies; and
•	reviewing and establishing general policies relating to compensation and benefits of New Corcentric’s employees and reviewing New Corcentric’s overall compensation philosophy.
The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Corcentric will comply with future requirements to the extent they become applicable to New Corcentric.
Nominating and Corporate Governance Committee
New Corcentric’s nominating and corporate governance committee will consist of    .     will serve as the chair of the nominating and corporate governance committee. The New Corcentric Board has determined that each of the members of New Corcentric’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq.
The functions of this committee include, among other things:
•	identifying, evaluating, and selecting, or recommending that the New Corcentric Board approve, nominees for election to the New Corcentric Board and its committees;
•	approving the retention of director search firms;
•	evaluating the performance of the New Corcentric Board and of individual directors;
•	considering and making recommendations to the New Corcentric Board regarding the composition of the New Corcentric Board and its committees;
•	evaluating the adequacy of New Corcentric’s corporate governance practices and reporting; and
•	overseeing an annual evaluation of the New Corcentric Board’s performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Corcentric will comply with future requirements to the extent they become applicable to New Corcentric.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New Corcentric’s compensation committee has ever been an executive officer or employee of New Corcentric. None of New Corcentric’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Corcentric Board or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates New Corcentric’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Corcentric’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Proposed Charter requires New Corcentric to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New Corcentric plans to maintain a directors’ and officers’ insurance policy pursuant to which New Corcentric’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, New Corcentric will enter into separate indemnification agreements with New Corcentric’s directors and officers. These agreements, among other things, require New Corcentric to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Corcentric’s directors or officers or any other company or enterprise to which the person provides services at New Corcentric’s request.
We believe these provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers for New Corcentric following the completion of the Business Combination.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
The New Corcentric Board will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New Corcentric’s employees, executive officers and directors. The Code of Conduct will be available on New Corcentric’s website at www.corcentric.com. Information contained on or accessible through New Corcentric’s website is not a part of this proxy statement/prospectus, and the inclusion of New Corcentric’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New Corcentric Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Corcentric expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation
The New Corcentric Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Corcentric is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New Corcentric intends to develop a board of directors’ compensation program that is designed to align compensation with New Corcentric’s business objectives and the creation of stockholder value, while enabling New Corcentric to attract, retain, incentivize and reward directors who contribute to the long-term success of New Corcentric.

EXECUTIVE AND DIRECTOR COMPENSATION
North Mountain Executive Officer and Director Compensation
None of North Mountain’s officers or directors have received any compensation for services rendered to North Mountain. North Mountain’s Sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on North Mountain’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. North Mountain’s audit committee will review on a quarterly basis all payments that were made by North Mountain to its Sponsor, officers, directors or its or any of their respective affiliates. As of January 6, 2022, North Mountain’s Sponsor and its affiliates had incurred $996 unpaid reimbursable expenses.
After the completion of the Business Combination, directors or members of North Mountain’s management team who remain with North Mountain may be paid consulting, management or other compensation from New Corcentric. All compensation will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to North Mountain’s stockholders in connection with a proposed business combination, including in this proxy statement/prospectus. Any compensation to be paid to North Mountain’s officers after the completion of the Business Combination will be determined by a compensation committee constituted solely by independent directors.
North Mountain is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence North Mountain’s management’s motivation in identifying or selecting a target business, and North Mountain does not believe that the ability of its management to remain with North Mountain after the consummation of its initial business combination should be a determining factor in North Mountain’s decision to proceed with any potential business combination.
For a discussion of North Mountain’s executive compensation arrangements after the Closing, please see the section entitled “Management After the Business Combination.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
North Mountain Class B Common Stock
In July 2020, our Sponsor purchased 3,306,250 shares of North Mountain Class B Common Stock for an aggregate price of $25,000, of which up to 431,250 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full or in part in the IPO, so that the Sponsor would own, on an as-converted basis, 20% of North Mountain’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any Public Shares in the IPO). As a result of the underwriter’s election to fully exercise the over-allotment option, 431,250 shares are no longer subject to forfeiture. The North Mountain Class B Common Stock will automatically convert into North Mountain Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustments.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its North Mountain Class B Common Stock until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) subsequent to a Business Combination, (x) if the closing price of the North Mountain Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which North Mountain completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their North Mountain Class A Common Stock for cash, securities or other property.
Promissory Note
On July 14, 2020, North Mountain issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Sponsor agreed to loan North Mountain an aggregate of up to $300,000 to cover expenses related to the IPO. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the IPO. The borrowings outstanding under the Promissory Note of $75,000 were repaid upon the consummation of the IPO on September 22, 2020. No amount is outstanding as of September 30, 2021.
Administrative Support Agreement
North Mountain entered into an agreement whereby, commencing on September 22, 2020, North Mountain began paying an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or North Mountain’s liquidation, North Mountain will cease paying these monthly fees. For the nine months ended September 30, 2021, North Mountain incurred $90,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheets.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or North Mountain’s officers and directors may, but none of them are obligated to, loan North Mountain funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, North Mountain may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Related Party Policy
North Mountain has adopted a written Related Person Transactions Policy (the “policy”), which sets forth its policy with respect to the review, approval, ratification and disclosure of all related person transactions by North Mountain's audit committee. In accordance with the policy, North Mountain's audit committee has overall responsibility for implementation of and compliance with the policy. Under the policy, the North Mountain audit committee may approve only those related person transactions that are in, or not inconsistent with, the best interests of North Mountain and its stockholders. North Mountain has also adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the North Mountain Board (or the appropriate committee of the North Mountain Board) or as disclosed in public filings with the SEC. Under North Mountain’s Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving North Mountain.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, North Mountain has agreed not to consummate an initial business combination with an entity that is affiliated with any of its Sponsor, officers or directors unless it, or a committee of independent and disinterested directors, has obtained an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm that North Mountain’s initial business combination is fair to North Mountain from a financial point of view. There will be no finder’s fees, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation paid by North Mountain to its Sponsor, officers or directors or North Mountain’s or any of their respective affiliates, for services rendered to North Mountain prior to or in connection with the completion of the initial business combination (regardless of the type of transaction that it is). However, the following payments will be, or have been, made to North Mountain’s Sponsor, officers, or directors, or North Mountain’s or their affiliates, and, if made prior to an initial business combination will be made from (i) funds held outside the Trust Account or (ii) permitted withdrawals from interest earned on the Trust Account:
•	repayment of an aggregate of up to $300,000 in loans made to North Mountain by its Sponsor to cover IPO-related and organizational expenses;
•	payment to an affiliate of North Mountain’s Sponsor of a total of $10,000 per month, for up to 24 months, for office space, administrative and support services;
•	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
•
repayment of loans which may be made by Sponsor, an affiliate of Sponsor or North Mountain’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender.

These payments may be funded using the net proceeds of the IPO and the sale of the Private Placement Warrants not held in the Trust Account, Permitted Withdrawals or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to North Mountain in connection therewith.
Certain Agreements Related to the Business Combination
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Merger Agreement by Corcentric. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement/prospectus. These agreements include:
•	Corcentric Stockholder Support Agreements (see the section entitled “Agreements Related To The Business Combination—Corcentric Stockholder Support Agreements”);
•	PIPE Subscription Agreements (see the section entitled “Agreements Related To The Business Combination—PIPE Subscription Agreements”);
•	Share Vesting and Warrant Surrender Agreement (see the section entitled “Agreements Related To The Business Combination—Share Vesting and Warrant Surrender Agreement”);
•	Registration Rights Agreement (see the section entitled “Agreements Related To The Business Combination—Amended and Restated Registration Rights Agreement”); and

•	Lock-up Agreements (see the section entitled “Agreements Related To The Business Combination—Lock-up Agreements”).
Related Party Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that New Corcentric’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New Corcentric or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of New Corcentric’s executive officers or a member of New Corcentric’s Board;
•	any person who is known by New Corcentric to be the beneficial owner of more than 5% of our voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that New Corcentric will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. Copies of the form of Corcentric Stockholder Support Agreement, form of Subscription Agreement, form of Share Vesting and Warrant Surrender Agreement, form of Registration Rights Agreement and form of Lock-Up Agreement are attached to the Merger Agreement as Exhibit B, Exhibit A, Exhibit E, Exhibit C and Exhibit D, respectively. You are encouraged to read the Related Agreements in their entirety.
Corcentric Stockholder Support Agreements
In connection with the execution of the Merger Agreement, the Corcentric Supporting Stockholders executed and delivered to North Mountain support agreements, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. As of December 31, 2021, the Corcentric Supporting Stockholders who had entered into Corcentric Stockholder Support Agreements collectively held approximately 48.2% of the outstanding voting power of Corcentric Capital Stock.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, North Mountain entered into the Subscription Agreements with the PIPE Investors, pursuant to which (i) the PIPE Investors agreed to purchase, and North Mountain agreed to sell to the PIPE Investors, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 and (ii) North Mountain agreed to transfer to each PIPE Investor one-half of one warrant for each PIPE Share purchased, which warrants will be “Public Warrants” under the North Mountain Warrant Agreement, in each case in a private placement.
The Subscription Agreements are in all material respects similar to the Form of Subscription Agreement attached to the Merger Agreement as Exhibit A. The Subscription Agreement contains customary representations and warranties of North Mountain, on the one hand, and each PIPE Investor, on the other hand.
The closing of the PIPE Financing is expected to occur substantially concurrently with the Closing and is contingent upon, among other things, (i) at least 5,000,000 shares of North Mountain Class A Common Stock remaining outstanding immediately prior to the consummation of the Business Combination after giving effect to the completion of the Redemption Offer, and with respect to which North Mountain has not entered into a forward purchase agreement that would obligate North Mountain to purchase the shares at a future date and (ii) customary closing conditions and the consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by New Corcentric following the Closing.
Pursuant to the Subscription Agreements, North Mountain agreed that, within 30 calendar days after the Closing, New Corcentric will file with the SEC (at New Corcentric’s sole cost and expense) a registration statement (the “PIPE Resale Registration Statement”) registering the resale of the PIPE Shares, the PIPE Warrants and the PIPE Warrant Shares (collectively, the “Registrable Securities”), and New Corcentric will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day (or 100th calendar day if the SEC notifies New Corcentric that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date New Corcentric is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review. Until the earliest of (i) the date on which the Registrable Securities may be resold without volume or manner of sale restrictions (including as may be applicable to affiliates) pursuant to Rule 144 and without the requirement for New Corcentric to be in compliance with the current public information requirements under Rule 144(c)(1), (ii) the date on which such Registrable Securities have actually been sold and (iii) the date which is two years after the closing of the PIPE Financing, except for such times New Corcentric is permitted under the Subscription Agreements to suspend the use of the prospectus forming part of the PIPE Resale Registration Statement, New Corcentric must use commercially reasonable efforts to keep such PIPE Resale Registration Statement effective. North Mountain also agreed that New Corcentric will file all reports and other documents required of New Corcentric to enable the PIPE Investors to resell the Registrable Securities pursuant to Rule 144.

Share Vesting and Warrant Surrender Agreement
In connection with the execution of the Merger Agreement, North Mountain entered into a Share Vesting and Warrant Surrender Agreement with the Sponsor, which provides that immediately prior to, and contingent upon, the consummation of the Closing (the “Surrender Effective Time”) (i) the Sponsor will surrender to North Mountain 4,145,000 Private Placement Warrants held by the Sponsor prior to the Closing, a portion of which will be transferred and delivered to the PIPE Investors in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date of the Share Vesting and Warrant Surrender Agreement) and the remainder of which will be cancelled by North Mountain upon the Surrender Effective Time in exchange for 1,400,000 newly issued shares of North Mountain Class A Common Stock (the “Warrant Shares”), subject to certain vesting conditions set forth in the Share Vesting and Warrant Surrender Agreement, (ii) at the Closing, all shares of North Mountain Class B Common Stock held by the Sponsor (or shares of North Mountain Class A Common Stock issued or issuable upon conversion thereof) and all Warrant Shares will become unvested, (iii) an aggregate of 2,603,126 of the shares of North Mountain Class B Common Stock and Warrant Shares will vest immediately following Closing and (iv) the remainder of the Sponsor’s shares of North Mountain Class B Common Stock and Warrant Shares will, at the Surrender Effective Time, be subject to the vesting and forfeiture provisions set forth in the Share Vesting and Warrant Surrender Agreement, whereby 1,051,562 shares will vest upon the occurrence of the $12.50 Share Price Milestone and 1,051,562 shares will vest upon the occurrence of the $15.00 Share Price Milestone, in each case for 20 trading days within any consecutive 30-trading day period within five years of Closing, subject to equitable adjustment to reflect any subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction with respect to the North Mountain Common Stock. In addition, the shares subject to the $12.50 Share Price Milestone or the $15.00 Share Price Milestone will accelerate vesting upon certain acceleration events, including a change of control of New Corcentric that occurs within five years of Closing. Any shares subject to vesting pursuant to the Share Vesting and Warrant Surrender Agreement will be surrendered to the extent such shares remain unvested following the five year anniversary of the Closing.
Amended and Restated Registration Rights Agreement
In connection with the execution of the Merger Agreement, North Mountain, the Sponsor and certain stockholders of Corcentric entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination. Pursuant to the Registration Rights Agreement, North Mountain agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 30 days of the closing of the Business Combination. Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of North Mountain Common Stock held by Sponsor Holders (as defined therein) immediately following Closing. Such restrictions begin at Closing and end on the earlier of the earlier to occur of (A) the date that is one year following the date of the Closing and (B) subsequent to the Closing, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing (as such term is defined in the Merger Agreement) or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Up to twice in any 12-month period, certain legacy North Mountain and Corcentric stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30,000,000 or all of such holders’ remaining registrable securities. North Mountain also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that North Mountain will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-up Agreements
In connection with the execution of the Merger Agreement, North Mountain and certain Corcentric stockholders entered into Lock-up Agreements (the “Lock-up Agreements”), in the form attached to the Merger Agreement as Exhibit D. Pursuant to the Lock-up Agreements, such Corcentric stockholders have agreed that they will not, during the period beginning as of the effective time of the Business Combination and continuing to and including the date that is one hundred eighty (180) days after the Closing Date, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of New Corcentric Common Stock, or any options or warrants to purchase any shares of New Corcentric Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of New Corcentric Common Stock, or any interest in any of the foregoing whether owned at the time of entry into the Lock-up Agreements or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-up Agreements). The Lock-up Agreements will become effective upon the consummation of the Business Combination.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF
THE BUSINESS COMBINATION AND THE REDEMPTION
The following is a discussion of the material U.S. federal income tax consequences of (i) the Mergers to the U.S. Holders (as defined below) of Corcentric Common Stock and (ii) the exercise by Public Stockholders of their redemption rights in connection with the Mergers.
This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this registration statement. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those (i) U.S. Holders of Corcentric Common Stock that hold their shares of Corcentric Common Stock and will, following the Mergers, hold their shares of New Corcentric Common Stock, and (ii) Public Stockholders that hold Public Shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising as a result of the Medicare contribution tax on net investment income, the alternative minimum tax or special tax accounting rules under Section 451(b) of the Code, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a financial institution or financial services entity;
•	a tax-exempt organization;
•	a real estate investment trust;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a regulated investment company or a mutual fund;
•	a “controlled foreign corporation” or a “passive foreign investment company”;
•	a dealer or broker in stocks and securities or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of Corcentric Common Stock that received Corcentric Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a holder of Corcentric Common Stock or Public Shares that has a functional currency other than the U.S. dollar;
•
a holder of Corcentric Common Stock that holds Corcentric Common Stock, or a Public Stockholder that holds Public Shares, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a holder of Corcentric Common Stock that is not a U.S. Holder;
•	a government or agency or instrumentality thereof;
•	a holder that owns more than five percent of Corcentric Common Stock;
•	a holder who holds its shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code;
•	a holder of Corcentric Common Stock or Public Shares that is a U.S. expatriate; or
•	a holder of Corcentric Common Stock that exercises its appraisal rights.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Corcentric Common Stock, or beneficial owner of Public Shares, as applicable, that is (1) an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Corcentric Common Stock or Public Shares, the U.S. federal income tax consequences of the Mergers, or of a redemption of Public Shares, as applicable, to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Corcentric Common Stock or Public Shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of the Mergers, or of a redemption of Public Shares, as applicable, in their specific circumstances.
The tax consequences of the Mergers or of a redemption of your Public Shares, as applicable, will depend on your specific situation. You are urged to consult with your own tax advisor as to the tax consequences of the Mergers or of a redemption of your Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Mergers to U.S. Holders of Corcentric Common Stock
The parties intend for the Mergers to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The obligations of Corcentric and North Mountain to complete the Mergers are not conditioned on the receipt of opinions from tax counsel to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Mergers may occur even if they do not so qualify.
Neither Corcentric nor North Mountain has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers do not constitute a “reorganization.” Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.
Tax Consequences if the Mergers Qualify as a Reorganization
Assuming that the Mergers qualify as a “reorganization” under the provisions of Section 368(a) of the Code, in general, the following tax consequences will result if you exchange shares of Corcentric Common Stock (i) solely for North Mountain Class A Common Stock, (ii) for North Mountain Class A Common Stock and cash or (iii) solely for cash:
If you receive solely North Mountain Class A Common Stock in the Mergers, you will not recognize gain or loss in the exchange. The aggregate tax basis in the North Mountain Class A Common Stock that you receive pursuant to the Mergers will equal your aggregate adjusted tax basis in the shares of the Corcentric Common Stock you surrender. Your holding period for the North Mountain Class A Common Stock that you receive pursuant to the Mergers will include your holding period for the shares of the Corcentric Common Stock you surrender.
If you receive stock and cash in the Mergers, you will recognize gain, if any, but not loss, in amount equal to the lesser of: (i) the amount of cash received in the exchange and (ii) the amount of gain realized in the exchange (computed as the excess of the sum of the cash received in the Mergers plus the fair market value of the North Mountain Class A Common Stock received in the Mergers over your adjusted tax basis of the shares of Corcentric Common Stock surrendered in the exchange). Generally, the aggregate tax basis in the North Mountain Class A Common Stock that you receive pursuant to the Mergers will equal your aggregate adjusted tax basis in the shares of the Corcentric Common Stock that you surrender, increased by the amount of gain , if any, recognized by you in the Mergers (other than with respect to cash received in lieu of fractional shares of North Mountain Class A Common Stock), and decreased by the amount of cash, if any, you receive in the Mergers (other than cash received in lieu of fractional shares of North Mountain Class A Common Stock). The holding period for shares of North Mountain Class A Common Stock you receive, including any fractional shares deemed received by you, will include your holding period for the Corcentric Common Stock you surrender in exchange for the North Mountain Class A Common Stock. If you acquired shares of Corcentric Common Stock at different times, you must calculate gain or loss separately for each identifiable block of shares (i.e., shares acquired at the same cost in a single transaction) of Corcentric Common Stock you surrender pursuant to the Mergers, and your tax basis and holding period in the North Mountain Class A Common Stock you receive in the Mergers may be determined with reference to each identifiable block of Corcentric Common Stock surrendered.
If you receive solely cash in the Mergers, you will recognize gain or loss equal to the difference between the amount of cash received in the exchange and your adjusted tax basis of the shares of Corcentric Common Stock surrendered in the exchange. Such recognized gain or loss will be long-term capital gain or loss if the Corcentric Common Stock has been held for more than one year as of the date of the exchange, and will be short-term capital gain or loss if the Corcentric Common Stock has been held for one year or less as of such date. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. You generally will have an aggregate tax basis in the shares of North Mountain Class A Common Stock received equal to the fair market value of such shares as of the date such shares are received, and your holding period in such shares of North Mountain Class A Common Stock would begin on the day following the date of the Mergers.
If you receive cash instead of a fractional share of North Mountain Class A Common Stock, your tax treatment with respect to such fractional share should generally be the same as the treatment described in the paragraph above with respect to U.S. Holders that receive solely cash.
If you acquired different blocks of Corcentric Common Stock at different times or different prices, you are urged to consult your tax advisor regarding the manner in which gain or loss should be determined in your specific circumstances.
Tax Consequences if the Mergers Do Not Qualify as a Reorganization
If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, you will recognize gain or loss in an amount equal to the difference between (x) the amount of cash and the fair market value of the North Mountain Class A Common Stock you receive and (y) your adjusted tax basis in the shares of Corcentric Common Stock you surrender. Gain or loss will be calculated separately for each block of Corcentric Common Stock (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if your Corcentric Common Stock has been held for more than one year at the time of the Mergers. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. You generally will have an aggregate tax basis in the shares of North Mountain Class A Common Stock received equal to the fair market value of such shares as of the date such shares are received, and your holding period in such shares of North Mountain Class A Common Stock would begin on the day following the date of the Mergers.
If you receive cash instead of a fractional share of North Mountain Class A Common Stock, your tax treatment with respect to such fractional share should generally be the same as the treatment described above (see “—Tax Consequences if the Mergers Qualify as a Reorganization”) with respect to U.S. Holders that receive solely cash.
Information Reporting
Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Corcentric Common Stock. A “significant holder” is a holder of Corcentric Common Stock, that, immediately before the Mergers, owned at least 1% (by vote or value) of the outstanding stock of Corcentric (or, in certain instances, Corcentric Common Stock with a basis of at least $1,000,000). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

All holders of Corcentric Common Stock are urged to consult their tax advisors with respect to the tax consequences of the Mergers in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
Tax Consequences of a Redemption of Public Shares
The discussion below applies to you if you are a Public Stockholder that exercises redemption rights in connection with the Mergers with respect to your Public Shares.
Tax Consequences of Redemption for U.S. Holders
The discussion below applies to you if you are a “U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “Special Meeting of North Mountain Stockholders—Redemption Rights” with respect to your Public Shares.
Treatment of Redemption
The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares.” If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “—Taxation of Redemptions Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of North Mountain Class A Common Stock treated as held by you (including any shares constructively owned by the you) relative to all of the shares of North Mountain Class A Common Stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in North Mountain, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, you must take into account not only shares of North Mountain Class A Common Stock actually owned by you, but also shares of North Mountain Class A Common Stock that are constructively owned by you. In addition to shares owned directly, you may constructively own shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares of North Mountain Class A Common Stock you have a right to acquire by exercise of an option. There will be a complete termination of your interest if either (i) all of the shares of North Mountain Class A Common Stock actually and constructively owned by you are redeemed or (ii) all of the North Mountain Class A Common Stock actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in North Mountain. Whether the redemption will result in a meaningful reduction in your proportionate interest in North Mountain will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding North Mountain Class A Common Stock actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding North Mountain Class A Common Stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as a Distribution”, below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will generally be added to your adjusted tax basis in your remaining North Mountain Class A Common Stock.

Taxation of Redemptions Treated as a Distribution
If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from North Mountain. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of North Mountain’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your tax basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares.”
If you are a corporate U.S. Holder, dividends paid by North Mountain to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction. If you are a non-corporate U.S. Holder, under tax laws currently in effect, and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy certain holding period requirements (see “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares” below). It is unclear whether the redemption rights with respect to the Public Shares described herein may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemptions Treated as a Sale or Exchange of Public Shares
If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.
Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders that hold different blocks of North Mountain Class A Common Stock (shares of North Mountain Class A Common Stock purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
Tax Consequences of Redemption for Non-U.S. Holders
The discussion below applies to you if you are a Non-U.S. Holder of Public Shares that exercises the redemption rights described above under “Special Meeting of North Mountain Stockholders—Redemption Rights” with respect to your Public Shares.
Treatment of Redemption
If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “—Tax Consequences of Redemption for U.S. Holders—Treatment of Redemption”.
Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.
Taxation of Redemptions Treated as a Distribution
If the redemption of your Public Shares does not qualify as a sale or exchange of your Public Shares, you will be treated as receiving a distribution from North Mountain, which distribution will be treated as a dividend to the extent the distribution is paid out of North Mountain’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your tax basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares” below.
Taxation of Redemptions Treated as a Sale or Exchange of Public Shares
If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:
•
such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•
you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held Public Shares, and you have owned, directly or constructively, more than 5% of our North Mountain Class A Common Stock at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a United States real property holding corporation for U.S. federal income tax purposes.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our North Mountain Class A Common Stock. The 30% withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S. source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are urged to consult their tax advisors regarding the effects of FATCA on a redemption of North Mountain Class A Common Stock.
Information Reporting and Backup Withholding
Proceeds received in connection with the Mergers or the redemptions may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of North Mountain Common Stock as of December 31, 2021 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination); (ii) the actual ownership of Corcentric Capital Stock as of December 31, 2021 (pre-Business Combination) and (iii) expected beneficial ownership of New Corcentric Common Stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:
•	each person who is the beneficial owner of more than 5% of issued and outstanding shares of North Mountain Common Stock or of Corcentric Capital Stock;
•	each of our current executive officers and directors;
•	each person who will (or is expected to) become an executive officer or director of New Corcentric following the Closing; and
•	all executive officers and directors of North Mountain as a group pre-Business Combination and all executive officers and directors of New Corcentric post-Business Combination.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding North Mountain or its securities, the Sponsor, North Mountain’s directors and officers and/or their affiliates may enter into a Rule 10b5-1 plan and may engage in other public market purchases, as well as private purchases, of securities. See the sections of this proxy statement/prospectus entitled “Risk Factors—Risks Related to North Mountain and the Business Combination—Our Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of North Mountain Class A Common Stock.”
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of North Mountain Common Stock pre-Business Combination is based on 16,531,250 outstanding shares of North Mountain Common Stock (including 13,225,000 Public Shares and 3,306,250 shares of North Mountain Class B Common Stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of North Mountain Class A Common Stock that may be purchased after the Ownership Date.
The expected beneficial ownership percentages set forth in the table below post-Business Combination do not give effect to any performance vesting provisions applicable to any shares of North Mountain Common Stock and assumes:
(i)
no exercise of the 6,612,500 Public Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that New Corcentric has an effective registration statement under the Securities Act covering the shares of New Corcentric Common Stock issuable upon exercise of the Public Warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus;

(ii)	the issuance, pursuant to the Share Vesting and Warrant Surrender Agreement, of 1,400,000 shares of North Mountain Class A Common Stock upon the Closing; and
(iii)	5,000,000 shares of North Mountain Class A Common Stock are issued in connection with the PIPE Financing immediately prior to the Closing.
The expected beneficial ownership of shares of New Corcentric Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon 112,238,698 shares of New Corcentric Common Stock outstanding.
The expected beneficial ownership of shares of New Corcentric Common Stock post-Business Combination Assuming Maximum Redemptions in the table below has been determined based upon 110,513,698 shares of New Corcentric Common Stock outstanding, based on the assumption that the Public Stockholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares and that the Public Stockholders listed in the table below exercise the redemption rights with respect to their shares. This scenario assumes that 1,725,000 Public Shares are redeemed for an aggregate redemption payment of approximately $17,250,000 plus a pro rata portion of interest accrued on the Trust Account of $1,000. This maximum redemption scenario is based on a minimum cash condition of $150,000,000 at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other North Mountain cash and cash equivalents less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares and the payment of North Mountain estimated transaction expenses of $15,000,000. Corcentric shall have no right or ability to waive the minimum cash condition without the prior written consent of North Mountain (which consent may be provided or withheld by North Mountain in its sole discretion) if such aggregate amount is less than $125,000,001.
							After the Business Combination
	Before the Business Combination						Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of North Mountain Class A Common Stock	%	Number of shares of North Mountain Class B Common Stock	%	Number of Shares of Corcentric Capital Stock	%	Number of shares of New Corcentric Common Stock	%	Number of shares of New Corcentric Common Stock	%
Directors and Named Executive Officers of North Mountain:
Charles B. Bernicker(2)	—	—	—	—	—	—	1,500,000	1.3%	1,500,000	1.36%
Nicholas Dermatas(2)	—	—	—	—	—	—	—	—	—	—
Robert L. Metzger(2)	—	—	—	—	—	—	—	—	—	—
Scott O’Callaghan(2)	—	—	—	—	—	—	—	—	—	—
Douglas J. Pauls(2)	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of North Mountain as a Group (5 Individuals)	—	—	—	—	—	—	1,500,000	1.3%	1,500,000	1.36%
Five Percent Holders of North Mountain:
North Mountain LLC (our Sponsor)(2)	—	—	3,306,250	100%	—	—	5,606,250	5.0%	5,606,250	5.0%
Wellington Management Group LLP(3)	1,138,500	8.6%	—	—	—	—	2,638,500	2.4%	2,638,500	2.4%
Millais Limited(4)	1,138,500	8.6%	—	—	—	—	3,138,500	2.8%	3,138,500	2.8%
Linden Capital L.P.(5)	894,476	6.8%	—	—	—	—	894,476	*	894,476	*
Kepos Capital LP(6)	855,694	6.5%	—	—	—	—	855,694	*	855,694	*
Adage Capital Partners, L.P.(7)	829,604	6.3%	—	—	—	—	829,604	*	829,604	*
Directors and Named Executive Officers of New Corcentric After Consummation of the Business Combination:
Douglas Clark
Matthew Clark
Thomas Sabol
Mark Joyce
All Directors and Executive Officers of New Corcentric as a Group ( Individuals)
Five Percent Holders of New Corcentric After Consummation of the Business Combination:
*	Less than one percent.
(1)
Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of North Mountain is 767 Fifth Avenue, 9th Floor, New York, NY 10153. Unless otherwise noted, the business address of each of the executive officers and directors of New Corcentric is 200 Lake Drive East, Cherry Hill, NJ 08002.

(2)
Represents North Mountain Class B Common Stock held by our Sponsor. Harbour Reach Holdings, LLC (“Harbour Reach”) is the managing member of our sponsor and Mr. Michael Platt is the indirect controlling member of Harbour Reach. Messrs. Bernicker, Dermatas, Metzger, O’Callaghan and Pauls are non-managing members of our Sponsor. Accordingly, all of the shares held by our Sponsor may be deemed to be beneficially held by Harbour Reach and Mr. Platt. SMMC Sponsor Interests, LLC, an affiliate of North Mountain and an entity controlled by Charles Bernicker (Chief Executive Officer and a director of North Mountain) and of which Douglas J. Pauls (a director of North Mountain) is a non-managing member, agreed to purchase 1,500,000 shares of North Mountain Class A Common Stock in the PIPE Financing.

(3)
According to Schedule 13G, filed on February 4, 2021 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, the business address of such party is 280 Congress Street, Boston, MA 02210. Investment funds managed by Wellington Management Company LLP agreed to purchase 1,500,000 shares of North Mountain Class A Common Stock in the PIPE Financing.

(4)
Millais Limited, the indirect majority owner of our Sponsor, purchased 1,138,500 North Mountain units in the IPO and has agreed to purchase 2,000,000 shares of North Mountain Class A Common Stock in the PIPE Financing.

(5)
According to Schedule 13G, filed on February 8, 2021 by Linden Capital L.P., a Bermuda limited partnership (“Linden Capital”), Linden Advisors LP, a Delaware limited partnership (“Linden Advisors”), Linden GP LLC, a Delaware limited liability company (“Linden GP”), and Mr. Siu Min (Joe) Wong. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(6)	According to Schedule 13G, filed on February 4, 2021 by Kepos Capital LP and Mark Carhart, the business address of such parties is 11 Times Square, 35th Floor, New York, New York 10036.
(7)
According to Schedule 13G, filed on February 5, 2021 by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross, the business address of such parties is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

DESCRIPTION OF SECURITIES
The following summary of the material terms of North Mountain’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of North Mountain’s securities following the Business Combination. The Proposed Charter is described in “Proposal No. 3—The Post-Mergers Charter Approval Proposal” and the full text of the Proposed Charter is attached as Annex C to this proxy statement/prospectus.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of     shares of New Corcentric capital stock, consisting of     shares of New Corcentric Common Stock and     shares of undesignated preferred stock, each having a par value of $    . The outstanding shares of North Mountain Class A Common Stock are, and the shares of North Mountain Class A Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. Following the consummation of the Business Combination, all outstanding shares of North Mountain Class A Common Stock will be reclassified as shares of New Corcentric Common Stock on a one-to-one basis. There will be no outstanding shares of North Mountain Class B Common Stock following the Business Combination as the outstanding North Mountain Class B Common Stock will be converted into shares of North Mountain Class A Common Stock in connection with the Business Combination. As of the North Mountain Record Date, there were 13,225,000 shares of North Mountain Class A Common Stock, 3,306,250 shares of North Mountain Class B Common Stock and no shares of preferred stock of North Mountain outstanding.
New Corcentric Common Stock Following the Business Combination
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Corcentric Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of New Corcentric Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of New Corcentric Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the New Corcentric Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on New Corcentric Common Stock unless the shares of New Corcentric Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of New Corcentric’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of New Corcentric Common Stock will be entitled to receive an equal amount per share of all of New Corcentric’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
New Corcentric stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New Corcentric Common Stock.
Election of Directors
The New Corcentric Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that the Class I directors will be appointed to an initial one-year term (and three-year terms subsequently), the Class II directors will be appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors will be appointed to an initial three-year term (and three-year terms subsequently). There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
North Mountain Class A Common Stock Prior to the Business Combination
North Mountain is providing the holders of North Mountain Class A Common Stock with the opportunity to redeem their shares of North Mountain Class A Common Stock upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of Permitted Withdrawals, divided by the number of then outstanding Public Shares, subject to the limitations described herein. North Mountain’s Sponsor has agreed to waive its redemption rights with respect to the North Mountain Class B Common Stock and has agreed to waive its redemption rights with respect to any Public Shares that it may have acquired during or after the IPO in connection with the completion of the Business Combination.
North Mountain will consummate the Business Combination only if a majority of the outstanding shares of North Mountain Class A Common Stock voted at the special meeting in person online or by proxy is voted in favor of the Business Combination Proposal and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “Proposal No. 2—the Business Combination Proposal,” are satisfied or, where permitted, waived. However, the participation of North Mountain’s Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding Public Shares indicate their intention to vote, against the Business Combination.
North Mountain’s Sponsor has agreed to vote any shares of North Mountain Common Stock owned by them in favor of the Business Combination. Public Stockholders may elect to redeem their Public Shares without voting on the Business Combination Proposal and irrespective of whether they vote for or against the Business Combination.
Pursuant to North Mountain’s Existing Charter, if North Mountain is unable to complete an initial Business Combination by September 22, 2022, or obtain the approval of its stockholders to further extend the deadline for it to consummate an initial Business Combination, North Mountain will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of North Mountain’s remaining stockholders and the North Mountain Board, dissolve and liquidate, subject in each case to North Mountain’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. North Mountain’s Sponsor has entered into a letter agreement with it, pursuant to which they have agreed to (1) waive their redemption rights with respect to any North Mountain Common Stock held by them in connection with the completion of an initial Business Combination or any amendment to the provisions of the Existing Charter relating to North Mountain’s pre-initial Business Combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their shares of North Mountain Common Stock if North Mountain fails to complete its initial Business Combination within the prescribed timeframe.
There are no sinking fund provisions applicable to North Mountain Common Stock, except that North Mountain will provide holders of Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to the limitations described herein.
In the event of a liquidation, dissolution or winding up of North Mountain after the initial Business Combination, our holders of North Mountain Class A Common Stock (on an as converted basis with respect to the North Mountain Class B Common Stock) are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Shares of North Mountain Class A Common Stock provide for no preemptive or other subscription rights.
North Mountain Class B Common Stock Prior to the Business Combination
The shares of North Mountain Class B Common Stock are identical to the shares of North Mountain Class A Common Stock included in the North Mountain Units, except that: (1) only holders of the North Mountain Class B Common Stock have the right to vote on the election of directors prior to an initial business combination; (2) the shares of North Mountain Class B Common Stock are subject to certain transfer restrictions, as described in more detail below; (3) North Mountain’s initial stockholders, officers and directors have entered into a letter agreement with North Mountain, pursuant to which they have agreed to: (a) waive their redemption rights with respect to any North Mountain Class B Common Stock and any Public Shares held by them in connection with the completion of an initial business combination, (b) waive their redemption rights with respect to any North Mountain Class B Common Stock and Public Shares held by them in connection with a stockholder vote to approve an amendment to the Existing Charter to modify the substance or timing of our obligation to provide for the redemption of North Mountain’s Public Shares in connection with an initial business combination or to redeem 100% of North Mountain’s Public Shares if North Mountain has not consummated its initial business combination within the completion window; and (c) waive their rights to liquidating distributions from the Trust Account with respect to any shares of North Mountain Class B Common Stock held by them if North Mountain fails to complete its initial business combination by September 22, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if North Mountain fails to complete an initial business combination within the completion window); (4) the North Mountain Class B Common Stock are automatically convertible into shares of North Mountain Class A Common Stock at the time of an initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein; and (5) the holders of North Mountain Class B Common Stock are entitled to registration rights. If North Mountain submits an initial business combination to its Public Stockholders for a vote, its initial stockholders, officers and directors have agreed (and their permitted transferees, as applicable, will agree) to vote any shares of North Mountain Class B Common Stock and any Public Shares held by them in favor of such initial business combination.
The shares of North Mountain Class B Common Stock will automatically convert into shares of North Mountain Class A Common Stock at the time of an initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of North Mountain Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of an initial business combination, the ratio at which shares of North Mountain Class B Common Stock shall convert into shares of North Mountain Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of North Mountain Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of North Mountain Class A Common Stock issuable upon conversion of all shares of North Mountain Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of North Mountain Common Stock outstanding upon completion of the IPO plus all shares of North Mountain Class A Common Stock and equity-linked securities issued or deemed issued in connection with an initial business combination (net of the number of shares of North Mountain Class A Common Stock redeemed in connection with an initial business combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private warrants issued upon the conversion of Working Capital Loans made to North Mountain.
With certain limited exceptions, the shares of North Mountain Class B Common Stock are not transferable, assignable or salable (except to North Mountain’s officers and directors and other persons or entities affiliated with its Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of an initial business combination, (B) subsequent to an initial business combination, if the closing price of our North Mountain Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (C) following the completion of an initial business combination, such future date on which North Mountain completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of North Mountain’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Preferred Stock
The Existing Charter provides, and the Proposed Charter will provide, that shares of preferred stock may be issued from time to time in one or more series. The North Mountain Board or the New Corcentric Board, as applicable, is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The North Mountain Board or the New Corcentric Board, as applicable, is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of North Mountain Common Stock or New Corcentric Common Stock, as applicable, and could have anti-takeover effects. The ability of the North Mountain Board or the New Corcentric Board, as applicable, to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of North Mountain or New Corcentric, as applicable, or the removal of existing management.
North Mountain has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.
Redeemable Warrants
Public Stockholders’ Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of North Mountain Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of an initial business combination.
Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of North Mountain Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional Public Warrants were issued upon separation of the North Mountain Units and only whole Public Warrants trade. Accordingly, unless an investor purchases at least two units, such investor is not able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
North Mountain will not be obligated to deliver any shares of North Mountain Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of North Mountain Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of North Mountain Class A Common Stock is available, subject to North Mountain satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and North Mountain will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Unit containing such Public Warrant will have paid the full purchase price for the Unit solely for the share of North Mountain Class A Common Stock underlying such Unit.
North Mountain has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, North Mountain will use its reasonable best efforts to file with the SEC, and within 60 business days following its initial business combination to have declared effective, a registration statement covering the issuance of the shares of North Mountain Class A Common Stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of North Mountain Class A Common Stock until the Public Warrants expire or are redeemed. Notwithstanding the above, if North Mountain Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, North Mountain may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, it will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash. Once the Public Warrants become exercisable, North Mountain may call the Public Warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and
•
if, and only if, the closing price of North Mountain Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which North Mountain send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by North Mountain, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
North Mountain has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and North Mountain issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the North Mountain Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise. If North Mountain calls the Public Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” its management will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on North Mountain stockholders of issuing the maximum number of shares of North Mountain Class A Common Stock issuable upon the exercise of Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of North Mountain Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of North Mountain Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the North Mountain Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If North Mountain management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of North Mountain Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. North Mountain believes this feature is an attractive option to it if it does not need the cash from the exercise of the Public Warrants after an initial business combination. If North Mountain calls its Public Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of North Mountain Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of North Mountain Class A Common Stock is increased by a stock dividend payable in shares of North Mountain Class A Common Stock, or by a split-up of shares of North Mountain Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of North Mountain Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of North Mountain Class A Common Stock. A rights offering to holders of North Mountain Class A Common Stock entitling holders to purchase shares of North Mountain Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of North Mountain Class A Common Stock equal to the product of (1) the number of shares of North Mountain Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of North Mountain Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for North Mountain Class A Common Stock, in determining the price payable for North Mountain Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of North Mountain Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of North Mountain Class A Common Stock on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if North Mountain, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of North Mountain Class A Common Stock on account of such shares of North Mountain Class A Common Stock (or other shares of North Mountain’s capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of North Mountain Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of North Mountain Class A Common Stock in connection with a stockholder vote to (i) amend the Existing Charter (i) to modify the substance or timing of North Mountain’s obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of North Mountain Class A Common Stock if it does not complete an initial business combination within the completion window, or (ii) with respect to any provisions relating to the rights of holders of North Mountain Class A Common Stock or (e) in connection with the redemption of its Public Shares upon a failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of North Mountain Class A Common Stock in respect of such event.
If the number of outstanding shares of North Mountain Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of North Mountain Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of North Mountain Class A Common Stock issuable upon exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of North Mountain Class A Common Stock.
Whenever the number of shares of North Mountain Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of North Mountain Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of North Mountain Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of North Mountain Class A Common Stock (other than those described above or that solely affects the par value of such shares of North Mountain Class A Common Stock), or in the case of any merger or consolidation of North Mountain with or into another corporation (other than a consolidation or merger in which it is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of North Mountain Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of North Mountain as an entirety or substantially as an entirety in connection with which North Mountain is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of North Mountain Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by North Mountain in connection with redemption rights held by stockholders of North Mountain as provided for in the Existing Charter or as a result of the redemption of shares of North Mountain Class A Common Stock by North Mountain if a proposed initial business combination is presented to the stockholders of North Mountain for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of North Mountain Class A Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the North Mountain Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of North Mountain Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
In addition, if we issue additional shares of North Mountain Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of North Mountain Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the North Mountain Board, and in the case of any such issuance to our initial stockholders or their respective affiliates, without taking into account any founder shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price. This will not be applicable in the Business Combination.
Other than as described in the preceding six paragraphs, North Mountain will not be required to adjust the exercise price of the Public Warrants.

Other. The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to North Mountain, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of North Mountain Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of North Mountain Class A Common Stock. After the issuance of shares of North Mountain Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and North Mountain. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, for a description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
Private Placement Warrants
The Private Placement Warrants (including the North Mountain Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of an initial business combination (except, among other limited exceptions as described in North Mountain’s Annual Report on Form 10-K, to its officers and directors and other persons or entities affiliated with its Sponsor) and they will not be redeemable by North Mountain so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the North Mountain Units in the IPO. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by North Mountain and exercisable by the holders on the same basis as the Public Warrants included in the North Mountain Units.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of North Mountain Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of North Mountain Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the North Mountain Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Private Placement Warrants. The reason that North Mountain has agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with North Mountain following a business combination. If they remain affiliated with North Mountain, their ability to sell its securities in the open market will be significantly limited. North Mountain expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell its securities, an insider cannot trade in North Mountain securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of North Mountain Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor or North Mountain’s officers and directors may, but none of them is obligated to, loan North Mountain funds as may be required. If North Mountain completes an initial business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that an initial business combination does not close, North Mountain may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.
Certain Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
Our Existing Charter, our current bylaws, the Proposed Charter and the Proposed Bylaws provide that special meetings of our stockholders, or New Corcentric’s stockholders, as applicable, may be called only by a majority vote of the North Mountain Board or the New Corcentric Board, as applicable, by the Chairman of the North Mountain Board or the New Corcentric Board, as applicable, or by the North Mountain or New Corcentric chief executive officer, as applicable.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our current bylaws and the Proposed Bylaws provide that stockholders seeking to bring business before our or New Corcentric’s annual meeting of stockholders, or to nominate candidates for election as directors at our or New Corcentric’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our current bylaws and the Proposed Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices or those of New Corcentric not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our or New Corcentric’s annual proxy statement must comply with the notice periods contained therein. Our current bylaws and the Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our or New Corcentric’s annual meeting of stockholders or from making nominations for directors at our or New Corcentric’s annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued North Mountain preferred stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved North Mountain Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Our Existing Charter and the Proposed Charter provide that unless we or New Corcentric consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of North Mountain or New Corcentric, as applicable, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of North Mountain or New Corcentric to North Mountain or North Mountain’s stockholders or New Corcentric or New Corcentric’s stockholders, as applicable and (c) any action asserting a claim against North Mountain or New Corcentric, as applicable, their respective directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Charter or our bylaws or the Proposed Charter or Proposed Bylaws, as applicable, and the Proposed Charter also includes (d) any action asserting a claim against North Mountain or New Corcentric, as applicable, their respective directors, officers or employees governed by the internal affairs doctrine, (e) any action to interpret, apply, enforce or determine the validity of New Corcentric’s charter or bylaws and (f) any action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware. The Proposed Charter also requires the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the North Mountain stockholders and the New Corcentric stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
New Corcentric will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Proposed Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•	the New Corcentric Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of New Corcentric’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, such transaction is approved by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Corcentric for a three-year period. This provision may encourage companies interested in acquiring New Corcentric to negotiate in advance with the New Corcentric Board because the stockholder approval requirement would be avoided if the New Corcentric Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Corcentric Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
Our Existing Charter eliminates each director’s liability for monetary damages for breaches of fiduciary duty as a director, except to the extent prohibited by law, unless a director violated his or her duty of loyalty to North Mountain or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. The Proposed Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Existing Charter and the Proposed Charter require North Mountain and New Corcentric, as applicable, to indemnify and advance expenses to, to the fullest extent permitted by applicable law, their respective directors, officers and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Existing Charter and the Proposed Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors or New Corcentric’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit North Mountain and New Corcentric, as applicable, and their respective stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent North Mountain or New Corcentric, as applicable, pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SHARES ELIGIBLE FOR FUTURE SALE
Business Combination Shares
North Mountain will issue up to 94,307,448 shares of North Mountain Class A Common Stock to Corcentric equity holders in connection with the Business Combination. All of the shares of North Mountain Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New Corcentric’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the North Mountain Class A Common Stock (which, in connection with the Business Combination, will be converted into New Corcentric Common Stock) in the public market could adversely affect prevailing market prices of New Corcentric Common Stock.
Lock-up Provisions
Our Sponsor and certain existing Corcentric stockholders, including all Corcentric executive officers, directors, and certain stockholders of Corcentric Capital Stock prior to the Closing, and their affiliates that hold Corcentric securities, will be broadly prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in New Corcentric Common Stock or the Public Warrants for 180 days after the Closing, subject to certain customary exceptions. Additional details of these transfer restrictions can be found under the sections entitled “Agreements Related to the Business Combination—Amended and Restated Registration Rights Agreement” and “Agreements Related to the Business Combination—Lock-up Agreements.”
Registration Rights
North Mountain has agreed to give holders of certain restricted securities, including shares of North Mountain Class B Common Stock and the PIPE Shares, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the sections entitled “Agreements Related to the Business Combination—Amended and Restated Registration Rights Agreement” and “Agreements Related to the Business Combination—PIPE Subscription Agreements.”
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of North Mountain Class A Common Stock (which, in connection with the Business Combination, will be converted into New Corcentric Common Stock) or restricted Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Corcentric’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of North Mountain Class A Common Stock (which, in connection with the Business Combination, will be converted into New Corcentric Common Stock) or restricted Public Warrants for at least six months but who are New Corcentric’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•	1% of the total shares of New Corcentric Common Stock then outstanding; or
•	the average weekly reported trading volume of New Corcentric Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of New Corcentric under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Corcentric.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 16,531,250 shares of North Mountain Common Stock outstanding. Of these shares, the 13,225,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of North Mountain’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,306,250 shares owned by our Sponsor are restricted securities under Rule 144, in that they were issued in a private transaction not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 10,757,500 North Mountain Warrants outstanding, consisting of 6,612,500 Public Warrants and 4,145,000 Private Placement Warrants. Each whole warrant is exercisable for one share of North Mountain Class A Common Stock (or one share of New Corcentric Common Stock post-Business Combination), in accordance with the terms of the North Mountain Warrant Agreement. The Public Warrants and are freely tradable, except for any Public Warrants purchased by one of North Mountain’s affiliates within the meaning of Rule 144 under the Securities Act. In connection with and effective immediately prior to the consummation of the Business Combination, (i) the Sponsor will surrender to North Mountain 4,145,000 Private Placement Warrants a portion of which will be transferred and delivered to the PIPE Investors in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date of the Share Vesting and Warrant Surrender Agreement) and the remainder of which will be cancelled by North Mountain upon the Closing, in exchange for 1,400,000 newly issued shares of North Mountain Class A Common Stock and (ii) at the Closing the shares of North Mountain Class B Common Stock held by the Sponsor (or shares of North Mountain Class A Common Stock issued or issuable upon conversion thereof) and all shares of North Mountain Class A Common Stock issued in exchange for the cancellation of the Sponsor’s Private Placement Warrants will become unvested and subject to certain vesting and surrender conditions related to the achievement of certain share price thresholds within five years of the Closing Date of the Business Combination.
In addition, New Corcentric will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 6,612,500 shares of New Corcentric Common Stock that may be issued upon the exercise of remaining Public Warrants post-Business Combination and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Corcentric’s employees, consultants or advisors who purchases equity shares from Corcentric in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

ADDITIONAL INFORMATION
Submission of Stockholder Proposals
The North Mountain Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Future Stockholder Proposals
The Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Corcentric not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made.
Further, the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Corcentric (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made.
Stockholder Communications
Stockholders and interested parties may communicate with the North Mountain Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 767 Fifth Avenue, 9th Floor, New York, NY 10153. Following the Business Combination, such communications should be sent to 200 Lake Drive East, Cherry Hill, NJ 08002. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, North Mountain and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, North Mountain will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus. Stockholders may notify North Mountain of their requests by calling or writing North Mountain at its principal executive offices at (646) 446-2700 and 767 Fifth Avenue, 9th Floor, New York, NY 10153.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the shares of North Mountain Common Stock and the warrant agent for North Mountain Warrants is Continental Stock Transfer & Trust Company. North Mountain has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS
The validity of the shares of North Mountain Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP.
EXPERTS
The financial statements of North Mountain as of December 31, 2020, and for the period from July 14, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.
The consolidated financial statements of Corcentric, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, appearing elsewhere in this proxy statement/prospectus, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
North Mountain files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read North Mountain’s SEC filings, including this proxy statement/prospectus as well as North Mountain’s Annual Report on Form 10-K/A for the year ended December 31, 2020, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
Attention: Nicholas Dermatas, Chief Financial Officer and Secretary
E-mail: ndermatas@smmergercorp.com
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (877) 750-5836
Banks and Brokers may call collect: (212) 750-5833
If you are a stockholder of North Mountain and would like to request documents, please do so by to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to North Mountain has been supplied by North Mountain, and all such information relating to Corcentric has been supplied by Corcentric. Information provided by either North Mountain or Corcentric does not constitute any representation, estimate or projection of any other party.
Neither North Mountain nor Corcentric has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

NORTH MOUNTAIN MERGER CORP.
Unaudited Financial Statements
Condensed Balance Sheets as of September 30, 2021 and December 31, 2020	F-26
Condensed Statements of Operations for the nine months ended September 30, 2021 and for the period from July 14, 2020 (inception) through December 31, 2020	F-27
Condensed Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2021 and for the period from July 14, 2020 (inception) through December 31, 2020	F-28
Condensed Statement of Cash Flows for the nine months ended September 30, 2021 and for the period from July 14, 2020 (inception) through December 31, 2020	F-29
Notes to Condensed Financial Statements	F-30
CORCENTRIC, INC.
Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-46
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-47
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2020, 2019 and 2018	F-48
Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Equity for the years ended December 31, 2020, 2019 and 2018	F-49
Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018
Notes to Financial Statements	F-51

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2021 and September 30, 2020	F-81
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021 and September 30, 2020	F-82
Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Equity for the nine months ended September 30, 2021 and September 30, 2020	F-83
Condensed Statements of Cash Flows for the nine months ended September 30, 2021 and September 30, 2020	F-84
Notes to Condensed Financial Statements	F-85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
North Mountain Merger Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of North Mountain Merger Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 14, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 14, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Previously Issued Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from July 14, 2020 (inception) through December 31, 2020 have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Los Angeles, CA
March 30, 2021, except for the effects of Restatement No. 1 disclosed in Note 2, to which the date is May 24, 2021, and the effects of Restatement No. 2 disclosed in Note 2, to which the date is December 22, 2021

NORTH MOUNTAIN MERGER CORP.
BALANCE SHEET (As Restated – See Note 2)
DECEMBER 31, 2020
ASSETS
Current Assets
Cash	$ 971,469
Prepaid expenses	328,114
Total Current Assets	1,299,583

Marketable securities held in Trust Account	132,253,093
TOTAL ASSETS	$133,552,676

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities - accounts payable and accrued expenses	$ 124,265
Warrant Liabilities - Private Warrants	5,673,000
Warrant Liabilities - Public Warrants	8,927,000
Deferred underwriting payable	4,628,750
Total Liabilities	19,353,015

Commitments

Class A common stock subject to possible redemption 13,225,000 shares at redemption value	132,250,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 13,225,000 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 3,306,250 shares issued and outstanding	331
Additional paid-in capital	—
Accumulated deficit	(18,050,670)
Total Stockholders’ Deficit	(18,050,339)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$133,552,676
The accompanying notes are an integral part of the financial statements.

NORTH MOUNTAIN MERGER CORP.
STATEMENT OF OPERATIONS (As Restated – See Note 2)
FOR THE PERIOD FROM JULY 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$ 237,630
Loss from operations	(237,630)

Other income:
Change in fair value of warrant liabilities	(3,918,000)
Transaction costs allocable to warrant liabilities	(355,812)
Other offering expense related to warrant liabilities	(55,000)
Interest earned on marketable securities held in Trust Account	3,093
Other income	(4,325,719)

Loss before provision for income taxes	(4,563,349)
Net loss	$(4,563,349)

Basic and diluted weighted average shares outstanding, Class A Common stock subject to possible redemption	7,779,412

Basic and diluted net loss per share, Class A Common Stock subject to possible redemption	$ (0.42)

Basic and diluted weighted average shares outstanding, Class B Common stock subject to possible redemption	3,128,676

Basic and diluted net loss per share, Class B Common Stock subject to possible redemption	$ (0.42)
The accompanying notes are an integral part of the financial statements.

NORTH MOUNTAIN MERGER CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated – See Note 2)
FOR THE PERIOD FROM JULY 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – July 14, 2020 (Inception)	—	$—	—	$ —	$ —	$ —	$ —

Issuance of Class B common stock to Sponsor	—	—	3,306,250	331	24,669	—	25,000

Measurement adjustment of common stock subject to redemption amount	—	—	—	—	(24,669)	(13,487,321)	(13,511,990)

Net loss	—	—	—	—	—	(4,563,349)	(4,563,349)
Balance – December 31, 2020	—	$—	3,306,250	$331	$ —	$(18,050,670)	$(18,050,339)
The accompanying notes are an integral part of the financial statements.

NORTH MOUNTAIN MERGER CORP.
STATEMENT OF CASH FLOWS (As Restated – See Note 2)
FOR THE PERIOD FROM JULY 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$ (4,563,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(3,093)
Change in fair value of warrant liabilities	3,918,000
Transaction costs allocable to warrant liabilities	355,812
Other offering expenses related to warrant liabilities	55,000
Changes in operating assets and liabilities:
Prepaid expenses	(328,114)
Accounts payable and accrued expenses	124,265
Net cash used in operating activities	(441,479)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(132,250,000)
Net cash used in investing activities	(132,250,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	129,832,700
Proceeds from sale of Private Placement Warrants	4,145,000
Proceeds from promissory note – related party	75,000
Repayment of promissory note – related party	(75,000)
Payment of offering costs	(339,752)
Net cash provided by financing activities	133,662,948

Net Change in Cash	971,469
Cash – Beginning of period	—
Cash – End of period	$ 971,469

Non-Cash investing and financing activities:
Measurement adjustment of Class A common stock subject to redemption amount	$ (13,511,990)
Deferred underwriting fee payable	$ 4,628,750
The accompanying notes are an integral part of the financial statements.

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
North Mountain Merger Corp. (the “Company”) was incorporated in Delaware as a blank check company on July 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the financial technology segment of the broader financial services industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 14, 2020 (inception) through December 31, 2020 relates to the Company’s formation the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination.
The registration statement for the Company’s Initial Public Offering was declared effective on September 17, 2020. On September 22, 2020, the Company consummated the Initial Public Offering of 13,225,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 1,725,000 Units, at $10.00 per Unit, generating gross proceeds of $132,250,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,145,000  warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to North Mountain LLC (the “Sponsor”), generating gross proceeds of $4,145,000, which is described in Note 4.
Transaction costs amounted to $7,385,802, consisting of $2,417,300 of underwriting fees, $4,628,750 of deferred underwriting fees and $339,752 of other offering costs.
Following the closing of the Initial Public Offering on September 22, 2020, an amount of $132,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund its regulatory compliance costs and to pay its tax obligations (“permitted withdrawals”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of permitted withdrawals and excluding the amount of any deferred underwriting discount) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share) plus a pro rata portion of the interest earned on the funds held in the Trust Account and not previously withdrawn to fund permitted withdrawals. The per share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules). If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until September 22, 2022 to consummate a Business Combination (the “Completion Window”). If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to make permitted withdrawals (and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Completion Window.
The Sponsor and the Directors have agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor or any of the Company’s officers, directors or any of their affiliates acquires Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a definitive agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. RESTATEMENTS OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
Restatement No.1
The Company previously accounted for its outstanding Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission (together “SEC Staff”) issued a Staff Statement on Accounting and

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. Following the SEC Staff Statement, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.
The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.
	As Previously Reported	Adjustments	As Adjusted – Restatement No. 1
Balance sheet as of September 22, 2020 (unaudited)
Total Liabilities	$ 4,848,750	$ 10,682,000	$ 15,530,750
Class A Common Stock Subject to Possible Redemption	124,031,840	(10,682,000)	113,349,840
Class A Common Stock	82	107	189
Additional Paid-in Capital	5,001,945	410,705	5,412,650
Accumulated Deficit	(2,352)	(410,812)	(413,164)
Total Stockholder’s Equity	5,000,006	—	5,000,006
Number of Class A common stock subject to redemption	12,403,184	(1,068,200)	11,334,984

Condensed Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$ 4,628,750	$ 10,668,000	$ 15,296,750
Class A Common Stock Subject to Possible Redemption	124,016,455	(10,668,000)	113,348,455
Class A Common Stock	82	107	189
Additional Paid-in Capital	5,017,330	396,705	5,414,035
Accumulated Deficit	(17,742)	(396,812)	(414,554)
Total Stockholder’s Equity	5,000,001	—	5,000,001
Number of Class A common stock subject to redemption	12,401,604	(1,066,796)	11,334,808

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Adjusted – Restatement No. 1
Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$ 4,753,015	$ 14,600,000	$ 19,353,015
Class A Common Stock Subject to Possible Redemption	123,799,660	(14,600,000)	109,199,660
Class A Common Stock	85	146	231
Additional Paid-in Capital	5,234,122	4,328,666	9,562,788
Accumulated Deficit	(234,537)	(4,328,812)	(4,563,349)
Total Stockholder’s Equity	5,000,001	—	5,000,001
Number of Class A common stock subject to redemption	12,379,966	(1,460,000)	10,919,966

Condensed Statement of Operations for the Period From July 14, 2020 (inception) through September 30, 2020 (unaudited)
Net loss	$ (17,742)	$ (396,812)	$ (414,554)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	0.00	11,334,984	11,334,984
Basic and diluted net earnings per share, common stock subject to possible redemption	0.00	—	0.00
Weighted average non-redeemable common stock outstanding, basic and diluted	3,003,520	(318,857)	2,684,663
Basic and diluted net loss per non-redeemable common stock	(0.01)	(0.30)	(0.31)

Statement of Operations for the Period From July 14, 2020 (inception) through December 31, 2020 (audited)
Net loss	$ (234,537)	$ (4,328,812)	$ (4,563,349)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	12,401,730	(1,066,908)	11,334,822
Basic and diluted net earnings per share, common stock subject to possible redemption	0.00	—	0.00
Weighted average non-redeemable common stock outstanding, basic and diluted	3,612,953	627,593	4,240,546
Basic and diluted net loss per non-redeemable common stock	(0.06)	(1.02)	(1.08)

Condensed Statement of Cash Flows for the Period From July 14, 2020 (inception) through September 30, 2020 (unaudited)
Net loss	$ (17,742)	$ (396,812)	$ (414,554)
Change in fair value of warrant liabilities	—	(14,000)	(14,000)
Allocation of initial public offering costs	—	355,812	355,812
Other offering expense related to warrant liabilities	—	55,000	55,000

Statement of Cash Flow for the Year ended December 31, 2020 (audited)
Net loss	$ (234,537)	$ (4,328,812)	$ (4,563,349)
Change in fair value of warrant liabilities	—	3,918,000	3,918,000
Allocation of initial public offering costs	—	355,812	355,812
Other offering expense related to warrant liabilities	—	55,000	55,000

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Adjusted – Restatement No. 1
Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Period Ended September 30, 2020 (unaudited)
Sale of 13,225,000 Units, net of underwriting discounts and other offering costs	$ 124,864,198	$ (6,126,188)	$ 118,738,010
Class A Common Stock subject to possible redemption	$(124,016,455)	$10,668,000	$(113,348,455)
Sale of 4,145,000 Private Placement Warrants	$ 4,145,000	$ (4,145,000)	$ —

Statement of Changes in Stockholders’ Equity (Deficit) for the Period Ended December 31, 2020 (audited)
Sale of 13,225,000 Units, net of paid and deferred underwriting discounts	$ 124,864,198	$(6,126,188)	$ 118,738,010
Class A Common Stock subject to possible redemption	$(123,799,660)	$14,600,000	$(109,199,660)
Sale of 4,145,000 Private Placement Warrants	$ 4,145,000	$ (4,145,000)	$ —
Restatement No.2
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly accounted for its Class A common stock subject to possible redemption. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management have since concluded that each individual Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all shares of Class A common stock subject to possible redemption. As a result, management has noted an error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
In connection with the correction in presentation for the Class A common stock subject to redemption, the Company also restated its income (loss) per common stock calculated to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).
The impact of the restatement on the Company’s financial statements is reflected in the following table.
	As Previously Reported per Restatement No.1	Adjustment	As Adjusted – Restatement No.2
Balance Sheet as of September 22, 2020 (unaudited)
Class A common stock subject to possible redemption	$113,349,840	$ 18,900,160	$132,250,000
Class A common stock	$ 189	$ (189)	$ —
Additional paid-in capital	$ 5,412,650	$ (5,412,650)	$ —
Accumulated deficit	$ (413,164)	$(13,487,321)	$(13,900,485)
Total Stockholders’ Equity (Deficit)	$ 5,000,006	$(18,900,160)	$(13,900,154)
Number of Class A common stock subject to possible redemption	11,334,984	1,890,160	13,225,000

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported per Restatement No.1		Adjustment	As Adjusted – Restatement No.2

Condensed Balance Sheet as of September 30, 2020 (unaudited)
Class A common stock subject to possible redemption	$113,348,455		$ 18,901,545	$132,250,000
Class A common stock	$ 189		$ (189)	$ —
Additional paid-in capital	$ 5,414,035		$ (5,414,035)	$ —
Accumulated deficit	$ (414,554)		$ (13,487,321)	$ (13,901,875)
Total Stockholders’ Equity (Deficit)	$ 5,000,001		$ (18,901,545)	$ (13,901,544)
Number of Class A common stock subject to possible redemption	11,334,808		1,890,192	13,225,000

Balance Sheet as of December 31, 2020 (audited)
Class A common stock subject to possible redemption	$109,199,660		$ 23,050,340	$132,250,000
Class A common stock	$ 231		$ (231)	$ —
Additional paid-in capital	$ 9,562,788		$ (9,562,788)	$ —
Accumulated deficit	$ (4,563,349)		$ (13,487,321)	$ (18,050,670)
Total Stockholders’ Equity (Deficit)	$ 5,000,001		$ (23,050,340)	$ (18,050,339)
Number of Class A common stock subject to possible redemption	10,919,966		2,305,034	13,225,000

Condensed Statement of Operations for the Period From July 14, 2020 (inception) through September 30, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock	11,334,984		(9,978,574)	1,356,410
Basic and diluted net loss per share, Class A common stock	$ —		(0.10)	$ (0.10)
Basic and diluted weighted average shares outstanding, Class B common stock	2,684,663		234,568	2,919,231
Basic and diluted net loss per share, Class B common stock	$ (0.31)		$ 0.21	$ (0.10)

Statement of Operations for the Period From July 14, 2020 (inception) through December 31, 2020 (audited)
Basic and diluted weighted average shares outstanding, Class A common stock	11,334,822		(3,555,410)	7,779,412
Basic and diluted net loss per share, Class A common stock	$ —		(0.42)	$ (0.42)
Basic and diluted weighted average shares outstanding, Class B common stock	4,240,546		(1,111,870)	3,128,676
Basic and diluted net loss per share, Class B common stock	$ (1.08)	$$	0.66	$ (0.42)

Condensed Statement of Cash Flows for the Period From July 14, 2020 (inception) through September 30, 2020 (unaudited)
Supplemental non-cash disclosure: Initial classification of common stock subject to possible redemption	$113,349,840		$(113,349,840)	$ —
Supplemental non-cash disclosure: Change in value of common stock subject to possible redemption	$ (1,385)		$ 1,385	$ —
Supplemental non-cash disclosure: Measurement adjustment of Class A common stock subject to redemption amount	$ —		$ (13,511,990)	$ (13,511,990)

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported per Restatement No.1	Adjustment	As Adjusted – Restatement No.2
Statement of Cash Flows for the Period From July 14, 2020 (inception) through December 31, 2020
Supplemental non-cash disclosure: Initial classification of common stock subject to possible redemption	$ 113,349,840	$(113,349,840)	$ —
Supplemental non-cash disclosure: Change in value of common stock subject to possible redemption	$ (4,150,180)	$ 4,150,180	$ —
Supplemental non-cash disclosure: Measurement adjustment of Class A common stock subject to redemption amount	$ —	$ (13,511,990)	$(13,511,990)

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Period Ended September 30, 2020 (unaudited)
Sale of 13,225,000 Units, net of underwriter discounts and offering expenses	$ 118,738,010	$(118,738,010)	$ —
Class A Common Stock subject to possible redemption	$(113,348,455)	$ 113,348,455	$ —
Measurement Adjustment for Class A Common Stock to redemption amount	$ —	$ (13,511,990)	$(13,511,990)

Statement of Changes in Stockholders’ Equity (Deficit) for the Period Ended December 31, 2020 (audited)
Sale of 13,225,000 Units, net of underwriter discounts and offering expenses	$ 118,738,010	$(118,738,010)	$ —
Class A Common Stock subject to possible redemption	$(109,199,660)	$ 109,199,660	$ —
Measurement Adjustment for Class A Common Stock to redemption amount	$ —	$ (13,511,990)	$(13,511,990)
NOTE 2a. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in a money market fund which are invested primarily in U.S. Treasury Securities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the measurement from carrying amount to redemption value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.The Company accounts for the Public Warrants (as defined in Note 4) and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date until the Warrants are exercised, and any change in fair value is recognized in the statements of operations.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
The fair value of the private warrants was estimated using a Modified Black-Scholes Model. The fair value of the public warrants was initially measured using the Modified Black-Scholes model, and then subsequently measured at the public trading price. The key inputs and assumptions used for the Modified Black-Scholes model were the common stock price, expected term in years, expected volatility derived using a Monte Carlo Simulation, exercise price, and risk-free interest rate (see Note 10).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.
Net Income (Loss) per Common Stock
Basic net income (loss) per share is computed by dividing net income by the weighted-average number of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Remeasurement adjustment associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 10,757,500 shares in the calculation of diluted loss per share, since the exercise price of the warrants was below the average market price for the period.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement. As of December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except per share amounts):
	For the Period from July 14, 2020 (Inception) through December 31, 2020
	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$(3,254,481)	$(1,308,868)
Denominator:
Basic and diluted weighted average stock outstanding	7,779,412	3,128,676
Basic and diluted net income (loss) per common stock	$ (0.42)	$ (0.42)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 13,225,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 1,725,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,145,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,145,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and all underlying securities will expire worthless.

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On July 14, 2020, the Sponsor purchased 3,306,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 431,250 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7. As a result of the underwriter’s election to fully exercise the over-allotment option, 431,250 Founder Shares are no longer subject to forfeiture.
The Sponsor and the Directors have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) subsequent to a Business Combination, (x) if the closing price of the Class A stock common stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their Class A common stock for cash, securities or other property.
Administrative Support Agreement
The Company has agreed, commencing on September 22, 2020, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from July 14, 2020 (inception) through December 31, 2020, the Company incurred approximately $30,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.
Promissory Note — Related Party
On July 14, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $75,000 was repaid at the closing of the Initial Public Offering on September 22, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on September 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sale of Units to Related Party
Millais Limited, the indirect majority owner of the Company’s Sponsor, purchased 1,138,500 Units sold in the Initial Public Offering at $10.00 per Unit, or $11,358,000 in the aggregate.
Underwriting Agreement
The underwriter is entitled a deferred fee of 3.5% of the gross proceeds from the Units sold in the Initial Public Offering, or $4,628,750 in the aggregate. The deferred fee will be forfeited by the underwriter solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement. The underwriter did not receive any underwriting discount or commissions on Units purchased by Millais Limited, the indirect majority owner of the Company’s sponsor.
NOTE 7. STOCKHOLDERS’ EQUITY (as restated)
Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2020, there were no shares of Class A common stock issued and outstanding, excluding 13,225,000 shares of Class A common stock subject to possible redemption.
Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2020, there were 3,306,250 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of a Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. These provisions of the Company’s Amended and Restated Certificate of Incorporation may only be amended if approved by a majority of at least 90% of the Company’s common stock voting at a stockholder meeting.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Warrants) plus all

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 8. WARRANT LIABILITIES
Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
In addition, if the Company issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. INCOME TAX
The income tax provision for the period from July 14, 2020 (inception) through December 31, 2020 consists of the following:
December 31, 2020
Federal
Current	$ —
Deferred	(49,253)

State and Local
Current	—
Deferred	—

Change in valuation allowance	49,253

Income tax provision	$ —
The Company’s net deferred tax assets is as follows:
December 31, 2020
Deferred tax assets
Start-up Costs	$ 30,269
Net operating loss carryforward	18,984
Total deferred tax assets	49,253
Valuation Allowance	(49,253)
Deferred tax assets, net of allowance	$ —
As of December 31, 2020, the Company had $90,400 of U.S. federal net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 14, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $49,251.
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
December 31, 2020

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liabilities	(18.0)%
Transaction costs allocable to warrant liabilities	(1.6)%
Compensation expense related to warrant liabilities	(0.3)%
Valuation allowance	(1.1)%
Income tax provision	0.0%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.
NOTE 10. FAIR VALUE MEASUREMENTS (as restated)
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 22, 2020	September 30, 2020	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$132,250,000	$132,250,443	$132,253,093

Liabilities:
Warrant Liability – Public Warrants	1	6,482,000	6,474,000	8,927,000
Warrant Liability – Private Placement Warrants	3	4,200,000	4,194,000	5,673,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
Initial and Subsequent Measurement – Private Placement and Public Warrants
The Company established the initial fair value for the Warrants on September 22, 2020. On September 30, 2020 and on December 31, 2020 the fair value was remeasured. For both periods, the Private Placement Warrants were not separately traded on an open market. For the period ending September 30, 2020, the Public Warrants were not separately traded on an open market. As such, the Company used a Modified Black-Scholes model to value the Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Private Placement Warrants were classified as Level 3 at the measurement dates due to the use of unobservable inputs. The Public Warrants were classified as Level 3 at the initial measurement date and the September 30, 2020 measurement date due to the use of unobservable inputs.
The key inputs into the Modified Black-Scholes model were as follows at initial measurement, September 30, 2020, and December 31, 2021:
Input	September 22, 2020	September 30, 2020	December 31, 2020
Common Stock Price	$ 9.51	$ 9.51	$ 10.33
Expected term (years)	6.00	5.98	5.73
Expected Volatility (Public Warrants) derived from Monte Carlo Simulation	17.04%	17.04%	17.04%
Expected Volatility (Private Placement Warrants) derived from Monte Carlo Simulation	17.40%	17.40%	17.34%
Estimated probability of successful business combination	100.00%	100.00%	100.00%
Exercise Price	$ 11.50	$ 11.50	$ 11.50
Risk-free rate of interest	0.36%	0.37%	0.47%
Subsequent Measurement – Public Warrants
The Public Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.
As of December 31, 2020, the aggregate value of the Public Warrants was $8.9 million.

NORTH MOUNTAIN MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of July 13, 2020 (inception)	$ —	$ —	$ —
Initial measurement on September 22, 2020	4,200,000	6,482,000	10,682,000
Change in fair value of warrant liabilities	(6,000)	(8,000)	(14,000)
Fair value as of September 30, 2020	$4,194,000	6,474,000	10,668,000
Change in fair value of warrant liabilities	1,479,000	2,453,000	3,932,000
Fair value as of December 31, 2020	$5,673,000	$8,927,000	$14,600,000
For the period ending December 31, 2020, a total of $6,482,000 of Public Warrants was transferred out of Level 3 into Level 1.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NORTH MOUNTAIN MERGER CORP.
CONDENSED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$ 576,437	$ 971,469
Prepaid expenses	179,500	328,114
Total Current Assets	755,937	1,299,583

Marketable securities held in Trust Account	132,259,019	132,253,093
TOTAL ASSETS	$133,014,956	$133,552,676

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accrued expenses	272,834	124,265
Total Current Liabilities	272,834	124,265

Deferred underwriting fee payable	4,628,750	4,628,750
Warrant liabilities – Private Warrants	3,740,000	5,673,000
Warrant liabilities – Public Warrants	5,885,125	8,927,000
Total Liabilities	14,526,709	19,353,015

Commitments and Contingencies (Note 7)

Class A common stock subject to possible redemption, 13,225,000 shares at redemption value as of September 30, 2021 and December 31, 2020	132,250,000	132,250,000

Stockholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 issued and outstanding (excluding 13,225,000 shares subject to possible redemption) as of September 30, 2021 and December 31, 2020	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 3,306,250 shares issued and outstanding as of September 30, 2021 and December 31, 2020	331	331
Additional paid-in capital	—	—
Accumulated deficit	(13,762,084)	(18,050,670)
Total Stockholders’ Deficit	(13,761,753)	(18,050,339)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$133,014,956	$133,552,676
The accompanying notes are an integral part of the unaudited condensed financial statements.

NORTH MOUNTAIN MERGER CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30, 2021	For the Period from July 14, 2020 (Inception) through September 30, 2020 (Restated – See Note 2)	Nine Months Ended September 30, 2021	For the Period from July 14, 2020 (Inception) through September 30, 2020 (Restated – See Note 2)

Operating costs	$ 203,208	$ 18,185	$ 692,215	$ 18,185
Loss from operations	(203,208)	(18,185)	(692,215)	(18,185)

Other income (loss):
Transaction costs allocated to warrants	—	(355,812)	—	(355,812)
Interest earned on marketable securities held in Trust Account	1,997	443	5,926	443
Change in fair value of warrant liability	4,401,125	(41,000)	4,974,875	(41,000)
Total other income (loss), net	4,403,122	(396,369)	4,980,801	(396,369)

Net income (loss)	$ 4,199,914	$ (414,554)	$ 4,288,586	$ (414,554)

Basic and diluted weighted average shares outstanding, Class A common stock	13,225,000	1,356,410	13,225,000	1,356,410
Basic and diluted net income (loss) per share, Class A common stock	$ 0.25	$ (0.10)	$ 0.26	$ (0.10)

Basic and diluted weighted average shares outstanding, Class B common stock	3,306,250	2,919,231	3,306,250	2,919,231
Basic and diluted net income (loss) per share, Class B common stock	$ 0.25	$ (0.10)	$ 0.26	$ (0.10)
The accompanying notes are an integral part of the unaudited condensed financial statements.

NORTH MOUNTAIN MERGER CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021 (Restated – See Note 2)	—	$—	3,306,250	$331	$—	$(18,050,670)	$(18,050,339)

Net income	—	—	—	—	—	2,458,268	2,458,268

Balance – March 31, 2021 (Restated – See Note 2)	—	$—	3,306,250	$331	$—	$(15,592,402)	$(15,592,071)

Net loss	—	—	—	—	—	(2,369,596)	(2,369,596)

Balance – June 30, 2021 (Restated – See Note 2)	—	$—	3,306,250	$331	$—	$(17,961,998)	$(17,961,667)

Net income	—	—	—	—	—	4,199,914	4,199,914

Balance – September 30, 2021 (Restated – See Note 2)	—	$—	3,306,250	$331	$—	$(13,762,084)	$(13,761,753)
FOR THE PERIOD FROM JULY 14, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020
(RESTATED)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – July 14, 2020 (inception)	—	$—	—	$ —	$ —	$ —	$ —

Issuance of Class B common stock to Sponsor	—	—	3,306,250	331	24,669	—	25,000

Measurement adjustment of common stock subject to redemption amount	—	—	—	—	(24,669)	(13,487,321)	(13,511,990)

Net loss	—	—	—	—	—	(414,554)	(414,554)

Balance – September 30, 2020 (Restated – See Note 2)	—	$—	3,306,250	331	—	(13,901,875)	(13,901,544)
The accompanying notes are an integral part of the unaudited condensed financial statements.

NORTH MOUNTAIN MERGER CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30,	For The Period From July 14, 2020 (Inception) Through September 30,
	2021	2020 (Restated— See Note 2)
Cash Flows from Operating Activities:
Net income (loss)	$ 4,288,586	$ (414,554)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,926)	(443)
Change in fair value of warrant liability	(4,974,875)	41,000
Transaction costs allocated to warrants	—	355,812
Changes in operating assets and liabilities:
Prepaid expenses	148,614	(385,967)
Accrued expenses	148,569	—
Net cash used in operating activities	(395,032)	(404,152)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(132,250,000)
Net cash used in investing activities	—	(132,250,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	129,832,700
Proceeds from sale of Private Placement Warrants	—	4,145,000
Proceeds from promissory note – related party	—	75,000
Repayment of promissory note – related party	—	(75,000)
Payment of offering costs	—	(339,752)
Net cash provided by financing activities	—	133,662,948

Net Change in Cash	(395,032)	1,008,796
Cash – Beginning of period	971,469	—
Cash – End of period	$ 576,437	$ 1,008,796

Non-Cash investing and financing activities:
Measurement adjustment of Class A common stock subject to redemption amount	$ —	$ (13,511,990)
Deferred underwriting fee payable	$ —	$ 4,628,750
The accompanying notes are an integral part of the unaudited condensed financial statements.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
North Mountain Merger Corp. (the “Company”) was incorporated in Delaware as a blank check company on July 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the financial technology segment of the broader financial services industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not yet commenced any operations. All activity for the period from July 14, 2020 (inception) through September 30, 2021 relates to the Company’s formation the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination.
The registration statement for the Company’s Initial Public Offering was declared effective on September 17, 2020. On September 22, 2020, the Company consummated the Initial Public Offering of 13,225,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 1,725,000 Units, at $10.00 per Unit, generating gross proceeds of $132,250,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,145,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to North Mountain LLC (the “Sponsor”), generating gross proceeds of $4,145,000, which is described in Note 5.
Transaction costs amounted to $7,385,802, consisting of $2,417,300 of underwriting fees, $4,628,750 of deferred underwriting fees and $339,752 of other offering costs.
Following the closing of the Initial Public Offering on September 22, 2020, an amount of $132,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund its regulatory compliance costs and to pay its tax obligations (“permitted withdrawals”).
The Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account initially funded by the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of permitted withdrawals and excluding the amount of any deferred underwriting discount) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully complete a Business Combination.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share) plus a pro rata portion of the interest earned on the funds held in the Trust Account and not previously withdrawn to fund permitted withdrawals. The per share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules). If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined below in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until September 22, 2022 to consummate a Business Combination (the “Completion Window”). If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to make permitted withdrawals (and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Completion Window.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor or any of the Company’s officers, directors or any of their affiliates acquires Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a definitive agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern and Managements’ Plan
As of September 30, 2021, the company had $576,437 of cash within the operating bank account and a working capital balance of $633,103.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that it will need to obtain additional capital in order to have adequate liquidity to sustain operations, which consists of pursuing a Business Combination. While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time through at least one year from the date the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly accounted for its Class A common stock subject to possible redemption. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all shares of Class A common stock subject to possible redemption. As a result, management has noted an error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
In connection with the correction in presentation for the Class A common stock subject to redemption, the Company also restated its income (loss) per common stock calculated to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).
The impact of the revision on the Company’s financial statements is reflected in the following table.
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of September 30, 2020 (unaudited)
Class A common stock subject to possible redemption	$113,348,455	$ 18,901,545	$132,250,000
Class A common stock	$ 189	$ (189)	$ —
Additional paid-in capital	$ 5,414,035	$ (5,414,035)	$ —
Accumulated deficit	$ (414,554)	$ (13,487,321)	$(13,901,875)
Total Stockholders’ Equity (Deficit)	$ 5,000,001	$ (18,901,545)	$(13,901,544)
Number of Class A common stock subject to possible redemption	11,334,808	1,890,192	13,225,000

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of March 31, 2021 (unaudited)
Class A common stock subject to possible redemption	$111,657,920	$ 20,592,080	$132,250,000
Class A common stock	$ 206	$ (206)	$ —
Additional paid-in capital	$ 7,104,553	$ (7,104,553)	$ —
Accumulated deficit	$ (2,105,081)	$(13,487,321)	$(15,592,402)
Total Stockholders’ Equity (Deficit)	$ 5,000,009	$(20,592,080)	$(15,592,071)
Number of Class A common stock subject to possible redemption	11,165,366	2,059,634	13,225,000

Balance Sheet as of June 30, 2021 (unaudited)
Class A common stock subject to possible redemption	$109,288,323	$ 22,961,677	$132,250,000
Class A common stock	$ 230	$ (230)	$ —
Additional paid-in capital	$ 9,474,126	$ (9,474,126)	$ —
Accumulated deficit	$ (4,474,677)	$(13,487,321)	$(17,961,998)
Total Stockholders’ Equity (Deficit)	$ 5,000,010	$(22,961,677)	$(17,961,667)
Number of Class A common stock subject to possible redemption	10,928,252	2,296,748	13,225,000

Statement of Operations for the Period From July 14, 2020 (inception) through September 30, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock	11,334,984	(9,978,574)	1,356,410
Basic and diluted net loss per share, Class A common stock	$ —	(0.10)	$ (0.10)
Basic and diluted weighted average shares outstanding, Class B common stock	2,684,663	234,568	2,919,231
Basic and diluted net loss per share, Class B common stock	$ (0.31)	$ 0.21	$ (0.10)

	As Previously Reported	Adjustment	As Restated
Statement of Operations for the Three Months ended March 31, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock	10,919,966	2,305,034	13,225,000
Basic and diluted net loss per share, Class A common stock	$ —	0.15	$ 0.15
Basic and diluted weighted average shares outstanding, Class B common stock	5,611,284	(2,305,034)	3,306,250
Basic and diluted net loss per share, Class B common stock	$ 0.44	$ (0.29)	$ 0.15

Statement of Operations for the Three Months ended June 30, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock	11,165,366	2,059,634	13,225,000
Basic and diluted net loss per share, Class A common stock	$ —	(0.14)	$ (0.14)
Basic and diluted weighted average shares outstanding, Class B common stock	5,365,884	(2,059,634)	3,306,250
Basic and diluted net loss per share, Class B common stock	$ (0.44)	$ 0.30	$ (0.14)

Statement of Operations for the Six Months ended June 30, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock	11,043,344	2,181,656	13,225,000
Basic and diluted net loss per share, Class A common stock	$ —	0.01	$ 0.01
Basic and diluted weighted average shares outstanding, Class B common stock	5,487,906	(2,181,656)	3,306,250
Basic and diluted net loss per share, Class B common stock	$ 0.02	$ (0.01)	$ 0.01

Statement of Cash Flows for the Period From July 14, 2020 (inception) through September 30, 2020 (unaudited)
Supplemental non-cash disclosure: Initial classification of common stock subject to possible redemption	$113,349,840	$(113,349,840)	$ —
Supplemental non-cash disclosure: Change in value of common stock subject to possible redemption	$ (1,385)	$ 1,385	$ —
Supplemental non-cash disclosure: Measurement adjustment of Class A common stock subject to redemption amount	$ —	$(13,511,990)	$(13,511,990)

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
	As Previously Reported	Adjustment	As Restated
Statement of Cash Flows for the three months ended March 31, 2021 (unaudited)
Supplemental non-cash disclosure: Change in value of common stock subject to possible redemption	$ 2,458,260	$ (2,458,260)	$ —

Statement of Cash Flows for the six months ended June 30, 2021 (unaudited)
Supplemental non-cash disclosure: Change in value of common stock subject to possible redemption	$ 88,663	$ (88,663)	$ —

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Period Ended September 30, 2020 (unaudited)
Sale of 13,225,000 Units, net of underwriter discounts and offering expenses	$ 118,738,010	$(118,738,010)	$ —
Class A Common Stock subject to possible redemption	$(113,348,455)	$ 113,348,455	$ —
Accretion for Class A Common Stock to redemption amount	$ —	$ (13,511,990)	$(13,511,990)

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Three Months Ended March 31, 2021 (unaudited)
Class A Common Stock subject to possible redemption	$ (2,458,260)	$ 2,458,260	$ —

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Three Months Ended June 30, 2021 (unaudited)
Class A Common Stock subject to possible redemption	$ 2,369,597	$ (2,369,597)	$ —
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for period ended December 31, 2021 or for any future periods.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At September 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were charged to temporary equity. Offering costs amounted to $339,752, of which $313,144 was charged to temporary equity and $26,608 was expensed as incurred in the statement of operation upon the completion of the Initial Public Offering.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the measurement from carrying amount to redemption value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At September 30, 2021 and December 31, 2020, Class A common stock reflected in the condensed balance sheet are reconciled in the following table:
Gross proceeds	$132,250,000
Less:
Proceeds allocated to Public Warrants	$ (6,482,000)
Class A common stock issuance costs	(7,029,990)
Plus:
Measurement adjustment of carrying value to redemption value	$ 13,511,990

Class A common stock subject to possible redemption	$132,250,000
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
The fair value of the private warrants was estimated using a Modified Black-Scholes Model. The fair value of the public warrants was initially measured using the Modified Black-Scholes model, and then subsequently measured at the public trading price. The key inputs and assumptions used for the Modified Black-Scholes model were the common stock price, expected term in years, expected volatility derived using a Monte Carlo Simulation, exercise price, and risk-free interest rate (see Note 10).
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more -likely -than -not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) per Common Stock
Basic net income (loss) per share is computed by dividing net income by the weighted-average number of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Remeasurement adjustment associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 10,757,500 shares in the calculation of diluted loss per share, since the exercise price of the warrants was below the average market price for the period.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except per share amounts):
	Three Months Ended September 30, 2021		For the Period from July 14, 2020 (Inception) through September 30, 2020		Nine Months Ended September 30, 2021		For the Period from July 14, 2020 (Inception) through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$3,359,931	$839,983	$(131,514)	$(283,040)	$34,308,469	$857,717	$(131,514)	$(283,040)
Denominator:
Basic and diluted weighted average stock outstanding	13,225,000	3,306,250	1,356,410	2,919,231	13,225,000	3,306,250	1,356,410	2,919,231
Basic and diluted net income (loss) per common stock	$ 0.25	$ 0.25	$ (0.10)	$ (0.10)	$ 0.26	$ 0.26	$ (0.10)	$ (0.10)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 4. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 13,225,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 1,725,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,145,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,145,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and all underlying securities will expire worthless.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
On July 14, 2020, the Sponsor purchased 3,306,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 431,250 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 8. As a result of the underwriter’s election to fully exercise the over-allotment option, 431,250 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) subsequent to a Business Combination, (x) if the closing price of the Class A stock common stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their Class A common stock for cash, securities or other property.
Administrative Support Agreement
The Company has agreed, commencing on September 22, 2020, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2021, the Company incurred approximately $30,000 and $90,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheets, respectively. For the period from July 14, 2020 (inception) through September 30, 2020, the Company did not record any fees for these services.
Promissory Note — Related Party
On July 14, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $75,000 was repaid at the closing of the Initial Public Offering on September 22, 2020. No amount is outstanding as of September 30, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on September 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sale of Units to Related Party
Millais Limited, the indirect majority owner of the Company’s Sponsor, purchased 1,138,500 Units sold in the Initial Public Offering at $10.00 per Unit, or $11,358,000 in the aggregate.
Underwriting Agreement
The underwriter is entitled a deferred fee of 3.5% of the gross proceeds from the Units sold in the Initial Public Offering, or $4,628,750 in the aggregate. The deferred fee will be forfeited by the underwriter solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement. The underwriter did not receive any underwriting discount or commissions on Units purchased by Millais Limited, the indirect majority owner of the Company’s sponsor.
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At September 30, 2021 and December 31, 2020, there were 13,225,000 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity.
Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 3,306,250 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of a Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. These provisions of the Company’s Amended and Restated Certificate of Incorporation may only be amended if approved by a majority of at least 90% of the Company’s common stock voting at a stockholder meeting.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Warrants) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 9. WARRANT LIABILITY
Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company’s warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25. As such, the Company accounts for its Public Warrants and Private Placement Warrants as liabilities.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	September 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$132,259,019	$132,253,093

Liabilities:
Warrant Liability – Public Warrants	1	$5,885,125	8,927,000
Warrant Liability – Private Placement Warrants	3	$3,740,000	5,673,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
Private Placement Warrants
The fair value of the Private Placement Warrants is reported in the foregoing table as Level 3 fair value. For the period ending September 30, 2021, the Private Placement Warrants were not separately traded on an open market. As such, the Company used Modified Black-Scholes model to value the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date.

NORTH MOUNTAIN MERGER CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
The key inputs into the Modified Black-Scholes model for the Private Placement Warrants at September 30, 2021:
Input	September 30, 2021
Common Stock Price	$ 9.79
Expected term (years)	5.50
Expected Volatility (Private Placement Warrants) derived from Monte Carlo Simulation	15.14%
Estimated probability of successful business combination	90.00%
Exercise Price	$ 11.50
Risk-free rate of interest	1.15%
Public Warrants
The Public Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of September 30, 2021 is classified as Level 1 due to the use of an observable market quote in an active market.
As of September 30, 2021, the aggregate value of the Public Warrants was $5.9 million.
The following table presents the Level 3 changes in the fair value of warrant liabilities:
Private Placement
Fair value as of January 1, 2021	$5,673,000
Change in fair value	(1,054,000)
Fair value as of March 31, 2021	4,619,000
Change in fair value	811,000
Fair value as of June 30, 2021,	5,430,000
Change in fair value	(1,690,000)
Fair value as of September 30, 2021	$ 3,740,000
There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2021.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Corcentric, Inc.
Cherry Hill, New Jersey
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Corcentric, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in mezzanine equity and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company's auditor since 2017.
Philadelphia, Pennsylvania
January 7, 2022

Corcentric, Inc.
Consolidated Balance Sheets
(in thousands except share and per share data)
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$10,721	$11,713
Accounts receivable, net	195,552	195,697
Rebates, fees, and other receivables	10,334	9,905
Inventories, prepaid expenses, and other current assets	19,938	14,351
Total current assets	236,545	231,666
Property and equipment, net	22,211	17,955
Goodwill	114,613	47,249
Other intangible assets, net	48,825	34,391
Deferred income taxes	—	1,123
Other assets	4,660	5,382
Total assets	$426,854	$337,766
Liabilities, mezzanine equity and stockholders' equity
Current liabilities:
Current portion of long-term debt, net	$1,268	$481
Accounts payable	135,699	117,427
Rebates payable	6,617	9,042
Accrued expenses and other current liabilities	21,861	35,837
Total current liabilities	165,445	162,787
Long-term debt, net	134,089	117,606
Deferred income taxes	215	—
Other liabilities	847	4,247
Total liabilities	300,596	284,640
Commitments and Contingencies (Note 17)
Mezzanine equity:
Redeemable Preferred Stock - $0.001 par value per share; 2,700,967 shares authorized; 2,700,967 shares issued and outstanding at December 31, 2020	88,195	—
Redeemable common stock - $.001 par value; 3,502,268 and 10,127,746 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	5,419	7,924
Stockholders' equity:
Common stock - $0.001 par value per share; 35,000,000 shares authorized; 11,614,800 shares issued and 9,693,353 shares outstanding at December 31, 2020; 3,508,589 shares issued and 2,212,961 shares outstanding at December 31, 2019	10	3
Additional paid-in capital	34,651	29,780
Cumulative translation adjustments	853	503
Retained earnings	15,415	25,711
Treasury stock at cost, 1,921,447 and 1,295,628 shares at December 31, 2020 and December 31, 2019, respectively	(18,285)	(10,795)
Total stockholders' equity	32,644	45,202
Total liabilities, mezzanine equity and stockholders' equity	$426,854	$337,766
See accompanying notes to consolidated financial statements

Corcentric, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands except share and per share data)
	December 31,
	2020	2019	2018
Revenue:
Payments, software and advisory revenue	$101,231	$102,830	$79,620
Equipment sales	73,445	41,755	23,335
Total revenues	174,676	144,585	102,955
Direct costs of revenues (excluding depreciation and amortization shown separately below):
Direct costs of payments, software and advisory revenue	34,145	34,521	19,591
Direct costs of equipment sales	71,012	38,911	20,881
Total direct costs of revenue	105,157	73,432	40,472
Operating expenses:
Research and development	1,678	1,594	533
Sales and marketing	27,064	29,333	23,036
General and administrative	17,751	17,904	10,861
Depreciation and amortization	18,664	16,850	9,519
Change in fair value of contingent consideration	—	1,655	1,675
Total operating expenses	65,157	67,336	45,624
Operating income	4,362	3,817	16,859
Interest expense	(6,930)	(9,076)	(3,329)
Interest income	111	175	145
Foreign exchange gain (loss)	(34)	461	(727)
Income (loss) from continuing operations before income taxes and equity in income (loss) of affiliate	(2,491)	(4,623)	12,948
(Provision) benefit for income taxes	5,193	926	(3,411)
Equity in income (loss) of affiliate	72	(46)	(65)
Income (loss) from continuing operations	2,774	(3,743)	9,472
Loss from discontinued operations, net of income taxes	—	(35)	(961)
Net income (loss)	$2,774	$(3,778)	$8,511
Other comprehensive income:
Cumulative translation adjustment	350	503	—
Comprehensive income (loss)	$3,124	$(3,275)	$8,511
Basic earnings per common share:
Continuing operations	$(0.82)	$(0.31)	$0.79
Discontinued operations	—	—	(0.08)
Net income	$(0.82)	$(0.31)	$0.71
Diluted earnings per common share:
Continuing operations	$(0.82)	$(0.31)	$0.64
Discontinued operations	—	—	(0.06)
Net income	$(0.82)	$(0.31)	$0.58
Weighted average common shares outstanding:
Basic shares	12,523,827	12,053,525	12,052,771
Diluted shares	12,523,827	12,053,525	14,762,262
See accompanying notes to consolidated financial statements

Corcentric, Inc.
Consolidated Statements of Changes in Mezzanine Equity and Stockholders' Equity
(in thousands, except share data)
	Mezzanine Equity				Stockholders’ Equity
	Redeemable Preferred Stock		Redeemable Common Stock		Common Stock		Additional Paid In Capital	Cumulative Translation Adjustments	Retained Earnings	Treasury Stock at Cost		Total
	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount
Balance at December 31, 2017	—	$—	10,380,305	$8,045	2,813,764	$3	$ 26,221	$—	$ 20,763	1,078,057	$(8,781)	$ 38,206
Employee stock purchases	—	—	—	—	11,467	—	102	—	—	—	—	102
Stock-based compensation	—	—	13,958	—	95,677	—	834	—	—	—	—	834
Repurchases of common stock	—	—	(52,500)	(47)	52,500	—	47	—	—	122,290	(1,084)	(1,037)
Issuance of common stock for acquisition activity	—	—	—	—	114,286	—	1,200	—	—	—	—	1,200
Other share activity	—	—	(87,497)	(10)	87,497	—	20	—	—	—	—	20
Cumulative effect of changes in accounting principles related to revenue recognition	—	—	—	—	—	—	—	—	215	—	—	215
Net income	—	—	—	—	—	—	—	—	8,511	—	—	8,511
Balance at December 31, 2018	—	—	10,254,266	7,988	3,175,191	3	28,424	—	29,489	1,200,347	(9,865)	48,051
Employee stock purchases	—	—	—	—	22,690	—	224	—	—	—	—	224
Stock-based compensation	—	—	11,652	—	132,192	—	1,058	—	—	—	—	1,058
Repurchases of common stock	—	—	(15,296)	(5)	15,296	—	5	—	—	96,942	(930)	(925)
Net exercise of stock options	—	—	—	—	40,000	—	10	—	—	—	—	10
Other share activity	—	—	(122,876)	(59)	123,220	—	59	—	—	(1,661)	—	59
Cumulative translation adjustments	—	—	—	—	—	—	—	503	—	—	—	503
Net loss	—	—	—	—	—	—	—	—	(3,778)	—	—	(3,778)
Balance at December 31, 2019	—	—	10,127,746	7,924	3,508,589	3	29,780	503	25,711	1,295,628	(10,795)	45,202
Employee stock purchases	—	—	—	—	13,875	—	145	—	—	—	—	145
Stock-based compensation	—	—	—	—	146,415	—	2,228	—	—	—	—	2,228
Repurchases of common stock	—	—	(155,415)	(29)	155,415	—	29	—	—	625,819	(7,490)	(7,461)
Net exercise of stock options	—	—	245,709	—	1,074,734	—	—	—	—	—	—	—
Issuance of preferred stock	2,700,967	80,000	—	—	—	—	—	—	—	—	—	—
Preferred stock issuance costs	—	(4,875)	—	—	—	—	—	—	—	—	—	—
Accretion of redemption preference and issuance costs	—	5,983	—	—	—	—	—	—	(5,983)	—	—	(5,983)
Accumulated dividends	—	7,087	—	—	—	—	—	—	(7,087)	—	—	(7,087)
Conversion of redeemable common stock to common stock	—	—	(6,715,772)	(2,476)	6,715,772	7	2,469	—	—	—	—	2,476
Cumulative translation adjustments	—	—	—	—	—	—	—	350	—	—	—	350
Net Income	—	—	—	—	—	—	—	—	2,774	—	—	2,774
Balance at December 31, 2020	2,700,967	$88,195	3,502,268	$5,419	11,614,800	$10	$34,651	$853	$15,415	1,921,447	$(18,285)	$32,644
See accompanying notes to consolidated financial statements

Corcentric, Inc.
Consolidated Statements of Cash Flows
(in thousands)
	December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$2,774	$(3,778)	$8,511
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	18,664	16,850	9,519
Gain on sale of assets	(4)	(12)	—
Bad debt expense (net of recoveries)	925	1,823	912
Stock-based compensation	2,228	1,058	834
Deferred income tax expense	1,407	(2,469)	290
Amortization of debt issuance costs	1,278	1,242	279
Change in fair value of contingent consideration	—	1,655	1,675
Payment of contingent consideration on acquisitions	(2,197)	(1,133)	(724)
Equity in loss (income) of affiliate	(72)	46	65
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(498)	(4,793)	(33,278)
Other current assets	(5,816)	(5,973)	2,364
Accounts payable	17,817	8,633	13,297
Accrued expenses and other current liabilities	(17,027)	17,980	1,494
Other assets and liabilities	(35)	494	(236)
Operating cash flows from discontinued operations	—	—	(5,089)
Net cash provided by (used in) operating activities	19,444	31,623	(87)
Cash flows from investing activities:
Purchases of property and equipment (including software development)	(14,117)	(11,480)	(8,165)
Proceeds from the sale of property and equipment	39	103	—
Other investing activities	—	—	(1,027)
Payments for acquisitions (net of cash acquired)	(78,957)	(51,883)	(11,108)
Investing cash flows from discontinued operations	—	—	14,198
Net cash (used in) investing activities	(93,035)	(63,260)	(6,102)
Cash flows from financing activities:
Proceeds from line of credit	1,983,853	2,017,280	2,095,341
Repayments on line of credit	(1,996,254)	(1,978,697)	(2,120,256)
Proceeds from term loan	19,700	—	48,994
Repayment of term loan	(1,000)	(1,118)	—
Payment of contingent consideration on acquisitions	(1,303)	(2,367)	(2,026)
Proceeds from issuance of common stock	144	234	102
Repurchases of common stock	(7,490)	(930)	(1,084)
Proceeds from issuance of preferred stock	79,638	—	—
Preferred stock issuance costs	(4,328)	—	—
Debt issuance costs	(185)	(283)	(4,682)
Financing cash flows from discontinued operations	—	—	(16,294)
Net cash provided by financing activities	72,775	34,119	95
Net increase (decrease) in cash and cash equivalents	(816)	2,482	(6,094)
Effect of exchange rate on cash	(176)	168	—
Cash and cash equivalents, beginning of year	11,713	9,063	15,157
Cash and cash equivalents, end of year	$10,721	$11,713	$9,063
Supplemental schedule of non-cash investing and financing activities:
Non-cash acquisition consideration	$10,000	$—	$4,870
Supplemental disclosures of cash flow information (continuing operations)
Cash paid for interest	$7,068	$8,129	$2,577
Cash paid (received) for income taxes, net of cash refunds	$(33)	$1,347	$6,368
See accompanying notes to consolidated financial statements

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
1. Description of Business
Corcentric, Inc. and subsidiaries (the Company or Corcentric) operates in North America and Europe as a global provider of an end-to-end suite of source-to-pay (S2P), order-to-cash (O2C), and advisory solutions with a proprietary B2B payments network that enables our customers to accelerate growth, optimize working capital, and generate savings.
The Company’s solutions are designed to enable companies to manage spending more effectively, eliminate the inefficiency, expense and lost opportunities caused by traditional paper-based processes, and increase their cash flow. Corcentric leverages its deep industry expertise, proprietary technology, and customer and supplier relationships to help enterprises and organizations of varying sizes manage complex and dynamic operational and administrative processes that are frequently managed manually and require substantial internal resources. While it originated as a provider of procurement and fleet management solutions for the transportation industry, the Company has used its technology and the expertise it developed to offer robust software, payment, procurement and financing solutions to companies in multiple industries.
Corcentric’s Source-to-Pay solutions offer customers the ability to manage their sourcing, suppliers, contract lifecycles, procurement needs, invoices, and finances through highly automated and intuitive software. Corcentric layers in payments and financing capabilities to power multimodal payment disbursement.
Corcentric’s Order-to-Cash solutions provide powerful lifecycle software that enables customers to automate their invoicing, cash application, and collection processes, including technology enabled dispute management outsource accounts receivable management, and leverage Corcentric’s analytics software. The solutions are highly differentiated by offering customers lines of credit that delivers certainty of payment for customers radically reducing days sales outstanding and unlocking working capital as a consequence.
Corcentric’s Advisory solutions include implementation, strategic sourcing and fleet solutions. Implementation supports the onboarding of customers onto Corcentric’s source-to-pay and order-to cash solutions. Strategic sourcing partners with clients to drive value creation by leveraging Corcentric’s knowledge base, sourcing experience and resources. Fleet solutions enable companies to reduce the total cost of fleet ownership and improve control and visibility across the entire equipment lifecycle including asset planning, financing, maintenance procurement and equipment sales.
Corcentric’s proprietary business-to-business payments network is provided through its source-to-pay and order-to-cash solutions driving a powerful network effect by bringing buyers and sellers together. As more customers come on to the platform, more transaction volume is monetized through Corcentric’s payment solutions.
2. Acquisitions
Vendorin LLC
On December 24, 2020 the Company acquired all of the outstanding membership interests of Vendorin LLC (Vendorin). Vendorin joins buyer-side organizations and their suppliers in an enterprise grade B2B payment network offering the buyer the ability to replace paper-based payment methods and lower payment costs by paying suppliers with virtual cards, ACH and ACH+ payment methods. The revenue for the period from December 24, 2020 through December 31, 2021 was immaterial.
As part of the acquisition, the Company issued a note payable to the seller in the amount of $10,000. This note bears interest at a rate of 5% and matures February 15, 2024. The Company determined that the note’s face value was equal to its fair value for the purpose of the purchase price allocation. The seller note is recorded in long-term debt on the consolidated balance sheet.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following table summarizes the consideration paid for Vendorin and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:
Consideration
Cash paid at closing (net of cash acquired)	$78,957
Seller note	10,000
Total consideration	$88,957
Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	$711
Prepaid expenses and other assets	96
Property and equipment	18
Identifiable intangible assets	22,550
Accounts payable	(454)
Accrued expenses	(553)
Deferred revenue	(73)
Paycheck Protection Program loan	(516)
Net identifiable assets acquired	$21,779
Goodwill	$67,178
Amounts presented in the table above represent the Company’s final allocation of the purchase price with respect to identifiable intangible assets. The purchase price allocation with respect to working capital and goodwill is subject to adjustment pending receipt of information regarding completeness of certain accruals. The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 8.2 years. The intangible assets include a customer list of $1,800 (9-year useful life amortized using an accelerated method), vendor relationship of $3,920 (5-year useful life amortized using straight line method), acquired software of $16,530 (9-year useful life amortized using straight line method), and non-compete agreements of $300 (2-year useful life amortized using straight line method). Amortization on these identifiable intangibles during the next five years is $3,044 in 2021, $3,115 in 2022, $2,915 in 2023, $2,863 in 2024 and $2,818 in 2025. The goodwill resulting from the acquisition relates to anticipated sales, synergies, and cost savings to be generated by streamlining the combined operations and is expected to be deductible for income tax purposes.
During the year ended December 31, 2020, the Company incurred transaction costs of $1,010 related to this acquisition which are recorded in general and administrative expenses on the consolidated statements of operations and comprehensive income.
The revenues and earnings of Vendorin have been included in the Company’s results since the acquisition date and are not material to the Company’s financial results. Pro forma results of operations for this acquisition have not been presented as the financial impact on the Company’s financial statements would not be material.
Determine Inc.
On April 10, 2019 the Company acquired substantially all the assets of Determine, Inc. (Determine). Determine is a leader in global source-to-pay and enterprise contract lifecycle management cloud platform solutions. The revenue resulting from the acquired operations for the period from April 11, 2019 through December 31, 2019 was $10,424.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following table summarizes the consideration paid for Determine and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:
Consideration
Cash paid at closing (net of cash acquired)	$31,778
Total consideration	$31,778
Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	$4,347
Prepaid expenses and other assets	1,538
Property and equipment	93
Identifiable intangible assets	21,510
Accounts payable	(2,322)
Accrued expenses	(3,753)
Deferred revenue	(3,431)
Contingent liabilities	(1,708)
Deferred taxes	(1,627)
Net identifiable assets acquired	$14,647
Goodwill	$17,131
Amounts presented in the table above represent the Company’s final allocation of the purchase price. The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 4 years. The intangible assets include a customer list of $7,700 (15-year useful life amortized using straight line method), acquired software of $13,400 (3-year useful life amortized using straight line method), and tradename of $410 (3-year useful life amortized using straight line method). The goodwill resulting from the acquisition relates to anticipated sales synergies and cost savings to be generated by streamlining the combined operations and is expected to be partially deductible for income tax purposes.
During the years ended December 31, 2020 and 2019, the Company incurred transaction costs of $78 and $1,981, respectively, related to this acquisition which are recorded in general and administrative expenses on the consolidated statements of operations and comprehensive income.
The revenues and earnings of Determine have been included in the Company’s results since the acquisition date and are not material to the Company’s financial results. Pro forma results of operations for this acquisition have not been presented as the financial impact on the Company’s financial statements would not be material.
Netsend Ltd.
On February 11, 2019 the Company acquired substantially all the assets of Netsend Ltd. (Netsend). Headquartered in London, Netsend offers electronic billing, invoicing and document distribution services to companies in over 50 different countries. The acquisition marks the Company’s expansion into the global e-billing market as a SaaS provider. The revenue for Netsend for the period from February 11, 2019 through December 31, 2019 was $4,191.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following table summarizes the consideration paid for Netsend and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:
Consideration
Cash paid at closing (net of cash acquired)	$20,105
Total consideration	$20,105
Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	$842
Prepaid expenses and other assets	45
Property and equipment	108
Identifiable intangible assets	9,267
Accounts payable	(230)
Deferred revenue and accrued expenses	(303)
Deferred taxes	(1,825)
Net identifiable assets acquired	$7,904
Goodwill	$12,201
Amounts presented in the table above represent the Company’s final allocation of the purchase price. The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 6 years. The intangible assets include a customer list of $7,454 (15-year useful life amortized using an accelerated method), acquired software of $1,313 (3-year useful life amortized using straight line method), tradename of $270 (3-year useful life amortized using straight line method), and non-compete of $230 (3-year useful life amortized using straight line method). The goodwill resulting from the acquisition relates to anticipated sales synergies and cost savings to be generated by streamlining the combined operations and is not deductible for income tax purposes.
During the years ended December 31, 2019 and 2018, the Company incurred transaction costs of $521 and $29, respectively, related to this acquisition which are recorded in general and administrative expenses on the consolidated statements of operations and comprehensive income.
The revenues and earnings of Netsend have been included in the Company’s results since the acquisition date and are not material to the Company’s financial results. Pro forma results of operations for this acquisition have not been presented as the financial impact on the Company’s financial statements would not be material.
Source One Management Services
On March 16, 2018 the Company acquired substantially all of the assets of Source One Management Services, LLC (Source One). Source One is a leading tech-enabled procurement services provider delivering cost reduction and savings through strategic sourcing and procurement transformation. The revenue of Source One for the period from March 16, 2018 to December 31, 2018 was $5,460.
The consideration for the transaction consists of an up-front cash payment of $10,800, equity of $1,200, and a contingent consideration arrangement that required the Company to make two additional payments to the former owner of Source One. The first payment was made on March 14, 2019 and was $3,500. As of December 31, 2019, the liability had been adjusted to $3,500 resulting in expense of $1,655 during 2019, which is recorded in other operating expense on the consolidated statements of operations and comprehensive income. The second payment was made on March 14, 2020 and was $3,500.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following table summarizes the consideration paid for Source One and the amounts of estimated fair value of the assets and acquired liabilities assumed at the acquisition date:
Consideration
Cash paid at closing	$10,800
Fair value of contingent consideration	3,670
Equity granted	1,200
Working capital adjustment	308
Total consideration	$15,978
Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	$983
Prepaid expenses and other current assets	145
Property and equipment	54
Identifiable intangible assets	6,851
Accounts payable and accrued expenses	(121)
Unbilled receivables	986
Work in process	620
Net identifiable assets acquired	$9,518
Goodwill	$6,460
Amounts presented in the table above represent the Company’s final allocation of the purchase price. The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 13 years. The intangible assets include a customer list of $5,548 (15-year useful life amortized using a fair value method), acquired software of $290 (3-year useful life amortized using straight line method), and tradename of $1,013 (3-year useful life amortized using straight line method). The goodwill resulting from the acquisition relates to anticipated sales synergies and cost savings to be generated by streamlining the combined operations and is expected to be fully deductible for income tax purposes.
During the year ended December 31, 2018, the Company incurred transaction costs of $183, related to this acquisition which are recorded in general and administrative expenses on the consolidated statements of operations and comprehensive income.
The revenues and earnings of Source One have been included in the Company’s results since the acquisition date and are not material to the Company’s financial results. Pro forma results of operations for this acquisition have not been presented as the financial impact on the Company’s financial statements would not be material.
3. Basis of Presentation
2020 Reorganization
On December 31, 2020, the Company executed a re-organization, which liquidated its Cayman Island based subsidiary, Determine Ltd (acquired in 2019), into Corcentric LLC, its primary operating subsidiary in the United States. The re -organization also consolidated all the Company’s non-US operations under a newly formed subsidiary, Corcentric International Ltd. located in the United Kingdom and renamed certain other subsidiaries to align them under one global Corcentric brand. All steps in this reorganization are expected to be treated and accounted for as a tax-free exchange under Section 368 of the Internal revenue code.
Principles of Consolidation
The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of Corcentric and its subsidiaries and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The Company sponsors the ATS Master Trust (the “Trust”), which is a vehicle titling trust that is primarily used to facilitate the Company’s capital equipment solutions business. The Trust is a series trust pursuant to Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act, and is considered a legal entity. The Trust’s primary purpose is to limit the administrative burden associated with recording liens and retitling vehicles at the department of motor vehicles if a lessor elects to assign its interest in a lease to another party. The trust has no operations or revenue and performs no business activities on its own. The Trust does not have sufficient equity or assets to fund its operations. The Trust consists of legally distinct portfolio interests whereby the assets of each portfolio interest are not available to creditors or beneficial interest holders of other portfolio interests and the liabilities of each portfolio interest cannot be enforced against other portfolio interests. The holders of the portfolio interests include Corcentric and financial institutions who have purchased the rights to assets held by the Trust. The Trust beneficiaries administer the assets in each of their respective portfolios with assistance of the servicer.
The Company has determined that the Trust is a variable interest entity pursuant to Accounting Standards Codification (ASC) 810, Consolidation. The Company has also determined that each portfolio interest constitutes a “silo” pursuant to ASC 810. In applying the silo guidance, the Company has determined that the beneficiary of each portfolio interest is the primary beneficiary. In order to be deemed the primary beneficiary, ASC 810-10-25-38A indicates that an entity must have a controlling financial interest in the variable interest entity.
The Company is named the beneficiary of the general trust interest and one of the portfolio interests that are held within the Trust. Based upon the Trust agreement, the beneficiary is authorized to make decisions regarding the activities of the interest and leases that the interest may enter into and execute agreements on behalf of its interests. The Company also has the obligation to absorb the losses and right to receive any benefits from the general trust interest and one of the portfolio interests that have the potential to be significant. In accordance with the Trust agreement, the assets included within the general trust and one of the portfolio interests are the only source of payment for any debts, liabilities, obligations and expenses incurred and thus the maximum losses are limited to the assets included within the general trust interest and one of the portfolio interests. Based on these characteristics, the Company determined it has a controlling financial interest in the general trust interest and one of the portfolio interests. As such, the Company holds a variable interest in and is the primary beneficiary of the general trust interest and one of the portfolio interests and therefore consolidates the assets held in those interests in its consolidated financial statements. The consolidated financial statements include $0 and $504 of assets held in such interests as of December 31, 2020, and 2019, respectively and there were no liabilities for either period.
The Trust also holds certain assets in other portfolio interests for which other parties (principally financial institutions who acquire the assets) are the primary beneficiaries and therefore such portfolio interests are not consolidated in the Company’s financial results. The Company determined that it does not meet the definition of having a controlling financial interest in these interests because it does not have the sole power to direct the activities, nor does it have the obligation to absorb losses or the right to receive benefits from the interests that could potentially be significant to the variable interest entity. The Company has entered into remarketing and residual value guarantee agreements with financial institutions holding certain portfolio interests (see Note 17). The Company determined that these agreements are deminimus. In addition, they do not give the Company the power to direct the assets of the interests, nor do they make the Company the primary economic beneficiary.
On August 24, 2018, the Company contributed 100% of the stock of AmeriQuest Leasing and Maintenance, Inc. and $1,022 to acquire a 30% interest in an equity-method investee, Canxxus. Canxxus provides critical event management services across North America. The Company accounts for the joint venture using the equity method of accounting, whereby the consolidated financial statements include the pro-rata share of earnings as equity in earnings of affiliate, and contributions to and distributions from joint ventures as adjustments to the investment balance included in other assets. The Company has determined that the investment in Canxxus is permanent in duration. As such, the Company does not record any deferred taxes related to the difference between the book value and the tax basis of the investment. The cumulative basis difference was $509 and $437 as of December 31, 2020 and 2019, respectively. The consolidated statements of operations and comprehensive income include income of $72 and a loss of $46 and $65 for the years ended December 31, 2020, 2019 and 2018, respectively. The consolidated balance sheets include an investment of $1,531 and $1,459 related to the joint venture as of December 31, 2020 and 2019, respectively, which is included in other assets.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Discontinued Operations
The Company made the strategic decision to exit its leasing business, AmeriQuest Leasing and Maintenance, Inc., during 2017 and concluded that the planned exit qualified for reporting as a discontinued operation. Accordingly, all prior period balances were adjusted to reclassify balances associated with AmeriQuest Leasing and Maintenance, Inc. as discontinued operations. During 2018, the Company completed the exit, which included the contribution of the stock of AmeriQuest Leasing and Maintenance, Inc. to the joint venture, Canxxus. Refer to Note 19 for additional information.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates, including but not limited to those related to: (1) the fair value of assets acquired and liabilities assumed for business combinations, (2) the realization of tax assets and estimates of tax liabilities, (3) the valuation of the Company's common stock, (4) the recognition and disclosure of contingent liabilities, (5) the collectability of accounts receivable, (6) the useful lives of long-lived assets (including definite lived intangible assets), (7) the evaluation of revenue recognition criteria, and (8) assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock-based compensation. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily determined from other sources. The Company engaged third-party valuation specialists to assist with estimates related to the valuation of its common stock, and the valuation of assets and liabilities acquired in business combinations. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.
Although the Company believes the estimates and assumptions used in determining the recorded amounts in the accompanying consolidated financial statements are reasonable, actual results may differ from those estimates under different assumptions or circumstances.
4. Summary of Significant Accounting Policies
Emerging Growth Company
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the company is not considered to be an EGC. The adoption dates are discussed below in Note 5 to reflect this election.
Revenue Recognition
On January 1, 2018, Corcentric adopted ASC 606, Revenue from Contracts with Customers and all the related amendments (“the revenue standard”) using the modified retrospective method. In accordance with this guidance, Corcentric uses the five-step model to achieve the core underlying principle that the Company should recognize revenue to depict the transfer of goods or services to customers at an amount that the Company expects to be entitled to in exchange for those goods or services. These steps include (1) identifying the contract with the customer, (2) identifying the performance obligations, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue as the Company satisfies the performance obligation(s). The Company elected to apply the revenue standard only to contracts that were not completed as of the adoption date. The Company recognized the cumulative effect of initially applying the revenue standard as an adjustment to the January 1, 2018 opening balance of retained earnings. Significant revenue sources and the related recognition policies are as follows:

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Payments Revenue:
The Company generates revenue when it manages the payment flows on behalf of its customers. Such revenue includes:
Transaction fees - The Company generates fees from transaction processing which are based upon either a fixed amount per transaction or a percentage of the underlying transaction value. Such fees are recognized at the time the transaction is processed and validated in the Company's system.
Rebates – The Company receives volume-based rebates from certain suppliers within its payment network, a portion of which are shared with the customer and a portion of which are retained by the Company as compensation. Rebate revenue is recognized as transactions occur based upon the estimated rebate rate to be paid. Rebate payments to customers are accounted for as consideration payable to a customer and recorded as a reduction to revenue in accordance with ASC 606.
Software revenue:
The Company charges subscription fees when it hosts and provides software to its customers to facilitate efficient transaction processing. The subscription models provide for a fixed monthly fee that covers a certain allotment of transactions to be processed through the system. Transactions in excess of the allotment are charged incrementally, generally on a per transactions basis. Fixed fees are recognized on a monthly basis when the Company provides service under the terms of a contractual agreement. Overage fees for transactions processed in excess of a customer’s allotment are recognized as they occur.
Advisory revenue:
The Company generates revenue from advisory services provided to customers. Such revenue includes:
Implementation and training fees - The Company has contracts that often require customers to pay implementation or contract set up fees which are deferred and recognized over the estimated period that the contract or customer relationship is expected to generate revenue. These fees are charged at the beginning of the customer relationship as compensation for the Company's efforts to configure the system to specific customer's needs and provide training to the customer. These fees are evaluated at the onset of the customer relationship to determine whether they have stand-alone value apart from the broader transaction processing contract. If the service is determined to have stand-alone value, then the revenue is recognized based on the proportional performance of the Company’s obligations under the contract. If the service is determined to lack stand-alone value, the fees received are recognized on a straight-line basis over 3-5 years, the estimated life of the customer relationship.
Consulting fees – The Company performs sourcing consulting services. Fees can be generated in one of three ways:
•
Contingency fees – The Company performs cost savings projects on a contingent basis. Under these arrangements the Company is entitled to a percentage of the savings generated through the engagement. The billings for such projects can occur over a period of up to 24 months following the completion of a project, as the actual savings are realized by the customers. Revenue for these projects is recorded once all performance obligations have been completed, based upon an estimate of the future savings to be achieved. The customer’s historical usage patterns are used to estimate the savings. The savings estimates are updated each reporting period based upon actual savings realized. The unbilled receivables and work in progress related to these projects is recorded in other current assets.

•
Fixed fees – The Company performs cost savings projects at a fixed rate. Revenue for such projects is recognized on the proportional performance of the Company’s obligations under the contract. Fixed fee contracts are generally less than 1 year in duration.

•	Time and materials – The Company performs cost savings and client requested software development projects that are recognized as hours are incurred on a project.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Lease brokerage fees - The Company receives fees for brokering leases between its customers and members of its lending network. Such fees are recognized when the underlying lease is consummated.
Equipment sales
The Company purchases equipment (primarily commercial trucks) for resale. Revenue on equipment sales is recognized when (1) an agreement of sale has been reached, (2) the customer has secured a funding source, and (3) the customer has taken title and possession of the equipment.
Disaggregated revenue table
The table below summarizes the revenue recognized by the Company for the years ended December 31, 2020, 2019 and 2018 by primary revenue source:
	Years Ended December 31,
	2020	2019	2018
Payments	$49,575	$51,054	$44,814
Software	30,709	21,639	9,432
Advisory	20,947	30,137	25,374
Equipment sales	73,445	41,755	23,335
Total revenues	$174,676	$144,585	$102,955
Revenue by geographical location
The table below summarizes the revenue recognized by the Company for the years ended December 31, 2020, 2019 and 2018 by geographical location:
	Years Ended December 31,
	2020	2019	2018
North America	$162,259	$138,580	$102,955
Europe	12,417	6,005	—
Total Revenue	174,676	144,585	102,955
Contract assets and liabilities
Current contract assets are included in other current assets and represent unbilled receivables and work in progress amounts expected to be received from customers in future periods, where the revenue recognized to date exceeds the amount billed, and right to payment is subject to the underlying contractual terms.
The following describes the changes in current contract assets:
	Years Ended December 31,
	2020	2019
Current contract assets, beginning of year	$4,162	$1,627
Contract assets at beginning of year transferred to accounts receivable	(2,044)	(745)
Contract assets due to acquisitions and adjustments	(781)	1,158
Contract asset additions, net of reclassification to accounts receivable	1,185	2,122
Current contract assets, end of year	$2,522	$4,162
Current contract liabilities are included in accrued expenses and other current liabilities and represent deferred revenue from customer billings for which future services are to be provided under the contract. These amounts are deferred until recognized in revenue when the associated performance obligation has been satisfied, which is straight-line over the remaining contractual service period. Generally, contract liabilities are recognized within one year.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following describes the changes in current contract liabilities:
	Years Ended December 31,
	2020	2019
Current contract liabilities, beginning of year	$(8,653)	$(1,410)
Recognition of revenue included in beginning of year contract liability	8,653	1,410
Contract liabilities due to acquisitions and adjustments	(70)	(7,155)
Contract liability additions, net of revenue recognized on new billings during the period	(8,052)	(1,498)
Current contract liabilities, end of year	$(8,122)	$(8,653)
Noncurrent contract liabilities are included in other liabilities and represent customer billings for implementation and training fees. The fees are charged at the beginning of the contract or customer relationship as compensation for the Company’s efforts to configure the system to specific customer’s needs and provide training to the customer. These fees do not represent a separate unit of accounting as they do not have value apart from the broader contract. The costs are recognized on a straight-line basis over the estimated life of the customer contract, which ranges from 3 to 5 years. Noncurrent contract liabilities were $77 and $195 as of December 31, 2020 and 2019, respectively. The amount of revenue recognized during the year ended December 31, 2020 and 2019 that was included in deferred revenue at the beginning of the period was $118 and $34, respectively.
Business Segment Information
The Company’s chief operating decision maker (“CODM”) is comprised of a two person committee: the Chief Executive Officer (“CEO”) and the Chief Operating Officer (“COO”). The CODM reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Operating income or similar profitability metrics related to specific product lines are not readily available and are not reported to or used by the CODM in making decisions about resource allocation or assessing financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.
Cash and Cash Equivalents
Cash and cash equivalents are comprised of cash deposits with banks and highly liquid investments with original maturities of three months or less.
Accounts Receivable
Accounts receivable includes amounts due from the Company’s customers in the normal course of business. The Company generates accounts receivable when customers purchase a product from one of the suppliers, who participates in one of the Company’s group purchasing or centralized billing programs. Although the Company is not responsible for the delivery of the underlying goods, it acts as an intermediary between the parties and bears all risk associated with paying the supplier and collecting from the customer. The Company has determined that the arrangements with the customers are within the scope of ASC 310 as the receivables are originated by the Company and the receivables related to the products purchased for these transactions are not recognized as revenue. As of December 31, 2020 and 2019, there are $178,516 and $183,749 of receivables, respectively, under these arrangements that are not recorded in revenue. The Company has determined that the arrangements with the suppliers are within the scope of ASC 606 as the Company has determined it is an agent with respect to these transactions. Therefore, revenue is only recognized for the fees associated with providing the centralized billing services. The Company also generates accounts receivable when it provides hosted software and advisory services to its customers.
Allowance for Doubtful Accounts
The Company manages its accounts receivable by regularly monitoring the financial strength of its customers and adjusting credit limits and security requirements accordingly. Customers with a strong financial position and payment history are given more favorable credit terms, while customers in a weaker financial position or with a

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
history of late payments are subject to more stringent credit limits and may be required to post a security deposit or other collateral. When accounts become past due, the Company responds by placing collection calls and limiting additional customer purchases. If accounts are not collected after these initial efforts, the Company may take action against any collateral or security deposits that it may have obtained. If all its collection efforts prove unsuccessful, the Company may refer its accounts receivable to collection agencies, which earn a commission on any amounts collected. The Company’s collection policies have historically been successful in collecting the majority of at-risk accounts.
The Company develops its allowance for doubtful accounts based upon its historical write off experience as well as a specific review of significant past due customer accounts. Each significant past due customer account is reviewed monthly and assigned a reserve based upon the amount of the past due balance, the customer’s financial strength, payment history, collateral, and any known actions, such as liquidation or bankruptcy. A non-specific reserve is also established at the portfolio level, based upon an average of historical write offs in relation to total billings. We believe our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods. While the Company does not currently foresee any significant changes in its ability to collect its receivables, deterioration in the financial strength of its customers could cause a significant increase in the Company’s historical level of write offs and the related bad debt expenses. See additional information regarding the Company’s accounts receivable in Note 6 to the consolidated financial statements.
The Company may assess finance charges when accounts are past due. Finance charge revenue is recognized when cash is received, as management does not believe collectability will be reasonably assured until that point.
Inventories
Inventories consist of equipment, primarily commercial trucks, which the Company has purchased with the intent to sell in the normal course of business and are stated at the lower of cost or market, using the specific identification costing method.
Deferred Commission
The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commissions are earned by sales personnel upon the execution of the sales contracts, and commission payments are generally made shortly after they are earned. The deferred commissions are recognized and amortized over 3 years. The Company determines the period of benefit by taking into consideration its past experience with customers, the average customer life of acquired customers, future cash flows expected from customers, industry peers and other available information.
The Company capitalized commission costs of $300 and $126 and amortized $264 and $191 to expense during the fiscal years ended December 31, 2020 and 2019, respectively. Deferred commissions of $651 and $512 are included in other assets in the consolidated financial statements as of December 31, 2020 and 2019, respectively.
Deferred Contract Costs
The Company incurs certain costs to implement customer contracts. These costs may be recovered from the customer through fees that are charged and collected at the inception of the contract or over the life of the contract. The costs incurred are deferred and amortized over the estimated life of the contract term. The deferred contract costs consist primarily of payroll incurred related to employees working directly on the customer contracts.
Software Development Costs
The Company capitalizes certain development costs incurred to acquire or create the Company's internal-use software. These capitalized costs are primarily related to applications hosted by the Company and accessed by the Company's customers. Costs incurred in the preliminary stages of development are expensed as incurred. Once the application development stage is reached, internal and external costs, if direct and incremental, are

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
capitalized until the software is substantially complete and ready for its intended use. Capitalization ends when all substantial testing is complete. The Company's internal capitalized costs consist primarily of direct labor and fringe benefits. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized costs are included in the internally developed software class in property and equipment. These costs are amortized on a straight-line basis over their estimated useful life which is typically three years. Maintenance and training costs are expensed as incurred. Management evaluates the remaining useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments of the Company's internally developed software during any of the periods presented.
Property and Equipment
Property and equipment consist primarily of internally developed software, purchased software, computer hardware, equipment, furniture, and leasehold improvements and are recorded at cost, net of accumulated depreciation and amortization. Depreciation on property and equipment is computed using the straight-line method and expensed over the estimated useful lives of the assets. In the case of leasehold improvements, the estimated useful life is limited to the remaining lease term.
Goodwill and Other Indefinite-Lived Intangible Assets
Goodwill and intangible assets deemed to have indefinite lives are tested at least annually for impairment, or when circumstances indicate that the carrying amount of the asset may not be recoverable. The Company's most recent annual impairment test was performed as of October 1, 2020. Goodwill is tested for impairment at the reporting unit level. Goodwill is tested for impairment by either performing a qualitative evaluation or a quantitative test. The qualitative evaluation is an assessment of factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Company may elect not to perform the qualitative assessment for some or all reporting units and perform a quantitative impairment test. For purposes of performing the quantitative test, fair value is determined based on discounted cash flow analysis, or the use of market multiples applied to the reporting unit's earnings. Both valuation methods include significant management assumptions such as revenue growth rates, operating margins, weighted average cost of capital, the selection of comparable companies, and future economic and market conditions. If the carrying value of the reporting unit exceeds fair value, goodwill is considered impaired. The impairment charge recognized is equal to the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.
Indefinite-lived intangible assets consist of trademarks and are tested for impairment by comparing the fair value of the asset to the carrying value. Fair value is determined based on discounted cash flow analyses that include significant management assumptions such as revenue growth rates, weighted average cost of capital, and assumed royalty rates. If the fair value is less than the carrying value, the asset is reduced to fair value.
Definite-lived intangible assets consist primarily of customer relationships and acquired software. Customer relationships are primarily amortized over 9 to 15 years utilizing an accelerated method of amortization. Acquired software is amortized over 3 to 9 years utilizing the straight-line method of amortization.
Impairment of Long-Lived Assets, Including Definite-Lived Intangible Assets
Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is evaluated by comparing the carrying amount of an asset or asset group to management’s best estimate of the undiscounted future operating cash flows expected to be generated by the asset or asset group. If these comparisons indicate that the carrying amount of the asset or asset group is not recoverable, an impairment loss is recognized for the amount by which the carrying value exceeds fair value. Fair value is determined by quoted market price, if available, or an estimate of projected future operating cash flows. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Discontinued Operations
The Company considers a component to be classified as a discontinued operation when it meets the criteria to be classified as held for sale established in ASC 360, Property Plant and Equipment, and the disposals represents a strategic shift that should have or will have a major effect on the Company’s operations and financial results. The results of discontinued operations are reported in discontinued operations in the consolidated statements of operations and comprehensive income for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell (See Note 19).
Deferred Financing Costs
Deferred financing costs consist of loan fees and other debt issuance costs incurred to establish and maintain the Company's revolving credit agreement and term loan. Deferred financing costs related to the Company’s revolving credit line are included on the Company’s consolidated balance sheet as an asset and are amortized into interest expense on a straight-line basis over the term of the credit facility. Deferred financing costs related to the Company’s outstanding term loan are included on the Company’s consolidated balance sheets as a contra-liability (see Note 12) and are amortized into interest expense on a straight-line basis, which approximates the effective interest method over the term of the related term loan.
Stock-Based Compensation
The Company offers stock options to certain employees and accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation, by recognizing the fair value of stock-based compensation in the consolidated statements of operations and comprehensive income. The fair value of the Company’s stock option awards is estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions including expected stock price volatility and the estimated life of each award. The fair value of a stock award is recognized over the requisite service period of the award. Forfeitures are recognized as they occur, in accordance with ASU 2016-19. For stock-based awards that vest based on performance conditions (e.g., the achievement of certain milestones), expense is recognized over the remaining vesting period beginning on the date that it is probable the condition will be met.
The Company offers restricted stock awards to its board of directors and certain key executives, which are valued at the fair value of the Company’s stock on the date of grant. These awards do not contain performance conditions and vest at the end of the related service periods which range from one to four years. The Company recognizes expenses for the grant date fair value of the awards on a straight-line basis over the vesting period.
Income Taxes
The Company accounts for deferred income taxes under the asset and liability method of accounting for income taxes. The objective of the asset and liability method is to recognize an asset or liability for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities. Under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in tax rates and other provisions of the tax law in the period in which such changes are enacted. Deferred tax assets are recognized unless it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company follows guidance issued by the FASB for financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. Significant management judgment is required to determine the amount of benefit to be recognized in relation to an uncertain tax position. The Company uses a two-step process to evaluate tax positions. The first step requires an entity to determine whether it is more likely than not (greater than 50% chance) that the tax position will be sustained. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more likely than not recognition criterion. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements of

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
the Company in future periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The amount of interest and penalties recorded is insignificant for all periods presented.
Advertising Expense
The Company expenses the cost of advertising as incurred. Advertising expense was $2,641, $3,347, and $2,402 for the years ended December 31, 2020, 2019, and 2018, respectively.
Foreign Currency
The Company translates the assets and liabilities of our foreign operations at exchange rates in effect at the balance sheet date. For foreign operations for which the functional currency is not the U.S. dollar, we record translation gains and losses as a component of accumulated other comprehensive income (loss) in equity. The statements of operations of foreign subsidiaries are translated at the average monthly exchange rates for the period. The Company records remeasurement gains and losses on monetary assets and liabilities, such as accounts receivables and payables, which are not in the functional currency of the operation. These remeasurement gains and losses are recorded in income as they occur.
Concentrations
The Company maintains cash and cash equivalents in excess of federally insured limits in certain banks. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents.
The Company is contracted to manage a vendor program with a large North American manufacturer which accounted for $19,100, $20,600, and $19,300 or 10.8%, 14.2%, and 18.7% of the Company's total revenues for the years ended December 31, 2020, 2019, and 2018, respectively. In addition, the Company had one customer, which purchases products under the aforementioned vendor program, representing 11.5% and 11.1% of net accounts receivable as of December 31, 2020 and 2019, respectively.
The table below summarizes total assets as of December 31, 2020 and 2019 by geographical location:
	December 31,
	2020	2019
North America	$393,844	$305,353
Europe	33,010	32,413
Total Assets	$426,854	$337,766
Fair Value
The FASB accounting guidance establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•	Level 1 - inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date
•
Level 2 - inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability

•	Level 3 - inputs are unobservable inputs for the asset or liability
The classification of a fair value measurement of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value assessment.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The carrying amounts of financial instruments held by the Company, which include cash and cash equivalents, accounts receivable, rebates receivable and payable, other current assets, accounts payable, accrued expenses, and other current liabilities, approximate fair value due to the short-term nature of those instruments. In addition, the carrying value of the Company's debt instruments, which do not have readily ascertainable market values and would be classified as level 3 within the hierarchy, approximate fair value given that the interest rates on the borrowings approximate market rates.
Fair Value measurements
The following table presents the assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2020 and 2019:
	Balance at December 31, 2020	Balance at December 31, 2019
Level 3 Liabilities
Contingent consideration	$ —	$3,500
The following summarizes the changes in liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
Balance, December 31, 2018	$5,345
Contingent consideration paid during the year	(3,500)
Change in fair value contingent consideration included in net income	1,655
Balance, December 31, 2019	$3,500
Contingent consideration paid during the year	(3,500)
Balance, December 31, 2020	$—
As described in Note 2, the former owners of Source One Management Services, LLC (‘Source One”) were eligible to earn contingent consideration based on the achievement of certain revenue metrics during the two-year earn-out measurement period as defined in the asset purchase agreement. In 2018, the contingent consideration liability was valued using a Monte-Carlo simulation model encompassing significant unobservable inputs. The inputs include estimated scenarios for the applicable performance periods, probability weightings to level of revenues assigned to the scenarios and a discount rate of 21.6%. The Company estimated the fair value of this contingent consideration as of the March 16, 2018 acquisition date to be $3,670. As of December 31, 2018, the liability was increased to $5,345 based on a reassessment of Source One reaching its revenue targets.
In 2019, the Company paid $3,500 based on Source One meeting its revenue targets in year one. In addition, the Company entered into an amendment to the asset purchase agreement with Source One’s former owners in which it was agreed that the year two earn-out payment will be $3,500 and payable in fiscal 2020. As a result, the contingent consideration liability was adjusted to $3,500 as of December 31, 2019. The Company paid the remaining contingent payment to the former owners of Source One on March 15, 2020.
Risks and Uncertainties
COVID-19 economic impact
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.
The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation on its financial

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
condition, liquidity, operations, suppliers, industry, and workforce. The Company’s revenue was negatively impacted during 2020 due to lower levels of macroeconomic activity and supply chain constraints. The Company currently expects its revenue to improve in 2021 in line with the broader macroeconomic environment.
CARES Act
On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.
The Company determined it was not directly eligible for benefits under the CARES ACT. However, the Company acquired Vendorin LLC on December 24, 2020, which had been eligible for the SBA Paycheck Protection Program loan prior to acquisition. Refer to Note 12 for additional information related to the Vendorin LLC Paycheck Protection Program loan.
5. Recent Accounting Pronouncements
Accounting Pronouncements, Issued but not Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2021, including interim periods within those annual periods, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact the adoption of this standard will have on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, and thereafter, has subsequently provided updates and improvements (as so updated and improved, “ASU 2016-13”). ASU 2016-13 requires entities to estimate expected lifetime credit losses on financial assets including (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance-sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this standard will have on the Company’s consolidated financial statements.
Accounting Pronouncements, Issued and Adopted
On January 1, 2020, the Company adopted ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, prospectively. ASU 2018-15 provides guidance on accounting for costs of implementation activities in a cloud computing arrangement that is a service contract. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
On January 1, 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and simplification in several other areas. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
On January 1, 2021, the Company adopted ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
6. Accounts Receivable
The following table provides details of accounts receivable:
	December 31,
	2020	2019
Accounts receivable	$198,419	$198,423
Allowance for doubtful accounts	(2,867)	(2,726)
Accounts receivable, net	$195,552	$195,697
As of December 31, 2020 and 2019, substantially all of the Company’s accounts receivable were pledged as collateral to secure its revolving line of credit (see Note 12).
The following describes the changes in the allowance for doubtful accounts:
Balance at December 31, 2017	$1,575
Bad debt expense	912
Write offs and other adjustments	(626)
Balance at December 31, 2018	1,861
Bad debt expense	1,823
Write offs and other adjustments	(958)
Balance at December 31, 2019	2,726
Bad debt expense	925
Write offs and other adjustments	(784)
Balance at December 31, 2020	$2,867
Based upon its historical experience, the Company generally does not consider its receivables to be at risk of default until they reach the age of 90 days. Historically, the Company has been successful in collecting a majority of at-risk receivables. The table below summarizes the Company’s at-risk receivables as of December 31, 2020 and 2019.
	December 31,
	2020	2019
At-risk receivables	$12,910	$10,341
Allowance for at-risk receivables	(2,523)	(2,072)
Net carrying value of at-risk receivables	$10,387	$8,269
As described in Note 4, the Company engages in certain transactions where revenue is presented net as the Company has determined that it is an agent rather than a principle to these transactions. As of December 31, 2020, included in accounts receivable are $178,516 of receivables where the related revenue is recorded on a net basis.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
7. Inventories, Prepaid Expenses, and Other Current Assets
The following table provides details of inventories, prepaid expenses, and other current assets:
	December 31,
	2020	2019
Prepaid expenses and other current assets	$4,228	$3,689
Debt issuance costs	782	744
Inventories	4,767	4,149
Unbilled receivables and work in process	2,444	3,777
Prepaid income taxes	7,717	1,992
Total	$19,938	$14,351
8. Other Assets
The following table provides details of other assets:
	December 31,
	2020	2019
Debt issuance costs	$1,435	$2,109
Investment in Canxxus	1,531	1,459
Deferred commissions and contract costs	728	647
Other long-term assets	966	1,167
Total	$4,660	$5,382
9. Property and Equipment
The following table provides details of property and equipment:
	Estimated Useful Lives (in years)	December 31,
		2020	2019
Internally developed software	3	$61,865	$47,844
Computer hardware and software	3 - 5	3,050	3,276
Equipment, furniture, and leasehold improvements	2 - 7	2,069	2,366
		66,984	53,486
Accumulated depreciation and amortization		(44,773)	(35,531)
Property and equipment, net		$22,211	$17,955
Depreciation and amortization expense on property and equipment was $9,851, $8,908, and $7,177 for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company disposed of fully depreciated and no longer in use property and equipment during 2020, which consisted of $348 of computer hardware and software and $261 of office equipment, furniture, and leasehold improvements. The Company disposed of fully depreciated and no longer in use property and equipment during 2019, which consisted of $1,544 of internally developed software, $532 of computer hardware and software, and $145 of office equipment and leasehold improvements.
Included in purchases of property and equipment are investments in capitalized software to support our customer facing platforms of $11,328, $10,091, and $7,763 for the years ended December 31, 2020, 2019 and 2018, respectively, and an investment in implementing a new enterprise resource planning system of $2,789 for the year ended December 31, 2020. Amortization expense related to internally developed software was $9,274, $8,146, and $6,622 for the years ended December 31, 2020, 2019 and 2018, respectively. Accumulated amortization related to internally developed software was $40,979 and $31,705 as of December 31, 2020 and 2019, respectively.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
10. Goodwill and Other Intangible Assets
The following table provides details of acquired intangible assets:
Acquired Intangible Assets
	December 31, 2020
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizable intangible assets
Customer relationships	15	$29,618	$(8,046)	$21,572
Acquired technologies	6	32,866	(10,377)	22,489
Vendor relationships	5	3,920	—	3,920
Trade name	3	1,718	(1,365)	353
Non-compete	3	568	(177)	391
Other	1	103	(103)	—
Non-amortizing intangibles
Trademarks		100	—	100
		$68,893	$(20,068)	$48,825
	December 31, 2019
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizable intangible assets
Customer relationships	15	$27,284	$(5,167)	$22,117
Acquired technologies	3	16,410	(5,308)	11,102
Trade name	3	1,700	(792)	908
Non-compete	3	236	(72)	164
Other	1	103	(103)	—
Non-amortizing intangibles
Trademarks		100	—	100
		$45,833	$(11,442)	$34,391
Aggregate amortization expense for acquired intangible assets was $8,449, $7,701 and $2,038 for the years ended December 31, 2020, 2019, and 2018, respectively. Estimated amortization expense during the next five years is $11,608 in 2021, $7,258 in 2022, $5,791 in 2023, $2,722 in 2024, and $2,552 in 2025.
Goodwill
No impairment losses have been recognized on goodwill since acquisition. Changes in the carrying value of goodwill are as follows:
Total
Balance at December 31, 2018	$17,776
Acquisition of Netsend (Note 2)	12,201
Acquisition of Determine (Note 2)	17,131
Cumulative Translation Adjustments	141
Balance at December 31, 2019	47,249
Acquisition of Vendorin (Note 2)	67,178
Cumulative Translation Adjustments	186
Balance at December 31, 2020	$114,613

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
11. Accrued Expenses and Other Current Liabilities
The following table provides details of accrued expenses and other current liabilites:
	December 31,
	2020	2019
Employment-related accruals	$2,505	$5,796
Refundable deposits	907	592
Deferred revenue	8,122	8,653
Accrued interest expense	1	257
Deferred rent	286	319
Income taxes payables	275	1,068
Non-income taxes payable	2,514	3,564
Other accrued expenses	7,251	15,588
Total	$21,861	$35,837
12. Debt
The following table provides details of debt:
	December 31,
	2020	2019
Revolving line of credit	$58,677	$71,077
Term loan	68,000	49,000
Vendorin seller note	10,000	—
Paycheck protection program loan	516	—
Less: Unamortized debt issuance costs	(1,835)	(1,990)
Total debt, net of unamortized debt issuance costs	135,358	118,087
Less: current portion of long-term debt, net of unamortized debt issuance costs	(1,268)	(481)
Long-term debt	$134,089	$117,606
Revolving Line of Credit
In November 2018, the Company entered into a $150 million revolving line of credit (the Revolving Line). The Revolving Line expires on November 15, 2023 and, at the option of the Company, bears interest at one of the following: (1) Base Rate plus 0.50%, (2) LIBOR plus 1.50%, (3) Canadian Prime Rate plus 0.50%, (4) CDOR Rate plus 1.50%. Interest payments are due monthly.
The Company is able to borrow up to 85% of eligible receivables. The amount of available borrowings as of December 31, 2020 and 2019 was approximately $143,000 and $137,000 of which $58,677 and $71,077 was outstanding, respectively, all of which is classified as long-term in the consolidated financial statements.
The effective interest rate, including all fees, for the Revolving Line was 4.3% and 5.2% for the years ended December 31, 2020 and 2019, respectively.
Term Loan
In November 2018, the Company entered into a $50 million term loan agreement (the Term Loan). In December 2020, the Company modified the terms of the loan to provide an additional $20 million of principal and amend certain restrictive covenants to allow for the acquisition of Vendorin. There were no other material changes in the terms of the loan. The Term Loan expires on November 15, 2023 and, at the option of the Company, bears interest at either the Prime Rate plus 5% or LIBOR plus 6%.The interest rate is subject to adjustment based on the Company’s senior leverage ratio. Interest payments are due quarterly.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The effective interest rate, including all fees, for the Term Loan was 8.6% and 10.4% for the years ended December 31, 2020 and 2019, respectively.
Future annual minimum term loan principal payments due from the Company are as follows:
2021	$1,400
2022	1,400
2023	65,200
Total	$68,000
In addition to the scheduled principal payments shown above, the Term Loan is subject to excess cash flow sweep provisions whereby if the senior leverage ratio is within certain levels at the end of a given fiscal year, the Company must prepay the term loan in an amount equal to 50% of the excess cash flow, as defined in the agreement. To date there have been no required excess cash flow sweep payments.
Covenants
The Revolving Line and Term Loan contain customary conditions to borrowing, events of default and covenants, including covenants that restrict our ability to dispose of assets, merge with or acquire other entities, incur indebtedness, grant liens, make distributions to holders of our equity interests and make investments. In addition, the Revolving Line and Term Loan contain certain financial covenants and cross defaults. The target levels for these covenants vary over the term of the Revolving Line and Term Loan. As of December 31, 2020 the financial covenants included:
•	Maximum Senior Leverage Ratio of 6.50:1.00
•	Fixed Charge Coverage Ratio of 1.00:1.00
•	Minimum EBITDA of $22.5 million
The Company was in compliance with such covenants as of December 31, 2020 and 2019.
Vendorin Seller Note
In connection with the acquisition of Vendorin, the Company issued a note payable to the seller in the amount of $10,000. This note bears interest at a rate of 5% and matures February 15, 2024. Interest on the note accrues annually and is capitalized and paid in kind to the seller by adding all such accrued and unpaid interest to the outstanding principal amount of the note. The principal amount and all accrued but unpaid interest are due upon maturity. Refer to Note 2 for additional information.
Paycheck Protection Program Loan
Prior to its acquisition, Vendorin LLC received a $516 loan under the Paycheck Protection Program administered by the U.S. Small Business Administration (SBA). The loan proceeds are subject to forgiveness to the extent they are used for payroll, rent, mortgage interest and utilities subject to Vendorin having maintained certain employment levels. As of December 31, 2020, the loan had not yet been approved for forgiveness, but was subsequently forgiven by the SBA in March 2021.
13. Income Taxes
Total income tax (benefit) expense was allocated as follows:
	Years Ended December 31,
	2020	2019	2018
Income (loss) from continuing operations	$(5,193)	$(926)	$3,411
Loss from discontinued operations	—	—	(189)
	$(5,193)	$(926)	$3,222

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The components of the income tax provision (benefit) attributable to continuing operations are as follows:
	Years Ended December 31,
	2020	2019	2018
Current:
Federal	$(6,740)	$914	$2,057
State	77	530	1,064
Foreign	63	99	—
	(6,600)	1,543	3,121
Deferred:
Federal	1,981	(1,513)	240
State	(407)	(370)	50
Foreign	(167)	(586)	—
	1,407	(2,469)	290
Total income tax provision (benefit) attributable to continuing operations	$(5,193)	$(926)	$3,411
A reconciliation of the federal statutory tax rate with the effective tax rate attributable to continuing operations is as follows:
	Years Ended December 31,
	2020	2019	2018
Federal statutory tax rate	21.0%	21.0%	21.0%
State income taxes, net of federal income tax benefit	13.9	(1.1)	6.8
Foreign tax rate differential	(1.0)	(6.3)	—
Tax credits	13.2	7.5	(1.6)
Change in deferred tax assets and liabilities due to
tax rate changes	18.7	—	(0.3)
Permanent differences	(5.5)	(1.0)	0.3
Tax benefit for stock option exercise	43.5	—	—
Rate differential on loss carryback	96.3	—	—
Other items, net	8.4	(0.1)	0.1
Effective tax rate	208.5%	20.0%	26.3%
The company’s effective tax rate from continuing operations differs from the US Statutory rate mainly due to state and foreign income taxes, research and development tax credits, certain permanent differences including excess deduction upon the exercise of stock options, and fiscal year 2020 net operating losses that can be carried back to 2017 when the US statutory rate was 35%.
The components of deferred tax assets and liabilities attributable to continuing operations are as follows:
	December 31,
	2020	2019
Deferred income tax assets:
Net operating loss carryforwards	$1,177	$537
Reserve accounts	799	1,655
Stock-based compensation	2,606	5,387
Accrued rent	76	47
Less valuation allowance	(182)	(210)
Other	957	861
Deferred income tax assets recognized	5,433	8,277

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
	December 31,
	2020	2019
Deferred income tax liabilities:
Goodwill and intangible assets	(243)	(2,622)
Property and equipment	(4,874)	(4,532)
Other	(531)	—
Deferred income tax liabilities recognized	$(5,648)	$(7,154)
Net deferred income tax assets (liabilities)	$(215)	$1,123
As of December 31, 2020, the Company has no federal net operating loss carry forwards. The Company has state net operating loss carryforwards expiring at periods from 5 to 15 years, none of which are material to the consolidated financial statements. The Company has net operating loss carry forwards in foreign jurisdictions, the majority of which have an indefinite carry forward period.
In the normal course of business, the Company is subject to examination by taxing authorities from the federal and state governments within the United States. The Company is not currently under audit in any jurisdictions. Tax years from 2017 and forward remain open for examination by taxing authorities.
14. Common and Preferred Stock
All common stock issued is subject to shareholder agreements, which limit its marketability. In the normal course of business, the board of directors may approve elective repurchases of common stock from shareholders. Such repurchases are presented in the consolidated statements of changes in redeemable common stock and stockholder's equity.
Redeemable Common Stock
Under certain circumstances including a change in the control of the shareholder and transfer of the shares due to legal process, such as bankruptcy, receivership or divorce, as defined in the shareholder agreement, the Company may be required to repurchase shares from certain shareholders at a purchase price equal to the fair value of the shares as of the date of the triggering event.
The Company has classified the equity subject to the redemption provisions outside of permanent equity on its consolidated balance sheets. Such amounts have been recorded at their historical cost because they are not currently redeemable, and the occurrence of a triggering event as defined in the related shareholder agreements is not probable at this time.
In conjunction with the Company’s issuance of preferred stock on May 1, 2020, certain shareholders executed new shareholder agreements in which the Company forfeited the redemption option on their stock. As a result, the shareholder’s shares were reclassified from redeemable common stock to common stock.
Employee Stock Purchase Plan
On April 6, 2011, the Company’s Board of Directors approved the Employee Stock Purchase Plan (the ESPP) to enable full-time employees to purchase shares of the Company’s common stock. The ESPP was subsequently amended on March 17, 2017 and April 11, 2020. The ESPP provides for 1,000,000 shares of common stock to be eligible for purchase by employees and is considered non-compensatory per ASC 718, Compensation - Stock Compensation, as substantially all of the employees have the ability to participate, and there are no option features, as defined in ASC 718, contained within the pricing of the plan. Employees purchased 13,875, 22,690, and 11,467 shares of common stock under the plan during the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020, approximately 594,500 shares of common stock remained eligible for purchase by employees under this plan.
Redeemable Preferred Stock
On May 1, 2020, the Company entered into a stock purchase agreement with a private equity sponsor (the Sponsor) in which the Company issued 2,700,967 shares of Series A redeemable Preferred Stock for an aggregate

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
purchase price of $80.0 million. The preferred stock accrues dividends quarterly based on an annual rate of 13.25% and contains various liquidation preferences as defined in the stock purchase agreement.
The Sponsor may, at its option, redeem the shares at any time after May 1, 2025, (the “Redemption date”). Since the redeemable preferred stock may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred stock has been classified as mezzanine equity and initially recognized at fair value of $80.0 million (the proceeds on the date of issuance) less issuance costs of $4.9 million, resulting in an initial value of $75.1 million.
The difference between the adjusted initial value of $75.1 million and the redemption value of $120 million is being accreted over the five-year period from the date of issuance through May 1, 2025 (the date at which the holder has the unconditional right to redeem the shares, deemed to be the earliest likely redemption date) using the straight-line method.
As of December 31, 2020, the accumulated dividends and accumulated accretion totaled $7,087, and $5,983, respectively, resulting in an adjusted redeemable preferred stock balance of $88,195.
The preferred stock is convertible into 3,442,633 shares of common stock, at the option of the holder, or upon the occurrence of certain events. As a result of the transaction described in Note 20, the redeemable preferred stock will be converted.
15. Stock-Based Compensation
On March 27, 2008, the Company’s Board of Directors approved the Equity and Incentive Plan (the 2008 Plan), which governs the granting and administration of various equity awards to executives and employees, for periods prior to September 14, 2016. On September 14, 2016, the Company’s Board of Directors approved the 2016 Equity Incentive Plan (the 2016 Plan), which governs all awards (including stock options, restricted stock, and other equity awards) to management and employees granted after September 14, 2016. The 2016 Plan initially provided for 800,000 shares of common stock to be available for issuance. Pursuant to the terms of the 2016 Plan, the number of shares available for issuance increases automatically on January 1 of each year by the lesser of (i) 250,000 shares, (ii) 4% of the outstanding shares, or (iii) an amount discretionarily determined by the Board of Directors. As of December 31, 2020, 1,800,000 shares are reserved for issuance under the 2016 Equity and Incentive Plan, of which approximately 494,500 remain available. Awards issued under these plans may be subject to the achievement of certain performance goals as determined by the Company’s Board of Directors. Shares awarded under the plans are new shares that are issued by the Company.
On January 27, 2011, the Company’s Board of Directors approved the Non-Employee Director Stock Purchase Plan to enable board members to receive compensation in common stock. The plan provides for 1,000,000 shares of common stock to be eligible for board members’ compensation, of which approximately 629,800 remain available as of December 31, 2020.
Stock Options
The Company grants stock options to certain key executives. The weighted average assumptions for the most recent grants made during 2020 are provided in the following table. The Company uses the midpoint between the earliest exercise date and the end of the contractual term to estimate the term of the option. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.
	2020	2019
Valuation Assumptions:
Expected dividend yield	—	—
Expected volatility	33.0%	30.0%
Expected term (in years)	6.08	6.19
Risk-free interest rate	0.5%	1.7%
Weighted average grant date fair value	$4.31	$4.38

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Prior to 2012, the Company awarded non-qualified options to purchase shares of stock to various key employees, of which 365,000 are outstanding as of December 31, 2020. The exercise prices for these options range from $0.20 to $.50 per share and have a weighted-average exercise price of $0.26 per share. All of these options are fully vested and will never expire.
On January 1, 2012, the Company awarded non-qualified stock options to purchase 3,600,000 shares of stock to various key employees at an exercise price of $2.43 per share, the estimated fair value of the Company’s stock on the grant date. The options had an original vesting schedule as follows: the latter of (i) December 31, 2016 or (ii) the occurrence of a qualified event, such as, an initial public offering, a change in control or a liquidity event, as defined in the plan. The options expire on January 1, 2022. The total grant date fair value of each option was $1.24. Because vesting of these options was subject to the occurrence of an initial public offering or other required event, which was not considered probable of occurrence, no compensation expense related to these options was recorded prior to the modification discussed below.
On August 23, 2017, the Company’s Board of Directors approved a modification to the vesting schedule of the stock options such that eighty percent (80%) or 2,880,000 options vested effective immediately. The terms were also amended to permit a cashless net exercise. The modification established a new valuation date for the award under the accounting guidance and as a result, stock compensation expense of $19,857, the fair value of the awards on the modification date, was recorded at the time of modification. The remaining 20%, or 720,000 options, were not modified and remain subject to the initial public offering vesting condition. During 2020, 180,000 options subject to the IPO vesting condition were forfeited. Stock compensation of $670 would be recorded on the remaining 540,000 options if and when an initial public offering or other required event is consummated before January 1, 2022.
Pursuant to the 2016 Plan, 258,409, 462,502, and 91,501 options were granted to executives and employees during the years ended December 31, 2020, 2019, and 2018, respectively. The 2019 grants vest over three or three and a half years, and the 2017, 2018, and 2020 grants vest over four years. Expense for all grants is recognized on a straight-line basis over the vesting period. The Company recorded stock compensation expense for option compensation of $877, $277, and $164 for the years ended December 31, 2020, 2019, and 2018, respectively.
Stock option activity during the years ended December 31, 2019 and 2020 is as follows:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term
Balance at December 31, 2018	4,158,670	$2.69	3.4*
Granted	462,502	13.08	9.9
Exercised	(40,000)	0.25	—
Forfeited and expired	—	—	—
Balance at December 31, 2019	4,581,172	$3.92	3.2*
Granted	258,409	12.25	9.8
Exercised	(1,640,000)	2.43	—
Forfeited and expired	(293,920)	5.96	—
Balance at December 31, 2020	2,905,661	$4.98	3.6*
Exercisable at December 31, 2020	1,817,455	$3.48	2.4*
Expected to vest at December 31, 2020	548,206	$12.47	9.2
* The weighted average remaining contractual term excludes options that have no expiration date, which totaled 365,000 as of December 31, 2020.
As of December 31, 2020, there is approximately $2,060 of remaining compensation expense to be recognized on non-vested option awards with a weighted average remaining vesting period of 2.6 years.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Restricted Stock Grants
Pursuant to the 2016 Plan, 121,113, 124,789, and 90,585 shares of restricted common stock were granted to executives and employees during the years ended December 31, 2020, 2019, and 2018, respectively. The 2019 grants vest over three and a half years. The 2017, 2018, and 2020 grants vest over four years. Expense for all grants is recognized on a straight-line basis over the vesting period. The Company recorded stock compensation expense for restricted stock compensation of $1,041, $560, and $470 for the years ended December 31, 2020, 2019, and 2018, respectively.
The Company granted restricted shares of 25,302, 19,055, and 19,050 and recorded stock compensation expense for board fees of $310, $221, and $200 during the year ended December 31, 2020, 2019, and 2018, respectively. These shares vest over one year and the related expense is recognized on a straight-line basis over the vesting period.
The following is a summary of the status of the Company’s nonvested restricted stock awards as of and for the years ended December 31, 2020 and 2019:
	Shares	Weighted Average Grant Date Fair Value
Nonvested stock outstanding at December 31, 2018	190,143	$9.65
Granted	143,844	12.81
Forfeited	(7,188)	9.94
Vested	(76,083)	10.04
Nonvested stock outstanding at December 31, 2019	250,716	$11.73
Granted	146,415	12.26
Forfeited	(15,617)	11.51
Vested	(93,315)	10.91
Nonvested stock outstanding at December 31, 2020	288,199	$12.10
As of December 31, 2020, there is approximately $2,696 of remaining compensation expense to be recognized on nonvested restricted stock awards under these plans, with a weighted average remaining vesting period of 2.8 years.
The table below summarizes how all stock-based compensation charges have been recorded in the consolidated statements of operations and comprehensive income (loss).
	Years Ended December 31,
	2020	2019	2018
Direct costs of revenue	$240	$103	$43
Research & development expenses	59	—	—
Sales and marketing expenses	462	263	115
General and administrative expenses	1,467	692	676
	$2,228	$1,058	$834
16. Earnings Per Share
Basic and diluted earnings per common share is computed by dividing net earnings or loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net earnings by weighted-average common shares outstanding during the period plus dilutive potential common shares, if any. There were no dilutive securities for the periods presented because they are antidilutive.
The dilutive effect of stock options and unvested restricted shares is computed using the treasury stock method, which assumes any proceeds that could be obtained upon the exercise of stock options would be used to

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
purchase common shares at the market price for the period. The assumed proceeds include the purchase price the grantee pays, the windfall tax benefit that the Company receives upon assumed exercise and the unrecognized compensation expense at the end of each period. The dilutive impact of convertible securities is calculated using the “if converted” method.
Potentially dilutive securities include stock options and unvested restricted shares. The net earnings or loss attributable to common shareholders is adjusted by dividends on preferred stock and accretion of equity. The table below summarizes the impact of basic income attributable to common shareholders and the impact of potentially dilutive securities:
	Years Ended December 31,
	2020	2019	2018
Net income (loss)	$2,774	$(3,743)	$9,472
Less: Accumulated dividends on preferred stock	(7,087)	—	—
Less: Accretion of redemption preference and issuance costs	(5,983)	—	—
Income (loss) available to common stockholders for basic EPS	$(10,294)	$(3,743)	$9,472

Weighted average common shares - basic	12,523,827	12,053,525	12,052,771
Effect of dilutive securities	—	—	2,709,491
Weighted average common shares - diluted	12,523,827	12,053,525	14,762,262

Basic earnings (loss) per common share	$(0.82)	$(0.31)	$0.79
Diluted earnings (loss) per common share	$(0.82)	$(0.31)	$0.64
The potentially dilutive effect of management stock options granted on January 1, 2012 is not reflected in the above table because such options are only exercisable upon certain events occurring (see Note 15), which were not probable at the time. The amount of such excluded options is 540,000 during the years ended December 31, 2020, 2019 and 2018.
The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net (loss) income per share for the periods indicated because including them would have had an anti-dilutive effect:
	Years Ended December 31,
	2020	2019	2018
Options to purchase common stock	2,365,661	3,861,172	168,190
Convertible preferred stock	2,700,967	—	—
Restricted stock	288,199	250,716	—
	5,354,827	4,111,888	168,190
17. Commitments and Contingencies
Contingencies
From time to time, the Company and its subsidiaries are parties to lawsuits, claims and other proceedings, which are handled in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, management believes that the outcome of such matters will not have a material impact on the Company's financial position or results of operations.
Lease Commitments
The Company’s operating leases are primarily related to office space and expire at various dates through 2029. The Company recorded rent expense under the operating leases of $2,364, $2,203, and $1,588 for the years ended December 31, 2020, 2019 and 2018, respectively.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Future minimum lease payments due from the Company over the next five years and thereafter are as follows:
2021	$1,792
2022	1,273
2023	915
2024	619
2025	620
Thereafter	2,130
Total	$7,349
Guaranteed Residuals
The Company periodically enters into agreements to remarket trucks, tractors and trailers at a pre-determined price at the end of third-party leases, if the lessee does not exercise their option to purchase the vehicles. The agreements require the vehicles to be maintained in accordance with manufacturer specifications and meet or exceed certain used truck standards. In certain cases, the Company guarantees a portion of the residual value (expected sale price). The Company accounts for guarantees under ASC 460, Guarantees, which requires guarantees to be recorded at the fair value at the inception of the agreement. The Company calculates the estimated fair value of the guarantee obligation using a probability weighted cash flow model. Key inputs in the model include the likelihood that the guarantee will be called and the value that has been guaranteed relative to the estimated fair value of the equipment. Liabilities recorded related to these guarantees, which are included in other liabilities on the accompanying consolidated balance sheets were $116 and $89 as of December 31, 2020 and December 31, 2019, respectively. Maximum potential payments under guarantees are presented below:
2021	$247
2022	2,078
2023	1,812
2024	939
2025	247
Thereafter	251
Total	$5,573
18. Related Party Transactions
Several members of the Company's board of directors have a controlling interest in entities that make purchases through the Company's payment solutions. Such purchases generated revenue of approximately $543, $811, and $734 for the years ended December 31, 2020, 2019, and 2018, respectively. Accounts receivable from these companies were $3,075 and $3,124 as of December 31, 2020 and December 31, 2019, respectively.
In the normal course of business, the Company provides centralized billing services to certain Companies that are controlled by certain of its board members. The total amount of payments made to such companies was $8,593, $9,258 and $9,886, during the years ended December 31, 2020, 2019, and 2018, respectively. Payables related to these transactions were $895 and $1,138 as of December 31, 2020 and 2019, respectively.
The Company also transacts with its equity method investee, Canxxus, which was formed on August 24, 2018. The equity method investee is an entity controlled by a board member of Corcentric. Canxxus makes purchases through the Company's solutions and the Company provides centralized billing services to Canxxus. During the years ended December 31, 2020, 2019, and 2018 the equity method investee purchased $709, $720, and $428 respectively, of products and services through the Company's solutions and the total amounts of payments made to the equity method investee were $3,136, $4,675, and $1,067 respectively. Amounts receivable from Canxxus were $89 and $149, respectively and accounts payable to Canxxus were $116 and $181, respectively, as of December 31, 2020 and 2019.

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
19. Discontinued Operations
During September 2016, management determined that the operations of AmeriQuest Leasing and Maintenance, Inc. no longer meet the strategic objectives of the Company and, as a result, committed to a plan to exit the business. The exit was accomplished through liquidation of the underlying assets, including contribution of the stock to a joint venture, which began during 2017 and was completed during 2018. The Company determined that this exit represented a strategic shift that would have a significant financial and non-financial impact on its operations and accordingly classified this component as discontinued operations in the consolidated financial statements. See Note 3 for additional information.
The following table presents a reconciliation of the major classes of line items constituting net loss from discontinued operations for the years presented. There was no activity related to discontinued operations in 2020.:
	Years Ended December 31,
	2019	2018
Revenue:
Leasing revenues	$—	$1,665
Service revenues	—	861
Total revenues	—	2,526
Direct costs of revenues (excluding depreciation and amortization shown separately below):	—	2,518
Sales and marketing	35	411
Depreciation and amortization	—	1,055
Gain on sale of assets	—	(662)
Goodwill impairment charge	—	—
Fixed asset impairment charge	—	—
Total operating expenses	35	3,322
Operating (loss) profit	(35)	(796)
Interest expense	—	355
Interest income	—	(1)
Loss before taxes	(35)	(1,150)
Income tax expense (benefit)	—	(189)
Net loss from discontinued operations	$(35)	$(961)
Debt and interest expense
Debt associated with AmeriQuest Leasing and Maintenance, Inc. was issued exclusively to finance the purchase of equipment, is secured by the underlying equipment and has various maturity dates through 2021. All debt has been presented as part of the asset disposal group because the terms of the debt agreements require the debt to be repaid upon a sale of the underlying equipment. As of December 31, 2020, there is no outstanding debt associated with these agreements. AmeriQuest Leasing and Maintenance, Inc. made principal payments of $0, $0, and $16,294, on this debt during the years ended December 31, 2020, 2019, and 2018, respectively. All interest incurred by the Company is specifically identifiable to one of its operations and is not allocated. Interest expense attributable to financed equipment has been included in discontinued operations.
20. Subsequent Events
All material subsequent events that have occurred since December 31, 2020 that require recognition or disclosure in these consolidated financial statements have been disclosed herein.
On December 9, 2021, Corcentric entered into the Agreement and Plan of Merger (“Merger Agreement”) with North Mountain Merger Corp (“North Mountain”), by and among, North Mountain, Merger Sub and Corcentric, pursuant to which Merger Sub, a wholly owned subsidiary of North Mountain, will merge with and into Corcentric (“Business Combination”), with Corcentric being the surviving corporation. North Mountain will

Corcentric, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
change its name to Corcentric, Inc. (“New Corcentric”). After giving effect to the Business Combination, North Mountain will directly own all of the issued and outstanding equity interests of Corcentric, and the pre-Business Combination stockholders of Corcentric will hold a portion of the North Mountain Class A common stock. The shares of Corcentric capital stock issued and outstanding as of immediately prior to the Effective Time of the Business Combination will automatically be cancelled and converted into the right to receive shares of New Corcentric A common stock based on the applicable exchange ratios, as defined in the Merger Agreement to be finalized prior to the close of the Business Combination. The proposed Business Combination is expected to be completed during 2022, subject to, among other things, the approval by both North Mountain’s and Corcentric’s shareholders, and other customary closing conditions as further described in the Merger Agreement. There is no assurance that the Business Combination will be consummated.
On December 29, 2021, the Board of Directors approved a modification to the vesting criteria of certain performance-based stock option awards referred to in Note 15 for two executive officers that were set to expire on January 1, 2022. Prior to the modification, these options vested upon the occurrence of a qualified event, such as an IPO, a change in control or a liquidity event. This modification resulted in the immediate vesting of 540,000 performance-based stock options. The incremental fair value of these options was calculated as of the December 29, 2021 modification date and resulted in a non-cash stock compensation charge of approximately $20.2 million, which was recorded during the fourth quarter of 2021. On December 30, 2021, all of these options were net exercised, resulting in the issuance of 507,130 shares of common stock. The exercise resulted in an employee tax withholding obligation of approximately $8.3 million. The tax obligation was funded by the Company and settled by the executive officers through the surrender of 75,043 shares of common stock and the issuance of a loan by the Company to one of the executive officers in the amount of approximately $5.3 million. The loan bears interest at a rate equal to the rate on the Company's Revolving Line of Credit and is due upon the earlier of the closing of the Merger transaction or three years from issuance. The executive has pledged 338,087 shares of his common stock holdings in the Company as collateral in the event of default.

Corcentric, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,792	$10,721
Accounts receivable, net	251,275	195,552
Rebates, fees, and other receivables	9,511	10,334
Inventories, prepaid expenses, and other current assets	20,999	19,938
Total current assets	296,577	236,545
Property and equipment, net	25,597	22,211
Goodwill	114,452	114,613
Other intangible assets, net	40,284	48,825
Other assets	5,604	4,660
Total assets	$482,514	$426,854
Liabilities, mezzanine equity and stockholders' equity
Current liabilities:
Current portion of long-term debt, net	$751	$1,268
Accounts payable	186,876	135,699
Rebates payable	5,218	6,617
Accrued expenses and other current liabilities	23,213	21,861
Total current liabilities	216,058	165,445
Long-term debt, net	146,029	134,089
Deferred income taxes	2,056	215
Other liabilities	987	847
Total liabilities	365,130	300,596
Commitments and Contingencies (Note 14)
Mezzanine equity:
Redeemable preferred stock - $0.001 par value per share; 2,700,967 shares authorized; 2,700,967 shares issued and outstanding at September 30, 2021 and December 31, 2020	104,074	88,195
Redeemable common stock - $.001 par value; 3,502,268 issued and outstanding at September 30, 2021 and December 31, 2020	5,419	5,419
Stockholders' equity:
Common stock - $0.001 par value per share; 35,000,000 shares authorized; 12,835,928 shares issued and 10,846,948 shares outstanding at September 30, 2021; 11,614,800 shares issued and 9,693,353 shares outstanding at December 31, 2020	12	10
Additional paid-in capital	38,310	34,651
Cumulative translation adjustments	536	853
Retained earnings (accumulated deficit)	(12,064)	15,415
Treasury stock at cost, 1,988,980 and 1,921,447 shares at September 30, 2021 and December 31, 2020, respectively	(18,903)	(18,285)
Total stockholders' equity	7,891	32,644
Total liabilities, mezzanine equity and stockholders' equity	$482,514	$426,854
See accompanying notes to unaudited condensed consolidated financial statements

Corcentric, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)
	Nine months ended September 30,
	2021	2020
Revenue:
Payments, software and advisory revenue	$80,002	$72,039
Equipment sales	34,134	46,772
Total revenues	114,136	118,811
Direct costs of revenues (excluding depreciation and amortization shown separately below):
Direct costs of payments, software and advisory revenue	26,543	26,835
Direct costs of equipment sales	31,278	45,776
Total direct costs of revenue	57,821	72,611
Operating expenses:
Research and development	1,989	1,251
Sales and marketing	19,855	19,948
General and administrative	20,085	12,714
Depreciation and amortization	17,390	14,024
Total operating expenses	59,319	47,937
Operating loss	(3,004)	(1,737)
Interest expense	(7,046)	(5,074)
Interest income	58	92
Foreign exchange gain (loss)	382	(487)
Loss before income taxes and equity in income of affiliate	(9,610)	(7,206)
(Provision) benefit for income taxes	(2,027)	3,817
Equity in income of affiliate	37	54
Net loss	$(11,600)	$(3,335)
Other comprehensive loss:
Cumulative translation adjustment	(317)	(972)
Comprehensive loss	$(11,917)	$(4,307)
Net loss per common share, basic and diluted (refer to Note 13)	$(2.09)	$(0.93)
Weighted average common shares outstanding:
Basic shares and diluted shares	13,131,553	12,352,804
See accompanying notes to unaudited condensed consolidated financial statements

Corcentric, Inc.
Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders' Equity
(in thousands, except share data)
(unaudited)
	Nine months ended September 30, 2021
	Mezzanine Equity				Stockholders' Equity
	Redeemable Preferred Stock		Redeemable Common Stock		Common Stock		Additional Paid-In Capital	Cumulative Translation Adjustments	Retained Earnings (Accumulated Deficit)	Treasury Stock at Cost
	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount	Total
Balance at December 31, 2020	2,700,967	$88,195	3,502,268	$5,419	11,614,800	$10	$34,651	$853	$15,415	1,921,447	$(18,285)	$32,644
Employee stock purchases	—	—	—	—	38,277	—	398	—	—	—	—	398
Stock-based compensation	—	—	—	—	268,525	—	3,205	—	—	—	—	3,205
Repurchases of common stock	—	—	—	—	—	—	—	—	—	67,533	(618)	(618)
Net exercise of stock options	—	—	—	—	914,326	1	—	—	—	—	—	1
Accretion of redemption preference and issuance costs	—	6,731	—	—	—	—	—	—	(6,731)	—	—	(6,731)
Accumulated dividends	—	9,148	—	—	—	—	—	—	(9,148)	—	—	(9,148)
Other share activity	—	—	—	—	—	1	56	—	—	—	—	57
Cumulative translation adjustments	—	—	—	—	—	—	—	(317)	—	—	—	(317)
Net loss	—	—	—	—	—	—	—	—	(11,600)	—	—	(11,600)
Balance at September 30, 2021	2,700,967	$104,074	3,502,268	$5,419	12,835,928	$12	$38,310	$536	$(12,064)	1,988,980	$(18,903)	$7,891
	Nine months ended September 30, 2020
	Mezzanine Equity				Stockholders' Equity
	Redeemable Preferred Stock		Redeemable Common Stock		Common Stock		Additional Paid-In Capital	Cumulative Translation Adjustments	Retained Earnings	Treasury Stock at Cost
	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount	Total
Balance at December 31, 2019	—	—	10,127,746	$7,924	3,508,589	$3	$29,780	$503	$25,711	1,295,628	$(10,795)	$45,202
Employee stock purchases	—	—	—	—	13,875	—	145	—	—	—	—	145
Stock-based compensation	—	—	—	—	146,415	—	1,641	—	—	—	—	1,641
Repurchases of common stock	—	—	(155,415)	(29)	155,415	—	29	—	—	619,520	(7,490)	(7,461)
Net exercise of stock options	—	—	245,709	—	1,074,734	—	—	—	—	—	—	—
Issuance of preferred stock	2,700,967	80,000	—	—	—	—	—	—	—	—	—	—
Preferred stock issuance costs	—	(4,875)	—	—	—	—	—	—	—	—	—	—
Accretion of redemption preference and issuance costs	—	3,740	—	—	—	—	—	—	(3,740)	—	—	(3,740)
Accumulated dividends	—	4,429	—	—	—	—	—	—	(4,429)	—	—	(4,429)
Conversion of redeemable common stock to common stock	—	—	(6,701,272)	(2,466)	6,701,272	7	2,459	—	—	—	—	2,466
Cumulative translation adjustments	—	—	—	—	—	—	—	(972)	—	—	—	(972)
Net loss	—	—	—	—	—	—	—	—	(3,335)	—	—	(3,335)
Balance at September 30, 2020	2,700,967	$83,294	3,516,768	$5,429	11,600,300	$10	$34,054	$(469)	$14,207	1,915,148	$(18,285)	$29,517
See accompanying notes to unaudited condensed consolidated financial statements

Corcentric, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(11,600)	$(3,335)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	17,390	14,024
Gain on sale of assets	—	(4)
Bad debt expense (net of recoveries)	1,443	1,011
Stock-based compensation	3,205	1,641
Other share activity	56	—
Deferred income tax expense	1,841	(3,869)
Amortization of debt issuance costs	1,069	948
Equity in income of affiliate	(37)	(54)
Payment of contingent consideration on acquisitions	—	(2,197)
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(56,341)	(5,881)
Other current assets	(1,848)	(539)
Accounts payable	51,177	26,035
Accrued expenses and other current liabilities	(47)	(19,739)
Other assets and liabilities	(1,359)	364
Net cash provided by operating activities	4,949	8,405
Cash flows from investing activities:
Purchases of property and equipment (including software development)	(12,379)	(10,622)
Proceeds from the sale of property and equipment	—	39
Net cash used in investing activities	(12,379)	(10,583)
Cash flows from financing activities:
Proceeds from line of credit	1,590,355	1,402,384
Repayments on line of credit	(1,577,849)	(1,468,469)
Repayment of term loan	(1,050)	(750)
Payment of contingent consideration on acquisitions	—	(1,303)
Repurchases of common stock	(618)	(7,490)
Proceeds from issuance of common stock	398	145
Proceeds from issuance of preferred stock	—	79,638
Preferred stock issuance costs	—	(4,328)
Debt issuance costs	—	(185)
Net cash provided by (used in) financing activities	11,236	(358)
Net increase (decrease) in cash and cash equivalents	3,806	(2,536)
Effect of exchange rate on cash	265	(302)
Cash and cash equivalents, beginning of year	10,721	11,713
Cash and cash equivalents, end of period	$14,792	$8,875
Supplemental disclosures of cash flow information
Cash paid for interest	$5,538	$4,202
Cash paid for income taxes, net of cash refunds	$292	$1
See accompanying notes to unaudited condensed consolidated financial statements

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
1. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of Corcentric, Inc. (the “Company” or “Corcentric”) have been prepared using accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.
The condensed consolidated balance sheet as of December 31, 2020, included herein, was derived from the audited financial statements of as of that date, but does not include all disclosures including certain notes required by U.S. GAAP on an annual reporting basis. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, comprehensive loss and cash flows for the interim periods, but are not necessarily indicative of the results to be expected for the full year.
There have been no material changes to the significant accounting policies previously disclosed in the Company's consolidated financial statements for the year ended December 31, 2020.
Emerging Growth Company
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the Company is not considered to be an EGC. The adoption dates are discussed below in Note 2 to reflect this election.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates, including but not limited to those related to: (1) the fair value of assets acquired and liabilities assumed for business combinations, (2) the realization of tax assets and estimates of tax liabilities, (3) the valuation of the Company's common stock, (4) the recognition and disclosure of contingent liabilities, (5) the collectability of accounts receivable, (6) the useful lives of long-lived assets (including definite lived intangible assets), (7) the evaluation of revenue recognition criteria, and (8) assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock-based compensation. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily determined from other sources. The Company engaged third-party valuation specialists to assist with estimates related to the valuation of its common stock, and the valuation of assets and liabilities acquired in business combinations. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.
Although the Company believes the estimates and assumptions used in determining the recorded amounts in the accompanying condensed consolidated financial statements are reasonable, actual results may differ from those estimates under different assumptions or circumstances.
Revenue Recognition
In accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers and all the related amendments (“the revenue standard”), Corcentric uses the five-step model to achieve the core underlying principle that the Company should recognize revenue to depict the transfer of goods or services to

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
customers at an amount that the Company expects to be entitled to in exchange for those goods or services. These steps include (1) identifying the contract with the customer, (2) identifying the performance obligations, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue as the Company satisfies the performance obligation(s). Significant revenue sources and the related recognition policies are as follows:
Payments revenue
The Company generates revenue when it manages the payment flows on behalf of its customers. Such revenue includes:
Transaction fees - The Company generates fees from transaction processing which are based upon either a fixed amount per transaction or a percentage of the underlying transaction value. Such fees are recognized at the time the transaction is processed and validated in the Company's system.
Rebates – The Company receives volume-based rebates from certain suppliers within its payment network, a portion of which are shared with the customer and a portion of which are retained by the Company as compensation. Rebate revenue is recognized, net of expected payouts based upon the actual purchase volume achieved in a period. Rebate payments to customers are accounted for as consideration payable to a customer and recorded as a reduction to revenue in accordance with ASC 606.
Software revenue:
The Company charges subscription fees when it hosts and provides software to its customers to facilitate efficient transaction processing. The subscription models provide for a fixed monthly fee that covers a certain allotment of transactions to be processed through the system. Transactions in excess of the allotment are charged incrementally, generally on a per transactions basis. Fixed fees are recognized on a monthly basis when the Company provides service under the terms of a contractual agreement. Overage fees for transactions processed in excess of a customer's allotment are recognized as they occur.
Advisory revenue:
The Company generates revenue from advisory services provided to customers. Such revenue includes:
Implementation and training fees - The Company has contracts that often require customers to pay implementation or contract set up fees which are deferred and recognized over the estimated period that the contract or customer relationship is expected to generate revenue. These fees are charged at the beginning of the customer relationship as compensation for the Company's efforts to configure the system to specific customer's needs and provide training to the customer. These fees are evaluated at the onset of the customer relationship to determine whether they have stand-alone value apart from the broader transaction processing contract. If the service is determined to have stand-alone value, then the revenue is recognized based on the proportional performance of the Company’s obligations under the contract. If the service is determined to lack stand-alone value, the fees received are recognized on a straight-line basis over 3-5 years, the estimated life of the customer relationship.
Consulting fees – The Company performs sourcing consulting services. Fees can be generated in one of three ways:
•
Contingency fees – The Company performs cost savings projects on a contingent basis. Under these arrangements the Company is entitled to a percentage of the savings generated through the engagement. The billings for such projects can occur over a period of up to 24 months following the completion of a project, as the actual savings are realized by the customers. Revenue for these projects is recorded once all performance obligations have been completed, based upon an estimate of the future savings to be achieved. The customer’s historical usage patterns are used to estimate the savings. The savings estimates are updated each reporting period based upon actual savings realized. The unbilled receivables and work in progress related to these projects is recorded in other current assets.

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
•
Fixed fees – The Company performs cost savings projects at a fixed rate. Revenue for such projects is recognized on the proportional performance of the Company’s obligations under the contract. Fixed fee contracts are generally less than one year in duration.

•	Time and materials – The Company performs cost savings and client requested software development projects that are recognized as hours are incurred on a project.
Lease brokerage fees - The Company receives fees for brokering leases (primarily commercial trucks) between its customers and members of its lending network. Such fees are recognized when the underlying lease is consummated.
Equipment sales
The Company purchases equipment (primarily commercial trucks) for resale. Revenue on equipment sales is recognized when (1) an agreement of sale has been reached, (2) the customer has secured a funding source, and (3) the customer has taken title and possession of the equipment.
Disaggregated revenue table
The table below summarizes the revenue recognized by the Company for the nine months ended September 30, 2021 and 2020 by primary revenue source:
	Nine months ended September 30,
	2021	2020
Payments	$44,946	$36,356
Software	24,876	22,754
Advisory	10,180	12,929
Equipment sales	34,134	46,772
Total revenues	$114,136	$118,811
Contract assets and liabilities
Current contract assets are included in other current assets in the condensed consolidated balance sheet and represent unbilled receivables and work in progress amounts expected to be received from customers in future periods, where the revenue recognized to date exceeds the amount billed, and right to payment is subject to the underlying contractual terms.
The following describes the changes in current contract assets:
September 30, 2021
Current contract assets, beginning of period	$2,522
Contract assets at beginning of period transferred to accounts receivable	(1,167)
Contract asset additions, net of reclassification to accounts receivable and adjustments	565
Current contract assets, end of period	$1,920
Current contract liabilities are included within accrued expenses and other current liabilities in the condensed consolidated balance sheet and represent deferred revenue from customer billings for which future services are to be provided under the contract. These amounts are deferred until recognized in revenue when the associated performance obligation has been satisfied, which is straight-line over the remaining contractual service period. Generally, contract liabilities are recognized within one year.

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following describes the changes in current contract liabilities:
September 30, 2021
Current contract liabilities, beginning of period	$(8,122)
Recognition of revenue included in beginning of period contract liability	7,153
Contract liability additions, net of revenue recognized on new billings and adjustments during the period	(5,931)
Current contract liabilities, end of period	$(6,900)
Noncurrent contract liabilities are included in other liabilities in the condensed consolidated balance sheet and represent customer billings for implementation and training fees. The fees are charged at the beginning of the contract or customer relationship as compensation for the Company’s efforts to configure the system to specific customer’s needs and provide training to the customer. These fees do not represent a separate unit of accounting as they do not have value apart from the broader contract. The costs are recognized on a straight-line basis over the estimated life of the customer contract, which ranges from 3 to 5 years. Noncurrent contract liabilities were $23 as of September 30, 2021. The amount of revenue recognized for the nine months ended September 30, 2021 that was included in deferred revenue at the beginning of the period was $54.
Risks and Uncertainties
COVID-19 economic impact
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.
Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The Company’s revenue was negatively impacted during 2020 due to lower levels of macroeconomic activity and supply chain constraints. The Company has experienced recovery in revenues thus far in 2021. However, the full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.
2. Recent Accounting Pronouncements
Accounting Pronouncements, Issued but not Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2021, including interim periods within those annual periods, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact the adoption of this standard will have on the Company's condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, and thereafter, has subsequently provided updates and improvements (as so updated and improved, “ASU 2016-13”). ASU 2016-13 requires entities to estimate expected lifetime credit losses on financial assets including (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance-sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
(4) beneficial interests in securitized financial assets. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this standard will have on the Company’s condensed consolidated financial statements.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with ASC 606 as if it had originated the contracts. Generally, this should result in an acquirer recognizing and measuring the acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree's financial statements. ASU 2021-08 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact the adoption of this standard will have on the Company’s condensed consolidated financial statements.
Accounting Pronouncements, Issued and Adopted
On January 1, 2020, the Company adopted ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, prospectively. ASU 2018-15 provides guidance on accounting for costs of implementation activities in a cloud computing arrangement that is a service contract. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.
On January 1, 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and simplification in several other areas. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.
On January 1, 2021, the Company adopted ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.
3. Accounts Receivable
The following table provides details of accounts receivable:
	September 30, 2021	December 31, 2020
Accounts receivable	$255,052	$198,419
Allowance for doubtful accounts	(3,777)	(2,867)
Accounts receivable, net	$251,275	$195,552
As of September 30, 2021 and December 31, 2020 substantially all of the Company’s accounts receivable were pledged as collateral to secure its revolving line of credit (see Note 9).

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Based upon its historical experience, the Company generally does not consider its receivables to be at risk of default until they reach the age of 90 days. Historically, the Company has been successful in collecting a majority of at-risk receivables. The table below summarizes the Company’s at-risk receivables as of September 30, 2021 and December 31, 2020.
	September 30, 2021	December 31, 2020
At-risk receivables	$14,514	$12,910
Allowance for at-risk receivables	(3,471)	(2,523)
Net carrying value of at-risk receivables	$11,043	$10,387
As described in Note 4 to the audited financial statements and related notes included elsewhere in this proxy statement/prospectus, the Company engages in certain transactions where revenue is presented net as the Company has determined that it is an agent rather than a principle to these transactions. As of September 30, 2021 and December 31, 2020, included in accounts receivable are $237,117 and $178,516 of receivables, respectively, where the related revenue is recorded on a net basis.
4. Inventories, Prepaid Expenses, and Other Current Assets
The following table provides details of inventories, prepaid expenses, and other current assets:
	September 30, 2021	December 31, 2020
Prepaid expenses and other current assets	$6,870	$4,228
Debt issuance costs	782	782
Inventories	3,979	4,767
Unbilled receivables and work in process	1,416	2,444
Prepaid income taxes	7,952	7,717
Total	$20,999	$19,938
5. Other Assets
The following table provides details of other assets:
	September 30, 2021	December 31, 2020
Debt issuance costs	$848	$1,435
Investment in Canxxus	1,568	1,531
Deferred commissions and contract costs	513	728
Other long-term assets	2,675	966
Total	$5,604	$4,660
6. Property and Equipment
The following table provides details of property and equipment:
	Estimated Useful Lives (in years)	September 30, 2021	December 31, 2020
Internally developed software	3	$75,362	$61,865
Computer hardware and software	3 - 5	3,465	3,050
Equipment, furniture and leasehold improvements	2 - 7	809	2,069
		79,636	66,984
Accumulated depreciation and amortization		(54,039)	(44,773)
Property and equipment, net		$25,597	$22,211

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Depreciation and amortization expense on property and equipment was $8,815 and $7,427 for the periods ended September 30, 2021 and September 30, 2020, respectively.
Included in purchases of property and equipment are investments in capitalized software to support our customer facing platforms of $11,480 and $8,298 for the nine months ended September 30, 2021 and September 30, 2020 and an investment in implementing a new enterprise resource planning system of $2,324 for the nine months ended September 30, 2020. Amortization expense related to internally developed software was $8,573 and $6,972 for the periods ended September 30, 2021 and September 30, 2020, respectively. Accumulated amortization related to internally developed software was $49,541 and $40,979 as of September 30, 2021 and December 31, 2020, respectively.
7. Goodwill and Other Intangible Assets
The following table provides details of acquired intangible assets:
Acquired Intangible Assets
	September 30, 2021
	Weighted average amortization period (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizable intangible assets
Customer relationships	15	$29,307	$(10,191)	$19,116
Acquired technologies	6	32,848	(15,429)	17,419
Vendor relationships	5	3,920	(588)	3,332
Trade name	3	1,708	(1,605)	103
Non-compete	3	564	(350)	214
Other	1	103	(103)	—
Non-amortizing intangibles
Trademarks		100	—	100
		$68,550	$(28,266)	$40,284
	December 31, 2020
	Weighted average amortization period (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizable intangible assets
Customer relationships	15	$29,618	$(8,046)	$21,572
Acquired technologies	6	32,866	(10,377)	22,489
Vendor relationships	5	3,920	—	3,920
Trade name	3	1,718	(1,365)	353
Non-compete	3	568	(177)	391
Other	1	103	(103)	—
Non-amortizing intangibles
Trademarks		100	—	100
		$68,893	$(20,068)	$48,825
Aggregate amortization expense for acquired intangible assets was $8,305 and $6,434 for the nine months ended September 30, 2021 and September 30, 2020, respectively. Estimated amortization expense for the remainder of 2021 and the next five years is $2,713 in 2021, $6,604 in 2022, $4,957 in 2023, $4,722 in 2024, $4,504 in 2025 and $3,517 in 2026.

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
As described in Note 2 to the audited financial statements and related notes included elsewhere in this proxy statement/prospectus, the Company acquired Vendorin, LLC (“Vendorin”) on December 24, 2020, resulting in $22,550 of amortizable intangible assets. These assets have a weighted average useful life of approximately 8.2 years. The intangible assets include a customer list of $1,800 (9-year useful life amortized using an accelerated method), vendor relationship of $3,920 (5-year useful life amortized using straight line method), acquired software of $16,530 (9-year useful life amortized using straight line method), and non-compete agreements of $300 (2-year useful life amortized using straight line method). Estimated amortization expense on these intangibles for the remainder of 2021 and the next five years is $761 in 2021, $3,115 in 2022, $2,915 in 2023, $2,863 in 2024, $2,818 in 2025 and $1,994 in 2026.
Goodwill
No impairment losses have been recognized on goodwill since acquisition. Changes in the carrying value of goodwill are as follows:
Total
Balance at December 31, 2020	$114,613
Vendorin Acquisition Measurement Period Adjustment	5
Cumulative Translation Adjustments	(166)
Balance at September 30, 2021	$114,452
8. Accrued Expenses and Other Current Liabilities
The following table provides details of accrued expenses and other current liabilities:
	September 30, 2021	December 31, 2020
Employment-related accruals	$6,549	$2,505
Refundable deposits	907	907
Deferred revenue	6,900	8,122
Accrued interest expense	389	1
Deferred rent	254	286
Income taxes payable	355	275
Non-income taxes payable	2,153	2,514
Other accrued expenses	5,706	7,251
Total	$23,213	$21,861
9. Debt
The following table provides details of debt:
	September 30, 2021	December 31, 2020
Revolving line of credit	$71,182	$58,677
Term loan	66,950	68,000
Vendorin seller note	10,000	10,000
Paycheck protection program loan	—	516
Less: Unamortized debt issuance costs	(1,352)	(1,835)
Total debt, net of unamortized debt issuance costs	146,780	135,358
Less: current portion of long-term debt, net of unamortized debt issuance costs	(751)	(1,268)
Long-term debt	$146,029	$134,089

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
Revolving Line of Credit
In November 2018, the Company entered into a $150 million revolving line of credit (the Revolving Line of Credit). The Revolving Line of Credit expires on November 15, 2023 and, at the option of the Company, bears interest at one of the following: (1) Base Rate plus 0.50%, (2) LIBOR plus 1.50%, (3) Canadian Prime Rate plus 0.50%, (4) CDOR Rate plus 1.50%. Interest payments are due monthly.
The Company is able to borrow up to 85% of eligible receivables. The amount of available borrowings as of September 30, 2021 and December 31, 2020 were approximately $150,000 and $143,000 of which $71,182 and $58,677 were outstanding, respectively, all of which is classified as long-term in the consolidated financial statements.
The effective interest rate, including all fees, for the Revolving Line of Credit was 2.5% and 4.3% for the nine months ended September 30, 2021 and September 30, 2020, respectively.
Term Loan
In November 2018, the Company entered into a $50 million term loan agreement (the Term Loan). In December 2020, the Company modified the terms of the loan to provide an additional $20 million of principal and amend certain restrictive covenants to allow for the acquisition of Vendorin. There were no other material changes in the terms of the loan. The Term Loan expires on November 15, 2023 and, at the option of the Company, bears interest at either the Prime Rate plus 5% or LIBOR plus 6%. The interest rate is subject to adjustment based on the Company’s senior leverage ratio. Interest payments are due quarterly.
The effective interest rate, including all fees, for the Term Loan was 8.8% and 8.6% for the nine months ended September 30, 2021 and September 30, 2020, respectively.
Future annual minimum Term Loan principal payments due from the Company are as follows:
2021	$350
2022	1,400
2023	65,200
Total	$66,950
In addition to the scheduled principal payments shown above, the Term Loan is subject to excess cash flow sweep provisions whereby if the senior leverage ratio is within certain levels at the end of a given fiscal year, the Company must prepay the Term Loan in an amount equal to 50% of the excess cash flow, as defined in the agreement. To date there have been no required excess cash flow sweep payments.
Covenants
The Revolving Line of Credit and Term Loan contain customary conditions to borrowing, events of default and covenants, including covenants that restrict our ability to dispose of assets, merge with or acquire other entities, incur indebtedness, grant liens, make distributions to holders of our equity interests and make investments. In addition, the Revolving Line of Credit and Term Loan contain certain financial covenants and cross defaults. The target levels for these covenants vary over the term of the Revolving Line of Credit and Term Loan. As of September 30, 2021 the financial covenants included:
•	Maximum Senior Leverage Ratio of 6.50:1.00
•	Fixed Charge Coverage Ratio of 1.00:1.00
•	Minimum EBITDA of $25 million
The Company was in compliance with such covenants as of September 30, 2021 and December 31, 2020.
Vendorin Seller Note
In connection with the acquisition of Vendorin, the Company issued a note payable to the seller in the amount of $10,000. This note bears interest at a rate of 5% and matures February 15, 2024. Interest on the note accrues

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
annually and is capitalized and paid in kind to the seller by adding all such accrued and unpaid interest to the outstanding principal amount of the note. The principal amount and all accrued but unpaid interest are due upon maturity. Accrued interest related to the note is $0.4 million as of September 30, 2021.
Paycheck Protection Program Loan
Prior to its acquisition, Vendorin LLC received a $516 loan under the Paycheck Protection Program administered by the U.S. Small Business Administration (SBA). The loan proceeds were subject to forgiveness to the extent they were used for payroll, rent, mortgage interest and utilities subject to Vendorin having maintained certain employment levels. The loan was forgiven by the SBA in March 2021.
10. Income Taxes
For the nine months ended September 30, 2021, the Company recognized income tax expense of $2,027 for U.S. domestic and foreign income taxes which included recognition of a valuation allowance of $5,361.
The income tax provision for the nine months ended September 30, 2020 was based on the estimated annual effective income tax rate adjusted for discrete items occurring during the period. For the nine months ended September 30, 2020, the Company recognized an income tax benefit of $3,817 for U.S. domestic and foreign income taxes which included a discrete tax benefit of $1,372 related to the windfall benefits associated with the exercise of stock options.
The Company assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the prior three years. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future profitability. On the basis of this evaluation, as of September 30, 2021, a valuation allowance of $5,552 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized.
The Company's effective tax rate from continuing operations differs from the U.S. Statutory rate due to valuation allowances recorded against domestic tax assets, state taxes, foreign taxes and permanent differences including research and development credits and nondeductible expenses.
11. Redeemable Preferred Stock
On May 1, 2020, the Company entered into a stock purchase agreement with a private equity sponsor (the Sponsor) in which the Company issued 2,700,967 shares of Series A redeemable Preferred Stock for an aggregate purchase price of $80.0 million. The preferred stock accrues cumulative dividends compounded quarterly based on an annual rate of 13.25%. Accumulated dividends were $16,235 and $4,429 as of September 30, 2021 and September 30, 2020, respectively.
The preferred stock is convertible into 3,442,633 shares of common stock, at the option of the holder, or upon the occurrence of certain events. As a result of the transaction described in Note 16, the redeemable preferred stock would be converted.
Accumulated accretion on the preferred stock redemption preference and issuance costs was $12,714 and $3,740 as of September 30, 2021 and September 30, 2020, respectively.
12. Stock-Based Compensation
On March 27, 2008, the Company’s Board of Directors approved the Equity and Incentive Plan (the 2008 Plan), which governs the granting and administration of various equity awards to executives and employees, for periods prior to September 14, 2016. On September 14, 2016, the Company’s Board of Directors approved the 2016 Equity Incentive Plan (the 2016 Plan), which governs all awards (including stock options, restricted stock, and other equity awards) to management and employees granted after September 14, 2016. The 2016 Plan initially provided for 800,000 shares of common stock to be available for issuance. Pursuant to the terms of the 2016 Plan, the number of shares available for issuance increases automatically on January 1 of each year by the lesser

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
of (i) 250,000 shares, (ii) 4% of the outstanding shares, or (iii) an amount discretionarily determined by the Board of Directors. As of September 30, 2021, 2,050,000 shares are reserved for issuance under the 2016 Equity and Incentive Plan, of which approximately 226,600 remain available. Awards issued under these plans may be subject to the achievement of certain performance goals as determined by the Company’s Board of Directors. Options and shares awarded under the plans are new shares that are issued by the Company.
On January 27, 2011, the Company’s Board of Directors approved the Non-Employee Director Stock Purchase Plan to enable board members to receive compensation in common stock. The plan provides for 1,000,000 shares of common stock to be eligible for board members’ compensation, of which approximately 604,500 remain available as of September 30, 2021.
Stock Options
The Company grants stock options to certain key executives and employees. The weighted average assumptions for the most recent grants made during 2021 are provided in the following table. Due to lack of historical exercise data, the Company uses the midpoint between the earliest exercise date and the end of the contractual term to estimate the term of the option. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.
2021
Valuation Assumptions:
Expected dividend yield	—
Expected volatility	34.0%
Expected term (in years)	6.65
Risk-free interest rate	1.1%
Weighted average grant date fair value	$4.43
Prior to 2012, the Company awarded non-qualified options to purchase shares of stock to various key employees, of which 365,000 are outstanding as of September 30, 2021. The exercise prices for these options range from $0.20 to $.50 per share and have a weighted-average exercise price of $0.26 per share. All of these options are fully vested and will never expire.
On January 1, 2012, the Company awarded non-qualified stock options to purchase 3,600,000 shares of stock to various key employees at an exercise price of $2.43 per share, the estimated fair value of the Company’s stock on the grant date. The options had an original vesting schedule as follows: the latter of (i) December 31, 2016 or (ii) the occurrence of a qualified event, such as, an initial public offering (“IPO”), a change in control or a liquidity event, as defined in the plan. The options expire on January 1, 2022. The total grant date fair value of each option was $1.24. Because vesting of these options was subject to the occurrence of an initial public offering or other required event, which was not considered probable of occurrence, no compensation expense related to these options was recorded prior to the modification discussed below.
On August 23, 2017, the Company’s Board of Directors approved a modification to the vesting schedule of these stock options such that eighty percent (80%) or 2,880,000 options vested effective immediately. The terms were also amended to permit a cashless net exercise. The modification established a new valuation date for the award under the accounting guidance and as a result, stock compensation expense of $19,857, the fair value of the awards on the modification date, was recorded at the time of modification. The remaining 20%, or 720,000 options, were not modified and remain subject to the initial public offering vesting condition. During 2020, 180,000 options subject to the IPO vesting condition were forfeited. Stock compensation of $670 would be recorded on the remaining 540,000 options if and when an initial public offering or other required event is consummated before January 1, 2022.
Pursuant to the 2016 Plan, 361,404 options were granted to executives and employees during the nine months ended September 30, 2021. Of these grants, 20,000 options vested immediately and 236,404 options vest over a

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
period of 4 years. Expense for all grants with a service vesting condition is recognized on a straight-line basis over the vesting period. The remaining 105,000 options have a market vesting condition, based upon the Company achieving certain equity value targets as of the Company's annual December 31 year end equity valuation. The awards have a 10-year life. The Company estimated the fair value of these awards, including the likelihood of achieving the equity value targets, and is amortizing the fair value of these awards over the derived service period. The Company recorded stock compensation expense for stock option compensation of $838 and $650, for the nine months ended September 30, 2021 and 2020, respectively.
Stock option activity for the nine months ended September 30, 2021 is as follows:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term
Balance at December 31, 2020	2,905,661	$4.98	3.6*
Granted	361,404	12.25	9.6
Exercised	(1,140,000)	2.43	—
Forfeited and expired	(61,300)	13.40	—
Balance at September 30, 2021	2,065,765	$7.41	5.8*
Exercisable at September 30, 2021	654,195	$4.78	6.7*
Expected to vest at September 30, 2021	871,570	$12.47	8.9
*	Weighted average remaining contractual term excludes options that have no expiration date which totaled 365,000 as of September 30, 2021.
As of September 30, 2021, there is approximately $2,775 of remaining compensation expense to be recognized on non-vested option awards with a weighted average remaining vesting period of 3.8 years.
Restricted Stock Grants
Pursuant to the 2016 Plan, 243,223 shares of restricted common stock were granted to executives and employees during the nine months ended September 30, 2021. The 2019 grants vest over three and a half years. The 2017, 2018, 2020, and 2021 grants vest over four years. Expense for all grants is recognized on a straight-line basis over the vesting period. The Company recorded stock compensation expense for restricted stock compensation of $2,134 and $758 for the nine months ended September 30, 2021 and 2020, respectively.
The Company granted restricted shares of 25,302 and 25,302 and recorded stock compensation expense for board fees of $233 and $233 during the nine months ended September 30, 2021 and 2020, respectively. The vesting service period is one year and the related expense is recognized on a straight-line basis over the service period.
The following is a summary of the status of the Company’s nonvested restricted stock awards as of and for the nine months ended September 30, 2021:
	Shares	Weighted Average Grant Date Fair Value
Nonvested stock outstanding at December 31, 2020	288,199	$12.10
Granted	268,525	12.25
Forfeited	(17,093)	12.54
Vested	(221,509)	12.00
Nonvested stock outstanding at September 30, 2021	318,122	$12.27

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
As of September 30, 2021, there is approximately $3,186 of remaining compensation expense to be recognized on non-vested restricted stock awards under this plan, with a weighted average remaining vesting period of 2.9 years
The table below summarizes how all stock-based compensation charges have been recorded in the consolidated statements of operations.
	Nine months ended September 30,
	2021	2020
Direct costs of revenue	$230	$166
Research & development expenses	123	20
Sales and marketing expenses	231	366
General and administrative expenses	2,621	1,089
	$3,205	$1,641
13. Net Loss Per Share
Basic and diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing net loss by weighted-average common shares outstanding during the period plus dilutive potential common shares, if any. There were no dilutive securities for either period presented because they are antidilutive.
The dilutive effect of stock options and unvested restricted shares is computed using the treasury stock method, which assumes any proceeds that could be obtained upon the exercise of stock options would be used to purchase common shares at the market price for the period. The assumed proceeds include the purchase price the grantee pays, the windfall tax benefit that the Company receives upon assumed exercise and the unrecognized compensation expense at the end of each period. The dilutive impact of convertible securities is calculated using the “if converted” method.
Potentially dilutive securities include stock options and unvested restricted shares. The net loss attributable to common shareholders is adjusted by dividends on preferred stock and accretion of equity. The table below summarizes the impact of basic net loss attributable to common shareholders and the impact of potentially dilutive securities:
	Nine months ended September 30,
	2021	2020
Net loss	$(11,600)	$(3,335)
Less: Accumulated dividends on preferred stock	(9,148)	(4,429)
Less: Accretion of preferred stock - redemption preference	(6,731)	(3,740)
Loss available to common stockholders for basic EPS	$(27,479)	$(11,504)

Weighted average common shares - basic	13,131,553	12,352,804
Effect of dilutive securities	—	—
Weighted average common shares - diluted	13,131,553	12,352,804

Net loss per common share, basic and diluted	$(2.09)	$(0.93)

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:
	Nine months ended September 30,
	2021	2020
Options to purchase common stock	2,081,765	2,920,461
Convertible preferred stock	3,442,634	2,700,967
Restricted stock	318,122	294,960
	5,842,521	5,916,388
14. Commitments and Contingencies
Contingencies
From time to time, the Company and its subsidiaries are parties to lawsuits, claims and other proceedings, which are handled in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, management believes that the outcome of such matters will not have a material impact on the Company's financial position or results of operations.
Lease Commitments
The Company’s operating leases are primarily related to office space and expire at various dates through 2029. The Company recorded rent expense under the operating leases of $1,622 and $1,831 for the nine months ended September 30, 2021 and 2020, respectively.
Future minimum lease payments due from the Company over the next five years and thereafter are as follows:
2021 (for the remaining three months)	$406
2022	1,426
2023	988
2024	688
2025	689
2026	591
Thereafter	1,815
Total	$6,603
15. Related Party Transactions
Several members of the Company's board of directors have a controlling interest in entities that make purchases through the Company's payment solutions. Such purchases generated revenue of approximately $504 and $415 for the nine months ended September 30, 2021 and 2020, respectively. Accounts receivable from these companies were $3,336 and $3,075 as of September 30, 2021 and December 31, 2020, respectively.
In the normal course of business, the Company provides centralized billing services to certain Companies that are controlled by certain of its board members. The total amount of payments made to such companies were $6,998 and $6,379, during nine months ended September 30, 2021 and 2020, respectively. Payables related to these transactions were $1,015 and $895 as of September 30, 2021 and December 31, 2020, respectively.
The Company also transacts with its equity method investee, Canxxus, which was formed on August 24, 2018. The equity method investee partner is an entity controlled by a member of Corcentric’s board of directors. Canxxus makes purchases through the Company's solutions and the Company provides centralized billing services to Canxxus. During the nine months ended September 30, 2021 and 2020, the equity method investee

Corcentric, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share data and where noted)
purchased $326 and $592, respectively, of products and services through the Company's solutions and the total amounts of payments made to the equity method investee were $1,951 and $2,356 respectively. Amounts receivable from Canxxus were $60 and $89, respectively and accounts payable to Canxxus were $185 and $116, respectively, as of September 30, 2021 and December 31, 2020.
In June 2021, an officer issued a note payable to the Company in the amount of $706, related to the payroll tax withholdings that became due when the officer's stock compensation vested. The note bears interest at the same rate of interest as the Revolving Line of Credit. The note is due the earlier of June 30, 2024, an initial public offering, an acquisition by a publicly-traded entity, a violation under Section 402 of the Sarbanes-Oxley Act, a repurchase of the shares by the Company, or a failure of the borrower to meet certain conditions. The note from the officer is recorded in the other assets line on the September 30, 2021 condensed consolidated balance sheet.
16. Subsequent Events
All material subsequent events that have occurred since September 30, 2021 that require recognition or disclosure in these consolidated financial statements have been disclosed herein.
On December 9, 2021, Corcentric entered into the Agreement and Plan of Merger (“Merger Agreement”) with North Mountain Merger Corp (“North Mountain”), by and among, North Mountain, Merger Sub and Corcentric, pursuant to which Merger Sub, a wholly owned subsidiary of North Mountain, will merge with and into Corcentric (“Business Combination”), with Corcentric being the surviving corporation. North Mountain will change its name to Corcentric, Inc. (“New Corcentric”). After giving effect to the Business Combination, North Mountain will directly own all of the issued and outstanding equity interests of Corcentric, and the pre-Business Combination stockholders of Corcentric will hold a portion of the North Mountain Class A common stock. The shares of Corcentric capital stock issued and outstanding as of immediately prior to the Effective Time of the Business Combination will automatically be cancelled and converted into the right to receive shares of New Corcentric A common stock based on the applicable exchange ratios, as defined in the Merger Agreement to be finalized prior to the close of the Business Combination. The proposed Business Combination is expected to be completed during 2022, subject to, among other things, the approval by both North Mountain’s and Corcentric's shareholders, and other customary closing conditions as further described in the Merger Agreement. There is no assurance that the Business Combination will be consummated.
On December 29, 2021, the Board of Directors approved a modification to the vesting criteria of certain performance-based stock option awards referred to in Note 12 for two executive officers that were set to expire on January 1, 2022. Prior to the modification, these options vested upon the occurrence of a qualified event, such as an IPO, a change in control or a liquidity event. This modification resulted in the immediate vesting of 540,000 performance-based stock options. The incremental fair value of these options was calculated as of the December 29, 2021 modification date and resulted in a non-cash stock compensation charge of approximately $20.2 million, which was recorded during the fourth quarter of 2021. On December 30, 2021, all of these options were net exercised, resulting in the issuance of 507,130 shares of common stock. The exercise resulted in an employee tax withholding obligation of approximately $8.3 million. The tax obligation was funded by the Company and settled by the executive officers through the surrender of 75,043 shares of common stock and the issuance of a loan by the Company to one of the executive officers in the amount of approximately $5.3 million. The loan bears interest at a rate equal to the rate on the Company's Revolving Line of Credit and is due upon the earlier of the closing of the Merger transaction or three years from issuance. The executive has pledged 338,087 shares of his common stock holdings in the Company as collateral in the event of default.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

dated as of

December 9, 2021

by and among

NORTH MOUNTAIN MERGER CORP.,

NORTH MOUNTAIN MERGER SUB INC.,

NORTH MOUNTAIN MERGER SUB II, LLC,

and

CORCENTRIC, INC.

A-i

A-ii

Exhibits
Exhibit A	–	Form of Subscription Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Lock-Up Agreement
Exhibit E	–	Form of Share Vesting and Warrant Surrender Agreement
Exhibit F	–	Form of Letter of Transmittal
Exhibit G	–	Acquiror Closing Tax Certificate
Exhibit H	–	Acquiror Registration Statement Tax Certificate
Exhibit I	–	Company Closing Tax Certificate
Exhibit J	–	Company Registration Statement Tax Certificate
A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of December 9, 2021, is entered into by and among North Mountain Merger Corp., a Delaware corporation (“Acquiror”), North Mountain Merger Sub Inc., a Delaware corporation (“Merger Sub I”), North Mountain Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and Corcentric, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, each of Merger Sub I and Merger Sub II is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Mergers;
WHEREAS, subject to the terms and conditions hereof, (i) at the Closing, Merger Sub I is to merge with and into the Company pursuant to the Initial Merger, with the Company surviving the Initial Merger as the Initial Surviving Company and (ii) immediately following the Initial Merger, the Initial Surviving Company is to merge with and into Merger Sub II pursuant to the Subsequent Merger, with Merger Sub II surviving the Subsequent Merger as the Surviving Company;
WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub I, Merger Sub II and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the parties subscribing for Acquiror Common Stock thereunder (collectively, the “Subscribers”) have entered into certain subscription and warrant transafer agreements, dated as of the date hereof (together with any subscription agreements or subscription and warrant transfer agreements, as applicable, that may be executed after the date hereof, as amended or modified from time to time, collectively, the “Subscription Agreements”), each substantially in the form set forth on Exhibit A, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of Acquiror Common Stock at $10.00 per share in a private placement or placements and receive one half of a warrant (with each whole warrant being exercisable to purchase one share of Acquiror Common Stock) (each such whole warrant, a “PIPE Warrant”) for each share of Acquiror Common Stock so purchased, with such transactions to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, promptly following the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, Merger Sub I, Merger Sub II and the Support Stockholders shall enter into Stockholder Support Agreements (the “Support Agreements”), substantially in the form set forth on Exhibit B;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), to be effective upon the Closing, substantially in the form set forth on Exhibit C;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and certain Company stockholders who will receive Acquiror Common Stock pursuant to Article III have entered into certain Lockup Agreements (the “Lock-Up Agreements”) to be effective upon the Closing, substantially in the form set forth on Exhibit D;
WHEREAS, shares of Acquiror Class B Common Stock shall automatically convert into shares of Acquiror Common Stock at the First Effective Time in accordance with the Certificate of Incorporation;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their shares of Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational

Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Acquiror and North Mountain LLC, a Delaware limited liability company (the “Sponsor”) are entering into a Share Vesting and Warrant Surrender Agreement (the “Surrender Agreement”), substantially in the form set forth on Exhibit E;
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the Acquiror Omnibus Incentive Plan and the Acquiror Employee Stock Purchase Plan in accordance with the terms of Section 7.12;
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, amend its certificate of incorporation in the form of the Acquiror Charter Amendment in accordance with Section 2.04(d);
WHEREAS, prior to the consummation of the Transactions, Acquiror shall adopt amended and restated bylaws in the form of the Acquiror A&R Bylaws in accordance with Section 2.04(e);
WHEREAS, immediately following the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, amend and restate its certificate of incorporation in the form of the Acquiror A&R Charter in accordance with Section 2.04(d); and
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and (ii) the Mergers shall constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this
Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub I, Merger Sub II and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01 Definitions. As used herein, the following terms shall have the following meanings:
“A&R Charter Proposal” has the meaning specified in Section 8.02(c)
“ABL Credit Agreement” has the meaning specified in Section 6.01(n).
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror A&R Bylaws” has the meaning specified in the recitals hereto.
“Acquiror A&R Charter” means an amended and restated certificate of incorporation of Acquiror, in a form and substance to be mutually agreed by the Company and Acquiror following the date of this Agreement, providing for, among other things, the Acquiror Board having the size and structure contemplated by Section 2.05(c).
“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.
“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror, Merger Sub I and Merger Sub II expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror, Merger Sub I and Merger Sub II.
“Acquiror Benefit Plans” has the meaning set forth in Section 5.06.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Change in Recommendation Notice” has the meaning specified in Section 8.02(d).
“Acquiror Change in Recommendation Notice Period” has the meaning specified in Section 8.02(d).
“Acquiror Charter Amendment” means an amendment to the certificate of incorporation of Acquiror, in a form and substance to be mutually agreed by the Company and Acquiror following the date of this Agreement, providing for an increase to the number of authorized shares of Acquiror Common Stock sufficient to consummate the Mergers.
“Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share.
“Acquiror Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth on Exhibit G and dated as of the date of the opinion referenced in Section 8.03(d).
“Acquiror Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.
“Acquiror Cure Period” has the meaning specified in Section 10.01(c).
“Acquiror Employee Stock Purchase Plan” has the meaning specified in Section 7.12.
“Acquiror Employee Stock Purchase Plan Proposal” has the meaning specified in Section 8.02(c).
“Acquiror Expense Cap” means eighteen million dollars ($18,000,000).
“Acquiror Intervening Event” has the meaning specified in Section 8.02(d).
“Acquiror Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent, materially delay or materially impair Acquiror, Merger Sub I or Merger Sub II from consummating the Mergers on or before the Termination Date.
“Acquiror Omnibus Incentive Plan” has the meaning specified in Section 7.12.
“Acquiror Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.02(c).
“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Acquiror Preferred Stock” means Acquiror’s preferred stock, par value $0.0001 per share.
“Acquiror Registration Statement Tax Certificate” shall mean that tax representation letter in substantially the form set forth on Exhibit H and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.
“Acquiror Sale” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (x) is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities or (y) has or acquires control of the Acquiror Board, (b) a merger, consolidation, reorganization or similar business combination transaction involving Acquiror, and, immediately after the consummation of such transaction or series of transactions, either (x) the Acquiror Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale, lease or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned, directly or indirectly, by stockholders of Acquiror.
“Acquiror Schedules” means the disclosure letter of Acquiror, Merger Sub I and Merger Sub II.
“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).
“Acquiror Stockholder” means a holder of Acquiror Common Stock.
“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.
“Acquisition Proposal” has the meaning specified in Section 6.08(a).
“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.
“Additional Financing” has the meaning specified in Section 7.08.
“Additional Proposal” has the meaning specified in Section 8.02(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Aggregate Cash Consideration” has the meaning specified in Section 3.01(a)(iii).
“Aggregate Stock Consideration” means the aggregate Per Share Stock Consideration receivable for all shares of Company Preferred Stock and Company Common Stock pursuant to Section 3.01(a).
“Agreement” has the meaning specified in the preamble hereto.
“Amendment Proposal” has the meaning specified in Section 8.02(c).
“Ancillary Agreements” means the Subscription Agreements, the Support Agreements, the Registration Rights Agreement, the Lock-Up Agreements, the Surrender Agreement, the Confidentiality Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub I, Merger Sub II or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Audited Financial Statements” has the meaning specified in Section 4.07.
“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Combination Proposal” has the meaning set forth in Section 7.11(a).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 3.01(c).
“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“Cash Consideration Shares” has the meaning specified in Section 3.01(a)(iii).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on September 21, 2020.
“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Closing” has the meaning specified in Section 2.03.
“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the First Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Offer (to the extent not already paid); minus (d) the amount of Outstanding Acquiror Expenses; plus (e) the aggregate amount of cash committed to purchase shares of Acquiror Common Stock pursuant to the Subscription Agreements (including any Subscription Agreements that have been entered into after the date hereof as permitted by the terms of this Agreement or as otherwise agreed by Acquiror and the Company) (and that has been funded to the escrow account in accordance with the Subscription Agreements solely to the extent such Subscription Agreement expressly contemplates the funding of such committed cash into an escrow account prior to the Closing). For the avoidance of doubt, the Closing Acquiror Cash shall not be reduced by, and shall include, amounts necessary to pay any and all of the aggregate Per Share Cash Consideration.
“Closing Date” has the meaning specified in Section 2.03.
“Code” has the meaning specified in the recitals hereto.
“Company” has the meaning specified in the preamble hereto.
“Company Affiliate Agreement” has the meaning specified in Section 4.21.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning specified in Section 8.02(e).
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 1, 2020.
“Company Certificates” has the meaning specified in Section 3.03(c).
“Company Change in Recommendation” has the meaning specified in Section 8.02(e).
“Company Change in Recommendation Notice” has the meaning specified in Section 8.02(e).
“Company Change in Recommendation Notice Period” has the meaning specified in Section 8.02(e).
“Company Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth on Exhibit I and dated as of the date of the opinion referenced in Section 8.03(d).
“Company Common Stock” means a share of the Company’s common stock, par value $0.001 per share.
“Company Cure Period” has the meaning specified in Section 10.01(b).
“Company Equity Awards” means the Company Stock Options and shares of Company Restricted Stock granted under the Company Stock Plans.

“Company Expense Reimbursement Amount” means an amount equal to the actual reasonable and documented out-of-pocket fees and expenses incurred by Acquiror or the Sponsor in connection with this Agreement, the Mergers and the other Transactions, but excluding any underwriting fees and discounts.
“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company and its Subsidiaries, as currently conducted.
“Company Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal (or any transaction contemplated thereby or described in the definition thereof), any changes in capital markets, any declines or improvements in financial markets, the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers, or the fact that, in and of itself, the Company exceeds internal or published projections or Acquiror does not achieve internal or published projections) that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement but prior to obtaining the Company Requisite Approval.
“Company Lender Approvals” has the meaning specified in Section 4.04.
“Company Outstanding Shares” means the total number of shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis as if such shares of Company Preferred Stock were converted into shares of Company Common Stock in accordance with the terms of Section 4 of Article V of the Company Certificate of Incorporation immediately prior to the First Effective Time) on a fully diluted basis outstanding as of the Closing Date using the treasury method of accounting, including, without duplication, (a) the number of shares of Company Common Stock issued or issuable upon the exercise of all Vested Company Stock Options, (b) the shares of Company Common Stock underlying all vested Company Restricted Stock, and (c) any other vested Equity Equivalents, but excluding, in all such cases, (i) Unvested Company Stock Options, (ii) shares of Company Common Stock underlying Company Restricted Stock that remain unvested as of the First Effective Time, and (iii) Equity Equivalents that remain unvested as of the First Effective Time.
“Company Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.001 per share.
“Company Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth on Exhibit J and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company’s Required Funds” shall mean one hundred fifty million dollars ($150,000,000).
“Company Requisite Approval” has the meaning specified in Section 4.03.
“Company Restricted Stock” means the restricted shares of Company Common Stock granted pursuant to any Company Stock Plans.
“Company Schedules” means the disclosure letter of the Company.
“Company Software” means all Software used in the business of the Company and its Subsidiaries.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stock Options” means any option to purchase Company Common Stock pursuant to any Company Stock Plans.
“Company Stock Plans” means the AmeriQuest Transportation Services, Inc. Equity and Incentive Plan as amended and restated effective March 27, 2008 and the Corcentric, Inc. 2016 Equity Incentive Plan.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 26, 2021, between Acquiror and the Company.
“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to coronavirus (COVID-19) pandemic, including, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
“Credit Agreements” has the meaning specified in Section 6.01(n).
“DGCL” has the meaning specified in the recitals hereto.
“Dissenting Shares” has the meaning specified in Section 3.10.
“Earnout Shares” means the shares of Acquiror Common Stock that may be issued pursuant to Section 3.11.
“Effect” has the meaning specified in Section 1.01.
“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.
“Equity Equivalents” means options, warrants, preemptive rights, calls, convertible securities, conversion rights or other equity securities or rights relating to the issued or unissued share capital of the Company or any phantom stock ownership interests, stock appreciation rights or similar rights in the Company.
“Equity Plan Proposals” has the meaning specified in Section 8.02(c).
“Equity Value” means one billion thirteen million dollars seventy four thousand four hundred eighty four dollars ($1,013,074,484).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” has the meaning specified in Section 4.13(e).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning specified in Section 3.03(a).
“Exchange Fund” has the meaning specified in Section 3.03(a).
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 4.07.
“First Earnout Achievement Date” has the meaning specified in Section 3.11(a).
“First Earnout Fully Diluted Shares” means the sum of (a) the number of shares of Acquiror Common Stock issued to holders of Company Common Stock and Company Preferred Stock (excluding the Cash

Consideration Shares and shares of Company Restricted Stock) at the First Effective Time, plus (b) the number of shares of Acquiror Common Stock issued at or from the First Effective Time through the First Earnout Achievement Date in respect of Vested Company Stock Options or settled or exercised, as applicable, Rollover Options, plus (c) any shares of Rollover Restricted Stock which have become vested as of or prior to the First Earnout Achievement Date and any shares of Rollover Restricted Stock which have not become vested as of the First Earnout Achievement Date (excluding, for the avoidance of doubt, any shares of Rollover Restricted Stock that have been forfeited or cancelled at any time from the First Effective Time through the First Earnout Achievement Date), plus (d) a number of shares of Acquiror Common Stock equal to the quotient of (i) the sum of the Rollover Option Closing Spreads of all Rollover Options outstanding and unexercised as of the First Earnout Achievement Date, divided by (ii) ten (10) (excluding, for the avoidance of doubt, any Rollover Options that have been forfeited or cancelled at any time from the First Effective Time through the First Earnout Achievement Date).
“First Effective Time” has the meaning specified in Section 2.01(a).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, toxic mold, fungicides or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made).
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust
Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Certificate of Merger” has the meaning specified in Section 2.01.
“Initial Merger” has the meaning specified in Section 2.01.
“Initial Surviving Company” has the meaning specified in Section 2.01.
“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto (collectively, “Trademarks”); (iii) copyrights, mask works, designs and any other equivalent rights in works of and any other related rights of authors; (iv) internet domain names, internet addresses and other computer identifiers; (v) trade secrets, know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”); (vi) rights in Software and (vii) moral rights and publicity rights.
“Intended Tax Treatment” has the meaning specified in the recitals hereto.
“Interim Period” has the meaning specified in Section 6.01.
“Investment Company Act” has the meaning specified in Section 5.08(a).
“IPO” has the meaning specified in Section 6.06.
“IT Systems” means computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems) owned, licensed, leased or otherwise used by the Company or its Subsidiaries.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning specified in Section 4.18(b).
“Letter of Transmittal” has the meaning specified in Section 3.03(a).
“Lien” means any lease, sublease, mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“Lock-Up Agreements” has the meaning specified in the recitals hereto.
“Material Adverse Effect” means any event, change, circumstance, effect or development (each an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with any one or more other Effects, (a) has or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) has a material adverse effect on the ability of the Company to consummate the Initial Merger or any of the other Transactions; provided, however, that with respect to clause (a) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Material Adverse Effect: (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industries in which the Company operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement (other than the first sentence of Section 6.01) or the taking of any action, or failure to take action, required or contemplated by this Agreement (other than the first sentence of Section 6.01) or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease, outbreak pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the cases of clauses (a), (b), (d), (f) and (g), in each case, to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other similarly situated participants in the industries in which the Company and its Subsidiaries operate.
“Material Permits” has the meaning specified in Section 4.23.
“Merger Payment Schedule” has the meaning specified in Section 3.04.
“Mergers” has the meaning specified in Section 2.01(b).
“Merger Sub I” has the meaning specified in the preamble hereto.
“Merger Sub II” has the meaning specified in the preamble hereto.
“Multiemployer Plan” has the meaning specified in Section 4.13(e).
“Nasdaq” means The Nasdaq Stock Market LLC.
“Nasdaq Proposal” has the meaning specified in Section 8.02(c).
“Offer” has the meaning specified in the recitals hereto.
“Open Source Materials” has the meaning specified in Section 4.11(g).
“Option Spread Shares” has the meaning specified in Section 3.06(a).
“Outstanding Acquiror Expenses” has the meaning specified in Section 3.09(b).
“Outstanding Company Expenses” has the meaning specified in Section 3.09(a).
“Owned Company Software” has the meaning specified in Section 4.11(i).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Patents” has the meaning specified in Section 1.01.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Per Share Cash Consideration” has the meaning specified in Section 3.01(a)(iii).
“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the Company Outstanding Shares.

“Per Share Stock Consideration” means a number of shares of Acquiror Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) 10.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions and appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not materially violated by the current use or occupancy of any Leased Real Property and (vii) Liens described on Section 1.01(a) of the Company Schedules.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” shall mean any information that identifies or could be used to identify any individual or household, any information concerning an identified or identifiable individual or household, and any information defined as personally identifiable information, “personal information,” “personal data” or any similar information by the Privacy Laws.
“PIPE Warrants” has the meaning specified in the recitals hereto.
“Privacy Laws” means any and all applicable state, national, or international laws or regulations relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.
“Proposals” has the meaning specified in Section 8.02(c).
“Prospectus” has the meaning specified in Section 5.08(a).
“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).
“Public Stockholders” has the meaning specified in Section 6.06.
“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).
“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.
“Registered Intellectual Property” has the meaning specified in Section 4.11(a).
“Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Registration Statement” has the meaning specified in Section 8.02(a).
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Released Claims” has the meaning specified in Section 6.06.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“Rollover Option” has the meaning set forth in Section 3.06(b).
“Rollover Option Closing Spread” means, with respect to any Rollover Option, the excess, if any, of (a) ten dollars ($10), minus (b) the per share exercise price for the shares of Acquiror Common Stock subject to such Rollover Option as of the Closing Date.
“Rollover Restricted Stock” has the meaning set forth in Section 3.06(c).
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 4.24.
“Second Earnout Achievement Date” has the meaning set forth in Section 3.11(b).
“Second Earnout Fully Diluted Shares” means the sum of (a) the number of shares of Acquiror Common Stock issued to holders of Company Common Stock and Company Preferred Stock (excluding the Cash Consideration Shares and shares of Company Restricted Stock) at the First Effective Time, plus (b) the number of shares of Acquiror Common Stock issued from the First Effective Time through the Second Earnout Achievement Date in respect of Vested Company Stock Options or settled or exercised, as applicable, Rollover Options, plus (c) any shares of Rollover Restricted Stock which have become vested as of or prior to the Second Earnout Achievement Date and any shares of Rollover Restricted Stock which have not become vested as of the Second Earnout Achievement Date (excluding, for the avoidance of doubt, any shares of Rollover Restricted Stock that have been forfeited or cancelled at any time from the First Effective Time through the Second Earnout Achievement Date), plus (d) a number of shares of Acquiror Common Stock equal to the quotient of (i) the sum of the Rollover Option Closing Spreads of all Rollover Options outstanding and unexercised as of the Second Earnout Achievement Date, divided by (ii) ten (10) (excluding, for the avoidance of doubt, any Rollover Options that have been forfeited or cancelled at any time from the First Effective Time through the Second Earnout Achievement Date).
“Second Effective Time” has the meaning specified in Section 2.01(b).
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” has the meaning specified in the recitals hereto.
“Subscribers” has the meaning specified in the recitals hereto.
“Subscription Agreements” has the meaning specified in the recitals hereto.
“Subsequent Certificate of Merger” has the meaning specified in Section 2.01(b).
“Subsequent Merger” has the meaning specified in Section 2.01.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Support Agreements” has the meaning specified in the recitals hereto.
“Support Stockholders” means the persons or entities listed on Section 1.01(b) of the Company Schedules holding the number of shares of Company Stock listed on Section 1.01(b) of the Company Schedules.
“Surrender Agreement” has the meaning specified in the recitals hereto.
“Surviving Company” has the meaning specified in Section 2.01.
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.
“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
“Terminating Company Breach” has the meaning specified in Section 10.01(b).
“Termination Date” has the meaning specified in Section 10.01(b).
“Term Loan Credit Agreement” has the meaning specified in Section 6.01(n).
“Total Cash Consideration Amount” shall mean one hundred twenty million dollars ($120,000,000).
“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
“Trade Secrets” has the meaning specified in Section 1.01.
“Trademarks” has the meaning specified in Section 1.01.
“Transaction Proposal” has the meaning specified in Section 8.02(c).
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.
“Treasury Regulations” has the meaning specified in the recitals hereto.
“Trust Account” has the meaning specified in Section 5.08(a).
“Trust Agreement” has the meaning specified in Section 5.08(a).
“Trustee” has the meaning specified in Section 5.08(a).
“Unaudited Financial Statements” has the meaning specified in Section 4.07.
“Unaudited Interim Financial Statements” has the meaning specified in Section 6.07(a).

“Unvested Company Stock Option” shall mean each Company Stock Option that is not a Vested Company Stock Option.
“Vested Company Stock Option” shall mean each Company Stock Option that is unexpired, unexercised, outstanding and vested as of immediately prior to the First Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.
“Warrant Agreement” means that certain Warrant Agreement, dated as of September 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
1.02 Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Doug Clark, Matt Clark, Mark Joyce and, with respect to Section 4.11 only, Sunil Padiyar and, in the case of Acquiror, Charles Bernicker and Nicholas Dermatas and, in each case, after reasonable inquiry.
ARTICLE II
THE MERGERS; CLOSING
2.01 The Mergers.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “Initial Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Initial Surviving Company”) following the Initial Merger and the separate corporate existence of Merger Sub I shall cease. The Initial Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub I and the Company (the “Initial Certificate of Merger”), such Initial Merger to be consummated immediately upon filing of the Initial Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Initial Certificate of Merger (the “First Effective Time”).
(b) Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Initial Merger, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II being the surviving entity (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Company”) following the Subsequent Merger and the separate corporate existence of the Initial Surviving Company shall cease. The Subsequent Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Merger Sub II and the Initial Surviving Company (the “Subsequent Certificate of Merger”), such Subsequent Merger to be consummated immediately upon filing of the Subsequent Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Subsequent Certificate of Merger (the “Second Effective Time”).
2.02 Effects of the Merger. The Mergers shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, (a) by virtue of the Initial Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Initial Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Initial Surviving Company and (b) by virtue of the Subsequent Merger and without further act of deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Initial Surviving Company and Merger Sub II shall vest in the Surviving Company and all of the debts, liabilities and duties of the Initial Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.
2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and Merger Sub I shall cause the Initial Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and

(b) the Initial Surviving Company and Merger Sub II shall cause the Subsequent Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Sections 264 and 103 of the DGCL and Section 18-209 of the DLLCA.
2.04 Governing Documents.
(a) At the First Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time, and as so amended, shall be the certificate of incorporation of the Initial Surviving Company until thereafter supplemented or amended as provided therein and in accordance with its terms and the DGCL.
(b) At the First Effective Time, the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Initial Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Initial Surviving Company’s certificate of incorporation and the DGCL.
(c) At the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Company until thereafter supplemented or amended as provided therein and in accordance with its terms and the Delaware Limited Liability Company Act. At the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter supplemented or amended as provided therein and in accordance with its terms and the Delaware Limited Liability Company Act.
(d) Subject to receipt of the Acquiror Stockholder Approval, Acquiror shall file (i) the Acquiror Charter Amendment with the Secretary of State of the State of Delaware on the Closing Date and prior to the First Effective Time (to be effective upon its filing or at such later time as may be agreed by Acquiror and the Company and specified in the Acquiror Charter Amendment) and (ii) the Acquiror A&R Charter with the Secretary of State of the State of Delaware promptly following the First Effective Time (to be effective upon its filing or at such later time as may be agreed by Acquiror and the Company and specified in the Acquiror A&R Charter).
(e) Acquiror shall take all necessary action such that the Acquiror A&R Bylaws shall be the bylaws of Acquiror as of immediately following the First Effective Time and until thereafter supplemented or amended as provided therein, in the Acquiror A&R Charter and in accordance with the DGCL.
2.05 Directors and Officers.
(a) The parties will take all requisite actions such that the initial directors of the Initial Surviving Company and the initial officers of the Initial Surviving Company, in each case, immediately after the First Effective Time shall be individuals to be mutually agreed by Acquiror and the Company, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Initial Surviving Company and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed or, in either case, upon their earlier death, resignation, disqualification, or removal.
(b) The parties will take all requisite actions such that the initial directors of the Surviving Company and the initial officers of the Surviving Company, in each case, immediately after the Second Effective Time shall be individuals to be mutually agreed by Acquiror and the Company, each to hold office in accordance with the provisions of the DLLCA and the certificate of incorporation and limited liability company agreement of the Surviving Company and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed or, in either case, upon their earlier death, resignation, disqualification, or removal.
(c) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, (i) Acquiror shall take all actions necessary or appropriate to cause the number of directors constituting the Acquiror Board to be such number as is specified on Section 2.05(c) of the Acquiror Schedules and (ii) the parties shall cause the Acquiror Board to be comprised as set forth on Section 2.05(c) of the Acquiror Schedules, effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with individuals to be mutually agreed by Acquiror and the Company, which indemnification agreements shall continue to be effective following the Closing.
ARTICLE III
EFFECTS OF THE MERGERS
3.01 Effect on Capital Stock.
(a) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Acquiror, Merger Sub I, Merger Sub II, the Company or the Company Stockholders:
(i) each share of Company Preferred Stock that is issued and outstanding immediately prior to the First Effective Time (other than the Cash Consideration Shares, Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive
(A) the Per Share Stock Consideration multiplied by the number of shares of Company Common Stock that such share of Company Preferred Stock would be converted into if converted in accordance with the terms of Section 4 of Article V of the Company Certificate of Incorporation immediately prior to the First Effective Time, (B) any cash payable pursuant to Section 3.08 and (C) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.11;
(ii) each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares, the Cancelled Shares and shares of Company Restricted Stock) shall be converted into the right to receive (A) the Per Share Stock Consideration, (B) any cash payable pursuant to Section 3.08 and (C) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.11; and
(iii) the shares of Company Preferred Stock set forth on Section 3.01(b)(iii) of the Company Schedules (which such shares of Company Preferred Stock are set forth on Section 3.01(b)(iii) of the Company Schedules alongside the name of the owner or holder of such shares of Company Preferred Stock) (such shares of Company Preferred Stock, the “Cash Consideration Shares”) shall each be converted into the right to receive an amount of cash, without interest, equal to the Per Share Merger Consideration Value (the “Per Share Cash Consideration”), multiplied by the number of shares of Company Common Stock that such shares of Company Preferred Stock would be converted into if converted in accordance with the terms of Section 4 of Article V of the Company Certificate of Incorporation immediately prior to the First Effective Time (the aggregate Per Share Cash Consideration payable for all Cash Consideration Shares pursuant to this Section 3.01(a), the “Aggregate Cash Consideration”). In no event shall the Aggregate Cash Consideration exceed the Total Cash Consideration Amount.
From and after the First Effective Time, all of the shares of Company Common Stock and Company Preferred Stock converted into the right to receive consideration as described in this Section 3.01(a) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock or Company Preferred Stock, as applicable, shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable Per Share Stock Consideration or the Per Share Cash Consideration, as the case may be. Notwithstanding anything contained herein to the contrary, the value of the Aggregate Stock Consideration (with each share of Acquiror Common Stock comprising a part of the Aggregate Stock Consideration deemed to have a value of ten dollars ($10) per share) plus the Aggregate Cash Consideration plus the value of the aggregate number of Option Spread Shares determined pursuant to Section 3.06(a) (with each share of Acquiror Common Stock comprising the Option Spread Shares deemed to have a value of ten dollars ($10) per share) shall not exceed the Equity Value;
(b) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Initial Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Initial Surviving Company as of immediately following the First Effective Time.
(c) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of any holder thereof, each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company immediately prior to the First Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto (such shares of Company Stock, the “Cancelled Shares”).
(d) At the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become one hundred membership interests of the Surviving Company and all such membership interests shall constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.
3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company, Merger Sub I or Merger Sub II to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
3.03 Exchange Agent; Delivery of Per Share Stock Consideration and Per Share Cash Consideration.
(a) On the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Stock and Company Equity Awards, for exchange in accordance with this Article III, the number of shares of Acquiror Common Stock sufficient to deliver the Aggregate Stock Consideration and the aggregate number of Option Spread Shares payable or to be delivered by Acquiror pursuant to this Agreement as set forth in the Merger Payment Schedule and an amount in cash equal to the Aggregate Cash Consideration (such amount of cash and such shares of Acquiror Common Stock being hereinafter referred to as the “Exchange Fund”). Upon the completion of such deposit, Acquiror shall have no liability with respect to its obligation to deliver the Aggregate Stock Consideration, the Aggregate Cash Consideration or the Option Spread Shares payable or deliverable by Acquiror pursuant to this Agreement. Acquiror shall direct the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Stock Consideration and the Per Share Cash Consideration and Option Spread Shares, as applicable, out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.
(b) Concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall direct the Exchange Agent to mail to each Company Stockholder a letter of transmittal substantially in the form of Exhibit F hereto, with such changes as may be required by a paying agent and reasonably acceptable to the Company (the “Letter of Transmittal”).
(c) Upon the receipt of a Letter of Transmittal (accompanied with all certificates representing shares of Company Common Stock and Company Preferred Stock, if any (“Company Certificates”), to the extent such shares of Company Common Stock and Company Preferred Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the Company Stockholder holding such shares of Company Common Stock or Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with

Section 3.01(a). Until surrendered as contemplated by this Section 3.03(c), each Company Certificate entitled to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with Section 3.01(a) shall be deemed at any time from and after the First Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).
3.04 Merger Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror and the Exchange Agent a schedule (the “Merger Payment Schedule”) that is true and correct showing the Per Share Cash Consideration to be paid, the Per Share Stock Consideration to be issued (which number, for purposes of the Merger Payment Schedule only, shall include fractions of a share, if any, that but for Section 3.08 would be payable) and the Acquiror Common Stock to be issued in respect of Vested Company Stock Options pursuant to Section 3.06(a), in each case, to each holder of Company Common Stock, each holder of Company Preferred Stock and each holder of Vested Company Stock Options, as applicable, in accordance with Section 3.01, Section 3.06(a) and the Company Certificate of Incorporation. The Merger Payment Schedule shall also include (A) the name of each Company Stockholder and (B) the number of shares and type of Company Stock held by each holder thereof. An illustrative Merger Payment Schedule is set forth on Section 3.04 of the Company Schedules.
3.05 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, and Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Stock Consideration or the Per Share Cash Consideration, as the case may be, deliverable in respect thereof as determined in accordance with this Article III.
3.06 Conversion of Company Equity Awards. Prior to the First Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
(a) Effective as of the First Effective Time, each Vested Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be cancelled, and the holder shall be entitled to receive in respect of such cancelled Vested Company Stock Option (i) a number of shares of Acquiror Common Stock, subject to Section 3.08, equal to the quotient obtained by dividing (A) the result of (1) the product of (x) the number of shares of Company Common Stock subject to such Vested Company Stock Option immediately prior to the First Effective Time, multiplied by (y) the excess, if any, of (a) the Per Share Merger Consideration Value, over (b) the per share exercise price for the shares of Company Common Stock subject to such Vested Company Stock Option immediately prior to the First Effective Time, minus (2) the applicable withholding taxes payable in respect of such cancelled Vested Company Option, by (B) ten dollars ($10) and (ii) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.11. For purposes of this Agreement, the “Option Spread Shares” are the number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (I) the amount computed under clause (i)(A)(1) of the immediately preceding sentence by (II) ten dollars ($10).
(b) Effective as of the First Effective Time, each Unvested Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire, on the same terms and conditions as were applicable to such Unvested Company Stock Option immediately prior to the First Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes (after such conversion, each a “Rollover Option”) the number of shares of Acquiror Common Stock determined by multiplying the number of shares of Company Common Stock subject to the Unvested Company Stock Option immediately prior to the First Effective Time by the Per Share Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock. The per share exercise price for the Acquiror Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Common Stock subject to the Unvested Company Stock Option, as in effect immediately prior to the First Effective Time, by the Per Share Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. The Rollover Options will also be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.11.
(c) Effective as of the First Effective Time, each share of Company Restricted Stock, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be converted into the number of shares of restricted Acquiror Common Stock, subject to the same terms and conditions as were applicable to such Company Restricted Stock immediately prior to the First Effective Time, including applicable vesting conditions, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes (after such conversion, “Rollover Restricted Stock”) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Restricted Stock award immediately prior to the First Effective Time by (ii) the Per Share Stock Consideration. The Rollover Restricted Stock will also be entitled to the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.11.
(d) Notwithstanding the foregoing, the treatment of Company Equity Awards described in this Section 3.06 will be subject to such modifications, if any, as are required to cause such treatment to be in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Unvested Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such Rollover Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
(e) As soon as practicable after the Closing Date, Acquiror shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to shares of Acquiror Common Stock issuable pursuant to the Acquiror Omnibus Incentive Plan and Acquiror Employee Stock Purchase Plan, as applicable. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form) first becomes available to Acquiror under applicable law.
3.07 Withholding. Each of Acquiror, Merger Sub I, Merger Sub II, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, however, that before making any deduction or withholding pursuant to this Section 3.07 other than as a result of a failure to deliver the deliverable set forth in Section 8.03(e) or with respect to compensatory payments made pursuant to Section 3.06 or Section 3.11, Acquiror shall give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the relevant equity holders or take such other reasonable steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.07. To the extent that Acquiror, Merger Sub I, Merger Sub II, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Initial Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.
3.08 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. Each Company Stockholder or holder of Vested Company Stock Options who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Company Certificates surrendered by such holder and after aggregating all fractional shares that would otherwise be received by such holders into whole shares) shall receive, in lieu thereof, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled but for this Section 3.08 multiplied by (ii) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing.
3.09 Payment of Expenses.
(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, following the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Expenses. For the avoidance of doubt, the Outstanding Company Expenses shall not include any fees and expenses of the Company Stockholders.
(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of or otherwise payable by Acquiror, Merger Sub I, Merger Sub II or Sponsor in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including (i) all fees, expenses and disbursements for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Acquiror, Merger Sub I, Merger Sub II or Sponsor in connection with the Transactions or otherwise in connection with Acquiror’s operations and (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to Acquiror, Merger Sub I, Merger Sub II, Sponsor or any of their Affiliates pursuant to this Agreement or any Ancillary Agreement (in each case, together with written invoices and wire transfer instructions for the payment thereof), in each case, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Outstanding Acquiror Expenses”; provided that, unless the Acquiror obtains the prior written consent of the Company, in no event shall the Outstanding Acquiror Expenses for any purposes under this Agreement exceed the Acquiror Expense Cap). On the Closing Date, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Acquiror Expenses. Notwithstanding the foregoing or anything to the contrary herein, Outstanding Acquiror Expenses shall not include any Outstanding Company Expenses.
(c) Except as set forth in this Section 3.09 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transactions are consummated.
3.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the First Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First

Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, as the case may be, in accordance with this Article III. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
3.11 Earnout.
(a) If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $12.50 per share for any twenty (20) Trading Days within any thirty- (30) Trading Day period (such time when the foregoing is first satisfied, the “First Earnout Achievement Date”), Acquiror shall promptly:
(i) issue to each Person that held shares of Company Common Stock or Company Preferred Stock (excluding the Cash Consideration Shares and shares of Company Restricted Stock) immediately prior to the First Effective Time, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issued to such holder at the First Effective Time pursuant to Section 3.01(a)(i) or Section 3.01(a)(ii) in respect of the Company Common Stock or Company Preferred Stock, as applicable, held by such holder as of immediately prior to the First Effective Time, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 2,500,000;
(ii) issue to each Person who received Acquiror Common Stock (A) in respect of a Vested Company Stock Option pursuant to Section 3.06(a) or (B) in respect of a Rollover Option that vested pursuant to its terms and was exercised following the First Effective Time, as applicable, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock so issued to such holder in respect of such Vested Company Stock Option or Rollover Option, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 2,500,000;
(iii) issue to each holder of Rollover Options that remain outstanding and unexercised immediately prior to the First Earnout Achievement Date, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the quotient of (I) the sum of the Rollover Option Closing Spreads of all outstanding and unexercised Rollover Options held by such Person as of the First Earnout Achievement Date, divided by (II) ten (10), divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 2,500,000;
(iv) issue to each holder of shares of Rollover Restricted Stock that remain outstanding immediately prior to the First Earnout Achievement Date, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of outstanding Rollover Restricted Stock held by such Person on the First Earnout Achievement Date, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 2,500,000; and
(v) without duplication of the immediately preceding clause (iv), issue to each Person who received Acquiror Common Stock in respect of Rollover Restricted Stock that vested pursuant to its terms prior to the First Earnout Achievement Date, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock received by such Person in respect of such Rollover Restricted Stock, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 2,500,000.

(b) If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 per share for any twenty (20) Trading Days within any thirty- (30) Trading Day period (such time when the foregoing is first satisfied, the “Second Earnout Achievement Date”), Acquiror shall promptly:
(i) issue to each Person that held shares of Company Common Stock or Company Preferred Stock (excluding the Cash Consideration Shares and shares of Company Restricted Stock) immediately prior to the First Effective Time, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issued to such holder at the First Effective Time pursuant to Section 3.01(a)(i) or Section 3.01(a)(ii) in respect of the Company Common Stock or Company Preferred Stock, as applicable, held by such holder as of immediately prior to the First Effective Time, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 2,500,000;
(ii) issue to each Person who received Acquiror Common Stock (A) in respect of a Vested Company Stock Option pursuant to Section 3.06(a) or (B) in respect of a Rollover Option that vested pursuant to its terms and was exercised following the First Effective Time, as applicable, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock so issued to such holder in respect of such Vested Company Stock Option or Rollover Option, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 2,500,000;
(iii) issue to each holder of Rollover Options that remain outstanding and unexercised immediately prior to the Second Earnout Achievement Date a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the quotient of (I) the sum of the Rollover Option Closing Spreads of all outstanding and unexercised Rollover Options held by such Person as of the Second Earnout Achievement Date, divided by (II) ten (10), divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 2,500,000; and
(iv) issue to each holder of shares of Rollover Restricted Stock that remain outstanding immediately prior to the Second Earnout Achievement Date a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of outstanding Rollover Restricted Stock held by such Person on the Second Earnout Achievement Date, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 2,500,000; and
(v) without duplication of the immediately preceding clause (iv), issue to each Person who received Acquiror Common Stock in respect of Rollover Restricted Stock that vested pursuant to its terms prior to the Second Earnout Achievement Date, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of such Acquiror Common Stock received by such Person in respect of Rollover Restricted Stock, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 2,500,000.
(c) In no event shall Acquiror issue more than (i) 2,500,000 Earnout Shares in the aggregate pursuant to Section 3.11(a) and (ii) 2,500,000 Earnout Shares in the aggregate pursuant to Section 3.11(b).
(d) The Acquiror Common Stock price targets set forth in Section 3.11(a), Section 3.11(b) and Section 3.11(e) and the number of shares to be issued pursuant to Section 3.11(a) and Section 3.11(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar event affecting the Acquiror Common Stock after the date of this Agreement (other than in the Mergers).
(e) In the event that there is an agreement with respect to an Acquiror Sale entered into after the Closing and prior to the date that is five (5) years following the Closing Date, the First Earnout Achievement Date and the Second Earnout Achievement Date shall each be deemed to occur on the day prior to the closing of such Acquiror Sale, and Acquiror shall issue the Acquiror Common Stock issuable pursuant to Section 3.11(a) and Section 3.11(b), as applicable, on the date prior to the closing of such Acquiror Sale (in each case, to the extent such Acquiror Common Stock has not previously been issued).
(f) Any issuance of Earnout Shares shall be treated as an adjustment to the consideration paid in the Mergers that is subject to Section 354 of the Code (or any comparable or similar provisions of applicable state, local, or foreign income Tax Law), except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code (or any comparable or similar provisions of applicable state, local, or foreign income Tax Law)).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror, Merger Sub I and Merger Sub II as follows:
4.01 Corporate Organization of the Company.
(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.
(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.02 Subsidiaries.
(a) The Subsidiaries of the Company as of the date hereof are set forth on Section 4.02 of the Company Schedules, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
4.03 Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the approval and adoption of this Agreement and the Transactions given in writing or by vote at a meeting by (a) holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class on an “as-converted” to Company Common Stock basis) and (b) holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class on an “as-converted” to Company Common Stock basis) (the “Company

Requisite Approval”)) to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.
4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Section 4.04 of the Company Schedules, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Section 4.12(a) of the Company Schedules, or any Real Estate Lease Document to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the consents, approvals, authorizations or other similar documents (in form and substance reasonably satisfactory to the Acquiror) of the requisite lenders to the Company and its relevant Subsidiaries under the Credit Agreements consenting to and permitting the consummation by the Company and its Subsidiaries of the transactions contemplated hereby, including the Mergers, have been obtained in accordance with the terms of the Credit Agreements, have been delivered to or made available to Acquiror (such consents, approvals, authorizations or other documents, collectively, the “Company Lender Approvals”) prior to the date of this Agreement. The Company Lender Approvals are in full force and effect and have not been withdrawn, terminated, rescinded or otherwise amended or modified in any respect and the consents, approvals, authorizations or other waivers contained therein have not been withdrawn, terminated, rescinded, amended or modified in any respect (and, to the knowledge of the Company and its Subsidiaries, no such withdrawal, termination, rescission, amendment, or modification is contemplated). There are no other agreements or side letters relating to this Agreement that would reasonably be expected to adversely affect the consents, approvals, authorizations or other waivers contained in the Company Lender Approvals. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Company or, to the knowledge of the Company, on the part of the other parties thereto, under any term or condition of the Company Lender Approvals.
4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and (c) as otherwise disclosed on Section 4.05 of the Company Schedules.
4.06 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock, 14,346,208 of which are issued and outstanding as of the date of this Agreement and (ii) 2,700,967 shares of the Company Preferred Stock, 2,700,967 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested. Set forth on Section 4.06(a) of the Company Schedules is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other Equity Equivalents of the Company (other than Company Equity Awards) and the number of shares of Company Common Stock, Company Preferred Stock or other Equity Equivalents (other than Company Equity Awards) held by each such holder as of the date hereof. Except as set forth on Section 4.06(a) of the Company Schedules or pursuant to Company Equity Awards granted under the Company Stock Plans, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other Equity Equivalents of the Company authorized, reserved, issued or outstanding.
(b) Except for (i) Company Equity Awards granted pursuant to the Company Stock Plans, (ii) the Company Preferred Stock or (iii) as set forth on Section 4.06(b)(i) of the Company Schedules, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no Equity Equivalents. As of the date hereof, except as set forth on Section 4.06(b)(ii) of the Company Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Section 4.06(b)(iii) of the Company Schedules, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Section 4.06(b)(iv) of the Company Schedules, as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Equity Award, Section 4.06(b)(v) of the Company Schedules sets forth, as of the date hereof, the name of the holder of such Company Equity Award, the number of vested and unvested shares of Company Common Stock covered by such Company Equity Award, the date of grant, the exercise price or strike price per share of such Company Equity Award and the applicable expiration date. No Company Stock Option is subject to Section 409A of the Code.
(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no Equity Equivalents in the Company’s Subsidiaries. Other than with respect to the Company Equity Awards, as of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Section 4.06(c) of the Company Schedules, there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. Except as forth on Section 4.06(c) of the Company Schedules, the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.
(d) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Section 4.06(d) of the Company Schedules, there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.
4.07 Financial Statements. Attached as Section 4.07 of the Company’s Schedules are (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018, December 31, 2019 and as of December 31, 2020 and the audited consolidated statement of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same periods, together with the auditor’s reports thereon, audited in accordance with the auditing standards of the PCAOB (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2021 and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries as of June 30, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Other than the Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2018, 2019 and 2020.
4.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in Section 4.08 of the Company Schedules, (d) arising under this Agreement or the performance by the Company of its obligations hereunder, (e) arising, directly or indirectly, in connection with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
4.09 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions.
4.10 Compliance with Laws.
(a) Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected be material to the Company and its

Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.
(b) Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Law.
4.11 Intellectual Property.
(a) Section 4.11(a) of the Company Schedules sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered Trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or one of its Subsidiaries (the “Registered Intellectual Property”) and the Owned Company Software. The Company or one of its Subsidiaries is the sole and exclusive owner of all Registered Intellectual Property set forth on Section 4.11(a) of the Company Schedules and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.
(b) Except as set forth on Section 4.11(b) of the Company Schedules and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party, and there are no proceedings pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents), as of the date of this Agreement, against the Company or any Subsidiary by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party in the conduct of the Company’s business. Except (x) as set forth on Section 4.11(b) of the Company Schedules or (y) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary is a party to any pending proceedings, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of its Intellectual Property. Within the two (2) years preceding the date of this Agreement, the conduct of the Company’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, or other violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property, except for such infringements, misappropriations, or other violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole. The Subsidiaries or the Company, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and each of its Subsidiaries is (i) diligently prosecuting all Patent applications it has filed, (ii) diligently preparing to file Patent applications for all inventions in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application that have been identified by the Company in its reasonable business judgment as worth patenting and (iii) diligently preparing and filing Patent applications for all identified inventions that have come to the attention of senior engineering management personnel and have been identified by such personnel, in their reasonable business judgment, as worth patenting. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all prior art material to the patentability of the claims in any issued or applied for Patents of the Company or any Subsidiary is cited in the respective issued Patents, applications or associated file histories thereof, and there is no other material prior art with respect thereto.
(d) The Company and its Subsidiaries have undertaken commercially reasonable efforts to maintain all material Owned Intellectual Property, including, without limitation, to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property that are material to their business.
(e) No director, officer or employee of the Company or any of its Subsidiaries has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company and its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries are required to assign to the Company all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or its applicable Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or its Subsidiary), except in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(f) Except as set forth on Section 4.11(f) of the Company Schedules, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Owned Intellectual Property.
(g) The Company and each of its Subsidiaries is in material compliance with the terms and conditions of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any of its Subsidiaries in any way.
(h) Except as set forth on Section 4.11(h) of the Company Schedules, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in any Owned Company Software that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge, in the foregoing clause in such a way that grants or otherwise requires the Company or its Subsidiaries to license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including, but not limited to, the source code for any Owned Company Software.
(i) With respect to all material Company Software owned by the Company or any of its Subsidiaries (the “Owned Company Software”), the Company or the applicable Subsidiary is in actual possession or control of the applicable material source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software. The Company and its Subsidiaries have not disclosed source code for Owned Company Software to a third party outside of the scope of a written agreement that protects the Company’s or its Subsidiary’s rights in such source code and obligates the third party to maintain the confidentiality of the source code. To the knowledge of the Company, no Person other than the Company is in possession of, or has rights to possess, any source code for Owned Company Software. Except as set forth under non-exclusive licenses granted by the Company to customers in the ordinary course of business, no Person other than the Company has any rights to use any Owned Company Software.
(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems during the three-year (3-year) period preceding the date hereof, (ii) the Company and its Subsidiaries have in place commercially reasonable security controls and disaster recovery plans and procedures for the IT Systems; (iii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems in the three-year (3-year) period preceding the date hereof that, pursuant to any legal requirement, would require the Company or a Subsidiary to notify customers, employees or any other persons of such breach or intrusion; and (iv) the Company and its Subsidiaries take reasonable actions to protect, maintain, audit, monitor and test the confidentiality, integrity, availability, redundancy, backup, disaster recovery technology, operation and security of the IT Systems, and to correct all material problems that are identified. To the knowledge of the Company, the IT Systems are free from material defects, vulnerabilities, errors, disabling mechanisms, viruses, time locks, Trojan horses, or malware.
(k) The Company’s and its Subsidiaries’ collection, use, disclosure, storage and transfer of Personal Information complies in all material respects with, and for the three (3) years prior to the date of this Agreement has complied in all material respects with, (i) all Contracts to which any of them is a party, (ii) all of their published privacy policies, (iii) all applicable Privacy Laws and (iv) all applicable industry standards in the businesses in which the Company and the Subsidiaries operate that concern privacy, data protection, confidentiality or information security. The execution, delivery and performance of the transactions contemplated by this Agreement do not violate the Company’s privacy policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and, upon Closing, Acquiror will own all such Personal Information and continue to have the right to use such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing. The Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use, and/or disclosure. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, or claims from any consumers, governmental regulators, or other entities, nor, to the knowledge of the Company, have any such complaints, investigations, or claims been threatened against them. To the Company’s knowledge, for the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries have not experienced any material data breaches or other material data incidents.
4.12 Contracts; No Defaults.
(a) Section 4.12(a) of the Company Schedules contains a listing of all Contracts (other than purchase orders and any Company Benefit Plan) described in clauses (i) through (xii) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Schedules have been delivered to or made available to Acquiror or its agents or representatives.
(i) each employee collective bargaining Contract;
(ii) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third-party material Intellectual Property, other than click-wrap, shrink-wrap and off-the-shelf software (including software-as-a-service) licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year or (B) licenses to a third party to use Owned Intellectual Property or Owned Company Software (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business);
(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;
(iv) all Contracts under which the Company or any of its Subsidiaries has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;
(v) any Contract evidencing Indebtedness in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any of its Subsidiaries granted to any person a security interest in or Lien on any of the property or assets of the Company, and all agreements or instruments guaranteeing the debts or other obligations of any person;
(vi) any Contract under which the Company or its Subsidiaries has extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business) in an amount in excess of $250,000 of committed credit;
(vii) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since December 31, 2019 involving consideration in excess of $500,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);
(viii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;
(ix) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $500,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;
(x) all Contracts and agreements with any Governmental Authority to which the Company is a party, other than any Material Permits;
(xi) any Contract between the Company or its Subsidiaries, on the one hand, and any of Company’s stockholders or other Affiliates, on the other hand, that will not be terminated at or prior to the Closing; and
(xii) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.
(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.12(a), whether or not set forth on Section 4.12(a) of the Company Schedules, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2019, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2019 through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
4.13 Company Benefit Plans.
(a) Section 4.13(a) of the Company Schedules sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including, without limitation, all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities.
(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable), (iv) the most recent actuarial valuation and (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA, the PPACA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.
(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.
(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined benefit plan (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no circumstance or condition exists that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.
(g) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, golden parachute, bonus or otherwise) or benefit becoming due to any director, officer or employee of the Company or any its Subsidiaries, (ii) materially increase any compensation or benefits otherwise payable to any director, officer or employee of the Company or any its Subsidiaries, (iii) result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits, or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates or (iv) result in any new material obligation pursuant to any Company Benefit Plan.
(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan provides for the gross-up of any Taxes imposed under Section 4999 or 409A of the Code.
4.14 Labor Matters.
(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification in respect of their employment with the Company or its Subsidiaries and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not, since January 1, 2018, been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d) Since January 1, 2018, (i) all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), (ii) no such individual has been improperly included or excluded from any Company Benefit Plan, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened inquiry or audit from any Governmental Authority concerning the impropriety of any such classifications except, in the case of each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e) To the knowledge of the Company, in the last three (3) years, no material allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or its Subsidiaries or (ii) any employee of the Company or its Subsidiaries at a level of Vice President or above.
(f) To the knowledge of the Company, no employee of the Company or its Subsidiaries at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.
4.15 Taxes. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) All Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.
(b) All amounts of Taxes whether or not shown as due on any Tax Returns of the Company and its Subsidiaries and all other amounts of Taxes owed by the Company and its Subsidiaries have been timely paid.
(c) Each of the Company and its Subsidiaries has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d) Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(f) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing outside the ordinary course of business; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Sections 951, 951A or 965 of the Code.
(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(k) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.
(l) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(m) Neither the Company nor its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.
(n) The Company has not made an election under Section 965(h) of the Code.
(o) Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters.
4.16 Brokers’ Fees. Except as described on Section 4.16 of the Company Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.
4.17 Insurance. Section 4.17 of the Company Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Section 4.17 of the Company

Schedules, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
4.18 Real Property; Assets.
(a) Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.
(b) Section 4.18(b) of the Company Schedules contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.
(c) Each Real Estate Lease Document is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Real Estate Lease Document is in full force and effect and the Company or a Subsidiary holds a good, valid and existing leasehold interest under each such Real Estate Lease Document, free and clear of all Liens, except for Permitted Liens.
(d) There exists no material default or material breach under any of the Real Estate Lease Documents by the Company or its Subsidiaries or, to the knowledge of the Company, any other parties thereto. Neither the Company nor its Subsidiaries have received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document, which has not been cured. No event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default or material breach under any Real Estate Lease Document by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto. Neither the Company nor its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect.
(e) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
(f) Except for Permitted Liens and Intellectual Property (which is separately addressed in Section 4.11), the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

4.19 Environmental Matters. Except as disclosed on Section 4.19 of the Company Schedules:
(a) the Company and its Subsidiaries are and since December 31, 2018 have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with all material Permits required pursuant to Environmental Law for the operation of the business and the Leased Real Properties;
(b) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property, and neither the Company nor its Subsidiaries have generated, stored, handled, used, processed, transported, released or disposed of, or exposed any person to, Hazardous Materials at, in, on or under the Leased Real Property or off-site of the Leased Real Property or to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, except in each case as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries;
(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or requiring the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries;
(d) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law, except in each case as would not reasonably be expected to be material to the Company or any of its Subsidiaries;
(e) except as may be set forth in the Real Estate Lease Documents, neither the Company nor any Subsidiary has assumed by contract or by operation of law any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials for which it would otherwise not be liable; and
(f) the Company has made available to Acquiror all material environmental reports (including any Phase I or Phase II environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or reasonable control.
4.20 Absence of Changes.
(a) Since December 31, 2020, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b) From June 30, 2021 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.
4.21 Affiliate Agreements. Except as set forth on Section 4.21 of the Company Schedules and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).
4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.
4.24 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, (b) in the Registration Statement or (c) in the mailings or other distributions to the Acquiror’s stockholders and/or prospective investors with respect to the consummation of the Transactions (the documents identified in clauses (a) through (c), collectively, the “SEC Documents”) or in any amendment to any of documents identified the SEC Documents will, when first filed, made available, effective under the Securities Act, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the SEC Documents that were not supplied by or on behalf of the Company for use therein.
4.25 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and each of Merger Sub I and Merger Sub II shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, MERGER SUB I AND MERGER SUB II
Except as set forth in the Acquiror Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after September 18, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror, Merger Sub I and Merger Sub II represents and warrants to the Company as follows:

5.01 Corporate Organization.
(a) Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I and Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub I and Merger Sub II, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
5.02 Due Authorization.
(a) Each of Acquiror, Merger Sub I and Merger Sub II has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for, in the case of Acquiror, the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, and, in the case of Merger Sub I and Merger Sub II, the adoption of this Agreement by Acquiror, in its capacity as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, (i) the execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror, Merger Sub I and Merger Sub II and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (ii) no other corporate or equivalent proceeding on the part of Acquiror, Merger Sub I or Merger Sub II is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s, Merger Sub I’s or Merger Sub II’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror, Merger Sub I and Merger Sub II and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror, Merger Sub I and Merger Sub II, enforceable against each of Acquiror, Merger Sub I and Merger Sub II in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The affirmative vote of (i) a majority of the votes cast by the holders of shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, present in person or represented by proxy at the Special Meeting shall be required to approve the Transaction Proposal, (ii) a majority of the votes cast by the holders of shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, present in person or represented by proxy at the Special Meeting shall be required to approve the Nasdaq Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal, (iv) (A) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Class B Common Stock, voting separately as a single class, shall be required to approve the A&R Charter Proposal, and (v) a majority of the votes cast by the holders of shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, present in person or represented by proxy at the Special Meeting shall be required to approve the Equity Plan Proposals, in each case, assuming a quorum is present to approve. The Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the Proposals described in the immediately preceding sentence, collectively, the “Acquiror Stockholder Approval”).
(c) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (net of amounts withdrawn to fund regulatory compliance costs and to pay Taxes and excluding the amount of any deferred underwriting discount); (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement and the Transactions and declared their advisability; and (v) resolved to recommend that the stockholders of Acquiror approve each of the matters requiring Acquiror Stockholder approval, including each of the Proposals, and directed that this Agreement and the Mergers as well as the other Proposals, be submitted for consideration by the stockholders of Acquiror at the Special Meeting.
5.03 No Conflict. The execution, delivery and performance of this Agreement by each of Acquiror, Merger Sub I and Merger Sub II and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of either Merger Sub I or Merger Sub II, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror, Merger Sub I or Merger Sub II or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror, Merger Sub I or Merger Sub II or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, Merger Sub I or Merger Sub II, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement, and consummate the Transactions.
5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement, and consummate the Transactions.
5.05 Compliance with Laws.
(a) Except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since September 18, 2020 have been, in compliance in all material respects with all applicable Laws. Neither of Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since September 18, 2020, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) Since September 18, 2020, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into and perform its obligations under this Agreement, and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Law.
5.06 Employee Benefit Plans. Except as may be contemplated by the Acquiror Omnibus Incentive Plan Proposal or the Acquiror Employee Stock Purchase Plan Proposal, none of Acquiror, Merger Sub I, Merger Sub II, or any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Merger Sub I, Merger Sub II or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror, Merger Sub I, Merger Sub II or any of their respective Subsidiaries, (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror, Merger Sub I or Merger Sub II or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, (iii) materially increase any compensation or benefits otherwise payable to any director, officer or employee of the Company or its Subsidiaries, (iv) result in any new material obligation pursuant to any Acquiror Benefit Plan, or (v) result in any payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Acquiror, either Merger Sub I, Merger Sub II, or any of their respective Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code that could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Acquiror Benefit provides for the gross-up of any Taxes imposed under Section 4999 or 409A of the Code.
5.07 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Acquiror, Merger Sub I or Merger Sub II with respect to Acquiror’s, Merger Sub I’s or Merger Sub II’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and the Nasdaq and the filing and effectiveness of the Initial Certificate of Merger, Subsequent Certificate of Merger and the Acquiror Charter Amendment.

5.08 Financial Ability; Trust Account.
(a) As of the date hereof, there is at least one hundred thirty-two million two hundred fifty thousand dollars ($132,250,000) invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 17, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and the final prospectus of Acquiror, dated as of September 18, 2020 and filed with the SEC (Registration No. 333-246328) on September 15, 2020 (the “Prospectus”). The monies of such Trust Account are invested in United States Government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since September 18, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the First Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.
(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no (i) reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or (ii) actual knowledge that the funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
5.09 Taxes. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect:
(a) All Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.
(b) All amounts of Taxes shown due on any Tax Returns of Acquiror and all other amounts of Taxes owed by Acquiror have been timely paid.

(c) Acquiror has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d) Acquiror is not currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.
(e) Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.
(f) Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g) Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing outside of the ordinary course of business; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.
(h) Acquiror does not have any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(i) Acquiror is not party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j) Acquiror is classified as a corporation for U.S. federal income tax purposes.
(k) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(l) Merger Sub II is, and has at all time since its formation been, treated as an entity disregarded as separate from Acquiror for U.S. federal income tax purposes.
(m) This Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters.
5.10 Brokers’ Fees. Except for fees previously disclosed by Acquiror to the Company to be paid to the Persons described on Section 5.10 of the Acquiror Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub I or Merger Sub II or any of their respective Affiliates, including the Sponsor.
5.11 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 18, 2020

(collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.12 Business Activities; Absence of Changes.
(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Section 5.12(c) of the Acquiror Schedules and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors (the Contracts described in clauses (i) through (iii), collectively, the “Contemplated Contracts”), Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and the Contemplated Contracts).
(d) There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2021 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (iii) disclosed in Section 5.12(d) of the Acquiror Schedules.
(e) Since its organization, Merger Sub I has not conducted any business activities other than activities directed toward the accomplishment of the Initial Merger. Except as set forth in Merger Sub I’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub I or to which Merger Sub I is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub I or any acquisition of property by Merger Sub I or the conduct of business by Merger Sub I as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub I to enter into and perform its obligations under this Agreement. Since its organization, Merger Sub II has not conducted any business activities other than activities directed toward the accomplishment of the Subsequent Merger. Except as set forth in Merger Sub II’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub II or to which Merger Sub II is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub II or any acquisition of property by Merger Sub II or the conduct of business by Merger Sub II as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub II to enter into and perform its obligations under this Agreement.
(f) Merger Sub I does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Merger Sub II does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g) Merger Sub I was formed solely for the purpose of effecting the Initial Merger and has not engaged in any business activities or conducted any operations other than in connection with the Initial Merger and has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. Merger Sub II was formed solely for the purpose of effecting the Subsequent Merger and has not engaged in any business activities or conducted any operations other than in connection with the Subsequent Merger and has no, and at all times prior to the Second Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(h) (i) Since the date of Acquiror’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from June 30, 2021 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof or (B) is material to Acquiror and its Subsidiaries, taken as a whole.
5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.
5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(c). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.
5.15 Capitalization.
(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of Acquiror Preferred Stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 220,000,000 shares of common stock, consisting of 200,000,000 shares of Acquiror Common Stock and 20,000,000 shares of Acquiror Class B Common Stock, of which 13,225,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and 3,306,250 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (iii) 10,757,500 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable

Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.
(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.
(c) As of the date hereof, the authorized share capital of Merger Sub I consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.
(d) As of the date hereof, the authorized share capital of Merger Sub II consists of 1,000 membership interests, of which 100 membership interests are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.
(e) Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).
(f) Except as set forth in the Acquiror Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.
5.16 Nasdaq Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “NMMC.” Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.17 Contracts; No Defaults.
(a) Section 5.17(a) of the Acquiror Schedules contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement, the Subscription Agreements and any other Contracts contemplated by this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Section 5.17(a) of the Acquiror Schedules or forms of such Contracts have been filed with the SEC.
(b) Each Contract of a type required to be listed on Section 5.17(a) of the Acquiror Schedules, whether or not set forth on Section 5.17(a) of the Acquiror Schedules, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a) of the Acquiror Schedules, whether or not set forth on Section 5.17(a) of the Acquiror Schedules, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since September 15, 2020, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since September 15, 2020 through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
5.18 Title to Property. Except as set forth on Section 5.18 of the Acquiror Schedules, neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
5.19 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.
5.20 Affiliate Agreements. Except as set forth on Section 5.20 of the Acquiror Schedules, none of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
5.21 Takeover Statutes and Business Combination Charter Provisions. The Acquiror Board has taken all action necessary so that the restrictions on a “business combination” or “Delaware business combination” (as such terms are used in Section 203 of the DGCL or Article X of the Certificate of Incorporation, respectively) contained in Section 203 of the DGCL or Article X of the Certificate of Incorporation or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of the Aggregate Stock Consideration and the Aggregate Cash Consideration. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Acquiror or any of its Subsidiaries in connection with this Agreement, the Mergers, the issuance of the Aggregate Stock Consideration and the Aggregate Cash Consideration or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Acquiror or any of its Subsidiaries is subject, party or otherwise bound.
5.22 Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements that have been executed as of the date hereof pursuant to which the Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase 5,000,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to fifty million dollars ($50,000,000) and receive one half of a PIPE Warrant for each share of Acquiror Common Stock so purchased. Each of the Subscription Agreements are in full force and effect and are legal, valid and binding upon Acquiror and the Subscribers party thereto, enforceable in accordance with their terms. None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements executed as of the date hereof have not been withdrawn, terminated or rescinded by the Subscribers party thereto in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror, Merger Sub I or Merger Sub II is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements executed as of the date hereof or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements executed as of the date hereof or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements executed as of the date hereof that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements executed as of the date hereof. Acquiror has, and to the knowledge of Acquiror, the Subscribers that have executed Subscription Agreements as of the date hereof have, complied with all of their obligations under the Subscription Agreements executed as of the date hereof. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements executed as of the date hereof, other than as expressly set forth in the Subscription Agreements executed as of the date hereof. To the knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers party to Subscription Agreements executed as of the date hereof, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber party to a Subscription Agreement executed as of the date hereof or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements executed as of the date hereof being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements executed as of the date hereof will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
ARTICLE VI
COVENANTS OF THE COMPANY
6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 6.01 of the Company Schedules, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries, (iii) use commercially reasonable efforts to keep available the services of their present officers and (iv) use commercially reasonable efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefore; provided, that, in the case of each of the preceding clauses (i)-(iv), during any period of full or partial suspension of operations reasonably necessary to address the coronavirus (COVID-19) pandemic, the Company may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, including, but not limited to the COVID-19 Measures, and any such actions taken (or not taken) as a result of or in response to the coronavirus (COVID-19) pandemic shall be deemed to be taken in the “ordinary course of business” for all purposes of the first sentence of this Section 6.01 and not be considered a breach of the first sentence of this Section 6.01, in each case, if following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, the Company and its Subsidiaries resume conducting their business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Company Schedules, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;
(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to any of the stockholders of the Company in their capacities as stockholders, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except in connection with the exercise or settlement of any Company Equity Award, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) except as required pursuant to the Company Stock Plan or any award agreement thereunder as in effect on the date of this Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;
(c) enter into, or amend or modify any material term of (in any manner adverse to the Company and its Subsidiaries), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 4.12(a) of the Company Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.12(a) of the Company Schedules), any lease or other occupancy agreement related to real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;
(d) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Company Intellectual Property and Company Software), except for (v) with respect to Registered Intellectual Property, where the Company has, in its reasonable business judgement, decided to cancel, abandon, allow to lapse or not renew such Registered Intellectual Property that the Company determined in good faith to no longer be useful to and not material to the Company’s business, (w) transactions solely among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, (x) dispositions of obsolete or worthless assets, (y) sales of inventory in the ordinary course of business consistent with past practice and (z) sales, abandonment, lapses of assets or items or materials (in each case other than Owned Intellectual Property and Owned Company Software) in an amount not in excess of $500,000 in the aggregate, other than (A) as set forth on Section 6.01(d) of the

Company Schedules, (B) Permitted Liens, or (C) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(e) except as otherwise required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or applicable Law, (i) grant any increase in compensation, benefits or severance to any director, employee or independent contractor of the Company or its Subsidiaries with an annual base salary in excess of two hundred fifty thousand dollars ($250,000), (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, (iii) grant or provide any severance or termination payments or benefits to any director, employee or independent contractor of the Company or its Subsidiaries with an annual base salary in excess of two hundred fifty thousand dollars ($250,000), (iv) hire any employee or independent contractor of the Company or its Subsidiaries other than any such employee or independent contractor with an annual base salary of less than two hundred fifty thousand dollars ($250,000), or terminate any employee of the Company or its Subsidiaries with an annual base salary of two hundred fifty thousand dollars ($250,000) or more (other than for cause) or (v) take any action that will result in the acceleration or vesting of any payment or benefit of any director, officer, employee or independent contractor of the Company or its Subsidiaries under any of the Company Benefit Plans;
(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);
(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than (i) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof or, with respect to any such expenditures made in 2022, made available and reasonably acceptable to Acquiror following the date hereof, or (ii) in connection with buying any assets purchased for lease or resale in the ordinary course of business;
(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;
(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return inconsistent with past practice in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, defer the payment of any material Taxes pursuant to Section 2303 of the Coronavirus Aid, Relief, and Economic Securities (CARES) Act (or similar successor provision) or any other Law or executive order or executive memo intended to address the consequences of COVID-19, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(j) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) acquire or dispose of any fee interest in real property;
(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;
(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages that do not exceed $250,000 in the aggregate;
(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $500,000, other than (x) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (y) borrowings or extensions of credit in the ordinary course of business under (i) that certain Amended and Restated Loan and Security Agreement, dated as of November 15, 2018 (as amended, restated, amended and restated, modified and supplemented from time to time prior to the date hereof, the “ABL Credit Agreement”), by and among the Company, Corcentric, LLC and Corcentric Capital Equipment Solutions, LLC, as borrowers thereunder, the other obligors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as agent or (ii) that certain Loan and Security Agreement, dated as of November 15, 2018 (as amended, restated, amended and restated, modified and supplemented from time to time prior to the date hereof, the “Term Loan Credit Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”), by and among the Company, Corcentric, LLC and Corcentric Capital Equipment Solutions, LLC, as borrowers thereunder, the other obligors party thereto from time to time, the lenders party thereto from time to time, and TCW Asset Management Company LLC, as agent for the lenders; provided, that, in no event shall the Company or any of its Subsidiaries amend, restate, amend and restate, supplement or modify any material term of or terminate the Credit Agreements (or any “Loan Document” (as such term is defined under the Credit Agreements)) without Acquiror’s prior written consent; provided, further, that in no event shall any borrowing or extension of credit permitted under this Section 6.01(n) be subject to any prepayment fee or penalty or similar arrangement; provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b);
(o) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(p) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(q) voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties; and
(r) enter into any agreement or undertaking to do any action prohibited under this Section 6.01.
6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.
6.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall substantially comply with any Information or Document Requests. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror copies of any notices or written communications received by, the Company or any of its Affiliates, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and Acquiror and its Subsidiaries and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
6.04 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause (a) the Contracts listed on Section 6.04(a) of the Company Schedules to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing, and (b) the Contract listed on Section 6.04(b) of the Company Schedules (i) to be modified or amended in accordance with the requirements set forth on Section 6.04(b) of the Company Schedules or (ii) terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
6.05 No Acquiror Common Stock Transactions. From and after the date of this Agreement until the First Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries or its stockholders shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use reasonable best efforts to require each of its Subsidiaries and stockholders to comply with the foregoing sentence.

6.06 No Claim Against the Trust Account. Reference is made to the Prospectus. The Company hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Acquiror Common Stock pursuant to the Offer in connection with the consummation of Acquiror’s Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its controlled Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Ancillary Agreements or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its controlled Affiliates hereby irrevocably waives any Released Claims that the Company or any of its controlled Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled Affiliates under applicable Law. To the extent the Company or any of its controlled Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its controlled Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its controlled Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of Acquiror, whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its controlled Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement. Notwithstanding anything to the contrary in this Section 6.06, any action by any non-controlled Affiliate of the Company that, if taken by the Company or one of its controlled Affiliates, would be a breach of this Section 6.06 shall constitute a breach of this Section 6.06 by the Company and for which the Company shall be liable.
6.07 Proxy Solicitation; Other Actions.
(a) The Company shall provide Acquiror with certain financial statements, including (i) as promptly as practicable after the date hereof, unaudited financial statements, including consolidated statements of operations, statements of cash flows, and statements of stockholders equity of the Company relating to any interim period required to be included in the Registration Statement pursuant to Form S-4 and Regulation S-X, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”) and (ii) as promptly as practicable following December 31, 2021, audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and the audited consolidated statement of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the fiscal year ending December 31, 2021, together with the auditor’s reports thereon, audited in accordance with the auditing standards of the PCAOB (the “2021 Audited Financial Statements”); provided, that upon delivery of such Unaudited Interim Financial Statements, the representations and warranties set forth in Section 4.07 with respect to the Unaudited Financial Statements shall be deemed to apply to the Unaudited Interim Financial Statements with the same force and effect as if made as of the date of this Agreement. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.
(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or the Acquiror Schedules, as applicable.
6.08 Exclusivity.
(a) During the Interim Period, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any non-public information to, any person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to result in or lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any person (other than Acquiror or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of all or a material portion of the outstanding shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company properties or assets.
(b) In addition to the other obligations under Section 6.08(a), the Company shall promptly (and in any event within 48 hours after receipt thereof by the Company or its representatives) advise Acquiror orally and in writing of receipt of any Acquisition Proposal by the Company, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.
(c) The Company agrees that the rights and remedies for non-compliance with this Section 6.08 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror.
(d) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 6.08 shall not prohibit the Company, any of its Affiliates or any of its Representatives from taking any actions in the ordinary course of business that are not in violation of any provision of this Section 6.08 (such as answering phone calls) or informing any Person inquiring about a possible Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 6.08.
6.09 Support Agreements. Within twenty-four (24) hours from the execution of this Agreement, the Company shall deliver or cause to be delivered to Acquiror executed copies of the Support Agreements.
6.10 Company Lender Approvals. During the Interim Period, the Company shall take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to maintain in full force and effect the Company Lender Approvals. The Company shall not replace, terminate, amend, alter or waive, or agree to replace, terminate, amend, alter or waive (in any case whether by action or inaction), any provision or remedy under the Company Lender Approvals without the prior written consent of Acquiror. The Company shall promptly (and in any event within one (1) Business Day) notify Acquiror of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Company Lender Approvals, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Company Lender Approvals or (iii) receipt of any written notice or other written communication from any person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Company Lender Approvals or (y) material dispute or disagreement between or among any parties to the Company Lender Approvals.
6.11 Company Insider Loans. At or prior to the Closing, the Company shall (i) cause each officer, director or employee of the Company or any of its Subsidiaries listed on Section 6.11 of the Company Schedules to (A) repay in full to the Company any loan or advance made by the Company or any of its Subsidiaries to such officer, director or employee and any other amount owed by such officer, director or employee to the Company or any of its Subsidiaries and (B) terminate any agreement or arrangement providing for such loan, advance or other owed amount and (ii) terminate any guaranty or similar arrangement pursuant to which the Company or any of its Subsidiaries has guaranteed the payment or performance of any obligations of any officer, director or employee to a third party.
ARTICLE VII
COVENANTS OF ACQUIROR
7.01 HSR Act and Regulatory Approvals.
(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.
(b) Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company and its Subsidiaries; provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscribers, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, the Subscribers or of any such investment fund or investment vehicle.
(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”
(e) Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
(f) Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, the Subscriber or of any such investment fund or investment vehicle.
7.02 Indemnification and Insurance.
(a) From and after the First Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.
(b) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 7.02 applies without the consent of the affected Person.

7.03 Conduct of Acquiror During the Interim Period.
(a) During the Interim Period, except as set forth on Section 7.03 of the Company Schedules or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and each shall not permit any of its Subsidiaries to:
(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub I or Merger Sub II, other than to effectuate the Acquiror Charter Amendment, the Acquiror A&R Charter and the Acquiror A&R Bylaws;
(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(iv) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(v) other than as set forth on Section 7.03(a)(v) of the Acquiror Schedules, enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);
(vi) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 5.17(a) of the Acquiror Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 5.17(a) of the Acquiror Schedules) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;
(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than claims, compromises or settlements that do not exceed $250,000 in the aggregate;
(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(ix) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, equity, equity-based or phantom interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, (ii) in connection with conversion of the Acquiror Class B Common Stock pursuant to the Acquiror Organizational Documents, (iii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (iv) the transactions contemplated by any Subscription Agreement executed after the date hereof with the Persons listed on Section 7.03(a)(ix) of the Acquiror Schedules or (B) amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Subscription Agreements or the Surrender Agreement;
(x) except as contemplated by the Acquiror Omnibus Incentive Plan or the Acquiror Employee Stock Purchase Plan, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire or retain the services of any employee or any other individual to provide services to the Acquiror or its Subsidiaries following Closing;
(xi) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);
(xii) make any capital expenditures;
(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiv) enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;
(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or
(xvii) enter into any agreement or undertaking to do any action prohibited under this Section 7.03.
(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.09 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.08; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.
7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.
7.06 Acquiror Nasdaq Listing.
(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, the Nasdaq.
(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.
7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
7.08 Financing. Acquiror, Merger Sub I and Merger Sub II shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. If the Acquiror Board determines that it is reasonably necessary solely to satisfy the condition set forth in Section 9.03(d), with the prior written consent of the Company (which consent shall deemed to be provided with respect to Acquiror’s entry into any Subscription Agreement with the Persons set forth on Section 7.03(a)(ix) of the Acquiror Schedules), the Acquiror may enter into additional Subscription Agreements with third parties following the date hereof, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of Acquiror Common Stock at $10.00 per share in a private placement or placements and, as applicable, receive PIPE Warrants, with such purchase(s) to be consummated immediately prior to the consummation of the Transactions (the investments contemplated by any such Subscription Agreements, the “Additional Financing”). The Company shall reasonably cooperate with Acquiror with respect to the arrangement of any such Additional Financing if the Company has provided its consent (which consent shall deemed to be provided with respect to Acquiror’s entry into any Subscription Agreement with the Persons set forth on Section 7.03(a)(ix) of the Acquiror Schedules) pursuant to the immediately preceding sentance.
7.09 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).
7.10 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.11 Exclusivity.
(a) During the Interim Period, but only to the extent not inconsistent with the fiduciary duties of the Acquiror Board (as determined by the Acquiror Board in good faith), Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to (i) take, whether directly or indirectly, any action to solicit, initiate, continue, encourage, knowingly facilitate, continue inquiries regarding or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives, (ii) enter into discussions or negotiations with, or provide any non-public information to any person concerning a possible Business Combination Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Business Combination Proposal. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
(b) In addition to the other obligations under Section 7.11, the Acquiror shall promptly (and in any event within 48 hours after receipt thereof by the Acquiror or its representatives) advise the Company orally and in writing of receipt of any Business Combination Proposal by the Acquiror, any request for information with respect to any Business Combination Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Business Combination Proposal, the material terms and conditions of such request, Business Combination Proposal or inquiry, and the identity of the person making the same.
(c) The Acquiror agrees that the rights and remedies for non-compliance with this Section 7.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.
(d) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 7.11 shall not prohibit Acquiror, any of its Affiliates or any of its Representatives from taking any actions in the ordinary course of business that are not in violation of any provision of this Section 7.11 (such as answering phone calls) or informing any Person inquiring about a possible Business Combination Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 7.11.
7.12 Equity Plans. Prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt (i) an omnibus incentive plan (the “Acquiror Omnibus Incentive Plan”) in a form and substance to be mutually and reasonably agreed by the Company and Acquiror following the date hereof; provided that such Acquiror Omnibus Incentive Plan shall reserve for issuance an aggregate number of shares of Acquiror Common Stock equal to the percentage of the outstanding Acquiror Common Stock as of Closing set forth on Section 7.12(i)(a) of the Acquiror Schedules, and an evergreen consistent with public companies comparable to the Company as determined by the Company with such determination requiring the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) an employee stock purchase plan (the “Acquiror Employee Stock Purchase Plan”) in a form and substance to be mutually and reasonably agreed by the Company and Acquiror following the date hereof; provided that such Acquiror Employee Stock Purchase Plan shall reserve for issuance an aggregate number of shares of Acquiror Common Stock, including an evergreen, consistent with public companies comparable to the Company as determined by the Company with such determination requiring the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed).
ARTICLE VIII
JOINT COVENANTS
8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub I, Merger Sub II, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.
8.02 Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.
(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.
(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Certificate of Incorporation) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) the adoption and approval of the Acquiror Charter Amendment (the “Amendment Proposal”), (iii) the adoption and approval of the Acquiror A&R Charter (the “A&R Charter Proposal”) and each change to the Acquiror A&R Charter that is required to be separately approved, including but not limited to the establishment of a 7 person “staggered” board of directors of Acquiror divided into three classes, (iv) to the extent required by the Nasdaq listing rules, the approval of the issuance of the Aggregate Stock Consideration and the Earnout Shares together with the Acquiror Common Stock, PIPE Warrants and the shares of Acquiror Common Stock issuable upon the exercise of the PIPE Warrants, in each case, pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (v) the approval and adoption of the Acquiror Omnibus Incentive Plan in accordance with the terms of Section 7.12 (the “Acquiror Omnibus Incentive Plan Proposal”), (vi) the approval and adoption of the Acquiror Employee Stock Purchase Plan in accordance with the terms of Section 7.12 (the “Acquiror Employee Stock Purchase Plan Proposal” and together with the Acquiror Omnibus Incentive Plan Proposal, the “Equity Plan Proposals”), (vii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (viii) the approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the A&R Charter Proposal, the Nasdaq Proposal and the Equity Plan Proposals, the “Proposals”). The Acquiror Omnibus Incentive Plan Proposal shall provide the necessary information and disclosure as required under applicable Law. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.
(d) Acquiror shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement is declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Acquiror’s stockholders in compliance with applicable Law and (iii) after the Registration Statement is declared effective under the Securities Act, solicit proxies from the holders of Acquiror Common Stock to vote in accordance with the recommendation of the Acquiror Board with respect to each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, unless the Acquiror Board shall have changed the recommendation in accordance with this Section 8.02(d). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that, at any time prior to obtaining the Acquiror Stockholder Approval, the Acquiror Board may make an Acquiror Change in Recommendation and include such Acquiror Change in Recommendation in the Proxy Statement if it determines in good faith, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties to its stockholders under applicable Law; provided further, the Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (x) the Acquiror delivers to the Company a written notice (an “Acquiror Change in Recommendation Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that a Acquiror Intervening Event has occurred, including all material details and terms and conditions related thereto (in each case, it being acknowledged that such Acquiror Change in Recommendation Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (such period from the time the Acquiror Change in Recommendation Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (it being understood that any material development with respect to an Acquiror Intervening Event (which shall not include an offer from the Company with respect to any revisions to the terms of this Agreement) shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Acquiror Change in Recommendation Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (x) may not be adjourned to a date that is more than twenty (20) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date. For the purposes of this Agreement, “Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date of this Agreement and (ii) does not relate to clearance of the Mergers by any Regulatory Consent Authority or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.01; provided, however, that (1) any change in the price or trading volume of Acquiror Common Stock or (2) the Company meeting, failing to meet or exceeding financial or other projections or predictions (but not the cause(s) underlying the Company meeting, failing to meet or exceeding such financial or other projections or predictions, any of which may be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred) shall not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.
(e) The Company shall solicit the Company Requisite Approval by the written consent of its stockholders via the dissemination of the Consent Solicitation Statement to the Company Stockholders within two (2) Business Days of the date that the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) unless a Company Change in Recommendation has been made, solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they approve and adopt this Agreement and the Transactions (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.02(e). The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) or (ii), a “Company Change in Recommendation”); provided, that if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, in response to a Company Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be a breach of its fiduciary duties to its stockholders under applicable Law, the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided further, the Company will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation unless (x) the Company delivers to Acquiror a written notice (a “Company Change in Recommendation Notice”) advising Acquiror that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that a Company Intervening Event has occurred, including all material details and terms and conditions related thereto (in each case, it being acknowledged that such Company Change in Recommendation Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Change in Recommendation Notice (such period from the time the Company Change in Recommendation Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Change in Recommendation Notice (it being understood that any material development with respect to a Company Intervening Event, in each case, shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Company Change in Recommendation Notice Period”), the Company Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Change in Recommendation would be a breach of its fiduciary duties under applicable Law. If requested by Acquiror, the Company will and will use its reasonable best efforts to cause its Representatives to, during the Company Change in Recommendation Notice Period, engage in good faith negotiations with Acquiror and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Change in Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.02(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.
8.03 Tax Matters.
(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns. The Company and Acquiror agree to reasonably cooperate to reduce or eliminate the amount of any such Taxes.
(b) Tax Treatment. Acquiror, Merger Sub I, Merger Sub II and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Transactions from qualifying for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or foreign final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(c) Plan of Reorganization. The Company, Acquiror, Merger Sub I and Merger Sub II hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(d) Tax Opinion. In the event the SEC requests or requires a Tax opinion in connection with the Registration Statement, each of Acquiror and the Company shall cooperate and use their respective reasonable best efforts to obtain such Tax opinion, including by (i) delivering to the applicable legal counsel the Acquiror Registration Statement Tax Certificate and the Company Registration Statement Tax Certificate and (ii) delivering to the applicable legal counsel the Acquiror Closing Tax Certificate and the Company Closing Tax Certificate.
(e) Tax Certification. On or prior to the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to, and prepared in accordance with, Treasury Regulation Section 1.1445-2(c) and (ii) a notice of such certification to the IRS pursuant to, and prepared in accordance with, Treasury Regulation Section 1.897-2(h)(2), in each case, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.
8.04 Confidentiality; Publicity.
(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the First Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.
8.05 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
8.06 Amendments to Ancillary Agreements. Prior to the Closing, neither Acquiror nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any of the Subscription Agreements, the Support Agreements, the Registration Rights Agreement, the Lock-Up Agreements, the Surrender Agreement or the Confidentiality Agreement.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a) Antitrust Law Approval. The applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b) No Prohibition. There shall not have been entered, enacted or promulgated any Law enjoining or prohibiting the consummation of the Transactions.
(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) Net Tangible Assets. Acquiror shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Offer.
(f) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.
(g) Company Requisite Approval. The Company Requisite Approval shall have been obtained.
(h) Nasdaq. The Acquiror Common Stock, the PIPE Warrants and the shares of Acquiror Common Stock issuable upon the exercise of the PIPE Warrants to be issued or delivered in connection with the

Transactions (including the Earnout Shares), including the transactions contemplated by the Subscription Agreements, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.
(i) Acquiror Charter Amendment. The Certificate of Incorporation shall be amended by the Acquiror Charter Amendment.
9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.16 (Brokers’ Fees), and Section 4.20(a) (Absence of Changes), in each case shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time.
(ii) The representations and warranties of the Company contained in Section 4.06 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.02(a)(i) and (ii), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (except as set forth in Section 9.03(d)):
(a) Representations and Warranties.
(i) Each of the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.10 (Brokers), in each case shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time.
(ii) The representations and warranties of Acquiror contained in Section 5.15 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.
(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d) Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed the Company’s Required Funds, provided, that, notwithstanding anything to the contrary contained in this Agreement, the Company shall have no right or ability to waive the conditions set forth in this Section 9.03(d) without the prior written consent of Acquiror (which consent may be provided or withheld by Acquiror in its sole discretion) if the Closing Acquiror Cash is less than one hundred twenty five million and one dollars ($125,000,001).
ARTICLE X
TERMINATION/EFFECTIVENESS
10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written consent of the Company and Acquiror;
(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before August 9, 2022 (the “Termination Date”) or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in material breach of its obligations under this Agreement on such date;
(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in material breach of its obligations under this Agreement on such date;
(d) by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e) by written notice from Acquiror to the Company if the Company Requisite Approval has not been obtained within four (4) Business Days following the date that the Registration Statement becomes effective; or
(f) by written notice from Acquiror to the Company if the Company shall not have delivered executed copies of the Support Agreements within twenty-four (24) hours from the date of this Agreement.
10.02 Effect of Termination.
(a) Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than (i) liability of any party hereto for any Willful Breach of this Agreement or fraud by such party occurring prior to such termination, in each case, subject to Section 6.06 or (ii) or any Person’s liability under any Subscription Agreement, the Confidentiality Agreement, Support Agreement or Surrender Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement, in each case, subject to the terms and conditions thereof. The provisions of Sections 6.06, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
(b) In the event that this Agreement is validly terminated by Acquiror pursuant to Section 10.01(e) or Section 10.01(f), then the Company shall pay the Company Expense Reimbursement Amount to Acquiror (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds.
ARTICLE XI
MISCELLANEOUS
11.01 Waiver. Any party to this Agreement may, to the fullest extent permitted by Law, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)	If to Acquiror, Merger Sub I or Merger Sub II:
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
	Attn:	Nick Dermatas
	E-mail:	ndermatas@smmergercorp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Jeffrey D. Marell
Michael Vogel
E-mail:	jmarell@paulweiss.com
mvogel@paulweiss.com
(b)	If to the Company to:

Corcentric, Inc.
200 Lake Drive East
Cherry Hill, NJ 08002
	Attn:	Tom Sabol
	E-mail:	tsabol@corcentric.com

and

Corcentric, Inc.
2651 Warrenville Road, Suite 560
Downers Grove, IL 60515
	Attn:	Mark Joyce
	E-mail:	mjoyce@corcentric.com
with a copy to:

Kirkland & Ellis LLP
1601 Elm Street
Dallas, TX 75201
Attn:	Kevin T. Crews, P.C.
E-mail:	kevin.crews@kirkland.com

and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Douglas DiMedio; Tamar Donikyan
E-mail:	douglas.dimedio@kirkland.com; tamar.donikyan@kirkland.com
or to such other address or addresses as the parties may from time to time designate in writing.
11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.
11.05 Expenses. Except as otherwise provided herein (including Section 3.09, Section 7.01(e) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.08 Schedules and Exhibits. The Company Schedules, the Acquiror Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules, the Acquiror Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Schedules or the Acquiror Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Company Schedules or the Acquiror Schedules is included solely for informational purposes.
11.09 Entire Agreement. This Agreement (together with the Company Schedules or the Acquiror Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
11.10 Amendments. This Agreement may, to the fullest extent permitted by Law, be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or, to the fullest extent permitted by Law, to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware or any other Delaware state court, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.
11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, Merger Sub I or Merger Sub II under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror, Merger Sub I and Merger Sub II; (iv) except for the Company Representations by the Company, the

Acquiror and Merger Sub Representations by Acquiror, Merger Sub I and Merger Sub II, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror, Merger Sub I and Merger Sub II and the other representations expressly made by a Person in any Ancillary Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
NORTH MOUNTAIN MERGER CORP.

By:	/s/ Charles B. Bernicker
	Name:	Charles B. Bernicker
	Title:	Chief Executive Officer

NORTH MOUNTAIN MERGER SUB INC.

By:	/s/ Charles B. Bernicker
	Name:	Charles B. Bernicker
	Title:	Chief Executive Officer

NORTH MOUNTAIN MERGER SUB II, LLC,

By:	/s/ Charles B. Bernicker
	Name:	Charles B. Bernicker
	Title:	Secretary

CORCENTRIC, INC.

By:	/s/ Douglas Clark
	Name:	Douglas Clark
	Title:	Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
SUBSCRIPTION AND WARRANT TRANSFER AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”), dated December 9, 2021, is entered into by and between North Mountain Merger Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (the “Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Transaction Agreement (as defined below) as it is in effect as of the date hereof.
WHEREAS, in connection with the proposed business combination (the “Transaction”) between the Company and Corcentric, Inc. (“Corcentric”), a Delaware corporation, pursuant to that certain Agreement and Plan of Merger, dated as of December 9, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), as shall be set forth on the signature page of this Subscription Agreement. Each Share shall be sold at a purchase price of $10.00 per Share (the “Per Share Purchase Price”) and the aggregate of such Per Share Purchase Price for all Shares subscribed for by the undersigned being referred to herein as the “Purchase Price”);
WHEREAS, in connection with the Subscription (as defined below), the Company will deliver to the undersigned one-half of one warrant (the “Warrants”) to purchase one share of Class A Common Stock for each Share purchased pursuant to this Subscription Agreement; and
WHEREAS, in connection with the Transaction, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) and certain other institutional “accredited investors” (as defined in Rule 501(a) under the Securities Act) have entered, or shall enter, into separate subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such other investors have agreed, or shall agree, to also purchase shares of Class A Common Stock at the Per Share Purchase Price (such other investors, the “Other Subscribers”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Subscription and Transfer.
(a) The undersigned hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the undersigned upon payment of the Purchase Price, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (the “Subscription”).
(b) The Company hereby agrees to transfer (the “Transfer”) to the undersigned one-half of one warrant to purchase each Share purchased pursuant to Section 1(a) above. Subscriber acknowledges and agrees that (i) such Transfer shall be deemed to be a transfer not made to a “Permitted Transferee” pursuant to Section 2.6 of the Warrant Agreement (the “Warrant Agreement”), dated as of September 17, 2020, by and between the Company and Continental Stock Transfer & Trust Company, and, therefore, such Warrants will not be subject to the provisions otherwise applicable to Private Placement Warrants as set forth in Section 2.6 of the Warrant Agreement, (ii) the Warrants (or shares of Class A Common Stock issued or issuable upon the exercise of the Warrants) shall not be sold or otherwise transferred until 30 days after the Transaction Closing (as defined below) and (iii) the Warrants will be “Public Warrants” for purposes of the Warrant Agreement, will bear the same CUSIP number as the Public Warrants and will be fungible with the Public Warrants.
2. Closing. The closing of the Subscription and Transfer contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur substantially concurrently with, and shall be conditioned upon, the effectiveness of the consummation of the Transaction Closing. Not less than five business days prior to the date on which the Transaction Closing is scheduled to occur (the “Transaction Closing Date”), the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) of such scheduled Transaction Closing Date,
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(ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived and (iii) containing wire instructions for the payment of the Purchase Price. The undersigned shall deliver to the Company, at least three (3) business days prior to the Transaction Closing Date specified in the Closing Notice, (i) the Purchase Price, to be held in escrow until the Subscription Closing, by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for the Shares to be issued and the Warrants to be delivered to the undersigned, including, without limitation, the legal name of the person in whose name such Shares are to be issued and such Warrants are to be delivered and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Transaction Closing Date, the Company shall confirm to the undersigned in writing (it being understood that an email confirmation is sufficient) that all conditions to the Transaction Closing have been satisfied or waived and deliver to the undersigned against payment of the Purchase Price the Shares and the Warrants in book-entry form as set forth on the signature page of this Subscription Agreement, in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and a copy of the records of the Company’s transfer agent showing the undersigned (or such nominee or custodian) as the owner on and as of the Transaction Closing Date; provided however, that the obligation to issue the Shares and deliver the Warrants to the undersigned is contingent upon the Company having received the Purchase Price in full, in accordance with this Section 2. Upon delivery in book-entry form of the Shares and the Warrants to the undersigned (or its nominee or custodian, if applicable), the Purchase Price may be released by the Company from escrow.
In the event the Transaction Closing does not occur within five (5) business days of the Transaction Closing Date specified in the Closing Notice, unless otherwise instructed by the undersigned, the Company shall promptly (but not later than two (2) business days thereafter) return the Purchase Price (to the extent paid by the undersigned to the Company pursuant to this Section 2) by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned. Notwithstanding such return, (i) a failure to close on the expected Transaction Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to closing set forth in Section 2 or Section 3 to be satisfied or waived on or prior to the Transaction Closing Date, and (ii) the undersigned shall remain obligated to redeliver the Purchase Price to the Company and consummate the Subscription Closing following the Company’s delivery to the undersigned of a new Closing Notice and upon satisfaction of the conditions set forth in Section 2 and Section 3.
[In lieu of the foregoing paragraphs of Section 2, the following will apply to mutual funds, any investment company registered under the Investment Company Act of 1940, funds advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, and funds that require alternative settlement pursuant to internal compliance policies and procedures.]
The closing of the Subscription and Transfer contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of the consummation of the Transaction Closing. Not less than five business days prior to the date on which the Transaction Closing is scheduled to occur (the “Transaction Closing Date”), the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) of such scheduled Transaction Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived and (iii) containing wire instructions for the payment of the Purchase Price. On the Transaction Closing Date, (i) the undersigned shall deliver to the Company the Purchase Price following delivery of the Shares and the Warrants pursuant to the following clause (ii), by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice (which account(s) shall not be escrow account(s)) and (ii) the Company shall deliver the Shares and the Warrants, registered in book-entry form in the name of the undersigned (or its nominee in accordance with its delivery instructions), free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and provide evidence from the Company’s transfer agent showing the undersigned (or such nominee) as the owner of such Shares and Warrants on and as of the Transaction Closing Date. The undersigned shall provide the Company no later than three (3) business days prior to the Transaction Closing Date such information that is reasonably requested in the Closing Notice in order for the Shares and the Warrants to be delivered to the undersigned, including, without limitation, the legal name of the person or nominee in whose name such Shares are to be issued and such Warrants are to be delivered and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. If the Transaction Closing does not occur within one (1) business day following the Subscription Closing, the Company shall
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promptly (but not later than one (1) business day thereafter) return the Purchase Price in full to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries for the Shares and the Warrants shall be deemed cancelled. Notwithstanding such return, (a) a failure to close on the expected Transaction Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to closing set forth in Section 2 or Section 3 to be satisfied or waived on or prior to the Transaction Closing Date, and (b) the undersigned shall remain obligated to redeliver the Purchase Price to the Company and consummate the Subscription Closing following the Company’s delivery to the undersigned of a new Closing Notice and upon satisfaction of the conditions set forth in Section 2 and Section 3.
For purposes of this Subscription Agreement, “business day” shall mean any day other than Saturday, Sunday or such other days on which banks located in New York, New York are required or authorized by applicable law to be closed for business.
Each book-entry for the Shares and the Warrants shall contain a notation, and each certificate (if any) evidencing the Shares and the Warrants shall be stamped or otherwise imprinted with a legend, in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.
3. Closing Conditions.
(a) The obligations of the Company to consummate the transactions contemplated hereunder are subject to the satisfaction (or waiver by the Company in writing) of the conditions that, at the Subscription Closing, (i) all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing, and consummation of the Subscription Closing shall constitute a reaffirmation by the undersigned of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Subscription Closing and (ii) all obligations, covenants and agreements of the undersigned required to be performed by it at or prior to the Subscription Closing shall have been performed in all material respects.
(b) The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the satisfaction (or waiver by the undersigned in writing) of the conditions that, at the Subscription Closing:
(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing, and consummation of the Subscription Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction;
(ii) the Company shall have performed, satisfied or complied in all material respects with all covenants and agreements required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Subscription Closing;
(iii) no amendment or waiver of the Transaction Agreement or the Company’s organizational documents (other than as contemplated by the Transaction Agreement) shall have occurred that materially and adversely affects the rights of the Shares or the Warrants that the undersigned is acquiring pursuant to this Subscription Agreement;
(iv) no suspension of the qualification of the offering or sale or trading of the Class A Common Stock shall have been initiated or, to the Company’s knowledge, threatened by the U.S. Securities and
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Exchange Commission (the “Commission”) and be continuing, and the Shares, the Warrants and the Warrant Shares shall have been approved for listing on a national securities exchange, subject to official notice of issuance, and the Company shall satisfy any applicable initial and continuing listing requirements of such exchange;
(v) at least 5,000,000 shares of Class A Common Stock remain outstanding immediately prior to the consummation of the Transaction after giving effect to the redemption of all shares of Class A Common Stock elected to be redeemed pursuant to the Offer, and with respect to which the Company has not entered into a forward purchase agreement that would obligate the Company to purchase the shares at a future date;
(vi) no Other Subscription Agreement shall have been amended, modified or waived in any manner that materially benefits any Other Subscriber unless the undersigned shall have been offered substantially similar benefits in writing; and
(vii) no other agreement between the Company and an Other Subscriber shall afford such Other Subscriber any terms that are materially more beneficial to the Other Subscriber than the terms afforded to the undersigned under this Subscription Agreement, unless substantially similar terms have also been offered to the undersigned in writing.
(c) The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the satisfaction (or waiver by the Company and the undersigned in writing) of the conditions that, at the Subscription Closing:
(i) no court or applicable Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Subscription illegal or otherwise restraining or prohibiting consummation of the Subscription, and no such court or Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and
(ii) (A) all conditions precedent to the Transaction Closing contained in the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the Transaction Closing, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares and the Warrants pursuant to this Subscription Agreement, or waived according to the terms of the Transaction Agreement and (B) the Transaction shall have been or will be consummated substantially concurrently with the Subscription Closing.
4. Further Assurances. At or prior to the Subscription Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
5. Company Representations and Warranties. The Company represents and warrants to the undersigned that (provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Documents (as defined below) that relates to the Statement (as defined below) or the other matters referred to in clauses (i), (ii) or (iii) of paragraph (h) below, nor shall any correction, amendment or restatement of the Company’s financial statements arising from or relating to the Statement be deemed to be a breach of any representation or warranty by the Company or a Material Adverse Effect):
(a) The Company has been duly incorporated, is validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligation under this Subscription Agreement.
(b)
(i) As of the Transaction Closing Date, the Shares will be duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear
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of all liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights or restrictions (other than those arising under this Subscription Agreement or applicable securities laws) and with all rights attaching thereto upon listing on Nasdaq, and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents (as amended immediately prior to the Subscription Closing), or the laws of the State of Delaware.
(ii) As of the Transaction Closing Date, the Warrants will be duly authorized, legal, valid and binding obligations of the Company and, when delivered in accordance with the terms of this Subscription Agreement, the Warrants will be free and clear of all liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights or restrictions (other than those arising under this Subscription Agreement, the Warrant Agreement, the organizational documents of the Company or applicable securities laws) and with all rights attaching thereto upon listing on Nasdaq, and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents (as amended immediately prior to the Subscription Closing), or the laws of the State of Delaware. As of the Transaction Closing Date, the shares of Class A Common Stock (the “Warrant Shares”) issuable upon exercise of the Warrants will be duly authorized and, when issued, delivered and paid for in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable. The Company has reserved for issuance upon exercise of the Warrants a sufficient number of Warrant Shares.
(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the undersigned, is the valid and legally binding obligation of and enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Shares and the delivery of the Warrants and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Company or to materially affect the validity of the Shares, the Warrants or the Warrant Shares or the legal authority of the Company to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect.
(e) Assuming the accuracy of the representations and warranties of the undersigned, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or self-regulatory organization in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares and the delivery of the Warrants), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, including with respect to obtaining Company stockholder approval, if necessary, (iv) consents, waivers, authorizations or filings that have been obtained or made on or prior to the Subscription Closing, and (v) where the failure of which to obtain such consents, waivers, authorizations or orders, give such notices, or to make such filings or registrations would not be reasonably likely to have a Material Adverse Effect.
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(f) The Company is in compliance with all applicable Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in SEC Documents prior to the date hereof, The Company has not received any written communication that alleges that the Company is not in compliance with, or is in default or violation of, any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.
(g) The issued and outstanding shares of Class A Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq Capital Market (the “Stock Exchange”) under the symbol “NMMC” (it being understood that the trading symbol will be changed in connection with the Transaction Closing). Except as disclosed in the Company’s filings with the Commission such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission, respectively, to prohibit or terminate the listing of the Class A Common Stock on the Stock Exchange or to deregister the Class A Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.
(h) A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Class A Common Stock under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system. The SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents at the time of filing, except as to the historical accounting treatment of the Company Warrants (as defined below) and equity subject to redemption. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no such representation or information with respect to the Registration Statement (as defined herein) or any other information relating to Corcentric or any of its Affiliates included in any SEC Document or filed as an exhibit thereto. The Company has timely filed each report, statement, schedule, prospectus and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Common Stock under the Exchange Act. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments; provided, however, that any revision or restatement of the Company’s financial statements as a result of (i) the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the Division of Corporation Finance (the “Staff”) of the Commission on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or its staff relating thereto or other accounting matters related to initial public offerings, securities or expenses, the “Statement”), as a result of which the Company restated the financial statements and other information included in the SEC Reports, (ii) changes to the Company’s accounting for temporary equity and (iii) any further order, directive, guideline, comment or recommendation from the Commission that is applicable to the accounting rules for special purpose acquisition companies shall be deemed not material for purposes of this Subscription Agreement. To the knowledge of the Company, there are no material outstanding or unresolved comments in comment letters from the Staff of the Commission with respect to any of the SEC Documents.
(i) The authorized capital stock of the Company as of the date of this Subscription Agreement consists of (i) 220,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), and (ii) 1,000,000 shares of Company Preferred Stock. As of the date of this Subscription Agreement (i) 13,225,000 shares of Class A Common Stock and 3,306,250 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), are issued and outstanding, all of which are
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validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Class A Common Stock or Class B Common Stock are held in the treasury of the Company, (iii) 4,145,000 private placement warrants (as described in the Company’s final prospectus, dated as of September 18, 2020 and filed with the SEC (Registration No. 333-246328) on September 15, 2020) (the “Prospectus”) (the “Private Placement Warrants”) are issued and outstanding and 4,145,000 shares of Class A Common Stock are issuable in respect of the Private Placement Warrants and (iv) 6,612,500 public warrants (the “Public Warrants”) are issued and outstanding and 6,612,500 shares of Class A Common Stock are issuable in respect of the Public Warrants (the Private Placement Warrants and the Public Warrants, the “Company Warrants”). As of the date of this Subscription Agreement, there are no shares of Company Preferred Stock issued and outstanding. Each Company Warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50. The Company has no subsidiaries (other than Merger Sub I and Merger Sub II) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date of this Subscription Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Common Stock, Class B Common Stock or other equity interests in the Company or securities convertible into or exchangeable or exercisable for such equity interests. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (1) as set forth in the SEC Documents and (2) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares, (ii) the Warrant Shares or (iii) the shares of Class A Common Stock to be issued pursuant to any Other Subscription Agreement.
(j) Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no action, lawsuit, claim or other proceeding, in each case by or before any Governmental Authority pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) any unsatisfied judgment, consent decree, injunction or continuing order of any Governmental Authority or arbitrator outstanding against the Company.
(k) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares or the Warrants.
(l) The Company is not, and immediately after receipt of payment for the Shares and consummation of the Transactions, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(m) Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 and the undersigned’s compliance with its obligations set forth in this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares and the Warrants by the Company to the undersigned hereunder.
(n) The Company is not under any obligation to pay any broker’s fee or commission in connection with the transactions contemplated hereby other than to the Placement Agents (as defined herein).
(o) The Other Subscription Agreements reflect not less than the same Per Share Purchase Price and terms and conditions that are not more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds). Following the date of this Subscription Agreement, there shall have been no amendment to any of the Other Subscription Agreements that materially benefits any subscriber party thereto unless the undersigned has been offered substantially the same benefits.
6. Subscriber Representations and Warranties. The undersigned represents and warrants to the Company, as of the date of this Subscription Agreement and as of the Subscription Closing, that:
(a) The undersigned, and each of the funds managed by or affiliated with the undersigned for which the undersigned is acting as a nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in
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Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A hereto, (ii) is acquiring the Shares and the Warrants only for its own account and not for the account of others or if the undersigned is subscribing for the Shares and the Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an accredited investor and the undersigned has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares or the Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The undersigned has completed the requested information on Schedule A hereto following the signature page hereto and the information contained therein is accurate and complete. The undersigned is not an entity formed for the specific purpose of acquiring the Shares or the Warrants. The undersigned further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Shares and the Warrants for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.
(b) The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities including the undersigned’s participation in the Transaction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares and the Warrants. The undersigned has determined based on its own independent review and such professional advice as the undersigned deems appropriate that the purchase of the Shares and the Warrants and participation in the Transaction (i) are fully consistent with the undersigned’s financial needs, objectives and condition, and (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the undersigned, notwithstanding the substantial risks inherent in investing in or holding the Shares and the Warrants. Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(c) The undersigned, alone or together with any professional advisor(s), has adequately analyzed and fully considered the risks of an investment in the Shares and the Warrants and determined that these securities are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.
(d) The undersigned acknowledges that the Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the Shares nor the Warrants have been registered under the Securities Act or any other applicable securities laws. The undersigned acknowledges that none of the Shares, the Warrants or the Warrant Shares may be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act. The undersigned acknowledges that none of the Shares, the Warrants and the Warrant Shares will be eligible for resale pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Transaction Closing Date. The undersigned understands and agrees that the Shares, the Warrants and the Warrant Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the undersigned may not be able to readily resell the Shares, the Warrants or the Warrant Shares or pledge the Shares, the Warrants or the Warrant Shares and may be required to bear the financial risk of an investment in the Shares, the Warrants and the Warrant Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares, the Warrants or the Warrant Shares.
(e) The undersigned hereby acknowledges and agrees that (a) each of J.P. Morgan Securities LLC (“JPM”), Citigroup Global Capital Markets Inc. (“Citi”) and William Blair & Company L.L.C. (“William Blair” and together with JPM and Citi, in their respective capacities as placement agents with respect to the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements, the
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“Placement Agents”) is each acting solely as Placement Agent in connection with this offering of the Shares and the Warrants and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with this offering of the Shares and the Warrants or the Transaction, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with this offering of the Shares and the Warrants or the Transaction, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with this offering of the Shares and the Warrants, the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, this offering of the Shares and the Warrants or the Transaction and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the undersigned, the Company or any other person or entity), whether in contract, tort or otherwise, to the undersigned, or to any person claiming through the undersigned, in respect of this offering of the Shares and the Warrants or the Transaction.
(f) The undersigned hereby acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s placement agent, (ii) JPM is acting as capital markets advisor and financial advisor to Corcentric in connection with the Transaction, (iii) Citi is acting as capital markets advisor to the Company in connection with the Transaction and (iv) William Blair is acting as financial advisor to Corcentric in connection with the Transaction.
(g) The undersigned understands and agrees that the undersigned is purchasing the Shares and the Warrants directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in Section 5 of this Subscription Agreement.
(h) Either (i) the undersigned is not (A) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), subject to the provisions of Title IV of ERISA, (B) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) or (C) an entity whose underlying assets include plan assets by reason of a plan’s investment in the entity, or (ii) the undersigned’s acquisition and holding of the Shares and the Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any applicable similar law.
(i) The undersigned is not currently (and at all times through Subscription Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(j) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Shares and the Warrants hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Subscription Closing as a result of the purchase and sale of the Shares and the Warrants hereunder.
(k) The undersigned acknowledges and agrees that the undersigned has received such information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and the Warrants and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned’s investment in the Shares and the Warrants. Without limiting the generality of the foregoing, the undersigned acknowledges that he, she or it has reviewed the SEC
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Documents and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares and the Warrants. The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers, and conducted and completed their own independent due diligence with respect to the Transaction and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and the Warrants. Based on such information as the undersigned has deemed appropriate and without reliance upon the Placement Agents, the undersigned has independently made its own analysis and decision to enter into the transactions contemplated by this Subscription Agreement. Except for the representations, warranties and agreements of the Company expressly set forth in the Subscription Agreement, the undersigned is relying exclusively on their own sources of information, investment analysis and due diligence (including professional advice the undersigned deems appropriate) with respect to the transactions contemplated by this Subscription Agreement, the Transaction, the Shares and the Warrants, the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. The undersigned acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The undersigned further acknowledges that it has reviewed or had the full opportunity to review all disclosure documents provided to it in the offering of the Shares and the Warrants and no statement or printed material which is contrary to such disclosure documents has been made or given to the undersigned by or on behalf of the Company or Corcentric.
(l) The undersigned became aware of this offering of the Shares and the Warrants solely by means of direct contact between the undersigned and the Company or a representative of the Company, Corcentric or a representative of Corcentric, or the Placement Agents on behalf of the Company, and the Shares and the Warrants were offered to the undersigned solely by direct contact between the undersigned and the Company, Corcentric or a representative of the Company or Corcentric. The undersigned did not become aware of this offering of the Shares and the Warrants, nor were the Shares or the Warrants offered to the undersigned, by any other means and none of the Company, the Placement Agents or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the undersigned. The undersigned acknowledges that the Company represents and warrants that the Shares and the Warrants (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The undersigned acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Corcentric the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Company. The undersigned acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
(m) The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares and the Warrants. The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Warrants and has the ability to bear the economic risks of such investment in the Shares and the Warrants and can afford a complete loss of such investment. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.
(n) The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares and the Warrants or made any findings or determination as to the fairness of this investment.
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(o) The undersigned has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(p) The execution, delivery and performance by the undersigned of this Subscription Agreement and the transactions contemplated herein are within the powers of the undersigned and have been duly authorized and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the undersigned pursuant to the terms of any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency or any agreement or other undertaking or pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the undersigned is a party or by which the undersigned is bound or to which any of the property or assets of the undersigned is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of the undersigned to enter into or timely perform its obligations under this Subscription Agreement; (ii) result in any breach or violation of the provisions of the organizational documents of the undersigned; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the undersigned or any of its properties which would reasonably be expected to have a material adverse effect on the legal authority or ability of the undersigned to enter into or timely perform its obligations under this Subscription Agreement. The signature on this Subscription Agreement is genuine and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company, this Subscription Agreement is the valid and legally binding obligation of and enforceable against the undersigned in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(q) The undersigned and its directors and officers are not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List or the Sectoral Sanctions Identified List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, or in any Executive Order issued by the President of the United States and administered by OFAC (collectively, “OFAC Lists”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC Lists; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares and the Warrants were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(r) The undersigned acknowledges that no disclosure or offering document has been prepared by the Placement Agents or any of their respective Affiliates in connection with the offer and sale of the Shares and the Warrants.
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(s) The undersigned has or has enforceable commitments to have, and at least one business day prior to the Transaction Closing Date will have, sufficient funds to pay the Purchase Price and consummate the Subscription Closing when required pursuant to this Subscription Agreement.
(t) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Shares and the Warrants to the undersigned based on any arrangement entered into by or on behalf of the undersigned.
(u) As of the date hereof, the undersigned does not have, and during the thirty (30) day period immediately prior to the date hereof the undersigned has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, nothing in this Section 6(u)(i) shall apply to any entities under common management with the undersigned (including the undersigned’s controlled affiliates and/or affiliates) from entering into any such transactions; and (ii) in the case of an undersigned that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such undersigned’s assets, the representations set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares and the Warrants covered by this Subscription Agreement.
(v) The undersigned acknowledges and agrees that (i) the Commission Staff issued the Statement and other matters referred to in clauses (i), (ii) and (iii) of Section 5(h) above, (ii) the Company continues to review the Statement and such other matters and their implications, including on the financial statements and other information included in its filings with the Commission, including the SEC Documents, and (iii) any restatement, revision or other modification of such filings relating to or arising from such review, any subsequent related agreements or other guidance or comments from the Staff of the Commission in connection with the accounting rules applicable to the Company shall be deemed not material for purposes of this Subscription Agreement.
(w) Notwithstanding anything to the contrary set forth herein, the Subscriber acknowledges and agrees that, subsequent to the date of this Subscription Agreement and prior to the Closing, the Company may enter into one or more additional subscription agreements with additional investors with terms and conditions that are not materially more advantageous to the investor thereunder than this Subscription Agreement, and entry into such agreements may increase the aggregate amount of Shares and Warrants being purchased in the private placement contemplated by this Subscription Agreement. For the avoidance of doubt, such additional agreements shall reflect not less than the same Per Share Purchase Price and the same Warrant coverage, and shall constitute Other Subscription Agreements for purposes of this Subscription Agreement, mutatis mutandis.
7. Registration Rights.
(a) In the event that the Registrable Securities (as defined below) are not registered in connection with the consummation of the Transaction, the Company agrees that, as soon as practicable (but in any case no later than thirty (30) calendar days) after the Transaction Closing Date (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering under the Securities Act the resale of all the Registrable Securities, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day (or 100th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Transaction Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Registrable Securities and any other securities of the Company held by the undersigned in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. In no
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event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided that, if the Commission requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities held by the undersigned or any Other Subscriber or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Commission informs the Company that all of such Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale on the Registration Statement, the Company agrees to promptly inform the undersigned thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC, covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-1 or such other form available to register for resale such shares as a secondary offering. Until the earliest of (i) the date on which the Registrable Securities may be resold without any volume and manner of sale restrictions (including as may be applicable to affiliates) under Rule 144 and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(e)(1), (ii) the date on which such Registrable Securities have actually been sold and (iii) the date which is two (2) years after the Subscription Closing (such date, the “End Date”), except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the End Date. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to have such Registration Statement declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7.
(b) In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform the undersigned as to the status of such registration. Until the End Date, the Company shall, at its expense:
(i) advise the undersigned within five (5) business days: (A) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective; (B) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information related to the undersigned; (C) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (E) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the undersigned of such events, provide the undersigned with any material, nonpublic information regarding the Company other than to the extent that providing notice to the undersigned of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Company;
(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as promptly as reasonably practicable;
(iii) upon the occurrence of any event contemplated in Section 7(b)(i)(E), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as
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promptly as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(iv) use its commercially reasonable efforts to cause (A) all Shares and Warrant Shares to be listed on each securities exchange or market, if any, on which the shares of Class A Common Stock issued by the Company have been listed and (B) all Warrants to be listed on each securities exchange or market, if any, on which the Public Warrants issued by the Company have been listed; and
(v) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.
(c) With a view to making available to the undersigned the benefits of Rule 144, the Company agrees for so long as the undersigned holds the Registrable Securities to:
(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144;
(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii) use commercially reasonable efforts to furnish to the undersigned, promptly upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (it being understood that the availability of such report on the SEC’s EDGAR system shall satisfy this requirement) and (z) such other information as may be necessary to permit the undersigned to sell such securities pursuant to Rule 144 without registration.
(d) Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the undersigned not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, in the good faith determination of the Company’s board of directors, upon the advice of external legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non--disclosure of which in the Registration Statement would be expected, in the good faith determination of the Company’s board of directors, upon the advice of external legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the effectiveness or use of the Registration Statement on more than two occasions or for more than an aggregate of 60 calendar days in any one instance, or more than 90 total calendar days, in each case in any 12 month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the
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Company, the undersigned will deliver to the Company or, in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent the undersigned is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
(e) The undersigned may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the undersigned not receive notices from the Company otherwise required by this Section 7; provided, however, that the undersigned may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the undersigned (unless subsequently revoked), (i) the Company shall not deliver any such notices to the undersigned and the undersigned shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the undersigned’s intended use of an effective Registration Statement, the undersigned will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, the Company will so notify the undersigned, within one (1) business day of the undersigned’s notification to the Company, by delivering to the undersigned a copy of such previous notice of Suspension Event, and thereafter will provide the undersigned with the related notice of the conclusion of such Suspension Event immediately upon its availability.
(f) For purposes of this Section 7, “Registrable Securities” shall mean, as of any date of determination, the Shares, the Warrants and the Warrant Shares purchased by or delivered to the undersigned pursuant to this Subscription Agreement, and any other equity security issued or issuable with respect to such securities by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and shall include any person to whom the rights under this Section 7 shall have been duly assigned under Section 10(b).
(g) The Company shall, at its sole expense, upon appropriate notice from the undersigned stating that Registrable Securities have been sold or transferred pursuant to an effective Registration Statement, timely prepare and deliver certificates or evidence of book-entry positions representing the Registrable Securities to be delivered to a transferee pursuant to such Registration Statement, which certificates or book-entry positions shall be free of any restrictive legends and in such denominations and registered in such names as the undersigned may request. Further, the Company shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to (a) issue to the transfer agent and maintain a “blanket” legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective Registration Statement by the holder thereof named in such Registration Statement, upon receipt of an appropriate broker representation letter and other such documentation as the Company’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (b) if the Registrable Securities are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Registrable Securities and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to the undersigned, upon request; provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Registrable Securities pursuant to clause (a) or (b) above, the Company shall use its commercially reasonable efforts to cause the Company’s transfer agent to remove any such applicable restrictive legends in connection with such sale or transfer within two business days of such request. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with any such request.
(h) The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the undersigned (to the extent a seller under the Registration Statement), its officers, directors, partners, members, managers, stockholders, employees, advisers and agents, and each person who controls the undersigned (within the meaning of Section 15 of the Securities Act or Section 20
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of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the undersigned furnished in writing to the Company by the undersigned expressly for use therein or the undersigned has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (B) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company or (C) in connection with any offers or sales effected by or on behalf of the undersigned under the Registration Statement in violation of Section 7(d). The Company shall notify the undersigned promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the undersigned.
(i) The undersigned shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the undersigned furnished in writing to the Company by the undersigned expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the undersigned (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of the undersigned be greater in amount than the dollar amount of the net proceeds received by the undersigned upon the sale of the Registrable Securities giving rise to such indemnification obligation. The undersigned shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the undersigned is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the undersigned.
(j) If the indemnification provided under Section 7(h) or Section 7(i) from the indemnifying party is unavailable or insufficient (other than in accordance with its terms) to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the
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indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(i) shall be individual, not joint and several, and in no event shall the liability of the undersigned hereunder exceed the net proceeds received by the undersigned upon the sale of the Registrable Securities giving rise to such indemnification obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8. Termination. Except for the provisions of Section 7(g), Section 7(h), Section 7(i), Section 7(j) and Sections 8 through 11, which shall survive any termination hereunder, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) the date and time that the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (c) if the consummation of the Transaction has not occurred on or before September 8, 2022; provided that, subject to the limitations set forth in Section 9, nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such willful breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement promptly after the termination of such Transaction Agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by the undersigned of the Purchase Price for the Shares pursuant to Section 2, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the undersigned without any deduction for or on account of any tax, withholding, charges or set-off.
9. Trust Account Waiver. Reference is made to the Prospectus. The undersigned understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Class A Common Stock pursuant to the exercise of their redemption rights (as described in the Prospectus) in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) as necessary to fund regulatory compliance costs and pay any Taxes or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees that it does not now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The undersigned hereby
A-A-17

irrevocably waives any Released Claims that the undersigned may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or contracts with the Company or its Representatives with respect to this Subscription Agreement and will not seek recourse against the Trust Account (including any distributions therefrom) as a result of, or arising out of this Subscription Agreement for any reason whatsoever. The undersigned agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its Affiliates to induce the Company to enter in this Subscription Agreement, and the undersigned further intends and understands such waiver to be valid, binding and enforceable against the undersigned under applicable Law. To the extent the undersigned commences any action or proceeding based upon, in connection with, relating to any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the undersigned hereby acknowledges and agrees that the undersigned’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the undersigned (or any person claiming on its behalf or in lieu of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the undersigned commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Subscription Agreement, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of the Company, whether in the form of money damages or injunctive relief, the Company and its Representatives, as applicable, shall be entitled to recover from the undersigned the associated legal fees and costs in connection with any such action, in the event the Company or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, nothing in this Section 9 shall be deemed to limit the undersigned’s right to distributions from the Trust Account in accordance with the Certificate of Incorporation in respect of any redemptions by the undersigned in respect of shares of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the provisions of this paragraph shall survive indefinitely.
10. Miscellaneous.
(a) The Company shall, no later than 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s knowledge, the undersigned shall not be in possession of any material, nonpublic information received from the Company, and the undersigned shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement. The undersigned hereby consents to (a) the publication and disclosure of the undersigned’s identity, the undersigned’s entry into this Subscription Agreement and the Purchase Price (i) in the Registration Statement, Proxy Statement, any Form 8-K or related materials to be filed with the Commission by the Company with respect to the Transaction and (ii) as required by law or regulation or at the request of the Staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, provided that, subject to applicable law and stock exchange rules, in such case the Company shall provide the undersigned prior written notice (including by email) of such disclosure and (b) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall not publicly disclose the name of the undersigned or its investment adviser in any press release or marketing materials regarding the Transaction or the Subscription without the prior written consent of the undersigned.
(b) Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares, the Warrants and the Warrant Shares acquired hereunder) may be transferred or assigned without the Company’s prior written consent. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, the undersigned may
A-A-18

assign all or any portion of its rights and obligations under this Subscription Agreement to one or more of its affiliates or to other investment funds or accounts managed or advised by the investment manager who acts on behalf of the undersigned, or, with the Company’s prior written consent, to another person, provided that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the undersigned, the assignee(s) shall become the subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of the subscriber provided for herein to the extent of such assignment and (ii) no such assignment shall relieve the undersigned of its obligations hereunder if any such assignee fails to perform such obligations unless expressly agreed to in writing by the Company.
(c) The Company may request from the undersigned such additional information as the Company may reasonably deem necessary to evaluate the eligibility of the undersigned to acquire the Shares and the Warrants, and the undersigned shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company agrees to keep confidential any such information provided by the undersigned and identified as confidential, except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading. The undersigned acknowledges and agrees that if it does not provide the Company with such requested information, the Company may not be able to register the undersigned’s Registrable Securities for resale pursuant to Section 7 hereof. The undersigned acknowledges that the Company may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission as an exhibit to a periodic report or a registration statement of the Company.
(d) The undersigned acknowledges that the Company and Corcentric will rely on the acknowledgments, understandings, agreements, representations and warranties of the undersigned contained in this Subscription Agreement, including Schedule A hereto. The Company acknowledges that the undersigned will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. The Company and the undersigned further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Company and the undersigned contained in Section 5 and Section 6, respectively, of this Subscription Agreement. Prior to the Subscription Closing, the undersigned agrees to promptly notify the Company, Corcentric, and the Placement Agents in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the undersigned as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the undersigned shall notify the Company, Corcentric, and the Placement Agents if they are no longer accurate in any respect). The undersigned acknowledges and agrees that the purchase by the undersigned of the Shares and the Warrants from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the time of such purchase.
(e) The Company, Corcentric, the undersigned and the Placement Agents each is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, regulatory authority or the Stock Exchange to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided that the foregoing clause of this Section 10(e) shall not give Corcentric or the Placement Agents any rights other those expressly set forth herein and without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Corcentric be entitled to rely on any of the representations and warranties of the Company or the undersigned set forth in this Subscription Agreement.
(f) This Subscription Agreement may not be amended, modified or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought and (ii) without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy
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hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in Section 7(g), Section 7(h), Section 7(i), Section 7(j), Section 10(d), Section 10(e), Section 10(f), this Section 10(g), Section 10(m) and Section 11 with respect to the persons specifically referenced therein, and Section 6 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, Corcentric is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j) This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by facsimile, electronic mail or in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k) The undersigned shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(l) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (1) when so delivered personally, (2) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (3) when sent, with no mail undeliverable or other rejection notice, if sent by email or (4) two business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i) if to the undersigned, to such address, facsimile number or email address set forth on the signature page hereto;
with a copy to:
J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Attention: Equity Syndicate Desk
Email: nadine.yang@jpmorgan.com
A-A-20

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: General Counsel
Email: alexander.ivanov@citi.com
William Blair & Company L.L.C.
150 N. Riverside Plaza
Chicago, IL 60606
Attention: Deputy General Counsel
Email: kcunningham@williamblair.com
and
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:Anna T. Pinedo, Esq.
Email: apinedo@mayerbrown.com
(ii) if to the Company (prior to the Transaction Closing), to:
North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
Attention: Nick Dermatas
Email: ndermatas@smmergercorp.com
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey D. Marell; Raphael Russo; Michael Vogel
Email: jmarell@paulweiss.com; rrusso@paulweiss.com;
mvogel@paulweiss.com
(iii) if to the Company (following the Transaction Closing), to:
Corcentric, Inc.
2651 Warrenville Road, Suite 560
Downers Grove, Illinois 60515
Attention: Mark Joyce and Tom Sabol
Email: mjoyce@corcentric.com and tsabol@corcentric.com
with a copy to:
Kirkland & Ellis LLP
1601 Elm Street
Dallas, Texas 75201
Attention: Kevin T. Crews, P.C.
Email: kevin.crews@kirkland.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Tamar Donikyan
Email: tamar.donikyan@kirkland.com
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(m) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Corcentric shall be entitled to specifically enforce the undersigned’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case on the terms and subject to the conditions set forth herein.
(n) THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE) AS TO ALL MATTERS (INCLUDING ANY ACTION, SUIT, LITIGATION, ARBITRATION, MEDIATION, CLAIM, CHARGE, COMPLAINT, INQUIRY, PROCEEDING, HEARING, AUDIT, INVESTIGATION OR REVIEW BY OR BEFORE ANY GOVERNMENTAL ENTITY RELATED HERETO), INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
(o) Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the state of Delaware or the federal courts located in the state of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (i) such party is not personally subject to the jurisdiction of the above named courts for any reason, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON
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ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(p) All representations and warranties made by the parties in this Subscription Agreement shall survive the Subscription Closing until the expiration of any statute of limitations under applicable law.
11. Non-Reliance and Exculpation. The undersigned acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Company expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Company. The undersigned acknowledges and agrees that none of (i) any Other Subscriber pursuant to any Other Subscription Agreement (including such Other Subscriber’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any party to the Transaction Agreement (other than the Company) or any Non-Party Affiliate shall have any liability to the undersigned or to any Other Subscriber pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares or the Warrants, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares and the Warrants or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Corcentric, the Placement Agents or any Non-Party Affiliate concerning the Company, Corcentric, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company, Corcentric, the Placement Agents or any of their respective controlled affiliates or family members.
12. No Hedging. The undersigned agrees that from the date hereof until the Transaction Closing Date or the earlier termination of this Subscription Agreement, none of the undersigned or any person or entity acting on behalf of the undersigned or pursuant to any understanding with the undersigned will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the undersigned or any other person), in each case, solely to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act), of any economic consequences of ownership (excluding, for the avoidance of doubt, any consequences resulting solely from foreign exchange fluctuations), in whole or in part, directly or indirectly, physically or synthetically, of any Shares or any securities of the Company with respect to any Shares prior to the Subscription Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Company, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided, however, that the provisions of this Section 12 shall not apply to (i) long sales (including sales of securities held by the undersigned, its controlled affiliates or any person or entity acting on behalf of the undersigned or any of its controlled affiliates prior to the date hereof and securities purchased by the undersigned in the open market after the date hereof) other than those effectuated through derivative transactions and similar instruments or (ii) any ordinary course, non-speculative hedging transactions. Notwithstanding anything to the contrary contained herein, the hedging restrictions in this Section 12 shall not apply to (1) any sale (including the exercise of any redemption right) of securities of the Company (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting
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on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Shares subscribed for hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions.
13. Separate Obligations. The obligations of the undersigned under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and the undersigned shall not be responsible in any way for the performance of the obligations of any Other Subscriber. The decision of the undersigned to purchase the Shares and the Warrants has been made by the undersigned independently of any Other Subscriber and independently of any information, materials, statements, opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither the undersigned nor any of its agents or employees shall have any liability to any Other Subscriber (or to any other person) relating to or arising from any such information, materials, statements or opinions. The undersigned acknowledges that no Other Subscriber has acted as agent for the undersigned in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the undersigned in connection with monitoring its investment in the Shares and the Warrants or enforcing its rights under this Subscription Agreement.
[SIGNATURE PAGES FOLLOW]
A-A-24

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:
Name in which Shares and Warrants are to be	Date: , 2021
registered (if different):	Mailing Address-Street (if different):
City, State, Zip:
Subscriber’s EIN:	Attn:
Business Address-Street:	Telephone No.:
City, State, Zip:	Facsimile No.:
Attn:	Email Address:
Telephone No.:	Per Share Purchase Price: $10.00
Facsimile No.:
Email Address:
Number of Shares subscribed for:
Number of Warrants to be delivered:
Purchase Price: $
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.
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IN WITNESS WHEREOF, North Mountain Merger Corp. has accepted this Subscription Agreement as of the date set forth below.
NORTH MOUNTAIN MERGER CORP.

By:
Name:
Title:
Date: December 9, 2021
[Signature Page to PIPE Subscription Agreement]
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SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER
This Schedule A should be completed and signed by Subscriber and constitutes a part of the Subscription Agreement. Capitalized terms used and not otherwise defined in this Schedule A have the meanings given to them in the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs)
 ☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.
 ☐
We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs)
 ☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.” We are not a natural person.
 ☐
We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is an institutional “accredited investor.”
*** AND ***
C.
AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:
 ☐

is:
 ☐

is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.***

Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber. (Please check the applicable subparagraphs below to indicate the basis on which you are a “qualified institutional buyer”):
 ☐ Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:
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 ☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;
 ☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;
 ☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
 ☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;
 ☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
 ☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;
 ☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
 ☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;
 ☐ is an investment adviser registered under the Investment Advisers Act; or
 ☐ is any institutional accredited investor, as defined in rule 501(a) under the Act (17 CFR 230.501(a)), of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.
 ☐ Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;
 ☐ Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal Transactions on behalf of a qualified institutional buyer;
 ☐ Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;
 ☐ Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or
 ☐ Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional
1
“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

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buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.
Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Company reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
 ☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
 ☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;
 ☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
 ☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;
 ☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;
 ☐ Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
 ☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;
 ☐ Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;
 ☐ Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;
 ☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
 ☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
 ☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;
 ☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or
 ☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;
 ☐ Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
 ☐ Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific
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purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
 ☐ Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the Company is directed by such family office pursuant to the previous paragraph; or
 ☐ Any entity in which all of the equity owners are institutional “accredited investors.”
SUBSCRIBER:
Print Name:

By:
Name:
Title:
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Exhibit B
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”), dated as of December 9, 2021, is entered into by and among North Mountain Merger Corp., a Delaware corporation (“Acquiror”), North Mountain Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub I”), North Mountain Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and [•], a [•] (the “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently herewith, Acquiror, Corcentric, Inc., a Delaware corporation (the “Company”), Merger Sub I and Merger Sub II are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of Acquiror (the “Initial Surviving Corporation”) and (ii) immediately following the consummation of the Initial Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of Acquiror;
WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote [[•] shares of Company Common Stock] / [[•] shares of Company Preferred Stock]] (the “Owned Shares”); the Owned Shares and any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);
WHEREAS, as a condition and inducement to the willingness of Acquiror, Merger Sub I and Merger Sub II to enter into the Merger Agreement, the Company and the Stockholder are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub I, Merger Sub II and the Stockholder hereby agree as follows:
1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to, validly execute and deliver to the Company, as promptly as reasonably practicable (and in any event, within four (4) Business Days) following the effective date of the Registration Statement, the written consent in the form attached hereto as Exhibit A in respect of all of the Stockholder’s Covered Shares. In addition, prior to the Termination Date (as defined herein), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:
(a) if and when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is
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executed by the Stockholder) in favor of the Mergers and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and
(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement that would result in the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03 of the Merger Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.
None of the Stockholder’s obligations set forth in this Agreement (including this Section 1) shall be limited, relieved or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal, by any Company Intervening Event or by any Company Change in Recommendation.
2. Merger Consideration. The Stockholder hereby agrees to the conversion of all Covered Shares in the manner set forth in Section 3.01 of the Merger Agreement (including, as applicable, the conversion of each share of Company Preferred Stock into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, multiplied by the number of shares of Company Common Stock that such share of Company Preferred Stock would be converted into if converted in accordance with the terms of Section 4 of Article V of the Company Certificate of Incorporation immediately prior to the First Effective Time).
3.  No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
4. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the First Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror, Merger Sub I, Merger Sub II and the Stockholder, or (iv) the election of the Stockholder in its sole discretion to terminate this Agreement following any modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to the Stockholder, in each case, without the Stockholder’s prior consent (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or actual fraud by such party in connection with, this Agreement prior to such termination.
5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror, Merger Sub I and Merger Sub II as to itself as follows:
(a) The Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company).
(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s
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obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c) [The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.]1 [The Stockholder has legal competence and capacity to enter into this Agreement and all necessary authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and, to the extent any Covered Share constitutes community property under applicable Law, the Stockholder has obtained all consents necessary under applicable Law to enter into this Agreement and to perform its obligations hereunder with respect to such Covered Shares.]2 This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement.
(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in [(i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder,]3 (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.
(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.
1	NTD: To be included if the Stockholder is an entity
2	NTD: To be included if the Stockholder is a natural person.
3	NTD: To be included if the Stockholder is an entity
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(g) The Stockholder understands and acknowledges that Acquiror, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.
(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror, Merger Sub I, Merger Sub II or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.
6. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:
(a) No Solicitation. Subject to Section 7 hereof, prior to the Termination Date, the Stockholder shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any non-public information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Stockholder also agrees that immediately following the execution of this Agreement it shall, and shall cause its Affiliates and all of its or their Representatives to cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to result in or lead to, an Acquisition Proposal. In addition to the other obligations under this Section 6(a), the Stockholder shall promptly (and in any event within 48 hours after receipt thereof by the Company or its representatives) advise Acquiror orally and in writing of receipt of any Acquisition Proposal by the Stockholder, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
The Stockholder agrees that the rights and remedies for non-compliance with this Section 6(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror. For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 6(a) shall not prohibit the Stockholder, any of its Affiliates or any of its Representatives from taking any actions in the ordinary course of business that are not in violation of any provision of this Section 6(a) (such as answering phone calls) or informing any Person inquiring about a possible Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 6(a).
Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 6(a), (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 6.08(a) of the Merger Agreement shall not be considered a breach of this Section 6(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 6(a)).
(b) The Stockholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Mergers, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this
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Agreement; provided, however, that nothing herein shall prohibit a Transfer (A) to an Affiliate of the Stockholder, (B) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (C) occurring by will, testamentary document or intestate succession upon the death of a Stockholder who is an individual, (D) pursuant to community property laws, divorce decree or a qualified domestic relations order or (E) to a nominee or custodian of a Person or entity to whom a Transfer would be permissible under clauses (A) through (D) above (any Transfer permitted by clauses (A) through (E), a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement and any other Ancillary Agreement to which the Stockholder is a party in connection with the transactions contemplated by the Merger Agreement, including any lock-up agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to the Stockholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Stockholder.
(c) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
(d) The Stockholder shall be bound by and subject to Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provision applies to the parties to the Merger Agreement as if the Stockholder is directly party thereto.
(e) The Stockholder agrees to execute and deliver such documentation as may be necessary or reasonably requested by Acquiror or the Company to terminate, effective upon and contingent upon the Closing and without any liability to Acquiror, Sponsor or the Company, any Company Affiliate Agreement to which the Stockholder is a party that is contemplated to be terminated in connection with the transactions contemplated by the Merger Agreement.
7. Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Merger Sub I or Merger Sub II or their respective Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Stock Consideration and the Per Share Cash Consideration) or the consummation of the transactions contemplated hereby and thereby.
8. Disclosure. The Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure, in each case required by the SEC, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.
9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, Merger Sub I, Merger Sub II and the Stockholder.
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11. Waiver. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
12. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to Acquiror, to it at:

North Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
Attn:	Nick Dermatas
E-mail:	ndermatas@smmergercorp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Jeffrey D. Marell
Michael Vogel
E-mail:	jmarell@paulweiss.com
mvogel@paulweiss.com
If to the Stockholder, to such address indicated on the Company’s records with respect to the Stockholder or to such other address or addresses as the Stockholder may from time to time designate in writing.
13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.
14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.
15. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror, Merger Sub I and Merger Sub II in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 5, Section 6(b) and Section 8 hereof.
A-B-6

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.
(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b) Any Action based upon, arising out of or related to this Agreement shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16.
(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.
18. Trust Account Waiver. Reference is made to the final prospectus of Acquiror, dated as of September 18, 2020 (Registration No. 333-246328) (the “Prospectus”). The Stockholder hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”), including the sale of the overallotment shares acquired by its underwriters, and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Acquiror Common Stock pursuant to the Offer in connection with the consummation of Acquiror’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder hereby agrees, in each case on behalf of itself and its Affiliates, that, notwithstanding anything to the contrary in this Agreement, neither Stockholder nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”), on the one hand, and the Stockholder or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Stockholder on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Stockholder or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Acquiror
A-B-7

or its Affiliates). The Stockholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter in this Agreement, and the Stockholder further intends and understands such waiver to be valid, binding and enforceable against the Stockholder and each of its Affiliates under applicable Law. To the extent Stockholder, or any of its Affiliates, commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, Stockholder, hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit it or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Stockholder or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acqiuror or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of Acquiror, whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Stockholder and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.
19. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror, Merger Sub I, Merger Sub II or the Stockholder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
20. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 20 shall not be required to provide any bond or other security in connection with any such injunction.
21. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
A-B-8

22. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
23. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
24. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer, director, employee or fiduciary of the Company or any other Person.
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A-B-9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
NORTH MOUNTAIN MERGER CORP.

By:
Name:
Title:

NORTH MOUNTAIN MERGER SUB INC.

By:
Name:
Title:

NORTH MOUNTAIN MERGER SUB II, LLC

By:
Name:
Title:
[Signature Page to Stockholder Support Agreement]
A-B-10

[STOCKHOLDER]

By:
Name:
Title:
[Signature Page to Stockholder Support Agreement]
A-B-11

Exhibit A
WRITTEN CONSENT
IN LIEU OF A
MEETING OF STOCKHOLDERS
OF
CORCENTRIC, INC.
[•], 2021
The undersigned (the “Stockholder”), being the holder of shares of Corcentric, Inc., a Delaware corporation (the “Company”), [common stock, par value $0.001 per share (the “Company Common Stock”)] [and] [Series A preferred stock, par value $0.001 per share (the “Company Preferred Stock”)], acting pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting with respect to all of the shares of [Company Common Stock] [and] [Company Preferred Stock] held by the Stockholder, effective as of the date set forth opposite the Stockholder’s name on the signature page hereto:
MERGER AGREEMENT
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of December 9, 2021 (the “Merger Agreement”), by and among the Company, North Mountain Merger Corp., a Delaware corporation (“Acquiror”), North Mountain Merger Sub Inc., a Delaware corporation (“Merger Sub I”) and North Mountain Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), a copy of which has been provided to the undersigned Stockholder (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Merger Agreement);
WHEREAS, pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, (i) Merger Sub I will merge with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of Acquiror (the “Initial Surviving Corporation”) and (ii) immediately following the consummation of the Initial Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity of the Subsequent Merger;
WHEREAS, the Company Board has (i) declared the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Mergers, advisable and in the best interests of the Corporation and its stockholders, (ii) approved the Merger Agreement and the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) authorized the officers of the Company to submit the Merger Agreement to the Company’s stockholders for purposes of obtaining the approval of the Company’s stockholders and to take all action deemed necessary or appropriate to solicit the consent of the stockholders of the Company with respect thereto; and
WHEREAS, (i) the affirmative vote in favor of the adoption of the Merger Agreement by a holders of a majority of the voting power of the outstanding shares of Company Stock and Company Preferred Stock, voting together on an “as converted” to Company Common Stock basis, is required pursuant to Section 251 of the DGCL, and (ii) the affirmative vote in favor of the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class, is required pursuant to Article V, Section 7 of the Amended and Restated Certificate of Incorporation of the Company, dated as of May 1, 2020 (the “Charter”), upon the terms and subject to the conditions set forth in the Merger Agreement; now, therefore, be it
RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes all of the shares of [Company Common Stock] [and] [Company Preferred Stock] held by the Stockholder in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers, in each case, in accordance with the Charter; and
A-B-12

FURTHER RESOLVED, that the undersigned Stockholder hereby (i) waives any and all (A) appraisal and/or dissenters’ rights with respect to the transactions contemplated by the Merger Agreement, including the Mergers, whether pursuant to the DGCL or otherwise and (B) irregularities of notice with respect to the time and place of meeting, and (ii) consents to the transaction of all business represented by this written consent and the Merger Agreement.
[Remainder of page intentionally left blank.
Signature page follows.]
A-B-13

Exhibit C
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of December 9, 2021, is made and entered into by and among North Mountain Merger Corp., a Delaware corporation (the “Company”), North Mountain LLC, a Delaware limited liability company (the “Sponsor”), certain equityholders of Corcentric, Inc., a Delaware corporation (“Corcentric”), set forth on the signature pages hereto (each such equityholder, a “Corcentric Holder” and, collectively, the “Corcentric Holders”) Doug Clark (the “Director Holder”) (each such party, together with the Sponsor, the Corcentric Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 6.9 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of September 17, 2020 (the “Original RRA”);
WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, North Mountain Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), North Mountain Merger Sub II, Inc., a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Corcentric;
WHEREAS, pursuant to the Merger Agreement, the Corcentric Holders will receive shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company and Sponsor’s 3,306,250 shares of Class B common stock of the Company (the “Sponsor Shares”) will be converted to 3,306,250 shares of Common Stock;
WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Company, Sponsor and Corcentric entered into that certain Share Vesting and Warrant Surrender Agreement, dated as of the date hereof, pursuant to which (i) Sponsor agreed to surrender 4,145,000 warrants, each exercisable to purchase one share of Common Stock, (ii) Sponsor received 1,400,000 shares of Common Stock (together with the Sponsor Shares, the “Founder Shares”), (iii) 2,603,126 of the Founder Shares will vest immediately upon consummation of the transactions contemplated by the Merger Agreement and (iv) 2,103,124 of the Founder Shares will remain subject to certain vesting and forfeiture conditions;
WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, certain stockholders will purchase an aggregate of 5,000,000 shares of Common Stock and 2,500,000 warrants to purchase shares of Common Stock (the “Investor Securities”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of the date hereof, entered into by and between the Company and each of the stockholders party thereto (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and
WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, effective as of the Closing.
A-C-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Corcentric” shall have the meaning given in the Preamble hereto.
“Corcentric Holders” shall have the meaning given in the Preamble hereto.
“Demand Registration” shall have the meaning given in Section 2.1.1.
“Demanding Corcentric Holder” shall have the meaning given in Section 2.1.4.
“Demanding Sponsor Holders” shall have the meaning given in Section 2.1.4.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Director Holder” shall have the meaning given in the Preamble.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.3.
“Founder Shares” shall have the meaning given in the Recitals hereto.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.
A-C-2

“Insider Letter” shall mean that certain letter agreement, dated as of September 17, 2020, by and among the Company, the Sponsor and the other parties thereto.
“Investor Securities” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 6.10.
“Lock-up” shall have the meaning given in Section 5.1.
“Lock-up Period” shall mean with respect to the Lock-up Shares, the period ending on the earlier of (A) the date that is one year following the date of the Closing and (B) subsequent to the Closing (as such term is defined in the Merger Agreement), (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing (as such term is defined in the Merger Agreement) or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“Lock-up Shares” shall mean the Founder Shares held by the Sponsor Holders immediately following the Closing (including those subject to vesting and forfeiture conditions)..
“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, pursuant to the Insider Letter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including, without limitation, warrants to purchase shares of Common Stock and the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company held by a Holder from time to time (including any securities distributable pursuant to the Merger Agreement), (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired or otherwise owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above
A-C-3

by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B) reasonable fees and disbursements of counsel for the Corcentric Holders;
(C) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(D) printing, messenger, telephone and delivery expenses;
(E) reasonable fees and disbursements of counsel for the Company;
(F) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(G) in an Underwritten Offering, Block Trade or other offering involving an Underwriter reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
A-C-4

“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Holders” shall mean the Sponsor and its Permitted Transferees who hold Registrable Securities.
“Sponsor Shares” shall have the meaning given in the Recitals hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1 Shelf Registration.
2.1.1 Filing. The Company agrees that it will file with the Commission (at the Company’s sole cost and expense) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis no later than thirty (30) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts
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to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution or any other method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Sponsor Holder, a Corcentric Holder, or a Director Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holders, the Corcentric Holders and the Director Holder.
2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, (a) a majority-in-interest of the Sponsor Holders (the “Demanding Sponsor Holders”) or (b) any individual Corcentric Holder (the “Demanding Corcentric Holder”) (any of the Demanding Sponsor Holders or such Demanding Corcentric Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $30 million or all of such Demanding Holders’ remaining Registrable Securities (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters (which shall consist of one or more reputable nationally recognized investment banks) selected by the Demanding Holder after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. The Demanding Sponsor Holders and the Demanding Corcentric Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders
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requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, (A) first, all Registrable Securities of the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Requesting Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual agreements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.
2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from a Registration pursuant to such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the a Sponsor Holder or a Corcentric Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holders, the Corcentric Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Sponsor Holder or a Corcentric Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Sponsor Holder or such Corcentric Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedow. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2 Piggyback Registration.
2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation,
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an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold
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without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1 hereof.
2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder that participates in such Underwritten Offering agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder participating in any Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4. Block Trades.
2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal
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(an “Other Coordinated Offering”), in each case, (x), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any), brokers, sales agents or placement agents of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offering pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may reasonably be requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration
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Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10 in the event of an Underwritten Offering, a Block Trade, Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided, further, that the participation of such representatives, Underwriters or financial institutions does not diminish the Company’s responsibility for Registration Expenses in connection with such Underwritten Offering or Block Trade pursuant to such Registration or as
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otherwise set forth in this Agreement; and provided further, that the Company will not include the name of any Holder or any information regarding any Holder not participating in such sale pursuant to such Registration unless required by the Commission or any applicable law, rules or regulations;
3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12 in the event of an Underwritten Offering, a Block Trade, Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, the broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13 in the event of any Underwritten Offering, a Block Trade, Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration and an Underwriter, broker, sales agent or placement agent.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary or advisable to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering involving a Registration and an Underwriter for equity securities of the Company pursuant to a Registration initiated by the Company hereunder
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unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that (i) the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice and (ii) the Company shall only be responsible for Registration Expenses in connection with correcting Misstatements in information provided by the Company), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than two occasions or for more than sixty (60) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.
3.4.5 Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.
3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall
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be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1 Indemnification.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from (a) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (b) any violation or alleged violation by the Company of the Securities Act, Exchange Act, or any state securities law or any rule or regulation thereunder in connection with such registration. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more
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than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1 Lock-up. Subject to Section 5.2, the Sponsor Holders agree that they shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”); provided, that the foregoing restriction shall not apply to (i) the exercise by any Holder of any option to purchase shares of Common Stock pursuant to any equity compensation plan of the Company to the extent that such option would expire during the Lock-up Period or (ii) the sale of shares of Common Stock underlying any such option, to the extent necessary to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option; provided, further, that the net shares of Common Stock underlying any such options (i.e., following the application of subclauses (i) or (ii) or any Company net settlement effectuated to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option) shall continue to be subject to the Lock-up.
5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, the Sponsor Holders or their Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Sponsor’s officers or directors, (ii) any affiliates or family members of the Sponsor’s officers or directors, or (iii) the Sponsor Holders or any direct or indirect partners, members or equity holders of the Sponsor Holders, any
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affiliates of the Sponsor Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of a Sponsor Holder’s organizational documents, upon dissolution of the such Sponsor Holder; (f) to the Sponsor; (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; or (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (g) above; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.
ARTICLE VI
MISCELLANEOUS
6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Corcentric, Inc., 200 Lake Drive East, Cherry Hill, NJ 08002, Attention: Tom Sabol, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.
6.2 Assignment; No Third Party Beneficiaries.
6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Corcentric Holders and the Sponsor Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Corcentric Holders shall be permitted to transfer its rights hereunder as the Corcentric Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Corcentric Holder (it being understood that no such transfer shall reduce any rights of such Corcentric Holder or such transferees) and (y) each of the Sponsor Holders shall be permitted to transfer its rights hereunder as the Sponsor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Sponsor Holder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.
6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this
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Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4 Governing Law; Venue; Trial by Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Sponsor Holders as a group or the Corcentric Holders as a group, respectively, in a manner that is materially adversely different from the Sponsor Holders or Corcentric Holders, as applicable, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Sponsor Holders or Corcentric Holders, as applicable, at the time in question; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.6 Other Registration Rights. Other than the stockholders who have registration rights with respect to their Investor Securities pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without the prior written consent of Holders representing a majority-in-interest of the Registrable Securities. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.7 Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, upon the date as of which such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
6.8 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
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6.9 Joinder. Each person or entity who becomes a Holder pursuant to Section 6.2 hereof must execute a joinder to this Agreement in the form of Exhibit A attached hereto (a “Joinder”).
6.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[Signature pages follow]
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

NORTH MOUNTAIN MERGER CORP., a Delaware corporation

By:
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]
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SPONSOR HOLDERS:

NORTH MOUNTAIN LLC

By:	Harbour Reach Holdings LLC, its managing member

By: Netherton Investments Limited, its managing member

By:
Name:	Mike Bell
Title:	Director
[Signature Page to Amended and Restated Registration Rights Agreement]
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CORCENTRIC HOLDERS:

BREGAL SAGEMOUNT III L.P.

By:
Name:
Title:

BREGAL SAGEMOUNT III-A L.P.

By:
Name:
Title:

BREGAL SAGEMOUNT III-B L.P.

By:
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]
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DIRECTOR HOLDER:

Name:	Douglas Clark
[Signature Page to Amended and Restated Registration Rights Agreement]
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Schedule 1

Corcentric Holders
Bregal Sagemount III L.P.
Bregal Sagemount III-A L.P.
Bregal Sagemount III-B L.P.
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Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of December 9, 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among North Mountain Merger Corp., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the    day of    , 20 .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20
[•]

By:
Name:
Its:
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Exhibit D
LOCKUP AGREEMENT
This Lockup Agreement is dated as of December 9, 2021 and is among North Mountain Merger Corp., a Delaware corporation (“NMMC”), and each of the stockholder parties identified on Exhibit A hereto and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with NMMC in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
BACKGROUND:
WHEREAS, the Stockholder Parties own or will own equity interests in Corcentric, Inc., a Delaware corporation (“Legacy Corcentric”), and/or NMMC;
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 9, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), (i) North Mountain Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of NMMC (“Merger Sub I”), will merge with and into Legacy Corcentric (the “Initial Merger”), with Legacy Corcentric surviving the Initial Merger as a wholly owned subsidiary (the “Initial Surviving Company”) of NMMC, (ii) by virtue of the Initial Merger, former stockholders of Legacy Corcentric will receive newly issued shares of Common Stock (as defined below) and/or cash, (iii) following the consummation of the Initial Merger, the Initial Surviving Company will merge with and into North Mountain Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of NMMC (“Merger Sub II”) (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger (the “Surviving Company”) and (iv) following the consummation of the Subsequent Merger, NMMC will be renamed “Corcentric” (NMMC from and after the Subsequent Merger sometimes referred to herein as the “Company”); and
WHEREAS, in connection with the Mergers and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings among such parties with respect to restrictions on transfer of equity interests in NMMC.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“Action” has the meaning set forth in Section 3.8.
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.
“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“Board” means the board of directors of the Company.
“Change of Control” has the meaning set forth in Section 2.1(b).
“Common Stock” means the Class A Common Stock, par value $0.0001 per share, of NMMC, following the consummation of the Initial Merger (as the same may be reclassified or changed from time to time).
“Company” has the meaning set forth in the Background.
“covered shares” has the meaning set forth in Section 2.1.
“designated representatives” means, with respect to a Stockholder Party, (a) its and its Affiliates’ directors, managers, officers, attorneys, accountants, consultants, insurers, financing sources and other
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advisors in connection with such Stockholder Party’s investment in the Company and (b) any of such Stockholder Party’s or their respective Affiliates’ partners, members, stockholders, directors, managers, officers, other fiduciaries, employees or agents in the ordinary course of business, so long as such Person has agreed to maintain the confidentiality of the information relating to the Company provided to it.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal (including stock exchange authorities).
“immediate family” has the meaning set forth in Section 2.1(b).
“Legacy Corcentric” has the meaning set forth in the Background.
“Lock-Up Period” has the meaning set forth in Section 2.1(a).
“Merger” has the meaning set forth in the Background.
“Merger Agreement” has the meaning set forth in the Background.
“Non-Recourse Party” means any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement and any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing, in each case, that is not a party to this Agreement.
“Permitted Transferees” means with respect to a Stockholder Party, a Transferee of shares that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.
“Person” means an individual, a partnership, a corporation, a limited partnership, a limited liability company, a syndicate, an association, a joint stock company, a trust, an entity, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act) or any Governmental Authority or any department, agency or political subdivision thereof.
“shares” means shares of Common Stock received by the Stockholder Parties pursuant to the Merger Agreement; provided, however, that, for the avoidance of doubt, such term shall not include shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock, in each case, acquired in open market transactions after the Closing Date.
“Sponsor” has the meaning set forth in the Background.
“Stockholder Parties” has the meaning set forth in the Preamble.
“Surviving Company” has the meaning set forth in the Background.
1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.
ARTICLE II
LOCKUP
2.1 Lockup. (a) During the period beginning on the effective time of the Initial Merger and continuing to and including the date that is 180 days after the Closing Date (as defined in the Merger Agreement) (in each case, the “Lock-Up Period”), each Stockholder Party agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right
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to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares.
(b) Notwithstanding the foregoing, a Stockholder Party may transfer or dispose of any or all of its covered shares at any time during the Lock-Up Period (i) by will, other testamentary document or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes, (iii) to any trust, partnership, limited liability company, corporation or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Section 2.1, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) in the case of an individual, (x) to any immediate family member or other dependent or (y) to a trust, the beneficiary of which is either a member of one of the individual’s immediate family or a charitable organization and, in each case, the sole trustee of which is such individual, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) as a distribution to limited partners, members or stockholders of such Stockholder Party, (vii) to its Affiliated investment fund or other Affiliated entity controlled or managed by such Stockholder Party or its Affiliates, (viii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vii) above, (ix) pursuant to an order or decree of a Governmental Authority, (x) from an employee to NMMC or its Subsidiary or parent entities upon death, disability or termination of employment, in each case, of such employee, (xi) to NMMC (1) pursuant to the exercise of any option to purchase Common Stock granted by NMMC pursuant to any employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Initial Merger) which are set to expire during the Lock-Up Period, where any Common Stock received by the undersigned upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase Common Stock or the vesting of any restricted stock awards granted by NMMC pursuant to employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Initial Merger) which are set to expire or automatically vest during the Lock-Up Period, where any Common Stock received by such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1, (xii) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Stockholder Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), or (xiii) with the prior written consent of NMMC; provided that:
(i) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and
(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the
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Lock-Up Period (a) such Stockholder Party shall provide NMMC prior written notice informing them of such report or filing and (b) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein.
(c) For the avoidance of doubt, each Stockholder Party shall be permitted to convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities or warrants to acquire shares of Common Stock into shares of Common Stock; provided that any such shares of Common Stock or warrants received upon such conversion shall be subject to the restrictions set forth in this Section 2.1.
(d) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no transfers or other dispositions of such Stockholder Party’s shares in contravention of this Section 2.1(d) are effected prior to the expiration of the applicable Lock-Up Period.
(e) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with NMMC’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s shares describing the foregoing restrictions.
ARTICLE III
GENERAL PROVISIONS
3.1 Termination. Subject to Section 3.13 or the early termination of any provision as a result of an amendment to this Agreement in accordance with Section 3.3, this Agreement (other than Article III hereof), shall terminate on the date that is 180 days after the Closing Date.
3.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to NMMC, to:

North Mountain Merger Corp. 767 Fifth Avenue, 9th Floor New York, New York 10153
Attn:	Nick Dermatas
E-mail:	ndermatas@smmergercorp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Attn:	Jeffrey D. Marell; Michael Vogel
E-mail:	jmarell@paulweiss.com; mvogel@paulweiss.com

If to Company (following the consummation of the Subsequent Merger), to:

Corcentric, Inc. 200 Lake Drive East Cherry Hill, NJ 08002
Attn:	Tom Sabol
E-mail:	tsabol@corcentric.com

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and

Corcentric, Inc. 2651 Warrenville Road, Suite 560 Downers Grove, IL 60515
Attn:	Mark Joyce
E-mail:	mjoyce@corcentric.com

with a copy (not constituting notice) to:

Kirkland & Ellis LLP 1601 Elm Street Dallas, TX 75201
Attn:	Kevin T. Crews, P.C.
E-mail:	kevin.crews@kirkland.com

and

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attn:	Douglas DiMedio; Tamar Donikyan
E-mail:	douglas.dimedio@kirkland.com; tamar.donikyan@kirkland.com
If to any Stockholder Party, to such address indicated on NMMC’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.
3.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by (i) NMMC, (ii) with respect to any amendment or modification of this Agreement that would materially and adversely affect any Stockholder Party in a manner that is disproportionate to the other Stockholder Parties, such affected Stockholder Party and (iii) if the amendment or modification is prior to the consummation of the Mergers, Legacy Corcentric.
(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(d) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to NMMC and, if such waiver is prior to the consummation of the Mergers, Legacy Corcentric.
3.4 Further Assurances. The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.
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3.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.5 shall be null and void, ab initio.
3.6 Third Parties. Except as provided for in Article III with respect to any Non-Recourse Party, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
3.7 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
3.8 Jurisdiction; Waiver of Jury Trial. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each party hereto consents to receive service of process in any such proceeding or Action in the same manner provided by Section 3.2 for the giving of notices and in any other manner permitted by applicable law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.
3.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement.
3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect
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under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.12 Headings; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
3.13 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article III) shall not be effective until the consummation of the Mergers. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.
3.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no Non-Recourse Party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of the parties to this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
[Remainder of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.
NORTH MOUNTAIN MERGER CORP.

By:
Name:
Title:
[Signature Page to Lockup Agreement]
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[STOCKHOLDER PARTIES]

By:
Name:
Title:
[Signature Page to Lockup Agreement]
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Exhibit A
[•]
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Exhibit B
FORM OF JOINDER TO LOCKUP AGREEMENT

[    ], 20
Reference is made to the Lockup Agreement, dated as of [•], 2021, by and among North Mountain Merger Corp. (“NMMC” or the “Company”, as applicable) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.
Each of NMMC and each undersigned holder of shares of NMMC (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.
Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.
This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
[Remainder of Page Intentionally Left Blank.]
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IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.
[NEW STOCKHOLDER PARTY]

By:
Name:
Title

NORTH MOUNTAIN MERGER CORP.

By:
Name:
Title:
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Exhibit E
SHARE VESTING AND WARRANT SURRENDER AGREEMENT
This Share Vesting and Warrant Surrender Agreement (this “Agreement”) is entered into as of December 9, 2021, by and between North Mountain Merger Corp., a Delaware corporation (“NMMC”), North Mountain LLC, a Delaware limited liability company (the “Sponsor”), and Corcentric, Inc., a Delaware corporation (the “Company”). The parties to this Agreement are referred to herein as the “Parties” or, each individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).
RECITALS
WHEREAS, NMMC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, immediately following the closing of NMMC’s initial public offering of NMMC’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and as of the date hereof, Sponsor is the registered holder of (i) 3,306,250 shares (the “Class B Sponsor Shares”) of NMMC’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) and (ii) 4,145,000 warrants, each of which is exercisable to purchase one share of Common A Common Stock, at an exercise price of $11.50 per share (the “Sponsor Private Placement Warrants”), which were issued to Sponsor at a price of $1.00 per warrant pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of September 17, 2020, between the Sponsor and NMMC (the “Private Placement Warrant Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, NMMC, North Mountain Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of NMMC (“Merger Sub I”), North Mountain Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of NMMC (“Merger Sub II”), and the Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, inter alia, (i) Merger Sub I will merge with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of NMMC (the “Initial Surviving Company”) and (ii) following the consummation of the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of NMMC, on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Transaction Agreement, the “Transactions”);
WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, in connection with the Transactions, NMMC and each of the parties subscribing for Class A Common Stock thereunder have entered into certain subscription agreements (together with any Subscription Agreements (as defined in the Transaction Agreement) that may be executed after the date hereof as permitted by the terms of the Transaction Agreement or as otherwise agreed by NMMC and the Company, as amended or modified from time to time, collectively, the
“Subscription Agreements”) pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of Class A Common Stock at $10.00 per share in a private placement or placements and receive one half of a Sponsor Private Placement Warrant for each share of Class A Common Stock so purchased, with such transactions to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, in connection with the Transactions, the Parties wish to enter into this Agreement, pursuant to which immediately prior to, and contingent upon, the Closing (the “Surrender Effective Time”), (i) the Sponsor will surrender to NMMC all Sponsor Private Placement Warrants held by the Sponsor prior to the Surrender Effective Time, a portion of which shall be transferred and delivered to the Subscribers in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date hereof) and the remainder of which shall be cancelled by NMMC upon the Surrender Effective Time, and (ii) NMMC shall issue 1,400,000 shares of Class A Common Stock (the “Warrant Shares”, and together with the Class B Sponsor Shares, the “Sponsor Shares”) to the Sponsor as consideration for the surrender of all of its Sponsor Private Placement Warrants;
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WHEREAS, in connection with the Transactions, the Sponsor has agreed that 2,603,126 Sponsor Shares shall not be subject to any forfeiture or cancellation and the remaining 2,103,124 of its Sponsor Shares shall be subject to forfeiture and cancellation if certain vesting conditions are not satisfied after the effective time of the Initial Merger (the “Merger Effective Time”), as more fully set forth herein; and
WHEREAS, the Parties wish to enter into this Agreement to set forth the surrender, cancellation and vesting conditions described above and make certain additional agreements to each other in connection with the Transactions.
NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
1. Surrender and Issuance at the Surrender Effective Time.
a) At the Surrender Effective Time, conditioned upon and substantially simultaneous with the closing of the Mergers (the “Closing” and the date thereof the “Closing Date”) and the Warrant Share Issuance (as defined below) and subject to the other conditions set forth in this Agreement, the Sponsor shall surrender to NMMC all of the Sponsor Private Placement Warrants held by the Sponsor, a portion of which shall be transferred and delivered to the Subscribers in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date hereof) (such Sponsor Private Placement Warrants, the “Transferred Private Placement Warrants”) and the remainder of which shall be cancelled by NMMC upon the Surrender Effective Time (such Sponsor Private Placement Warrants, the “Cancelled Private Placement Warrants”) (the “Warrant Surrender Closing”). Upon the surrender of the Sponsor Private Placement Warrants at the Surrender Effective Time, (i) NMMC shall further effectuate the transfer of Transferred Private Placement Warrants to the Subscribers in accordance with the Subscription Agreements, (ii) none of the Cancelled Private Placement Warrants shall be outstanding, (iii) NMMC shall take all necessary action to retire the Cancelled Private Placement Warrants, whereupon such warrants shall cease to exist and (iv) NMMC shall cancel any certificates or other instruments that theretofore represented any of the Cancelled Private Placement Warrants (or make appropriate notations in its books and records with respect to any such securities that are uncertificated and represented by book entry only). The Sponsor acknowledges and agrees that none of the Subscribers are or will be Permitted Transferees (as defined in the Private Placement Warrant Agreement) of the Sponsor under the Private Placement Warrant Agreement. For U.S. federal income tax purposes, the parties hereto intend that the transfer of the Transferred Private Placement Warrants to the Subscribers be treated as the issuance of new call options written by NMMC.
b) At the Surrender Effective Time, conditioned upon and simultaneous with the consummation of the Warrant Surrender Closing, NMMC shall issue to the Sponsor the Warrant Shares and authorize and instruct NMMC’s transfer agent to record the issuance of the Warrant Shares, in uncertificated, book-entry form, on the stock transfer books of NMMC as of the Surrender Effective Time (the “Warrant Share Issuance”).
c) The rights, privileges and preferences of the Warrant Shares shall be those ascribed to NMMC’s Class A Common Stock in NMMC’s certificate of incorporation, bylaws or any other charter document of NMMC, as shall be in effect from time to time.
d) At the Closing, the Warrant Shares shall contain a notation evidencing that the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).
e) NMMC and the Sponsor are each party to that certain Registration Rights Agreement, dated as of September 17, 2020 by and among NMMC, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”). At or prior to the Closing, the Sponsor, NMMC and the other parties signatory thereto shall amend and restate the Existing Registration Rights Agreement, in the form attached to the Transaction Agreement (the “A&R Registration Rights Agreement”). NMMC and the Sponsor agree that the Warrant Shares will be subject to the terms and conditions of the A&R Registration Rights Agreement and will constitute (i) “Registrable Securities” for purposes of the A&R Registration
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Rights Agreement, including the registration rights contained therein with respect to “Registrable Securities” and (ii) “Founder Shares” for the purposes of Section 7(a) of the Letter Agreement (defined below) including the restrictions on transfer set forth therein.
2. Vesting of Sponsor Shares.
a) Designation. Of all the Sponsor Shares held by the Sponsor at the Merger Effective Time, (i) 1,051,562 shall be designated “First Vesting Sponsor Shares,” (ii) 1,051,562 shall be designated “Second Vesting Sponsor Shares” (and, together with the First Vesting Sponsor Shares, the “Vesting Sponsor Shares”) and (iii) the other 2,603,126 shall be designated “Immediately Vested Sponsor Shares.”
b) Immediately Vested Sponsor Shares Not Subject to Forfeiture. From and after the Merger Effective Time, the Immediately Vested Sponsor Shares shall be deemed to have vested and shall not be subject to forfeiture or surrender under this Agreement.
c) Vesting of Vesting Sponsor Shares. Upon the occurrence of the Merger Effective Time, all of the Vesting Sponsor Shares shall be deemed to be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 2 and Annex I attached hereto. Upon the occurrence of the First or Second Vesting Time (each as defined in Annex I), as applicable, (i) the applicable Vesting Sponsor Shares shall be deemed to have vested and shall cease to be subject to forfeiture or surrender under this Agreement and (ii) NMMC shall promptly (and in any event within one (1) business day) pay to the holders of the applicable Vesting Sponsor Shares all dividends and other distributions set aside pursuant Section 2(d)(i) below. If the applicable Vesting Time does not occur prior to the Expiration Time (as defined in Annex I), the applicable Vesting Sponsor Shares shall not vest and shall be forfeited as provided in Section 2(e).
d) Rights of Holders of Vesting Sponsor Shares Prior to Vesting Time; Transfer Restrictions. Except as otherwise provided in this Section 2(d) or Section 6, prior to the Expiration Time, the registered holder of any Vesting Sponsor Shares shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of the Vesting Sponsor Shares. Notwithstanding the foregoing, (i) any dividends or other distributions payable to holders of Vesting Sponsor Shares as of a record date prior to the earlier of the applicable Vesting Time or Expiration Time shall be set aside by NMMC and shall be paid to the holder thereof upon the vesting of such Vesting Sponsor Shares at the applicable Vesting Time (if at all), other than dividends and other distributions that are Adjustment Events (as defined in Annex I), which shall be deemed paid upon the effectiveness of the adjustment therefor pursuant to and in accordance with Annex I, and (ii) prior to the earlier of the applicable Vesting Time or Expiration Time, no holder shall Transfer (as defined in that certain Letter Agreement, dated September 17, 2020, between NMMC, the Sponsor and the other parties thereto (as such agreement is in effect on the date hereof, the “Letter Agreement”) as of the date hereof) any Vesting Sponsor Shares unless the transferee is a permitted transferee (as that term is used in the Letter Agreement as of the date hereof), such Transfer otherwise complies with the Letter Agreement and, as a condition to such Transfer and no later than substantially concurrently therewith, such permitted transferee executes a joinder, in form and substantive reasonably acceptable to the board of directors of NMMC (the “NMMC Board”), agreeing to be bound to this Agreement in respect of such Transferred securities as if an original party hereto, and any purported Transfer in violation of this clause (ii) shall be null and void.
e) Forfeiture of Vesting Sponsor Shares Upon Expiration Time. If the applicable Vesting Time does not occur prior to the Expiration Time, then on the first business day after the Expiration Time, the Sponsor (or its permitted transferee(s), as may be applicable) shall surrender to NMMC for no consideration all of the applicable Vesting Sponsor Shares. Upon the surrender of the applicable Vesting Sponsor Shares, (i) none of the applicable Vesting Sponsor Shares shall be outstanding, (ii) NMMC shall take all necessary action to retire the applicable Vesting Sponsor Shares, whereupon such shares shall cease to exist and (iii) NMMC shall cancel any certificates or other instruments that theretofore represented any of the applicable Vesting Sponsor Shares (or make appropriate notations in its books and records with respect to any such securities that are uncertificated and represented by book entry only).
3. Effects of Other Agreements. For avoidance of doubt, nothing herein shall affect the Sponsor’s, its transferees’ or its or their respective successors’ and assigns’ respective rights and obligations in respect of the Class B Sponsor Shares (whether or not subject to vesting conditions hereunder and, if so subject, whether or not
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vestment occurs) or Sponsor Private Placement Warrants pursuant to the terms of any other agreement to which such Persons may be bound or such securities may be subject, including any transfer restrictions applicable thereto or, in the case of the Sponsor Private Placement Warrants, the conditions on exercise thereof; provided, that this Section 3 shall not limit, restrict or otherwise impact the obligations and restrictions set forth in Section 2 hereof.
4. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to NMMC as follows as of the date hereof:
a) Organization and Requisite Authority. The Sponsor possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
b) Authorization; No Breach.
i) The execution, delivery and performance of this Agreement has been duly authorized by the Sponsor. This Agreement constitutes a valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).
ii) The execution and delivery by the Sponsor of this Agreement and the fulfillment of and compliance with the terms hereof by the Sponsor do not and will not, as of the Surrender Effective Time, conflict with or result in a breach by the Sponsor of the terms, conditions or provisions of its organizational documents or any agreement, instrument, order, judgment or decree to which the Sponsor is subject or conflict with or violate any Law.
iii) The Sponsor is not in violation of, and has not to date violated, the restrictions on transfer of the Sponsor Private Placement Warrants set forth in the Letter Agreement.
c) Ownership. As of the date hereof and as of the Surrender Effective Time, the Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Class B Sponsor Shares and all of the Sponsor Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Class B Sponsor Shares) affecting any such Class B Sponsor Shares, other than Liens pursuant to (i) this Agreement, (ii) the certificate of incorporation of NMMC, (iii) the Transaction Agreement, (iv) the Letter Agreement or as otherwise disclosed in any Acquiror SEC Report or (v) any applicable Laws (securities or otherwise). When surrendered to NMMC in accordance with the terms of this Agreement, the Sponsor Private Placement Warrants will be free and clear of all Liens, other than Liens pursuant to (i) this Agreement, (ii) the organizational documents of NMMC, (iii) the Transaction Agreement, (iv) the Letter Agreement, (v) the Private Placement Warrant Agreement, (vi) as otherwise disclosed in any Acquiror SEC Report or (vii) any applicable Laws (securities or otherwise).
d) No Consents. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor, the Class B Sponsor Shares or the Sponsor Private Placement Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.
e) Acknowledgement. The Sponsor understands and acknowledges that each of NMMC and the Company is entering into the Transaction Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.
f) Investment Representations.
i) The Sponsor is acquiring the Warrant Shares, for the Sponsor’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.
ii) The Sponsor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.
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iii) The Sponsor understands that the Warrant Shares will be issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that NMMC is relying upon the truth and accuracy of, and the Sponsor’s compliance with, the representations and warranties of the Sponsor set forth herein in order to determine the availability of such exemptions and the eligibility of the Sponsor to acquire the Warrant Shares.
iv) The Sponsor did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.
v) The Sponsor has been furnished with all materials relating to the business, finances and operations of NMMC and materials relating to the transactions contemplated by this Agreement which have been requested by the Sponsor. The Sponsor has been afforded the opportunity to ask questions of the executive officers and directors of NMMC.
vi) The Sponsor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrant Shares or the fairness or suitability of the investment in the Warrant Shares by the Sponsor nor have such authorities passed upon or endorsed the merits of the offering of the Warrant Shares.
vii) The Sponsor understands that: (A) the Warrant Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (B) except as specifically set forth in the A&R Registration Rights Agreement, neither NMMC nor any other person is under any obligation to register the Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Sponsor understands that the SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination transaction, are deemed to be “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 adopted pursuant to the Securities Act would not be available for resale transactions of the Warrant Shares despite technical compliance with the requirements of such Rule, and the Warrant Shares can be resold only through a registered offering or in reliance upon another exemption from the registration requirements of the Securities Act.
viii) The Sponsor has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of an investment in the Warrant Shares. The Sponsor has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Warrant Shares. The Sponsor can afford a complete loss of its investment in the Warrant Shares.
5. Representations and Warranties of NMMC. NMMC represents and warrants to the Sponsor as follows as of the date hereof.
a) Organization and Corporate Power. NMMC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of NMMC. NMMC possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.
b) Authorization; No Breach.
i) The execution, delivery and performance of this Agreement has been duly authorized by NMMC. This Agreement constitutes the valid and binding obligation of NMMC, enforceable against NMMC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law)..
ii) The execution and delivery by NMMC of this Agreement, the cancellation of the Sponsor Private Placement Warrants, the issuance of the Warrant Shares and the fulfillment of, and compliance
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with, the respective terms hereof and thereof by NMMC, do not and will not, as of the Warrant Surrender Closing, conflict with or result in a breach by NMMC of the terms, conditions or provisions of its organizational documents or any agreement, instrument, order, judgment or decree to which NMMC is subject.
c) Title to Warrant Shares. Upon issuance in accordance with the terms hereof, the Warrant Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with the terms hereof, the Sponsor will have good title to the Warrant Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Sponsor.
d) Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by NMMC of this Agreement or the consummation by NMMC of any other transactions contemplated hereby.
6. Certain Additional Covenants of the Sponsor. Except in accordance with the terms of this Agreement, the Sponsor, solely in its capacity as a stockholder or warrant holder of NMMC, hereby covenants and agrees as follows:
a) The Sponsor agrees to comply with its voting and non-redemption obligations set forth in paragraph 1, and with the transfer restrictions applicable to Sponsor set forth in paragraph 7 (but subject to the exceptions therein), of the Letter Agreement as in effect on the date hereof as if fully set forth herein.
b) The Sponsor hereby agrees not to, directly or indirectly, during the term of this Agreement, except in connection with the consummation of the Mergers or the other Transactions, take any action that would make any representation or warranty of the Sponsor herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.
c) The Sponsor hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
d) From time to time, at NMMC’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
e) Subject to Section 8 hereof, prior to the Closing, (i) the Sponsor shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), cause, permit or consent to, any amendment, modification or waiver of, or take any action that would result in a breach of any provision of or constitute a default under, the Letter Agreement and (ii) the Sponsor shall timely perform its obligations under the Letter Agreement in accordance therewith.
f) Subject to Section 8 hereof, prior to the Termination Date, the Sponsor hereby agrees not to, and shall not authorize or permit its Affiliates and Representatives to, (i) take, whether directly or indirectly, any action to solicit, initiate, continue, encourage, knowingly facilitate, continue inquiries regarding or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal (other than with the Company, its stockholders and their respective Affiliates and Representatives), (ii) enter into discussions or negotiations with, or provide any non-public information to any person concerning a possible Business Combination Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Business Combination Proposal. The Sponsor also agrees that immediately following the execution of this Agreement it shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 6(f) shall not prohibit the Sponsor, any of its
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Affiliates or any of its Representatives from taking any actions in the ordinary course of business that are not in violation of any provision of this Section 6(f) (such as answering phone calls) or informing any Person inquiring about a possible Business Combination Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 6(f).
g) The Sponsor hereby agrees to be bound by and subject to Section 8.04 (Confidentiality; Publicity) of the Transaction Agreement to the same extent as such provisions apply to the parties to the Transaction Agreement, as if the Sponsor were directly a party thereto.
7. Waiver of Anti-Dilution Protections. The Sponsor hereby waives (but subject to consummation of the Mergers and the subscriptions contemplated by the Subscription Agreements), to the fullest extent permitted by law, the provisions of Article IV, Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of NMMC (as it may be amended) to have the Class B Common Stock convert into Class A Common Stock at the Merger Effective Time or at the consummation of the subscriptions contemplated by the Subscription Agreements, in each case, at a ratio greater than one-for-one. Notwithstanding anything to the contrary in the immediately prior sentence, this waiver shall be applicable only in connection with the transactions contemplated by the Transaction Agreement, the Subscription Agreements and this Agreement (and any Class A Common Stock issued in connection with the transactions contemplated by the Transaction Agreement) and shall be void and of no force and effect if this Agreement is terminated other than pursuant to Section 8(a) hereto.
8. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Second Vesting Time or Expiration Time and, in either case, the performance by NMMC and the Sponsor of the last obligations required to be performed by it hereunder following the Second Vesting Time or Expiration Time, as applicable, (b) the termination prior to the Closing of the Transaction Agreement pursuant to and in accordance with its terms, (c) the time this Agreement is terminated upon the mutual written agreement of the Parties and (d) the election of the Sponsor in its sole discretion to terminate this Agreement following any material modification or amendment to, or the waiver of any material provision of, the Transaction Agreement, as in effect on the date hereof, that increases the amount or changes the form of consideration payable to the holders of Company Shares; provided that the provisions of Section 9 and, only if the Closing of the Transaction Agreement occurs, Section 7 shall survive the termination of this Agreement.
9. Miscellaneous.
a) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors of the Parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the Parties may not assign this Agreement, other than assignments by the Sponsor to its permitted transferees with respect to the transfer of any Vesting Sponsor Shares in accordance with Section 2.
b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.
d) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
e) Amendments. This Agreement may not be amended, modified or supplement in any manner, except by a written instrument executed by all Parties. No waiver of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by the Party against which such waiver is to be enforced.
f) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in
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accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws that would result in the application of any other jurisdiction’s Laws. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified in the Letter Agreement, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing, a Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
g) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto (or their permitted assigns following such assignment), and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or a permitted assignee following such assignment (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of NMMC, the Sponsor or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
h) Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is
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not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Parties seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with its terms shall not be required to provide any bond or other security in connection with any such injunction.
i) Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.
j) No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.
k) Claims Against Trust Account. Reference is made to the final prospectus of NMMC, dated as of September 18, 2020 and filed with the SEC (Registration No. 333-246328) on September 15, 2020 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that NMMC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of NMMC’s public stockholders (including overallotment shares acquired by NMMC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, NMMC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Class A Common Stock pursuant to the Offer in connection with the consummation of NMMC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if NMMC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to NMMC after or concurrently with the consummation of a Business Combination. For and in consideration of NMMC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Ancillary Agreements or any proposed or actual business relationship between NMMC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with NMMC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with NMMC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by NMMC and its Affiliates to induce NMMC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to NMMC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against NMMC or its Representatives, the Company hereby acknowledges
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and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to NMMC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of NMMC, whether in the form of money damages or injunctive relief, NMMC and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event NMMC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.
NORTH MOUNTAIN MERGER CORP.

By:
Name:
Title:

NORTH MOUNTAIN LLC

By:
Name:
Title:
CORCENTRIC, INC.

By:
Name:
Title:
[Signature Page to Share Cancellation Agreement]
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Annex I
Vesting Conditions
This Annex I sets forth the vesting conditions of the Vesting Sponsor Shares. Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.
1. Vesting Time.
a. The First Vesting Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the first occurrence (the “First Vesting Time”), if any, during the period beginning on and including the Closing Date and ending on and including the fifth (5th) anniversary thereof (such period, subject to paragraph 3 below, the “Vesting Period”) of either (i) a $12.50 Share Price Milestone (as defined below) or (ii) an Acceleration Event (as defined below).
b. The Second Vesting Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the first occurrence (the “Second Vesting Time” and, together with the First Vesting Time, the “Vesting Times”), if any, during the Vesting Period of either (i) a $15.00 Share Price Milestone (as defined below) or (ii) an Acceleration Event (as defined below).
2. Equitable Adjustment. Prior to the earlier of the applicable Vesting Time or expiration of the Vesting Period (the “Expiration Time”), if NMMC shall, at any time or from time to time, effect a subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Class A Common Stock (an “Adjustment Event”), the per share stock price target set forth in the $12.50 Share Price Milestone and the $15.00 Share Price Milestone, respectively, shall be equitably adjusted for such Adjustment Event. Any adjustment under this paragraph shall become effective at the close of business on the date any such Adjustment Event becomes effective (which shall be the “ex” date, if any, with respect to any such event).
3. Extension of Vesting Period. If during the Vesting Period NMMC or any of its Subsidiaries enters into a definitive agreement that, if consummated, would constitute a Change of Control, then the Vesting Period shall be extended until the earlier of (i) the consummation of such Change of Control (even if such consummation occurs after the five (5)-year anniversary of the Closing Date) at which point the Vesting Times will be deemed to have occurred and all First Vesting Sponsor Shares and Second Vesting Sponsor Shares will vest pursuant to Section 1 of this Annex I and (ii) the termination of the definitive agreement providing for such Change of Control pursuant to and in accordance with its terms; provided that if within five (5) business days after the termination of such definitive agreement NMMC or any of its Subsidiaries enters into an alternative definitive agreement that, if consummated, also would constitute a Change of Control (even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then the Vesting Period shall again extend until the earlier of (i) the consummation of such Change of Control (even if such consummation occurs after the five (5)-year anniversary of the Closing Date) at which point the Vesting Times will have occurred and all First Vesting Sponsor Shares and Second Vesting Sponsor Shares will vest pursuant to Section 1 of this Annex I and (ii) the termination of such later definitive agreement pursuant to and in accordance with its terms.
4. Certain Definitions. For purposes hereof:
“$12.50 Share Price Milestone” means the first occurrence, if any, that the closing share price of NMMC Class A Common Stock equals or exceeds $12.50 per share (subject to equitable adjustment as set forth in paragraph 2 above) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5)-year anniversary of the Closing Date;
“$15.00 Share Price Milestone” means the first occurrence, if any, that the closing share price of NMMC Class A Common Stock equals or exceeds $15.00 per share (subject to equitable adjustment as set forth in paragraph 2 above) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5)-year anniversary of the Closing Date;
“Acceleration Event” means (i) a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the five (5)-year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of NMMC (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar
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proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against NMMC, or a receiver is appointed for NMMC or a substantial part of its assets or properties or (iv) NMMC makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties; and
“Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of NMMC in substantially the same proportions as their ownership of stock of NMMC) (x) is or becomes the beneficial owner, directly or indirectly, of securities of NMMC representing more than fifty percent (50%) of the combined voting power of NMMC’s then outstanding voting securities or (y) has or acquires control of the NMMC Board; (ii) a merger, consolidation, reorganization or similar business combination transaction involving NMMC, and, immediately after the consummation of such transaction or series of transactions, either (x) the NMMC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of NMMC immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by NMMC of all or substantially all of the assets of NMMC and its Subsidiaries, taken as a whole, other than such sale, lease or other disposition by NMMC of all or substantially all of the assets of NMMC and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned, directly or indirectly, by stockholders of NMMC.
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Exhibit F
LETTER OF TRANSMITTAL
Exchange of Company Common Stock and/or Company Preferred Stock for Acquiror Stock and/or Cash
IMPORTANT - PLEASE READ THE FOLLOWING
AND THE INSTRUCTIONS CAREFULLY BEFORE SIGNING
THIS LETTER OF TRANSMITTAL
Ladies and Gentlemen:
This letter of transmittal (this “Letter of Transmittal”) is being delivered in connection with the merger (the “Merger”) of North Mountain Merger Sub Inc. (“Merger Sub I”), a Delaware corporation and a wholly owned subsidiary of North Mountain Merger Corp., a Delaware corporation (“Acquiror”), with and into Corcentric, Inc., a Delaware corporation (the “Company”), with the Company surviving the Merger. Pursuant to the Agreement and Plan of Merger, dated as of December 9, 2021, by and among Acquiror, Merger Sub I, North Mountain Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and the Company (as may be amended from time to time, the “Merger Agreement”), the undersigned hereby surrenders the shares of Company Common Stock and/or Company Preferred Stock, as applicable, listed in Box B of this Letter of Transmittal for the purpose of receiving, as, if, and when payable pursuant to ARTICLE III of the Merger Agreement, the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, in exchange therefor, in accordance with and subject to the terms of the Merger Agreement. Capitalized terms used and not defined in this Letter of Transmittal have the respective meanings ascribed to them in the Merger Agreement. A copy of the Merger Agreement is enclosed with this Letter of Transmittal. No payment shall be made with respect to any shares of Company Common Stock and/or Company Preferred Stock, as applicable, until your delivery of this duly completed and validly executed Letter of Transmittal, together with all other required accompanying documents, to the Exchange Agent (as defined below) in accordance with the Merger Agreement.
You hereby acknowledge and agree that, upon consummation of the Merger, at the First Effective Time, all shares of Company Common Stock and/or Company Preferred Stock, as applicable, held in your name (in book-entry form or otherwise) shall be cancelled in exchange for the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, into which such shares have been converted, in accordance with ARTICLE III of the Merger Agreement. Until surrendered as contemplated by ARTICLE III of the Merger Agreement, each Company Certificate entitled to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, shall be deemed at any time from and after the First Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, that you are entitled to receive in accordance with the provisions of ARTICLE III of the Merger Agreement. You hereby acknowledge and agree that, in the event that the Closing does not occur, you will not be entitled to receive any Per Share Stock Consideration and/or Per Share Cash Consideration, as applicable, and any shares (in book-entry form or otherwise), representing shares of Company Common Stock and/or Company Preferred Stock, as applicable, that would otherwise have been cancelled upon the consummation of the Merger shall not be cancelled.
You hereby irrevocably constitute and appoint Continental Stock Transfer and Trust Company (the “Exchange Agent”) as your true and lawful agent and attorney-in-fact with respect to the shares of Company Common Stock and/or Company Preferred Stock, as applicable, listed in Box B of this Letter of Transmittal, with full power of substitution, among other things, to cause such Company Common Stock and/or Company Preferred Stock, as applicable, to be assigned, transferred and exchanged.
You hereby represent and warrant that you have full power and authority to execute and deliver this Letter of Transmittal. You hereby represent and warrant that you are the registered owner of the shares of Company Common Stock and/or Company Preferred Stock, as applicable, listed in Box B of this Letter of Transmittal, or you are a participant in a central securities depository whose name appears on a security position listing as the owner of such shares. You hereby represent and warrant that you have full power and authority to submit, sell, assign and transfer the shares of Company Common Stock and/or Company Preferred Stock, as applicable, listed in Box B of this Letter of Transmittal and that you, immediately prior to the First Effective Time, had good and unencumbered title thereto, free and clear of all Liens, restrictions, charges and encumbrances (other than
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Permitted Liens in respect of financing arrangements in existence as of the date of the Merger Agreement (as modified or amended in accordance with the Merger Agreement) or those arising pursuant to the Company’s organizational and governance documents) and not subject to any adverse claims.
You hereby represent and warrant that (a) you have had the opportunity to receive, read and understand the Merger Agreement, (b) you have been given adequate opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents and (c) you have had an opportunity to consult with and have relied solely upon the advice, if any, of your legal, financial, accounting and tax advisors with respect to this Letter of Transmittal, the Merger Agreement (including the Merger Payment Schedule) and each of the transactions contemplated thereby.
You hereby acknowledge that under U.S. federal income tax law, you may be subject to backup withholding tax on any cash paid to you in connection with the Mergers, and that failure to provide a properly completed and signed Internal Revenue Service (“IRS”) Form W-9 or the appropriate version of IRS Form W-8, as applicable, may result in backup withholding on any applicable merger consideration payments made to you. You should consult your own tax advisor to determine whether you are exempt from these backup withholding tax requirements and to determine the proper form to be used to avoid backup withholding tax.
You hereby acknowledge that Acquiror, Merger Sub I, Merger Sub II, the Company, the Initial Surviving Company, the Surviving Company and/or the Exchange Agent may withhold certain amounts from any amounts otherwise deliverable or payable to you under the Merger Agreement that may be required to be withheld under applicable Tax Laws or other Laws, and that any such amounts withheld and remitted in accordance with the Merger Agreement shall be treated for all purposes under the Merger Agreement and this Letter of Transmittal as paid to the person(s) in respect of which such withholding was made.
You hereby represent and warrant that the mailing address, wire transfer information or information provided for special payment/delivery, as applicable, set forth in this Letter of Transmittal is true, correct and complete and notwithstanding any limitations in the Merger Agreement you hereby agree to waive any claims that you may have against Acquiror, Merger Sub I, Merger Sub II, the Company, the Initial Surviving Company, the Surviving Company, and their respective affiliates, agents and representatives as to the delivery to such mailing address or bank account or pursuant to such special payment/delivery instructions, as applicable, of any amounts to be paid to you, or on your behalf, in respect of your shares of Company Common Stock and/or Company Preferred Stock, as applicable. It is your obligation to notify the Exchange Agent of any change to the address, wire instructions or special payment/delivery instructions set forth herein.
You hereby acknowledge that you understand that surrender is not made in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal, duly completed and signed, together with all necessary accompanying evidences of authority in form reasonably satisfactory to Acquiror and any other accompanying documents required under the Merger Agreement. The Exchange Agent shall take reasonable action to inform you of any defects that it is unwilling to waive and may, but shall not be required to take reasonable action to assist you to correct any such defects. You hereby covenant and agree that upon request, you will execute, complete and deliver any additional documents reasonably deemed by the Company or the Exchange Agent to be necessary to complete the proper surrender of your shares of Company Common Stock and/or Company Preferred Stock, as applicable, in accordance with the terms and conditions of the Merger Agreement and this Letter of Transmittal.
If there is a conflict between any provision of this Letter of Transmittal and a provision in the Merger Agreement, each of this Letter of Transmittal and the Merger Agreement shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of the Merger Agreement shall control unless specifically provided otherwise.
You hereby acknowledge and agree that (a) each of Acquiror, Merger Sub I, Merger Sub II, the Initial Surviving Company and the Surviving Company (i) can rely on the Merger Payment Schedule to be delivered to Acquiror by the Company in accordance with Section 3.04 of the Merger Agreement (the “Merger Payment Schedule”) as setting forth a true and complete allocation of the Per Share Stock Consideration and the Per Share Cash Consideration, as applicable, to be issued and (ii) shall have no liability for any errors or omissions therein, and (b) you shall not have the right to view any information set forth in the Merger Payment Schedule with respect to any other person or entity.
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You irrevocably waive and release, and covenant not to make any claim or allegation against or sue, Acquiror, the Company and their respective Affiliates from any and all liabilities arising from or related to the allocation of the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, and any other amounts payable to you pursuant to the Merger Agreement.
Effective from and after the First Effective Time and in consideration of the right to receive Per Share Stock Consideration and/or Per Share Cash Consideration, as applicable, in each case, in accordance with the Merger Agreement, you, on behalf of yourself and your past, present or future heirs, executors, administrators, predecessors-in-interest, successors, permitted assigns, equityholders, general or limited partners, Affiliates and Representatives (including, in each case, their past, present or future officers and directors) (each, a “Releasing Party”), hereby knowingly, voluntarily, irrevocably, unconditionally and forever acquit, release and discharge, and covenant not to sue Acquiror, Merger Sub I, Merger Sub II, the Company, the Initial Surviving Company, the Surviving Company, their respective predecessors, successors, parents, subsidiaries and other Affiliates and their respective past, present or future owners, managers, members, general or limited partners, shareholders, fiduciaries (in their official and individual capacities), and Representatives (in their capacities as such) (each, a “Released Party” and, collectively, the “Released Parties”), from any and all liabilities, penalties, fines, judgments (at equity or at law, including statutory and common) and other losses (including damages, asserted or unasserted, express or implied, foreseen or unforeseen, suspected or unsuspected, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever), in each case arising from any matter, cause or event occurring from the beginning of time to the First Effective Time that a Releasing Party presently has, has ever had, or may hereafter have, in each case, to the extent arising out of his/her/its ownership of securities (including equity or debt securities or options to acquire equity securities) in the Company; provided, however, that nothing contained herein shall limit (a) rights to indemnification or to advancement or reimbursement of expenses to which the Releasing Party may be entitled (i) in his/her/its capacity as a current or former officer or director of the Company in accordance with Section 7.02 of the Merger Agreement, (ii) in connection with his/her/its enumerated rights under the Merger Agreement or any Ancillary Agreement, or (iii) with respect to any losses that arise from or relate to fraud, or (b) in the case of any Releasing Party who was or is an employee of the Company: (i) any rights with respect to compensation payable, accrued vacation and/or accrued bonuses earned prior to the First Effective Time in the ordinary course of business and the reimbursement of reasonable business related expenses incurred prior to the First Effective Time in the ordinary course of employment, in each case, which are reimbursable under the expense reimbursement policies of the Company and any agreement with the Company relating to employment or pursuant to which the Company is or may become obligated to make any retention, severance, termination, or similar payment; or (ii) any rights under any retirement or health and welfare benefit plan of the Company. Effective from and after the First Effective Time and contingent upon consummation of the Mergers, you further waive any rights under Section 1542 of the Civil Code of the State of California or any similar statute, to the extent applicable to the release set forth above. Section 1542 of the Civil Code of the State of California states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.” This paragraph is for the benefit of the Released Parties and shall be enforceable by any of them directly against the Releasing Parties.
You hereby represent that you have not made any assignment or transfer of any claim or other matter that would be prohibited by the preceding paragraph and have not filed any Action of any kind against any Released Party relating to any matter that would be prohibited by the preceding paragraph, and you hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any Action of any kind against any Released Party, based upon any matter released hereby. You hereby acknowledge and intend that this release shall be effective as a bar to each and every one of the claims hereinabove prohibited, and expressly consent that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (a) relating to any claims hereinabove prohibited or (b) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).
No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, your death or incapacity. All your obligations hereunder shall be binding upon your heirs, estates,
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executors, administrators, personal representatives, successors and permitted assigns. Nothing herein is intended to or will confer any rights or remedies on any person other than you or the parties to the Merger Agreement; provided, however, that the provisions hereof applicable to the Exchange Agent are intended, and shall be, for the benefit of the Exchange Agent as a third party beneficiary.
By delivery of this Letter of Transmittal, you hereby forever waive, to the fullest extent permitted by Law, any and all dissenter’s appraisal or similar rights under the DGCL and any other applicable Laws with respect to the shares of Company Common Stock and/or Company Preferred Stock, as applicable, surrendered hereunder.
This Letter of Transmittal, and all claims or causes of action based upon, arising out of, or related to this Letter of Transmittal or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
YOU HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
This Letter of Transmittal and the surrender of shares of Company Common Stock and/or Company Preferred Stock, as applicable, transmitted by this Letter of Transmittal, are irrevocable, provided, however, that, if the Merger is not consummated for any reason, this Letter of Transmittal and such shares of Company Common Stock and/or Company Preferred Stock, as applicable, will be returned to you.
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With respect to the delivery of shares of common stock (“Company Common Stock”) and/or series A preferred stock (“Company Preferred Stock”) of
Corcentric, Inc. (the “Company”)
pursuant to the Agreement and Plan of Merger (the “Merger Agreement”)
by and among
North Mountain Merger Corp., North Mountain Merger Sub I, Inc., North Merger Sub II, LLC and the Company
DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH
ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ
CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED
NOTE: SIGNATURES MUST BE PROVIDED BELOW
All registered holders of Company Common Stock and/or Company Preferred Stock, as applicable, as of immediately prior to the First Effective Time of the Mergers contemplated by the Merger Agreement must complete Boxes A and B and sign on this page 6.
Please also read the “General Instructions” on page 9.
BOX A – Signature of Registered Holder(s) to Letter of Transmittal	BOX B – Shares to be cancelled
(Must be signed by all registered shareholders; include legal capacity if signing on behalf of an entity)	Book-Entry Share(s), as Applicable (Attach additional signed list, if necessary)	Type, Class and/or Series of shares (i.e. Company Common Stock and/or Company Preferred Stock)	Number of shares of Company Common Stock and/or Company Preferred Stock, as Applicable
Signature(s)

Print Name Here (and capacity, if the registered holder is an entity)

Telephone Number	Total shares of Company Common Stock to be cancelled: Total shares of Company Preferred Stock to be cancelled:
BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check and/or stock is to be issued in the name(s) of (or wire transfer made to account of) someone other than the registered holder(s) in Box A. ISSUE TO:	To be completed ONLY if the check and/or stock is to be delivered to an address other than that listed in Box E. MAIL TO:

Name	Name
Street Address	Street Address
City, State and Zip Code	City, State and Zip Code
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Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, a Form W-8BEN or other Form W-8 (see instructions below).
BOX E – Name and Address of Registered Holder(s)	BOX F – Medallion Guarantee
Please confirm that your address below is correct or mark any corrections
If (and only if) you have completed Box C, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be
Medallion Guaranteed by an eligible financial institution.

☐ indicates permanent address change	Note: A notarization by a notary public is not acceptable
BOX G – Optional Bank Wire Instructions

NOTE: This wire request is optional. If you choose to receive a wire payment, a $50 wire fee will be deducted from your payment. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box G and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Bank Account Number
For Further Credit To Name
For Further Credit To Account Number
SWIFT Code (if applicable/foreign)
IBAN (if applicable/foreign)
By completion of Box G, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing Continental Stock Transfer and Trust Company as Exchange Agent to make payment of the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, represented by this Letter of Transmittal to the bank account listed above.
*The ABA Routing Number for “incoming FED WIRES” is sometimes different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions.
Continental Stock Transfer and Trust Company, as Exchange Agent, will use the payment provided in Box C “New Registration Instructions” and/or Box G “Optional Wire Instructions” for any future payments that may become payable under the Merger Agreement unless a new Letter of Transmittal is completed to update such payment instructions. You may also be asked to verbally confirm your wire instructions by Continental Stock Transfer & Trust Co.
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General Instructions
Please read this information carefully.
•	BOX A – Signatures: All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.
•	BOX B – Share Detail: List all shares of Company Common Stock and/or Company Preferred Stock, as applicable, submitted in Box B.
•
BOX C – New Registration: Provide the new registration instructions (name and address) in Box C if your payment (of stock and/or cash) is to be made to anyone other than the registered holder of your shares of Company Common Stock and/or Company Preferred Stock, as applicable. Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment (of stock and/or cash) is to be made to anyone other than the registered holder of your shares of Company Common Stock and/or Company Preferred Stock, as applicable, and this transaction results in proceeds at or above $14,000,000 in value to such party, please contact Continental Stock Transfer & Trust Co at the number listed below. Continental Stock Transfer & Trust Co will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.

•	BOX D – One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box E will be used for any future payments and communications.
•
BOX E – Current Name and Address of Registered Holder: Please confirm that the address here is the address that should be used for all future communications and payments. If your permanent address should be changed on Continental Stock Transfer & Trust Co records, please make the necessary changes in Box E. If your permanent address should change in the future, please notify Continental Stock Transfer & Trust Co at the number listed below.

•
BOX F – Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•
BOX G – Wire Instructions: To elect a bank wire transfer please complete Box G in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•
Important Tax Information: Under current U.S. federal income tax laws, Continental Stock Transfer & Trust Co (as payer) may be required under the backup withholding rules to withhold a portion of the amount of any payments made to certain holders (or other payees) pursuant to the Mergers. In order to avoid such backup withholding, if the person receiving payment for the shares is a United States person (for U.S. federal income tax purposes), such payee must timely complete and sign the enclosed Internal Revenue Service (“IRS”) Form W-9 to certify the payee’s correct taxpayer identification number (“TIN”) and to certify that such payee is not subject to such backup withholding, or must otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders or other payees (including, among others, corporations and tax-exempt organizations) are not subject to these backup withholding and reporting requirements. Exempt payees should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the Exchange Agent. A holder or other payee who is a foreign individual or a foreign entity should complete, sign, and submit to Continental Stock Transfer & Trust Co the appropriate IRS Form W-8 (instead of an IRS Form W-9), signed under penalties of perjury, attesting to such person’s exempt status. Holders and other payees are urged to consult their own tax advisors to determine

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whether they are exempt from or otherwise not subject to backup withholding. The appropriate IRS Form W-8 may be obtained from the Exchange Agent or from the IRS. Additional copies of IRS Form W-9 are available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov.
If a stockholder or payee is a citizen or individual resident of the United States, the TIN is generally his or her social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the IRS and/or payments made with respect to shares exchanged pursuant to the Merger may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 attached hereto for additional information.
If backup withholding applies, Continental Stock Transfer & Trust Co is required to withhold on any payments made to the holder or other payee. Backup withholding is not an additional tax. A holder or payee subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, such holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.
•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.
•
Delivery of Letter of Transmittal: Return this Letter of Transmittal to Continental Stock Transfer & Trust Co at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method.

By Mail to
Continental Stock Transfer & Trust Co.
1 State Street - 30th Floor
New York, NY 10004-1561
Attention: Corporate Actions
For inquiries call: 917-262-2378 or email at reorg+factor@continentalstock.com
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Annex B
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NORTH MOUNTAIN MERGER CORP.
North Mountain Merger Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), hereby certifies as follows:
1. That resolutions of the Board of Directors of the Corporation were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 and inserting the following in lieu thereof:
  Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue [_________] shares, consisting of (a) [________] shares of common stock (the “Common Stock”), including (i) [________] shares of Class A common stock (the “Class A Common Stock”) and (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) [________] shares of preferred stock (the “Preferred Stock”).
2. That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the number of necessary shares as required by statute were voted in favor of the amendment.
3. That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL and shall become effective at the time this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
[Signature Page Follows]
B-1

IN WITNESS WHEREOF, North Mountain Merger Corp. has caused this Certificate of Amendment to be executed by a duly authorized officer on this ____ day of [•], 2022.
NORTH MOUNTAIN MERGER CORP.

By:
Name: Charles B. Bernicker
Title: Chief Executive Officer
B-2

Annex C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NORTH MOUNTAIN MERGER CORP.

[     ], 2022
The present name of the corporation is North Mountain Merger Corp. The corporation was incorporated under the name “North Mountain Merger Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 14, 2020 which Certificate of Incorporation was amended and restated in its entirety on September 21, 2020 (as so amended and restated, the “Existing Certificate”). This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the Existing Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Existing Certificate, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows (as so amended and restated, the “Restated Certificate”):
ARTICLE I
NAME
The name of the corporation is Corcentric, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange St., Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV
CAPITALIZATION
Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $.0001 per share, which the Corporation is authorized to issues is [   ] shares, comprised of (a) [   ] shares of common stock (the “Common Stock”), and (b) [   ] shares of preferred stock (the “Preferred Stock”).
Immediately upon the effectiveness of the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), each share of the Corporation’s Class A Common Stock, $0.0001 par value per share, issued and outstanding immediately prior to the Reclassification Effective Time (the “Old Class A Common Stock”) will be reclassified as one (1) share of Common Stock (the “Reclassification”). Each person registered on the Corporation’s books as the owner of any share or shares of Old Class A Common Stock will be registered on the Corporation’s books as the owner of the share or shares of Common Stock issued upon reclassification thereof. Each stock certificate that immediately prior to the Reclassification Effective Time represented a number of shares of Old Class A Common Stock will, from and after the Reclassification Effective Time, be deemed to represent an equivalent number of shares of Common Stock, without the need for surrender or exchange thereof; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Class A Common Stock will be entitled to receive, upon surrender of such certificate or certificates, or appropriate evidence of loss thereof as will be reasonably required by the Corporation, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.
Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualification, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, and shall expressly be granted by this Restated Certificate of Incorporation (including any Preferred Stock Designation).
Section 4.3 Common Stock.
(a) Voting.
(i) Except as otherwise required by law or this Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power of the stockholders of the Corporation.
(ii) Except as otherwise required by law or this Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.
(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c) Liquidation. Subject to the rights of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by each such holder.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2 Number, Election and Term.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the date that the Board of Directors was first classified (the “Classification Date”); the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Classification Date; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Classification Date. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Classification Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the Classification Date in accordance with the DGCL.
(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, except as otherwise provided by law, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5 Preferred Stock–Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Restated Certificate (including any Preferred Stock Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.2(a) of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Preferred Stock Designation in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect directors are divested of such right pursuant to the provisions of such Preferred Stock Designation, the terms of office of all such directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation or as required by applicable law or by this Restated Certificate (including any Preferred Stock Designation) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon; provided, further, that if two-thirds (2/3) of the Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1 Special Meetings. Subject to the rights of the holders of one or more outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called for any purpose or purposes, at any time only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board, in each case in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.
Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other proposed business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Section 8.2 Indemnification and Advancement of Expenses.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such director’s heirs, executors and personal and legal representatives; provided, however, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or the director’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
(e) To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by a third party, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of such third party to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Restated Certificate of Incorporation, the Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against such third party and (iii) the Corporation irrevocably waives, relinquishes and releases such third party from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by such third party on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and such third party shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.
ARTICLE IX
AMENDMENT OF RESTATED
CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.
ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws, (iv) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.
Notwithstanding the foregoing, the provisions of Section 10.1 of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Section 10.2 Securities Act. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 10.3 Notice. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.
ARTICLE XI
SEVERABILITY
If any provision or provisions (or any part thereof) of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature page follows]

IN WITNESS WHEREOF, North Mountain Merger Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
NORTH MOUNTAIN MERGER CORP.

By:
Name:
Title:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, North Mountain’s charter provides that a director will not be personally liable to North Mountain or North Mountain’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to North Mountain or North Mountain’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
North Mountain’s charter provides that North Mountain will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
North Mountain has entered into indemnification agreements with each of its current directors and executive officers. These agreements require North Mountain to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to North Mountain, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. North Mountain also intends to enter into indemnification agreements with future directors and executive officers.

Item 21.	Exhibits and Financial Statement Schedules
Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of December 9, 2021, by and among North Mountain Merger Corp., North Mountain Merger Sub Inc., North Mountain Merger Sub II, LLC and Corcentric, Inc. (included as Annex A to the proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation of North Mountain Merger Corp. (included as Annex C to the proxy statement/prospectus)
3.2*	Amended and Restated Bylaws of North Mountain Merger Corp.
4.1
Warrant Agreement, dated September 17, 2020, by and between North Mountain Merger Corp and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on November 16, 2020)

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered
10.1	Form of Subscription Agreement (included as Exhibit A to Annex A to the proxy statement/prospectus)
10.2	Form of Support Agreement (included as Exhibit B to Annex A to the proxy statement/prospectus)
10.3	Form of Lock-up Agreement (included as Exhibit D to Annex A to the proxy statement/prospectus)
10.4	Amended and Restated Registration Rights Agreement, dated as of December 9, 2021, by and among North Mountain Merger Corp., North Mountain LLC, and certain equityholders of Corcentric, Inc.
10.5	Share Vesting and Warrant Surrender Agreement, dated as of December 9, 2021, by and among North Mountain Merger Corp., North Mountain LLC and Corcentric, Inc.
10.6†*	North Mountain Merger Corp. Omnibus Incentive Plan
10.7*	North Mountain Merger Corp. Employee Stock Purchase Plan
10.8†*	Form of Indemnification Agreement
23.1	Consent of Marcum LLP, independent registered public accounting firm
23.2	Consent of BDO USA, LLP, independent registered public accounting firm
23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in signature page)
99.1*	Form of Proxy Card
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
*	To be filed by amendment.
†	Indicates management contract or compensatory plan.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 7th day of January, 2022.
NORTH MOUNTAIN MERGER CORP.

By:	/s/ Charles Bernicker
	Name:	Charles Bernicker
	Title:	Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Bernicker his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Charles Bernicker	Chief Executive Officer, President and Director (Principal Executive Officer)	January 7, 2022
Charles Bernicker

/s/ Nicholas Dermatas	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 7, 2022
Nicholas Dermatas

/s/ Robert L. Metzger	Director	January 7, 2022
Robert L. Metzger

/s/ Scott O’Callaghan	Director	January 7, 2022
Scott O’Callaghan

/s/ Douglas J. Pauls	Director	January 7, 2022
Douglas J. Pauls